UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CERTEGY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Lee A. Kennedy	Certegy Inc.
Chairman and	100 Second Avenue South
Chief Executive Officer	Suite 1100S
St. Petersburg, Florida 33701

December 22, 2005

Dear Shareholder:

On behalf of the board of directors of Certegy Inc. (NYSE: CEY), I am pleased to deliver our proxy statement for the proposed combination of Certegy and Fidelity National Information Services, Inc., or FIS, to be effected pursuant to a merger agreement that Certegy entered into with FIS on September 14, 2005. The proxy statement provides you with important information concerning the proposed combination and explains why we believe the merger is in the best interests of Certegy’s shareholders. Under the rules of the New York Stock Exchange, the merger cannot be completed unless more than 50% of our outstanding shares are present and voted at the special meeting, and a majority of those shares are voted in favor of the merger. As a result, YOUR VOTE IS IMPORTANT. I urge you to read the enclosed materials carefully, including the risks described under the caption “Risk Factors” on page 22 of the proxy statement, and to promptly vote by following the instructions shown on the enclosed proxy card.

Under the merger agreement, subject to satisfaction or waiver of the conditions to closing of the proposed transactions, FIS will merge with and into a wholly owned subsidiary of Certegy, with each outstanding share of FIS common stock being converted into the right to receive 0.6396 shares of Certegy common stock. Fidelity National Financial, Inc., or FNF, currently owns 75% of the common stock of FIS and 1 million shares of Certegy common stock. Taking into account FNF’s existing ownership of Certegy shares, following the merger the former stockholders of FIS, including FNF, will own approximately 67.6% of Certegy’s common stock, with FNF owning approximately 50.8% of Certegy’s outstanding common stock. The aggregate value of the shares of Certegy common stock to be issued to FIS stockholders as a result of the merger is approximately $3.8 billion, based on the closing price of Certegy common stock on the New York Stock Exchange of $33.60 on September 14, 2005, the day prior to the announcement of the merger, less the $3.75 per share special dividend described below. The closing price of Certegy common stock on the New York Stock Exchange on November 15, 2005, was $39.85.

The merger agreement also provides for the payment of a special cash dividend of $3.75 per share of Certegy common stock, payable only if the merger is consummated to Certegy’s shareholders of record as of the close of business on the day prior to the consummation of the merger, unless they have sold their shares on the NYSE on the special dividend record date or on one of the two previous trading days.

At the special meeting, shareholders also will be asked to approve (1) the amendment and restatement of Certegy’s articles of incorporation to increase the number of authorized shares of capital stock from 400 million to 800 million shares and to change the name of Certegy to “Fidelity National Information Services, Inc.,” and (2) the amended and restated Certegy Inc. Stock Incentive Plan, which, among other things, will increase the shares available under the current plan, and increase the limits on the awards that may be granted under the current plan. Following the merger our shares will trade on the New York Stock Exchange under the ticker symbol “FIS.”

Certegy’s board of directors recommends that Certegy’s shareholders vote “FOR” the approval of the merger agreement and the other proposals to be presented at the special meeting.

Sincerely,

LEE A. KENNEDY
Chairman and Chief Executive Officer

This proxy statement is first being mailed to Certegy shareholders on or about December 22, 2005 and is dated December 22, 2005. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to you does not create any implication to the contrary.

CERTEGY INC.
100 Second Avenue South, Suite 1100S
St. Petersburg, Florida  33701

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 26, 2006

TO THE SHAREHOLDERS OF CERTEGY INC.:

We will hold a special meeting of shareholders of Certegy Inc. on Thursday, January 26, 2006, at 11:30 a.m. local time, at the Renaissance Vinoy Resort, 501 5th Avenue, N.E., St. Petersburg, Florida 33701, for the following purposes:

1.                To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 14, 2005, by and among Certegy Inc., C Co Merger Sub, LLC, and Fidelity National Information Services, Inc., including the merger of Fidelity National Information Services, Inc. with and into C Co Merger Sub, LLC, and the issuance of shares of Certegy common stock to the stockholders of Fidelity National Information Services, Inc., in connection with the merger;

2.                To consider and vote upon a proposal to amend and restate Certegy’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of capital stock from 400 million shares to 800 million shares, with 600 million shares being designated as common stock and 200 million shares being designated as preferred stock, and to change the name of Certegy to “Fidelity National Information Services, Inc.”;

3.                To consider and vote upon a proposal to approve the Amended and Restated Certegy Inc. Stock Incentive Plan, which will, among other things, increase the total number of shares of common stock available for issuance under the current stock incentive plan by an additional 6 million shares, and increase the limits on the number of options, restricted shares, and other awards that may be granted to any individual in any calendar year; and

4.                To transact such other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

Certegy’s board of directors has fixed the close of business on December 2, 2005 as the record date for determining those shareholders entitled to vote at the special meeting and any adjournment or postponement thereof. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting. A complete list of our shareholders will be available for inspection at the special meeting.

You have the right to dissent from the proposed merger and, if you comply with the procedural requirements of Article 13 of the Georgia Business Corporation Code, to receive the fair value of your shares if the merger is completed. See “The Merger—Dissenters’ Rights’’ on page 79 of the proxy statement. A copy of Article 13 of the Georgia Business Corporation Code is attached to the proxy statement as Annex H.

To ensure your representation at the special meeting, please complete and promptly mail your proxy card in the enclosed return envelope or vote in any other way described on your proxy card. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the proxy statement accompanying this notice for more complete information regarding the merger and the special meeting.

By Order of the Board of Directors

WALTER M. KORCHUN
Secretary
St. Petersburg, Florida
December 22, 2005

i

ii

iii

ANNEXES
ANNEX A	Agreement and Plan of Merger
ANNEX B	Shareholders Agreement
ANNEX C	Commitment Agreement
ANNEX D	Opinion of Citigroup Global Markets Inc.
ANNEX E	Opinion of Deutsche Bank Securities Inc.
ANNEX F	Form of Amended and Restated Articles of Incorporation
ANNEX G	Amended and Restated Certegy Inc. Stock Incentive Plan
ANNEX H	Article 13 of the Georgia Business Corporation Code

iv

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:             What am I being asked to approve at the special meeting?

A:             Certegy is proposing to combine its business with the business of Fidelity National Information Services, Inc., or FIS, under the terms of a merger agreement dated September 14, 2005. As a result of the merger:

•       FIS will merge with and into a Delaware limited liability company wholly owned by Certegy.

•       Each of the outstanding shares of FIS’s common stock will be converted into the right to receive 0.6396 shares of Certegy common stock. Currently, FIS is a privately held company with Fidelity National Financial, Inc., or FNF, owning 75% of FIS’s outstanding common stock. FNF also owns 1 million shares of Certegy common stock. Taking into account FNF’s existing ownership of Certegy shares, following the merger the existing stockholders of FIS, including FNF, will own approximately 67.6% of Certegy’s shares. FNF will own approximately 50.8% of Certegy’s outstanding shares. See “Pro Forma Security Ownership of the Combined Company After the Merger” at page 103. If the shares of Certegy common stock to be issued to FIS stockholders in the merger were valued at the closing price of $33.60 per share on the New York Stock Exchange, or NYSE, on September 14, 2005, the day prior to the announcement of the merger, less the $3.75 per share special dividend described below, the aggregate value of the shares to be issued to FIS stockholders would be approximately $3.8 billion.

•       Certegy’s board of directors will declare a special cash dividend of $3.75 per share, or a total of approximately $236.4 million payable if the merger is consummated to Certegy’s shareholders of record on the close of business on the day prior to the consummation of the merger, unless they have sold their shares on the NYSE on the special dividend record date or on one of the two previous trading days.

•       Certegy shareholders will retain their shares, which will remain outstanding as shares of Certegy common stock.

•       Although in legal form Certegy will be acquiring FIS, after the merger FIS’s former stockholders will hold a majority of the outstanding common stock of the combined company. Accordingly, for accounting and financial statement purposes, the merger will be treated as a reverse acquisition of Certegy by FIS under the purchase method of accounting pursuant to U.S. generally accepted accounting principles.

At the special meeting, you are being asked to approve the merger agreement, including the merger and the issuance of shares of Certegy common stock described above, which is sometimes referred to in this proxy statement as the merger proposal.

In addition, at the special meeting you are being asked to approve a proposal to amend and restate Certegy’s articles of incorporation to increase the number of authorized shares of capital stock and to change Certegy’s name to “Fidelity National Information Services, Inc.”

At the special meeting, you also are being asked to approve the Amended and Restated Certegy Inc. Stock Incentive Plan, which will, among other things, increase the total number of shares of common stock available under the current plan by an additional 6 million shares, and increase the limits on the number of options, restricted shares, and other awards that may be granted to any individual in any calendar year.

Q:             How does the board of directors recommend that I vote?

A:             Certegy’s board of directors recommends a vote “FOR”:

•       approval of the merger proposal;

•       approval of the amendment and restatement of Certegy’s articles of incorporation; and

•       approval of the amended and restated stock incentive plan.

Q:             Why is Certegy proposing to combine with FIS?

A:             In deciding to approve the merger agreement Certegy’s board of directors considered a variety of factors, including the terms of the merger agreement and related agreements, the analysis and recommendations of Certegy’s management team, the financial analysis presented by its financial advisors, and the financial advisors’ opinions with respect to the fairness of the exchange ratio and the special dividend, taken together, from a financial point of view, and additional factors described in this proxy statement under the caption “The Merger—Certegy’s Reasons for the Merger; Recommendation of the Merger by the Certegy Board of Directors.”

Certegy’s board of directors believes the combined company will constitute one of the largest providers of processing services to U.S. financial institutions, with market-leading positions in core processing, card issuing services, mortgage processing, and lender services. The board of directors believes the combined company will be able to offer a diversified product mix, reducing exposure to the impact of the declining use of checks, and that the combined company will benefit from the opportunity to cross-sell products and services across the combined customer base and its expanded international presence and scale. The board of directors further believes that the combined company will be in a position to achieve significant cost synergies in, among other things, corporate overhead, research and development, sales and marketing, facilities, and card production.

Q:             What will I receive in the merger?

A:             If the merger is consummated, Certegy shareholders will receive a special dividend of $3.75 per share if they are shareholders of record as of the close of business on the day prior to the consummation of the merger unless they have sold their shares on the NYSE on the special dividend record date or on one of the two previous trading days. Because FIS is merging into a subsidiary of Certegy, the shares held by Certegy shareholders will not be changed by the merger, and Certegy shareholders will continue to hold their existing Certegy shares following the consummation of the merger, but these shares (excluding the 1 million shares held by FNF) will represent a smaller percentage interest, approximately 32.4%, in the larger combined company.

Q:             Why is Certegy proposing to increase the number of authorized shares?

A:             It is a condition to the closing of the merger that the proposed amendment and restatement of Certegy’s articles of incorporation be approved by Certegy’s shareholders, and the proposed amendment and restatement will not be effected unless the merger is completed. After giving effect to the merger and the issuance and reservation for issuance of shares of Certegy common stock in connection with the merger, the assumption of FIS stock options, and new stock option grants, the combined company would have approximately 85.8 million remaining authorized shares of common stock and 100 million authorized shares of preferred stock available for future issuance. The proposed amendment and restatement of Certegy’s articles of incorporation will authorize the issuance of up to an additional 300 million shares of common stock and an additional 100 million shares of preferred stock. Certegy’s board of directors believes that an increase in the authorized shares will give the combined company greater flexibility in the future to declare stock dividends or stock splits or to issue its common stock for other corporate purposes, including raising additional capital, issuances pursuant to employee and director stock plans, and possible future acquisitions. However, in deciding how to vote on this proposal, you also should consider the fact that the board of directors of the combined company will be free to issue all of the additional authorized shares on such terms as it determines to be appropriate, and that such issuances, or the possibility that such issuances may occur, could under some circumstances prevent or delay an attempt by a third party to acquire the combined company.

Q:             Why is the amended and restated stock incentive plan being proposed?

A:             The current Certegy stock incentive plan, including the number of shares available for issuance under the plan, were designed for Certegy alone. After the merger, the combined company will be significantly larger than Certegy with an increased number of key employees who would normally receive equity incentive compensation. In addition, the number of shares remaining available under the current plan is not sufficient to cover options that the combined company will be required to grant to Certegy management under new employment agreements which become effective upon the consummation of the merger. See “The Merger—Interests of Certain Persons in the Merger that are Different from Your Interests—New Employment Agreements.” The increase in the number of shares authorized under the plan, along with the other changes accomplished by the amendment and restatement, will allow the combined company to provide appropriate equity incentive compensation to key employees and to fulfill its obligations under the new employment agreements. Accordingly, the merger agreement requires that Certegy submit the amended and restated stock incentive plan to the shareholders for approval at the special meeting. Under the rules of the New York Stock Exchange, or NYSE, shareholder approval of the amended and restated stock incentive plan is necessary in order for it to become effective. In deciding how to vote on this proposal, you should consider the fact that your ownership interest in the combined company may be diluted by the issuance of shares pursuant to the new awards that may be made under the amended and restated stock incentive plan. The total number of shares of Certegy common stock authorized for issuance under the amended and restated plan is 14,598,182, of which approximately 2.5 million shares have already been issued upon the exercise of options or lapsing of restrictions and approximately 5.5 million shares are subject to outstanding options, restricted stock units, and restricted stock awards, in each case as of November 30, 2005. The amendment and restatement will add 6 million shares to the total currently authorized under the plan, or approximately 3.1% of the total number of shares of Certegy common stock we anticipate will be outstanding after completion of the merger.

Q:             What vote is required to approve the proposals?

A:             Under the rules of the NYSE, the issuance of Certegy common stock in connection with the merger and the proposal to approve the amended and restated stock incentive plan each must be approved by a majority of the votes cast on the proposal. The total votes cast on the proposal must represent over 50% of the shares of Certegy common stock entitled to vote on the proposal. An abstention is a “vote cast” for these purposes, but a “broker non-vote” is not. The failure of a Certegy shareholder to vote will contribute to the defeat of these two proposals if over 50% of the shares entitled to vote on the proposals are not actually voted.

Under the Georgia Business Corporation Code, or the GBCC, which governs Certegy, the proposed amendment and restatement of Certegy’s articles of incorporation must be approved by a majority of the outstanding shares of Certegy common stock entitled to vote. The failure of a Certegy shareholder to vote, including by failing to submit a proxy, a decision by a Certegy shareholder to abstain from voting or a broker non-vote, will all have the same effect as a vote against approval of the proposed amendment and restatement of Certegy’s articles of incorporation. In addition, because approval of the proposed amendment and restatement of Certegy’s articles of incorporation is a condition to completing the merger under the merger agreement, a failure to vote on this proposal or an abstention with respect to this proposal will constitute a vote against the merger proposal, unless Certegy and FIS waive this condition.

A broker non-vote occurs on an item when a broker or other nominee does not have discretionary voting authority to vote on a proposal and has not received instructions from the beneficial owner of the shares as to how to vote on the proposal, and the broker or nominee has indicated on the proxy card, or otherwise notified Certegy, that it does not have authority to vote such shares on the matter.

Q:             What do I need to do now?

A:             After you have carefully read this proxy statement, please fill out, sign, and date the proxy card, and then mail your signed proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the special meeting, or vote using any other method described on the proxy card. For detailed information, please see “The Special Meeting—Voting” on page 37.

Q:             If my shares are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares for me?

A:             Your broker will vote your shares of common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. Generally, your broker’s instructions will appear on the special form of proxy card provided to you by your broker, called a “voting instruction form.” Your broker may offer you different methods of voting, such as by telephone or Internet. If you do not provide instructions to your broker and you do not attend and vote at the special meeting, your shares will not be voted and they will not count as votes cast.

Q:             What do I do if I want to change my vote after I have delivered my proxy card?

A:             You may change your vote at any time before your proxy is voted at the special meeting. You can do this in any of the following ways:

•       by sending a written revocation in time to be received before the special meeting to the attention of Certegy’s Corporate Secretary at 100 Second Avenue South, Suite 1100S, St. Petersburg, Florida 33701;

•       by completing, signing and dating another proxy card and returning it by mail in time to be received before the special meeting;

•       by voting by Internet or telephone at a later time; or

•       by attending the special meeting and voting in person.

If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q:             What risks should I consider in evaluating the merger?

A:             You should consider the risks described under the caption “Risk Factors” on page 22 of this proxy statement.

Q:             Do I have dissenters’ rights?

A:             Yes. If you wish, you may dissent from the approval of the merger proposal and, if the merger proposal is approved, obtain payment of the fair value of your shares, but only if you comply with all the requirements of Georgia law, which are summarized under the caption “The Merger—Dissenters’ Rights” on page 78 of this proxy statement.

Q:             Who can I contact with questions about the special meeting or the merger?

A:             If you have any additional questions about the special meeting or the merger, you should contact Certegy’s Corporate Secretary at the following address or telephone number:

Certegy Inc.
100 Second Avenue South
Suite 1100S
St. Petersburg, Florida  33701
Attn:  Corporate Secretary
(727) 227-8000

SUMMARY OF THE MERGER

This summary highlights the material terms of the proposed business combination between Certegy and FIS. It may not contain all of the information that is important to you, and you are encouraged to read the entire proxy statement and the other documents to which this proxy statement refers for a complete understanding of the merger. See “Where You Can Find More Information” on page 211. Unless stated otherwise or the context otherwise requires, all references in this document to Certegy, “us” or “we” are to Certegy Inc. and its subsidiaries; all references to FIS are to Fidelity National Information Services, Inc. and its subsidiaries; all references to Merger Sub are to C Co Merger Sub, LLC; all references to FNF are to Fidelity National Financial, Inc.; all references to the combined company are to Certegy and its subsidiaries after the merger (including FIS); and all references to the merger agreement are to the Agreement and Plan of Merger among Certegy, Merger Sub, and FIS, a copy of which is attached as Annex A to this proxy statement.

Information about Certegy and FIS

Certegy Inc. (Page 105)

Certegy Inc. is a Georgia corporation that has been publicly traded on the NYSE since its spin-off from Equifax Inc. in 2001. Certegy provides credit card, debit card, and other transaction processing and check risk management services to financial institutions and merchants in the U.S. and internationally through its two business segments, Card Services and Check Services. Card Services provides card issuer services in the U.S., the U.K., Brazil, Chile, Australia, New Zealand, Ireland, Thailand, and the Caribbean. Additionally, Card Services provides merchant processing and e-banking services in the U.S. and card issuer software, support, and consulting services in numerous countries. Check Services provides check risk management services and related processing services in the U.S., the U.K., Canada, France, Ireland, Australia, and New Zealand.

Certegy’s principal executive offices are at 100 Second Avenue South, Suite 1100S, St. Petersburg, Florida 33701, and its telephone number is (727) 227-8000. Certegy’s website address is www.certegy.com. Certegy’s website and the information contained in the website are not a part of this proxy statement.

Fidelity National Information Services, Inc. (Page 109)

FIS is a leading provider of technology solutions, processing services, and information services to the financial services and real estate industries. Over 2,800 financial institutions use FIS’s services, including 44 of the 50 largest banks in the U.S. FIS’s applications process over 50% of all U.S. residential mortgage loans by dollar volume with balances exceeding $3.8 trillion, and over 235 million deposit accounts and non-mortgage consumer loans and leases are processed on its core bank processing platform. FIS also provides customized business process outsourcing related to aspects of the origination and management of mortgage loans to national lenders and loan servicers. FIS’s information services, including its property data and real estate-related services, are used by mortgage lenders, mortgage investors, and real estate professionals to complete residential real estate transactions throughout the U.S. FIS provides information services that span the entire home purchase and ownership life cycle, from contact through closing, refinancing, and resale. FIS operates in four primary business segments: Financial Institution Software and Services, Lender Services, Default Management Services, and Information Services.

FIS’s principal executive offices are at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number is (904) 854-8100. FIS’s website address is www.fidelityinfoservices.com. FIS’s website and the information contained in the website are not a part of this proxy statement.

The Merger

FIS Will Merge With and Into a Subsidiary of Certegy (Page 41)

The merger agreement provides for the merger of FIS with and into Merger Sub, a wholly owned subsidiary of Certegy. Merger Sub will survive the merger as a wholly owned subsidiary of Certegy. The merger agreement is attached to this proxy statement as Annex A. Please read the merger agreement carefully. It is the legal document that governs the merger. Subject to the satisfaction of the other conditions to the merger, the closing of the merger will occur shortly after the approval of the merger proposal, the amended and restated articles of incorporation, and the amended and restated stock incentive plan by the requisite votes of the Certegy shareholders and the declaration of the special cash dividend discussed below.

Shares of Certegy Common Stock Will Be Issued to FIS Stockholders in the Merger (Page 82)

In the merger, each share of FIS common stock issued and outstanding immediately prior to the effective time of the merger will be automatically converted into the right to receive 0.6396 shares of Certegy common stock. This ratio is referred to as the exchange ratio. Taking into account FNF’s existing ownership of 1 million Certegy shares, after the issuance of Certegy shares in the merger the existing stockholders of FIS, including FNF, will own approximately 67.6% of the shares of common stock of the combined company, and FNF will own approximately 50.8% of the shares of common stock of the combined company. Shares held by shareholders of Certegy immediately prior to the merger (excluding the 1 million shares held by FNF) will represent approximately 32.4% of the shares of the combined company immediately following the merger. If the shares of Certegy Inc. (NYSE: CEY) common stock to be issued to FIS stockholders in the merger were valued at the closing price of $33.60 per share on the New York Stock Exchange on September 14, 2005, the day prior to the announcement of the merger, less the $3.75 per share special dividend, the aggregate value of the shares that will be issued to FIS stockholders would be approximately $3.8 billion. The closing price of Certegy common stock, as reported by the NYSE on November 15, 2005, was $39.85. In arriving at an agreement with FIS as to the number of shares of Certegy common stock to be received by FIS stockholders, material factors considered by the Certegy board of directors included evaluations of the respective businesses, operations, industry environments, results of operations, financial conditions, including amounts of indebtedness, and prospects of the two companies; the amount of the special cash dividend to Certegy shareholders; the prospects for synergies in and growth of the combined company; and analyses by Certegy’s financial advisors.

Certegy Will Pay a Special Dividend of $3.75 Per Share to Shareholders of Record Prior to the Consummation of the Merger (Page 83)

The merger agreement provides that Certegy will pay or provide for the payment of a special cash dividend of $3.75 per share prior to the consummation of the merger. The special dividend will be payable only if the merger is consummated. Shareholders of record as of the close of business on the day prior to the consummation of the merger will be entitled to receive the special dividend unless they have sold their shares on the NYSE on the special dividend record date or on one of the two previous trading days, in which case the purchaser will be entitled to the dividend. Certegy and FNF agreed to the payment and amount of the special dividend in order to meet the Certegy board of directors’ requirements for obtaining value for Certegy shareholders while reducing Certegy shareholder ownership in the combined company to a level that would allow FNF to own a majority of the outstanding common stock of the combined company at the date of the merger and thereby consolidate the combined company with FNF for financial reporting purposes.

Treatment of Certegy and FIS Stock Options and Stock Based Awards (Page 82)

Certegy Options and Awards.   Certegy’s options, restricted shares, and restricted stock units will fully vest, and will remain outstanding or be paid in accordance with the terms of the plan under which they were issued. All options and restricted stock units will be adjusted for the special dividend, and Certegy’s stock incentive plan will be amended and restated as further described below.

FIS Options.   Certegy will assume FIS’s 2005 Stock Incentive Plan and each outstanding option and related option agreement under that plan. Each FIS stock option will be converted into an option to purchase Certegy common stock, with the following adjustments:

•       the shares subject to the new option will equal the product of the number of shares of FIS common stock subject to the original option multiplied by the exchange ratio; and

•       the exercise price of the new option will equal the exercise price of the original FIS option divided by the exchange ratio.

Matters to be Considered in Deciding How to Vote

Certegy’s Financial Advisors Have Provided Opinions to Certegy’s Board of Directors as to the Fairness of the Exchange Ratio and the Special Dividend, Taken Together, from a Financial Point of View, to Certegy’s Shareholders (Pages 51 and 61)

Certegy retained Citigroup Global Markets, Inc., or Citigroup, as its financial advisor in connection with the proposed merger, and Deutsche Bank Securities Inc., or Deutsche Bank, as its financial advisor for the purpose of delivering an opinion regarding fairness in connection with the proposed merger. In deciding to approve the merger agreement, Certegy’s board of directors considered the oral opinions of each of Citigroup and Deutsche Bank provided to the board of directors on September 14, 2005 (as subsequently confirmed in writing in an opinion from each of Citigroup and Deutsche Bank dated September 14, 2005) that, as of the date of the opinions and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations of review described in each such opinion, the exchange ratio and the special dividend, taken together, are fair to the holders of Certegy common stock from a financial point of view.

The full texts of the written opinions of Citigroup and Deutsche Bank are attached as Annex D and Annex E, respectively, to this proxy statement. You are urged to read each of the opinions carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered, and limitations on the review undertaken. Each of Citigroup’s and Deutsche Bank’s opinions was intended for the use and benefit of the board of directors of Certegy (solely in each director’s capacity as a director), does not address the merits of the underlying decision by Certegy to engage in the proposed merger, and does not constitute a recommendation as to how any shareholder should vote or act on any matter relating to the merger.

Certegy’s Financial Advisors Have Certain Conflicts of Interest that may Have Influenced their Opinions to Certegy’s Board of Directors (Pages 60 and 69)

Citigroup and its affiliates and affiliates of Deutsche Bank have, from time to time, provided financial services (including extensions of credit) to FIS or its affiliates for which they have received compensation. In the ordinary course of their business, Citigroup, Deutsche Bank, and their respective affiliates may actively trade in the securities and other instruments and obligations of Certegy and FNF for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities, instruments, or obligations.

Certegy paid each of Citigroup and Deutsche Bank a fixed fee upon the delivery of its respective opinion regarding fairness, and Citigroup was paid an additional fee of $250,000 upon its engagement. Citigroup also is entitled to receive a cash fee equal to 0.50% of the transaction value (defined as the total equity value of Certegy at the time the merger is completed plus the total value of the outstanding Certegy debt) at the time the merger is completed, less the $250,000 fee paid upon the initial engagement and the fee paid upon delivery of the opinion regarding fairness. Certegy also has agreed to reimburse each of Citigroup and Deutsche Bank for its expenses incurred in performing its services and to indemnify each of them, their respective affiliates, and certain other persons in respect of certain liabilities and expenses relating to or arising out of their engagement, including liabilities arising under the federal securities laws.

Certegy’s Board of Directors Recommends that Certegy Shareholders Vote to Approve the Merger Agreement and Other Proposals (Page 46)

Certegy’s board of directors believes the merger, the special dividend, and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Certegy’s shareholders, and recommends that Certegy’s shareholders vote “FOR” the approval of the merger proposal. Certegy’s board of directors also believes that the proposed amendments to its articles of incorporation and its stock incentive plan that are provided for in the merger agreement are in the best interests of Certegy’s shareholders and recommends that Certegy shareholders vote “FOR” approval of those amendments.

In approving the merger agreement and making its recommendation, the board of directors consulted with Certegy’s senior management and Certegy’s financial and legal advisors and considered a number of strategic, financial, and other considerations. The board of directors based its recommendation, in part, on its assessment that the combined company:

•  would constitute one of the largest providers of processing services to U.S. financial institutions;

•  would have market leading positions in core processing, card issuing services, mortgage processing, and lender services;

•  would have a diversified product mix, reducing exposure to the impact of the declining use of checks;

•  would have the opportunity to cross-sell products and services across the combined customer base;

•  would have an expanded international presence and scale; and

•  may achieve cost synergies in, among other things, corporate overhead, research and development, sales and marketing, facilities, and card production.

The board of directors also considered the terms of the merger agreement and other agreements being entered into in connection with the merger agreement and the fact that, except for the amount of the special dividend, the transaction will not result in taxable income to Certegy shareholders.

The board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by the merger agreement including:

•  the significant risks and expenses inherent in combining and successfully integrating two companies, including the need for significant management resources, which may temporarily detract attention from the day-to-day business of the combined company;

•  the combined company will have approximately $2.9 billion of indebtedness immediately following the merger;

•  the limitations on Certegy’s ability to solicit other offers as well as the possibility that it could be required to pay a $65 million termination fee in certain circumstances;

•  for U.S. federal income tax purposes, the special dividend will be taxable to Certegy’s shareholders;

•  FNF will hold a majority of the outstanding shares of common stock of the combined company, which means that the management and directors of the combined company may be subject to conflicts of interest, and the other shareholders will not be able to affect the outcome of shareholder votes;

•  the benefits to which officers and employees of Certegy would be entitled under the pre-existing employee benefit plans of Certegy that contain change-in-control provisions that would be triggered by the transactions contemplated by the merger agreement, and the fact that Certegy’s executive officers have other interests in the transaction that may be different from, or in addition to, their interests as shareholders of Certegy, including the employment and retention agreements described under “The Merger—Interests of Certain Persons in the Merger That Are Different from Your Interests” beginning on page 70;

•  a number of Certegy’s senior executives are not expected to continue with the combined company, which could temporarily disrupt Certegy’s businesses; and

•  the significance of the existing intercomany agreements between FIS and FNF and other FNF subsidiaries to the ongoing operation of the combined business.

For additional information concerning the strategic, financial, and other considerations on which the board of directors based its recommendation, see “The Merger—Certegy’s Reasons for the Merger; Recommendation of the Merger by the Certegy Board of Directors,” beginning on page 46. For additional information concerning the background of the merger see “The Merger—Background of the Merger,” beginning on page 41 of this proxy statement; and to review certain risks related to the merger, see “Risk Factors,” beginning on page 22 of this proxy statement.

Certegy’s Directors and Executive Officers Have Interests in the Merger that are in Addition to their Interests as Shareholders (Page 70)

In considering the recommendation of Certegy’s board of directors with respect to the approval of the merger proposal, the amended and restated articles of incorporation, and the amended and restated stock incentive plan, you should be aware that the executive officers and directors of Certegy have interests in the merger that are different from, or in addition to, the interests of other shareholders of Certegy generally. These interests include:

•  existing change in control agreements with Certegy’s executive officers which provide for severance benefits if the executive’s employment is terminated under certain circumstances following a change in control of Certegy, such as the merger, which benefits could total approximately $15.2 million for Certegy’s executive officers, other than the two officers entering into new employment agreements described below (assuming a merger closing date of January 15, 2006, and current base salaries and target bonus amounts and excluding the value of continued welfare plan coverages and the amount of any tax gross up payments);

•  new employment agreements for Certegy’s current Chairman and Chief Executive Officer, Lee A. Kennedy, and for its current Executive Vice President and Group Executive—Check Services, Jeffrey S. Carbiener, pursuant to which, among other things, Messrs. Kennedy and Carbiener will receive cash payments of $6,250,000 and $500,000, respectively, and new option grants for 750,000 and 350,000 shares, respectively, upon the closing of the merger;

•  acceleration of vesting of unvested equity incentive awards for approximately 1.2 million shares held by Certegy’s directors and executive officers upon the closing of the merger;

•  Certegy’s Supplemental Executive Retirement Plan, pursuant to which three of the company’s executive officers, including Mr. Kennedy, are entitled to payments if the executive’s employment is terminated under certain circumstances following a change in control of Certegy, such as the merger;

•  automatic entitlement to bonuses for Certegy’s executive officers under the company’s Annual Incentive Plan as a result of the merger;

•  approximately $1.3 million in payouts under Certegy’s Deferred Compensation Plan for executive officers who previously elected to receive such payouts in a lump sum upon a change in control; and

•  the deposit in trust of approximately $4.5 million (which excludes the deferred compensation payouts described above) to satisfy all obligations under the company’s Deferred Compensation Plan, to make premium payments on policies under the Executive Life and Supplemental Retirement Benefit Plan, and to pay any benefits accrued under the Special Supplemental Executive Retirement Plan, all as a result of the merger.

For more information on these interests, see “The Merger—Interests of Certain Persons in The Merger That Are Different from Your Interests” starting on page 70.

Governance of the Combined Company Following the Merger (Page 84)

Upon the closing of the merger:

•       Certegy’s board of directors will be increased from eight to ten directors;

•       all existing directors of Certegy, other than Lee A. Kennedy, Keith W. Hughes, David K. Hunt, and Phillip B. Lassiter, will resign; and

•       William P. Foley, II, Thomas M. Hagerty, Marshall B. Haines, Daniel D. (Ron) Lane, Terry N. Christensen, and Cary H. Thompson, each of whom has been designated by the existing FIS stockholders, will be appointed to Certegy’s board of directors.

The merger agreement further provides that effective upon the closing of the merger, William P. Foley, II (the Chairman and Chief Executive Officer of FNF) will be appointed as the Chairman of the board of directors of the combined company, and Lee A. Kennedy (Certegy’s current Chairman and Chief Executive Officer) will remain as its Chief Executive Officer.

Following the merger, under the shareholders agreement that was entered into in connection with the merger agreement, the existing stockholders of FIS, including FNF, will have certain rights with respect to, among other things, the designation of members of the combined company’s board of directors. For more information on these rights, see “The Merger Agreement and Related Documents—Governance of the Combined Company Following the Merger” beginning on page 84.

Agreements Concerning Shares of Combined Company Stock to be Owned by Former Stockholders of FIS (Page 27)

At the closing of the merger Certegy will enter into a registration rights agreement with FNF and the other stockholders of FIS requiring the combined company, under certain circumstances, to register all of the 127,920,000 shares of combined company’s common stock that will be beneficially owned by them immediately following the merger. Certegy and FIS also have agreed to use their respective reasonable best efforts to cause a registration statement to be filed as soon as reasonably practicable after the closing of the merger pursuant to the registration rights agreement. This registration statement will register for resale from time to time all of the shares of the combined company’s common stock held by stockholders of FIS other than FNF, which shares will collectively account for approximately 16.8% of the combined company’s shares after the merger. Sales of the combined company’s shares by FNF or the other stockholders of FIS in the public market could adversely affect the market price of the combined company’s common stock.

Until the first anniversary of the closing, FNF has agreed that it will not transfer voting securities of the combined company except transfers:

•  to one of its affiliates or to the combined company;

•  with the prior written consent of the combined company, the approval of a majority of the combined company’s independent directors and approval of the holders of a majority of shares held by unaffiliated shareholders of the combined company; or

•  in connection with the sale of the combined company to a party other than an FIS stockholder or one of its affiliates (provided that the sale provides for the acquisition of at least 66.667% of the combined company’s shares not beneficially owned by FNF or its affiliates).

FIS stockholders other than FNF are subject to the same transfer restrictions for 180 days after closing, except that from the 90th day after closing until the 180th day after closing, they will be permitted to sell up to 50% of their holdings, and no approval of unaffiliated shareholders is required for such sales.

The Combined Company will have Substantial Leverage (Page 168)

As of September 30, 2005, FIS had total debt of approximately $2.6 billion, and the combined company is expected to have total debt of approximately $2.9 billion immediately after the closing of the merger. In addition, the combined company will become subject to the covenants under the credit facilities under which the debt was borrowed. For more information on the debt obligations and covenants, see “FIS Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing” beginning on page 168.

Dividend Policy of the Combined Company Following the Merger (Page 20)

Certegy began declaring cash dividends to its common shareholders in the third quarter of 2003 and the combined company currently expects to continue paying quarterly dividends of $0.05 per share. However, the covenants under FIS’s credit facilities, to which Certegy will become subject following the merger, limit the amount of dividends the combined company can pay to $60 million per year, plus certain other amounts, and if there is an event of default under the credit facilities, no dividends may be paid. For more information on the combined company’s dividend policy, see “Market Price Data and Dividend Policy—Certegy—Dividend Policy” on page 20.

Completion of the Merger is Subject to Certain Conditions (Page 95)

The completion of the merger is subject to a number of mutual conditions, including:

•       the approval by Certegy shareholders of the merger proposal, the amended and restated articles of incorporation, and the amended and restated stock incentive plan;

•       expiration of statutory waiting periods and receipt of government approvals;

•       Certegy having sufficient funds and being legally able to pay the special dividend; and

•       Certegy having no more than 5% of its shareholders exercising dissenters’ rights.

Certegy’s obligations to complete the merger are subject to certain additional conditions, including:

•       accuracy of FIS’s representations and warranties and the performance of or compliance by FIS with its covenants and agreements in the merger agreement;

•       accuracy of the representations and warranties of the FIS stockholders and the performance of or compliance by those stockholders with their covenants and agreements in the commitment agreement, pursuant to which the FIS stockholders have agreed to take certain actions in support of the merger;

•       receipt of a tax opinion from Kilpatrick Stockton LLP, counsel to Certegy; and

•       the termination of certain enumerated contracts of FIS, and the delivery by FIS of certain amendments to existing intercompany agreements among FIS, FNF, and other affiliates of FIS.

FIS’s obligations to complete the merger are also subject to certain additional conditions, which include:

•       accuracy of Certegy’s representations and warranties and the performance of or compliance by Certegy with its covenants and agreements in the merger agreement;

•       receipt of a tax opinion from Weil, Gotshal & Manges LLP, counsel to FIS; and

•       delivery by Certegy of certain amendments to certain existing intercompany agreements among FIS, FNF, and the other affiliates of FIS to which Certegy has agreed to become a party.

Termination of the Merger Agreement; Fees Payable (Page 97)

Certegy and FIS may terminate the merger agreement by mutual written consent at any time. Either of Certegy or FIS also may terminate the merger agreement if:

•       the merger has not occurred by March 31, 2006;

•       a governmental authority has taken some action that would make completion of the merger illegal or otherwise prohibited;

•       Certegy shareholders do not vote to approve the merger proposal and the amended and restated articles of incorporation at the special meeting; or

•       the other party is in breach of its representations, warranties, or agreements set forth in the merger agreement and the breach is not, or cannot be, cured within 30 days after notice to the breaching party.

The merger agreement provides that Certegy will pay FIS a termination fee of $65 million if the merger agreement is terminated in certain circumstances that are described more fully beginning on page 98 of this proxy statement, including:

•       the merger agreement is terminated by Certegy or FIS due to the failure of Certegy’s shareholders to approve the merger proposal and the amendment and restatement of the articles of incorporation at the special meeting, and:

•        at or prior to the termination date, an acquisition proposal meeting certain requirements set forth in the merger agreement has been publicly announced and not withdrawn prior to the special meeting; and

•        within 12 months after the termination date, Certegy completes a transaction that would be superior to the proposed merger with FIS;

•       the merger agreement is terminated by FIS because Certegy’s board of directors has withdrawn or modified or changed its recommendation or approval of the merger agreement or the merger or has recommended or approved another acquisition proposal; or

•       Certegy terminates the merger agreement because its board of directors has determined that an alternative acquisition proposal is superior to the proposed merger with FIS.

The effect of this termination fee could be to discourage other companies from seeking to acquire or merge with Certegy prior to completion of the merger, and could cause Certegy to reject any acquisition proposal from a third party that does not take into account the termination fee.

If Certegy terminates the merger agreement because its shareholders do not approve the merger agreement at the special meeting, and at or prior to the termination date, a third-party proposal to acquire Certegy had been publicly announced and not withdrawn prior to the special meeting, Certegy will be obligated to reimburse FIS’s transaction expenses up to $10 million.

Certegy and FIS May Amend the Terms of the Merger and Waive Rights Under the Merger Agreement (Page 99)

Certegy, Merger Sub and FIS may jointly amend the terms of the merger agreement, and any party may generally extend the time for performance of any obligation, waive any inaccuracy in the representations or warranties, or waive compliance with any agreement of any other party or any condition, to its own obligations contained in the merger agreement.

Dissenters’ Rights (Page 79)

Certegy’s board of directors has elected to provide Certegy’s shareholders with dissenters’ rights in connection with the merger. If you elect to exercise dissenters’ rights, you must deliver to Certegy before the shareholder vote is taken to approve the merger proposal, written notice of your intent to demand payment of the “fair value” of your shares if the merger is completed, and you must not vote to approve the merger proposal. A copy of Article 13 of the Georgia Business Corporation Code, which you must comply with in order to assert your dissenters’ rights, is included in this proxy statement as Annex H.

Material United States Federal Income Tax Consequences (Page 77)

The merger will not require the shareholders of Certegy to exchange their shares for securities of another entity. Accordingly, the merger is expected to have no effect on existing Certegy shareholders for United States federal income tax purposes.

The special dividend of $3.75 per share will qualify as a distribution within the meaning of Section 301 of the Internal Revenue Code. As a result, U.S. holders who are individuals and who have held their shares for more than 60 days during the 121-day period beginning on the date which is 60 days before the ex-dividend date will be taxed on the special dividend at a maximum federal income tax rate of 15%. U.S. holders that are corporations will be taxable on the special dividend at regular corporate federal income tax rates.

FINANCIAL SUMMARY

Summary Historical Consolidated Financial Data of Certegy

The summary historical consolidated financial data of Certegy set forth below are derived from Certegy’s consolidated financial statements and accompanying notes incorporated by reference into this proxy statement (other than the September 30, 2004, and December 31, 2002, balance sheet data, which are derived from financial statements and notes not incorporated by reference herein). You should read this summary historical consolidated financial data in conjunction with “Selected Historical Consolidated Financial Data of Certegy” appearing elsewhere in this proxy statement, Certegy’s financial statements appearing in its current report on Form 8-K filed with the SEC on October 12, 2005, and in its quarterly report on Form 10-Q for the nine months ended September 30, 2005, both of which are incorporated by reference herein, and the sections in those reports entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Certegy’s results of interim periods are not necessarily indicative of results for the entire year.

	Nine Months Ended September 30,		Year Ended December 31,
	2005(4)	2004	2004	2003(1)	2002(1)
	(In thousands, except per share amounts)
Results of Operations:
Revenues	$821,255	$757,664	$1,039,506	$921,734	$906,791
Operating expenses(2)	697,808	645,612	871,010	783,550	773,845
Operating income	123,447	112,052	168,496	138,184	132,946
Other income, net	1,412	599	1,207	2,339	1,119
Interest expense	(9,677)	(9,388)	(12,914)	(7,950)	(7,120)
Income from continuing operations before income taxes and cumulative effect of a change in accounting principle	115,182	103,263	156,789	132,573	126,945
Provision for income taxes	(45,969)	(39,188)	(59,111)	(50,429)	(50,231)
Income from continuing operations before cumulative effect of a change in accounting principle	69,213	64,075	97,678	82,144	76,714
Income from discontinued operations, net of tax	24,796	4,133	5,934	3,897	2,926
Income before cumulative effect of a change in accounting principle, net of tax	94,009	68,208	103,612	86,041	79,640
Cumulative effect of a change in accounting principle, net of tax(3)	—	—	—	(1,335)	—
Net income	$94,009	$68,208	$103,612	$84,706	$79,640
Basic earnings per share:
Income from continuing operations before cumulative effect of a change in accounting principle	$1.12	$1.02	$1.55	$1.26	$1.12
Income from discontinued operations	0.40	0.07	0.09	0.06	0.04
Cumulative effect of a change in accounting principle	—	—	—	(0.02)	—
Net income	$1.52	$1.08	$1.65	$1.30	$1.17
Diluted earnings per share:
Income from continuing operations before cumulative effect of a change in accounting principle	$1.10	$1.00	$1.53	$1.25	$1.11
Income from discontinued operations	0.39	0.06	0.09	0.06	0.04
Cumulative effect of a change in accounting principle	—	—	—	(0.02)	—
Net income	$1.49	$1.06	$1.62	$1.29	$1.15
Cash dividends declared per common share	$0.15	$0.15	$0.20	$0.10	$—
Other Operating Data:
Depreciation and amortization	$38,352	$34,643	$47,449	$42,030	$39,050
Capital expenditures	$42,883	$28,482	$40,908	$43,747	$48,961
Balance Sheet Data: (at end of period)
Total assets	$934,094	$863,620	$922,209	$785,356	$702,141
Long-term debt	$225,864	$287,165	$273,968	$222,399	$214,200
Total shareholders’ equity	$421,947	$257,320	$307,287	$266,751	$202,392

(1)             Certegy’s financial results for the years ended December 31, 2003 and 2002 include other charges of $12.2 million ($7.7 million after-tax) in each year. The other charges in 2003 include $9.6 million of early termination costs associated with a U.S. data processing contract, $2.7 million of charges related to the downsizing of Certegy’s Brazilian card operation, and $(0.1) million of market value recoveries on Certegy’s collateral assignment in life insurance policies, net of severance charges. The other charges in 2002 include an impairment write-off of $4.2 million for the remaining intangible asset value assigned to an acquired customer contract in Certegy’s Brazilian card operation, due to the loss of the customer; a $4.0 million charge for the settlement of a class action lawsuit, net of insurance proceeds; and $4.0 million of severance charges and market value losses on Certegy’s collateral assignment in life insurance policies.

(2)             Effective January 1, 2005, Certegy adopted the fair value recognition provisions of SFAS No. 123 (revised 2004), “Share-Based Payment,” using the modified retrospective method, restating all prior periods, and as a result recorded stock compensation expense of $11.2 million, $10.0 million, and $14.2 million for the years ended December 31, 2004, 2003, and 2002, respectively, and $4.4 million and $8.7 million for the nine months ended September 30, 2005 and 2004, respectively.

(3)             The cumulative effect of accounting change expense of $1.3 million in 2003 reflects the adoption of certain provisions of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51,” on December 31, 2003, related to the synthetic lease on Certegy’s St. Petersburg, Florida operations facility.

(4)    Certegy’s financial results for the nine months ended September 30, 2005 include merger and acquisition costs of $6.6 million related to the pending merger with FIS and $1.7 million related to the possible formation and acquisition of a majority ownership in a card and merchant processing joint venture in Brazil. These merger and acquisition costs include investment banking, legal, accounting, and other direct costs.

Summary Historical Financial Data of FIS

The summary historical financial data of FIS set forth below are derived from FIS’s combined financial statements and related notes included elsewhere in this proxy statement (other than the September 30, 2004, and December 31, 2002, balance sheet data, which are derived from financial statements and notes not included herein). You should read this summary historical financial data in conjunction with FIS’s audited and unaudited combined and consolidated financial statements included elsewhere in this proxy statement and the information under “Selected Historical Financial Data of FIS” and “FIS Management’s Discussion and Analysis of Financial Condition and Results of Operations.” FIS’s historical combined financial information has been prepared from the historical results of operations and bases of the assets and liabilities of the operations transferred to FIS and gives effect to allocations of certain corporate expenses from FNF. FIS’s historical combined financial information may not be indicative of its future performance and does not necessarily reflect what its financial position and results of operations would have been had it operated as a separate, stand-alone entity during the periods presented. FIS’s results of interim periods are not necessarily indicative of results for the entire year.

	Nine Months Ended September 30,		Year Ended December 31,
	2005(1)	2004(1)	2004(1)	2003(1)	2002
	(In thousands, except per share amounts)
Statement of Earnings Data:
Processing and services revenues	$2,058,402	$1,656,531	$2,331,527	$1,830,924	$619,723
Cost of revenues	1,331,373	1,057,319	1,525,174	1,101,569	379,508
Gross profit	727,029	599,212	806,353	729,355	240,215
Selling, general and administrative costs	312,921	309,120	432,310	331,751	144,761
Research and development costs	85,784	46,439	74,214	38,345	—
Operating income	328,324	243,653	299,829	359,259	95,454
Other income (expense)	(84,922)	8,541	14,911	(3,654)	10,149
Earnings before income taxes and minority interest	243,402	252,194	314,740	355,605	105,603
Income tax expense	90,546	95,326	118,343	137,975	39,390
Equity in earnings (loss) of unconsolidated entities	4,379	139	(3,308)	(55)	—
Minority interest	6,171	2,001	(3,673)	(14,518)	(8,359)
Net earnings	$151,064	$155,006	$189,416	$203,057	$57,854
Pro forma net earnings per share (basic and diluted)(2)	$0.76	$0.78	$0.95	$1.02	$0.29
Pro forma weighted average shares outstanding (basic and diluted)(2)	200,000	200,000	200,000	200,000	200,000

	At September 30,		At December 31,
	2005	2004	2004	2003	2002
	(In thousands)
Balance Sheet Data: (at end of period)
Cash and cash equivalents	$181,428	$92,548	$190,888	$92,049	$55,674
Total assets	4,062,971	3,484,949	4,002,856	2,327,085	530,647
Total long-term debt	2,572,032	27,013	431,205	13,789	17,129
Minority interest	12,416	15,247	13,615	12,130	63,272
Total equity	658,412	2,803,180	2,754,844	1,890,797	286,487

(1)    Effective January 1, 2003, FIS adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock Based Compensation,” using the prospective method of adoption in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” and as a result recorded stock compensation expense of $15.4 million and $3.8 million for the years ended December 31, 2004 and 2003, respectively, and $16.0 million and $12.0 million for the nine months ended September 30, 2005 and 2004, respectively.

(2)    Pro forma net earnings per share are calculated, for all periods presented, using the shares outstanding following FIS’s formation in its current structure as a holding company, and the minority interest sale completed on March 9, 2005.

Summary Unaudited Pro Forma Combined
Financial Data of Certegy and FIS

The following summary unaudited pro forma combined financial data have been derived from and should be read together with “Unaudited Pro Forma Combined Financial Data of Certegy and FIS.” These pro forma financial statements incorporate purchase accounting adjustments which are preliminary and have been prepared solely for purposes of developing the pro forma information. This information is based on Certegy’s historical consolidated balance sheets and related historical consolidated statements of income and those of FIS, and gives effect to the merger using the purchase method of accounting for business combinations, with FIS as the acquiring entity.

The following summary unaudited pro forma combined financial data assumes the merger was completed as of January 1, 2004, for the statement of earnings data and as of September 30, 2005, for the balance sheet data. The data are for illustrative purposes only. Certegy and FIS may have performed differently had they always been combined. You should not rely on the summary unaudited pro forma combined financial data as being indicative of the historical results that would have been achieved had the companies always been combined or of the financial position and operating results that the combined company will experience after the merger.

	Nine Months Ended September 30, 2005	Year Ended December 31, 2004
	(In thousands, except per share amounts)
Statement of Earnings Data:
Revenues	$2,879,657	$3,371,033
Net earnings	199,179	239,791
Net earnings per share—diluted	1.04	1.25
Balance Sheet Data (at end of period):
Working capital	$57,612
Total assets	7,306,797
Long-term debt (including current portion)	2,797,896
Total shareholders’ equity	2,819,725

COMPARATIVE PER SHARE DATA

Set forth below are net earnings and book value per common share amounts for Certegy and FIS on a historical basis, for the combined company on a pro forma combined basis per Certegy common share and for the combined company on a pro forma combined basis per equivalent FIS common share.

The pro forma combined data were derived by combining the adjusted historical consolidated financial information of Certegy and FIS using the purchase method of accounting for business combinations as described under “Unaudited Pro Forma Combined Financial Data of Certegy and FIS” and should be read together with those statements.

The unaudited pro forma combined data below are for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on this information to be indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

	Certegy Historical	FIS Historical(3)	Pro Forma Combined(1)	Equivalent Pro Forma Amount per share of FIS(2)
As of and for the Nine Months Ended September 30, 2005 (Unaudited):
Basic net income per share of common stock from continuing operations	$1.12	$0.76	$1.05	$0.67
Diluted net income per share of common stock from continuing operations	$1.10	$0.76	$1.04	$0.67
Book value per share of common stock	$6.72	$3.29	$14.79	$9.46
Cash dividends declared per share of common stock	$0.15	$—	N/A	N/A
As of and for the Year Ended December 31, 2004:
Basic net income per share of common stock from continuing operations	$1.55	$0.95	$1.26	$0.80
Diluted net income per share of common stock from continuing operations	$1.53	$0.95	$1.25	$0.80
Book value per share of common stock	$4.93	$13.77	N/A	N/A
Cash dividends declared per share of common stock	$0.20	$—	N/A	N/A

(1)          The pro forma combined per share data assumes the issuance of approximately 127.9 million shares of Certegy common stock to effect the merger based on the number of FIS shares outstanding at September 30, 2005.

(2)          The equivalent pro forma amount per share of FIS represents the equivalent amounts per share that would be attributable to a share of FIS common stock, determined by multiplying the pro forma amounts by 0.6396.

(3)          Pro forma net earnings per share are calculated using the shares outstanding following FIS’s formation in its current structure as a holding company, and the minority interest sale completed on March 9, 2005.

MARKET PRICE DATA AND DIVIDEND POLICY

Certegy

Market Price of and Dividends on Certegy’s Common Stock

Certegy’s common stock trades on the New York Stock Exchange under the ticker symbol “CEY.” The table set forth below provides the high and low sales prices of Certegy common stock and the cash dividends declared per share of common stock for the periods indicated. As of December 2, 2005, 63,032,293 shares of Certegy common stock were issued and outstanding.

	Price Range of Common Stock
Period	High	Low	Dividend
2003
First Quarter	$26.82	$21.10	$—
Second Quarter	30.88	24.22	—
Third Quarter	32.98	25.55	0.05
Fourth Quarter	35.24	31.15	0.05
2004
First Quarter	$35.04	$31.32	$0.05
Second Quarter	39.61	34.10	0.05
Third Quarter	39.73	36.20	0.05
Fourth Quarter	38.35	32.70	0.05
2005
First Quarter	$37.00	$33.73	$0.05
Second Quarter	39.02	32.35	0.05
Third Quarter	41.01	33.05	0.05
Fourth Quarter (through November 30, 2005)	$41.29	$36.42	N/A

The closing price of Certegy common stock as reported by the NYSE on September 14, 2005, the date immediately prior to the public announcement of the merger agreement, was $33.60, and the closing price of Certegy common stock on November 30, 2005 was $40.21.

Dividend Policy

Certegy began declaring cash dividends to its common shareholders in the third quarter of 2003. Certegy and FIS currently expect that following the merger the combined company will continue paying quarterly dividends of $0.05 per share. However, the declaration and payment of dividends following the merger will be at the discretion of the combined company’s board of directors, and depends on, among other things, the combined company’s investment policy and opportunities, results of operations, financial condition, cash requirements, future prospects, and other factors that may be considered relevant by the board of directors, including legal and contractual restrictions. Additionally, the payment of cash dividends may be limited by covenants in certain debt agreements. Upon completion of the merger, Certegy will become a co-borrower under FIS’s senior credit facilities. These facilities contain covenants limiting the amount of dividends the combined company can pay on its common stock to $60 million per year, plus certain other amounts, except that dividends on the common stock may not be paid if any event of default under the facilities shall have occurred or be continuing or would result from such payment.

FIS

There is currently no public market for FIS common stock. There are 15 holders of 200 million outstanding shares of FIS common stock. The FIS shares of common stock issued are “restricted” securities, which means they were originally sold in offerings that were not subject to a registration statement filed with the SEC. These restricted shares may be resold only through registration under the Securities Act of 1933 or under an available exemption from registration, such as that provided in Rule 144 under the Securities Act. Upon completion of the merger, all outstanding shares of FIS common stock will be converted automatically into the right to receive shares of Certegy common stock in accordance with the exchange ratio.

There are outstanding options to purchase a total of 14,048,500 shares of FIS common stock at an exercise price of $10 per share. The merger agreement provides that upon completion of the merger, each FIS option will be converted into a number of Certegy stock options and have an exercise price based on the exchange ratio in the merger agreement. To the extent any of these options are exercised, there will be dilution to the current holders of Certegy common stock.

FIS does not pay regular dividends. On March 8, 2005, it paid a special dividend to FNF in the form of a note in the principal amount of $2.7 billion, which it repaid with proceeds from its recapitalization on March 9, 2005.

RISK FACTORS

Risks Relating to the Merger

The combined company will be controlled by FNF as long as FNF owns a majority of the combined company’s common stock, and the combined company’s other shareholders generally will be unable to affect the outcome of shareholder voting during this time.

Immediately following the merger and the related issuance of shares, shares held by the current shareholders of Certegy (excluding the 1 million shares held by FNF) will constitute approximately 32.4% of the outstanding common stock of the combined company. Taking into account FNF’s existing ownership of Certegy shares, the existing stockholders of FIS, including FNF, will own approximately 67.6%. FNF’s ownership percentage of the combined company will be approximately 50.8%.

Therefore the merger will result in substantial dilution of the ownership interest of current Certegy shareholders. As long as FNF continues to hold a majority of the combined company’s outstanding stock, FNF will be able to elect all of its directors and determine the outcome of all corporate actions requiring shareholder approval.

Pursuant to a shareholders agreement entered into in connection with the merger agreement, Certegy and the existing stockholders of FIS have agreed that the combined company’s board of directors initially will have ten members, with four of them to be nominated by FNF and one each to be nominated by Thomas H. Lee Parallel Fund V, L.P., or THL, and TPG Partners IV, L.P., or TPG, each of which is currently a stockholder of FIS. FNF and the other stockholders of FIS have agreed to vote their respective shares in order to elect the foregoing nominees with the Chairman of FNF, William P. Foley, II, to serve as Chairman of the combined company.

Further, Certegy has agreed that, until FNF no longer owns at least 30% of the total voting power of the combined company’s outstanding stock, FNF will have the right to approve the hiring and firing of the combined company’s chief executive officer and chief financial officer and its annual operating and capital expenditure budgets.

In addition to the foregoing, FNF’s voting control of the combined company will enable it to control decisions with respect to:

•       the combined company’s business direction and policies;

•       mergers or other business combinations involving the combined company, except as described below;

•       the acquisition or disposition of assets by the combined company;

•       the combined company’s financing; and

•       amendments to the combined company’s articles of incorporation and bylaws.

Although it will control whether the combined company can merge or combine with a third party, FNF has agreed to certain limitations on transactions which are commonly referred to as “going-private transactions,” as further described under the caption “The Merger Agreement and Related Documents—Restrictions on FIS Stockholders with Respect to Shares Received in the Merger,” on page 99 of this proxy statement.

In addition to the effects described above, FNF’s control of the combined company could make it more difficult for the combined company to raise capital by selling stock or for the combined company to use its stock as currency in acquisitions. This concentrated ownership also might delay or prevent a change in control and may impede or prevent transactions in which shareholders might otherwise receive a premium for their shares.

The combined company could have conflicts with FNF, and the chairman of the combined company’s board of directors and other officers and directors will be subject to conflicts of interest due to their relationships with FNF and its other subsidiaries.

Conflicts may arise between FNF, FNF’s majority owned subsidiary Fidelity National Title Group, Inc. (NYSE: FNT), or their respective subsidiaries, on the one hand, and the combined company, on the other, as a result of the parties’ ongoing agreements and the nature of their respective businesses. Among other things, FIS and certain of its subsidiaries are parties to a variety of intercompany agreements with FNF, FNT, or FNT’s subsidiaries that are expected to continue after the merger. See “Certain Relationships and Related Transactions with FNF” beginning on page 129 of this proxy statement. Certain of the combined company’s executive officers and directors will be subject to conflicts of interest with respect to such intercompany agreements and other matters due to their relationships with FNF, FNT, or their respective subsidiaries.

Some of the FIS and FNF executive officers and directors who are expected to become executive officers and directors of the combined company after the merger own substantial amounts of FNF and FNT stock and stock options because of their relationships with FNF and FNT prior to the merger. Such ownership could create or appear to create potential conflicts of interest when directors and officers of the combined company are faced with decisions that involve FNF, FNT, or any of their respective subsidiaries. Upon completion of the merger, Messrs. Foley, Lane, Christensen, and Thompson, each of whom has been designated by the existing FIS stockholders, will become directors of the combined company. Each of these individuals beneficially owns shares of FNF common stock. Senior officers currently at FIS that will remain with the combined company following completion of the merger will hold interests in FNF that were obtained through various employee benefit and compensation plans while at FNF and FIS. In addition, upon completion of the merger, most of the remaining officers of FNF will provide services from time to time to the combined company, FNT, and FNF. These persons also hold equity interests in FNF.

Mr. Foley, who is the Chief Executive Officer and Chairman of the board of directors of FNF and Chairman of the board of directors of FNT, will become the combined company’s Chairman following the merger. As an officer and director of these companies, he will have obligations to the combined company as well as to FNF and FNT and will have conflicts of interest with respect to matters potentially or actually involving or affecting the combined company and FNF or any of its subsidiaries, including FNT. In addition, Alan A. Stinson, the Chief Financial Officer of FNF, will also become the Executive Vice President and Chief Financial Officer of the combined company and will have similar conflicts of interest as a result.

Matters that could give rise to conflicts between the combined company and FNF or its other subsidiaries include, among other things:

•       the combined company’s past and ongoing contractual relationships with FNF and its subsidiaries, including intercompany agreements and other arrangements with respect to the administration of tax matters, employee benefits, indemnification, and other matters;

•       the quality and pricing of services that the combined company has agreed to provide to FNF subsidiaries or that those entities have agreed to provide to the combined company;

•       sales or distributions by FNF of all or part of its ownership interest in the combined company; and

•  business opportunities arising for either the combined company or FNF, FNT, or their respective subsidiaries that could be pursued by either the combined company or by FNF, FNT, or one or more of their respective subsidiaries.

The combined company will seek to manage these potential conflicts through dispute resolution and other provisions of its agreements with FNF, FNT, and their respective subsidiaries and through oversight by independent members of its board of directors. However, there can be no assurance that such measures will be effective or that the combined company will be able to resolve all potential conflicts with FNF, or that the resolution of any such conflicts will be no less favorable to the combined company than if it were dealing with an unaffiliated third party.

The combined company may lack adequate oversight since its chairman of the board is also both the chief executive officer and chairman of the board of directors of FNF and the chairman of the board of directors of FNT.

If the merger between FIS and Certegy is consummated, Mr. Foley will become chairman of the board of Certegy.  Mr. Foley will also be the chairman of FNT’s board of directors and will continue to be the chief executive officer and chairman of the board of directors of FNF.  As an officer and director of multiple companies, he will have obligations to the combined company as well as FNF and FNT and may have conflicts of time with respect to matters potentially or actually involving or affecting the combined company. As non-executive chairman, it is expected that Mr. Foley will devote a minority of his time to the combined company.  If his duties as the combined company’s chairman of the board require more time than Mr. Foley is able to allot, then his oversight of the combined company’s activities could be diminished.

The combined company may not be able to successfully integrate the businesses of Certegy and FIS following the merger.

The success of the merger will depend in large part upon the combined company’s ability to integrate the organizations, operations, systems, and personnel of FIS and Certegy. The integration of two previously independent companies is a challenging, time-consuming, and costly process. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses, or inconsistencies in standards, controls, procedures, and policies that adversely affect the combined company’s ability to maintain relationships with suppliers, customers, and employees or to achieve the anticipated benefits of the merger. In addition, successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company. If management of the combined company is not able to integrate the organizations, operations, systems, and personnel of FIS and Certegy in a timely and efficient manner, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Certegy’s directors and executive officers have interests in the merger in addition to those of the Certegy’s shareholders.

In considering the recommendations of the Certegy board of directors with respect to the merger agreement, you should be aware that Certegy’s directors and executive officers have financial and other interests in the merger in addition to their interests as Certegy shareholders. The receipt of compensation or other benefits in connection with the merger may have influenced these directors and executive officers in making their recommendations to approve the merger agreement and the transactions contemplated by the merger agreement. These interests include: change in control payments of up to approximately $15.2 million to Certegy’s executive officers; the accelerated vesting of equity incentive awards for approximately 1.2 million shares of Certegy common stock; accelerated payouts of deferred compensation accounts totaling approximately $1.3 million; and new employment agreements for two Certegy executive officers, including the current Chairman and Chief Executive Officer, which together provide for payments to these executives totaling $6.75 million and new option grants for a total of 1.1 million shares upon the closing of the merger. You should consider these interests in connection with your vote on the merger proposal. For a detailed description of the interests of the directors and executive officers of Certegy, see

“The Merger—Interests of Certain Persons in the Merger That Are Different from Your Interests,” beginning on page 70 of this proxy statement.

FIS’s substantial leverage and debt service requirements may adversely affect the combined company’s financial and operational flexibility.

As of September 30, 2005, FIS had total debt of approximately $2.6 billion, and the combined company is expected to have total debt of approximately $2.9 billion immediately after the closing of the merger. In addition, upon completion of the merger Certegy will become a co-borrower and certain of its material subsidiaries will become guarantors under FIS’s senior credit facilities, under which substantially all of the foregoing $2.6 billion of debt was borrowed. As a result, the combined company will become subject to the covenants under those facilities. This high level of debt could have important consequences to the combined company, including the following:

•       the debt level makes the combined company more vulnerable to economic downturns and adverse developments in its business, may cause it to have difficulty borrowing money in the future for working capital, capital expenditures, acquisitions or other purposes, and will limit its ability to pursue other business opportunities and implement certain business strategies;

•       the combined company will need to use a large portion of the money it earns to pay principal and interest on the senior credit facilities, which will reduce the amount of money available to finance operations, acquisitions, and other business activities, repay other indebtedness, and pay shareholder dividends;

•       some of the debt has a variable rate of interest, which exposes the combined company to the risk of increased interest rates; and

•       the combined company will have a higher level of debt than certain of its competitors, which may cause a competitive disadvantage and may reduce flexibility in responding to changing business and economic conditions, including increased competition.

In addition, the terms of FIS’s senior credit facilities may restrict the combined company from taking actions, such as making acquisitions or dispositions or entering into certain agreements, that the combined company might believe to be advantageous to it.

Failure of the combined company to achieve expected synergies could result in the benefits of the merger not being attained.

Certegy and FIS expect that the combination of Certegy and FIS will result in beneficial synergies for the combined company. Achieving these anticipated synergies, however, will depend on a number of factors, some of which include:

•       retention of key management, marketing, and technical personnel after the merger;

•       correctly identifying areas where personnel and facilities can be consolidated without adverse effects on results of operations;

•       customers of Certegy and FIS not deferring purchasing decisions as a result of the merger;

•       the ability of the combined company to increase sales of its products; and

•       competitive conditions in the industries in which the combined company operates.

The failure to achieve anticipated synergies could result in a failure to attain expected benefits to the business, financial condition, and operating results of the combined company.

Failure to complete the merger could cause Certegy’s stock price to decline and could harm Certegy’s business and operating results.

The merger agreement contains conditions which Certegy and/or FIS must meet in order to consummate the merger. In addition, the merger agreement may be terminated by either Certegy or FIS under certain circumstances. If the merger is not completed for any reason, Certegy may be subject to a number of risks, including the following:

•       depending on the reasons the merger is not completed, Certegy may be required to pay a termination fee of $65 million to FIS or to reimburse FIS for up to $10 million of transaction expenses incurred by FIS, which has incurred approximately $3.25 million of such expenses through November 15, 2005;

•       the market price of Certegy common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed;

•       many costs related to the merger, such as legal, accounting, financial advisory, and financial printing fees, have to be paid regardless of whether the merger is completed; and

•       there may be substantial disruption to the businesses of Certegy and distraction of its workforce and management team.

Uncertainty with respect to the completion of the merger could cause customers or suppliers to delay or defer purchases or other decisions and could make it more difficult for Certegy and FIS to attract and retain key personnel.

In response to the announcement of the merger, customers or suppliers of Certegy and/or FIS may delay or defer purchases or other decisions. Any delay or deferral in purchases or other decisions by customers or suppliers could harm the business of the relevant company, regardless of whether the merger is completed. Similarly, current and prospective employees of Certegy and/or FIS may experience uncertainty about their future roles with Certegy until the merger is completed. As a result, the ability of Certegy and/or FIS to attract and retain key management, sales, marketing, and technical personnel could suffer.

If FNF engages in the same types of businesses the combined company conducts, the combined company’s ability to successfully operate and expand its business may be limited.

In connection with the merger, FNF will agree, and cause FNT and certain of its other affiliates to agree, not to compete with the combined company in certain significant lines of business. See “The Merger Agreement and Related Documents—Additional Post-Closing Agreements,” beginning on page 101 of this proxy statement. However, this noncompetition agreement will not cover certain other lines of business in which the combined company will operate, such as title agency services. Through its Lender Services segment, FIS provides centralized title agency services to large national lenders; its revenues for 2004 from this business were $92.2 million. Through its FNT operations, FNF provides similar national title agency services. Further, although the Lender Services business has agreed to place all title insurance business it generates with FNT’s title insurers, the latter are free to deal with other third party title agents.

As previously noted, certain officers and directors of the combined company will be subject to conflicts of interest with respect to business activities of the combined company which compete with FNF, FNT, or any of their respective subsidiaries. In addition, due to the significant resources of FNF, including financial resources, FNF could have a significant competitive advantage over the combined company if and when the two compete, which could have an adverse effect on the combined company’s financial condition and results of operations.

Sales of combined company shares by former stockholders of FIS after the merger could adversely affect the trading price of the combined company’s shares

At the closing of the merger Certegy will enter into a registration rights agreement with FNF and the other stockholders of FIS requiring the combined company, under certain circumstances, to register all of the 127,920,000 shares of the combined company’s common stock that will be beneficially owned by them immediately following the merger. See “The Merger Agreement and Related Documents—Registration Rights,” beginning on page 100 of this proxy statement. The exercise of these registration rights, or sales by FNF or the other stockholders of FIS in the public market pursuant to any such registration, could adversely affect the market price of the combined company’s common stock.

In the merger agreement Certegy and FIS have agreed to use their respective reasonable best efforts to cause a registration statement to be filed as soon as reasonably practicable after the closing of the merger pursuant to the registration rights agreement. This registration statement will register for resale from time to time all of the shares of the combined company’s common stock held by stockholders of FIS other than FNF, which shares will collectively account for approximately 16.8% of the combined company’s shares after the merger. Sales of such shares, or the possibility that sales of such shares may occur in unlimited amounts and without prior notice under the registration statement, could adversely affect the trading price of the combined company’s shares.

The issuance of shares under Certegy’s amended and restated stock incentive plan or FIS’s stock option plan, which will be assumed by Certegy in the merger, will dilute your ownership interest in the combined company.

If the amended and restated stock incentive plan is approved by Certegy’s shareholders the combined company will be permitted to issue under the plan up to approximately 12.1 million shares (not including shares previously issued under the plan), which is 6 million more shares than could be issued under the current plan. Certegy has agreed to issue to Messrs. Kennedy and Carbiener an aggregate of 1.1 million shares under the plan upon the consummation of the merger, and Certegy anticipates that it will make stock option grants to other officers as consideration for such officers remaining employed by Certegy and canceling their change in control agreements. The issuance of shares pursuant to these or other awards under the amended and restated stock incentive plan will dilute your ownership interest in the combined company.

Under the terms of the merger agreement Certegy also will assume FIS’s stock option plan, pursuant to which an aggregate of 10,371,892 shares of combined company common stock may be issued under existing or future awards. The issuance of shares pursuant to the FIS stock option plan also will dilute your ownership interest in the combined company.

If the merger is challenged by governmental authorities, the combination may not occur or may occur on terms imposed by the governmental authorities, which terms may not be favorable to Certegy or the combined company.

Before the merger may be completed, various approvals must be obtained from or notifications submitted to governmental authorities in the United States. These governmental entities may attempt to prevent the combination from occurring or condition their approval of the combination on the imposition of regulatory conditions that may have the effect of imposing additional costs on the combined company or of limiting the combined company’s revenues. The imposition of regulatory conditions may make it more difficult for the combined company to achieve some of the anticipated beneficial synergies of the combination.

Risks Related to FIS or its Business

Certegy’s business on a stand-alone basis is subject to a variety of risks, including those described in its annual report on Form 10-K for the year ended December 31, 2004, under the caption “Business—Certain

Factors Affecting Forward-Looking Statements.” If the merger is completed and the businesses of Certegy and FIS are combined, the combined company’s business will continue to be subject to those risks and will become subject to all of the following risks with respect to the business of FIS, a number of which the business of Certegy is already subject to on a stand-alone basis.

The historical financial information of FIS may not be representative of its results as a consolidated, stand-alone company and may not be a reliable indicator of its future results as part of the combined company.

The historical financial statements of FIS may not be indicative of its future performance as a consolidated part of the combined company. FIS has made numerous and large acquisitions in recent years, the largest of which was its acquisition of Fidelity Information Services, Inc., or FI, in 2003. These acquired businesses are not included in FIS’s historical financial statements prior to their acquisition and, once included, make comparisons of different periods in FIS’s historical financial statements difficult. For example, the FI acquisition makes FIS’s 2003 historical results of operations in many respects not comparable to prior periods.

Further, FIS’s historical financial statements do not reflect operations as a separate stand-alone entity for the historical periods presented prior to March 9, 2005, the date the stockholders of FIS other than FNF purchased their shares in FIS. Because FIS’s businesses were either wholly owned subsidiaries of FNF, or were operated as divisions of wholly owned subsidiaries of FNF, FIS’s historical financial statements prior to that date include assets, liabilities, revenues, and expenses directly attributable to its operations and allocations to FIS of certain corporate expenses of FNF. These expenses for corporate services, which include expenses for general management, accounting, finance, legal, payroll, human resources, internal audit, and mergers and acquisitions, were allocated to FIS on the basis that management considered to reflect most fairly or reasonably the utilization of the services provided to or the benefit obtained by businesses constituting FIS. The corporate expenses allocated to FIS may be different from the amounts of expenses FIS would have incurred if it had been a stand-alone company and had performed those services itself or procured them from third parties or from FNF under the services agreements FIS entered into with FNF in connection with the March 9, 2005, closing of the minority interest sale.

Further, FIS’s historical financial statements presented in this proxy statement do not reflect the debt or interest expense FIS might have incurred if it had been a stand-alone entity. Some of the costs of FNF allocated to FIS may incorporate more advantageous pricing available to an entity with the scale and purchasing power of FNF than would have been available to FIS as a stand-alone entity. In addition, FIS’s historical financial statements do not reflect reporting and compliance costs it would have incurred if it had been a separate publicly traded company. As a result of these and other factors, FIS’s historical financial statements do not necessarily reflect what its financial position and results of operations would have been if it had been operated as a stand-alone public entity during the periods covered, and may not be indicative of future results of operations or financial position.

FIS’s historical financial statements should be read in conjunction with the information in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Data of Certegy and FIS” and “FIS Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

If FIS, as part of the combined company, fails to adapt its services to changes in technology or in the marketplace, or if FIS’s ongoing efforts to upgrade its technology are not successful, the combined company could lose customers and have difficulty attracting new customers for two of its most important applications.

The markets for FIS’s services are characterized by constant technological changes, frequent introductions of new services, and evolving industry standards. The future success of FIS, as part of the combined company, will be significantly affected by its ability to enhance its current services and develop and introduce new services that address the increasingly sophisticated needs of its customers and their clients. There can be no assurance that FIS will be successful in developing, marketing, and selling new services that meet these changing demands, that the combined company will not experience difficulties that could delay or prevent the successful development, introduction, and marketing of these services, or that FIS’s new services and their enhancements will adequately meet the demands of the marketplace and achieve market acceptance.

FIS is currently engaged in significant efforts to upgrade two of its most important applications: its core bank processing software and its mortgage processing software. These applications were acquired upon FIS’s acquisition of FI from Alltel Information Services, Inc. in 2003. FIS spent the period immediately following the acquisition discussing with its key customers the changes that they would like to see made in those products. In 2004, FIS began the development work to implement changes required to keep pace with the marketplace and the requirements of its customers. Including amounts already spent, FIS expects to spend approximately $60.0 million on this development of its mortgage servicing platform. With respect to the core banking software, during 2005 FIS expects to spend approximately $56.0 million on enhancement and integration projects. If FIS is unsuccessful in completing or gaining market acceptance of these and other upgrade efforts, it would likely have a material adverse effect on the combined company’s ability to retain existing customers or attract new ones.

Decreased lending and real estate activity may reduce demand for certain of FIS’s services and adversely affect its results of operations.

Revenues from FIS’s Information Services and FIS’s Lender Services segments are closely related to the level of real estate transactions, such as real estate sales and mortgage refinancings. Real estate sales are affected by a number of factors, including mortgage interest rates, the availability of funds to finance purchases, and general economic conditions. Prevailing mortgage interest rates have declined to record lows in recent years, and the volume of real estate transactions has experienced record highs. FIS does not expect these trends to continue, and the volume of refinancing transactions in particular and mortgage originations in general declined in 2004 from 2003 levels, resulting in reduction of revenues in some of FIS’s businesses. Through the second quarter of 2005, refinance activity continued to decrease. Some of FIS’s services and related applications, including its automated title agent process that accounted for substantial revenues in its Lender Services segment in 2003, are currently used exclusively for refinancing transactions. FIS’s revenues in future periods will continue to be subject to these and other factors which are beyond its control and, as a result, are likely to fluctuate.

In connection with the audit of FIS’s 2004 financial statements, two material weaknesses in internal controls at FIS were identified. If management of the combined company or its auditors identify any material weaknesses in its internal control over financial reporting in the future, such finding could result in a loss of investor confidence in the combined company’s financial reports and lead to a substantial stock price decline.

Each year, management and the auditors of the combined company are required to evaluate its internal controls over financial reporting. In addition, as of a future date after the merger, the combined company will be required under Section 404 of the Sarbanes-Oxley Act of 2002 to furnish a report by its management on its internal control over financial reporting, including FIS’s internal control over financial reporting. FIS has not previously been subject to this requirement on a stand-alone basis. The report will contain, among other matters, an assessment of the effectiveness of FIS’s internal control over financial reporting as of the end of the fiscal year, including a statement as to whether or not FIS’s internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in FIS’s internal control over financial reporting identified by management. The report must also contain a statement that the combined company’s independent auditors have issued an attestation report on management’s assessment of such internal controls.

In connection with FNF’s Section 404 assessment and the audit of FIS’s 2004 financial statements, two matters that constituted material weaknesses in the design and operation of FIS’s internal control over financial reporting were identified. In general, a material weakness is defined as a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of annual or interim financial statements will not be prevented or detected.

The two material weaknesses identified were as follows. First, with respect to revenue recognition, it was determined that FIS did not have a sufficiently robust process in place for identifying which contracts of its Financial Institutions Software and Services segment should be formally reviewed for appropriate revenue recognition. FIS also did not have a formal process in place to document support for the fair value or vendor specific objective evidence of its various products on an ongoing basis. Secondly, it was determined that FIS did not have adequate controls in place to ensure that purchase accounting for business acquisitions was appropriately recorded in a timely manner. These matters did not constitute material weaknesses with respect to FNF on a consolidated basis.

In response, in late 2004 and early 2005, FIS made changes in its controls that were designed to substantially remediate these issues. FIS intends to take further steps, although the principal changes have been made. Although management of FIS believes that these matters no longer constitute material weaknesses, if FIS or its auditors in the future determine that one or both of these matters still constitutes a material weakness, or that one or more other matters constitutes a material weakness, such event could cause investors to lose confidence in the accuracy and completeness of the combined company’s financial reports, which could lead to a substantial stock price decline.

If FIS were to lose any of its largest customers, FIS’s results of operations could be significantly affected.

A small number of customers has accounted for a significant portion of FIS’s revenues, and FIS expects that a limited number of customers would continue to represent a significant portion of the combined company’s revenues for the foreseeable future. In 2004, one customer accounted for $139.0 million, or approximately 6.0%, of FIS’s total revenues, including $58.3 million, or 31.0%, of the revenues of FIS’s Lender Services segment, due primarily to its use of FIS’s automated process for performing title agency services in a period of relatively high refinancing activity. For the nine months ended September 30, 2005, this customer accounted for $88.2 million, or 4.3%, of FIS’s total revenues, including $23.2 million, or 18.6%, of the revenues in FIS’s Lender Services segment. This customer is a party to several agreements with FIS covering services provided by different FIS segments. Each agreement has different termination terms and dates. This customer’s contract with the Lender Services segment is terminable without penalty by either party on 60 days notice.

In addition, in 2004 there were two other customers that accounted for $26.7 million and $14.6 million, or approximately 14.2% and 7.8%, respectively, of the revenues in FIS’s Lender Services segment, one of which also accounted for $46.4 million, or approximately 20%, of the revenues of FIS’s Default Services segment. For the nine months ended September 30, 2005, these two customers accounted for $22.1 million and $14.2 million, or approximately 17.8% and 11.4%, respectively, of the revenues of FIS’s Lender Services segment,and one of them accounted for approximately $39.6 million, or 23%, of the revenues of FIS’s Default Services segment. The larger of these customers has an agreement with the Lender Services segment that is terminable without penalty by either party at any time and two agreements with the Default Services segment covering different services, each of which is terminable without penalty on 180 days notice. The other customer’s agreement with the Lender Services segment is terminable without penalty by either party on 45 days notice. FIS’s relationships with these and other large customers are important to FIS’s future operating results, and deterioration in any of those relationships could significantly reduce the combined company’s revenues. Other than contracts with its Financial Information Software and Services segment, most of FIS’s customer agreements are terminable by either party on relatively short notice.

If FIS, as part of the combined company, is unable to successfully consummate and integrate acquisitions, its results of operations may be adversely affected.

As part of its growth strategy, FIS has made numerous acquisitions in recent years. Certegy anticipates that the combined company will continue to seek to acquire complementary businesses, products, and services. This strategy will depend on the ability to find suitable acquisitions and finance them on acceptable terms. Financing acquisitions is made more difficult by the debt incurred in connection with the recapitalization of FIS in March 2005. If the combined company is unable to acquire suitable acquisition candidates, it may experience slower growth.

Further, even if the combined company successfully completes acquisitions, it will face challenges in integrating any acquired business. These challenges include eliminating redundant operations, facilities, and systems, coordinating management and personnel, retaining key employees, managing different corporate cultures, and achieving cost reductions and cross-selling opportunities. There can be no assurance that the combined company will be able to fully integrate all aspects of acquired businesses successfully or fully realize the potential benefits of bringing them together, and the process of integrating these acquisitions may disrupt its business and divert its resources.

Consolidation in the banking and financial services industry could adversely affect the revenues of the combined company, including FIS, by eliminating some of FIS’s existing and potential customers and could make the combined company more dependent on a more limited number of customers.

There has been and continues to be substantial merger, acquisition, and consolidation activity in the banking and financial services industry. Mergers or consolidations of banks and financial institutions in the future could reduce the number of FIS’s customers and potential customers, which could adversely affect the combined company’s revenues even if these events do not reduce the aggregate number of customers or the banking and other activities of the consolidated entities. If FIS’s customers merge with or are acquired by other entities that are not customers of FIS, or that use fewer of FIS’s services, they may discontinue or reduce their use of the combined company’s services. In addition, it is possible that the larger banks or financial institutions resulting from mergers or consolidations could decide to perform in-house some or all of the services which FIS currently provides or could provide. Any of these developments could have a material adverse effect on the combined company’s business and results of operations.

FIS operates in a competitive business environment, and if the combined company, including FIS, is unable to compete effectively its results of operations and financial condition may be adversely affected.

The market for FIS’s services is intensely competitive. FIS’s competitors vary in size and in the scope and breadth of the services they offer. Some of its competitors have substantial resources. Since many of FIS’s larger potential customers have historically developed their key applications in-house and therefore view their system requirements from a make-versus-buy perspective, FIS often competes against its potential customers’ in-house capacities. In addition, FIS expects that the markets in which FIS competes will continue to attract new competitors and new technologies. There can be no assurance that the combined company, including FIS, will be able to compete successfully against current or future competitors or that competitive pressures faced by the combined company in the markets in which FIS operates will not materially adversely affect its business, financial condition, and results of operations.

Potential customers of FIS’s Financial Information Software and Services segment may be reluctant to switch to a new vendor, which may adversely affect FIS’s growth, both in the U.S. and internationally.

For banks and other potential customers of FIS’s Financial Information Software and Services segment, switching from one vendor of bank core processing or related software and services (or from an internally-developed system) to a new vendor is a significant undertaking. Many potential customers worry about potential disadvantages such as loss of accustomed functionality, increased costs, and business disruption. As a result, potential customers, both in the U.S. and internationally, often resist change. FIS seeks to overcome this resistance through strategies such as making investments to enhance the functionality of its software. However, there can be no assurance that FIS’s strategies for overcoming potential customers’ reluctance to change vendors will be successful, and this resistance may adversely affect FIS’s growth, both in the U.S. and internationally.

FIS has a long sales cycle for its applications and if the combined company, including FIS, fails to close sales after expending significant time and resources to do so, its business, financial condition and results of operations may be adversely affected.

The implementation of FIS’s applications often involves significant capital commitments by its customers, particularly those with smaller operational scale. Potential customers generally commit significant resources to an evaluation of available software and require FIS to expend substantial time, effort, and money educating them as to the value of FIS’s software and services. FIS incurs substantial costs in order to obtain each new customer. FIS may expend significant funds and management resources during the sales cycle and ultimately fail to close the sale. FIS’s sales cycle may be extended due to its customers’ budgetary constraints or for other reasons. If the combined company, including FIS, is unsuccessful in closing sales after expending significant funds and management resources or if the combined company experiences delays, it could have a material adverse effect on the combined company’s business, financial condition, and results of operations.

FIS’s outsourcing of key development functions overseas may lead to quality control issues that affect FIS’s business operations.

By outsourcing development functions overseas, FIS may experience quality control issues in its applications offered to its markets. Overseas outsourcing operations are subject to risk of quality control deficiencies due to the physical distance from FIS’s headquarters, the increased potential for instructions and guidance to be misunderstood, a lack of direct institutional control, and the time and expense it will take to provide on site training. Any one of these factors make it more difficult for FIS to maintain quality control, and the potential for quality control issues may impact FIS’s ability to maintain and or increase its customer base.

Failure of the combined company to successfully cross-sell its products and services to FIS’s and Certegy’s existing customer bases could result in the full potential benefits of the merger not being achieved.

While FIS and Certegy intend to take advantage of the merger to seek cross-selling opportunities, such cross-selling efforts may face potential challenges for various reasons, such as difficulties in coordinating and incentivizing employees within one combined company and maintaining optimal quality control, managing existing customers’ potential resistance to outsourcing functions to a new vendor, and other matters. If the cross-selling synergies for increased revenue do not occur, the benefits of the merger may not be achieved.

FIS may experience software defects, development delays and installation difficulties, which would harm the combined company’s business and reputation and expose the combined company to potential liability.

FIS’s services are based on sophisticated software and computing systems, and FIS may encounter delays when developing new applications and services. Further, the software underlying FIS’s services has occasionally contained and may in the future contain undetected errors or defects when first introduced or when new versions are released. In addition, the combined company may experience difficulties in installing or integrating FIS’s technologies on platforms used by its customers. Defects in FIS’s software, errors or delays in the processing of electronic transactions, or other difficulties could result in:

•       interruption of business operations;

•       delay in market acceptance;

•       additional development and remediation costs;

•       diversion of technical and other resources;

•       loss of customers;

•       negative publicity; or

•       exposure to liability claims.

Although FIS attempts to limit its potential liability through disclaimers and limitation-of-liability provisions in its license and customer agreements, FIS cannot be certain that these measures will be successful in limiting its liability or the liability of the combined company.

Security breaches or computer viruses could harm FIS’s business by disrupting its delivery of services and damaging its reputation.

As part of FIS’s transaction processing business, FIS electronically receives, processes, stores, and transmits sensitive business information of its customers. Unauthorized access to FIS’s computer systems could result in the theft or publication of confidential information or the deletion or modification of records or could otherwise cause interruptions in FIS’s operations. These concerns about security are increased when FIS transmits information over the Internet. Computer viruses have also been distributed and have rapidly spread over the Internet. Computer viruses could infiltrate FIS’s systems, disrupting its delivery of services and making its applications unavailable. Any inability to prevent security breaches or computer viruses could also cause existing customers to lose confidence in FIS’s systems and terminate their agreements with the combined company, and could inhibit the ability of the combined company, including FIS, to attract new customers.

Misappropriation of FIS’s intellectual property and proprietary rights could impair the combined company’s competitive position.

FIS’s ability to compete depends upon proprietary systems and technology. Despite FIS’s efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of its services or to obtain and use information that FIS regards as proprietary. Policing unauthorized use of its proprietary rights is difficult. FIS cannot make any assurances that the steps it has taken will prevent misappropriation of technology or that the agreements entered into for that purpose will be enforceable. Effective trademark, service mark, copyright, and trade secret protection may not be available in every country in which FIS’s applications and services are made available online. Misappropriation of FIS’s intellectual property or potential litigation concerning such matters could have a material adverse effect on the combined company’s results of operations or financial condition.

If FIS’s applications or services are found to infringe the proprietary rights of others, the combined company may be required to change its business practices and may also become subject to significant costs and monetary penalties.

As FIS’s information technology applications and services develop, the combined company may become increasingly subject to infringement claims. Any claims, whether with or without merit, could:

•       be expensive and time-consuming to defend;

•       cause the combined company to cease making, licensing, or using applications that incorporate the challenged intellectual property;

•       require the combined company to redesign its applications, if feasible;

•       divert management’s attention and resources; and

•       require the combined company to enter into royalty or licensing agreements in order to obtain the right to use necessary technologies.

There can be no assurance that third parties will not assert infringement claims against the combined company in the future with respect to FIS’s current or future applications and services.

If FIS fails to comply with privacy regulations imposed on providers of services to financial institutions, the business of the combined company, including FIS, could be harmed.

As a provider of services to financial institutions, FIS is bound by the same limitations on disclosure of the information FIS receives from its customers as apply to the financial institutions themselves. If FIS fails to comply with these regulations, the combined company, including FIS, could be exposed to suits for breach of contract or to governmental proceedings, its customer relationships and reputation could be harmed, and it could be inhibited in its ability to obtain new customers. In addition, if more restrictive privacy laws or rules are adopted in the future on the federal or state level, or, with respect to FIS’s international operations, by authorities in foreign jurisdictions on the national, provincial, state, or other level, that could have an adverse impact on the combined company.

FIS may not succeed with its current and future expansion of its international operations and such failure may adversely affect the combined company’s growth and results of operations.

In 2004, FIS’s sales outside of the U.S. represented approximately 5.7% of its revenues. In 2004, FIS acquired Sanchez Computer Associates, Inc., or Sanchez, and a controlling interest in Kordoba GmbH & Co. KG, or Kordoba, in part in order to expand its international operations, particularly in FIS’s Financial Institution Software and Services segment. On September 30, 2005, FIS acquired all of the remaining outstanding equity interests in Kordoba. Although FIS’s international operations at present are relatively small, FIS believes there may be opportunities to expand FIS’s international operations. However, FIS is less well-known internationally than in the United States and has less experience with local business conditions. In addition, FIS, as part of the combined company, will face challenges in successfully managing small operations located far from its headquarters, because of the greater difficulty in overseeing and guiding operations from a distance. There can be no assurance that FIS, as part of the combined company, will be able to compete successfully against current or future international competitors or that FIS’s relative inexperience with international operations will not limit or hinder the combined company’s success.

WARNING ABOUT FORWARD-LOOKING STATEMENTS

Some of the information contained in, or incorporated by reference into, this proxy statement, including in the sections entitled “Risk Factors,” “The Merger” and “FIS Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contains forward-looking statements that involve risks and uncertainties. These statements relate to, among other things, consummation of the merger, future financial and operating results of the combined company and benefits of the pending merger. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these terms and other comparable terminology. Actual results could differ materially from those anticipated in these statements as a result of a number of factors, including those set forth in the sections of this proxy statement listed above or elsewhere in this proxy statement or in Certegy’s other filings with the Securities and Exchange Commission, including Certegy’s annual report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission and incorporated by reference into this proxy statement.

Certegy is not under any obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the possibility that actual results may differ materially from forward-looking statements in this proxy statement before making a decision about voting on the proposals submitted for your consideration.

THE SPECIAL MEETING

General

This proxy statement is being furnished to Certegy shareholders in connection with the solicitation of proxies by Certegy’s board of directors to be used at the special meeting of shareholders to be held at the Renaissance Vinoy Resort, 501 5th Avenue, N.E., St. Petersburg, Florida 33701, on Thursday, January 26, 2006, at 11:30 a.m., local time, and at any adjournment or postponement of that meeting. This proxy statement and the enclosed form of proxy are being sent to Certegy shareholders on or about December 22, 2005.

Purpose of Special Meeting

The purpose of the special meeting is:

•       to consider and vote upon the merger proposal, including the merger and the issuance of shares of Certegy common stock to the stockholders of FIS contemplated by the merger agreement;

•       to consider and vote upon the proposal to amend and restate Certegy’s articles of incorporation;

•       to consider and vote upon the proposal to approve the Amended and Restated Certegy Inc. Stock Incentive Plan; and

•       to transact such other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

As of the date of this proxy statement, Certegy’s board of directors does not know of any other matters to be presented for consideration at the special meeting. However, if any other matters properly come before the special meeting, the persons named in the enclosed proxy card will vote the shares represented by all properly executed proxies on such matters in accordance with their discretion. The persons named in the enclosed proxy card will not, however, use this discretionary authority to vote to adjourn or postpone the special meeting to solicit additional votes.

Copies of the merger agreement and certain ancillary documents related to the merger agreement, the proposed amended and restated articles of incorporation, and the proposed amended and restated stock incentive plan are attached to this proxy statement as Annexes A through G, respectively. You should review the merger agreement, the ancillary agreements, the proposed amended and restated articles of incorporation, the proposed amended and restated stock incentive plan, and this proxy statement carefully and in their entirety before deciding how to vote.

NYSE Shareholder Approval Requirements

NYSE rules require that a listed issuer obtain the consent of its shareholders prior to completing any transaction that would result in the issuance of more than 20% of the issuer’s outstanding common stock. If the merger is completed, Certegy will issue shares of common stock representing, in the aggregate, in excess of 20% of its currently outstanding shares of common stock. NYSE rules also require that a listed issuer obtain shareholder approval of equity compensation plans like the Amended and Restated Certegy Inc. Stock Incentive Plan.

Record Date; Shares Entitled to Vote

Certegy’s board of directors has fixed the close of business on December 2, 2005 as the record date for determining the holders of shares of Certegy common stock entitled to receive notice of and to vote at the special meeting and any adjournments or postponements thereof. Only holders of record of shares of Certegy common stock at the close of business on that date (including shareholders through

Certegy’s 401(k) plan) will be entitled to vote at the special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were 63,032,293 shares of Certegy common stock outstanding, held by approximately 6,518 holders of record.

Voting

Generally

Each holder of shares of Certegy common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the special meeting and at any adjournment or postponement thereof.

By Proxy

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing, and mailing the enclosed proxy card according to the instructions on the proxy card, or vote using any other method described on the proxy card.

If your proxy card is properly executed and received by Certegy in time to be voted at the Certegy special meeting, the shares represented by your proxy card will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide Certegy with any instructions, your shares will be voted as follows:

•       “FOR” approval of the merger proposal, including the merger and the issuance of shares of Certegy common stock to the stockholders of FIS in connection with the merger;

•       “FOR” approval of the amendment and restatement of Certegy’s articles of incorporation; and

•       “FOR” approval of the Amended and Restated Certegy Inc. Stock Incentive Plan.

By Internet

Shareholders of record may vote over the Internet by visiting the website address set forth on your proxy card and following the instructions for Internet voting described on the proxy card and on that website. You will need to have your proxy card available when you vote over the Internet. By using the Internet procedures to vote prior to the special meeting, you will be appointing the individuals named on the proxy card as your proxies to vote your shares in accordance with your instructions, just as if you submitted a proxy card. If you use the Internet to vote, but do not provide Certegy with your voting instructions on the matters up for vote, your shares will be voted in favor of all three proposals, as described above.

By Telephone

Shareholders of record may vote over a touch-tone telephone by dialing the toll-free telephone number set forth on your proxy card and following the instructions for telephone voting described on the proxy card and over that telephone number. You will need to have your proxy card available when you vote by telephone. By using the telephone procedures to vote prior to the special meeting, you will be appointing the individuals named on the proxy card as your proxies to vote your shares in accordance with your instructions, just as if you submitted a proxy card. If you use the telephone to vote, but do not provide Certegy with your voting instructions on the matters up for vote, your shares will be voted in favor of all three proposals, as described above.

The appointment of proxies by Internet and telephone is valid under Section 14-2-722 of the Georgia Business Corporation Code.

Shares Held in “Street Name”

Under NYSE rules, if your broker holds your shares in its name (i.e., in “street name”), your broker may not vote your shares on the matters being submitted to the shareholders for vote at the special meeting without instructions from you. Therefore, if you are the beneficial owner of shares held in “street name” by a broker, please give instructions to your broker on how to vote your shares. These instructions may be described on a special kind of proxy card provided to you by or through your broker, called a “voting instruction form.”

Shares Held in Certegy 401(k) Plan

If you are a participant in Certegy’s 401(k) plan, your vote will serve as voting instructions to the trustee of the plan for all shares you own through the plan. SunTrust Bank is the trustee for the plan. If you do not instruct the trustee how to vote your shares, if you do not sign your instruction card, or if the trustee does not receive the card by January 23, 2006, the shares attributable to your account will be voted in the same proportion as the Certegy shares in the 401(k) plan for which instructions are received on a timely basis.

Attending the Meeting in Person

All shareholders of record of Certegy’s common stock at the close of business on the record date, or their designated proxies, and management’s guests, are authorized to attend the special meeting.

If you plan to attend the special meeting, please check the appropriate box on the enclosed proxy. If you hold your Certegy shares in “street name” or through Certegy’s 401(k) plan trustee you must request a proxy from your broker or other nominee holding your shares in record name on your behalf in order to attend the meeting and vote at that time (your broker may refer to it as a “legal” proxy).

Even if you currently plan to attend the meeting, you should complete the enclosed proxy card and return it to Certegy in case your plans change—you can always revoke your proxy at the meeting and vote in person instead.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. The presence in person or representation by proxy at any meeting of Certegy shareholders of a majority of the outstanding shares of Certegy common stock entitled to vote at the meeting will constitute a quorum. You will be deemed to be present if you attend the meeting or if you submit a proxy card that is received at or prior to the meeting and not timely revoked.

Abstentions and broker non-votes are considered present and entitled to vote and consequently are counted for purposes of determining whether a quorum is present at a special meeting (although, as discussed below, a share that is broker non-voted will not be considered a “vote cast” for purposes of the NYSE requirement that the total votes cast on the merger and amended and restated stock incentive plan proposals represent over 50% of Certegy’s outstanding shares). A broker non-vote occurs on an item when a broker or other nominee does not have discretionary voting authority to vote on a proposal and has not received instructions from the beneficial owner of the shares as to how to vote on the proposal, and the broker or nominee has indicated on the proxy card or otherwise notified Certegy, that it does not have the authority to vote such shares on the matter. Shares held by Certegy in its treasury do not count toward a quorum.

If a quorum is not present, the special meeting may be postponed or adjourned to solicit additional proxies, without notice other than announcement at the special meeting (unless otherwise required by Certegy’s bylaws or law), until a quorum is present or represented, although the persons named in the enclosed proxy card will not use their discretionary authority to vote for any such postponement or adjournment. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

Vote Required

Under NYSE shareholder approval requirements, the proposal to approve the merger agreement, including the issuance of Certegy shares in the merger, and the proposal to approve the amended and restated stock incentive plan, each must be approved by a majority of votes cast on the proposal, and the total votes cast on the proposal must represent over 50% of the shares of Certegy common stock entitled to vote on the proposal. An abstention is a “vote cast” for these purposes, but a “broker non-vote” is not. The failure of a Certegy shareholder to vote will contribute to the defeat of these proposals if over 50% of the shares entitled to vote on the proposals are not actually voted.

The proposal to amend and restate Certegy’s articles of incorporation requires the affirmative vote of the holders of a majority of shares of Certegy common stock outstanding as of the close of business on the record date for the special meeting. The failure of a Certegy shareholder to vote, a broker non-vote, and a decision by a Certegy shareholder to abstain from voting will all have the same effect as a vote against this proposal. In addition, because approval of the proposed amendment and restatement of Certegy’s articles of incorporation is a condition to completing the merger under the merger agreement, a failure to vote on this proposal or an abstention with respect to this proposal will constitute a vote against the merger proposal, unless Certegy and FIS waive this condition.

Because the approval of the merger agreement, including the merger and related share issuance, and the approval of the amended and restated of stock incentive plan each require that the total vote cast on the proposal represent more than 50% of the shares of Certegy common stock entitled to vote on the proposal, your vote in person or by proxy will help to assure that this requirement is met. You are urged to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope, or vote using any other method described on your proxy card. Additionally, if you hold shares of Certegy common stock as a participant in Certegy’s 401(k) plan and fail to return your proxy card or otherwise vote, the trustee will not be able to vote your shares.

Shares Beneficially Owned by Certegy Directors and Executive Officers

As of the record date, Certegy’s directors and executive officers and their affiliates beneficially owned and were entitled to vote approximately 916,749 shares of Certegy common stock, representing approximately 1.5% of the outstanding shares of Certegy common stock. Although none of the members of the board of directors of Certegy or its executive officers has executed voting agreements, based solely on discussions with its board of directors and executive officers, to Certegy’s knowledge, its directors and executive officers intend to vote their common stock in favor of all proposals to be presented for approval at the special meeting.

For more information regarding beneficial ownership of shares of Certegy common stock by each current Certegy director, certain executive officers of Certegy, and all directors and executive officers of Certegy as a group, see “Security Ownership of Certain Beneficial Owners and Management of Certegy” on page 197.

Revocation of Proxies

The presence of a shareholder at the Certegy special meeting will not automatically revoke that shareholder’s proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by:

•       by sending a written revocation in time to be received before the special meeting to the attention of Certegy’s Corporate Secretary at 100 Second Avenue South, Suite 1100S, St. Petersburg, Florida 33701;

•       by completing, signing and dating another proxy card and returning it by mail in time to be received before the special meeting;

•       by voting by Internet or telephone at a later time; or

•       by attending the special meeting and voting in person.

If your shares are held of record by a broker or other nominee, you must follow the instructions from your broker or other nominee to change or revoke your proxy.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers, and employees of Certegy may solicit proxies for the special meeting from Certegy shareholders personally or by telephone and other electronic means without additional remuneration for soliciting such proxies. Certegy will provide persons, firms, banks, and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions. Certegy has also made arrangements with Morrow & Co. to assist it in soliciting proxies and has agreed to pay them $7,000, plus reasonable expenses, for these services. Certegy and FIS will equally share the expenses incurred in connection with the printing and mailing of this document.

Certegy Shareholder Account Maintenance

Certegy’s transfer agent is SunTrust Bank. All communications concerning accounts of Certegy shareholders of record, including address changes, name changes, inquiries as to requirements to transfer common stock and similar issues may be handled by calling SunTrust Bank, toll-free, at (800) 568-3476 or by writing to SunTrust Bank at: SunTrust Bank, Stock Transfer Department, Mail Code 258, Post Office Box 4625, Atlanta, Georgia 30302.

THE MERGER

General

Under the merger agreement, Certegy is proposing to combine its business with the business of FIS through a merger of FIS with a wholly owned subsidiary of Certegy. As a result FIS will become a wholly owned subsidiary of Certegy and the former stockholders of FIS will own a majority of Certegy’s outstanding common stock. See “Pro Forma Security Ownership of the Combined Company After the Merger.” Under the merger agreement:

•       FIS will merge with and into a Delaware limited liability company wholly owned by Certegy;

•       All of the outstanding shares of FIS’s common stock will be converted into shares of Certegy common stock based on a fixed exchange ratio. Currently FIS is a privately held company with Fidelity National Financial, Inc., or FNF, owning 75% of FIS’s outstanding common stock. FNF also owns 1 million shares of Certegy common stock. Taking into account FNF’s existing ownership of Certegy’s shares, as a result of the merger, the existing stockholders of FIS, including FNF, will own approximately 67.6% of the common stock of the combined company. FNF will own approximately 50.8% of the common stock of the combined company;

•       A special cash dividend of $3.75 per share will be paid, if the merger is completed, to shareholders of record of Certegy common stock on the close of business the day prior to the consummation of the merger unless they have sold their shares on the NYSE on the special dividend record date or on one of the two previous trading days; and

•       Certegy shareholders will retain their shares, which (excluding the 1 million shares currently owned by FNF) will represent approximately 32.4% of the outstanding shares of common stock of the combined company.

The merger agreement further provides that Certegy will amend and restate its articles of incorporation to increase the number of authorized shares of capital stock and to change Certegy’s name to “Fidelity National Information Services, Inc.,” and that it will propose an amended and restated stock incentive plan which will, among other things, increase the total number of shares available under the current plan by an additional 6 million shares and increase the limits on the number of options, restricted shares, and other awards that may be granted to any individual in any calendar year. The proposed amended and restated articles of incorporation and the proposed amended and restated stock incentive plan will become effective only if the merger is consummated.

Background of the Merger

Certegy’s board of directors and management have periodically reviewed the company’s business strategies since Certegy’s spin-off from Equifax Inc. in July 2001. By November 2004, the board and management were focused on Certegy’s strategies for continued internal growth in its two business segments, card and check services, including strategies for capitalizing on growth opportunities and addressing market challenges posed by the declining use of personal checks. At that time, the board appointed a business strategies analysis committee to consider Certegy’s business strategy and strategic alternatives. The committee was composed of Lee A. Kennedy, Certegy’s Chairman and Chief Executive Officer, and directors Phillip B. Lassiter, David K. Hunt, and Keith W. Hughes. Mr. Hughes was designated to chair the committee.

In December 2004, Mr. Kennedy presented to the business strategies committee a review of Certegy’s business, competitive positioning, and growth strategies. The committee also received a presentation from Citigroup reviewing conditions and trends in the payment services and check services industries, the relative strengths of Certegy vis-a-vis its competitors, and strategic alternatives potentially available to

Certegy, including the possibility of a merger or sale of the company. The committee determined to recommend to Certegy’s board of directors that the board confirm the company’s strategy of remaining independent, but also authorize the committee to continue its analysis of strategic alternatives. Toward that end, the committee requested and received board authorization for Mr. Kennedy and Mr. Hughes, with the assistance of Citigroup, to explore with a limited number of potential merger partners the possibility of a strategic business combination. During the remainder of the process that resulted in the merger agreement with FIS, Mr. Kennedy regularly communicated developments and discussions to Mr. Hughes and other members of the business strategies committee.

On February 4, 2005, based on the business strategies committee’s recommendation, Certegy’s board formally engaged Citigroup to assist Messrs. Kennedy and Hughes in exploring Certegy’s strategic options, including the possibility of a sale, strategic merger, or other business combination. Following Citigroup’s engagement, with the approval of the Certegy board, Citigroup made introductory presentations to four potential buyers. At a regular meeting of Certegy’s board of directors in March 2005, Citigroup updated the board on its discussions and requested and was granted permission by the board to contact two additional potential strategic buyers. During March and April, at the direction of the business strategies committee, Citigroup continued to have preliminary discussions with FNF and other potential strategic counterparties and apprised management, members of the business strategies committee, and the Certegy board of the substance of the discussions.

On April 13, 2005, at the invitation of William P. Foley, II, the Chairman and Chief Executive Officer of FNF, Mr. Kennedy and Michael T. Vollkommer, Certegy’s Chief Financial Officer, met with Mr. Foley and Brent Bickett, FNF’s Executive Vice President, Corporate Finance, at FNF’s headquarters in Jacksonville, Florida. Mr. Foley presented an overview of FIS and its businesses and financial condition and results, and Mr. Kennedy made a similar presentation concerning Certegy. Mr. Foley outlined a possible transaction and management structure for the combined company, and the executives discussed their respective corporate objectives and the potential strategic, commercial, and financial benefits of a business combination. Mr. Foley indicated that he would discuss the possibility of a transaction with the FNF board and then, assuming the board agreed, present to Certegy an indication of interest containing proposed deal terms.

The following day, April 14, 2005, Mr. Foley telephoned Mr. Kennedy and the two continued discussions concerning the enhanced product capabilities that the two companies, if combined, could bring to their respective markets.

On April 18, 2005, Certegy received a preliminary indication of interest from FNF outlining a potential merger of Certegy and FIS, with Certegy shareholders receiving a 30% to 40% ownership interest in the combined company. Mr. Kennedy responded with a telephone call to Mr. Foley notifying him that the proposal would be forwarded to the Certegy board and considered after receipt of all other proposals from potential counterparties.

Certegy’s business strategies committee met on April 27, 2005, with representatives of Citigroup and discussed the FNF letter along with the status of preliminary discussions regarding various strategic alternatives. To augment the committee’s exploration of a potential combination with a strategic partner, the committee authorized Citigroup to approach a number of specified private equity firms to determine their interest in acquiring Certegy. Citigroup then initiated contact with these firms. Discussions with these firms involved the purchase of Certegy in an all cash transaction by one or more parties.

At a Certegy board of directors meeting on May 4, 2005, Citigroup briefed the board on its contacts with potential buyers. The board directed Certegy’s management to respond to FNF with a letter indicating that after the Certegy board had considered FNF’s proposal it would respond. The board also agreed to require all other interested parties to submit an indication of interest by May 19, 2005. Consequently, three private equity firms submitted preliminary indications of interest, each of which set forth a range of proposed valuations of Certegy. These respective valuations were $37 to $40 per share, $37.50 to $43 per share, and $40 to $44 per share.

On May 23 and May 24, Certegy’s business strategies committee and the board reviewed and discussed with Citigroup the indications of interest Certegy had received from potential financial buyers and FNF, which was the sole potential strategic buyer. Following these discussions, the board decided to provide due diligence materials to two prospective financial buyers and to FNF and directed Certegy’s management and advisors to commence due diligence on FIS. The third prospective financial buyer, whose initial estimated valuation was the lowest of the three submitted, had indicated that it had lowered its valuation estimates and, as a consequence, the board determined not to continue discussions with it.

Accordingly, during the month of June 2005, FNF and the two private equity firms each received a presentation from Certegy management concerning Certegy’s business and financial condition and results and were afforded access to a due diligence data room containing materials on Certegy and its business.

From June 20 through June 22, 2005, a Certegy due diligence team received a briefing from FNF and FIS concerning FIS’s business and financial performance and was granted access to an FIS data room and received information and documents from FIS.

Based on its preliminary due diligence, on July 13, 2005, FNF submitted a revised indication of interest providing for a merger of Certegy and FIS in which Certegy’s shareholders would receive a 33% to 36% ownership position in the combined company. Neither of the remaining prospective private equity buyers presented a revised indication of interest with definitive terms, and each of them elected not to proceed.

Certegy’s board of directors met on July 25, 2005, to discuss the FNF proposal. At the meeting, Certegy’s outside counsel reviewed with the board its duties with respect to consideration of the proposed transaction. Citigroup then presented a review of the strategic review process to date and discussed the FNF proposal. The board authorized management and Citigroup to conduct further discussions with FNF concerning an exchange ratio and the possibility of combining a stock-for-stock merger with a cash dividend to Certegy shareholders. The cash dividend was viewed as a possible way to meet the Certegy board’s expectations for value to Certegy shareholders while allowing FNF to achieve its stated goal of holding a majority of the stock in the combined company in order to consolidate the combined company with FNF for FNF’s financial reporting purposes.

Accordingly, representatives of Certegy proposed to FNF a structure involving a cash dividend to Certegy shareholders, and on August 1, 2005, Mr. Kennedy spoke by telephone with Mr. Foley and discussed the range of ownership percentages in a combined company and an amount of the proposed cash dividend for Certegy shareholders that might be acceptable to the Certegy board. Mr. Foley and Mr. Kennedy and other representatives of the parties continued to negotiate the Certegy shareholder ownership percentage, the possibility and amount of a cash dividend, and other terms in a number of telephone conversations continuing through August 4, 2005. These discussions resulted in a proposal by FNF for a transaction that would provide Certegy shareholders with approximately 32.5% of the equity in the combined company and a dividend payment at the time of closing of $4.00 per share.

On August 3, 2005, Certegy’s business strategies committee met and received reports from Mr. Kennedy and Citigroup on the negotiations with FNF and the FNF proposal. At the meeting of Certegy’s board on the following day, Mr. Hughes reviewed the process and results of the committee’s strategic review. Citigroup then presented the board with an update on the process of exploring strategic alternatives and reviewed and analyzed the then current FNF proposal. On the basis of this proposal, the board authorized management and the chairman of the business strategies committee to proceed with further due diligence on FIS and to continue discussions with FNF.

On August 8, 2005, Certegy’s outside counsel provided an initial draft of the merger agreement to representatives of FNF. The merger agreement and related ancillary documents were the subject of negotiations by the parties and their respective advisors over the course of the next several weeks.

On August 10 through August 12, Certegy’s due diligence team conducted additional due diligence at FIS’s data room and received additional information and documents. On August 12, 2005, Mr. Kennedy and Mr. Foley spoke by telephone concerning the results of due diligence to date, financing of the combined company, and the need to determine the organizational structure of the combined company and its relationship with FNF concerning intercompany services and relationships.

Representatives of FNF and other stockholders of FIS conducted additional due diligence at Certegy’s data room on August 17 and 18. Thereafter, management, staff, and certain advisors of the parties continued their due diligence reviews of the businesses, operations, and financial condition of the other party.

On August 23, 2005, Mr. Kennedy and Mr. Foley met in Jacksonville, focusing on an organizational structure for the combined company. Mr. Kennedy reported the results of these discussions to the Certegy business strategies committee at a meeting on August 24, 2005. On August 25, the committee reported to the board of directors at a board meeting at which the board reviewed the status of the negotiations and the proposed organizational structure. The board authorized Mr. Kennedy to begin negotiations with FNF regarding employment terms for himself and other members of Certegy management. The board also decided to retain Covington & Burling as separate outside counsel to advise the independent directors and to engage Deutsche Bank to provide a second opinion to the board with respect to the fairness, from a financial point of view, of the proposed transaction to holders of Certegy common stock.

On August 30, Mr. Kennedy and Mr. Foley met again in Jacksonville and discussed a proposed management structure of the combined company, executives slotted to fill various positions, and option grants and other compensation terms for those members of Certegy management who were expected to be continuing with the combined company.

Certegy’s business strategies committee met on August 31, 2005, and its board of directors met on September 1, 2005, to receive an update on issues relating to negotiation of the transaction documents, proposed employment agreements with Certegy management, and the post-closing organizational and governance structure.

During the week of September 5, 2005, negotiations continued between the representatives of Certegy and FNF and other stockholders of FIS on a variety of issues. During that week representatives of FNF requested that Certegy agree to lower the proposed cash dividend to Certegy shareholders to $3.50 per share because costs related to the transaction were expected to exceed FNF’s initial estimates. Mr. Kennedy discussed this issue with Mr. Foley in a telephone call on September 8 and reported this development to the business strategies committee and the full board at meetings on the same day. After further negotiations between Mr. Kennedy and Mr. Foley and other representatives of the parties, with the concurrence of the Certegy board, a tentative agreement was reached on September 9 for a dividend of $3.75 per share and the resolution of certain other open terms relating to the merger. Mr. Kennedy and Citigroup then reported the material proposed terms of the transaction to the business strategies committee and the board of directors on the same day.

After reviewing the open issues with the independent members of the Certegy board of directors, and pursuant to their instructions, during the period of September 9 through 14, 2005, Mr. Kennedy entered into negotiations with Mr. Foley regarding the terms of an employment agreement for Mr. Kennedy and terms to be offered to Jeffrey S. Carbiener, Certegy’s Executive Vice President and Group Executive—Check Services, and certain other Certegy management employees. Concurrent with those negotiations, representatives of the parties and their respective advisors negotiated the remaining terms of the proposed transaction and final changes to the proposed definitive agreements, and completed their due diligence.

On September 14, 2005, Certegy’s board of directors met to review and discuss the proposed transaction with FIS. Represented at the meeting were management of Certegy and representatives of its financial and legal advisors. Prior to the meeting the directors were provided with a substantially final draft of the merger agreement and other documents related to the proposed transaction. At the meeting, management updated the board of directors on the status of negotiations of the transaction, the results of due diligence, and management’s analysis of the Certegy business and the proposed transaction, and outside counsel reviewed with the board its legal duties in connection with the proposed transaction, as well as the terms of the proposed final merger agreement and related documents. Representatives of Citigroup presented a market update and an overview of the two companies and each of Citigroup and Deutsche Bank separately discussed the proposed transaction and their respective financial valuation analyses. The board then adjourned while its compensation committee met. The compensation committee reviewed, discussed, and approved the proposed employment agreements between Certegy and Mr. Kennedy and Mr. Carbiener, to become effective at the closing of the transaction, and certain other matters relating to the transaction. The board reconvened, and after additional discussion and an executive session in which Mr. Kennedy did not participate, the board received management’s recommendations regarding the transaction. Citigroup and Deutsche Bank then rendered their respective oral opinions, which were subsequently confirmed in writing, to the effect that as of September 14, 2005, based upon and subject to the assumptions made, matters considered, and limits of the review undertaken by such firms, the exchange ratio and special dividend, taken together, were fair from a financial point of view to the holders of Certegy common stock. See “The Merger—Opinions of Certegy’s Financial Advisors — Citigroup Global Markets Inc.” and “The Merger — Opinions of Certegy’s Financial Advisors — Deutsche Bank Securities Inc.” below. After additional discussion, the board of directors, with Mr. Kennedy recusing himself, voted to approve the merger agreement and related matters. The board also instructed management to execute and deliver the merger agreement, commitment agreement, shareholders agreement, the employment agreements, and related documents and to take all other steps necessary to effect the merger and the other transactions contemplated by these agreements.

The merger agreement, the commitment agreement, the shareholders agreement, and the employment agreements were entered into by the parties on the evening of September 14, 2005. Shortly thereafter, each stockholder of FIS executed and delivered to FIS a written consent adopting the merger agreement.

On September 15, 2005, FNF and Certegy issued a joint press release announcing the transaction before the opening of trading on the NYSE.

Certegy’s Reasons for the Merger; Recommendation of the Merger by the Certegy Board of Directors

Certegy’s board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Certegy and its shareholders. In deciding to approve the merger agreement and the transactions contemplated by the merger agreement and to recommend their approval by Certegy’s shareholders, Certegy’s board considered the materials and presentations prepared by Certegy’s management, consulted with Certegy’s financial advisors with respect to the financial aspects of the merger and the fairness of the merger and special dividend, taken together, to holders of Certegy common stock from a financial point of view, and consulted with Certegy’s legal counsel and legal counsel to the independent directors as to its legal duties and the terms of the merger agreement, the shareholders agreement, and the related documents. In reaching this decision, Certegy’s board considered a variety of factors, including:

•       its knowledge of Certegy’s business, operations, financial condition, and prospects and of the business, operations, financial condition, and prospects of FIS, taking into account the results of Certegy’s due diligence review of FIS, discussions with management of FIS, and the presentations of Certegy’s management and financial advisors;

•       its knowledge of the current and prospective environment in which Certegy operates, including national and international economic conditions, the competitive environment, the market for potential acquisitions, and the likely effect of these factors on Certegy’s potential growth, development, productivity, profitability, and strategic options;

•       the financial terms of the transaction, including the exchange ratio of FIS shares for Certegy shares and the resulting pro forma ownership of Certegy’s shareholders in the combined entity, the special dividend, and the ability of Certegy’s shareholders to continue to participate in the future growth of the combined company by retaining shares of Certegy’s common stock;

•       the financial analyses presented by Citigroup and Deutsche Bank, as financial advisors to Certegy, and the opinions delivered by each of them to the effect that, as of September 14, 2005, and based upon and subject to the assumptions made, matters considered, and limitations set forth in the opinions, the exchange ratio of FIS shares for Certegy shares and the special dividend to be received by the Certegy shareholders, taken together, were fair, from a financial point of view, to the holders of Certegy common stock;

•       its understanding of the other strategic alternatives likely to be available to Certegy and the time and risks that Certegy would incur in pursuing such alternatives;

•       the structure of the transaction and its effects, including payment of the special dividend and the fact that FNF will become the majority shareholder of Certegy upon consummation of the merger;

•       the fact that, except for the amount of the special dividend, the transaction will not result in taxable income to Certegy shareholders;

•       its assessment that the combined company:

•        would constitute one of the largest providers of processing services to U.S. financial institutions,

•        would have market leading positions in core processing, card issuing services, mortgage processing, and lender services,

•        would have a diversified product mix, reducing exposure to the impact of the declining use of checks,

•        could increase the organic growth rate of the businesses of both Certegy and FIS through marketing the combined company’s broad range of products and services across the combined customer base,

•        would have an expanded international presence and scale, and

•        would have the opportunity to achieve cost savings of up to $50 million over a 12 to 18 month period following the closing of the merger.

•       the terms of the merger agreement, including without limitation, the conditions to each company’s obligations to complete the merger, provisions allowing Certegy’s board of directors to terminate the agreement if Certegy receives an unsolicited superior acquisition proposal, subject to FNF’s right to match the superior proposal, and the agreement that Certegy’s chief executive officer will continue to serve as the chief executive officer and a director of the combined company;

•       the terms of the shareholders agreement, including, without limitation, provisions affording Certegy’s board the right to designate four of its members, including Certegy’s chief executive officer, to occupy seats on the board of the combined company, restrictions on the acquisition and transfer of Certegy common stock by the former stockholders of FIS, restrictions on amendments and waivers regarding intercompany agreements and other transactions between the combined company and FNF involving more than $250,000 without the approval of a majority of the independent directors, and certain requirements that FNF must follow in seeking to effect any “going private” transaction with respect to Certegy;

•       the employment agreements being entered into with Lee A. Kennedy, Chief Executive Officer of Certegy, and Jeffrey S. Carbiener, Executive Vice President and Group Executive—Check Services of Certegy, and the roles that such members of Certegy’s senior management would play in integrating the businesses of Certegy and FIS following the merger;

•       the shareholder and regulatory approvals required in connection with the merger and the other terms of the merger agreement, and the likelihood that, once the merger agreement had been entered into, the merger would be completed if approved by Certegy’s shareholders; and

•       the right, granted by Certegy’s board, of Certegy’s shareholders to dissent from the merger proposal and obtain the fair value of their shares under Georgia law.

From a financial perspective, the board of directors considered, among other things, that while GAAP earnings per share of the combined company on a pro forma basis would have been lower than Certegy’s earnings for both 2004 and the six month period ended June 30, 2005, pro forma cash earnings per share of the combined company (net income plus tax affected purchase intangible amortization divided by total shares outstanding) for such periods would have been accretive when compared to Certegy’s cash earnings per share. The board of directors believes that the non-GAAP measure of cash earnings per share is meaningful to a consideration of the advisability of the merger because a comparison of Certegy’s GAAP net income per share with net income per share of the combined company on a pro forma basis is affected by significant amounts of after tax amortization expense of FIS’s purchased intangible assets resulting from FIS’s growth through acquisitions and from the merger. The use of cash earnings per share helps provide a meaningful comparison.

Certegy’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by the merger agreement, including:

•       the significant risks and expenses inherent in combining and successfully integrating two companies, including the need for significant management resources, which may temporarily detract attention from the day-to-day business of the combined company;

•       the combined company will have approximately $2.9 billion of indebtedness immediately following the merger;

•       the limitations on Certegy’s ability to solicit other offers as well as the possibility that it could be required to pay a $65 million termination fee in certain circumstances;

•       for U.S. federal income tax purposes, the special dividend will be taxable to Certegy’s shareholders;

•       FNF will hold a majority of the outstanding shares of common stock of the combined company, which means that the management and directors of the combined company may be subject to conflicts of interest and the other shareholders will not be able to affect the outcome of shareholder votes;

•       the benefits to which officers and employees of Certegy would be entitled under the pre-existing employee benefit plans of Certegy that contain change-in-control provisions that would be triggered by the transactions contemplated by the merger agreement, and the fact that Certegy’s executive officers have other interests in the transaction that may be different from, or in addition to, their interests as shareholders of Certegy, including the employment and retention agreements described under “The Merger—Interests of Certain Persons in the Merger That Are Different from Your Interests” beginning on page 70;

•       a number of Certegy’s senior executives are not expected to continue with the combined company, which could temporarily disrupt Certegy’s businesses;

•       the significance of the existing intercompany agreements between FIS and FNF and other FNF subsidiaries to the ongoing operation of the combined businesses; and

•       other matters described under the caption “Risk Factors.”

The foregoing discussion of the factors considered by Certegy’s board of directors is not intended to be exhaustive, but rather includes material factors that the Certegy board considered in approving and recommending the merger and related proposals. In view of the wide variety of factors considered by Certegy’s board in connection with its evaluation of these transactions and the complexity of these factors, Certegy’s board did not consider it practical to, nor did it attempt to, quantify, rank, or otherwise assign any specific or relative weights to the specific factors it considered in reaching its determination. The Certegy board considered all these factors as a whole, and determined that the transaction was in the best interests of Certegy and its shareholders. In considering the factors described above, individual directors may have assigned different weights to different factors.

It should be noted that this explanation of the Certegy board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read along with the factors discussed under the caption “Warning About Forward-Looking Statements” beginning on page 35 of this proxy statement.

For the reasons set forth above, the Certegy board of directors has approved the merger agreement and the transactions contemplated by the merger agreement and recommends that Certegy’s shareholders vote “FOR” the approval of the merger proposal, including the merger and the issuance of shares in connection with the merger.

Potential Financial Benefits of the Merger

In evaluating the prospects of the combined company, the respective management teams of Certegy and FIS have considered a number of factors, including the following potential financial benefits that they believe the combined company will be positioned to achieve:

•  An increase in the organic growth rate of the businesses of both Certegy and FIS through marketing the combined company’s broad suite of products and services across the joint customer base and increasing penetration of the international market through leveraging FIS’s existing international customer base.

•  $50 million in annual cost savings expected to be implemented over a twelve-to-eighteen month period through elimination of redundant corporate overhead functions, combining operating facilities, combining research and development efforts, and leveraging the combined company’s infrastructure and procurement purchasing power.

•  Strong combined revenue, as indicated by run rate revenue for 2005 for the combined company of approximately $3.84 billion. This run rate revenue has been calculated by annualizing the combined revenues of Certegy and FIS for the nine-month period ended September 30, 2005. Certegy's revenue has historically been seasonal, with the fourth quarter generally the strongest, so actual combined revenue for the year may be slightly higher than this annualized amount. This level of run rate revenue is significant to management of the two companies in part because it is comparable to the revenue of one of FIS's key competitors and may give the combined company an improved profile with investors and potential customers.

•  Significant level of EBITDA, as indicated by run rate EBITDA (earnings before interest, taxes, depreciation, and amortization) for 2005 for the combined company of approximately $963.5 million. This run rate EBITDA has been calculated by annualizing the pro forma combined EBITDA for Certegy and FIS for the nine-month period ended September 30, 2005. This calculation does not include the effect of cost synergies that the combined company is expected to realize. Combined pro forma EBITDA for the fiscal year 2005 is expected to be higher than this run rate EBITDA because the fourth quarter is typically Certegy’s strongest quarter. Management believes that EBITDA is an important measure of the combined company's performance and is of interest to lenders, analysts, and investors. EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles, or GAAP, and should be used to complement and not in place of net income or cash flow from operations as a measure of profitability or liquidity. Stockholders should be aware that EBITDA as presented below may not be comparable with similarly titled measures of other companies. A reconciliation of EBITDA to GAAP income from operations is shown below.

	Nine Months Ended September 30, 2005
	Certegy	Combined Pro Forma
	Pro Forma(1)	as Adjusted(1)	Annualized(2)
	(In thousands)
EBITDA:
Income from operations	$130,036	$414,273	$552,364
Depreciation and amortization	38,352	308,322	411,096
	$168,388	$722,595	$963,460

(1)   Refer to the unaudited pro forma combined financial data of Certegy and FIS beginning on page 172. Certegy pro forma excludes $6.6 million of merger-related costs recorded in the nine-month period ended September 30, 2005.

(2)   Annualized based on the nine months ended September 30, 2005.

•  Cash earnings per diluted share accretion to Certegy shareholders. Pro forma cash earnings per diluted share for the combined company for the fiscal year ended December 31, 2004, and the nine-month period ended September 30, 2005, would have been accretive to Certegy’s historical cash earnings per diluted share by 10.2% and 28.5%, respectively, considering the achievement of estimated cost synergies of $50.0 million ($31.2 million after tax) for the fiscal year ended December 31, 2004, and $37.5 million ($23.6 million after tax) for the nine-month period ended September 30, 2005. Excluding these estimated cost synergies, pro forma cash earnings per diluted share would have been the same as Certegy’s historical cash earnings per diluted share for the fiscal year ended December 31, 2004, and 18.7% accretive for the nine-month period ended September 30, 2005, to Certegy’s historical cash earnings per diluted share. Certegy’s earnings have historically been seasonal, with the fourth quarter generally the strongest, so such accretion for the full year of 2005 is likely to be lower than that of the first nine months. Cash earnings consist of net income plus tax affected amortization of intangible assets (primarily customer contracts and trademarks) acquired in purchase business combinations. Management believes that the non-GAAP measure of cash earnings per diluted share is meaningful because a comparison of Certegy’s historical earnings per diluted share to pro forma combined earnings per diluted share is affected by significant amounts of after tax amortization expense of FIS’s purchased intangible assets resulting from FIS’s historical growth through acquisitions and from the merger. Cash earnings is not a measure of financial performance under GAAP and should be used to complement, and not in place of, net income or cash flow from operations as a measure of profitability. Stockholders should be aware that cash earnings per share as presented herein may not be comparable to similarly titled measures of other companies. The calculation of cash earnings per diluted share and its reconciliation to GAAP earnings per diluted share are shown below.

Nine Months Ended September 30, 2005

		Combined		Combined
	Certegy	Pro Forma,	Estimated	Pro Forma,
	Pro Forma(1)	as Adjusted(1)	Cost Synergies(2)	with Synergies
	(In thousands, except per share data)
Net income	$75,802	$185,972	$23,550	$209,522
Purchase amortization(3):
Before-tax	3,363	146,890		146,890
Income tax	(1,250)	(54,642)		(54,642)
After-tax	2,113	92,248	—	92,248
Cash net income	$77,915	$278,220	$23,550	$301,770
Diluted earnings per share:
Net income	$1.20	$0.97		$1.10
Purchase amortization, after-tax	0.03	0.48		0.48
Cash diluted EPS	$1.23	$1.46		$1.58
Diluted shares	63,189	191,109		191,109

(1)   Refer to the unaudited pro forma combined financial data of Certegy and FIS beginning on page 172.  Certegy pro forma excludes $6.6 million of merger-related costs recorded in the nine-month period ended September 30, 2005.

(2)   Reflects estimated $50 million in annual cost savings to be realized over a 12 to 18 month period following the merger through elimination of redundant corporate overhead functions, combining operating facilities, combining research and development efforts, and leveraging the combined company's infrastructure and procurement purchasing power. Pro rata cost savings for the nine-month period ended September 30, 2005 would be $37.5 million ($23.6 million after tax).

(3)   Purchase amortization reflects amortization of intangible assets, primarily customer contracts and trademarks, acquired in purchase business combinations.

Twelve Months Ended December 31, 2004

	Certegy	Combined Pro Forma,	Estimated Cost	Combined Pro Forma,
	Historical	as Adjusted(1)	Synergies(2)	with Synergies
	(In thousands, except per share data)
Net income	$97,678	$176,363	$31,200	$207,563
Purchase amortization(3):
Before-tax	3,995	198,908		198,908
Income tax	(1,485)	(74,857)		(74,857)
After-tax	2,510	124,051	—	124,051
Cash net income	$100,188	$300,414	$31,200	$331,614
Diluted earnings per share:
Net income	$1.53	$0.92		$1.08
Purchase amortization, after-tax	0.04	0.65		0.65
Cash diluted EPS	$1.57	$1.57		$1.73
Diluted shares	63,966	191,886		191,886

(1)   Refer to the unaudited pro forma combined financial data of Certegy and FIS beginning on page 172.

(2)   Reflects estimated $50 million ($31.2 million after tax) in annual cost savings to be realized over a 12 to 18 month period following the merger through elimination of redundant corporate overhead functions, combining operating facilities, combining research and development efforts, and leveraging the combined company's infrastructure and procurement purchasing power.

(3)   Purchase amortization reflects amortization of intangible assets, primarily customer contracts and trademarks, acquired in purchase business combinations.

The information presented in this section is forward looking in nature and, therefore, should be read along with the factors discussed under the heading “Warning About Forward Looking Statements” beginning on page 35 of this proxy statement.  In addition, realization of anticipated financial or other benefits of the merger is subject to the risks outlined under the heading “Risk Factors” on page 22 of this proxy statement.

Opinions of Certegy’s Financial Advisors—Citigroup Global Markets Inc.

Certegy retained Citigroup Global Markets Inc. to act as its financial advisor in connection with Certegy’s analysis and consideration of various strategic alternatives. Citigroup has rendered its written opinion to the Certegy board of directors that, as of September 14, 2005, and based upon and subject to the factors, assumptions, procedures, limitations and qualifications set forth therein, Citigroup’s work described below and other factors Citigroup deemed relevant, the exchange ratio of 0.6396 shares of Certegy common stock to be issued for each share of FIS common stock in the merger and the special dividend of $3.75 per share to be paid to the shareholders of record of Certegy common stock as of the close of business on the day prior to the merger were, taken together, fair from a financial point of view to the holders of Certegy common stock.

The full text of the written opinion of Citigroup, dated September 14, 2005, which sets forth assumptions made, procedures followed, factors considered, and limitations and qualifications on the review undertaken by Citigroup in connection with its opinion, is attached as Annex D to this proxy statement and is incorporated herein by reference. Citigroup’s advisory services and its opinion were provided for the information of the board of directors of Certegy in its evaluation of the merger, and its opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the merger.

In arriving at its opinion, Citigroup reviewed a draft of the merger agreement dated September 13, 2005, and held discussions with certain senior officers and other representatives and advisors of Certegy and certain senior officers and other representatives and advisors of FIS and its affiliates, including FNF, concerning the respective businesses, operations, and prospects of Certegy and FIS. Citigroup examined certain publicly available business and financial information relating to Certegy and FIS as well as certain financial forecasts and other information and data relating to Certegy and FIS that were provided to or discussed with Citigroup by the respective managements of Certegy, FIS, and FNF, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Certegy, FIS, and FNF to result from the merger.

Citigroup reviewed the financial terms of the merger as set forth in the draft merger agreement, and such other terms as Citigroup deemed necessary and appropriate, in relation to, among other things:

•       current and historical market prices and trading volumes of Certegy common stock;

•       the historical and projected earnings and other operating data of Certegy and FIS; and

•       the capitalization and financial condition of Certegy and FIS.

Citigroup considered, to the extent publicly available, the financial terms of certain other transactions which Citigroup considered relevant in evaluating the merger and analyzed certain financial, stock market, and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of Certegy and FIS. Citigroup also reviewed certain potential pro forma financial effects of the merger on Certegy and FIS. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic, and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and upon the assurances of the respective managements of Certegy, FIS, and FNF that they were not aware of any relevant information that was omitted or that remained undisclosed to Citigroup. With respect to financial forecasts and other information and data relating to Certegy and FIS provided to or otherwise reviewed by or discussed with it, Citigroup was advised by the respective managements of Certegy, FIS, and FNF that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Certegy, FIS, and FNF as to the future financial performance of Certegy and FIS, the potential strategic implications and operational benefits anticipated to result from the merger, and the other matters covered thereby, and Citigroup assumed, with the consent of the Certegy board of directors, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the merger) reflected in such forecasts and other information and data would be realized in the amounts and at the times projected.

Citigroup assumed, with the consent of the Certegy board of directors, that the merger would be consummated in accordance with its terms, without waiver, modification, or amendment of any material term, condition, or agreement, and in the course of obtaining the necessary governmental or third party approvals, consents, and releases for the merger, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on Certegy or FIS or the contemplated benefits of the merger. Representatives of Certegy advised Citigroup, and Citigroup further assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Citigroup. Citigroup further assumed, with the consent of the Certegy board of directors, that the merger would be treated as a tax-free reorganization for federal income tax purposes.

Citigroup did not express any opinion as to what the value of Certegy common stock actually would be following the completion of the merger or the prices at which Certegy common stock would trade at any time. Citigroup did not make, and was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Certegy or FIS nor did Citigroup make any physical inspection of the properties or assets of Certegy or FIS.

In connection with rendering its opinion, Citigroup was not requested to consider, and its opinion did not address, the relative merits of the proposed transaction as compared to any alternative business strategies that might exist for Certegy or the effect of any other transaction in which Certegy might engage. Citigroup’s opinion was necessarily based upon information available to it, and financial, stock market, and other conditions and circumstances existing, as of the date of its opinion.

Financial Analyses

The following is a summary of the material financial analyses performed by Citigroup in evaluating the fairness, from a financial point of view, of the exchange ratio of 0.6396 shares of Certegy common stock to be issued for each share of FIS common stock in the merger and the special dividend of $3.75 per share to be paid to the shareholders of record of Certegy common stock as of the close of business on the day prior to the consummation of the merger, taken together, to the holders of Certegy common stock. The following summary does not purport to be a complete description of the financial analyses performed by Citigroup, nor does the order of analyses described represent relative importance or weight given to those analyses by Citigroup. Some of the summaries of financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses performed by Citigroup. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 13, 2005, and is not necessarily indicative of current or future market conditions.

Transaction Overview and Indicated Transaction Multiples

Citigroup reviewed with the Certegy board of directors the basic terms of the merger, including the following:

•       a fixed exchange ratio of 0.6396 Certegy common shares per FIS common share;

•       the special dividend of $3.75 per Certegy common share; and

•       pro forma percentage ownership by current Certegy stockholders of approximately 32.5% of the outstanding Certegy common stock immediately after the merger, based on fully diluted shares using the treasury stock method.

Citigroup calculated for the Certegy board of directors various multiples and premiums resulting from the merger assuming three different illustrative values per Certegy common share. These calculations were based on historical information and on certain financial analyses and forecasts for Certegy prepared by its management.

Citigroup calculated the percentage premium of three illustrative values per Certegy common share following the merger over:

•       the closing price per share of Certegy common stock on September 8, 2005;

•       the average closing price per share of Certegy common stock for the thirty-day period ended September 8, 2005; and

•       the highest and lowest closing prices per share in the 52-week period ended September 8, 2005.

The illustrative values were determined based on an analysis to illustrate a range of implied equity valuations per share of Certegy common stock in the transaction, assuming a range of total equity valuations for FIS of $4.2 - $4.8 billion. Based on this analysis, Citigroup determined a range for the implied equity value in the transaction per share of Certegy common stock of between $37.76 and $40.64, including in each case the $3.75 per share dividend. The three illustrative values ranging from $38.00 - $41.00 represent rounded values based on this implied equity valuation range. The following table presents the results of Citigroup’s calculations:

	Illustrative valuation range per Certegy common share
	$38.00	$39.50	$41.00
Premium to:
Share Price at September 8, 2005	13.2%	17.6%	22.1%
Thirty-Day Average	0.4	4.4	8.3
52-Week High	(4.4)	(0.6)	3.2
52-Week Low	17.5	22.1	26.7

Selected Companies Analysis

Citigroup reviewed and compared certain financial information for each of Certegy and FIS to corresponding financial information, ratios and public market multiples for selected publicly traded companies that Citigroup deemed relevant. The financial information used by Citigroup for all companies in the course of this analysis was based on publicly available information as of September 8, 2005 and median analyst estimates calculated by First Call. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.

For Citigroup’s analysis of Certegy, the selected companies forming the comparison group were eFunds Corporation, First Data Corporation, Fiserv, Inc., Global Payments, Inc., and Total Systems Services. Citigroup calculated for the applicable selected companies the ratios of September 8, 2005 closing stock price to calendar year 2005 and 2006 earnings estimates and ratios of enterprise value (calculated as equity value plus debt, less cash and cash equivalents) to calendar year 2005 and 2006 estimated EBITDA, and compared these measures to the corresponding values for Certegy.

The analysis showed the following median ratios for the selected companies:

Selected Company Median Share Price / EPS
2005E GAAP EPS	19.7x
2006E GAAP EPS	17.7x
2005E Cash EPS	19.2x
2006E Cash EPS	17.3x

Selected Company Median Enterprise Value / EBITDA
2005E EBITDA	10.8x
2006E EBITDA	9.7x

Citigroup derived a per share equity value range for Certegy of $34.00 to $38.00 based on Citigroup’s knowledge and understanding of the trading characteristics for the individual companies within the selected company universe. In comparison to management’s estimates for the corresponding Certegy statistics, this valuation range implies a ratio of 18.4x to 20.6x for stock price / 2005E GAAP earnings per share, 15.9x to 17.8x for stock price / 2006E GAAP earnings per share, 9.1x to 10.2x enterprise value / 2005E EBITDA and 8.1x to 9.1x enterprise value / 2006E EBITDA.

For Citigroup’s analysis of FIS, the selected companies forming the comparison group were The Bisys Group, Inc., Fiserv, Inc., and Jack Henry & Associates, Inc. Citigroup calculated for the applicable selected companies the ratios of September 8, 2005 closing stock prices to calendar year 2005 and 2006 earnings estimates and calendar year 2005 and 2006 estimated EBITDA, and compared these measures to the corresponding values for FIS.

The analysis showed the following median ratios for the selected companies:

Selected Company Median Enterprise Value / EBITDA
2005E EBITDA	9.8x
2006E EBITDA	8.9x

Selected Company Median Share Price / EPS
2005E Cash EPS	19.2x
2006E Cash EPS	17.3x
2005E GAAP EPS	21.6x
2006E GAAP EPS	17.7x

Citigroup examined these EBITDA multiples and arrived at an equity value range for FIS of $4.4 billion to $4.7 billion (enterprise value of $6.8 billion to $7.1 billion). This valuation range implies a 9.4x to 9.8x enterprise value / 2005E EBITDA and 8.9x to 9.3x enterprise value / 2006E EBITDA.

Citigroup examined these Cash EPS multiples and arrived at an equity value range for FIS of $5.0 billion to $5.2 billion. This valuation range implies a 19.2x to 19.9x price / 2005E Cash earnings per share and a 16.7x to 17.4x price / 2006E Cash earnings per share.

Selected Precedent Transactions Analysis

Citigroup analyzed certain information relating to certain selected transactions above $500 million in deal value in the financial technology industry since January 1, 2003, along with one additional transaction prior to that date. The precedent transactions analyzed were:

•  Royal Bank of Scotland plc / Lynk Systems, Inc., August 2004

•  Bank of America Corporation / National Processing, Inc., July 2004

•  Metavante Corporation / NYCE Corporation, May 2004

•  First Data Corporation / Concord EFS Inc., April 2003

•  U.S. Bancorp / Nova Information Systems, Inc., May 2001

With respect to the financial information for the targets involved in the precedent transactions, Citigroup relied on information from public filings, company press releases and investor presentations, as well as information published by Thomson Financial.

For each of the selected transactions since January 1, 2003 to the extent applicable, Citigroup calculated and compared:

•       the transaction value as a multiple of each of latest 12 months revenue, EBITDA and earnings before interest and taxes (commonly referred to as EBIT), the medians of which multiples in the selected precedent transactions were 3.1x, 9.7x, and 10.8x, respectively;

•       the purchase price per share paid for the target entity as a multiple of latest twelve months earnings per share and projected next twelve months earnings per share, the medians of which multiples in the selected precedent transactions were 22.5x and 21.0x, respectively; and

•       the premium of the price per share paid for the target entity over the closing stock price on the trading day immediately preceding the announcement of the transaction and the average closing prices per share for the thirty-day period ended the trading day immediately preceding the announcement of the transaction, the medians of which premiums in the selected precedent transactions were 3.7% and 9.4%, respectively.

Based on such analysis, Citigroup determined an implied per share equity valuation range for Certegy of $32.00 to $39.00.

Discounted Cash Flow Analysis

Citigroup performed a discounted cash flow analysis of each of Certegy and FIS to determine a range for the implied equity value of Certegy and the implied per share value of Certegy common stock, in each case on a stand-alone basis prior to the merger, and the implied equity value and enterprise value of FIS. For each of Certegy and FIS, Citigroup calculated the present value of unlevered free cash flow for calendar years 2005 through 2009 and added to this amount the present value of each company’s respective terminal value at the end of calendar year 2009. Present values were calculated using discount rates ranging from 8% to 10% in the case of Certegy, and 8.5% to 10.5% in the case of FIS, which Citigroup viewed as appropriate based on weighted average cost of capital analyses for each company.

For the Certegy analysis, Citigroup calculated terminal values using a range of terminal year net income exit multiples of 14.5x to 18.5x, and the Certegy estimated financial data upon which the analysis was based assumed a compound annual growth rate of revenue of 11%. This analysis showed the following ranges in implied equity valuations and implied per share valuations for Certegy:

Implied Equity Valuation Range

approximately $2.8 to $3.2 billion

Implied Per Share Valuation Range

approximately $41 to $47

For comparative purposes, Citigroup also performed a sensitivity analysis based on Certegy estimated financial data by varying the compound annual growth rates of revenue from 7% to 11% and varying the discount rate from 9% to 13%, and assuming a terminal year net income exit multiple of 16.5x. This sensitivity analysis indicated a range for the implied equity value of Certegy of approximately $2.4 billion to $2.8 billion, and a range for the implied per share value of Certegy common stock of approximately $35 to $41.

For the FIS analysis, Citigroup calculated terminal values using a range of terminal year cash net income exit multiples of 17.0x to 19.0x. The FIS analysis was based on two sets of estimated financial data for FIS, one assuming a compound annual growth rate of revenue of 5.4% (“FIS Case 1”), and the other assuming a compound annual growth rate of revenue of 8% (“FIS Case 2”). This analysis showed the following ranges in implied equity valuations and implied enterprise valuations for FIS:

Implied Equity Valuation Range

FIS Case 1	approximately $4.6 to $5.2 billion
FIS Case 2	approximately $5.7 to $6.4 billion

Implied Enterprise Valuation Range

FIS Case 1	approximately $7.2 to $7.8 billion
FIS Case 2	approximately $8.3 to $9 billion

Contribution Analysis

Citigroup analyzed the relative contribution that Certegy and FIS would each be making to the combined company with respect to certain financial and operating data, based on the results of the valuation analyses described above. Citigroup based its analyses on financial data and estimates for the calendar years 2005 and 2006 and market data as of September 8, 2005, and the estimates used for FIS were FIS Case 1. Citigroup did not consider any adjustments or synergies associated with the merger in its contribution analysis. The following tables show the results of this analysis.

Implied Ownership Percentages Based on Estimated Operating Statistics

	Implied Ownership
	FIS	Certegy
2005E
EBITDA	74.4%	25.6%
EBIT	69.5	30.5
GAAP Net Income	61.7	38.3
Cash Net Income	68.6	31.4
2006E
EBITDA	73.2%	26.8%
EBIT	69.4	30.6
GAAP Net Income	62.6	37.4
Cash Net Income	68.3	31.7

Equity Valuation and Implied Ownership Percentages By Valuation Methodology

	Equity Valuation		Implied Ownership
	FIS	Certegy	FIS	Certegy
	(dollars in millions)
EBITDA	$4,550	$2,126	68.2%	31.8%
GAAP Net Income	3,900	2,126	64.7	35.3
Cash Net Income	5,100	2,126	70.6	29.4
Discounted Cash Flow (FIS Case 1)	$4,900	$3,000	62.0%	38.0%
Discounted Cash Flow (FIS Case 2)	6,000	3,000	66.7	33.3

The implied ownership percentages reflected in the tables above compare to an approximate 32.5% ownership percentage for Certegy common shareholders in the combined company following the merger, plus the $3.75 dividend payable on each Certegy common share outstanding immediately prior to the merger and exclude the effect of synergies.

Pro Forma Merger Analysis

Citigroup analyzed the pro forma impact of the merger on projected EPS for each of Certegy and FIS on a stand-alone basis, based upon earnings estimates for Certegy and synergies provided by Certegy’s management and utilizing FIS Case 1 for FIS estimated earnings. The effect on EPS was calculated using various assumptions, including the following:

•       100% stock transaction;

•       special cash dividend of $3.75 per share payable on Certegy common shares outstanding immediately prior to the merger;

•       transaction closing date during the fourth quarter of 2005;

•       pre-tax cost operational synergies of $50.0 million; and

•       amortization of approximately $84.4 million after tax per year of purchase price premium attributed to identifiable intangibles over eight years.

For each of the years 2006, 2007 and 2008, Citigroup compared the EPS for each of Certegy and FIS on a stand-alone basis to the EPS, on both a cash basis and a GAAP basis, of the combined company using the foregoing assumptions. Cash EPS is defined as GAAP net income plus tax affected purchase intangible amortization divided by total shares outstanding. The following table sets forth the results of this analysis:

	Cash Basis Accretion / (Dilution)	GAAP Basis Accretion / (Dilution)
Certegy
2006E EPS	13.0%	(24.3)%
2007E EPS	7.2	(20.9)
2008E EPS	4.0	(18.3)
FIS
2006E EPS	3.7%	(10.8)%
2007E EPS	5.1	(8.6)
2008E EPS	5.5	(6.9)

In addition, Citigroup also analyzed the pro forma impact of the merger on 2007 estimated GAAP and Cash EPS for each of Certegy and FIS on a stand-alone basis. The estimated EPS figures used for Certegy were the result of sensitizing compounded annual revenue growth rates versus management estimates at increments of -2.0%, 0.0% and 2.0%. The results were then combined with projected estimates from FIS Case 1 and FIS Case 2.

FIS Case 1

2007E GAAP EPS Accretion / (Dilution)

	Certegy Revenue Growth vs.
	Management Estimates
	(2.0)%	0.0%	2.0%
% change from:
Certegy stand-alone	(19.0)%	(20.9)%	(23.3)%
FIS stand-alone	(10.0)	(8.6)	(6.6)

2007E Cash Basis EPS Accretion / (Dilution)

	Certegy Revenue Growth vs.
	Management Estimates
	(2.0)%	0.0%	2.0%
% change from:
Certegy stand-alone	10.1%	7.2%	3.4%
FIS stand-alone	3.9	5.1	6.8

FIS Case 2

2007E GAAP EPS Accretion / (Dilution)

	Certegy Revenue Growth vs.
	Management Estimates
	(2.0)%	0.0%	2.0%
% change from:
Certegy stand-alone	(12.5)%	(14.6)%	(17.2)%
FIS stand-alone	(12.2)	(10.9)	(9.1)

2007E Cash Basis EPS Accretion / (Dilution)

	Certegy Revenue Growth vs.
	Management Estimates
	(2.0)%	0.0%	2.0%
% change from:
Certegy stand-alone	16.7%	13.5%	9.5%
FIS stand-alone	0.8	1.9	3.5

Citigroup also performed an analysis to illustrate a range of implied equity valuations per share of Certegy common stock in the transaction, assuming a range of total equity valuations for FIS of $4.0 - $5.0 billion. Based on this analysis, Citigroup determined a range for the implied equity value in the transaction per share of Certegy common stock of between $36.80 and $41.59, including in each case the $3.75 per share dividend. The effective ownership equivalents of the $36.80 and $41.59 per share values are 36.7% and 36.1% of the pro forma company, respectively.

General

The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate methods of financial analysis and the application of those methods to the particular facts and circumstances, and therefore is not necessarily susceptible to partial analysis or summary description.

Citigroup made no attempt to assign specific weights to particular analyses or factors considered, but rather each made its own qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses as a whole, could create a misleading or incomplete view of the processes underlying the opinion of Citigroup.

In arriving at its fairness determination, Citigroup considered the results of all of its analyses and did not form any conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, Citigroup made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses assessed as a whole. No company or transaction referenced in the above analyses is directly comparable to Certegy or FIS or the merger. Such comparative analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics, market conditions, and other factors that could affect the public trading of the selected companies or terms of the selected transactions.

Citigroup prepared the analyses described herein for purposes of providing its opinion to the Certegy board of directors as to the fairness, from a financial point of view, of the exchange ratio of 0.6396 shares of Certegy common stock to be issued for each share of FIS common stock in the merger and the special dividend of $3.75 per share to be paid to the shareholders of record of Certegy common stock as of the close of business on the day prior to the consummation of the merger, taken together, to the holders of Certegy common stock. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Certegy, FIS, Citigroup, or any other person assumes responsibility if future results are materially different from those forecast.

As described above, the opinion of Citigroup to the Certegy board of directors was only one of many factors taken into consideration by Certegy’s board of directors in making its determination to approve the transactions contemplated by the merger agreement. For a further discussion of the factors the Certegy board of directors considered, please see the section captioned “The Merger—Certegy’s Reasons for the Merger; Recommendation of the Merger by the Certegy Board of Directors” beginning on page 46. Citigroup was not asked to, and did not, recommend the specific consideration payable in the merger, which consideration was determined through negotiations between FIS and Certegy. The summary contained herein does not purport to be a complete description of the analyses performed by Citigroup in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of Citigroup attached as Annex D.

Citigroup is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. The Certegy board of directors selected Citigroup to act as one of its financial advisors in connection with the merger on the basis of Citigroup’s reputation, experience, and familiarity with Certegy and the industry.

Citigroup and its affiliates in the past have provided services to FIS or its affiliates unrelated to the proposed merger, for which services Citigroup and its affiliates have received customary compensation, including, without limitation, in 2004, having acted as financial advisor to FNF in its acquisition of a minority interest in Covansys Corporation, for which FIS paid Citigroup a financial advisor fee of
$1.75 million. In the ordinary course of its business, Citigroup and its affiliates may actively trade or hold the securities of Certegy or affiliates of FIS for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in those securities. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Certegy, FIS, and their respective affiliates.

Citigroup has acted as financial advisor to Certegy in connection with the merger and will receive a cash fee equal to 0.50% of the transaction value at time the merger is completed. The “transaction value” for purposes of calculating the fee will be equal to the total equity value of Certegy at the time the merger is completed plus the total value of the outstanding Certegy debt. A significant portion of the fee is contingent upon the consummation of the merger, and is inclusive of $250,000 Citigroup received upon engagement and $1.5 million received upon delivery of the Citigroup fairness opinion. In addition, Certegy has agreed to reimburse Citigroup for its reasonable expenses incurred in connection with its engagement, including reasonable attorneys’ fees and disbursements, and to indemnify Citigroup against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

Opinions of Certegy’s Financial Advisors—Deutsche Bank Securities Inc.

At the September 14, 2005 meeting of Certegy’s board of directors, Deutsche Bank rendered its oral opinion to Certegy’s board of directors, subsequently confirmed in writing, that as of September 14, 2005, and subject to and based on the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the 0.6396 exchange ratio and the $3.75 per share cash dividend, taken together (referred to as the merger consideration), was fair, from a financial point of view, to holders of Certegy common stock.

The full text of Deutsche Bank’s opinion, dated September 14, 2005, which sets forth, among other things, the assumptions made, matters considered and limits of the review by Deutsche Bank in connection with the opinion, is attached as Annex E to this proxy statement and is incorporated herein by reference. You are urged to read Deutsche Bank’s opinion carefully and in its entirety. The summary of Deutsche Bank’s opinion is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning FIS and Certegy and certain internal analyses and other information furnished to it by FIS, Certegy, and Citigroup. Deutsche Bank also held discussions with members of the senior managements of FIS and Certegy and certain investment banking and other professionals of Citigroup and Bear Stearns & Co. Inc., which is serving as financial advisor to FIS, regarding the businesses and prospects of Certegy and FIS and the joint prospects of a combined company. In addition, Deutsche Bank:

•       reviewed the reported prices and trading activity for Certegy common stock;

•       compared certain financial and/or stock market information for FIS and Certegy with similar information for certain other companies whose securities are publicly-traded;

•       reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part;

•       reviewed the terms of the merger agreement, the commitment agreement, the shareholders agreement, the registration rights agreement, and certain other ancillary agreements and related documents; and

•       performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning FIS or Certegy, including, without limitation, any financial information, forecasts, or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of FIS, or Certegy. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects, and financial synergies expected by Certegy and FIS to be achieved as a result of the merger, made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of FIS or Certegy, as the case may be, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections, including the cost savings, operating efficiencies, revenue effects, and financial synergies, or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market, and other conditions as in effect on, and the information made available to it as of, the date of the opinion.

For purposes of rendering its opinion, Deutsche Bank assumed that, in all respects material to its analysis:

•       the representations and warranties of Certegy, Merger Sub, and FIS contained in the merger agreement are true and correct;

•       Certegy, Merger Sub, and FIS will each perform all of the covenants and agreements to be performed by it under the merger agreement and the ancillary agreements;

•       all conditions to the obligations of each of Certegy, Merger Sub, and FIS to consummate the merger will be satisfied without any waiver thereof;

•       all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained;

•       in connection with obtaining any necessary governmental, regulatory, or other approvals and consents, or any amendments, modifications, or waivers to any agreements, instruments, or orders to which either Certegy or FIS is a party or is subject or by which it is bound, no limitations, restrictions, or conditions will be imposed or amendments, modifications, or waivers made that would have a material adverse effect on Certegy or FIS or materially reduce the contemplated benefits of the merger to Certegy or the combined company; and

•       the merger (other than the receipt of the $3.75 per share special dividend) will be tax-free to Certegy and the holders of its common stock.

Deutsche Bank’s Financial Analysis

Deutsche Bank prepared separate valuations of each of Certegy and FIS through various financial analyses as described below. The following is a summary of the material financial analyses performed by Deutsche Bank in connection with rendering its opinion. These summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Deutsche Bank, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. All dollar values are in millions other than per share data.

Premium Analysis.   Deutsche Bank derived a range of anticipated trading prices of the combined company’s common stock based on estimated 2006 earnings before interest, taxes, depreciation, and amortization, which is referred to as EBITDA, and estimated 2006 cash net income (calculated as net income plus after-tax purchase amortization expense) of the combined company and a range of multiples, including a public trading multiple, Certegy’s current trading multiple (excluding anticipated synergies), and certain multiples relating to private and publicly-traded companies with financial institution payment processing operations. Deutsche Bank selected multiples based on Fiserv, Inc.’s trading statistics because Fiserv, Inc. provides financial institutions with transaction processing services that, for the purposes of this analysis, may be considered similar to those of FIS. Deutsche Bank then calculated the implied value per Certegy share equivalent and related premiums to the current market price for Certegy common stock. As more fully described below, these analyses yielded premiums to the trading price for Certegy common stock to be delivered to Certegy shareholders in the transaction ranging from 5.4% to 38.9%:

	Cash net income	EBITDA
Certegy trading multiple (excluding anticipated synergies)	20.1%	5.4%
Certegy/Fiserv, Inc. blended multiple	35.4%	18.5%
Fiserv, Inc. multiple	38.9%	21.0%
Public trading multiple	38.2%	30.0%

Contribution Analysis.   Deutsche Bank compared the pro forma contributions of each of Certegy and FIS to the combined company, based on management estimates from both Certegy and FIS. Deutsche Bank reviewed management estimates from both Certegy and FIS as to revenue, EBITDA, earnings before interest and taxes, which is referred to as EBIT, and cash net income for the years 2005 and 2006.

As more fully described in the table below, Certegy and FIS will contribute to the combined company in a manner consistent with the participation that Certegy shareholders and FIS stockholders will have in the ownership of Certegy following the merger, as such participation is implied by the agreed 0.6396 exchange ratio:

	Revenue		EBITDA		EBIT		Cash net income
	2005	2006	2005	2006	2005	2006	2005	2006
Certegy	29.0%	29.7%	25.3%	25.7%	29.9%	28.8%	30.3%	29.9%
FIS	71.0%	70.3%	74.7%	74.3%	70.1%	71.2%	69.7%	70.1%

Deutsche Bank noted that the exchange ratio would result in holders of Certegy common stock holding 32.5% of the common stock of the combined company, excluding the effect of the $3.75 per share special dividend.

Accretion/(Dilution) Analysis.   Deutsche Bank analyzed the pro forma effects of the merger and computed the resulting accretion/(dilution) to Certegy’s estimated 2006 cash net income, based on the agreed exchange ratio, in two cases—the first assuming the realization of certain synergies and the second assuming the realization of no synergies. The analysis indicated that, based on management estimates from both Certegy and FIS, the merger would be accretive, by a factor of 16.8% with realization of synergies and 9.5% without realization of synergies, to estimated 2006 cash net income of Certegy as compared to the same estimates for Certegy on a stand-alone basis.

Valuation of Certegy

Public Trading Analysis.   Deutsche Bank derived multiples of (1) total enterprise value (calculated as market capitalization plus total debt and minority interest, less cash and equivalents) to EBITDA and (2) share price to cash EPS (calculated as cash net income divided by weighted average fully-diluted shares outstanding) for Certegy for the fiscal years 2005 and 2006, based on First Call consensus estimates where available, otherwise based on Institutional Broker Estimates System, or I/B/E/S, consensus estimates. Thomson Corporation compiles summaries of financial forecasts published by various investment banking firms. The information published by Thomson Corporation is referred to as First Call consensus estimates. I/B/E/S is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. All multiples used in the public trading analysis were calculated based upon closing prices as of September 12, 2005.

Deutsche Bank then compared the EBITDA and cash EPS multiples obtained for Certegy with multiples obtained for a group of selected publicly-traded companies with financial institution payment processing operations. The selected companies forming the group to which Certegy was compared were First Data Corporation, Fiserv, Inc., Total System Services, Inc., Global Payments Inc., iPayment, Inc., eFunds Corporation and Heartland Payment Systems, Inc. Deutsche Bank refers to those companies as the Certegy selected companies. Deutsche Bank selected these companies because they are publicly-traded companies with financial institution payment processing operations that, for purposes of this analysis, may be considered similar to those of Certegy.

The analysis showed the following multiples:

Total enterprise value / EBITDA

	2005	2006
Certegy (I/B/E/S)	9.2	8.3
Certegy selected companies median	10.2	9.3
Certegy selected companies mean	9.8	8.8

Share price / cash EPS

	2005	2006
Certegy (I/B/E/S)	18.0	15.8
Certegy selected companies median	18.0	16.4
Certegy selected companies mean	19.0	17.1

Deutsche Bank then applied multiples (ranging between 8.5x and 10.0x for total enterprise value / estimated 2005 EBITDA, between 8.0x and 9.5x for total enterprise value / estimated 2006 EBITDA, between 16.0x and 20.0x for share price / estimated 2005 cash EPS and between 15.0x and 18.0x for share price / estimated 2006 cash EPS) to two different sets of estimates for the corresponding Certegy statistics—one based on estimates prepared by Certegy’s management and the second based on an accelerated erosion case prepared at the direction of Certegy’s management—to arrive at a range of per share equity valuations.

The analysis showed the following ranges in per share equity values:

Per share equity value

	Low	High
EBITDA—Management case	$31.45	$40.13
EBITDA—Accelerated erosion case	$31.45	$39.38
Cash EPS—Management case	$30.12	$39.46
Cash EPS—Accelerated erosion case	$30.12	$38.58

None of the companies utilized as a comparison are identical to Certegy. Accordingly, Deutsche Bank believes the analysis of publicly-traded companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Selected Transactions.   Deutsche Bank examined 4 selected precedent business combination transactions which, for the purposes of its analysis, it deemed to be comparable to the merger in whole or in part. The transactions included selected significant transactions involving private and publicly-traded companies with financial institution payment processing operations since 2001.

The precedent transactions examined were:

•       Royal Bank of Scotland / Lynk Systems, Inc., August 2004

•       Bank of America / National Processing Inc., July 2004

•       First Data Corporation / Concord EFS Inc., April 2003

•       US Bancorp / NOVA Corp., May 2001

Deutsche Bank analyzed transaction multiples for the four precedent transactions. The multiples calculated included total enterprise value to FY+1 EBITDA. These multiples were calculated based on First Call consensus estimates or I/B/E/S estimates for the fiscal year of the transaction if the announcement date was prior to June 30 or the year following the transaction if the announcement was after June 30 (FY+1).

Total enterprise value / EBITDA (FY+1)
Precedent Transaction Median Multiple	10.3
Precedent Transaction Mean Multiple	10.3

Deutsche Bank then applied multiples (ranging between 9.0x and 11.0x for total enterprise value / estimated 2006 EBITDA) to two different sets of estimates of the corresponding Certegy statistics—one based on estimates prepared by Certegy’s management and the second based on an accelerated erosion case prepared at the direction of Certegy’s management—to arrive at a range of per share equity valuations.

The analysis showed the following ranges in per share equity values:

Per share equity value

	Low	High
EBITDA—Management case	$37.91	$46.77
EBITDA—Accelerated erosion case	$37.20	$45.91

Because the reasons for, and circumstances surrounding, each of the precedent transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of the companies involved in the selected transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and Certegy.

Discounted Cash Flow Analysis.   Deutsche Bank performed a discounted cash flow analysis for Certegy. Deutsche Bank calculated the discounted cash flow values for Certegy as the sum of the net present value of:

•       the estimated future cash flow that Certegy will generate starting in the first quarter of 2006 through the fourth quarter of 2010, plus

•       the value of Certegy at the end of that period.

Deutsche Bank estimated the present value of the future cash flows expected to be generated by Certegy. Cash flows and cost estimates for the management case for 2006 through 2008 were based on the Certegy strategic plan and sustainable growth rate and margin expectations by business unit were used for 2009 and 2010 at the direction of Certegy management. Cash flows and cost estimates for the accelerated erosion case assumed a $6 million decrease in revenue in each of 2006, 2008 and 2010, with an implied EBITDA margin of 83.3%, translating into a $5 million decrease in EBITDA in each of those years. Cash flow projections were generated starting in the first quarter of 2006 and ending in the fourth quarter of 2010. The terminal value of Certegy was based on estimated 2010 unlevered free cash flow adjusted to set capital expenditures equivalent to depreciation and amortization and grown by the perpetuity growth rate for an additional year. Deutsche Bank used discount rates ranging from 10% to 12% and perpetuity growth rates ranging from 3 to 5% in the management case and 2 to 4% in the accelerated erosion case.

The analysis showed the following ranges in per share equity values:

Per share equity value

	Low	High
Management case	$29.65	$49.88
Accelerated erosion case	$25.98	$40.79

Valuation of FIS

Public Trading Analysis.   Deutsche Bank compared (i) total enterprise value to EBITDA and (ii) share price to cash EPS for the fiscal years 2005 and 2006, based on First Call consensus estimates where available, otherwise they were based on I/B/E/S consensus estimates. All multiples used in the public trading analysis were calculated based upon closing prices as of September 12, 2005.

Deutsche Bank then examined multiples obtained for a group of selected publicly-traded companies with financial processing operations. The selected companies forming the group to which FIS was compared were Fiserv, Inc., The Bisys Group, Inc., Jack Henry & Associates, Inc., Open Solutions Inc., and S1 Corporation. Deutsche Bank refers to those companies as the FIS selected companies. Deutsche Bank selected these companies because they are publicly-traded companies with financial processing operations that for purposes of this analysis may be considered similar to those of FIS.

The analysis showed the following multiples:

Total enterprise value / EBITDA

	2005	2006
FIS selected companies median	11.1	9.4
FIS selected companies mean	11.2	9.4

Share price / cash EPS

	2005	2006
FIS selected companies median	20.4	17.8
FIS selected companies mean	21.3	18.8

Deutsche Bank then applied multiples (ranging between 9.7x and 11.0x for total enterprise value / estimated 2005 EBITDA, between 8.9x and 10.0x for total enterprise value / estimated 2006 EBITDA, between 18.0x and 21.0x for share price / estimated 2005 cash EPS and between 17.5x and 20.0x for share price / estimated 2006 cash EPS) to two different sets of estimates of the corresponding FIS statistics—one based on estimates prepared by FIS’s management and the second based on estimates prepared by Certegy’s management—to arrive at a range of enterprise and equity valuations.

The analysis showed the following ranges in values (in millions):

	Enterprise value	Equity value
EBITDA—FIS management case	$7,116 – $8,126	$4,715 – $5,725
EBITDA—Certegy management case	$6,801 – $7,957	$4,400 – $5,556
Cash EPS—FIS management case	$7,358 – $8,933	$4,956 – $6,532
Cash EPS—Certegy management case	$7,210 – $8,360	$4,809 – $5,959

None of the companies utilized as a comparison are identical to FIS. Accordingly, Deutsche Bank believes the analysis of publicly-traded companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Selected Transactions.   Deutsche Bank examined 9 selected precedent business combination transactions which, for the purposes of its analysis, it deemed to be comparable to the merger in whole or in part. The transactions included all significant transactions involving private and publicly-traded companies with financial processing operations since 2003.

The precedent transactions examined were:

•       Oracle Corporation / I-flex Solutions Ltd., August 2005

•       The Carlyle Group / SS&C Technologies, Inc., July 2005

•       Solar Capital Corp. (a consortium comprised of Silver Lake Partners, Bain Capital, The Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co. L.P., Providence Equity Partners and Texas Pacific Group) / SunGard Data Systems Inc., March 2005

•       iPayment, Inc. / First Data Corporation’s portfolio of merchant contracts, December 2004

•       Thomas H. Lee Partners and Texas Pacific Group / FIS, December 2004

•       FNF / InterCept, Inc., September 2004

•       FNF / Aurum Technology Inc., February 2004

•       FNF / Sanchez Computer Associates, January 2004

•       FNF / ALLTEL Information Services’s financial services division, January 2003

Deutsche Bank analyzed transaction multiples for the nine precedent transactions. The multiples calculated included total enterprise value to FY+1 EBITDA. These multiples were calculated based on First Call consensus estimates or I/B/E/S estimates for the fiscal year of the transaction if the announcement date was prior to June 30 or the year following the transaction if the announcement was after June 30 (FY+1).

Total enterprise value / EBITDA (FY+1)
Precedent Transaction Median Multiple	11.9
Precedent Transaction Mean Multiple	12.3

Deutsche Bank then applied multiples (ranging between 11.0x and 14.0x for total enterprise value / estimated 2006 EBITDA) to two different sets of estimates for the corresponding FIS statistics—one based on estimates prepared by FIS’s management and the second based on estimates prepared by Certegy’s management—to arrive at a range of enterprise and equity valuations.

The analysis showed the following ranges in values (in millions):

	Enterprise value	Equity value
EBITDA—FIS management case	$8,939 – $11,376	$6,537 – $8,975
EBITDA—Certegy management case	$8,436 – $10,737	$6,035 – $8,335

Because the reasons for, and circumstances surrounding, each of the precedent transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of the companies involved in the selected transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and FIS.

Implied Market Value.   Given that FIS is not a publicly-traded company, Deutsche Bank estimated an implied valuation of FIS attributed by the stock market in order to carry out the analyses below. FNF’s businesses consist primarily of FIS and a title insurance business. Based on the market capitalization of FNF as of September 12, 2005, Deutsche Bank multiplied the last twelve month, or LTM, EBITDA for FNF’s title, specialty insurance and corporate segments by the mean trading multiple of comparable publicly-traded title insurance companies in order to derive an enterprise value for the title, specialty insurance and corporate segments and subtracted this amount from the enterprise value of FNF to yield the enterprise value of FIS. In the alternative, Deutsche Bank multiplied the LTM net income for FNF’s title, specialty insurance and corporate segments by the mean price to earnings trading multiple of comparable publicly-traded title insurance companies in order to derive an equity value for the title insurance division and subtracted this amount from the equity value of FNF to yield the equity value of FIS and added FIS’s net debt to arrive at an enterprise value.

Through these two alternative methodologies, Deutsche Bank estimated an implied valuation of FIS attributed by the stock market, understanding that such value may reflect implicit discounts for a number of factors, including without limitation, a conglomerate discount, a private company discount and a lack of thorough understanding of FIS by FNF’s investors and analysts.

The analysis showed the following ranges in enterprise values (in millions):

Total enterprise value
EBITDA method	$6,788
Price to earnings method	$6,062

General

The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to Certegy’s board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In connection with the review of the merger by Certegy’s board of directors, Deutsche Bank performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of an opinion regarding fairness is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Deutsche Bank considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Deutsche Bank believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Deutsche Bank may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be

Deutsche Bank’s view of the actual value of Certegy or FIS. In performing its analyses, Deutsche Bank made numerous assumptions with respect to industry risks, industry performance, general business and economic conditions and other matters, many of which are beyond the control of Certegy or FIS. Any estimates contained in Deutsche Bank’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Deutsche Bank’s analysis of the fairness from a financial point of view to holders of Certegy common stock of the 0.6396 exchange ratio, and the $3.75 per share special dividend, taken together, and were prepared in connection with the delivery by Deutsche Bank of its opinion, dated September 14, 2005, to Certegy’s board of directors. The analyses do not purport to be appraisals or to reflect the prices at which Certegy common stock might trade following announcement or consummation of the merger.

The terms of the merger, including the exchange ratio and form of consideration, were determined through arm’s length negotiations between Certegy and FIS and were approved by Certegy’s and FIS’s boards of directors. Deutsche Bank did not recommend any specific exchange ratio or form of consideration to Certegy or that any specific exchange ratio or form of consideration constituted the only appropriate consideration for the merger. Deutsche Bank’s opinion was provided to Certegy’s board of directors to assist it in its consideration of the merger consideration. Deutsche Bank’s opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any shareholder as to how to vote or to take any other action with respect to the merger. Deutsche Bank’s opinion was one of the many factors taken into consideration by Certegy’s board of directors in making its determination to approve the merger agreement. Deutsche Bank’s analyses summarized above should not be viewed as determinative of the opinion of Certegy’s board of directors with respect to the value of Certegy or FIS or of whether Certegy’s board of directors would have been willing to agree to a different exchange ratio or form of consideration.

Certegy selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation, and previous experience in transactions such as the merger, including in the financial services industry, as well as Deutsche Bank’s relative independence from Certegy, FIS, and the proposed transaction. One or more affiliates of Deutsche Bank AG, collectively referred to as the DB Group, have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Certegy, FIS, and FNF or their affiliates for which they have received compensation. Members of the DB Group have extended funded and unfunded credit commitments to such companies in an aggregate amount of approximately $56 million under FIS’s existing corporate credit facilities. In March 2005, FIS or its affiliates paid one or more members of the DB Group a financing fee of approximately $3.1 million in connection with FIS’s $3.1 billion debt financing. Such financing fee constitutes the only compensation received by members of the DB Group during the previous two years. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Certegy and FNF for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations. Pursuant to the engagement letter between Certegy and Deutsche Bank, Certegy agreed to pay Deutsche Bank a retainer fee upon execution of the engagement letter and a fixed fee upon Deutsche Bank advising Certegy that it would be unable to favorably render its opinion or upon delivery of its opinion. Certegy has also agreed to reimburse Deutsche Bank for its expenses incurred in performing its services. In addition, Certegy has agreed to indemnify Deutsche Bank and its affiliates, their respective directors, officers, agents, and employees and each person, if any, controlling Deutsche Bank or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Deutsche Bank’s engagement and any related transactions.

Interests of Certain Persons in the Merger That Are Different from Your Interests

In considering the recommendation of the Certegy board of directors with respect to the merger agreement and the other proposals, Certegy shareholders should be aware that Certegy’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Certegy’s shareholders generally.

The Certegy board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to declare the merger and the other transactions contemplated by the merger agreement fair to and in the best interests of Certegy’s shareholders, to adopt the merger agreement and to recommend that Certegy’s shareholders vote in favor of approving the merger proposal.

These interests relate to or arise from:

•       existing change in control agreements with Certegy’s executive officers which provide for severance benefits if the executive’s employment is terminated under certain circumstances following a change in control of Certegy, such as the merger;

•       new employment agreements for Certegy’s current Chairman and Chief Executive Officer, Lee A. Kennedy, and for its current Executive Vice President and Group Executive—Check Services, Jeffrey S. Carbiener, pursuant to which, among other things, Messrs. Kennedy and Carbiener will receive cash payments and new option grants upon the closing of the merger;

•       acceleration of vesting of all outstanding Certegy equity incentive awards upon closing of the merger;

•       Certegy’s Supplemental Executive Retirement Plan, pursuant to which three of the company’s executive officers, including Mr. Kennedy, are entitled to payments if the executive’s employment is terminated under certain circumstances following a change in control of Certegy, such as the merger;

•       automatic entitlement to bonuses for Certegy’s executive officers under the company’s Annual Incentive Plan as a result of the merger;

•       payouts under Certegy’s Deferred Compensation Plan for executive officers who previously elected to receive such payouts in a lump sum upon a change in control;

•       the deposit in trust of monies to satisfy all obligations under the company’s Deferred Compensation Plan, to make premium payments on policies under the Executive Life and Supplemental Retirement Benefit Plan, and to pay any benefits accrued under the Special Supplemental Executive Retirement Plan, all as a result of the merger;

•       the purchase of a six-year “tail” prepaid non-cancelable run-off directors’ and officers’ liability insurance policy; and

•       indemnification provisions in the merger agreement in favor of Certegy directors and officers.

Change in Control Agreements

Certegy maintains change in control agreements with each of its executive officers pursuant to which they are eligible to receive severance benefits if, during the three-year period following a change in control, such as the merger, the executive’s employment with the combined company is terminated by the combined company (other than for “cause” or by reason of the executive’s disability), or by the executive for “good reason.” The closing of the merger and the related transactions under the merger agreement will be considered a change in control under these agreements. Changes resulting from the merger are likely to constitute grounds for termination for “good reason” by most of the executives who are parties to the change in control agreements. Consequently, those executives may elect after the merger to terminate their employment and receive the severance benefits payable pursuant to the change in control agreements. Moreover, Certegy anticipates that some executive officers will no longer be needed as part of the combined company following the merger, and accordingly will be terminated without cause, which will entitle them to the change in control benefits.

Messrs. Kennedy and Carbiener have entered into new employment agreements with Certegy which will become effective upon completion of the merger and which will cancel and replace their existing change in control agreements, as described below under “—New Employment Agreements.” In addition, the merger agreement requires Certegy to use its commercially reasonable efforts to obtain agreements from certain other executive officers to terminate their existing change in control agreements in consideration of new option grants. Although it is anticipated that some executive officers may enter into new employment arrangements with the combined company in which they waive their change in control benefits, no such agreements, nor any waiver in consideration of options grants contemplated by the merger agreement, have been executed as of the date of this proxy statement.

As a result of the merger, upon a termination by the combined company without cause or the executive’s termination for good reason, the change in control agreements will require the combined company to provide the executive with the following:

•       a cash severance payment equal to, in the case of Certegy’s agreements with (1) its President and Chief Operating Officer, Larry J. Towe, and its Executive Vice President and Chief Financial Officer, Michael T. Vollkommer, three times, and (2) with respect to the other executive officers set forth in the section of this proxy statement entitled “Current Board of Directors and Management of Certegy,” two times, the sum of (a) the executive’s highest annual base salary for the twelve months prior to the termination, and (b) the executive’s highest annual bonus or target bonus in the three years prior to termination or the partial year ending on the termination date;

•       a pro rata target bonus through the date of termination for the year in which the executive’s termination of employment occurs;

•       a lump sum retirement benefit equal to the difference between the actuarial equivalent of the retirement benefit accrued under the Certegy Inc. Pension Plan (described in “Compensation of Directors and Executive Officers—Retirement Benefits”) and the retirement benefit that would be payable under the pension plan if: (1) the benefit were 100% vested; (2) the executive were credited with an additional number of years of benefit service and age under the plan equal to the lesser of five or the number of years until the executive would attain age 62; and (3) the “final average annual earnings” for purposes of applying the benefit formula under the plan were determined based on a monthly amount using the highest monthly rate of base salary in effect during the twelve months prior to the termination plus one-twelfth of the executive’s highest annual bonus or target bonus in the three years prior to termination or the partial year ending on the termination date;

•       maintenance for three years of each executive’s group medical, dental, vision, life insurance, disability, and similar coverages, with the executive paying the same costs he was paying at the time of termination, except the combined company will pay the full cost of the group medical, dental, and vision premiums;

•       for executives that qualify (or would qualify with certain additional years of age and service) for Certegy’s retiree medical plan, lifetime medical coverage under such plan or other substantially similar coverage for the remainder of each executive’s life and the life of the executive’s surviving spouse; and

•       a lump sum payment equal to the matching contribution the executive would have received under Certegy’s 401(k) plan if the executive continued to participate in the plan for three years following termination of employment.

If any amounts payable or benefits provided to an executive become subject to the excise taxes imposed under Section 4999 of the Internal Revenue Code, the participant will be entitled to an additional payment such that he or she will be placed in the same after-tax position as if no excise tax had been imposed.

In addition to the continued coverage under various benefits plans provided by the change in control agreements as described above, a separate agreement provides that the executive officers will be entitled to continuation of their personal financial counseling benefit at the expense of the combined company for three years following the merger.

Assuming that the merger is completed on January 15, 2006, and that each of the executive officers’ employment is terminated by the combined company without cause, or by the officer for good reason, immediately after completion of the merger, the amount of severance and other cash amounts (based upon current base salaries and target bonus amounts and excluding the value of continued welfare plan coverages and the amount of any tax gross up payments) that would be payable to each of Certegy’s executive officers (other than Messrs. Kennedy and Carbiener, who are addressed in “—New Employment Agreements” below) are estimated as follows:

Potential Change in Control Payments

Name and Position	Payments
Larry J. Towe, President and Chief Operating Officer	$3,701,358
Michael T. Vollkommer, Executive Vice President and Chief Financial Officer	2,190,246
Walter M. Korchun, Executive Vice President, General Counsel and Secretary	1,241,411
Robert W. Bream, Executive Vice President and Group Executive—North America Card Services	1,272,473
Gerald A. Hines, Executive Vice President—Global Business Development	1,480,532
Vincent G. Pavese, Executive Vice President and Group Executive—International Card Services	1,511,619
J. Gerard Ballard, Senior Vice President and Chief Technology Officer	983,843
Sherri P. Nadeau, Senior Vice President—Human Resources	744,252
Michael E. Sax, Senior Vice President—Financial Planning and Treasurer	659,993
Pamela A. Tefft, Senior Vice President and Controller	668,593
Mary K. Waggonner, Senior Vice President—Investor and Public Relations	730,180
Total	$15,184,500

New Employment Agreements

Certegy has entered into employment agreements, dated as of September 14, 2005, with Messrs. Kennedy and Carbiener, which will become effective immediately upon the consummation of the merger. These employment agreements will replace the change in control agreements with Messrs. Kennedy and Carbiener. Under these change in control agreements, Messrs. Kennedy and Carbiener would have been entitled, upon a termination of employment without cause or a resignation by the executive for good reason, to compensation and benefits similar to those described above under the section “—Change in Control Agreements” in the estimated amounts of $9,185,000 and $1,485,000, respectively. As consideration for the cancellation of the prior change in control agreements and Messrs. Kennedy and Carbiener agreeing to remain employed with the combined company, to relocate to the post-merger combined company’s headquarters in Jacksonville, Florida, and to abide by certain restrictive covenants contained in the employment agreements, Mr. Kennedy will be paid $6,250,000 and Mr. Carbiener will be paid $500,000 immediately upon the completion of the merger.

Mr. Kennedy’s agreement provides for an employment term of four years beginning upon completion of the merger. During the term, Mr. Kennedy will receive an annual base salary of no less than $750,000. In addition, for each fiscal year ending during the term, Mr. Kennedy will be eligible for an annual target bonus of 200% of his base salary. Mr. Kennedy will also be granted immediately upon the consummation of the merger stock options to purchase 750,000 shares of common stock of the combined company, which will vest in three annual installments beginning on the first anniversary of the effective date. During the term, Mr. Kennedy will be eligible for, and receive benefits under, employee benefit and fringe benefit arrangements made available to other senior executives of the combined company and other executive benefits.

If, during the term, Mr. Kennedy’s employment is terminated by the combined company without “cause” or Mr. Kennedy resigns for “good reason,” Mr. Kennedy will be entitled to receive the following compensation and benefits:

•       a pro rata target bonus for the year in which the termination occurs;

•       a lump-sum payment equal to 300% of the sum of Mr. Kennedy’s annual base salary and the highest annual bonus paid to Mr. Kennedy within the three years preceding his termination of employment or, if higher, the highest target annual bonus opportunity in the year in which the termination occurs;

•       all stock options, restricted stock, and other equity-based incentive awards granted by Certegy that were outstanding but not vested as of the date of termination shall become immediately vested and/or payable, as the case may be; and

•       for a three-year period after the date of termination, the combined company will provide Mr. Kennedy (and any covered dependents) with life and health insurance benefits substantially similar to those benefits they were receiving immediately prior to the termination.

Mr. Carbiener’s agreement provides an employment term of three years beginning upon completion of the merger. During the term, Mr. Carbiener will receive an annual base salary of no less than $400,000. Mr. Carbiener will also be granted immediately upon the consummation of the merger, stock options to purchase 350,000 shares of the combined company, which will vest in four annual installments beginning on the first anniversary of the effective date. In addition, for each fiscal year ending during the term, Mr. Carbiener will be eligible for an annual target bonus of 150% of his base salary. During the term, Mr. Carbiener will be eligible for, and receive benefits under, employee benefit and fringe benefit arrangements made available to other senior executives of the combined company.

If, during the term, Mr. Carbiener’s employment is terminated by the combined company without “cause” or Mr. Carbiener terminates his employment following a “change in control,” Mr. Carbiener will be entitled to receive his base salary for the remainder of the term of the agreement and his stock options will become fully vested.

Under the employment agreements, Messrs. Kennedy and Carbiener are restricted during employment and for a one-year period following the executive’s voluntary resignation without good reason or termination of employment by the combined company for cause, from revealing confidential information of the combined company, from soliciting customers, suppliers, or employees of the combined company, and from competing with the combined company.

In the event that any payments to Messrs. Kennedy or Carbiener are subject to an excise tax under Section 4999 of the Internal Revenue Code, the executive will be entitled to an additional payment so that he remains in the same after-tax position he would have been in had the excise tax not been imposed, unless the value of the “parachute payments” to Messrs. Kennedy or Carbiener do not exceed by more than three percent the maximum amount that such executive could receive without being subject to the excise tax, in which case the executive’s “parachute payments” will be reduced to the maximum amount that the executive could receive without being subject to the excise tax.

Accelerated Vesting of Equity Compensation Awards

Upon completion of the merger, each outstanding stock option, share of restricted stock, and restricted stock unit will vest in full in accordance with the terms of the original grants under the Certegy Inc. Stock Incentive Plan and the Certegy Inc. Non-Employee Director Stock Option Plan. Under the Certegy Inc. Stock Incentive Plan and some of the outstanding option agreements, Certegy’s compensation committee has the discretion to terminate outstanding options by providing notice at least 30 days prior to the effective date of the merger and by paying the participants a cash payment equal to the excess, if any, of the fair market value of the shares subject to the option, over the option exercise price. If options are not cancelled by the compensation committee, and thus remain outstanding under the stock incentive plan following the merger, and if an officer’s employment is terminated without cause, the officer will be entitled to exercise the option until the later of the date that is 60 months following the officer’s termination of employment or the expiration date of the option (which is generally seven or ten years from the original date of the grant). The following table shows, for the indicated persons and groups, the number of shares underlying unvested options and other unvested awards awarded under these plans as of November 30, 2005, and their approximate value.

Unvested Equity Awards

Name and Position	Number of Shares	Value(1)
Lee A. Kennedy, Chairman and Chief Executive Officer	387,227	$7,963,917
Larry J. Towe, President and Chief Operating Officer	169,442	3,603,374
Michael T. Vollkommer, Executive Vice President and Chief Financial Officer	135,537	3,261,879
Jeffrey S. Carbiener, Executive Vice President and Group Executive—Check Services	92,637	2,614,247
Walter M. Korchun, Executive Vice President, General Counsel and Secretary	66,348	1,383,279
Robert W. Bream, Executive Vice President and Group Executive—North America Card Services	102,188	2,315,024
Gerald A. Hines, Executive Vice President—Global Business Development	62,637	1,407,947
Vincent G. Pavese, Executive Vice President and Group Executive—International Card Services	65,272	1,564,938
J. Gerard Ballard, Senior Vice President and Chief Technology Officer	39,980	941,224
Sherri P. Nadeau, Senior Vice President—Human Resources	25,000	233,450
Michael E. Sax, Senior Vice President—Financial Planning and Treasurer	26,692	675,773
Pamela A. Tefft, Senior Vice President and Controller	23,164	498,836
Mary K. Waggonner, Senior Vice President—Investor and Public Relations	30,832	522,708
Nonemployee directors as a group (7 persons)	13,014	523,276
Non-executive officer employees as a group	920,381	10,308,036
Total	2,160,351	$37,817,908

(1)          Represents the sum of (i) the aggregate excess of market value of shares under unvested options as of November 30, 2005, over the exercise price of the options and (ii) the aggregate market value of all unvested shares of restricted stock and unvested restricted stock units as of November 30, 2005.

Upon payment of the special dividend, Certegy stock options and restricted stock units will be equitably adjusted to take into account the payment of the $3.75 special dividend in respect of each share of Certegy common stock. The purpose of the adjustment is to keep the intrinsic value of the options after the dividend the same as the intrinsic value of the options before the dividend, which will be accomplished by dividing the exercise price of each option, and multiplying the number of shares subject to each option, by a ratio obtained by dividing the market price of a share of Certegy common stock before giving effect to the dividend by the market price after giving effect to the dividend. Outstanding restricted stock units will be adjusted by issuing whole or fractional restricted stock units to the holders thereof equal to the value of the special dividend that would have been received by a holder if such holder’s units had been actual whole or fractional shares of Certegy common stock.

Certegy Supplemental Executive Retirement Plan

Messrs. Kennedy, Towe, and Vollkommer participate in Certegy’s Supplemental Executive Retirement Plan. Under this plan, if following a change in control such as the merger, a participant’s employment is terminated by the combined company (other than for “cause” or by reason of the participant’s disability) or by the participant for “good reason,” the participant will become fully vested in his or her benefit under the plan, and the participant will be paid his supplemental pension benefit in a lump sum on the fifth business day following the participant’s termination date. This plan and the benefits payable under are it are described in “Compensation of Directors and Executive Officers—Retirement Benefits.” Assuming the merger closed and their employment was subsequently terminated on January 15, 2006, the estimated lump sum benefit payable to the three participants in this plan (without taking into account any offset under Certegy’s pension plan or Special Supplemental Executive Retirement Plan, as described in the section referenced in the preceding sentence) would be as follows: Mr. Kennedy—$5,404,500; Mr. Towe—$1,608,600; and Mr. Vollkommer—$228,000.

Certegy Annual Incentive Plan

Upon a change in control such as the merger, each participant in Certegy’s Annual Incentive Plan, which is an annual performance-based cash bonus plan, will be entitled to receive an award for the year in which the merger occurs, equal to the greater of that year’s target award or the projected results compared to plan targets at the time of the merger, prorated through the date of the change in control. Assuming the merger closes on January 15, 2006, the total prorated bonuses payable to Certegy’s executive officers is estimated to be approximately $99,000.

Certegy Deferred Compensation Plan

Certegy maintains a Deferred Compensation Plan for certain employees, including the executive officers. Upon a change in control such as the merger, officers who previously elected to have their accounts under the Deferred Compensation Plan distributed in a lump sum upon a change in control will be entitled to a distribution of their Deferred Compensation Plan account balance. The executive officers who have previously elected to have their accounts distributed to them in a lump sum upon a change in control, and the balance of their accounts as of October 31, 2005, are as follows:

Distribution of Deferred Compensation Accounts Upon Change In Control

Name and Position	Account Balance
Jeffrey S. Carbiener, Executive Vice President and Group Executive—Check Services	$78,863
Walter M. Korchun; Executive Vice President, General Counsel and Secretary	620,956
Robert W. Bream, Executive Vice President and Group Executive—North America Card Services	106,719
J. Gerard Ballard, Senior Vice President and Chief Technology Officer	101,318
Pamela A. Tefft, Senior Vice President and Controller	6,208
Mary K. Waggonner, Senior Vice President—Investor and Public Relations	416,446
Total	$1,330,510

In addition, Certegy maintains a “rabbi trust” related to the Deferred Compensation Plan. Upon a change in control such as the merger, the trust will become irrevocable and the combined company would be required to contribute within 30 days following the effective date of the merger an amount that is sufficient to fund the trust in an amount equal to no less than 100% of the amount necessary to pay each participant whose account is not to be distributed within 30 days of the change in control the benefits to which the participant is entitled as of the effective date of the merger. The trust is currently funded by life insurance policies whose cash value, as of October 31, 2005, was estimated to be sufficient to fully satisfy all Deferred Compensation Plan obligations. Generally, for the executives who did not elect to receive a lump sum payment upon a change in control, such executives will receive a distribution, depending on their respective elections: in installments over 10 years following a change in control; in installments over 5 years following retirement; or in a lump sum upon termination. The executive officers who have not elected to receive a distribution of their accounts in a lump sum upon a change in control, and the balance of their accounts as of October 31, 2005 are as follows: Mr. Towe—$1,308,292; Mr. Hines—$408,730; and Mr. Pavese—$123,454.

Certegy Executive Life and Supplemental Retirement Benefit Plan and Special Supplemental Executive Retirement Plan

Certegy’s executive officers participate in the Executive Life and Supplemental Retirement Benefit Plan, under which the participants receive life insurance coverage, and a Special Supplemental Executive Retirement Plan, which provides certain retirement benefits. These plans are described in “Compensation of Directors and Executive Officers—Retirement Benefits.”

Certegy has also established a “rabbi trust” in connection with these plans. Under the terms of this rabbi trust, upon the occurrence of a “potential change in control” such as the execution of the merger agreement, Certegy is required to fully fund the trust in an amount necessary to pay all future required insurance premiums under the split-dollar life insurance program and to pay all of the “participant interests” as defined in the special SERP. The amounts funded into the rabbi trust to pay the premiums and interests of the executive officers named below are as follows:

Amounts Funded Into Rabbi Trust

Name and Position	Target
Michael T. Vollkommer, Executive Vice President and Chief Financial Officer	$197,000
Jeffrey S. Carbiener, Executive Vice President and Group Executive—Check Services	213,000
Walter M. Korchun, Executive Vice President, General Counsel and Secretary	586,860
Robert W. Bream, Executive Vice President and Group Executive—North America Card Services	504,000
Gerald A. Hines, Executive Vice President—Global Business Development	270,000
Vincent G. Pavese, Executive Vice President and Group Executive—International Card Services	64,300
Sherri P. Nadeau, Senior Vice President—Human Resources	503,490
Michael E. Sax, Senior Vice President—Financial Planning and Treasurer	72,000
Pamela A. Tefft, Senior Vice President and Controller	71,750
Mary K. Waggonner, Senior Vice President—Investor and Public Relations	142,000
Total	$2,624,400

The amounts necessary to pay the premiums and interests of Messrs. Kennedy, Towe, and Ballard have been previously funded.

Directors’ and Officers’ Insurance

The merger agreement provides that prior to the effective time of the merger Certegy will purchase a six-year “tail” prepaid non-cancelable run-off insurance policy on terms and conditions no less advantageous to Certegy’s directors and officers than the company’s existing directors’ and officers’ liability insurance. The policy will cover anyone who was a director or officer of Certegy or its subsidiaries prior to the closing for events, acts, or omissions occurring on or prior to the closing, including those occurring in connection with the merger and related transactions. After the closing, the combined company is obligated to maintain the policy in full force and effect for its full term.

Indemnification

From and after the effective time of the merger, the merger agreement obligates the combined company to indemnify and hold harmless anyone who was a director or officer of Certegy or its subsidiaries prior to the closing of the merger against any costs or expenses, including reasonable attorneys’ fees, or other loss or liability incurred in connection with any claim or proceeding arising out of matters existing or occurring at or prior to the effective time of the merger, including any matters arising in connection with the merger and related transactions, to the fullest extent permitted by applicable law. The combined company shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Accounting Treatment of the Merger

Although in form Certegy will be acquiring FIS, after the transaction FIS’s former stockholders will hold a majority of the outstanding common stock of the combined company. Accordingly, for accounting and financial statement purposes, the merger will be treated as an acquisition of Certegy by FIS under the purchase method of accounting pursuant to U.S. generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of Certegy will be, as of completion of the merger, recorded at their fair values and added to those of FIS, including an amount for goodwill representing the difference between the deemed purchase price of Certegy and the fair value of identifiable net assets. Financial statements of the combined company issued after the merger will be the historical statements of FIS, with inclusion of the operations of Certegy only in the periods subsequent to the merger. FIS historical financial statements will not be restated retroactively to reflect the historical financial position or results of operations of Certegy for the periods prior to the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the special dividend and the merger that affect Certegy shareholders who are U.S. Holders. For this purpose, a “U.S. Holder” is:

•       a U.S. citizen or individual resident;

•       a corporation or other entity taxable as a corporation created or organized under the laws of the U.S. or any of its political subdivisions;

•       an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•       a trust, if (1) supervision over the administration of the trust is primarily exercised by United States’ courts, and one or more U.S. Holders have the authority to control all substantial decisions thereof or (2) it makes a valid election to be treated as a United States person.

This discussion does not address all of the aspects of federal income taxation that might be relevant to Certegy’s shareholders. This discussion is based on current provisions of the Internal Revenue Code of 1986, or the Code, Treasury Regulations promulgated thereunder, and current administrative rulings and court decisions, all of which are subject to change. The material federal income tax consequences set forth herein might not be applicable to shareholders whose shares of Certegy common stock are not vested and were obtained through the exercise of an employee stock option or otherwise as compensation, who are not U.S. Holders, or who are otherwise subject to special treatment under the Code. This discussion also does not address the U.S. federal income tax consequences of the merger to Certegy shareholders who exercise their dissenters’ rights with respect to the merger and does not reflect the effect of the special dividend or the merger under the tax laws of any state, local, or foreign jurisdiction.

The Special Dividend

The special dividend will qualify as a distribution within the meaning of Section 301 of the Code. As a result, U.S. Holders who are individuals and who meet the holding period requirements for the special dividend to be a “qualified dividend” will be taxed on the special dividend at a maximum federal income tax rate of 15%. To be a qualified dividend, the holder must generally have held the shares for more than 60 days during the 121-day period beginning on the date which is 60 days before the ex-dividend date. U.S. Holders who are corporations will be taxable on the special dividend at regular corporate federal income tax rates.

Payments to a shareholder in connection with the special dividend might be subject to “backup withholding” at a rate of 28%, unless the shareholder (1) is a corporation, (2) qualifies within certain exempt categories, or (3) provides a correct taxpayer identification number to the payor and certifies as to no loss of exemption from backup withholding on Form W-9, and (4) otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not supply a correct taxpayer identification number might be subject to penalties imposed by the Internal Revenue Service, or IRS. Any amount withheld as backup withholding does not constitute an additional tax and will be creditable against the shareholder’s federal income tax liability, provided that the required information is supplied to the IRS.

The Merger

The merger will not require the shareholders of Certegy to exchange their shares for securities of another entity. As such, the merger is expected to have no effect on existing Certegy shareholders for United States federal income tax purposes.

The merger has been structured to qualify as a reorganization under Section 368(a) of the Code for federal income tax purposes. It is a condition to closing the merger that Certegy and FIS receive opinions from Kilpatrick Stockton LLP and Weil, Gotshal and Manges, LLP, respectively, dated as of the closing date of the merger, that the merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Each of those opinions will be based on representations made by Certegy, FIS, and the stockholders of FIS and on customary factual assumptions. As a result of the characterization of the merger as a reorganization, neither Certegy nor FIS will recognize gain or loss upon the merger.

The foregoing summary of U.S. federal income tax aspects is not intended to be a complete summary of the tax consequences of the special dividend or the merger. Each shareholder is advised to consult with its own tax advisors concerning the tax aspects of the transactions, including the applicability and the effect of federal, state, local, foreign, and other tax laws.

Required Regulatory Filings and Approvals

The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”), which prevents transactions subject to its requirements from being consummated until the required notification forms and attachments are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods expire or are terminated. A request for early termination of the waiting period with respect to the merger was granted by the Department of Justice and the Federal Trade Commission on October 12, 2005. No further action under the HSR Act need be taken if the merger is completed within one year of early termination of the waiting period.

The Department of Justice or the Federal Trade Commission, however, are not legally precluded from challenging the merger on antitrust grounds either before or after expiration of the HSR Act waiting period. Accordingly, at any time before or after the effective time of the merger, either the Department of Justice or the Federal Trade Commission could bring an action under the antitrust laws, including an injunction action, if deemed necessary to protect competition in any relevant market. Moreover, at any time before or after the effective time of the merger, notwithstanding that the applicable waiting period may have expired or been terminated, any state or private party could challenge the merger under the antitrust laws, although a private plaintiff would need to establish that it had the requisite antitrust standing.

Dissenters’ Rights

Certegy’s board of directors has elected to provide Certegy’s shareholders with dissenters’ rights under Georgia law in connection with the merger. Accordingly, you are entitled to dissent from the merger proposal, and obtain payment of the fair value of your shares of Certegy common stock, if you comply with the requirements of Article 13 of the Georgia Business Corporation Code, or GBCC. However, if more than 5% of Certegy’s shareholders dissent, either Certegy or FIS may elect not to consummate the merger.

Because the shareholders of Certegy have been afforded dissenters’ rights with respect to the merger proposal, the GBCC provides that the shareholders may not challenge the merger proposal unless effectuation of the merger proposal fails to comply with the procedural requirements of the GBCC or Certegy’s articles of incorporation or bylaws or the vote to approve the merger proposal was obtained by fraudulent and deceptive means.

If you wish to assert your dissenters’ rights, you must:

•       deliver to Certegy, before the vote is taken, written notice of your intent to demand payment for your shares if the merger is effectuated; and

•       not vote your shares in favor of the merger proposal.

Failure to vote against the merger proposal will not constitute a waiver of your dissenters’ rights. Voting against the merger proposal, however, will not satisfy your notice requirement if you intend to exercise your dissenters’ rights. If you do not satisfy the requirements outlined above, you will not be entitled to payment of “fair value” for your shares of Certegy common stock under the dissenters’ rights provisions of the GBCC.

If the merger proposal is approved, Certegy will be required to deliver a written dissenters’ notice to all holders of common stock who satisfied the above requirements. Certegy will be required to send this notice no later than 10 days after the merger proposal is approved, and the notice must:

•       state where the payment demand must be sent and where and when stock certificates must be deposited;

•       set a date by which Certegy must receive the payment demand, which cannot be fewer than 30 nor more than 60 days after the date Certegy’s written dissenters’ notice is delivered; and

•       send a copy of Article 13 of the GBCC along with the notice.

If you properly assert your dissenters’ rights and Certegy sends you a dissenters’ notice, you will have to demand payment and deposit your certificates in accordance with the terms of the notice. If you do not demand payment or deposit your share certificates where required, each by the date set in the dissenters’ notice, you will not be entitled to payment for your shares.

Within 10 days of the later of the date the merger is effectuated or receipt of a payment demand, Certegy, by notice to each dissenter who complied with the terms of the dissenters’ notice, will be required to offer to pay to such dissenter the amount which Certegy estimates to be the fair value of the dissenter’s shares, plus accrued interest. The offer of payment must be accompanied by:

•       Certegy’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

•       a statement of Certegy’s estimate of the fair value of the shares;

•       an explanation of how the interest was calculated;

•       a statement of the dissenter’s right to demand payment under Section 14-2-1327 of the GBCC; and

•       a copy of Article 13 of the GBCC.

If you are a dissenting shareholder who accepts Certegy’s offer by written notice within 30 days after Certegy’s offer or are deemed to have accepted such offer by failure to respond within those 30 days, payment for your shares will be made within 60 days after the making of the offer or effectuating the merger, whichever is later. If Certegy does not effectuate the merger within 60 days after the date set for demanding payment and depositing share certificates, it will have to return the deposited certificates. If, after returning deposited certificates, Certegy then effectuates the merger, it would be required to send a new dissenters’ notice and repeat the payment demand procedure.

A dissenter could notify Certegy in writing of such shareholder’s own estimate of the fair value of the shares and amount of interest due, and demand payment thereof, if:

•       the dissenter believed that the amount offered by Certegy is less than the fair value of the shares or that the interest due is incorrectly calculated; or

•       Certegy, having failed to effectuate the merger, did not return the deposited certificates within 60 days after the date set for demanding payment.

A dissenter would waive the right to demand payment and would be deemed to have accepted Certegy’s offer unless the dissenter were to notify Certegy of his, her or its demand in writing in the manner described above within 30 days after Certegy offered payment for such shareholder’s shares.

If Certegy were not to offer payment within the specified time:

•       the dissenting shareholder could demand Certegy’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any, and Certegy would be required to provide the information to the shareholder within ten days after receipt of a written demand for the information; and

•       the shareholder, at any time, within a three-year period following the merger, could notify Certegy of such shareholder’s own estimate of the fair value of the shares and the amount of interest due and demand payment of his estimate of the fair value of such shareholder’s shares and interest due.

If a demand for payment remains unsettled, Certegy will be required to commence a proceeding in a Georgia state court within 60 days after receiving the payment demand, in which it will ask the court to determine the fair value of the shares and accrued interest. The court will determine all costs and expenses of the proceeding other than fees and expenses of attorneys and experts, and will assess them against Certegy unless it finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 14-2-1327 of the GBCC. If Certegy fails to commence the proceeding within the 60-day period, it will be required to pay each dissenter whose demand remained unsettled the amount demanded.

A copy of Article 13 of the GBCC is attached to this proxy statement as Annex H.

THE MERGER AGREEMENT
AND RELATED DOCUMENTS

The following sections describe the material provisions of the merger agreement among Certegy, Merger Sub, and FIS, as well as the material provisions of certain related documents that were, or will be, entered into in connection with the merger agreement, including a shareholders agreement and a commitment agreement with certain of the stockholders of FIS, including FNF. The summary of the material terms of the merger agreement, shareholders agreement, and commitment agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to these agreements, copies of which are attached to this proxy statement as Annexes A—C, and which are incorporated by reference into this document. This summary may not contain all of the information about the merger agreement and its related documents that is important to you. You are encouraged to read carefully each of these agreements in their entirety.

The merger agreement and related documents have been included with this proxy statement to provide you with information regarding their terms. They are not intended to provide any factual, business, or operational information about Certegy or FIS. Such information can be found elsewhere in this proxy statement and in the other public filings Certegy and FNF make with the SEC, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties Certegy and FIS made to each other. These representations and warranties were made as of specific dates and are subject to qualifications and limitations agreed to by Certegy and FIS in connection with negotiating the terms of the merger agreement. Moreover, these representations and warranties are subject to contractual standards of materiality that may be different from those generally applicable to disclosures to shareholders and in some cases may have been made solely for the purpose of allocating risk between Certegy and FIS and to provide contractual rights and remedies to the parties rather than to establish matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of affairs.

The Merger Structure

In General

Under the merger agreement, FIS will be merged with and into Merger Sub. Merger Sub will survive as a wholly owned subsidiary of Certegy, and the surviving entity’s name will be changed to Fidelity National Information Services, LLC. All of FIS’s and Merger Sub’s respective rights, and all of their respective liabilities, will become those of the surviving entity.

As described below under the captions “Conversion of Stock” and “Treatment of Equity-Based Awards,” shares of FIS common stock outstanding prior to the effective time of the merger will be converted into shares of Certegy common stock, and Certegy will assume all outstanding options to purchase FIS common stock. As a result, following the merger, shares held by FIS stockholders (including the 1 million shares currently owned by FNF) will constitute approximately 67.6% of Certegy’s common stock.

Effective Time; Closing

The merger will become effective at the time when the parties file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as is specified in the certificate of merger) on the date of closing of the merger. The closing of the merger and the transactions contemplated by the merger agreement will occur on such date as the parties may agree, but not later than the second business day following the satisfaction or waiver of all of the conditions to closing set forth in the merger agreement.

Conversion of Stock

Certegy Common Stock and Merger Sub Membership Interests

Each share of Certegy common stock and each membership interest in Merger Sub issued and outstanding at the time of the merger will remain outstanding, and those shares and membership interests will be unaffected by the merger.

FIS Common Stock

Each share of FIS common stock (other than treasury shares) will be converted automatically into the right to receive 0.6396 shares of Certegy common stock. This exchange ratio is subject to customary and proportionate adjustments in the event of stock splits, reverse stock splits, or similar events before the merger is completed. After the effective time of the merger, each outstanding FIS stock certificate will represent only the right to receive shares of Certegy common stock. The shares of Certegy common stock received upon surrender of a certificate for FIS common stock will be in full satisfaction of all rights pertaining to the shares of FIS common stock represented by that certificate.

No Fractional Shares

Certegy will not issue fractional shares of its common stock to FIS stockholders in the merger. For each fractional share of Certegy common stock that would otherwise have been issued, Certegy will pay cash in an amount equal to the fraction of a whole share that would otherwise have been issued, multiplied by the closing sale price of Certegy common stock on the NYSE on the date the merger is completed. No interest will be paid or accrued on the cash in lieu of fractional shares of common stock.

Procedures for Exchange of FIS Stock Certificates

Certificates for FIS common stock will be exchanged for certificates for shares of Certegy common stock (and payment in cash in lieu of fractional shares) at the closing. FIS stockholders will not be entitled to receive shares of Certegy common stock until they surrender their stock certificates to Certegy.

No Exchange by Certegy Shareholders Required

You will not be required to exchange certificates representing your shares of Certegy common stock or otherwise take any action after completion of the merger. Despite the proposed change of Certegy’s name to Fidelity National Information Services, Inc., you do not need to submit share certificates for Certegy common stock to Certegy, its transfer agent, or to any other person in connection with the merger.

Treatment of Equity-Based Awards

Equity-Based Awards of Certegy and Merger Sub

Under the merger agreement, each option to acquire shares of Certegy common stock that is outstanding and unexercised immediately prior to completion of the merger, and each restricted share of Certegy common stock and each of Certegy’s restricted stock units outstanding immediately prior to completion of the merger, will become fully vested upon completion of the merger, and will remain outstanding or be paid in accordance with the terms of the equity incentive plan under which it was issued, subject, in the case of the options and the restricted stock units, to adjustment for the special dividend. See “Special Dividend to Certegy Shareholders” below.

There are no outstanding options to acquire membership interests in, or other outstanding equity-based awards of, Merger Sub.

FIS Stock Options

In connection with FIS’s minority interest sale on March 9, 2005, FIS granted nonqualified stock options to acquire common stock of FIS under the FIS 2005 Stock Incentive Plan to certain of its officers and directors. The options were granted at an exercise price of $10.00 per share. The options vest through either time-based or performance-based events. The time-based options vest with respect to 1/16  or 1/20 of the total number of shares subject to the time-based option on the last day of each fiscal quarter, commencing on the last day of the first fiscal quarter following the date of grant, until fully vested. The performance-based options vest in the event of a change in control or an initial public offering, solely if one of the following targets is met: (a) under a limited number of such options, 50% of the total number of shares subject to the option shall vest if the “Equity Value” of a share of FIS’s common stock equals at least $17.50 (subject to adjustment for stock splits and other events), and (b) under all of such options, 100% of the total number of shares subject to the option will vest if the Equity Value of a share of FIS’s common stock equals at least $20.00 (also subject to adjustment), provided the optionee’s service with FIS has not terminated prior to the applicable vesting date.

FIS’s board of directors determined that the merger constitutes an initial public offering under the FIS 2005 Stock Incentive Plan and 100% of the performance-based options will vest if the Equity Value of the combined company’s stock price after the merger is over the target price of $31.27 (equal to $20.00 adjusted by the 0.6396 exchange ratio). For this purpose, the Equity Value will be measured using the average price of common stock of the combined company for any consecutive 45-day trading period after the consummation of the merger.

Upon completion of the merger, Certegy will assume FIS’s 2005 Stock Incentive Plan and each outstanding stock option agreement under that plan, and each option to acquire FIS common stock outstanding and unexercised immediately prior to completion of the merger will be converted into an option to purchase shares of common stock of the combined company with the following adjustments:

•       the number of shares of common stock of the combined company subject to the new option will equal the product of the number of shares of FIS common stock subject to the original option multiplied by the exchange ratio (rounded down to the nearest whole share); and

•       the exercise price per share of common stock of the combined company subject to the new option will equal the exercise price under the original option divided by the exchange ratio (rounded up to the nearest whole cent).

The duration and other terms of each new option will be the same as the original FIS option. Options that are incentive stock options under the federal tax code will be adjusted in the manner prescribed by the federal tax code.

The exercise price and the amount of FIS options outstanding will be adjusted by the merger exchange ratio of 0.6396. As a result of the adjustment, following the merger the new exercise price of these options will be $15.63 per share, and the total number of shares subject to these options will be 8,985,421.

Special Dividend to Certegy Shareholders

Under the merger agreement, Certegy has agreed to pay or provide for the payment of a special one-time cash dividend of $3.75 per share, or a total of approximately $236.4 million. The special dividend will be payable only if the merger is consummated. Shareholders of record as of the close of business on the day prior to the consummation of the merger will be entitled to receive the special dividend unless they have sold their shares on the NYSE on the special dividend record date or on one of the two previous trading days, in which case the purchaser will be entitled to the dividend.

In connection with the special dividend, Certegy has agreed, along with FIS, to use its commercially reasonable efforts to arrange for adequate and appropriate financing facilities and other debt funding sources to provide the cash necessary to pay the portion of the special dividend not funded by Certegy’s available excess cash. Certegy has received a written commitment from SunTrust Bank and SunTrust Capital Markets, Inc. to provide a new interim term loan for purposes of funding payment of the special dividend. Alternatively, this financing may be provided by Certegy’s existing credit facility with SunTrust Bank, provided that SunTrust and the other lenders thereunder consent to the use of such credit facility to pay the special dividend.

The new SunTrust commitment provides for a $250 million unsecured interim term loan, which would bear interest at a rate equal to the higher of SunTrust’s announced prime lending rate or the federal funds rate plus one-half of one percent, and would have a stated maturity date of 30 days from closing. The interim term loan would contain customary representations and warranties, and affirmative and negative covenants, which would be substantially similar to those contained in Certegy’s existing credit facility. The terms of this financing, or any new financing that is arranged for the purpose of paying the special dividend, must be on terms reasonably acceptable to FIS. The interim term loan is subject to mandatory repayment on the effective date of the consummation of the merger and it is expected that the interim term loan would be refinanced, or would be repaid using proceeds from FIS’s senior credit facility, following closing and the payment of the special dividend.

Certegy is required under the merger agreement to use its commercially reasonable efforts to cause the NYSE to reflect as “ex-dividend” the closing price of Certegy common stock for the last day of trading before the merger is effective. In addition, to account for the payment of the special dividend, Certegy agreed to take such actions as it deems necessary to adjust all of its outstanding stock options and restricted stock units as of the record date for the special dividend to ensure that all such options and units maintain their intrinsic value and provide the same economic benefit to the holders thereof.

Governance of the Combined Company Following the Merger

Composition of Board of Directors; Chief Executive Officer

The shareholders agreement provides that, as of the effective time of the merger, the authorized number of directors constituting Certegy’s board of directors will be increased from 8 to 10. The members will continue to be divided into three classes, as provided in Certegy’s articles of incorporation. One member of the new board will be the Chief Executive Officer of the combined company, Lee A. Kennedy, who currently serves as Chairman of the board of directors and Chief Executive Officer of Certegy. Three additional members of the new board have been designated by Certegy’s current board of directors from among their current members, four members of the new board have been designated by FNF, and the remaining two directors have been designated by stockholders of FIS other than FNF as indicated below.

The new board will be constituted as follows:

Class I Directors—Term Expiring 2006

•        Phillip B. Lassiter, designated by the current board of directors of Certegy, who will remain on the board;

•        William P. Foley, II (the Chairman and Chief Executive Officer of FNF), and Daniel D. (Ron) Lane, each designated by FNF; and

•        Thomas M. Hagerty, designated by Thomas H. Lee Parallel Fund V, L.P., or THL, a stockholder of FIS through its ownership in THL FNIS Holdings, LLC.

Class II Directors—Term Expiring 2007

•        Keith W. Hughes, designated by the current board of directors of Certegy, who will remain on the board;

•        Terry N. Christensen, designated by FNF; and

•        the Chief Executive Officer of the combined company, which initially will be Lee A. Kennedy (Certegy’s current Chairman and Chief Executive Officer).

Class III Directors—Term Expiring 2008

•        David K. Hunt, designated by the current board of directors of Certegy, who will remain on the board;

•        Cary H. Thompson, designated by FNF; and

•        Marshall B. Haines, designated by TPG Partners IV, L.P., or TPG, a stockholder of FIS through its ownership in TPG FNIS Holdings, LLC.

The merger agreement further provides that immediately following the merger Mr. Foley will be the Chairman of the board of directors of the combined company. Although after completion of the merger Mr. Foley will be an officer and director of multiple companies, as non-executive chairman, it is expected that Mr. Foley will only be required to devote a minority of his time to the combined company. As such, it is expected that Mr. Foley will be able to provide the necessary level of oversight of a non-executive chairman.

Alan L. Stinson will become Executive Vice President and Chief Financial Officer of the combined company in addition to retaining his position as Chief Financial Officer of FNF.

Certain biographical information concerning the current members of Certegy’s board of directors is set forth under the caption “Current Board of Directors and Management of Certegy” on page 189. Certain biographical information concerning the persons listed above who will join the board of directors of the combined company upon completion of the merger is set forth below.

William P. Foley, II is the Chief Executive Officer and Chairman of the board of directors of FNF, and has served in those capacities since FNF’s formation in 1984. He is also Chief Executive Officer and Chairman of the board of directors of FIS, and has served in those capacities since 2004. However, upon the consummation of the merger, Mr. Foley will relinquish his roles at FIS. Mr. Foley is also Chairman of the board of directors of Fidelity National Title Group, Inc. and has served in that capacity since September 2005.

Daniel D. (Ron) Lane is a member of the board of directors of FNF, and has served as a director of FNF since 1989. In addition, since February 1983, Mr. Lane has been a principal, Chairman, and Chief Executive Officer of Lane/Kuhn Pacific, Inc., a corporation that comprises several community development and home building partnerships, all of which are headquartered in Newport Beach, California. He is Vice Chairman of the Board of Directors of CKE Restaurants, Inc. Mr. Lane also serves on the Board of Metalclad Corporation and is active on the Board of Trustees of the University of Southern California.

Terry N. Christensen is a member of the board of directors of FNF, and has served as a director of FNF since 2002. Mr. Christensen is the managing partner of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP and has been since 1988. Prior to forming the law firm, Mr. Christensen was a consultant to and subsequently the President of Tracinda Corporation. Mr. Christensen currently serves as a director of MGM Grand, Inc., Checkers Drive-In Restaurants, Inc., and Giant Group, Ltd.

Cary H. Thompson is a member of the board of directors of FNF, and has served as a director of FNF since 1992. Mr. Thompson currently is a Senior Managing Director with Bear Stearns & Co. Inc. and has been since 1999. From 1996 to 1999, Mr. Thompson was a director and Chief Executive Officer of Aames Financial Corporation. Prior to joining Aames Financial Corporation, Mr. Thompson served as a managing director of Nat West Capital Markets from May 1994 to June 1996. Mr. Thompson also serves on the Board of Directors of SonicWall Corporation.

Thomas M. Hagerty is a member of the board of directors of FNF, and has served as a director of FNF since January 2005. Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P. He has been employed by Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company, since 1988. From July 2000 through April 2001, Mr. Hagerty also served as the Interim Chief Financial Officer of Conseco, Inc. On December 17, 2002, Conseco, Inc. voluntarily commenced a case under Chapter 11 of the United States Code in the United States Bankruptcy Court, Northern District of Illinois, Eastern Division. Prior to joining Thomas H. Lee Partners, L.P., Mr. Hagerty was in the mergers and acquisitions department of Morgan Stanley & Co. Incorporated. Mr. Hagerty currently serves as a director of MGIC Investment Corporation, and Metris Companies.

Marshall B. Haines.   Since March 2004, Mr. Haines has been a principal of Tarrant Partners, L.P., an affiliate of the Texas Pacific Group. Prior to joining Tarrant Partners, Mr. Haines was with Bain Capital for ten years, during which time he specialized in leveraged buyout transactions in a variety of industries.

Requirements as to Future Size and Composition of Board of Directors

Under the shareholders agreement, following the effective time of the merger and the appointment of the new board of directors as described above, the size and composition of the board of directors of the combined company may be changed as permitted by applicable law and the provisions of the combined company’s amended and restated articles of incorporation and bylaws, provided that:

•       none of FNF or any of its affiliates will vote its shares of common stock or otherwise act to remove any director designated by the current board of directors of Certegy before the end of his respective term other than for cause;

•       the board of directors will include:

•        the individual serving as the Chief Executive Officer of the combined company and the directors designated by FNF, for so long as FNF remains a party to the shareholders agreement;

•        the director designated by THL, for so long as it and certain affiliates collectively own at least one-third of the voting securities that they collectively held immediately after the effective time of the merger;

•        the director designated by TPG, for so long as it and certain affiliates collectively own at least one-third of the voting securities that they collectively held immediately after the effective time of the merger; and

•        at least three directors who are “independent” under NYSE rules and federal securities laws;

•       the Compensation Committee of the board will include one of the directors designated by THL and TPG, until such time as such committee under NYSE rules must be composed entirely of independent directors; and

•       no party will designate a director who has been removed for cause by the board, has ever been convicted of a felony, or is or was, within 10 years prior to the date of his designation, subject to any permanent injunction for violation of any federal or state securities law.

Approval of Certain Matters

The shareholders agreement further provides that for so long as FNF and its affiliates own at least 30% of the total number of votes entitled to be cast by the holders of outstanding common stock of the combined company, the following actions will require the prior consent of FNF:

•       hiring and firing the Chief Executive Officer or Chief Financial Officer of the combined company; and

•       approving the annual operating and capital expenditure budget of the combined company.

Governance of the Surviving Entity Following the Merger

Certificate of Formation and LLC Agreement of Surviving Entity

The certificate of formation of Merger Sub, as in effect immediately prior to the effective time of the merger, will be the certificate of formation of the surviving entity, except that Article I will be amended to read “the name of the limited liability company is Fidelity National Information Services, LLC.” In addition, the limited liability company agreement of Merger Sub, as in effect immediately prior to the effective time of the merger, will be the limited liability company agreement of the surviving entity.

Manager and Officers of Surviving Entity

Certegy is the sole manager of Merger Sub, and, following the merger, will remain as the sole manager of the surviving entity of the merger of FIS and Merger Sub. At the effective time of the merger, the officers of FIS will be appointed as officers of the surviving entity, to serve until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation, or removal.

Amendment and Restatement of Articles of Incorporation of Certegy

Certegy has agreed, subject to the approval of its shareholders, to amend and restate its articles of incorporation to increase the number of authorized shares of capital stock from 400 million shares to 800 million shares, with 600 million shares being designated as common stock and 200 million shares being designated as preferred stock, and to change the name of Certegy to “Fidelity National Information Services, Inc.” The proposed amendment and restatement of Certegy’s articles of incorporation is discussed in detail under the caption “Amendment and Restatement of Certegy’s Articles of Incorporation” beginning on page 181.

Representations and Warranties

The merger agreement contains customary representations and warranties made by Certegy and FIS to each other regarding their businesses and those of their respective subsidiaries, including representations and warranties regarding:

•       their proper organization, good standing, and the corporate power to operate their respective businesses;

•       their respective articles of incorporation and bylaws, or comparable organizational documents;

•       capitalization, including outstanding common stock and stock options, and the validity of prior issuances of common stock;

•       their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•       the absence of any violation of, or conflict with, their organizational documents, applicable law, or certain agreements as a result of entering into the merger agreement and consummating the merger;

•       required consents and approvals of governmental entities as a result of the merger;

•       possession of all licenses and permits necessary to operate their properties and carry on their businesses;

•       their knowledge of any reason why any necessary regulatory approvals would not be obtained or of any condition to the merger and related transactions that would not be satisfied, on a timely basis;

•       compliance with applicable laws, including data security laws;

•       the establishment and maintenance of a system of internal accounting controls sufficient to ensure the accurate recording, processing, summarizing, and reporting of financial information;

•       in the case of Certegy, its SEC filings since January 1, 2002, and the financial statements contained therein, and in the case of FIS, its absence of SEC filings;

•       the absence of liabilities, other than as set forth in financial statements, ordinary course liabilities, liabilities incurred in connection with the merger, or liabilities that would not have a material adverse effect, individually or in the aggregate;

•       the accuracy and completeness of information supplied in and for this proxy statement and other documents filed with the SEC;

•       the absence of certain changes and events since December 31, 2004, including the absence of a material adverse effect;

•       the absence of litigation or outstanding court orders;

•       employment and labor matters, including matters relating to employee benefit plans and change in control agreements;

•       real property, whether owned or leased, and title to assets;

•       intellectual property;

•       taxes;

•       environmental matters;

•       certain specified types of contracts;

•       insurance policies;

•       relations with its material customers;

•       transactions with affiliates and related persons;

•       the approval and recommendation by their respective boards of directors of the merger agreement and the transactions contemplated by the merger agreement;

•       the required vote of their respective shareholders and stockholders in connection with the approval of the merger agreement;

•       in the case of Certegy, the amendment to its Rights Agreement, dated as of June 29, 2001, rendering the rights thereunder inapplicable to the merger;

•       receipt of required opinions regarding fairness; and

•       the absence of undisclosed broker’s fees.

For purposes of the merger agreement, “material adverse effect” as it relates to Certegy, on the one hand, or FIS, on the other hand, means any change, circumstance, effect, event, or occurrence that:

•       would be materially adverse to the assets, liabilities, business, financial condition, or results of operations of such party and its subsidiaries, taken as a whole; or

•       would have a material adverse effect on such party’s ability to perform its respective obligations under the merger agreement or any related agreement to which it is a party, or to consummate the merger and the other transactions contemplated by the merger agreement on a timely basis.

Notwithstanding the foregoing, none of the following, alone or in combination, will be deemed to constitute, or be taken into account in determining whether there has been or will be, a “material adverse effect” as to Certegy, on the one hand, or FIS, on the other hand:

•       a change in general economic conditions affecting the United States or general changes or developments in the industries in which such party and its subsidiaries operate, except to the extent such changes have a materially disproportionate effect on such party and its subsidiaries taken as a whole relative to other participants in such party’s industries; or

•       the announcement of the execution of the merger agreement or the pendency or consummation of the merger, or compliance with the terms of, or the taking of any action required by, the merger agreement.

Expiration of Representations and Warranties

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Conduct of Business Pending the Merger

Each of Certegy and FIS has agreed that, subject to certain exceptions, between the date of the merger agreement and the completion of the merger, it and its subsidiaries will conduct their respective businesses only in the ordinary course of business and in a manner consistent with past practice, and will use reasonable best efforts to preserve substantially intact their respective business organizations, and to preserve their present relationships with customers, suppliers, and other persons with whom they have significant business relations.

Each of Certegy and FIS has also agreed that during the same time period, subject to certain exceptions or unless the other party gives its prior written consent, neither it nor any of its subsidiaries will:

•       amend or otherwise change its articles of incorporation or bylaws or comparable organizational documents;

•       issue, sell, pledge, dispose of, grant, or encumber any of its securities or any of its assets, except for the issuance of shares pursuant to stock options and equity awards outstanding on the date of the merger agreement, and grants of stock options, restricted stock units, or other equity awards to employees in such amounts and on such terms as are consistent with past practice;

•       declare, set aside, make, or pay any dividends, except for the special dividend and any regular cash dividends on common stock or dividends by any subsidiary to it or any of its other subsidiaries consistent with past practice;

•       reclassify, combine, split, subdivide, redeem, purchase, or otherwise acquire, directly or indirectly, any securities, other than in connection with the exercise of stock options, the forfeiture of restricted stock awards, or other contractual rights existing on the date of the merger agreement;

•       acquire any business with, in the case of Certegy, a value in excess of $15 million individually or $50 million in the aggregate, and in the case of FIS, a value in excess of $50 million individually;

•       repurchase, repay, cancel, or incur any indebtedness for borrowed money, other than capital leases in the ordinary course of business consistent with past practice, under existing credit facilities in the ordinary course of business, or scheduled payments in connection with currently outstanding indebtedness for borrowed money;

•       grant any lien on any material assets to secure any indebtedness for borrowed money;

•       issue any debt securities or assume, endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice;

•       except to the extent the amount is reflected in its 2005 budget, authorize or make any commitment with respect to any capital expenditure which, in the case of Certegy is in excess of $2.5 million individually or $10 million in the aggregate, or in the case of FIS is in excess of $7.5 million individually or $25 million in the aggregate;

•       enter into any new line of business outside its existing business segments;

•       make investments in persons other than wholly owned subsidiaries, other than ordinary course investments in accordance with its existing investment policy;

•       adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization, other than the merger;

•       increase the compensation payable or to become payable or the benefits provided to, grant any retention, severance, or termination pay to, or enter into any employment, bonus, change of control, or severance agreement with, any current or former director or executive officer or any other current or former employee, except in the ordinary course of business and in a manner consistent with past practice;

•       establish, adopt, enter into, terminate, or amend any collective bargaining agreement or employment plan, other than individual contracts, agreements, or commitments with employees who are not directors or executive officers;

•       except as required by law, make or file any change in any method of tax accounting for a material amount of taxes;

•       make, change, or rescind any material tax election, settle or compromise any material tax liability, file any amended tax return involving a material amount of additional taxes, enter into any closing agreement relating to a material amount of additional taxes, or waive or extend the statute of limitations in respect of taxes, other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business;

•       make any material change to its methods of accounting in effect at December 31, 2004, subject to certain exceptions;

•       write up, write down, or write off the book value of any of its assets or its subsidiaries’ assets, other than in the ordinary course of business and consistent with past practice or as may be required by generally accepted accounting principles, the Financial Accounting Standards Board or Regulation S-X under the Securities Exchange Act of 1934;

•       pay, discharge, waive, settle, or satisfy any pending or threatened material litigation, other than in the ordinary course of business and consistent with past practice;

•       enter into any agreement that restricts its ability to engage or compete in any line of business in any respect material to its business, taken as a whole, other than in the ordinary course of business;

•       enter into, amend, modify, cancel, or consent to the termination of any of the types of contracts specified in the merger agreement or amend, modify, cancel, or consent to the termination of its rights thereunder, other than in the ordinary course of business in a manner consistent with past practice and on terms not materially adverse to it and its subsidiaries taken as a whole;

•       enter into, amend, modify, or waive any rights under any contract or transaction with an executive officer or director (or, other than on arm’s length terms in the ordinary course of business, any person in which such executive officer or director, or any immediate family member of such executive officer or director, has over a 10% interest) involving amounts in excess of $60,000;

•       fail to maintain in full force and effect or fail to use commercially reasonable efforts to replace or renew material insurance policies existing on the date of the merger agreement and covering it and its properties, assets, and businesses, taken as a whole;

•       take any action that, to its knowledge, would reasonably be likely to prevent or materially delay satisfaction of the conditions to the obligations of both parties to complete the merger; or

•       agree to take any of the foregoing actions.

No Solicitation of Transactions by Certegy

In General

Certegy and its subsidiaries will not, and will not permit or authorize their respective officers, directors, employees, or representatives to:

•       solicit, initiate, propose, or knowingly encourage the submission of any acquisition proposal;

•       discuss or negotiate, or furnish any non-public information in connection with, any acquisition proposal; or

•       take any action to render Certegy’s Rights Agreement inapplicable to any acquisition proposal or exempt or exclude any person from the applicability of the Rights Agreement in connection with any acquisition proposal.

For purposes of the merger agreement, “acquisition proposal” means any proposal or offer from any person or group other than FIS or its stockholders relating to:

•       any acquisition or purchase of more than 25% of the assets of Certegy and its consolidated subsidiaries or over 25% of any class of Certegy’s equity securities; or

•       any merger, consolidation, business combination, recapitalization, liquidation, dissolution, or other similar transaction involving Certegy as a result of which any person or group acting in concert would acquire the assets, securities, or businesses described above.

Unsolicited Acquisition Proposals

Before Certegy shareholders approve the merger agreement, the merger, and its related transactions, Certegy or its board of directors can negotiate in response to an unsolicited acquisition proposal, but only if the board of directors determines (after consultation with its financial and legal advisors) that the proposal constitutes, or could reasonably be expected to constitute, a “superior proposal,” and Certegy receives a confidentiality agreement from the person or entity making the proposal.

For purposes of the merger agreement, “superior proposal” means any bona fide written acquisition proposal (with all percentages in the definition of acquisition proposal increased to 50%) that Certegy’s board of directors determines in its good faith judgment (after consultation with its financial advisors and taking into account all of the terms and conditions of the acquisition proposal and the merger agreement) is more favorable to Certegy and its shareholders, from a financial point of view, than the merger agreement (taking into account any alterations to the merger agreement agreed to by FIS in response to such proposal).

Certegy has agreed to notify FIS as promptly as practicable if it receives any bona fide inquiries, proposals, offers, requests for information, or requests for discussions or negotiations regarding any acquisition proposal. Additionally, Certegy has agreed to notify FIS if its board of directors determines that an acquisition proposal constitutes a superior proposal.

Change in Board Recommendation

Certegy has agreed that neither its board of directors nor any committee of its board of directors will:

•       withdraw, modify, or change in a manner adverse to FIS its adoption of the merger agreement or its recommendation to Certegy shareholders that they approve the merger proposal and the amendment and restatement of Certegy’s articles of incorporation;

•       approve or recommend any acquisition proposal; or

•       approve or recommend, or allow Certegy or any of its subsidiaries to enter into, any letter of intent, acquisition agreement, or other similar agreement with respect to, or that is reasonably expected to result in, any acquisition proposal.

Notwithstanding Certegy’s obligations under the merger agreement, Certegy’s board of directors may withdraw, modify, or change its adoption of the merger agreement or its recommendation to its shareholders that they approve the merger proposal and the amendment and restatement of Certegy’s articles of incorporation if:

•       Certegy’s board of directors determines in good faith (after consultation with its financial advisors) that an unsolicited acquisition proposal is a superior proposal, and determines in good faith (after consultation with its outside legal counsel) that it is required to withdraw, modify, or change its approval or recommendation in order to comply with its fiduciary duties to Certegy shareholders under applicable law; or

•       other than in connection with an acquisition proposal, Certegy’s board of directors determines in good faith (after consultation with its outside legal counsel) that it is required to withdraw or modify or change its approval or recommendation in order to comply with its fiduciary duties to Certegy shareholders under applicable law.

Employee Benefits

Certegy Employees Generally

For a period of six months after the closing, Certegy employees will receive benefits under welfare employee benefit plans and the Certegy 401(k) plan that are not materially less favorable in the aggregate than those provided to them before the merger, and retirees will receive medical and life insurance benefits substantially similar to the coverage maintained before the merger.

Amended and Restated Stock Incentive Plan

Certegy has agreed that, before the effective time of the merger, it will propose an amended and restated stock incentive plan to, among other things, increase the total number of shares of common stock available for issuance under the current plan by an additional 6 million shares, increase the limits on the number of options, restricted shares, and other awards that may be granted to an individual under the plan, and make other desirable changes. The amended and restated stock incentive plan is described in greater detail under the caption “Amended and Restated Certegy Inc. Stock Incentive Plan” beginning on page 183.

Other Agreements

In addition, Certegy has agreed that it will:

•       provide to its and each of its subsidiaries’ employees, and to each employee of FIS or any subsidiary of FIS, in each case as of the effective time of the merger, recognition for past service with Certegy or its subsidiaries, or FIS or its subsidiaries, as applicable, under benefit plans in which they may be eligible to participate following the merger, provided that such recognition of service shall not operate to duplicate any benefit or the funding of any such benefit;

•       with respect to the welfare benefit plans maintained or sponsored by Certegy or its subsidiaries and in which Certegy or its subsidiaries’ employees, or any employees of FIS or its subsidiaries, may be eligible to participate on or after the effective time of the merger, waive, or use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each such employee under any of those welfare benefit plans to the same extent waived under Certegy’s or FIS’s comparable plans, as applicable, and provide credit to each such employee for any co-payments, deductibles, and out-of-pocket expenses paid by such employee under Certegy plans or FIS plans, as applicable, during the relevant plan year, up to and including the effective time of the merger.

Certegy Change in Control Agreements

Certegy will use its commercially reasonable efforts to cause existing change in control agreements with certain of its and its subsidiaries’ employees to be terminated as of the effective time of the merger. In addition, Lee A. Kennedy, Certegy’s Chairman and Chief Executive Officer, and Jeffrey S. Carbiener, Certegy’s Executive Vice President and Group Executive—Check Services, have entered into new employment agreements which, in part, replaced their prior change in control agreements with Certegy. These employment agreements are discussed in further detail under the caption “Interests of Certain persons in the Merger That Are Different from Your Interests” beginning on page 64. Certegy has agreed that it will, and will cause its subsidiaries to, honor their remaining change in control agreements following the merger.

Other Agreements

In addition to the agreements about the conduct of their respective businesses described above, Certegy and FIS have agreed in the merger agreement to take several other actions, including the following:

•       Certegy agreed to cooperate with FIS to prepare a registration statement on Form S-3 to be filed as soon as reasonably practicable after the effective time of the merger to cover certain shares of Certegy common stock to be received by stockholders of FIS in the merger.

•       Certegy and FIS agreed to use their respective commercially reasonable efforts to arrange for adequate and appropriate financing facilities (which may include existing facilities) and other debt funding services to provide the cash necessary to provide sufficient working capital and funds for other corporate purposes to the combined company following closing, in each case on terms reasonably acceptable to Certegy and FIS.

•       Certegy agreed to change the NYSE trading symbol of Certegy common stock from “CEY” to “FIS,” effective as of the effective time of the merger.

•       FIS received a written commitment from certain banks regarding proposed financing to replace its existing credit facility if consent to the merger is not received from the lenders under such facility. Such consent has been received. If it had been necessary to replace such facility and FIS was not able to consummate the refinancing transactions outlined in the commitment, FIS agreed to use its best efforts to obtain alternative financing sufficient to provide funds necessary to repay and terminate its existing credit facility and Certegy’s existing credit facility or new term loan with SunTrust, as applicable (provided that this commitment does not require FIS to accept alternative financing on terms substantially less favorable than those set forth in the written commitment).

•       FIS agreed that it would not permit any materially adverse amendment or modification to, or waiver of any provision under, its financing commitment without Certegy’s prior approval.

•       Certegy and FIS agreed to provide each other information concerning their respective businesses and to give each other access to their books, records, properties, and personnel and to cause their subsidiaries to do the same.

•       Certegy agreed to continue to comply with the confidentiality agreements it previously signed with each of FIS, TPG Partners IV, L.P. and Thomas H. Lee Partners, L.P.

•       Certegy and FIS each agreed to give notice to the other party of the occurrence or non-occurrence of any event which could reasonably be expected to cause any condition to the obligations of any party to the merger agreement not to be satisfied, and of any failure to comply with or satisfy any covenant or agreement required to be complied with or satisfied under the merger agreement.

•       Certegy and FIS agreed to cooperate on press releases, except to the extent required by applicable law or the requirements of the NYSE.

•       Certegy and FIS agreed that, following completion of the merger, the combined company will indemnify and hold harmless all of its past and present officers, directors, and employees, and those of its subsidiaries, to the fullest extent permitted by law.

•       Certegy and FIS agreed that before the effective time of the merger, Certegy will acquire a six-year “tail” prepaid, non-cancelable insurance policy to provide insurance coverage for its current and prior directors and officers, and the current and prior directors and officers of its subsidiaries, and Certegy has agreed to maintain the policy for its full term.

•       At Certegy’s request, FIS has agreed to amend specified intercompany services agreements between FIS and FNF or its affiliates, including those described under the caption “Certain Relationships and Related Transactions with FNF and FNT” beginning on page 129 of this proxy statement.

These agreements will be amended to, among other things, remove any rights of current FIS stockholders to approve changes in the agreements (approval of amendments will instead be left to the discretion of the contracting parties) and to revise the provisions that would have triggered a right by FNF or its affiliates to terminate the agreements as a result of the merger. Additional conforming changes will also be required in order to reflect the effect of the merger on the overall Certegy/FIS company structure post-merger as well as the addition of Certegy and its subsidiaries into the group for which the intercompany services can be provided. The parties have agreed to further review these agreements to identify relationships that should be considered for modification by mutual agreement in connection with the integration of FIS and Certegy following the merger.

Agreements to Take Further Action

Subject to the terms and conditions of the merger agreement, each party has agreed to use its reasonable best efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper, or advisable to consummate the merger, effect the issuance of shares of Certegy common stock in connection with the merger, and to amend and restate Certegy’s articles of incorporation. Among other things, each party has committed to use such efforts to cooperate with each other to obtain all necessary consents, approvals, and authorizations from governmental authorities. Additionally, each party has also agreed to make appropriate filings for the purpose of obtaining antitrust approval for the transaction from the appropriate governmental authorities.

Furthermore, the parties have agreed to, and have agreed to cause their subsidiaries to, use their respective reasonable best efforts to obtain any third party consents necessary to consummate the merger, the share issuance, and the other transactions contemplated under the merger agreement, or required to prevent a material adverse effect from occurring.

Conditions to the Merger

Mutual Conditions

The obligations of Certegy, FIS and Merger Sub to complete the merger are subject to the following mutual conditions:

•       receipt of approval of the merger proposal and the amended and restated articles of incorporation by Certegy shareholders;

•       the expiration or termination of the waiting period under applicable United States and non-United States antitrust laws, and the receipt of any approvals required thereunder;

•       the absence of any governmental injunctions, orders, decrees, or rulings that have the effect of making the consummation of the merger illegal or that otherwise prevent or prohibit the consummation of the merger;

•       receipt from all governmental authorities of all material consents, approvals, and authorizations legally required to be obtained to consummate the merger, the conditions to the receipt of which are not, individually or in the aggregate, reasonably expected to have a material adverse effect on Certegy or FIS;

•       Certegy shall have sufficient funds available, and otherwise shall be legally permitted, to pay the special dividend, its board of directors shall have duly declared the special dividend, any advance notice of the special dividend under the rules of the NYSE shall have been satisfied, and the full special dividend amount shall have been deposited with a designated bank to act as agent for payment of the special dividend; and

•       dissenters’ rights shall not have been properly exercised with respect to more than 5% of the then-outstanding shares of Certegy common stock.

Conditions to Certegy’s Obligations to Complete the Merger

Certegy’s obligations to complete the merger are subject to the following additional conditions:

•       the representations and warranties of FIS contained in the merger agreement (other than representations and warranties regarding the capitalization of FIS and its authority to enter into and perform the merger agreement which must be true and correct in all material respects) shall be true and correct (without giving effect to any material adverse effect limitation on any representation or warranty other than certain specified representations and warranties), except where the failure of such representations and warranties to be so true and correct (without giving effect to any material adverse effect limitation on any representation or warranty other than certain specified representations or warranties) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on FIS;

•       the performance or compliance, in all material respects, by FIS of its covenants and agreements in the merger agreement;

•       FIS’s delivery to Certegy at closing of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, covenants, and agreements;

•       Certegy’s receipt of the opinion of Kilpatrick Stockton LLP, counsel to Certegy, stating that the merger will qualify as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Internal Revenue Code;

•       FIS’s delivery to Certegy of a properly executed notification letter under the Foreign Investment in Real Property Tax Act of 1980;

•       FIS shall have provided Certegy with reasonably satisfactory evidence that it has terminated certain enumerated contracts between FIS, FNF, and certain affiliates of FNF that the parties have mutually agreed to terminate;

•       the representations and warranties of the FIS stockholders in the commitment agreement shall be true and correct at the effective time of the merger (other than those representations and warranties that are expressly made as of an earlier date, in which case as of such earlier date);

•       each FIS stockholder shall have performed or complied in all material respects with all agreements and covenants contained in the commitment agreement;

•       FIS and FNF shall have executed and delivered the required amendments to their designated intercompany agreements; and

•       FIS shall have obtained the consent of its existing lenders or the refinancing contemplated by its recent financing commitment, or shall have obtained alternate financing on terms no less favorable than as set forth in such financing commitment. FIS has now received the foregoing consent.

Conditions to FIS’s Obligations to Complete the Merger

FIS’s obligations to complete the merger are subject to the following additional conditions:

•       Certegy’s representations and warranties contained in the merger agreement (other than representations and warranties regarding the capitalization of Certegy and its authority to enter into and perform the merger agreement, which must be true and correct in all material respects) shall be true and correct (without giving effect to any material adverse effect limitation on any representation or warranty other than certain specified representations and warranties), except where the failure of such representations and warranties to be so true and correct (without giving effect to any material adverse effect limitation on any representation or warranty other than certain specified representations or warranties) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Certegy;

•       the performance or compliance, in all material respects, by Certegy and Merger Sub of their respective covenants and agreements in the merger agreement;

•       the delivery by Certegy and Merger Sub to FIS at closing of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, covenants, and agreements;

•       FIS’s receipt of the opinion of Weil, Gotshal & Manges LLP, counsel to FIS, stating that the merger will qualify as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Internal Revenue Code;

•       Certegy’s delivery to the FIS stockholders of a properly executed notification letter under the Foreign Investment in Real Property Tax Act of 1980; and

•       Certegy shall have executed and delivered the required amendments to those intercompany agreements of FIS to which it has agreed to become a party.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after approval of Certegy’s shareholders has been obtained, as follows:

•       by mutual written consent of Certegy and FIS;

•       by either Certegy or FIS if:

•        the effective time of the merger has not occurred on or before March 31, 2006, so long as the failure to complete the merger is not the result of the failure of the terminating party to comply with the terms of the merger agreement;

•        an injunction or order has been entered or an action has been taken by a governmental authority that has the effect of making completion of the merger illegal or otherwise prohibits completion of the merger, so long as the injunction or order was not caused by, or was not resisted, resolved, or lifted because of, the failure of the terminating party to fulfill any obligation under the merger agreement; or

•        Certegy shareholders do not vote to approve the merger proposal and the proposed amendments to the articles of incorporation at the special meeting;

•       by Certegy if:

•        it is not in material breach of its obligations under the merger agreement and any of the representations and warranties of FIS would fail to be true as of the effective time of the merger such that the closing conditions would not be satisfied, or FIS has breached its agreements such that the closing conditions would not be satisfied and such breach has not been, or cannot reasonably be expected to be, cured within 30 days;

•        each stockholder of FIS shall not have consented to the adoption of the merger agreement; or

•        Certegy receives a superior proposal in accordance with the terms of the merger agreement, but only after it has provided notice to FIS regarding the superior proposal and provided FIS a five-business day period, during which time Certegy must negotiate in good faith with FIS, to make an offer that is, in the good faith judgment of Certegy’s board of directors, at least as favorable as the superior proposal;

•       by FIS if:

•        Certegy has breached its obligation to duly call, convene, or hold the special meeting of Certegy shareholders;

•        Certegy’s board of directors withdraws, modifies, or changes its recommendation or approval of the merger proposal or the merger or recommends or approves another acquisition proposal; or

•        FIS is not in material breach of its obligations under the merger agreement and any of the representations and warranties of Certegy or Merger Sub would fail to be true as of the effective time of the merger such that the closing conditions would not be satisfied, or Certegy or Merger Sub has breached its agreements such that the closing conditions would not be satisfied and such breach has not been, or cannot reasonably be expected to be, cured within 30 days.

Fees and Expenses

In general, all expenses incurred in connection with the merger agreement are the responsibility of the party that incurs such expenses, whether or not the merger is consummated, provided that Certegy and FIS have each agreed to pay one half of the costs and expenses associated with this proxy statement, and the costs and expenses associated with all antitrust approvals.

However, Certegy has agreed to pay to FIS a termination fee of $65 million if:

•       the merger agreement is terminated by Certegy or FIS for failure of Certegy shareholders to vote to approve the merger proposal and the amended and restated articles of incorporation at the special meeting, and:

•        at or prior to the termination date, an acquisition proposal (with all percentages in the definition of acquisition proposal increased to 50%) has been publicly announced that appears to have been bona fide and was not withdrawn prior to the special meeting; and

•        within 12 months after the date of termination, Certegy completes a transaction that would otherwise be a superior proposal;

•       the merger agreement is terminated by FIS for a breach by Certegy of its obligation to duly call, convene, or hold the special meeting of Certegy shareholders;

•       the merger agreement is terminated by FIS because Certegy’s board of directors has withdrawn, modified, or changed its recommendation or approval of the merger agreement or the merger or has recommended or approved another acquisition proposal; or

•       Certegy terminates the merger agreement in connection with its determination that an acquisition proposal is a superior proposal.

Certegy also has agreed to reimburse FIS’s transaction expenses, up to a limit of $10 million, if the merger agreement is terminated by Certegy or FIS for failure of Certegy shareholders to vote to approve the merger proposal and the amended and restated articles of incorporation at the special meeting, and at or prior to the termination date, an acquisition proposal (with all percentages in the definition of acquisition proposal increased to 50%) has been publicly announced that appears to have been bona fide and was not withdrawn prior to the special meeting. Any such reimbursement by Certegy of FIS’s transaction expenses will not eliminate the requirement that Certegy pay FIS a termination fee upon a later closing of a superior proposal within 12 months after the date of termination, although the total amount payable at the later closing will be reduced by the amount of the expense reimbursement.

Amendment and Waiver of Terms of Merger Agreement

The merger agreement may be amended before the effective time of the merger by mutual agreement of the parties. However, after the merger agreement has been approved by Certegy shareholders, it may not be amended except as allowed under applicable law. The merger agreement also provides that, at any time before the effective time of the merger, either party may extend the time for the performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party, or waive compliance with any agreement of the other party, or any condition to its own obligations contained in the merger agreement.

Commitment Agreement

In connection with the merger agreement, Certegy entered into a commitment agreement with FIS, FNF, and certain of the other stockholders of FIS, which provides for, among other things, limitations on the ability of the FIS stockholders to transfer their shares or cause FIS to pursue business combinations other than the merger, and covenants of the FIS stockholders to otherwise support the merger and other transactions contemplated by the merger agreement.

Restrictions on FIS Stockholders with Respect to Shares Received in the Merger

The shareholders agreement provides for, among other things, limitations on the ability of the FIS stockholders to transfer the shares of Certegy common stock they receive in the merger, to acquire additional shares of common stock of the combined company following the merger, or to cause the combined company to engage in a going-private transaction.

Limitations on Share Ownership

The FIS stockholders have agreed that collectively they will not own more than an aggregate of 75% of the voting securities of the combined company on a fully diluted basis. If at any time the FIS stockholders exceed the ownership limitation, they have agreed to transfer (in compliance with applicable law) a number of voting securities sufficient to reduce their ownership percentage to comply with the ownership limitation. The FIS stockholders may acquire voting securities of the combined company in excess of the ownership limitation in connection with a going-private transaction that is completed in accordance with the terms of the shareholders agreement, as described below under the caption “Going-Private Transactions.”

Going-Private Transactions

FNF has agreed to restrictions on its ability to cause the combined company to engage in a going-private transaction, which, for purposes of the shareholders agreement, generally means a transaction that would result in the outstanding shares of common stock of the combined company being held of record by fewer than 300 persons or no longer being listed or quoted on a national securities exchange or inter-dealer quotation system.

FNF has agreed that neither it nor its affiliates will propose, initiate, or participate in any going-private transaction unless that transaction complies with the following provisions:

•       Before the first anniversary of the completion of the merger, FNF may not propose or initiate a going-private transaction unless it is invited to do so by the independent directors of the combined company.

•       The transaction must involve the offer to acquire 100% of the outstanding common stock of the combined company, and, if the transaction is to be effected by a tender offer or exchange offer, it must include a commitment by FNF to promptly complete a short-form merger following that offer.

•       If the transaction is a tender or exchange offer, a majority of the outstanding shares of common stock of the combined company not owned by the FIS stockholders or their affiliates must have tendered their shares.

•       If the transaction is a merger, a majority of the outstanding shares of common stock of the combined company not owned by the FIS stockholders or their affiliates must have voted in favor of the transaction.

Restrictions on Transfer

Until the first anniversary of the closing, FNF will not transfer voting securities of the combined company except transfers:

•       to one of its affiliates or to the combined company;

•       with the prior written consent of the combined company, the approval of a majority of the combined company’s independent directors, and, in the case of FNF or any of its affiliates, approval of the unaffiliated shareholders of the combined company; or

•       in connection with the sale of the combined company to a party other than an FIS stockholder or one of its affiliates (provided that the sale provides for the acquisition of at least 66.667% of the combined company’s shares not beneficially owned by FNF or its affiliates).

FIS stockholders other than FNF are subject to the same transfer restrictions for 180 days after closing, except that from the 90th day after closing until the 180th day after closing, they will be permitted to sell up to 50% of their holdings.

Each FIS stockholder (other than FNF and Evercore METC Capital Partners II, L.P.) has agreed to a 3-day right of first negotiation in favor of FNF if such FIS stockholder wishes to sell a substantial block of its holdings of the combined company, provided that this right of first negotiation does not apply if FNF would be required to publicly disclose the potential sale before it is closed.

FIS Senior Credit Facilities

Upon completion of the merger, Certegy will become a co-borrower under FIS’s senior credit facilities, under which debt in an aggregate principal amount of $2.64 billion is currently outstanding. Certain material subsidiaries of Certegy will become guarantors of this indebtedness as well. As a result, following the merger the combined company will become subject to the covenants under those facilities, which are further described in “FIS Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” Among other things, these covenants may limit the ability of the combined company to pay dividends on its common stock or to engage in certain transactions that could be beneficial to stockholders.

Registration Rights

At the closing of the merger, Certegy will enter into a registration rights agreement with the existing stockholders of FIS which will provide the FIS stockholders with the right to require the combined company to register the shares of common stock of the combined company issued to them in the merger for resale and the right to participate in registrations that the combined company might undertake.

The FIS stockholders will collectively have the right to require the combined company to register shares for resale by them up to eight times on Form S-1 and an unlimited number of times on Form S-3. Such registrations may be underwritten registrations or shelf registrations, at the election of the selling shareholders, and may include an unlimited number of shares. The FIS stockholders also will be able to include their shares in any registration the combined company may undertake, subject to customary limitations on their rights where the inclusion of their shares in an underwritten public offering initiated by the combined company would adversely affect the distribution or marketability of the securities being offered or the price that will be paid in the offering. The combined company will pay all of the FIS stockholders’ expenses associated with any such registration except for underwriter discounts or other selling commissions. Certegy has agreed to cooperate with FIS to file a registration statement as soon as reasonably practicable after the effective date of the merger to register the shares of the combined company common stock that will be held by the stockholders of FIS other than FNF.

Additional Post-Closing Agreements

Restrictions on Competition

Under the shareholders agreement, from the date of the merger until the first anniversary of the date that FNF ceases to beneficially own at least 30% of the outstanding voting securities of the combined company, FNF agrees that it will not, and will cause its affiliates not to, compete with the combined company. However, these restrictions do not prevent FNF and its affiliates from:

•       engaging in certain specifically-permitted business activities in which the combined company engages or may seek to engage;

•       acquiring and operating a business engaged in a competitive business if FNF first presents the acquisition opportunity to the board of directors of the combined company, a majority of the independent directors disclaim the combined company’s interest in the opportunity, and FNF consummates the acquisition on the same terms presented to the board;

•       acquiring a business that earns less than 10% of its annual revenues from engaging in a competitive business if the competitive business comprises less than 10% of the annual revenues of the acquired business during the entire period of time FNF is subject to the restrictions on competition under the shareholders agreement;

•       acquiring a business that earns more than 10%, but less than 50%, of its annual revenues from engaging in a competitive business if that competitive business is offered to the combined company within 30 days after closing the acquisition of such business at a price equal to that paid by FNF or its affiliate or, if the price was not separately determined, at fair market value as determined by mutual consent of the parties or a mutually agreed upon appraisal process; or

•       being a passive owner of less than 5% of the outstanding stock of a corporation which is publicly traded and is engaged in a competitive business.

Intercompany Agreements and Related Matters

Under the shareholders agreement, without the approval of a majority of independent directors of the combined company:

•       no material provision of any of FIS’s intercompany agreements, or any other contract or arrangement that involves payments by any party of more than $250,000 annually in the aggregate between the combined company and any of its subsidiaries on the one hand, and FNF or its affiliates on the other, may be amended, waived, or otherwise modified in a manner adverse to the combined company;

•       no obligation or liability of FNF or any of its affiliates to the combined company or any of its subsidiaries in excess of $250,000 may be waived, released, compromised, or failed to be enforced by the combined company and its subsidiaries; and

•       neither the combined company nor any of its subsidiaries may be permitted to enter into or be a party to any transaction, contract, or arrangement which involves payments by any party of more than $250,000 annually in the aggregate, with FNF or any subsidiary thereof, or any director, officer or employee of, or any associate of any such person.

For a description of the significant intercompany agreements between FIS and its affiliates as of the date hereof, see “Certain Relationships and Related Transactions with FNF” beginning on page 129.

PRO FORMA SECURITY OWNERSHIP OF THE
COMBINED COMPANY AFTER THE MERGER

The following table provides information as of the record date, after giving pro forma effect to the merger, with respect to the anticipated beneficial ownership of common stock of the combined company by:

•       each person expected to be a director or executive officer of the combined company;

•       all such directors and executive officers as a group; and

•       each person expected to be the beneficial owner of more than five percent of the combined company’s common stock anticipated to be outstanding after the merger (based on such person’s current beneficial ownership of Certegy or FIS equity securities).

Beneficial ownership is determined under the rules of the SEC and generally includes voting or dispositive power over the securities. The percentage of beneficial ownership is based on the assumption that there will be 190,952,288 shares of common stock of the combined company outstanding after the merger, representing the sum of 63,032,293 shares of Certegy common stock outstanding as of the record date and 127,919,995 shares of Certegy common stock expected to be issued to the holders of FIS’s outstanding common stock in the merger. In addition, shares of FIS’s common stock (as adjusted as described in the merger agreement) subject to options that are currently exercisable or exercisable within 60 days of December 2, 2005, the record date, and shares of Certegy common stock (as adjusted as described in the merger agreement) subject to options and restricted stock units, all of which will fully vest in connection with the merger, are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the pro forma percentage ownership of that person but are not treated as outstanding for the purpose of computing the pro forma percentage ownership of any other person.

Name	Shares		Options	Total Beneficial Ownership	Percentage
Principal shareholders of combined company:
Fidelity National Financial, Inc.	96,940,000		—	96,940,000	50.77%
Thomas H. Lee Partners, L.P. and Affiliates(1)	14,390,998		—	14,390,998	7.54
TPG Advisors III, Inc.(2)	14,390,997		—	14,390,997	7.54
TPG Advisors IV, Inc.(3)	13,256,464		—	13,256,464	6.94
Directors and executive officers of the combined company:
William P. Foley, II	—		426,373	426,373	0.22%
Lee A. Kennedy	312,184	(4)	840,120	1,152,304	0.60
Daniel D. (Ron) Lane	—		2,598	2,598	0.00
Terry N. Christensen	—		2,598	2,598	0.00
Cary H. Thompson	—		2,598	2,598	0.00
Thomas M. Hagerty	14,163,366	(5)	—	14,163,366	7.42
Marshall B. Haines	—		—	—	0.00
Phillip B. Lassiter	3,797		10,000	13,797	0.01
David K. Hunt	5,297	(6)	12,000	17,297	0.01
Keith W. Hughes	4,800		10,000	14,800	0.01
Alan L. Stinson	—		59,691	59,691	0.03
All directors and executive officers as a group (11 persons)	14,489,444		1,365,978	15,855,422	8.24%

(1)   Consists of shares directly owned by each of THL FNIS Holdings, LLC, Thomas H. Lee Equity (Cayman) Fund V, L.P., Thomas H. Lee Investors Limited Partnership, Putnam Investment

Holdings, LLC, Putnam Investments Employees' Securities Company I LLC, and Putnam Investments Employees’ Securities Company II LLC. THL FNIS Holdings, LLC is a Delaware limited liability company, whose manager is THL Equity Advisors V, LLC, a Delaware limited liability company registered in the Cayman Islands as a foreign company.  Thomas H. Lee Equity (Cayman) Fund V, L.P. is an exempted limited partnership formed under the laws of the Cayman Islands, whose general partner is THL Equity Advisors V, LLC. Thomas H. Lee Advisors, LLC, a Delaware limited liability company, is the general partner of Thomas H. Lee Partners, L.P., a Delaware limited partnership, which is the sole member of THL Equity Advisors V, LLC.  Thomas H. Lee Investors Limited Partnership is a Massachusetts limited partnership, whose general partner is THL Investment Management Corp., a Massachusetts corporation.

The address of THL FNIS Holdings, LLC, Thomas H. Lee Equity (Cayman) Fund V, L.P. and Thomas H. Lee Investors Limited Partnership is 100 Federal Street, Boston, MA 02110.  Putnam Investment Holdings LLC, Putnam Investments Employees’ Securities Company I LLC and Putnam Investments Employees’ Securities Company II LLC (collectively, the “Putnam Entities”) are co-investment entities of Thomas H. Lee Partners, L.P. and may be considered affiliates of Thomas H. Lee Partners, L.P. due to such co-investment relationship. Each of the Putnam Entities disclaims beneficial ownership of any securities other than the securities held directly by such entity. The address for the Putnam Entities is One Post Office Square, Boston, MA 02109.

(2)   Consists of shares directly owned by each of TPG Parallel III, TPG Investors III, L.P., FOF Partners III, L.P. and FOF Partners III-B, L.P. (collectively, the “TPG III Funds”) as well as shares directly owned by TPG FNIS Holdings, LLC (“TPG FNIS”) and directly owned by TPG Dutch Parallel III, C.V. (“Dutch Parallel”). TPG Advisors III, Inc. is the general partner of TPG GenPar III, L.P. (“GenPar III”).  Gen Par III is a manager of TPG FNIS, the general partner of each of the TPG III Funds, and the general partner of TPG GenPar Dutch, L.L.C., which is the general partner of Dutch Parallel. TPG Advisors III, Inc. may be deemed to be the beneficial owner of shares beneficially owned by TPG FNIS but disclaims such beneficial ownership of such shares except to the extent of its pecuniary interest therein.

The address for the TPG III Funds, TPG FNIS and Dutch Parallel is 301 Commerce Street,  Suite 3300, Fort Worth, TX 76102.

(3)   Consists of shares directly owned by TPG FNIS. TPG Advisors IV, Inc. is the general partner of TPG GenPar IV, L.P. (“GenPar IV”), and GenPar IV is a manager of TPG FNIS. TPG Advisors IV, Inc. may be deemed to be the beneficial owner of shares beneficially owned by TPG FNIS, but disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

(4) Includes 36,687 shares owned through Certegy’s 401(k) plan and 258 shares owned by his children.

(5)   Thomas M. Hagerty is a Managing Director of Thomas H. Lee Advisors, LLC and a Vice President of THL Investment Management Corp. In such capacities, Mr. Hagerty may be deemed to beneficially own shares held of record by THL FNIS Holdings, LLC, Thomas H. Lee Equity (Cayman) Fund V, L.P., and Thomas H. Lee Investors Limited Partnership. Mr. Hagerty disclaims beneficial ownership of such shares.

(6) Includes 1,500 shares held by Mr. Hunt’s wife as to which he disclaims all beneficial ownership.

BUSINESS OF CERTEGY

Certegy was incorporated in 2001 under the laws of the State of Georgia as a wholly owned subsidiary of Equifax Inc., which then contributed its payment services division to Certegy and “spun off” Certegy to Equifax’s shareholders. Certegy’s principal executive offices are located at 100 Second Avenue South, Suite 1100S, St. Petersburg, Florida 33701, and its telephone number at that address is 727-227-8000. Certegy maintains an internet website at www.certegy.com. Information on Certegy’s website does not constitute part of this proxy statement.

Certegy provides credit card, debit card, and other transaction processing and check risk management services to financial institutions and merchants in the U.S. and internationally through two business segments, card services and check services.

Certegy Card Services provides a full range of card issuer services that enable banks, credit unions, retailers, and others to issue VISA and MasterCard credit and debit cards, private label cards, and other electronic payment cards for use by both consumer and business accounts. Additionally, Certegy processes American Express cards in Australia and the Caribbean. In the U.S., Certegy’s card issuing business is concentrated in the independent community bank and credit union segments of the market, while internationally, it services both large and small financial institutions.

Certegy Check Services provides check risk management and related processing products and services to businesses accepting or cashing checks at the point-of-sale. A significant portion of revenues from check risk management services is generated from several large national and regional merchants, including national retail chains. Other customers of this segment include hotels, automotive dealers, telecommunications companies, supermarkets, casinos, mail order houses, and other businesses. These services include guarantee services where Certegy accepts the risk of authorized checks, verification services where the customer retains the risk, and blended services to meet specific customer needs.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CERTEGY

The selected historical consolidated financial data of Certegy as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, are derived from Certegy’s audited consolidated financial statements and accompanying notes incorporated by reference into this proxy statement, which have been audited by Ernst & Young LLP, an independent registered public accounting firm. The selected historical consolidated financial data of Certegy as of December 31, 2002, 2001, and 2000, and for each of the years ended December 31, 2001 and 2000, are derived from Certegy’s audited consolidated financial statements and accompanying notes not incorporated by reference herein. The selected historical financial data as of September 30, 2005, and for each of the nine month periods ended September 30, 2005 and 2004, are derived from Certegy’s unaudited financial statements incorporated by reference into this proxy statement. The selected historical financial data as of September 30, 2004, are derived from unaudited financial statements not incorporated by reference into this proxy statement. The unaudited financial statements have been prepared pursuant to the rules and regulations of the SEC, and reflect all adjustments that are, in the opinion of Certegy’s management, necessary for a fair presentation of Certegy’s financial position, results of operations, and cash flows for the interim periods presented, all of which are of a normal recurring nature.

This selected historical financial information should be read in conjunction with Certegy’s financial statements appearing in its current report on Form 8-K filed with the SEC on October 12, 2005, and in its quarterly report on Form 10-Q for the nine months ended September 30, 2005, both of which are incorporated by reference into this proxy statement, and from the sections in those reports entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

[Table appears on following page.]

	Nine Months Ended September 30,		Year Ended December 31,
	2005(9)	2004	2004	2003(1)	2002(1)	2001	2000
	(In thousands, except per share amounts)
Results of Operations:
Revenues	$821,255	$757,664	$1,039,506	$921,734	$906,791	$838,330	$827,374
Operating expenses(2)(3)(4)	697,808	645,612	871,010	783,550	773,845	698,186	681,750
Operating income	123,447	112,052	168,496	138,184	132,946	140,144	145,624
Other income, net	1,412	599	1,207	2,339	1,119	78	1,309
Interest expense(5)	(9,677)	(9,388)	(12,914)	(7,950)	(7,120)	(7,200)	(1,301)
Income from continuing operations before income taxes, minority interests and cumulative effect of a change in accounting principle	115,182	103,263	156,789	132,573	126,945	133,022	145,632
Provision for income taxes	(45,969)	(39,188)	(59,111)	(50,429)	(50,231)	(52,791)	(57,000)
Minority interests in earnings, net of tax	—	—	—	—	—	(945)	(1,096)
Income from continuing operations before cumulative effect of a change in accounting principle	69,213	64,075	97,678	82,144	76,714	79,286	87,536
Income from discontinued operations, net of tax	24,796	4,133	5,934	3,897	2,926	3,879	926
Income before cumulative effect of a change in accounting principle, net of tax	94,009	68,208	103,612	86,041	79,640	83,165	88,462
Cumulative effect of a change in accounting principle, net of tax(6)	—	—	—	(1,335)	—	—	—
Net income	$94,009	$68,208	$103,612	$84,706	$79,640	$83,165	$88,462
Basic earnings per share:(7)
Income from continuing operations before cumulative effect of a change in accounting principle	$1.12	$1.02	$1.55	$1.26	$1.12	$1.16	$1.31
Income from discontinued operations	0.40	0.07	0.09	0.06	0.04	0.06	0.01
Cumulative effect of a change in accounting principle	—	—	—	(0.02)	—	—	—
Net income	$1.52	$1.08	$1.65	$1.30	$1.17	$1.22	$1.32
Diluted earnings per share:(8)
Income from continuing operations before cumulative effect of a change in accounting principle	$1.10	$1.00	$1.53	$1.25	$1.11	$1.15	$1.29
Income from discontinued operations	0.39	0.06	0.09	0.06	0.04	0.06	0.01
Cumulative effect of a change in accounting principle	—	—	—	(0.02)	—	—	—
Net income	$1.49	$1.06	$1.62	$1.29	$1.15	$1.20	$1.30
Cash dividends declared per common share	$0.15	$0.15	$0.20	$0.10	$—	$—	$—
Other Operating Data:
Depreciation and amortization	$38,352	$34,643	$47,449	$42,030	$39,050	$45,677	$42,698
Capital expenditures	$42,883	$28,482	$40,908	$43,747	$48,961	$49,349	$38,789
Balance Sheet Data: (at end of period)
Total assets	$934,094	$863,620	$922,209	$785,356	$702,141	$736,203	$523,049
Long-term debt	$225,864	$287,165	$273,968	$222,399	$214,200	$230,000	$—
Total shareholders’ equity	$421,947	$257,320	$307,287	$266,751	$202,392	$212,935	$323,618

(1)    Certegy’s financial results for the years ended December 31, 2003 and 2002 include other charges of $12.2 million ($7.7 million after-tax) in each year. The other charges in 2003 include $9.6 million of early termination costs associated with a U.S. data processing contract, $2.7 million of charges related to the downsizing of Certegy’s Brazilian card operation, and $(0.1) million of market value recoveries on Certegy’s collateral assignment in life insurance policies, net of severance charges. The other charges in 2002 include an impairment write-off of $4.2 million for the remaining intangible asset value assigned to an acquired customer contract in Certegy’s Brazilian card operation, due to the loss of the customer; a $4.0 million charge for the settlement of a class action lawsuit, net of insurance proceeds; and $4.0 million of severance charges and market value losses on Certegy’s collateral assignment in life insurance policies.

(2)    Effective January 1, 2005, Certegy adopted the fair value recognition provisions of SFAS No. 123 (revised 2004), “Share-Based Payment,” using the modified retrospective method, restating all prior periods, and as a result recorded stock compensation expense of $11.2 million, $10.0 million, $14.2 million, and $5.1 million for the years ended December 31, 2004, 2003, 2002, and 2001, respectively, and $4.4 million and $8.7 million for the nine months ended September 30, 2005 and 2004, respectively.

(3)    General corporate expense was $26.6 million, $22.7 million, $25.3 million, $14.0 million, and $7.8 million, respectively, for the years ended December 31, 2004, 2003, 2002, 2001, and 2000, and $28.4 million and $20.0 million for the nine months ended September 30, 2005 and 2004, respectively.

(4)    Certegy adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002, which ceased the amortization of goodwill. Adoption of the non-amortization provisions of SFAS No. 142 as of January 1, 2000, would have increased net income for the years ended December 31, 2001 and 2000, respectively, by $7.3 million and $6.8 million, which is net of $1.3 million and $1.2 million of income taxes.

(5)    In conjunction with Certegy’s spin-off from Equifax in July 2001, Certegy made a cash payment to Equifax of $275 million to reflect Certegy’s share of Equifax’s pre-distribution debt used to establish Certegy’s initial capitalization. This was funded through $400 million of unsecured revolving credit facilities Certegy obtained in July 2001. Interest expense for periods prior to the spin-off principally consist of interest paid on a line of credit held by Certegy’s Brazilian card business and interest charged by Equifax on overnight funds borrowed on Certegy’s behalf.

(6)    The cumulative effect of accounting change expense of $1.3 million in 2003 reflects the adoption of certain provisions of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51,” on December 31, 2003 related to the synthetic lease on Certegy’s St. Petersburg, Florida operations facility.

(7)    Prior to Certegy’s spin-off from Equifax, basic weighted average shares outstanding was computed by applying the distribution ratio of one share of Certegy common stock for every two shares of Equifax common stock held to the historical Equifax weighted average shares outstanding for the same periods presented.

(8)    Prior to Certegy’s spin-off from Equifax, diluted weighted average shares outstanding was estimated based on the dilutive effect of stock options calculated in the third quarter of 2001.

(9)    Certegy’s financial results for the nine months ended September 30, 2005 include merger and acquisition costs of $6.6 million related to the pending merger with FIS and $1.7 million related to the possible formation and acquisition of a majority ownership in a card and merchant processing joint venture in Brazil. These merger and acquisition costs include investment banking, legal, accounting, and other direct costs.

BUSINESS OF FIDELITY NATIONAL INFORMATION SERVICES, INC.

Overview

FIS is a leading provider of technology solutions, processing services, and information services to the financial services and real estate industries. Over 2,800 financial institutions use its services, including 44 of the 50 largest banks in the U.S. FIS’s applications process over 50% of all U.S. residential mortgage loans by dollar volume with balances exceeding $3.8 trillion, and as of June 30, 2005, over 235 million deposit accounts and non-mortgage consumer loans and leases are processed on its core bank processing platform. FIS also provides customized business process outsourcing related to aspects of the origination and management of mortgage loans to national lenders and loan services. FIS’s information services, including its property data and real estate-related services, are used by mortgage lenders, mortgage investors, and real estate professionals to complete residential real estate transactions throughout the U.S. FIS provides information services that span the entire home purchase and ownership life cycle, from contact through closing, refinancing and resale. FIS operates in four primary business segments: Financial Institution Software and Services, Lender Services, Default Management Services and Information Services.

Company History

The predecessors to FIS’s parent company, FNF, were primarily title insurance companies. During the 1990s, FNF acquired and developed complementary real estate-related information services and loan default management businesses as an adjunct to its title insurance business.

The growth of these complementary businesses accelerated in 2001. Since January 2001, FNF has completed over 25 acquisitions in FIS’s business lines. Although many of these acquisitions added important applications and services to FIS’s offerings, the most significant steps in FIS’s recent growth were the acquisitions of the financial services division of ALLTEL Information Services, Inc., which was renamed Fidelity Information Services, Inc., or FI, and which forms the core of the Financial Institution Software and Services segment; VISTA Information Solutions, Inc., which was renamed Fidelity National Information Solutions, Inc., or FNIS, and which provides information applications and services; Aurum Technology, or Aurum, which provides software and outsourcing solutions to community banks and credit unions; Kordoba, which provides information technology solutions for the financial services industry with a focus on services and solutions for the German banking market; Sanchez, which provides software and outsourcing solutions to banks and other financial institutions; and InterCept, Inc., or InterCept, which provides outsourced and in-house core banking solutions as well as item processing and check imaging services.

Industry Background

History

While the banking industry today is highly dependent on technology, the process of automating bank business processes has been evolutionary in nature, beginning with back-office record-keeping and moving to other areas such as service delivery channels and customer relationship management.

Although banks have experienced benefits from the advancements in automation, the iterative approach to automation has created highly complex operating environments as banks and third party vendors have had to integrate various business applications across disparate hardware and software platforms. Customization of business applications by banks in an attempt to differentiate their products and services from competitors compounded this complexity.

Further, in recent years the financial services industry in the U.S. has experienced significant consolidation. In most cases, bank mergers are followed by a shift of one bank’s processing onto the platform used by the other. These migrations have heightened the sensitivity of financial institutions to the risks of such projects, particularly where a key technology vendor lacks expertise, services, or financial stability. In some cases, the merged institution has continued to run multiple systems, leading to further inefficiencies.

Among financial institutions’ key business processes, the mortgage origination, sale and servicing process has historically been particularly slow to embrace automation. Despite all the changes that have occurred in the single-family mortgage industry in recent years, the lending process remains complex, encompassing many steps that are still paper intensive. These steps include analyzing credit reports, evaluating tax status, obtaining necessary flood insurance, appraisals and title insurance, and generating disclosures required by the substantial regulation of the mortgage-lending industry. These steps, and similar steps in the mortgage sale, servicing and default areas, are likely to be subject to further systems and process automation in order to reduce costs and improve speed, accuracy and customer experience.

The technology vendor market for the banking industry historically has been highly fragmented. Over time, a significant number of smaller competitors have brought to the market niche software or processing solutions, which in turn have increased integration difficulties. More recently, many smaller technology vendors have experienced challenges in providing the breadth of services, applications and solutions required by their customers and in convincing their customers of their long-term financial stability and survival in the marketplace. This, in part, has led to consolidation in the financial institution technology vendor market.

Trends and Opportunities

Financial institutions today face significant challenges resulting from intensified competition among traditional players and new entrants, technological innovation and evolving customer preferences and behavior. As a result of these challenges, FIS believes that the financial information services industry is experiencing the following significant trends.

•       Financial institutions are seeking ways to more effectively use the information they have about their existing customers in order to facilitate sales of innovative products and improve customer retention. As a result, financial institutions are coming to view information technology as a strategic tool rather than merely as a nonstrategic back-office function.

•       Financial institutions remain subject to consolidation within the industry. This creates the potential for an increased demand for system migration services and outsourcing.

•       Financial institutions are increasingly outsourcing their core processing needs to third parties to enhance their competitive position in the marketplace by achieving lower costs (as compared to in-house solutions) without a loss of functionality.

•       Financial institutions are seeking to increase revenue by improving the quality of the experience of their customers. As financial institution customers have become more sophisticated, banks have sought increasingly convenient, customer-friendly ways to interact with their customers. Accordingly, these institutions have begun searching for and implementing information technology solutions that simplify and improve the customer service process.

•       Financial institutions are increasingly outsourcing their key business processes, such as default management, to third parties to reduce costs and handle an increased volume of transactions. Business process outsourcing among financial institutions should continue to grow as both the range of outsourced services and the number of financial institutions deploying outsourcing increases.

•       Financial institutions are gradually moving toward fully automated processes, commonly referred to as straight-through processing, where the initial contact with the customer through to the institution’s back-office processing is fully automated. Straight-through processing is viewed by financial institutions as a means of eliminating redundant and manual steps that can lead to errors, cause unnecessary delays and increase operating expenses.

•       Financial institutions are evaluating moving to real-time processing. Core processing systems that operate on a real-time basis, as opposed to the traditional model of collecting data and later processing it in batches, will become increasingly important as financial institutions compete to improve the quality of the customer’s experience.

•       Financial institutions in markets outside the U.S., particularly the rapidly evolving markets in Asia, Eastern Europe and South America, are encountering the same challenges and trends as U.S. financial institutions. These international financial institutions will provide opportunities for software, services and solutions providers to expand into the international marketplace.

As financial institutions attempt to improve customer experience and manage costs efficiently, FIS expects them to continue to adopt better technology solutions and outsource their technology needs. Technology providers with significant domestic market penetration, a well-integrated suite of services and financial stability will have the best opportunity to benefit from such outsourcing.

Competitive Strengths

FIS believes that its competitive strengths include the following:

Leading proprietary technology.   FIS has a significant number of high quality software applications and services that have been developed over many years with substantial input from its customers. FIS has made, and continues to make, substantial investments in its applications and services to ensure that they remain competitive in the marketplace.

Comprehensive, integrated business solutions.   FIS has the ability to utilize a wide range of applications and services to provide comprehensive business solutions for its customers. In addition, FIS is able to utilize the modular nature of its software applications and its ability to integrate many of its services with the services of others to provide customized solutions that respond to the individualized needs of its customers. FIS also offers its customers a wider range of flexible service arrangements than are typically offered by its competitors for the deployment and support of its software, from traditional license and maintenance fee approaches to managed processing arrangements, either at the customer’s site or at an FIS location.

Excellent relationships with its customers.   Over 2,800 financial institutions use FIS’s services, including 44 of the largest 50 U.S. banks. A significant percentage of FIS’s business with these customers relates to core processing applications and services, and the nature of this relationship allows it to develop close partnerships with these customers. As the breadth of FIS’s service offerings expands, FIS has found that its access to key personnel at financial institutions is increasing, presenting greater opportunities for cross-selling.

Strong value proposition for its customers.   FIS provides its customers with services and applications that enhance their competitive position and provide them with additional revenue opportunities. FIS also understands the needs of its customers and has successfully created innovative services that can reduce its customers’ operating costs. FIS believes that its high quality services and its innovative approach to meeting the needs of its customers allow it to provide a compelling value proposition to its customers.

Leadership position in information services.   FIS is one of the leading providers of information services to the real estate industry. FIS believes that its technological capabilities and market leadership have provided it with a competitive advantage in terms of its service offerings and its ability to meet the needs of FIS’s customers. FIS intends to maintain and expand this market position, allowing it to continue to strengthen its relationships with its existing customers and expand its customer base.

Challenges

FIS faces challenges in maintaining its strengths and implementing strategies to pursue industry trends and opportunities, including but not limited to the following:

FIS faces competition in its target markets from traditional players and from new entrants with alternative products.   The primary competitors in its principal markets include internal technology departments within banks and internal data processing or software development departments within larger companies, as well as numerous smaller vendors with similar applications at the regional and local levels. FIS also competes with First American and LandAmerica in lender services and default management services. Competition among the larger competitors, expansion by smaller regional companies and any new entrants with alternative products or services could affect FIS’s business operations and financial condition.

FIS must continue to adapt its services to changes in technology or in the marketplace to maintain or expand its customer base.   FIS’s markets are characterized by constant technological changes, introduction of new services, and evolving industry standards. FIS is currently upgrading applications for core bank processing software and mortgage processing software and if FIS is unsuccessful in completing or gaining market acceptance of these or any other upgrade efforts, it could impact FIS’s ability to retain existing customers or attract new ones.

If the combined company is not able to successfully integrate the businesses of Certegy and FIS following the merger, FIS may not be able compete effectively in its primary markets.   If there are problems or delays in integrating Certegy and FIS, it could lead to disruptions in FIS’s ongoing businesses, affect FIS’s relationship with its current customer base or lead to the loss of key FIS employees. If any of these events occurred it could affect FIS’s business operations.

Potential customers of FIS’s Financial Information Software and Services segment may be reluctant to switch to a new vendor, which may adversely affect FIS’s growth, both in the U.S. and internationally.   Many potential customers worry about potential disadvantages of a change to a new financial information software and services vendor such as loss of accustomed functionality, increased costs, and business disruption.  As a result, potential customers, both in the U.S. and internationally, often resist change.  There can be no assurance that FIS’s strategies for overcoming potential customers’ reluctance to change vendors will be successful, and this resistance may adversely affect FIS’s growth, both in the U.S. and internationally.

FIS may not succeed with its current and future expansion of its international operations and such failure may adversely affect the combined company’s growth and results of operations.   FIS’s international operations at present are relatively small. Also, FIS is less well-known internationally than in the United States and has less experience with local business conditions. There can be no assurance that FIS, as part of the combined company, will be able to compete successfully against current or future international competitors or that FIS’s relative inexperience with international operations will not limit or hinder the combined company’s success.

Certain Customer Information

A majority of FIS’s revenues to date have been from sources within the U.S. In the first nine months of 2005, approximately 6.9% of FIS’s revenues were from sales outside of the U.S., while in 2004, approximately 5.7% of FIS’s revenues were from sales outside of the U.S. Included in FIS’s Financial Institution Software and Services segment were $141.5 million and $132.8 million in sales to non-U.S. based customers in the first nine months of 2005 and in the full year 2004, respectively.

In 2004, one customer accounted for 6.0% of FIS’s total revenues and 31.0% of the revenues in FIS’s Lender Services segment, due primarily to its use of FIS’s automated process for performing title agency services. For the nine months ended September 30, 2005, this customer accounted for 4.3% of FIS’s total revenues and 18.6% of the revenues in FIS’s Lender Services segment. Agreements between this customer and FIS or its predecessors to perform automated title agency services have existed since January 2002. The present agreement is terminable by either party upon 60 calendar days prior written notice.

In addition, in 2004 there are two other customers that accounted for approximately 14.2% and 7.8%, respectively, of the revenues in FIS’s Lender Services segment and one customer that accounted for approximately 20% of the revenues of FIS’s Default Services segment. For the nine months ended September 30, 2005, two customers accounted for approximately 17.8% and 11.4%, respectively, of the revenues of FIS’s Lender Services segment and one customer accounted for approximately 23% of the revenues of FIS’s Default Services segment.

The customers that FIS cites by name in the following discussion of its business segments were selected so as to provide a representative cross-section of FIS’s customers based on size, geographic location, type of institution and the services that they use.

Financial Institution Software and Services

The applications and services in FIS’s Financial Institution Software and Services segment focus on two primary markets, financial institution processing and mortgage loan processing. FIS’s revenues for the periods shown below for these operations were as follows:

	Year ended December 31, 2004	Nine Months Ended September 30, 2005
	(in millions)
Financial Institution Software and Services
Financial Institution Processing	$952.3	$960.4
Mortgage Loan Processing	316.8	252.1
Processing and services revenues	$1,269.1	$1,212.5
Operating Income	$165.4	$170.9

Revenues for 2004 from FIS’s Financial Institution Software and Services segment in the table above do not include a full year of revenues from the operations of Sanchez, Aurum, Kordoba or InterCept, which FIS acquired in 2004, which had financial institution processing revenues of $25.3 million, $33.6 million, $70.1 million and $189.5 million, respectively, in 2004 prior to their respective dates of acquisitions.

FIS’s primary applications are software applications that function as the underlying infrastructure of a financial institution’s processing environment. These applications include core bank processing software, which banks use to maintain the primary records of their customer accounts, and core mortgage processing software, which banks use to process and service mortgage loans. FIS also provides a number of complementary applications and services that interact directly with the core processing applications, including applications that facilitate interactions between FIS’s financial institution customers and their clients.

While many of FIS’s customers obtain all or a majority of their key applications from it, the modular design of many of FIS’s applications allows FIS’s customers to start with one application, such as a lending application, and gradually add applications or services as needed. FIS provides its customers with additional flexibility by offering FIS’s applications through a range of delivery and service models, including on-site outsourcing and remote processing arrangements, as well as on a stand-alone, in-house, licensed software basis for installation on customer-owned systems. Because of FIS’s ability to integrate and customize the applications and services FIS provides to its customers, FIS often refers to its applications and services as business solutions.

Financial Institution Processing

Customers.   Over 2,800 financial institutions use FIS’s applications and services, including banks, credit unions, savings banks and auto finance companies. The processing needs of FIS’s customers in the financial institution processing market vary significantly across the size and type of institutions FIS serves. These institutions include:

•       Large Banks.   FIS defines the large bank market as banks and other financial institutions in North America with assets in excess of $5 billion. Of the 100 largest U.S. banks as of June 30, 2005, FIS’s customers includes 27 banks that use its deposit-related core processing applications, 33 banks that use its lending-related core processing applications and 32 banks that use its various retail delivery applications. FIS’s customers in this market include Harris Bank/Bank of Montreal, Citizens Bank of Rhode Island and BancWest. FIS’s solutions and services sold to banks in the large bank market accounted for approximately $473.1 million of revenues in 2004.

•       Small to Mid-tier Banks.   FIS provides its applications and services in the small to mid-tier banking market to approximately 2,600 customers consisting primarily of U.S. community banks, credit unions and savings banks. FIS’s customers in this market typically seek a fully integrated and broad suite of applications. As a result, FIS’s core processing applications sold to this market have various add-on modules or applications that integrate into FIS’s core processing applications, providing a broad processing solution. Examples of FIS’s customers in this sector include Hudson City Savings Bank, Sterling Bank and VyStar Credit Union. Additionally, over 6,000 banks utilize FIS’s “Call Reporter” application for quarterly reporting.

•       International Banks.   FIS offers applications and services to financial institutions located outside of North America. FIS’s international business leverages its existing financial services applications as well as providing services for the specific business needs of FIS’s customers in targeted international markets. FIS’s international customers include CitiBank, ING Group and China Construction Bank. Revenues from FIS’s international business currently are derived principally from 27 customers in the Asia-Pacific market, 38 customers in the European-Middle East-Africa market and 34 customers in the Mexico-Latin American market.

•       Automotive Finance Institutions.   In FIS’s automotive finance processing business, FIS offers integrated loan and lease servicing solutions for the global automotive finance industry. As of June 2005, over 18 million automotive loans and leases in North America and Europe were processed on FIS’s automotive finance applications. The automotive finance business also offers solutions for origination, e-contract hosting, dealer wholesale finance, and other ancillary products, providing an end-to-end automotive finance solution. Three of the top five captive automotive finance companies as ranked at the end of 2004 in the U.S. utilize FIS’s applications and services.

•       Commercial Lenders.   FIS also provides business solutions that allow clients to automate and manage their entire commercial lending and loan trading businesses. FIS’s customers include more than 91 financial institutions, including 9 of the top 10 and 27 of the top 50 as ranked by capital as of June 30, 2005. FIS’s customers include Bank of America, JPMorgan Chase, Barclays Capital, Bank of Scotland and Rabobank.

Applications and Services.   FIS’s primary applications and services include the following:

•       Core Processing Applications.   FIS’s core processing software applications are designed to run critical banking processes of FIS’s financial institution customers. These critical banking processes include deposit and lending systems and most other core banking systems that a bank must utilize to manage the products it provides to its customers.

•       Retail Delivery Applications.   While FIS’s core processing applications support all aspects of a bank’s internal recordkeeping and reconciliations, FIS’s retail delivery applications facilitate direct interactions between a bank and its customers through applications that allow for the delivery of services to these customers. FIS’s retail delivery applications include TouchPoint, an application suite that supports call centers, branch and teller environments, and retail and commercial Internet channels.

•       Integration Applications.   FIS’s integration applications access data on its own and third-party core processing systems and transport information to FIS’s customers’ retail delivery channels. FIS’s integration applications provide transaction routing and settlement. These applications facilitate tightly integrated systems and efficient software delivery that reduces technology costs for its customers.

•       Syndicated Loan Applications.   FIS’s syndicated loan applications are designed to support wholesale and commercial banking requirements necessary for all aspects of syndicated commercial loan origination and management.

•       Automotive Finance Applications.   FIS’s primary applications include an application suite that assists automotive finance institutions in evaluating loan applications and credit risk, and allows automotive finance institutions to manage their loan and lease portfolios.

•       Item Processing and Imaging Services.   FIS’s item processing and imaging services provide its customers with a wide range of outsourcing services relating to the imaging and processing of checks, statements, remittances and other transaction records, which are performed at one of FIS’s 52 processing centers located throughout the U.S. or on-site at a customer location.

•       eBanking and Electronic Payments Services.   FIS provides a full range of eBanking capabilities, including EFT processing solutions, ranging from ATM and debit card services to card production and distribution to stored-value gift cards and payroll cards. FIS also offers electronic business solutions, such as personal and business Internet services, web design and development, web hosting, ISP services and eDelivery. Lastly, FIS provides telephone banking solutions that can help streamline operations, improve service and reduce costs.

Delivery of Applications.   FIS has developed several models of providing its customers with applications and services. FIS typically delivers the highest value to its customers when FIS combines its software applications and delivers them in one of several types of outsourcing arrangements, described below, which allow FIS to combine its services and best practices and leverage its expertise. FIS also is able to deliver individual applications through a software licensing arrangement. The examples below represent the typical delivery models that FIS utilizes in providing its applications:

•       Software Licensing.   In this traditional license and maintenance model, FIS customers purchase a license and maintenance contract for FIS’s software. FIS may also provide these customers with professional support services on either a time and materials or fixed-price basis to assist them with the implementation of, or conversion to, the licensed software, or with other IT projects.

•       Application Management.   In this service deployment model, FIS provides applications that are run by the customer at its processing facility, with a dedicated staff of FIS’s application programmers and business analysts assisting the customer in managing day-to-day technology-related activities. FIS’s support staff may be located on-site at the customer’s facility, off-site at one of FIS’s facilities, or at a combination of both sites. In many cases, FIS’s staff supports the customer’s third-party applications, as well as FIS’s own software applications.

•       Application Service Provider or ASP.   In this service model, FIS utilizes one of its off-site technology facilities to provide the user of ASP services with computing and application management facilities and support. FIS’s support personnel are generally located off-site in one of FIS’s technology facilities, which communicates through online data transmission connections with remote devices on-site at the customer’s location. The ASP customer generally uses a suite of FIS’s applications and services in its business. FIS’s customers may arrange to utilize FIS’s facilities infrastructure in a shared capacity with other customers, or they may contract with it to have dedicated computing capacity available solely for the operation of their applications, sometimes referred to as remote outsourcing.

•       Facilities Management Processing or FM.   In the FM service model, FIS provides its customers with a computing and application management function similar to that provided under ASP services. However, in the case of FM services, FIS personnel are located on-site at the location of the customer and act as the customer’s on-site IT staff in connection with FM services, generally also supporting the customer’s third-party software applications. When FIS enters into one of these arrangements, FIS generally hires the customer’s IT staff, which FIS supplements with its own employees.

FIS also has developed an additional service business, which FIS refers to as managed operations, in which FIS uses its off-site technology and processing infrastructure to offer computing facilities to customers, without providing any of FIS’s software applications. Unlike FIS’s other service customers, FIS’s managed operations customers often include customers that are not financial institutions. FIS is able to profitably leverage FIS’s computing capacity and technical expertise to compete in this type of outsourcing business.

Mortgage Loan Processing

Customers.   FIS’s mortgage loan processing customers include 20 of the top 25 loan servicers in the U.S. as of June 30, 2005, 7 of the top 10 loan subservicers and 10 of the top 20 sub-prime loan servicers in the U.S. FIS’s mortgage loan processing customers include Bank of America, Wells Fargo, National City Mortgage and U.S. Bank Home Mortgage. FIS’s customer relationships are typically long-term relationships that generally provide relatively consistent annual revenues based on the dollar volume of mortgages processed on FIS applications. FIS’s mortgage loan servicing platforms, including MSP, are used to process over 50% of all residential mortgages by dollar volume in the U.S. as of June 30, 2005, representing balances exceeding $3.8 trillion.

Applications and Services.   FIS sells the most widely used mortgage loan servicing system in the U.S. FIS’s primary applications and services include:

•       MSP.   FIS’s Mortgage Servicing Platform, or MSP, is an application that automates all areas of loan servicing, including loan setup and ongoing processing, customer service, accounting and reporting to the secondary mortgage market, and federal regulatory reporting. MSP processes a wide range of loan products, including fixed-rate mortgages, adjustable-rate mortgages, construction loans, equity lines of credit and daily simple interest loans. FIS’s revenues in the first nine months of 2005 and in the full year 2004 from MSP were $231.2 million and $292.7 million, respectively.

•       Empower!   Empower! is a mortgage loan origination software system used by banks, savings & loans, mortgage bankers and sub-prime lenders. This application fully automates every phase of making loans, providing seamless credit bureau access and interfacing with automated underwriting systems used by Freddie Mac and Fannie Mae, as well as with vendors providing servicing, flood certifications, appraisals and title insurance.

Delivery of Applications and Services.   While FIS’s mortgage servicing applications can be purchased on a stand-alone, licensed basis, the substantial majority of FIS’s MSP customers by both number of customers and loan volume choose to use it as their processing partner and engage it to perform all data processing functions in FIS’s technology center in Jacksonville, Florida. Customers determine whether to process their loan portfolio data under an ASP arrangement in which multiple clients share the same computing and personnel resources or to have their own dedicated resources within FIS’s facility.

Lender Services

FIS’s revenues for the first nine months of 2005 and for the year ended December 31, 2004 for its Lender Services segment were $124.4 million and $187.8 million, respectively. Operating income for Lender Services was $26.5 million and $75.9 million for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively.

FIS’s Lender Services segment offers customized outsourced business process and information solutions. FIS’s primary services allow its customers to outsource their title and closing requirements in accordance with pre-selected criteria, regardless of the geographic location of the borrower or property. Depending on customer requirements, FIS performs these services both in the traditional manner involving many manual steps, and through more automated processes which significantly reduce the time required to complete the task. FIS utilizes its own resources and networks FIS has established with independent contractors to provide its outsourcing solutions. FIS frequently offers its outsourcing solutions to lenders in combination with services of FIS’s Information Services segment.

FIS works with its customers to set specific parameters regarding the type and quality of services they require and provide a single point of contact with it for these services no matter where the property is located. As a result, FIS customers are able to utilize FIS’s outsourcing services in a manner that FIS believes provides a greater level of consistency in service, pricing and quality than if these customers were to contract separately for similar services.

In addition to FIS’s title agency and closing services, this segment also offers loan facilitation services to homebuilders as described below.

Customers

The customers of FIS’s title agency and closing services are financial institutions involved in the first mortgage, refinance, home equity and sub-prime lending markets. Customers of FIS’s title agency and closing services delivered under traditional outsourcing arrangements are typically large, national institutions, and include Wells Fargo, Washington Mutual, and Bank of America. FIS’s automated title process and ancillary services are targeted at the top 50 U.S. mortgage lenders, although FIS believes that the benefits provided by its automated services may be attractive to other national lenders, as well as regional lenders with significant lending operations. Customers of FIS’s homebuilders’ services are U.S. homebuilders, including Beazer Homes, Trend Homes and Cambridge Homes.

Services

FIS’s primary services within this segment include the following:

•       Title Agency Services.   FIS’s centralized financial institution title agency services include arranging for the issuance of a title insurance policy by a title insurer, by conducting title searches and preparing an abstract of title, reviewing the status of title in a title commitment, resolving any title exceptions, verifying the payment of existing loans secured by a subject property and verifying the amount of prorated expenses. FIS performs these services on a national basis, both in the traditional manner and through FIS’s centralized production facilities that incorporate automated processes, as described more fully below. Additionally, FIS typically prepares checks, deeds and affidavits and records appropriate documents in connection with the closing. Total revenues in the first nine months of 2005 from FIS’s title agent activities were $61.3 million and in the full year 2004 were $92.2 million. In 2004 and 2005, all title insurance policies issued as a result of FIS’s agency services were issued by title insurance companies owned by FNF. Following the merger, FIS will continue to act as an agent for these title insurers, which FIS expects to be the issuers of all the title policies resulting from FIS’s services, except as described below.

•       Closing Services.   FIS’s closing management services are currently available nationwide. FIS maintains a network of independent closing agents who are trained to close loans in accordance with the lender’s instructions. FIS’s closing management services cover a variety of types of closings, including purchases and refinancings, and provide a variety of types of services.

•       Homebuilders’ Services.   FIS offers mortgage loan fulfillment and processing services to U.S. homebuilders. FIS enters into partnership and management arrangements with homebuilders to establish and manage captive mortgage finance businesses that originate, underwrite, process and place first mortgages with unaffiliated wholesale lenders that make loans on newly constructed homes.

In addition, the title and closing services described above can be combined and customized with many of FIS’s offerings in FIS’s Information Services segment to meet the specific requirements of FIS’s customers. FIS has a common sales force for the services described above and FIS’s Information Services segment.

Automated Process

The work of title agents has traditionally been very labor-intensive and has required significant manual intervention and individual decision-making. Although a portion of FIS’s title agency business is performed in the standard manner, FIS has also developed an automated process for quickly determining whether a title policy should be issued on a particular property. This process combines an automated title plant with an application that contains a customizable set of decision rules. Although this process largely automates the work of a traditional title agency, FIS still performs a manual review of title in cases where adequate records are not available online, where certain types of borrowers or properties are involved or where certain exceptions to good title exist. FIS’s automated process permits it to deliver its services in a substantially shorter period of time compared to the delivery of traditional services in the industry.

FIS began entering into these automated outsourcing arrangements in 2003 with a limited number of its lending customers. Current customers of FIS’s automated process are utilizing the services to more efficiently and uniformly outsource the underwriting and settlement of loan refinancings with their existing borrowers that meet certain criteria. FIS is in the process of adding automated title services that are capable of supporting lenders’ requirements with respect to home equity lines of credit. FIS also plans to expand the range of services available through automated service delivery. FIS has recently introduced credit reporting as an additional service that can be delivered with the automated title services FIS provides, and FIS is planning to introduce additional integrated services in the future, including flood certifications. Additionally, FIS has also recently introduced a web-based closing process which it can provide in conjunction with its automated title service. This process reduces or eliminates the need for parties to appear in person at the loan closing, instead allowing them to participate in the closing remotely.

In 2004 and the first nine months of 2005, FIS’s automated title process and ancillary services generated revenues of $57.6 million and $36.1 million, respectively. In both years, the substantial majority of FIS’s revenues from this automated process was derived from title agent commissions credited to a division of one of FNF’s title insurers. As a title agent, these commissions are earned by it at a rate of 88% of the total title premium from title policies that FIS places with FNF. Included in the costs of providing

FIS’s automated services are charges that FIS pays to its other businesses in connection with some of the title and real estate data and other services that FIS uses in providing its services.

In four states (Connecticut, Massachusetts, Nevada, and Utah), regulatory requirements limit FIS’s ability to act as a title agent. Further, in some cases business opportunities make it advantageous for FIS to have the capability to issue title policies itself. As a result, FNF has previously agreed to contribute to FIS a small title insurer subsidiary of FNF licensed to do business in those states. This contribution is currently expected to occur prior to the merger. FIS will be able to use this subsidiary to do business in those four states and to take advantage of business opportunities that require FIS to issue a title policy. FIS will receive 100% of any premiums payable in connection with policies issued by its subsidiary as an insurer, although FIS may pay a portion of these amounts to reinsurers, and will be responsible for any losses resulting from these policies, subject to any reinsurance FIS may purchase. Other than in these situations, all title policies are expected to be issued by affiliates of FNF. If FIS had owned this subsidiary during 2004, FIS believes that business in the four states would have constitued approximately 8.8% of the title insurance related revenues of FIS’s Lender Services segment for 2004. FIS is unable to estimate the amount of title revenue it would have earned from other business opportunities, but believes it would have likely been immaterial.

Default Management Services

FIS’s revenues for the year ended December 31, 2004 for its Default Management Services segment were $232.1 million and for the first nine months of 2005 were $169.2 million. Operating income for Default Management Services was $15.9 million and $19.2 million for the year ended December 31, 2004 and the nine months ended September 30, 2005, respectively.

FIS’s Default Management Services segment allows its customers to outsource the business processes necessary to take a loan and the underlying real estate securing the loan through the default and foreclosure process. FIS utilizes its own resources and networks it has established with independent contractors to provide default management outsourcing solutions.

Similar to FIS’s Lender Services segment, in FIS’s Default Management Services segment FIS works with its customers to identify specific parameters regarding the type and quality of services they require and provide a single point of contact for these services. As a result, FIS’s customers are able to utilize FIS’s outsourcing services in a manner that FIS believes provides a greater level of consistency in service, pricing and quality than if these customers were to contract separately for similar services.

Customers

FIS primarily provides its default management services to national mortgage lenders and loan servicers, many of which performed default management services in-house prior to entering into outsourcing arrangements with it. FIS’s customers include 22 of the top 25 residential mortgage servicers, 13 of the top 25 sub-prime servicers, and 24 of the top 25 subservicers. FIS’s major customers include Washington Mutual and Bank of America.

Services

Based in part on the range and quality of default management services FIS offers and FIS’s focus on customer service, FIS’s default management business has grown significantly and FIS is now one of the two largest default management outsourced service providers in the U.S. FIS offers a full spectrum of outsourcing services relating to the management of defaulted loans, from initial property inspection to recording the final release of a mortgage lien.

•       At the onset of a loan default, FIS’s services are designed to assess and preserve the value of the property securing the loan. For example, through a nationwide network of independent inspectors, FIS provides inspection services nationwide, including daily reports on vacant properties, occupancy inspections and disaster and insurance inspections. Through a national network of independent contractors, FIS performs property preservation and maintenance services, such as lock changes, window replacement, lawn service and debris removal.

•       As FIS’s lender and servicing customers proceed toward the foreclosure of properties securing defaulted loans, FIS’s services facilitate completing the foreclosure process. For example, FIS offers comprehensive posting and publication of foreclosure and auction notices and conducts mandatory title searches, in each case as necessary to meet state statutory requirements for foreclosure. FIS provides document preparation and recording services, including mortgage assignment and release preparation, and due diligence and research services. FIS also provides various other title services in connection with the foreclosure process.

•       After a property has been foreclosed, FIS provides property preservation field services that aid its customers in managing their real estate owned, or REO, properties. FIS also offers a variety of title services relating to the lender’s ownership and eventual sale of REO properties, as well as nationwide advisory and management services to facilitate a lender’s REO sales.

Delivery of Services

Based on a customer’s needs, FIS’s services can be provided individually or, more commonly, as part of a business process outsourcing solution that includes some or all of those services. FIS can also offer default management services as part of a package with MSP, which may lead to additional cost savings for its customers.

FIS provides electronic access for all its default management customers that allows them to monitor the status of its services over the Internet. FIS can also create an automated interface between MSP and the information systems FIS uses in providing default management services. This interface allows default services pre-selected by FIS’s customers to automatically begin at a pre-determined stage in the default of any loan which is serviced by FIS’s MSP application.

Information Services

In FIS’s Information Services segment, FIS operates a property data and real estate-related services business. FIS’s revenues for the periods shown below for its primary businesses in the segment were as follows:

	Year ended December 31, 2004	Nine Months Ended September 30, 2005
	(in millions)
Information Services
Property Data	$197.4	$155.9
Real Estate-Related Services	450.9	415.5
Processing and services revenues	$648.3	$571.4
Operating Income	$117.7	$162.4

FIS’s property data and real estate-related information services are utilized by mortgage lenders, investors and real estate professionals to complete residential real estate transactions throughout the U.S. FIS offers a comprehensive suite of services spanning the entire home purchase and ownership life cycle, from purchase through closing, refinancing, and resale. FIS’s Lender Services and Default Management Services segments utilize several of the services provided by FIS’s Information Services segment and FIS has a significant number of common customers in these segments.

Property Data

Customers.   Customers of FIS’s property data business include loan servicers, banks and consumers, as well as other participants in the real estate, lending and title insurance industries. FIS’s customers include ABN Amro, Bank of America, Freddie Mac, New Century Mortgage and Washington Mutual.

Services.   FIS’s primary service lines are as follows:

•       Property Information.   FIS provides property information and document and map images to title insurers and agents through a regional network of offices engaged in data collection, research and electronic data delivery. FIS’s services help its customers quickly locate, assemble, and analyze information needed to assure the safe transfer and financing of real property. These services include providing automated title plant indexes describing the chain of ownership, images of recorded land records, real estate tax assessment information, real property parcel map images, and images and electronic abstracts of court judgments. The underlying title plant information is owned by FNF title underwriters; FIS manages and updates the information in return for the right to sell it to title insurers.

•       Multiple Listing Services.   FIS provides services that are used to operate multiple listing services in the U.S. serving over 300,000 real estate brokers and agents. FIS has acquired and developed reliable data base management tools and provide central hosting of MLS systems in FIS’s data centers for local MLS organizations, enabling realtors to search for available homes using a potential buyer’s criteria.

Real Estate-Related Services

Customers.   Customers of FIS’s real estate-related services include loan servicers, banks and consumers as well as other participants in the real estate, lending, and title insurance industries. FIS’s customers include Bank of America, U.S. Bancorp, and Washington Mutual.

Services.   FIS’s primary real estate-related services include the following:

•       Valuation and Appraisal Services.   FIS has developed a broad suite of valuation applications, which include automated valuation models, traditional appraisals, broker price opinions, collateral scores, and appraisal reviews utilized by participants in the secondary mortgage markets. FIS has developed innovative new hybrid valuation offerings such as collateral valuation insurance, which combine a traditional valuation with an insurance policy issued by an unaffiliated third party that guarantees the accuracy of a valuation within certain parameters. FIS has also developed processes and technologies that allow FIS’s lender customers to outsource their valuation management functions to it. When FIS’s customers outsource these functions to it, FIS utilizes various technologies to allow its lenders to automatically select a valuation service from FIS’s suite of offerings that delivers the best service/cost solution for each individual situation. Revenues from FIS’s valuation and appraisal services for the first nine months of 2005 were $174.5 million and for 2004 were $201.7 million.

•       Real Estate Tax Services.   FIS offers lenders a monitoring service that will notify them of any change in tax status during the life of a loan. FIS also provides complete outsourcing of tax escrow services, including the establishment of a tax escrow account that is integrated with the lender’s mortgage servicing system and the processing of tax payments to taxing authorities.

•       Flood Zone Certifications.   FIS offers flood zone certifications through a proprietary automated system that accesses and interprets Federal Emergency Management Agency, or FEMA, flood maps and certifies whether a property is in a federally designated flood zone. Additionally, FIS offers lenders a life-of-loan flood zone determination service that monitors previously issued certificates for any changes, such as FEMA flood map revisions, for as long as that loan is outstanding.

•       Credit Reporting.   FIS provides credit information reports and related services to meet the needs of the mortgage industry and help commercial banks, mortgage companies and consumer lenders make loan decisions. FIS’s services include providing a merged credit report that contains credit history data on individual or joint credit applicants acquired from the combined databases of three credit bureaus (Experian, Trans Union and Equifax) for national coverage. FIS consolidates and organizes information from these credit bureaus and delivers a concise report to its customers.

•       1031 Exchange Intermediary Services.   FIS acts as a qualified exchange intermediary for those customers who seek to engage in qualified exchanges under Section 1031 of the Internal Revenue Code, which allows capital gains tax deferral on the sale of certain investment assets. Through FIS’s nationwide network of regional offices, FIS provides its customers with direct access to a full-time staff of exchange professionals, one-third of whom are attorneys specializing in tax deferred exchange solutions.

Delivery of Services.   Many of the services discussed above can be combined together to meet the specific needs of FIS’s customers.

Sales and Marketing

Sales Force

FIS’s sales and marketing efforts are primarily organized around its lines of business. In its Financial Institution Software and Services segment, FIS has a sales force that markets its services to its large national bank customers. A separate sales group focuses on credit unions and thrifts, to which FIS primarily sells different services than FIS sells to commercial banks. MSP and related services are sold by a third sales force to all the foregoing types of customers, as well as to mortgage companies and specialized servicing companies.

In its Lender Services, Default Management Services and Information Services segments, FIS utilizes three distinct sales teams. The first sales team is dedicated to the sales and marketing of the services provided by the Default Management Services segment. The other two teams are responsible for the services in the Lender Services and Information Services segments. One of these two teams targets the largest 125 U.S. lenders while the other targets mid-tier lenders not among the largest 125.

A significant portion of FIS’s potential customers in each of its business lines is targeted via direct and/or indirect field sales, as well as inbound and outbound telemarketing efforts. Marketing activities include direct marketing, print advertising, media relations, public relations, tradeshow, and convention activities, seminars and other targeted activities. As of October 31, 2005, FIS employed approximately 370 employees worldwide in its sales and marketing units.

Office of the Enterprise

In addition to its traditional sales force, FIS has established a core team of senior managers to lead strategic account management for the full range of FIS’s services to existing and potential top-tier financial institution customers. The individuals who participate in this effort, which FIS coordinates through its Office of the Enterprise or “OOE,” spend a significant amount of their time on sales and marketing efforts as well as working with FIS business units to develop solutions based upon strategic issues impacting customers’ businesses.

The broad range of services FIS offers provides it with the opportunity to expand its sales to its existing customer base through strategic account management efforts. The importance of its core processing applications to its financial institution customers gives it access to management at a more senior level than FIS has with its individual business units alone. FIS believes that this access, combined with its range of solutions, increases sales of its mortgage and banking related services. For example, in 2004 FIS renewed a mortgage servicing platform contract with Bank of America that converts Bank of America from a software-licensing customer to an outsourced application service provider customer. During the renewal, FIS utilized the OOE strategic account management approach to cross-sell Bank of America outsourced default management services, flood services and a portion of its tax services.

In addition to providing FIS customers with a broad range of service offerings, through the Office of the Enterprise FIS is able to assist customers in improving process efficiencies and productivity and enhancing the consumer’s experience. For example, in 2005 the Office of the Enterprise is working with several top mortgage banks on implementation of industry leading services which help to redesign the mortgage process. These solutions include streamlined title insurance, managed valuation services and web-based loan closings. The Office of the Enterprise has been instrumental in assisting FIS business units with implementation of these solutions by working with its executive level contacts, as well as other key industry players such as Fannie Mae and Freddie Mac. These activities accelerate implementation and allow lenders to reap the process efficiency benefits of such solutions.

Technology

To meet the changing business and technology needs of its customers, FIS continually invests in its applications and services. This investment includes maintenance and enhancement of existing software applications, the development of new and innovative software applications, and the ongoing enhancement of capabilities surrounding its outsourcing infrastructure.

FIS’s strategy and development group maintains a dialogue with its extensive and diverse customer base and is highly attuned to ongoing shifts in industry requirements and preferences. This active customer and market participation is translated into multi-year, iterative development plans that map the primary areas of investment in FIS’s application set. This group is ultimately responsible for designing, developing and enhancing applications targeted at the diverse requirements of the various local, regional, national and international environments of FIS’s numerous customers. FIS provides updated versions of its various applications or application suites on an iterative basis as dictated by market requirements. FIS’s software applications include many application features and functions and will accommodate customized requirements specific to each institution.

As part of its research and development process, FIS evaluates current and emerging technology for applicability to its existing and future software platforms. To this end, FIS engages with various hardware and software vendors in evaluation of various infrastructure components. Where appropriate, FIS utilizes third-party technology components in the development of its software applications and service offerings. Third-party software may be used for highly specialized business functions, which FIS may not be able to develop internally within time and budget constraints. Additionally, third-party software may be used for commodity type functions within a technology platform environment. In the case of nearly all of its third party software, enterprise license agreements exist for the third-party component and either alternative suppliers exist or transfer rights exist to ensure the continuity of supply. As a result, FIS is not materially dependent upon any third-party technology components. FIS works with its customers to determine the appropriate timing and approach to introducing technology or infrastructure changes to its applications and services. In the nine months ended September 30, 2005 and the year ended December 31, 2004, FIS recorded expense of approximately $85.8 million and $74.2 million on research and development efforts.

In 2004, FIS acquired 11 million shares of Covansys Corporation (NASDAQ: CVNS), or Covansys, a U.S.-based provider of application management and offshore outsourcing services with India-based operations. The purchase price for the shares was $121 million in cash. Following the closing of the transaction, FIS owns approximately 29% of the common stock of Covansys, and has warrants to purchase additional shares. A total of four warrants were issued, each covering 1 million shares of Covansys common stock, with exercise prices of $15.00, $17.50, $20.50 and $24.00, respectively.

In addition to acquiring Covansys’s common stock, FIS also entered into a five-year master services agreement with Covansys pursuant to which FIS agreed, subject to certain termination rights, to provide $150 million of revenues to Covansys over the term of the master services agreement from either its own utilization of Covansys’s services or from the utilization of Covansys’ services by FIS’s existing customers seeking to outsource information technology services.

The master services agreement provides methods for FIS to ensure that its quality standards are met with respect to the services provided by Covansys. Specifically, the master services agreement requires Covansys to provide services in accordance with the standards and specifications set forth in the work orders relating to the applicable service. To ensure standards and specifications are met, FIS has the right to detail procedures for Covansys to follow in providing the services, and FIS can require Covansys to report with respect to any problems arising in connection with its following of the procedures. To allow FIS to further monitor and manage the quality of services provided under the agreement, FIS the right to designate employees of Covansys who will be the senior personnel responsible for the provision of the services, and these persons may not be replaced without FIS’s consent. Also, FIS sets standards and procedures for software development activities and services that it monitors through review and on-site inspection. In the event that disputes arise under the master services agreement regarding services or otherwise, each of Covansys and FIS will designate persons to negotiate a resolution to the dispute, or to produce a joint recommendation for actions to be taken if the dispute cannot be resolved through negotiation.

FIS can terminate the master services agreement on thirty days’ notice at any time after December 31, 2006, subject to certain penalties. During the term of the agreement, FIS is subject to penalties of $8.0 million in the aggregate in the event that certain annual thresholds for revenue to be provided to Covansys are not met, and a final penalty upon termination equal to 6.67% of the unmet commitment. FIS may also terminate the master services agreement, without payment of any termination fee, in the event of a change of control of Covansys or if an act of God or similar event prevents Covansys from performing under the agreement. Either party to the master services agreement may also terminate the agreement if the other party breaches the agreement, files for bankruptcy or becomes insolvent, or undertakes other similar actions.

With respect to its outsourcing of software development, FIS is transferring costs from its U.S. and Western European-based development centers to Covansys and other lower cost off-shore facilities. FIS is utilizing its relationship with Covansys and with other facilities to lower its internal development costs over time by outsourcing certain programming, development and maintenance functions.

FIS is currently engaged in significant efforts to upgrade its core bank processing software and its mortgage processing software. These applications were acquired upon FIS’s acquisition of FI from ALLTEL in 2003. FIS spent the period immediately following the FI acquisition discussing with FIS’s key customers the changes that they would like to see made in those applications. In 2004, FIS began the development work to implement changes required to keep pace with the marketplace and the requirements of its customers. In addition to amounts already spent, FIS expects to spend an incremental $60 million over the next few years on this development of its mortgage servicing platform. With respect to the core banking software, during 2005 FIS expects to spend a total of approximately $56 million on development, enhancements and integration projects. FIS’s ongoing efforts to upgrade its mortgage processing and core bank processing software systems have not materially affected its operations or materially impaired its ability to provide its customers with services.

Intellectual Property

FIS relies on copyright and trade secret law to protect its technology. Further, FIS has developed a number of brands that have accumulated substantial goodwill in the marketplace, and FIS relies on trademark law to protect its rights in that area. FIS intends to continue its policy of taking all measures FIS deems necessary to protect its copyright, trade secret and trademark rights. FIS regards its software as proprietary and utilize a combination of copyright, trade secret laws, internal security practices and employee non-disclosure agreements for intellectual property protection. In general, FIS believes that it owns most proprietary rights necessary for the conduct of its business, although it does license certain items, none of which is material, under arms-length agreements for varying terms.

Competition

The market for financial institution software and services is highly competitive. The market is very mature and there are a number of existing providers with a high level of experience in the market and significant market share. Additionally, given the attractive market characteristics in financial services, there are from time to time new market entrants which seek to leverage shifts in technology or product innovation to attract customers. FIS’s primary competitors include internal technology departments within banks, data processing or software development departments of large companies or large computer manufacturers, independent computer services firms, companies that develop and deploy software applications, and companies that provide customized development, implementation and support services. Some of these competitors possess substantially greater financial, sales and marketing resources than FIS does. Competitive factors for applications and services include the quality of the technology-based application or service, application features and functions, ease of delivery and integration, ability of the provider to maintain, enhance, and support the applications or services, and price. FIS believes that it competes favorably in each of these categories. In addition, FIS believes that its ability to offer multiple applications and services to individual customers enhances its competitiveness against competitors with more limited application offerings. FIS competes with vendors that offer similar applications and services to financial institutions, including The Bisys Group, Inc., Accenture, Fiserv, Inc., Jack Henry and

Associates, Inc., and Metavante Corporation. In certain non-U.S. markets, FIS competes with regional providers including Alnova, I-Flex and Temenos.

The principal competitors for FIS’s lender services and default management services are title companies such as First American and LandAmerica and in-house services provided directly by FIS’s customers. FIS believes that customer service and timely delivery are key factors in competing successfully.

The markets for information services like those FIS offers are also highly competitive. Key competitive factors include quality of the service, convenience, speed of delivery, customer service and price. FIS does not believe that there is a competitor currently offering the same level of breadth and scope in services and market coverage that FIS provides in its Information Services segment. However, there are a number of competitors in specific lines, some of which have substantial resources. In addition, First American is a significant competitor in a majority of this segment’s businesses.

Employees

As of October 31, 2005, FIS had approximately 13,000 employees. FIS believes its employee relations are satisfactory. None of its employees are subject to collective bargaining agreements.

Infrastructure and Facilities

FIS maintains six data centers, in Little Rock, Arkansas, Chicago, Illinois, Jacksonville, Florida, Los Angeles, California, Charlotte, North Carolina, and Albany, New York. FIS has preventive maintenance and disaster recovery plans, which include periodic equipment, software and disaster recovery testing, data monitoring and maintaining records of system errors. FIS has 24-hour monitoring and engineering support and emergency communication lines. In the event of an emergency, FIS has a contingency plan to provide services through a nationally recognized emergency service provider.

The majority of FIS’s offices are leased from third parties. FIS owns the remaining offices. As of December 31, 2004, FIS leased office space as follows:

Number of Locations(1)
California	44
International	25
Texas	24
Florida	16
New York	12
Illinois	10
Ohio	10
Georgia	8
Massachusetts	6
New Jersey	6
All Other States & Locations	67

(1)          Represents the number of locations in each state or country listed.

FIS believes its properties are adequate for its business as presently conducted.

Legal Proceedings

FIS is subject to legal and regulatory actions in the ordinary course of its businesses, including class actions, some of which include claims for punitive or exemplary damages. FIS believes that no actions, other than those listed below, depart from customary litigation incidental to its business and that the ultimate resolution of all litigation will not have a material adverse effect on its results of operations, financial position or liquidity.

FIS is a defendant in a civil lawsuit brought by an organization that formerly acted as a sales agent for Alltel Information Services in China. The suit, which is pending in state court in Monterey County, CA, seeks to recover damages for an alleged breach of the agency contract. FIS intends to defend this case vigorously. The plaintiff in the case has made allegations that FIS violated the Foreign Corrupt Practices Act, or FCPA, in connection with its dealings involving a bank customer in China. FIS, through FNF, is cooperating with the Securities and Exchange Commission and the U.S. Department of Justice in connection with their inquiries into these allegations. FIS and its counsel are in the process of investigating these allegations. Based on the results and extent of the investigations completed to date, FIS does not believe that the ultimate disposition of these allegations or the lawsuit will have a material adverse impact on FIS’s financial position, results of operations or cash flows.

Regulation

FIS’s financial institution processing and outsourcing services subsidiaries are not directly subject to federal or state regulations specifically applicable to financial institutions such as banks, thrifts and credit unions. However, as a provider of services to these financial institutions, FIS is examined on a regular basis by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the National Credit Union Administration and various state regulatory authorities. In addition, independent auditors annually review several of FIS’s operations to provide reports on internal controls for FIS’s customers’ auditors and regulators.

Beginning July 1, 2001, financial institutions were required to comply with privacy regulations imposed under the Gramm-Leach-Bliley Act. These regulations place restrictions on financial institutions’ use of non-public personal information. All financial institutions must disclose detailed privacy policies to their customers and offer them the opportunity to direct the financial institution not to share information with third parties. The new regulations, however, permit financial institutions to share information with non-affiliated parties who perform services for the financial institutions. As a provider of services to financial institutions, FIS is required to comply with the privacy regulations and is bound by the same limitations on disclosure of the information received from its customers as apply to the financial institutions themselves.

The Real Estate Settlement Procedures Act, or RESPA, and related regulations generally prohibit the payment or receipt of fees or any other item of value for the referral of a real estate-secured loan to a loan broker or lender and fee shares or splits or unearned fees in connection with the provision of residential real estate settlement services, such as mortgage brokerage and real estate brokerage. Notwithstanding these prohibitions, RESPA permits payments for goods furnished or for services actually performed, so long as those payments bear a reasonable relationship to the market value of the goods or services provided. RESPA and related regulations may to some extent restrict FIS’s real estate-related businesses from entering into certain preferred alliance arrangements. The U.S. Department of Housing and Urban Development is responsible for enforcing RESPA.

Real estate appraisers are subject to regulation in most states, and some state appraisal boards have sought to prohibit FIS’s automated valuation applications. Courts have limited such prohibitions, in part on the ground of preemption by the federal Financial Institutions Reform, Recovery, and Enforcement Act of 1989, but FIS cannot assure you that its valuation and appraisal services business will not be subject to regulation.

The title agency and related services FIS provide are conducted through a underwritten title company, title agencies and individual escrow officers. The underwritten title company operates only in California. The regulation of underwritten title companies in California is generally limited to requirements to maintain specified levels of net worth and working capital, and to obtain and maintain a license in each of the counties in California in which it operates. The title agencies and individual escrow officers are also subject to regulation by the insurance or banking regulators in many of the jurisdictions in which they operate. These regulators generally require, among other items, that agents and individuals obtain and maintain a license and be appointed by a title insurer.

In addition, prior to the merger FNF plans to contribute a small title insurance company subsidiary to FIS. The title insurance company is regulated as an insurance company in its state of domicile (New York) and the states where it is licensed. The insurance regulatory authorities in these states have broad administrative powers relating to issuing and revoking licenses to transact insurance business, regulating trade practices, licensing agents, regulating accounting and financial practices, establishing reserve and capital and surplus requirements and defining suitable investments. Some states require title insurers to own or lease title plants. The title insurance company is also subject to the insurance holding company act in its state of domicile, which regulates, among other matters, the ability to pay dividends and to engage in transactions with affiliates.

Further, the New York insurance law requires that the Superintendent of Insurance of the State of New York approve any change in control of an insurance company that is domiciled in New York. The New York insurance law presumes that control exists where any person, directly or indirectly, owns, controls or holds with the power to vote 10% or more of a company’s voting securities. Any purchaser of 10% or more of the combined company’s voting securities will be presumed to have acquired control of this New York title insurance subsidiary, unless following application by that purchaser, the Superintendent determines that the purchaser does not control the combined company. These requirements may deter, delay or prevent transactions affecting the control of or ownership of the combined company’s common stock, including transactions that could be advantageous to the combined company’s shareholders.

The California Department of Insurance has recently announced its intent to examine levels of pricing and competition in the title insurance industry in California, in part with a view to determining whether prices are too high and if so, implementing rate reductions. New York and Colorado insurance regulators have also announced similar inquiries and other states could follow. At this stage, FIS is unable to predict what the outcome will be of this or any similar review.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH FNF AND FNT

Overview

When Certegy entered the merger agreement, FIS and its subsidiaries were party to a number of agreements with FNF and its subsidiaries, including:

•  a corporate services agreement;

•  a reverse corporate services agreement;

•  an employee matters agreement;

•  a tax matters agreement;

•  an intellectual property cross-license agreement;

•  the starters repository and back plant access agreements;

•  a license and services agreement;

•  a cost sharing agreement;

•  a lease agreement;

•  a master information technology services agreement;

•  a SoftPro software license agreement;

•  two software development and property allocation agreements;

•  various title insurance agency agreements; and

•  various agreement relating to real estate title information.

On September 26, 2005, FNF contributed the subsidiaries through which it conducted its title insurance businesses to Fidelity National Title Group, Inc., or FNT, a newly formed holding company.  On October 17, 2005, FNF completed a pro rata distribution of shares representing 17.5% of the outstanding common stock of FNT to FNF stockholders.  In connection with these transactions, FNF and FNT entered into an assignment, assumption and novation agreement dated as of September 27, 2005, pursuant to which FNT assumed the rights and obligations of FNF under certain agreements that were previously entered into by FNF or one of its title insurance subsidiaries with FIS or one or more of its subsidiaries.

FIS and its relevant subsidiaries consented to this assignment and assumption arrangement and also agreed to enter into a novation of certain of these agreements with FNT.  As a result, FIS (or one or more of its subsidiaries) is a party to each of the foregoing intercompany agreements with FNT (or one or more of its subsidiaries), other than the following agreements to which FNF remains a party:

•  the tax matters agreement;

•  the employee matters agreement; and

•  the intellectual property cross-license agreement.

The consideration for the assumption by FNT and its subsidiaries of the obligations under the novated agreements is the assumption by and assignment to FNT of all rights and interests under those agreements and no other consideration has been or will be paid under the assignment, assumption and novation agreement.  See “—Arrangements with FNT” for more specific information regarding the agreements that were novated, and “—Arrangements with FNF” for more specific information regarding the agreements with FIS to which FNF remains a party.

In connection with the merger, the parties have agreed to amend all of these intercompany agreements in order to:

•  remove any obligation to obtain the consent of FIS stockholders to amendments and assignments;

•  provide that as of consummation of the merger, the combined company shall be deemed to be a “permitted successor” or “permitted assign” of FIS; and

•  provide that the merger of FIS with and into the combined company will not be deemed to constitute, among other things, an event that triggers a right of termination under these agreements.

In addition, the parties have agreed to further review these intercompany agreements to identify provisions that should be considered for modification by mutual agreement in connection with the integration of FIS and Certegy following the merger.

With respect to the corporate services agreements described below, the parties have also agreed to amend such agreements to provide that if, upon further review of these agreements prior to the merger, the parties cannot mutually agree on the terms and conditions pursuant to which these agreements will continue to be effective, then either party may terminate the agreement(s) effective six months after the effective time of the merger. To the extent that these agreements continue, it is anticipated that in connection with the merger, FIS will assign its rights and obligations under these agreements to the combined company so that the combined company and all of its subsidiaries will be able to receive and/or provide corporate services to FNT.

Arrangements with FNT

FNT Corporate Services Agreements

FIS is a party to a corporate services agreement with FNT under which FNT provides corporate and other support services to FIS. This agreement was entered into in March 2005 between FNF and FIS; and FNF assigned all its rights and obligations under this agreement to FNT in September 2005. The corporate services agreement governs the provision by FNT to FIS of these corporate support services, which may include:

•       treasury, cash management and related services;

•       accounting, billing and financial transaction support;

•       tax services;

•       corporate, legal and related services;

•       risk management and corporate insurance;

•       payroll and human resources and employee benefits administration;

•       information technology, network systems, data processing and related services;

•       purchasing and procurement;

•       travel; and

•       other general administrative and management functions.

FIS is also a party to a “reverse” corporate services agreement with FNT under which FIS provides FNT with access to legal services and access to a mainframe computer system. This agreement was entered into in March 2005 between FNF and FIS; and FNF assigned all its rights and obligations under this agreement to FNT in September 2005.

Both FIS and FNT also agreed to use reasonable commercial efforts to provide additional services that each may request during the term of these agreements.

Provision of Services and Allocation of Costs.

Under the corporate services agreement, each party renders services under the oversight, supervision, and approval of the other party. FIS and FNT each has the right to purchase goods or services and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by those vendor agreements, during the term of the agreements.

Pricing and Payment Terms

The pricing for the services provided by FIS to FNT, and by FNT to FIS, under the corporate services agreements is on a cost-only basis, with each party in effect reimbursing the other for costs and expenses incurred in providing these corporate services to the other party, subject to the limitation described below. Under the corporate service agreement for corporate services provided by FNT to FIS, FNT’s costs and expenses are determined and reimbursed by FIS as follows: (1) all out of pocket expenses and costs incurred by FNT on FIS’s behalf are fully reimbursed, and (2) all of FNT’s staff and employee costs and expenses associated with performing services under the corporate services agreement, including compensation paid to FNT’s employees performing these corporate services as well as general overhead associated with these employees and their functions, are allocated based on the percentage of time that FNT’s employees spend on providing corporate services to FIS under the corporate services agreement. FIS’s costs and expenses incurred in providing corporate services to FNT are similarly determined and reimbursed. In the case of the agreement for corporate services to be provided by FNT to FIS, the total amount (with some exclusions) payable under the corporate services agreement cannot exceed $50 million during the 2005 fiscal year, with incremental increases to this maximum amount in future fiscal years. It is anticipated that, in connection with the merger, the corporate services agreement will be amended to delete the $50 million limitation on amounts payable under this corporate services agreement. The costs and expenses under the corporate services agreements are invoiced by each party to the other on a monthly basis in arrears, and payments are expected to be made in cash within thirty days after invoicing.

During 2004, FIS’s expenses were reduced by $78,000 related to the provision of these corporate services by FIS to FNT and FIS’s expenses were increased by $75.1 million related to the provision of these corporate services from FNF and its subsidiaries, including FNT, to FIS. For 2003 and 2002, FIS’s expenses were increased by $39.5 million and $21.6 million, respectively, in respect of such services. The exact amounts to be paid by FIS to FNT, and by FNT to FIS, under the corporate services agreements are dependent upon the amount of services actually provided in any given year. However, because the 2004 aggregate amount paid by FIS to FNT included some extraordinary charges, FIS anticipates that the aggregate amount payable by FIS to FNT during the 2005 fiscal year pursuant to the corporate services agreement will not exceed the $50 million maximum amount provided in the corporate services agreement.

Duration and Effect of Termination

The corporate services agreements continue in effect as to each service covered by the agreements until the party receiving the services notifies the other party, in accordance with the terms and conditions set forth in the agreements and subject to certain limitations, that the service is no longer requested. However, the corporate services agreements will terminate after six months from the occurrence of certain specified material events, such as a change of control of FIS (other than the merger of FIS with Merger Sub) or the completion of an initial public offering of stock by FIS or its subsidiaries. In addition, services to be provided to any subsidiary will terminate on the date that the entity ceases to be a subsidiary of the party receiving the services. Under the corporate services agreements, if the party providing the services receives notice that the party receiving services would like to terminate a particular service, and the providing party believes in good faith that, notwithstanding its reasonable commercial efforts, the termination will have a material adverse impact on the other services being provided, then the party providing services can dispute the termination, with the dispute being resolved through the dispute resolution generally applicable to the agreement. Further, in the event that the party receiving the services is unable to complete its transition efforts prior to the termination date established for any particular corporate service, the party receiving the services can extend the termination date for up to 30 additional days.

If the merger is consummated, amendments to the corporate services agreements will permit either party to terminate either agreement six months after the effective date of the merger if the parties have not previously agreed to continue such agreement after such period.

Liability and Indemnification

The corporate services agreements provide that the provider of services will not be liable to the receiving party for or in connection with any services rendered or for any actions or inactions taken by a provider in connection with the provision of services, except to the extent of liabilities resulting from the provider’s gross negligence, willful misconduct, improper use or disclosure of customer information or violations of law and except for liabilities that arise out of intellectual property infringement. Additionally, the receiving party will indemnify the provider of services for any losses arising from the provision of services, provided that the amount of any losses will be reduced by the amount of the losses caused by the provider’s negligence, willful misconduct, violation of law, or breach of the agreement.

Dispute Resolution Procedures

These agreements provide dispute resolution procedures that reflect the parties’ desire for friendly collaboration and amicable resolution of disagreements. In the event of a dispute, the matter is referred to the president (or similar position) of each of the divisions implicated for resolution within 15 days. If the division presidents of the parties are unable to resolve the dispute, the matter is referred to the presidents of FIS and FNT for final resolution within 15 days. If the matter remains unresolved, then either party may submit the matter to arbitration. The dispute resolution procedures do not preclude either party from pursuing immediate injunctive relief in the event of any actual or threatened breach of confidentiality obligations or infringement of intellectual property.

Starter Repository and Back Plant Access Agreements

FIS is a party to agreements with FNT whereby certain FIS subsidiaries have access and use certain title records owned by FNT’s title company subsidiaries. These agreements were entered into in March 2005 between FNF and FIS; and FNF assigned all its rights and obligations under these agreements to FNT in September 2005. The FIS subsidiaries covered by these agreements are granted access to (1) the database of previously issued title policies and title policy information (the “starter repository”), and (2) certain other physical title records and information (the “back plant”), and are permitted to use the retrieved information solely in connection with the issuance of title insurance products that FIS offers as part of its business. The starter repository consists of title records and information used in previously issued title insurance policies. The back plant consists of physical, paper title records that are generally only used in the event that the electronically-stored title information is corrupted or otherwise unavailable or incomplete. Thus, the back plant access is infrequent and has been made available to FIS and its subsidiaries so as to ensure access to needed title information only in the event the electronic databases fail. The FIS subsidiaries that are covered by these agreements may create proprietary means of technical access to the starter repository, but this does not apply to the back plant since the back plant consists of physical documents and records that cannot be accessed electronically. FNT’s applicable title company subsidiaries retain ownership of the starter repository, the back plant and all related programs, databases, and materials.

FIS pays fees to FNT for the access to the starter repository and the back plant and reimburses FNT’s subsidiaries for payment of certain taxes and government charges. The fees payable under the starter repository agreement were based on the parties’ evaluation of the market price for access and successful retrievals from starter repository/databases, the anticipated volume of successful retrievals from the starter repository database, and the geographic scope of the available starter repository database. During the nine months ended September 30, 2005, FIS paid less than $0.1 million to FNT under the starter repository agreement. Due to the infrequent nature of the access to the back plant and its limited usefulness, there are no fees payable under the back plant agreement, other than reimbursement of costs incurred by FNT (or previously, FNF) in allowing FIS and its subsidiaries to access the back plant. These costs include reproduction, transport of paper records and files, and fees to local land recording offices and search services. FIS indemnifies FNT for third party claims arising from any errors or omissions in the starter repository and the back plant or the provision of access under the agreements. In addition, FIS is responsible for costs incurred as a result of unauthorized access to the database and records. With regard to dispute resolution, if either FIS or FNT institutes an action against the other party for breach, such other party has the option, within 30 days of the notice of such action, to institute an arbitration proceeding and stay the other action.

Duration and Termination

Each of the starter repository agreement and the back plant agreement became effective as of March 4, 2005 for a ten-year period, with automatic renewal, and may be terminated by mutual agreement of the parties or upon five years’ prior written notice given at least five years after the effective date of the agreement, except in the case of a default in performance, in which case the agreement may be terminated immediately if the default is not cured within 30 days after notice (with provisions that permit an extension of the 30-day cure period under certain circumstances). In addition, each of these agreements may be terminated in the event of a change of control of either FIS (other than the merger of FIS into Merger Sub) or FNT.

License and Services Agreement

FIS is a party to a license and services agreement with FNT. This agreement was entered into in March 2005 between FNF and FIS; and FNF assigned all its rights and obligations under this agreement to FNT in September 2005. Under this agreement, FNT conducts business on behalf of FIS’s subsidiaries that operate as title agents in certain limited jurisdictions in which the subsidiaries otherwise lack ready access to title plants, and pays to the FIS subsidiaries the associated revenues, with the subsidiaries bearing the related costs. This arrangement was originally entered into by FNF when FIS was established and the title agency businesses, which then operated as divisions of FNT’s title insurers, were transferred to FIS. It was priced on terms to enable such businesses to generate the same profits they did as a division of FNT and for FNT's title insurers to record the same premiums as such insurers previously did under the prior arrangement as well. FNT licenses from FIS the use of certain proprietary business processes and related documentation in certain geographic areas. In addition, under this agreement, FIS provides FNT with oversight and advice in connection with the implementation of these business processes, including responsibility by FIS for maintaining the computer hardware, software systems, telephone and communication equipment as well as sales support services. In exchange for these business processes and documentation and oversight and advisory services, FNT pays fees to FIS equal to the aggregate earnings generated through or as a result of these proprietary business processes and documentation. Fees are billed monthly based on presentation of an invoice schedule showing the revenues generated during the prior month. FIS received $3.3 million, $7.4 million, and $0.6 million in revenue from this arrangement in 2004, 2003, and 2002, respectively. FIS retains ownership of the proprietary business processes and documentation and is responsible for defending any claims brought by third parties against FNT for infringement based upon the business processes licensed to FIS under the license and services agreement. FNT is responsible for defending any claims brought by third parties against FIS for infringement based upon any services FNT undertakes that relate to the license and services agreement but are outside the agreement’s permitted scope. FIS and FNT each agree to indemnify each other for property damage arising out of any negligence, breach of statutory duty, omission or default in performing their respective obligations under the license and services agreement. With regard to dispute resolution, the agreement includes procedures by which the parties can attempt to resolve disputes amicably, but if those disputes cannot be resolved timely, then arbitration proceedings can be instituted.

Duration and Termination

Subject to certain early termination provisions, the license and services agreement continues in effect until either (1) FIS acquires its own direct access to title plants in the relevant geographic area or (2) FNT builds or otherwise acquires title plants for the relevant geographic area and provide access thereto to FIS on terms acceptable to FIS. The license and services agreement may also be terminated as to all or a portion of the relevant geographic area by mutual agreement of the parties or upon five years’ prior written notice given after the fifth anniversary of the date of the agreement, except in the case of a default in performance, in which case the agreement may be terminated immediately if the default is not cured within 30 days after notice (with provisions that permit an extension of the 30-day cure period under certain circumstances). The license and services agreement may also be terminated in the event of a change of control of either FIS (other than in connection with the merger of FIS into Merger Sub) or FNT.

Cost Sharing Agreement

Certain subsidiaries of FIS that are engaged in the lenders services business, including providing appraisal, title and closing services to residential mortgage originators and providing automated loan servicing (the “lenders services business”) are parties to a transitional cost sharing agreement effective as of March 4, 2005 with FNT’s subsidiary Chicago Title Insurance Company, or CTI. Pursuant to this cost sharing agreement, the FIS subsidiaries agree to share certain costs and facilities relating to these lenders services businesses with CTI. The costs shared include costs of the employees performing the services related to these businesses as well as the costs and expenses related to various facilities such as data processing, equipment, business property and communication equipment. The cost sharing agreement will terminate (1) as to all parties, upon the transfer of a small title insurance company subsidiary from FNF to FIS, which transfer is expected to occur prior to consummation of the merger, or (2) as to CTI, at such time as various subsidiaries of FIS obtain the licenses necessary to enable FIS’s subsidiaries to operate all aspects of the lenders services business. FIS received $5.0 million, $10.4 million, and $2.8 million in revenue from this arrangement in 2004, 2003, and 2002, respectively.

Lease Agreement

FIS is a party to a lease agreement pursuant to which a subsidiary of FIS leases certain portions of FIS’s Jacksonville, Florida headquarters building to FNT. This agreement was entered into in March 2005 between FNF and FI; and FNF assigned all its rights and obligations under this agreement to FNT in September 2005. This lease arrangement continues until December 31, 2007. Lease terms are commensurate with those found in the local real estate market.

Pricing and Payment Terms

Under the lease, FNT pays base rent for approximately 121,000 square feet at an annual rate of $23.05 per rentable square foot, in equal monthly installments paid in advance on the first day of each calendar month. If FNT fails to pay timely, a default rate applies. In addition to paying base rent, for each calendar year, FNT is obligated to pay FIS, as additional rent, FNT’s share of the landlord’s reasonable estimate of operating expenses for the entire facility that are in excess of the operating expenses (subject to certain exclusions) applicable to the 2005 base year. FNT is also liable to the landlord for its entire cost of providing any services or materials exclusively to FNT. FIS does not anticipate FNT will request any exclusive services from the landlord, in its capacity as landlord, during calendar years 2006 or 2007.

The amount allocated by FIS to FNT for office space costs at the FIS Jacksonville, Florida headquarters building for the portion of the buildings utilized by FNT and FNT’s subsidiaries during 2004 was $2.8 million. While the exact amount of rent to be paid by FNT under the lease agreement is dependent upon the aggregate excess operating costs incurred for the entire facility, FIS does not anticipate that the total amount FNT will pay under the lease agreement during the 2005 fiscal year will differ materially from the total amount allocated to FNT during 2004.

Master Information Technology Services Agreement

FIS is a party to a master information technology services agreement with FNT, pursuant to which FIS and FIS’s subsidiaries provide various services to FNT and FNT’s affiliates (including FNF), which services are substantially similar in nature to the services that FIS has historically provided to subsidiaries of FNT and to FNF, such as IT infrastructure support, data center management and software sales. This agreement was entered into in March 2005 between FNF and FIS; and FNF assigned all its rights and obligations under this agreement to FNT in September 2005. Under the agreement, FNT has designated certain services as high priority critical services required for FNT’s business. These include: managed operations, network, email/messaging, network routing, technology center infrastructure, active directory and domains, systems perimeter security, data security, disaster recovery and business continuity. FIS has agreed to use reasonable best efforts to provide these core services without interruption throughout the term of the master services agreement, except for scheduled maintenance.

Terms of Provision

The master information technology services agreement sets forth the specific services to be provided and provides for statements of work and amendment as necessary. FIS may provide the services itself or through one or more subcontractors that are approved by FNT, but it is fully responsible for compliance by each subcontractor with the terms of the master information technology services agreement.

The master information technology services agreement includes, as part of the agreement, various base services agreements, each of which includes a specific description of the service to be performed as well as the terms, conditions, responsibilities and delivery schedules that apply to a particular service. Any new terms, conditions, responsibilities and delivery schedules that may be agreed to by the parties during the term of the agreement will be added as part of one of the base services agreements or the master information technology services agreement itself. FNT is also able to request services that are not specified in the agreement. These additional services are provided on terms proposed by FNT to FIS and, if FNT can agree on the terms, a new statement of work or amendment will be executed. In addition, if requested by FNT, FIS will continue to provide, for an appropriate fee, services to FNT that are not specifically included in the master information technology services agreement if those services were provided to FNT by FIS or FIS’s subcontractors in the past.

The master information technology services agreement provides for specified levels of service for each of the services to be provided, including any additional services that FIS agrees to perform pursuant to amendments to the agreement or additional statements of work. If FIS fails to provide service in accordance with the applicable service levels, then FIS is required to correct its failure as promptly as possible (and in any event, within five days of the failure recognition) at no cost to FNT. FIS is also required to use reasonable efforts to continuously improve the quality and efficiency of its performance. If either FIS or FNT find that the level of service for any particular service is inappropriate, ineffective or irrelevant, then the parties may review the service level and, upon agreement, adjust the level of service accordingly. FNT will be permitted to audit FIS’s operations, procedures, policies and service levels as they apply to the services under the agreement. In addition, at least every year during the term of the master information technology services agreement, FIS will conduct a customer satisfaction survey.

FIS may provide the services under the master information technology services agreement from one or more of its technology centers or other data centers that it designates within the United States. FIS must also maintain and enforce safety and security procedures that are at least equal to industry standards and are as rigorous as those in effect on the effective date of the agreement. The agreement contains provisions regarding privacy and confidentiality and requires each of the parties to use at least the same standard of care in the protection of confidential information of the other party as it uses in the protection of its own confidential or proprietary information, but in no event less than a reasonable level of protection.

Pricing and Payment Terms

Under the master information technology services agreement, FNT is obligated to pay FIS for the services that FNT and FNT’s affiliates utilize, calculated under a specific and comprehensive pricing schedule negotiated on an arms-length basis. Although the pricing includes some minimum usage charges, most of the service charges are based on volume and actual usage, specifically related to the particular service and support provided by FIS and the complexity of the technical analysis and technology support provided by FIS. The amounts included in FIS’s revenues for information technology services provided to FNT for 2004 and 2003 were $56.6 million and $12.4 million, respectively. Prior to September 2003, FNF and its subsidiaries performed these services themselves and provided them to FIS. During 2003 and 2002, FIS paid FNF $5.4 million and $5.8 million relating to these services. While the exact amounts to be paid by FNT to FIS under the master information technology services agreement are dependent upon the actual usage and volume of services FIS performs for FNT, FIS does not anticipate that the total amount to be paid by FNT to FIS under the master information technology services agreement during the 2005 fiscal year will differ materially from the amounts paid by FNT to FIS during the 2004 fiscal year for these information technology services.

Duration and Effect of Termination

The master information technology services agreement is effective for a term of five years unless earlier terminated in accordance with its terms. FNT has the right to renew the agreement for a single one-year period or a single two-year period, by providing a written notice of its intent to renew at least six months prior to the expiration date. Upon receipt of a renewal notice, the parties will begin discussions regarding the terms and conditions that will apply for the renewal period, and if the parties have not reached agreement on the terms by the time the renewal period commences, then the agreement will be renewed for only one year on the terms as in effect at the expiration of the initial term. FNT may also terminate the master information technology services agreement or any particular statement of work or base services agreement on six months’ prior written notice. In addition, if either party fails to perform its obligations under the master information technology services agreement, the other party may terminate after the expiration of certain cure periods. FNT may also terminate the agreement if there is a change in FNT’s ownership or control, as more fully defined by the terms of the services agreement.

Dispute Resolution Procedures

Disputes, controversies and claims under the master information technology services agreement will be referred to a management committee that includes representatives from both parties. If the management committee is unable to resolve the issue, the agreement sets forth a procedure by which the issue is referred to and reviewed by increasingly senior members of FIS’s management and FNT’s management. If FIS’s senior management cannot resolve the issues with FNT’s senior management, then the dispute is referred to an independent arbitrator for resolution. However, FNT is required to continue to provide services during the period of any dispute or dispute resolution process.

Software License Agreement

A wholly owned subsidiary of FIS is a party to a software license agreement pursuant to which FNT licenses, for the benefit of FNT’s title insurance subsidiaries, the use of certain proprietary software, related documentation, and object code for a package of software programs and products known as “SoftPro.” This agreement was entered into in March 2005 between FNF and FIS; and FNF assigned all its rights and obligations under this agreement to FNT in September 2005. The SoftPro software is a related series of software programs and products that have historically been used, and continue to be used, in various locations by a number of FNT’s title insurance subsidiaries, including CTI, Fidelity National Title Insurance Company, and Ticor Title Insurance Company. In addition to the use license, under this agreement, upon the occurrence of certain events, such as the bankruptcy of the FIS subsidiary, a breach of a material covenant, or the subsidiary’s notification to FNT that it has ceased to provide maintenance or support for SoftPro, then subject to certain conditions, FNT will also receive the SoftPro source code for purposes of integration, maintenance, modification and enhancement. FNT will also receive the SoftPro source code if the FIS subsidiary fails to fulfill FNT’s requests for development or integration services or FNT cannot reach agreement on the commercial terms for that development. The FIS subsidiary receives fees from FNT for the use of the SoftPro software based on the number of workstations and the actual number of SoftPro software programs and products used in each location. Fees are billed monthly based on presentation of an invoice. During the term of the agreement, the FIS subsidiary retains ownership of SoftPro and is responsible for defending any claims brought by third parties against FNT for infringement based upon the software. The FIS subsidiary and FNT each agree to indemnify each other for property damage arising out of any negligence, breach of statutory duty, omission or default in performing their respective obligations under the software license agreement. With regard to dispute resolution, the agreement includes procedures by which the parties can attempt to resolve disputes amicably, but if those disputes cannot be resolved timely, then arbitration proceedings can be instituted.

While the SoftPro software license agreement is perpetual, FNT can terminate the license on not less than 90 days’ prior notice. In addition, if FNT discloses any of the SoftPro software, or a material part of the documentation related thereto, to a competitor of FIS, then if FNT fails to discontinue the unauthorized disclosure after a 30-day cure period, SoftPro may terminate the license as to the portion of the SoftPro software that FNT so disclosed on 30 days’ notice. In that event, FIS would also retain the right to pursue other remedies, including claims for damages, for the unauthorized disclosure.

FIS’s revenues from the SoftPro license were $5.8 million, $2.6 million and $1.3 million in 2004, 2003 and 2002, respectively.

Software Development and Property Allocation Agreements

A subsidiary of FIS is a party to a software development and property allocation agreement with an FNT subsidiary whereby the parties have conveyed their respective interests in certain proprietary software, known as “eLender,” so that both parties are the joint owners of the software. The parties have also agreed to further develop the jointly owned software. Pursuant to this agreement, through March 31, 2006, FIS’s subsidiary receives $500,000 per month from the FNT subsidiary for development services, including maintenance by the FIS subsidiary for the developed software. Each party owns an undivided half interest in the developed software. This agreement expires on March 31, 2006, but may be terminated prior to that time by mutual agreement or in the event of a breach that remains uncured for more than 30 days (subject to extension in certain circumstances). FIS has received $4.5 million and $4.5 million in service revenues in 2004 and the nine months ended September 30, 2005, respectively, relating to this agreement.

One of FIS’s subsidiaries is also a party to a joint software development and ownership agreement with an FNT subsidiary whereby the FIS subsidiary provides development services for proprietary software, known as “Titlepoint,” to be used in connection with the title plants owned by FNT’s title insurance subsidiaries. Pursuant to this agreement, FNT’s subsidiary pays fees and expenses to the FIS subsidiary for development services per FNT’s specifications. The fees are charged on an hourly rate basis but cannot exceed an aggregate of $7,130,000 for the entire development project. Upon delivery by the FIS subsidiary of software that meets acceptance criteria, both parties will jointly own the developed software. This agreement expires forty-five days after acceptance of the agreed upon software release, but may be terminated prior to that time by mutual agreement or in the event of a breach that remains uncured for more than 30 days (subject to extension in certain circumstances). FIS has received $0.6 million in earnings during the nine months ended September 30, 2005 related to this agreement.

Real Estate Information

The Information Services segment of FIS provides real estate information to FNT’s operations. FIS recorded revenues of $9.9 million, $11.4 million and $3.7 million in 2004, 2003 and 2002, respectively. Although there is no long-term contract, FNT is continuing to purchase information from FIS. The pricing of these purchases was determined on the basis of a discount to market that is believed reasonable based on the volume FNT purchases.

Title Insurance Agency Agreements

In connection with the transactions that established FIS, five subsidiaries of FIS entered into separate issuing agency contracts with two subsidiaries of FNT, CTI, and Fidelity National Title Insurance Company, or FNTIC, a California-domiciled title insurer. Under these issuing agency contracts, the FIS subsidiaries act as title agents for CTI and FNTIC in various jurisdictions.

Under the issuing agency contracts, the title agency appointments of the FIS subsidiaries are not exclusive and CTI and FNTIC each retain the ability to appoint other title agents and to issue title insurance directly. In addition, the issuance of all title insurance for which the FIS subsidiaries are the agents is subject to the terms set forth in the issuing agency contracts. FIS believes that rates, duties, liability and indemnification provisions comport with the terms and conditions generally applicable in similar arrangements between non-affiliated parties in the title industry.

Subject to certain early termination provisions for cause, each of these agreements may be terminated upon five years’ prior written notice, which notice may not be given until after the fifth anniversary of the effective date of the agreement (thus effectively resulting in a minimum ten year term). The issuing agency contracts were entered into by FIS between July 22, 2004 and February 24, 2005.

Prior to entering into these issuing agency contracts, these agency operations were conducted as divisions of certain of FNT’s title insurers. For the years ended December 31, 2004, 2003 and 2002, FIS’s financial statements reflect related commissions earned of $92.2 million, $224.7 million and $39.9 million, respectively, representing a commission rate of 88% of title premiums earned by the FNT title insurers.

Agreements Relating to Real Estate Title Information

Subsidiaries of FIS are party to several agreements with FNT that relate to the maintenance or management of FNT’s title plants and the use of those title plants. These agreements are described below.

Title Plant Maintenance Agreement and Master Title Plant Access Agreement

Property Insight, LLC, or Property Insight, a subsidiary of FIS, has entered into a title plant maintenance agreement with certain title insurance company subsidiaries of FNT. In connection therewith, Property Insight has also entered into a master title plant access agreement with one of the FNT title subsidiaries.

Pursuant to the title plant maintenance agreement, Property Insight manages certain title plant assets of FNT’s title insurance company subsidiaries. These management services include keeping the title plant assets current and functioning on a daily basis. Property Insight’s management services also include updating, compiling, extracting, manipulating, purging, storing and processing title plant data so that the title plant database is current, accurate and accessible, through an efficient and organized access system. In performing these functions, Property Insight may make use of the software systems licensed to it from the FNT subsidiaries, but it may also utilize proprietary systems, software, technologies and methodologies that have been developed, or will be developed, by Property Insight. FNT’s subsidiaries have no ownership or other right or title to these proprietary systems and methodologies (except in certain limited circumstances in the event of a termination of a title plant maintenance agreement, as a result of a default by, or termination by, Property Insight). Property Insight may also use these proprietary systems and methodologies in the title plant management services it may provide to other third party customers. In exchange for its management services, Property Insight has perpetual, irrevocable, transferable and nonexclusive worldwide licensed access to the title plants owned by the FNT subsidiaries, together with certain software relating thereto, and Property Insight is able to sell this title plant access to third party customers and earn all revenue generated from the use of those assets by third party customers. In addition, Property Insight earns fees from providing access to updated and organized title plant databases to FNT’s subsidiaries through the master title plant access agreement described below. In consideration for the licensed access to the title plants and related software, Property Insight must pay a royalty to each of FNT’s title insurance company subsidiaries that are parties to the title plant maintenance agreement, in an amount equal to 2.5% to 3.75% of the revenues generated from the licensed access to the title plants and related software that the title insurance company subsidiary owns.

Pursuant to the master title plant access agreement, FNT’s subsidiaries have access to all title plants to which Property Insight has access or right to access, including the title plants owned by certain of FNT’s subsidiaries. In consideration for this access and use, FNT’s subsidiaries pay access fees to Property Insight.

Under the title plant maintenance agreement, Property Insight has no liability to FNT’s subsidiaries who are parties to the title plant maintenance agreement for any error in the information provided in the performance of Property Insight’s services, except in the event of Property Insight’s gross negligence or willful misconduct. Property Insight also accepts no liability under the master title plant access agreement for any errors in the title plant information.

The title plant maintenance agreement is effective for a ten year period, with automatic renewal, and may be terminated by mutual agreement of the parties or upon five years’ prior written notice (given after the fifth anniversary of the agreement), except in the case of a default in performance, in which case the agreement may be terminated immediately if the default is not cured within 30 days after notice (with provisions that permit an extension of the 30-day cure period under certain circumstances). In addition, the title plant maintenance agreement may be terminated in the event of a change of control of either Property Insight or the FNT subsidiaries that are parties to the title plant maintenance agreement. So long as Property Insight does not cause the termination of a title plant maintenance agreement (either through notice of termination or by defaulting on its obligations or otherwise), Property Insight retains a copy of the title plant database and related software as well as the right to use the software and sell access to the title plant database to third party customers. The termination provisions of the master title plant access agreement are in general similar to those of the title plant maintenance agreement.

The foregoing agreements became effective on March 4, 2005. Prior to that time, Property Insight was a division of FNT. When FIS was established, the assets, liabilities and operations of Property Insight were transferred to FIS. For 2004, 2003 and 2002, FIS’s revenues from FNT under these arrangements were $28.9 million, $28.2 million and $24.3 million, respectively. For 2004 expenses from the royalty payable by FIS to FNT were $2.8 million. For the nine months ended September 30, 2005, the expenses from the royalty payable by FIS were $2.2 million.

Title Plant Management Agreement

Property Insight entered into a management agreement effective as of May 17, 2005 with one of FNT’s subsidiaries, Ticor Title Insurance Company of Florida, or Ticor-FL, pursuant to which Property Insight manages Ticor-FL’s title plant assets. These management services include overseeing and supervising the title plant maintenance process (such as updating and purging), but do not include full responsibility for keeping the title plant assets current and functioning on a daily basis. Ticor-FL maintains all ownership rights over the title plants and its proprietary systems and methodologies used in the title plant maintenance process. Under this agreement, Property Insight’s use of these proprietary systems and methodologies and access to Ticor-FL’s title plants is limited to use and access necessary to perform Property Insight’s management obligations under the agreement. Property Insight is paid a management fee equal to 20% of the actual costs incurred by Ticor-FL for maintaining its title plants.

Under the title plant management agreement, Property Insight has no liability to Ticor-FL in the performance of its services, except in the event of Property Insight’s gross negligence or willful misconduct.

The title plant management agreement is effective for a ten year period, with automatic renewal, and may be terminated by mutual agreement of the parties or upon five years’ prior written notice given at least five years after the effective date of the agreement, except in the case of a default in performance, in which case the agreement may be terminated immediately if the default is not cured within 30 days after notice (with provisions that permit an extension of the 30-day cure period under certain circumstances). In addition, the title plant management agreement may be terminated in the event of a change of control of either Property Insight or Ticor-FL.

Arrangements with FNF

Corporate Services Agreement

At the closing of the merger, the combined company will enter into a separate corporate services agreement with FNF, pursuant to which FNF will agree to provide the combined company with senior management consulting services, including time and attention of its chief executive officer, chief financial officer, other senior officers, legal department and mergers and acquisitions staff. It is anticipated that the terms and provisions of this corporate services agreement will be generally similar to those in the existing corporate services agreements between FIS and FNT, except for the services to be provided by FNF.

Employee Matters Agreement

Historically, the employees of FIS have participated in various health, welfare, and retirement plans and programs sponsored by FNF. In March 2005, FNF and FIS entered an employee matters agreement and after the merger, employees of FIS will continue to participate in these FNF-sponsored plans through the operation of the employee matters agreement. Specifically, under the employee matters agreement, employees of FIS will continue to be eligible (subject to generally applicable plan limitations and eligibility conditions) to participate in FNF’s 401(k) plan and its health, dental, disability, and other welfare benefit plans. The parties have, however, agreed to make various amendments to the employee matters agreement in connection with the merger, including changes to be made for purposes of:

•  clarifying that FIS has rights of indemnification in respect of administration of the FNF-sponsored plans;

•  extending the parties’ rights of indemnity for a period of 3 years after termination;

•  adding a provision requiring FNF to provide at least 30 days prior written notice to FIS of any material amendment to the FNF-sponsored plans;

•  giving the combined company the right to terminate the participation of FIS in FNF-sponsored plans at any time in its discretion upon reasonable notice; and

•  conforming the provisions governing dispute resolution process with the comparable provisions in the corporate services agreement.

Employees of FNT will administer the FNF plans pursuant to their terms and an employee matters agreement entered into in March 2005 between FNF and FIS. FIS employee participation in FNF’s plans will continue until it is determined that it would be beneficial for the combined company to establish separate plans for such employees.

Under the employee matters agreement, as long as the employees of FIS participate in FNF’s plans, FIS will be required to contribute to the plans the cost of our employees’ participation in such plans. Such costs will include, for example, payment of 401(k) matching contributions for our employees and payment of the employer portion of the cost of health, dental, disability and other welfare benefits provided to our employees. Since the employees of FNT will administer the plans, FIS will be charged an administrative expense for participation on a cost basis subject to the overall limitations set forth in the corporate services agreement.

Contributions by FIS to FNF’s plans for its employees during the 2004 fiscal year were $60.7 million. The contributions the combined company will be required to make to FNF’s plans in future years under the employee matters agreement depends on factors that cannot be predicted with certainty at this point, such as the level of employee participation and the costs of providing health, dental and other benefits. Nevertheless, FIS does not anticipate that the contributions that the combined company will be required to make to the plans under the employee matters agreement with respect to employees of FIS will differ materially from the total amount FIS contributed for the 2004 fiscal year.

To the extent the employees of FIS hold FNF stock-based incentives, such as FNF stock options or restricted stock, related accounting charges under SFAS 123 or SFAS 123R will be allocated to the combined company by treating any such accounting charges that are recognized by FNF as FNF contributions to the capital of the combined company.

Tax Matters Agreement

In connection with FIS’s minority interest sale, FIS and FNF entered into a tax matters agreement, which governs the respective rights, responsibilities, and obligations of FNF and FIS with respect to FIS’s deconsolidation from the FNF federal consolidated group and with respect to ongoing allocations of state taxes. The agreement became effective on March 9, 2005.

The tax matters agreement provides for the allocation and payment of taxes for periods during which FIS and FNF were included in the same consolidated group for federal income tax purposes or the same consolidated, combined or unitary returns for state tax purposes, and various related matters. Under the agreement, FIS and FNF are limited in their ability to amend returns if the amendment would result in an increase of the tax liability of either party. In addition, as a result of the tax matters agreement, all prior tax sharing arrangements between FNF and FIS were terminated on the effective date.

For periods after the agreement is effective, taxes on state tax consolidated, combined, or unitary tax returns that include FNF or its subsidiaries and FIS or its subsidiaries, are allocated between FNF companies and FIS companies based on the extent to which each company’s receipts, income, capital, or net worth resulted in or increase such taxes.

Each corporation that is a member of a consolidated group during any portion of the group’s tax year is severally liable for the federal income tax liability of the group for that year. As a result, FIS could be liable in the event federal tax liability allocated to FNF is incurred but not paid by FNF or any other member of FNF’s consolidated group for years FIS was part of the FNF consolidated group. In this event, FIS would be entitled to indemnification by FNF.

In connection with the merger, the parties have agreed to amend the tax matters agreement for purposes of clarifying that FNF will indemnify FIS against liability for any taxes allocable to FNF, FNT or any of their respective subsidiaries (other than FIS or any of its subsidiaries) under the tax matters agreement.

Intellectual Property Cross License Agreement

Historically, FIS and its subsidiaries were permitted, as subsidiaries of FNF, to utilize various trademarks, copyrights, trade secrets and know-how, patents and other intellectual property owned by FNF and its other subsidiaries but used by FIS in the conduct of its businesses. Likewise, FNF and its other subsidiaries were permitted to utilize various trademarks, copyrights, trade secrets and know-how, patents and other intellectual property owned by FIS and its subsidiaries but used by them in the conduct of their business. In March 2005, FIS and FNF entered into an intellectual property cross license agreement, which permits each entity to continue to have access to those items of intellectual property that it does not own, but utilizes in the conduct of its business, so that each group can continue to grow and develop its respective businesses and markets. This agreement governs the respective responsibilities and obligations between FIS and FNF with respect to the applicable intellectual property. The intellectual property licensed by FNF to FIS will include the use of the name “Fidelity National” and the logo widely used by FIS and its subsidiaries.

Terms of the Cross License.   The intellectual property licensed by or to FIS, and by or to FNF, relates to a variety of aspects of the lines of business in which FIS and FNF and their respective subsidiaries are engaged. With respect to each item of intellectual property licensed, the party that owned the intellectual property as of March 4, 2005 continues to own the item, but has granted a broad license for use of the intellectual property item to the other party without giving up any ownership rights. Subject to certain limitations and early termination events (limited to bankruptcy, insolvency and the like), the licenses are perpetual, irrevocable, and non-terminable. In addition, as to each item of intellectual property, the license to any subsidiary terminates on the date that the entity ceases to be a subsidiary of the party receiving the benefit of the license. The licenses are also non-exclusive and allow the licensing party to fully utilize its intellectual property, including the granting of licenses to third parties.

Pricing and Payment Terms.   Given the nature of the intellectual property to be licensed and the historical relationship between the parties, FIS and FNF determined that the licenses to each party should be royalty-free with the consideration for each party’s license of its intellectual property being the receipt of a license of the other’s intellectual property. As a result, no payments will be made to FIS or received by FIS under the intellectual property cross license agreement.

It is anticipated that, in connection with the merger, the combined company will either enter into an intellectual property cross license agreement with FNF or be added as a party to the existing intellectual property cross license agreement so that the combined company and its subsidiaries will be able to utilize the “Fidelity National’’ name and logo widely used by FIS. If the combined company enters into a separate agreement with FNF, its terms and conditions will be similar to those in the existing intellectual property cross license agreement between FNF and FIS.

Equipment Leases

FIS previously leased certain business equipment from FNT. FIS’s expenses from these leases were $8.4 million, $7.3 million and $6.7 million in 2004, 2003 and 2002, respectively. All of the equipment covered by these leases was purchased by FIS for $19.4 million on June 1, 2005, and the leases were terminated.

SELECTED HISTORICAL FINANCIAL DATA OF FIS

The selected historical financial data of FIS as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, are derived from FIS’s audited combined financial statements and related notes included elsewhere in this proxy statement, which have been audited by KPMG LLP, an independent public accounting firm. The selected historical financial data of FIS as of September 30, 2004, as of December 31, 2002, 2001, and 2000, and for each of the years ended December 31, 2001 and 2000, are derived from FIS’s unaudited combined financial statements not appearing herein. The selected historical financial data as of September 30, 2005, and for each of the nine-month periods ended September 30, 2005 and 2004, are derived from FIS’s unaudited condensed consolidated and combined financial statements included elsewhere in this proxy statement. This financial information should be read in conjunction with FIS’s audited and unaudited consolidated and combined financial statements and the notes thereto included elsewhere in this proxy statement and the information under “FIS Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

FIS’s selected historical financial data have been prepared from the historical results of operations and bases of the assets and liabilities of the operations transferred to FIS by FNF and gives effect to allocations of certain corporate expenses from FNF. FIS’s selected historical financial data may not be indicative of FIS’s future performance and does not necessarily reflect what its financial position and results of operations would have been had it operated as a separate, stand-alone entity during the periods presented. Further, as a result of FIS’s acquisitions, the results in the periods shown below may not be directly comparable. FIS’s results of interim periods are not necessarily indicative of results for the entire year.

	Nine Months Ended September 30,		Year Ended December 31,
	2005(2)	2004(2)	2004(2)	2003(2)	2002	2001(1)	2000(1)
	(In thousands, except per share amounts)
Statement of Earnings Data:
Processing and services revenues	$2,058,402	$1,656,531	$2,331,527	$1,830,924	$619,723	$402,224	$222,058
Cost of revenues	1,331,373	1,057,319	1,525,174	1,101,569	379,508	255,349	142,908
Gross profit	727,029	599,212	806,353	729,355	240,215	146,875	79,150
Selling, general and administrative costs	312,921	309,120	432,310	331,751	144,761	92,486	52,386
Research and development costs	85,784	46,439	74,214	38,345	—	—	—
Operating income	328,324	243,653	299,829	359,259	95,454	54,389	26,764
Other income (expense)	(84,922)	8,541	14,911	(3,654)	10,149	96	350
Earnings before income taxes and minority interest	243,402	252,194	314,740	355,605	105,603	54,485	27,114
Income tax expense	90,546	95,326	118,343	137,975	39,390	20,097	12,984
Equity in earnings (loss) of unconsolidated entities	4,379	139	(3,308)	(55)	—	—	—
Minority interest expense	6,171	2,001	(3,673)	(14,518)	(8,359)	(778)	—
Net earnings	$151,064	$155,006	$189,416	$203,057	$57,854	$33,610	$14,130
Pro forma net earnings per share (basic and diluted)(3)	$0.76	$0.78	$0.95	$1.02	$0.29	$0.17	$0.07
Pro forma weighted average shares outstanding (basic and diluted)(3)	200,000	200,000	200,000	200,000	200,000	200,000	200,000

(1)           Effective January 1, 2002, FIS adopted SFAS No. 142 “Goodwill and Other Intangible Assets” and as a result, has ceased to amortize goodwill. Goodwill amortization in 2001 and 2000 was $6.0 million and $2.5 million, respectively.

(2)           Effective January 1, 2003, FIS adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” using the prospective method of adoption in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” and as a result recorded stock compensation expense of $15.4 million and $3.8 million for the years ended December 31, 2004 and 2003, respectively, and $16.0 million and $12.0 million for the nine months ended September 30, 2005 and 2004, respectively.

(3)           Pro forma net earnings per share are calculated, for all periods presented, using the shares outstanding following FIS’s formation in its current structure as a holding company, and the minority interest sale on March 9, 2005.

	At September 30,		At December 31,
	2005	2004	2004	2003	2002	2001	2000
	(In thousands)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$181,428	$92,548	$190,888	$92,049	$55,674	$20,411	$16,712
Total assets	4,062,971	3,484,949	4,002,856	2,327,085	530,647	404,566	173,574
Total long-term debt	2,572,032	27,013	431,205	13,789	17,129	24,980	79
Minority interest	12,416	15,247	13,615	12,130	63,272	34,385	1,120
Total equity	658,412	2,803,180	2,754,844	1,890,797	286,487	175,250	89,823

FIS MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Combined and Consolidated Financial Statements and the Notes thereto and selected historical and pro forma financial information included elsewhere in this proxy statement. The discussion below contains forward-looking statements that are based upon FIS’s current expectations and are subject to uncertainty and changes in circumstances. FIS’s actual results may differ materially from these expectations due to changes in global, political, economic, business, competitive and market factors, many of which are beyond FIS’s control. See “Warning About Forward-Looking Statements” and “Risk Factors—Risk Factors Relating to FIS’s Business.”

Overview

FIS is a leading provider of technology solutions, processing services, and information-based services to the financial services and real estate industries. FIS has four reporting segments, Financial Institution Software and Services, Lender Services, Default Management Services and Information Services, which produced 54.1%, 8.1%, 10.0%, and 27.8%, respectively, of FIS’s revenues in 2004.

•       Financial Institution Software and Services.   This segment focuses on two primary markets, financial institution processing and mortgage loan processing. FIS’s primary software applications function as the underlying infrastructure of a financial institution’s processing environment. These applications include core bank processing software, which banks use to maintain the primary records of their customer accounts, and core mortgage processing software, which banks use to process and service mortgage loans. FIS also provides a number of complementary applications and services that interact directly with the core processing applications, including applications that facilitate interactions between FIS’s financial institution customers and their clients. FIS offers its applications and services through a range of delivery and service models, including on-site outsourcing and remote processing arrangements, as well as on a licensed software basis for installation on customer-owned and operated systems.

•       Lender Services.   This segment offers customized outsourced business process and information solutions primarily to national lenders and loan servicers. These loan facilitation services consist primarily of centralized, customized title agency and closing services offered to first mortgage, refinance, home equity and sub-prime lenders.

•       Default Management Services.   This segment provides default management services to national lenders and loan servicers. These services allow customers to outsource the business processes necessary to take a loan and the underlying real estate securing the loan through the default and foreclosure process.

•       Information Services.   This segment offers property data and real estate-related services. Included in these services are appraisal and valuation services, property records information, real estate tax services, borrower credit and flood zone information and multiple listing software and services.

FIS also has a corporate segment that consists primarily of costs relating to corporate overhead.

Factors Affecting Comparability

FIS’s Combined and Consolidated Financial Statements included in this proxy statement present the financial condition and operating results of the businesses that comprise FIS. The growth of these businesses has increased significantly through various acquisitions completed during the periods covered by the FIS Combined and Consolidated Financial Statements, including over 25 acquisitions that were completed since January 2001. Although many of these acquisitions added important services, the most significant to the historical financial statements through September 30, 2005 were the acquisitions of:

•       FI, which was originally a division of ALLTEL Information Services, Inc., or ALLTEL, when FNF acquired it on April 1, 2003. This company forms the core of FIS’s bank processing and mortgage processing applications and service businesses. The purchase price for FI was approximately $1.1 billion. FI (including several smaller acquisitions FI made subsequent to FIS’s acquisition of it) generated revenues of $989.6 million and $663.4 million in 2004 and 2003, respectively, for the Financial Institution Software and Services segment.

•       On March 11, 2004, FIS acquired Aurum for $306.4 million, composed of $185.0 million in cash and the issuance of 3,144,390 shares of FNF common stock. Aurum is a provider of outsourced and in-house information technology solutions for the community bank and credit union markets. The Aurum acquisition contributed $139.5 million in revenues in 2004 to the Financial Institution Software and Services segment.

•       On April 14, 2004, FIS acquired Sanchez for $183.7 million, composed of approximately $88.1 million in cash and the issuance of 2,267,290 shares of FNF common stock. Sanchez develops and markets scalable and integrated software and services that provide banking, customer integration, outsourcing and wealth management solutions to financial institutions in several countries. Sanchez’ primary product offering is Sanchez Profile TM, a real-time, multi-currency, strategic core banking deposit and loan processing system that can be utilized on both an outsourced and in-house basis. The Sanchez acquisition contributed $57.0 million in revenues in 2004 to the Financial Institution Software and Services segment.

•       On September 30, 2004, FIS acquired a 74.9% interest in Kordoba for $123.6 million in cash. Kordoba is a provider of core processing software and outsourcing solutions to the German banking market. The Kordoba acquisition contributed $22.0 million in 2004 to the Financial Institution Software and Services segment. On September 30, 2005, FIS acquired the remaining 25.1% of Kordoba for $39.7 million.

•       On November 8, 2004, FIS acquired all of the outstanding stock of InterCept for $18.90 per share. The total purchase price was $419.4 million, primarily in cash. InterCept provides both outsourced and in-house, fully integrated core banking solutions for approximately 425 community banks, including loan and deposit processing and general ledger and financial accounting operations. InterCept also operates significant item processing and check imaging operations, providing imaging for customer statements, clearing and settlement, reconciliation, and automated exception processing in both outsourced and in-house relationships for approximately 720 customers. The InterCept acquisition contributed $32.0 million in 2004 to the Financial Institution Software and Services segment.

•       Lender’s Service, Inc., or LSI, was acquired on February 10, 2003, for approximately $75.0 million in cash. LSI is a leading provider of appraisal, title and closing services to residential mortgage originators. The LSI acquisition contributed significantly to the increases in revenues of the Lender Services segment and Information Services segment in 2003 compared to 2002.

The Combined and Consolidated Financial Statements present the results of operations of each of these acquired businesses, and all other acquired businesses, in each case effective as of the date of the acquisition. As a result of these acquisitions, the results of operations in the periods covered by the Combined and Consolidated Financial Statements may not be directly comparable.

Historical Financial Information

FIS’s formation began in early 2004 and was substantially completed on March 7, 2005, when all the entities, assets and liabilities that are included in these combined financial statements were organized under one legal entity. The formation was accomplished through the contribution of entities and operating assets and liabilities to a newly formed subsidiary of FNF. After a recapitalization transaction and minority interest sale in March 2005 (see “—Recent Developments” on Page 149), FIS had 200 million shares of common stock outstanding at a par value of $0.0001 per share, of which FNF owns 150 million shares and private investors own 50 million shares. The Combined Financial Statements included herein reflect the historical financial position, results of operations and cash flows of the businesses included in the formation described above for the periods prior to completion of the formation.

Through March 7, 2005, FIS’s historical financial statements include assets, liabilities, revenues and expenses directly attributable to FIS’s operations and allocations to FIS of certain corporate expenses of FNF. These amounts have been allocated to FIS on the basis that is considered by FNF and FIS management to reflect most fairly or reasonably the utilization of the services provided to or the benefit obtained by the businesses comprising FIS. The amounts of corporate expenses allocated to FIS in the historical financial statements are detailed under “—Related Party Transactions” below. The corporate expenses allocated to FIS may be different from the amounts of expenses FIS would have incurred if it had been a stand-alone company and had performed those services themselves or procured them from third parties or from FNF under the services agreements FIS entered into with FNF in connection with the closing of the recapitalization and minority interest sale mentioned above.

Further, FIS’s historical financial statements prior to March 8, 2005, do not reflect the debt or interest expense that might have been incurred if FIS had been a stand-alone entity. Some of the costs of FNF allocated to FIS may incorporate more advantageous pricing available to an entity with the scale and purchasing power of FNF than would be available to FIS as a stand-alone entity. FIS has also incurred some rebranding costs since March 7, 2005, although these costs were not significant. As a result, the historical financial statements do not necessarily reflect what the financial position or results of operations would have been if FIS had been operated as a stand-alone entity during the periods covered, and may not be indicative of its future results of operations or financial position.

Related Party Transactions

FIS has historically conducted business with FNF (including, for purposes of this discussion, FNF’s majority-owned title insurance operations) and intends to continue these business arrangements in the future.

Included in the Financial Institution Software and Services segment for the years ended December 31, 2004 and 2003 is $56.6 million and $12.4 million, respectively, in processing and services revenues from FNF relating to the provision of information technology (IT) infrastructure support and data center management services. FIS began providing these services to FNF in September 2003 and thus there were no revenues relating to these services in the first eight months of 2003 or during 2002. Prior to September 2003, a subsidiary of FNF provided IT services to FIS. Amounts paid to FNF under these arrangements were $5.4 million and $5.8 million in 2003 and 2002, respectively, and are included in selling, general and administrative expenses in those periods.

The Lender Services segment includes revenues generated from loan facilitation transactions with lenders. A significant part of those transactions involves title agency functions resulting in the issuance of title insurance policies by a title insurance underwriter owned by FNF. FIS also performs similar functions in connection with trustee sale guarantees, a form of title insurance, that subsidiaries of FNF issue as part of the foreclosure process on a defaulted loan. The Lender Services segment includes revenues from unaffiliated third parties of $92.2 million, $224.7 million and $39.9 million for the years ended

December 31, 2004, 2003 and 2002, respectively, representing commissions on title insurance policies placed by FIS on behalf of title insurance subsidiaries of FNF. These commissions are equal to 88% of the total title premium from title policies that FIS places with subsidiaries of FNF. FIS is subject to certain license and service and cost sharing agreements relating to its title agency operations in certain states. FIS received $8.3 million, $17.9 million, and $3.4 million in royalty license revenue relating to these deals in 2004, 2003 and 2002, respectively.

FIS’s property information division within the Information Services segment manages FNF’s title plant assets in certain areas of the United States. The underlying title plant information is owned by FNF title underwriters; FIS manages and updates the information in return for the right to sell it to title insurers, including FNF underwriters and other customers. As part of that management agreement, FIS earns all revenue generated by those assets, both from third party customers and from FNF and subsidiaries, and is also responsible for the costs related to keeping the title plant assets current and functioning on a daily basis. In addition, FIS pays FNF a royalty fee ranging from 2.5% to 3.75% of those revenues based on volume. FIS recorded royalty expense of $2.8 million for the year ended December 31, 2004, but did not record any expense in 2003 or 2002. Had this agreement been in place for the years ended December 31, 2003 and 2002, FIS would have recorded approximately $2.9 million and $2.7 million in royalty expense during those periods, respectively. This business requires, among other things, that FIS gather updated property information, organize it, input it into one of several systems, maintain or obtain the use of necessary software and hardware to store, access and deliver the data, sell and deliver the data to customers and provide various forms of customer support. FIS’s costs include personnel costs, charges of third parties such as government offices for title information, technology costs and other operating expenses. FNF benefits from having its title plant assets continually updated and accessible. Included in the Information Services segment for the years ended December 31, 2004, 2003 and 2002 are revenues of $28.9 million, $28.2 million, and $24.3 million, respectively, related to the sale of property information to FNF. Costs to maintain the title plant assets were $45.8 million, $51.5 million, and $50.4 million in 2004, 2003 and 2002, respectively. Also included in this segment are property data sales and license revenue received from FNF for certain real estate related services and software of $15.7 million, $14.0 million and $1.3 million for the years ended December 31, 2004, 2003 and 2002, respectively.

FIS previously leased certain business equipment from FNT. FIS’s expenses from these leases were $8.4 million, $7.3 million and $6.7 million in 2004, 2003 and 2002, respectively. All of the equipment covered by these leases was purchased by FIS for $19.4 million on June 1, 2005, and the leases were terminated.

FIS is a party to a lease agreement pursuant to which a subsidiary of FIS leases certain portions of FIS’s Jacksonville, Florida headquarters building to FNT. This lease arrangement continues until December 31, 2007. Lease terms are commensurate with those found in the local real estate market. The amount allocated by FIS to FNT for office space costs at the FIS Jacksonville, Florida headquarters building for the portion of the buildings utilized by FNT and FNT’s subsidiaries during 2004 and 2003 was $2.8 million and $0.5 million, respectively.

FIS has certain joint development agreements with a subsidiary of FNT relating to two software development projects. FIS has earned revenues of $4.5 million relating to these agreements in 2004.

FNF provides certain corporate services to FIS relating to general management, accounting, tax, finance, legal, payroll, human resources, internal audit and mergers and acquisitions. The cost of these services has been allocated or passed through to FIS from FNF based upon reasonable allocation bases including revenues, head count, specific identification and others. Total costs allocated for the years ended December 31, 2004, 2003 and 2002 were $75.1 million, $39.5 million and $21.6 million, respectively, and are reflected in selling, general and administrative expenses in the combined statements of earnings.

FIS believes the amounts earned from or charged by FNF to FIS under each of the foregoing service arrangements are fair and reasonable. Although the 88% commission rate earned by FIS’s Lender Services segment was set without negotiation, FIS believes it is consistent with the blended rate that would be available to a third party title agent given the amount and the geographic distribution of the business produced and the low risk of loss profile of the business placed. In connection with title plant management, FIS charges FNF title insurers for title information at approximately the same rates it and other similar vendors charge unaffiliated title insurers. FIS’s IT infrastructure support and data center management services to FNF, from which FIS earned $56.6 million and $12.4 million for the years ended December 31, 2004 and 2003, respectively, is priced within the range of prices FIS offers to third parties for similar services. However, the amounts FIS earned or charged under these arrangements were not negotiated at arm’s-length and may not represent the terms that FIS might have obtained from an unrelated third party.

FIS owed FNF $43.7 million at December 31, 2004, relating to amounts owed pursuant to the relationships described above between the two companies and FIS’s share of income taxes payable by FNF. This amount represents the intercompany and income taxes payable activity for November and December of 2004 as all intercompany and income tax activity due prior to November 2004 were considered capital contributions and included in FNF’s net investment in FIS. Effective as of March 9, 2005, amounts due to or from FNF are settled monthly.

In connection with the recapitalization, FIS entered into agreements with FNF under which for specified periods FIS will continue to provide title agency services, title plant maintenance, and the IT services for which FIS earned revenues from FNF companies in 2004, in each case, at pricing which is expected to be consistent with that charged in 2004.

FIS also entered into service agreements with FNF under which FNF provides corporate services to FIS of the type described above, at cost plus a reasonable profit margin. When FNF ceases to provide services to FIS, FIS’s costs of performing these services or procuring them from third parties may increase. For a description of these and other agreements, see “Certain Relationships and Related Transactions with FNF.”

Recent Developments

FIS’s Recapitalization and Minority Interest Sale

In March 2005, FIS completed two significant transactions, a recapitalization and the sale of a 25% minority interest in the company. The recapitalization was accomplished through $2.8 billion in borrowings under new senior credit facilities consisting of an $800.00 million Term Loan A facility, a $2.0 billion Term Loan B facility and a $400.00 million revolving credit facility. FIS fully drew upon the entire $2.8 billion in term loan facilities to consummate the recapitalization while the revolver remained undrawn at the closing of the recapitalization. Bank of America, JP Morgan Chase, Wachovia Bank, Deutsche Bank and Bear Stearns led a consortium of lenders providing the new senior credit facilities.

The minority equity interest sale was accomplished through FIS selling a 25% interest in its common stock to an investment group consisting of Thomas H. Lee Partners, or THL, Texas Pacific Group, or TPG, Evercore METC Capital Partners II, L.P. and Banc of America Capital Investors, L.P. FIS issued a total of 50 million shares of its common stock to the investment group for a total purchase price of $500.0 million. A new board of directors was created with William P. Foley, II, current chairman and chief executive officer of FNF, serving as FIS’s chairman and chief executive officer. FNF appointed four additional members to the board of directors, while each of THL and TPG appointed two new directors.

The following steps were undertaken to consummate the recapitalization plan and the minority equity interest sale. On March 8, 2005, FIS issued a $2.7 billion note to FNF as a dividend. On March 9, 2005, FIS borrowed $2.8 billion under new senior credit facilities. FIS then paid FNF $2.7 billion, plus interest, to repay the $2.7 billion note issued on March 8, 2005. The minority equity interest sale was then closed through the payment of $500.0 million from the investment group to FIS. FIS then repaid approximately $410.0 million outstanding under its former credit facility. Finally, FIS paid all expenses related to the transactions, amounting to $80.4 million. All remaining proceeds will be utilized for other general corporate purposes.

Business Trends and Conditions

Financial Institution Software and Services

In the financial institution processing business, increases in deposit and lending transactions can positively affect FIS’s business and thus the condition of the overall economy can have an effect on growth. While this segment generally is not significantly affected by the cyclicality of real estate transactions, FIS’s ability to expand its mortgage loan processing business is correlated to the total number of mortgage loans outstanding.

In this segment, FIS competes for both licensing and outsourcing business, and thus is affected by the decisions of financial institutions to outsource the services FIS provides instead of simply licensing its applications. As a provider of outsourcing solutions, FIS benefits from the greater revenues that result from a financial institution’s decision to outsource its processing to FIS. Generally, financial institutions of all sizes will consider outsourcing information technology and business process services to varying degrees, although smaller financial institutions are more likely to outsource all information technology functions to companies such as FIS since they generally do not have the staff, budget or competencies to implement and operate highly complex technical environments. Larger financial institutions have historically chosen to limit outsourcing to specific application functions or services in connection with a particular product or operation such as mortgage processing. Generally, demand for outsourcing solutions has increased over time as providers such as FIS realize economies of scale and improve their ability to provide services that improve customer efficiencies and reduce costs.

FIS may be affected by the consolidation trend in the banking industry. This trend may be beneficial or detrimental to the Financial Institution Software and Services businesses. When consolidations occur, merger partners often operate disparate systems licensed from competing service providers. The newly formed entity generally makes a determination to migrate its core systems to a single platform. When a financial institution processing client is involved in a consolidation, FIS may benefit by expanding the use of its services if they are chosen to survive the consolidation and support the newly combined entity. Conversely, FIS may lose market share if a customer of FIS is involved in a consolidation and its services are not chosen to survive the consolidation and support the newly combined entity.

Lender Services

The level of residential real estate activity, which depends in part on the level of interest rates, affects the level of revenues from the Lender Services segment. Revenues from loan facilitation services increase as the amount of mortgage originations, from both home purchases and mortgage refinancings, increases. During the second half of 2000, mortgage interest rates began to decline, causing an increase in refinance activity. This trend continued through the first six months of 2003. The increasing refinance activity, coupled with record levels of residential resale and new home sales, resulted in an exceptionally strong business climate for FIS’s loan facilitation services in 2003. Beginning in mid-June 2003 and continuing through December 2003, the ten-year treasury bond yield steadily increased from a low of nearly 3.0% to more than 4.5%, causing mortgage interest rates to rise, which decreased the volume of refinance activity. Although mortgage interest rates again dropped during February and March of 2004, causing volumes to increase substantially towards the end of the first quarter of 2004, rates fluctuated only slightly the remainder of 2004, and did not decrease to a level that triggered significant refinance volume in 2004 such as that experienced in 2003.

While prevailing mortgage interest rates have declined to record lows in recent years and the volume of real estate transactions has experienced record highs, FIS does not expect these trends to continue. Mortgage originations declined in 2004 to an estimated $2.8 trillion, as the interest rate environment slowed the pace of refinancings. Through the second quarter of 2005, refinance activity has continued to decrease, but real estate activity continues at a high rate and the appreciation of home prices remains high. The decreased refinance activity is evidenced by the Mortgage Bankers Association’s (“MBA”) statistics showing that approximately 43.3% of new loan originations in the first six months of 2005 were refinance transactions as compared with approximately 48.8% in the first six months of 2004. In July 2005 the ten-year treasury rate moved above 4.25%, but the MBA’s Mortgage Finance Forecast estimates a $2.738 trillion mortgage origination market for 2005, which would be a 6% increase from 2004. The current MBA forecast is for $2.5 trillion of mortgage originations in 2006. Relatively higher interest rates are also likely to result in seasonal effects having more influence on real estate activity. Traditionally, the greatest volume of real estate activity, particularly residential resale transactions, has occurred in the spring and summer months. According to the MBA, U.S. mortgage originations (including refinancings) were approximately $2.8 trillion, $3.8 trillion and $2.9 trillion in 2004, 2003 and 2002, respectively.

Default Management Services

In contrast to the Lender Services segment, FIS believes that a higher interest rate environment may increase the volume of consumer defaults and thus favorably affect FIS’s Default Management Services business, which provides services relating to residential mortgage loans in default. The overall strength of the economy also affects default revenues.

Information Services

The level of residential real estate activity, such as the number of residential resales, new home sales and mortgage originations, also affects revenues derived from many of the services provided in the Information Services segment. FIS experienced increased residential loan refinancing activity coupled with record levels of residential resale and new home sales during 2000 through 2003. While refinancing activity declined, residential sales remained strong in 2004 and through the first half of 2005. FIS expects that current interest rate levels and any future increase in interest rates will most likely result in lower levels of mortgage originations in 2006 than in 2005 or 2004.

Critical Accounting Policies

The accounting policies described below are those FIS considers critical in preparing its Combined and Consolidated Financial Statements. Certain of these policies require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures with respect to contingent liabilities and assets at the date of the Combined and Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates. See Note A of Notes to the Combined and Consolidated Financial Statements for a more detailed description of the significant accounting policies that have been followed in preparing FIS’s Combined and Consolidated Financial Statements.

Revenue Recognition

The following describes the primary types of revenues and revenue recognition policies as they pertain to each of the operating segments of FIS. FIS provides some services to customers as part of an integrated offering through multiple segments. The revenues for services provided under these multiple element arrangements are recognized in accordance with EITF Issue No. 00-21, Revenue Arrangements and Multiple Deliverables.

Financial Institution Software and Services.   In this segment, FIS recognizes revenues relating to bank processing services and mortgage processing services along with software licensing and software related services. Several of FIS’s contracts include a software license and one or more of the following services: data processing, development, implementation, conversion, training, programming, post-contract customer support and application management. In some cases, these services are offered in combination with one another and in other cases FIS offers them individually. Revenues from bank and mortgage processing services are typically volume based depending on factors such as the number of accounts processed, transactions processed and computer resources utilized.

The substantial majority of the revenues in this segment are from outsourced data processing and application management arrangements. Revenues from these arrangements are recognized as services are performed in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 104 (SAB No. 104), Revenue Recognition and related interpretations. SAB No. 104 sets forth guidance as to when revenue is realized or realizable and earned when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectability is reasonably assured. Revenues and costs related to implementation, conversion and programming services associated with FIS’s data processing and application management agreements during the implementation phase are deferred and subsequently recognized using the straight-line method over the term of the related services agreement. At each reporting period, FIS evaluates these deferred contract costs for impairment.

In the event that FIS’s arrangements with its customers include more than one product or service, FIS determines whether the individual revenue elements can be recognized separately in accordance with Financial Accounting Standards Board (FASB) Emerging Issues Task Force No. 00-21 (EITF 00-21), Revenue Arrangements with Multiple Deliverables. EITF 00-21 addresses the determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the arrangement consideration should be measured and allocated to the separate units of accounting.

If all of the products and services are software related products and services as determined under American Institute of Certified Public Accountants’ Statement of Position (SOP) 97-2 (SOP No. 97-2), entitled Software Revenue Recognition, and SOP 98 9, entitled Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions, FIS applies these pronouncements and related interpretations to determine the appropriate units of accounting and how the arrangement consideration should be measured and allocated to the separate units.

FIS recognizes software license and post-contract customer support fees as well as associated development, implementation, training, conversion and programming fees in accordance with SOP No. 97-2 and SOP No. 98-9. Initial license fees are recognized when a contract exists, the fee is fixed or determinable, software delivery has occurred and collection of the receivable is deemed probable, provided that vendor specific objective evidence, or VSOE, has been established for each element or for any undelivered elements. FIS determines the fair value of each element or the undelivered elements in multi element software arrangements based on VSOE. If the arrangement is subject to accounting under SOP No. 97-2, VSOE for each element is based on the price charged when the same element is sold separately, or in the case of post-contract customer support, when a stated renewal rate is provided to the customer. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If evidence of fair value does not exist for one or more undelivered elements of a contract, then all revenue is deferred until all elements are delivered or fair value is determined for all remaining undelivered elements. Revenue from post-contract customer support is recognized ratably over the term of the agreement. FIS records deferred revenue for all billings invoiced prior to revenue recognition.

With respect to a small percentage of revenues, FIS uses contract accounting, as required by SOP No. 97-2, when the arrangement with the customer includes significant customization, modification, or production of software. For elements accounted for under contract accounting, revenue is recognized in accordance with SOP 81-1, Accounting for Performance of Construction Type and Certain Production Type Contracts, using the percentage of completion method since reasonably dependable estimates of revenues and contract hours applicable to various elements of a contract can be made. Revenues in excess of billings on these agreements are recorded as unbilled receivables and are included in trade receivables. Billings in excess of revenue recognized on these agreements are recorded as deferred revenue until revenue recognition criteria are met. Changes in estimates for revenues, costs and profits are recognized in the period in which they are determinable. When FIS’s estimates indicate that the entire contract will be performed at a loss, a provision for the entire loss is recorded in that accounting period.

Lender Services.   In this segment, FIS recognizes revenues from loan facilitation services which primarily consist of centralized title agency and closing services for various types of lenders. Revenues relating to centralized title agency and closing services are recognized at the time of closing of the related real estate transaction. Ancillary service fees are recognized when the service is provided. Revenue derived from these services is recognized as the services are performed in accordance with SAB No. 104 as described above.

Default Management Services.   In this segment, FIS recognizes revenues on services provided to assist customers through the default and foreclosure process, including property preservation and maintenance services (such as lock changes, window replacement, debris removal and lawn service), posting and publication of foreclosure and auction notices, title searches, document preparation and recording services, and referrals for legal and property brokerage services. Revenue derived from these services is recognized as the services are performed in accordance with SAB No. 104 as described above.

Information Services.   In this segment, FIS records revenue from providing data or data related services. These services principally include appraisal and valuation services, property records information, real estate tax services, borrower credit and flood zone information and multiple listing software and services. Revenue derived from these services is recognized as the services are performed in accordance with SAB No. 104 as described above.

FIS’s flood and tax units provide various services including life of loan-monitoring services. Revenue for life of loan services is deferred and recognized ratably over the estimated average life of the loan service period, which is determined based on FIS’s historical experience. FIS evaluates its historical experience on a periodic basis, and adjusts the estimated life of the loan service period prospectively. Revenue derived from software and service arrangements included in this segment is recognized in accordance with SOP No. 97 2 as discussed above. Revenues from other services in this segment are recognized as the services are performed in accordance with SAB No. 104 as described above.

Computer Software

Computer software includes the fair value of software acquired in business combinations, purchased software and capitalized software development costs. Purchased software is recorded at cost and amortized using the straight line method over a 3 year period and software acquired in business combinations is recorded at its fair value and amortized using straight line and accelerated methods over their estimated useful lives, ranging from 5 to 10 years.

Capitalized software development costs are accounted for in accordance with either SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed (SFAS No. 86), or with SOP No. 98 1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. After the technological feasibility of the software has been established (for SFAS No. 86 software), or at the beginning of application development (for SOP No. 98 1 software), software development costs, which include salaries and related payroll costs and costs of independent contractors incurred during development, are capitalized. Research and development costs incurred prior to the establishment of technological feasibility (for SFAS No. 86 software), or prior to application development (for SOP No. 98 1 software), are expensed as incurred. Software development costs are amortized on a product by product basis commencing on the date of general release of the products (for SFAS No. 86 software) and the date placed in service for purchased software (for SOP No. 98 1 software). Software development costs (for SFAS No. 86 software) are amortized using the greater of (1) the straight line method over its estimated useful life, which ranges from three to seven years or (2) the ratio of current revenues to total anticipated revenue over its useful life.

Goodwill and Other Intangible Assets

FIS has significant intangible assets that were acquired through business acquisitions. These assets consist of purchased customer relationships, contracts, and the excess of purchase price over the fair value of identifiable net assets acquired (goodwill). The determination of estimated useful lives and the allocation of the purchase price to the fair values of the intangible assets requires significant judgment and may affect the amount of future amortization on the intangible assets other than goodwill.

As of September 30, 2005, December 31, 2004 and December 31, 2003, goodwill was $1,772.6 million, $1,757.8 million and $966.0 million, respectively. The process of determining whether or not an asset, such as goodwill, is impaired or recoverable relies on projections of future cash flows, operating results and market conditions. Such projections are inherently uncertain and, accordingly, actual future cash flows may differ materially from projected cash flows. In evaluating the recoverability of goodwill, FIS performs an annual goodwill impairment test on its reporting units based on an analysis of the discounted future net cash flows generated by the reporting units’ underlying assets. FIS completed its annual goodwill impairment test on its reporting units as of December 31, 2004 and determined that each of its reporting units has a fair value in excess of its carrying value. Accordingly, no goodwill impairment has been recorded. Such analyses are particularly sensitive to changes in estimates of future net cash flows and discount rates. Changes to these estimates might result in material changes in the fair value of the reporting units and determination of the recoverability of goodwill which may result in charges against earnings and a reduction in the carrying value of FIS’s goodwill.

In connection with its acquisitions, FIS has also recognized identifiable intangible assets, which typically consist of software, purchased customer relationships and contracts. The valuation of these assets involves significant estimates and assumptions concerning matters such as customer retention, future cash flows and discount rates. If any of these assumptions change, it could affect the carrying value of these assets. Purchased customer relationships are amortized over their estimated useful lives using an accelerated method which takes into consideration expected customer attrition rates over a ten-year period. Contractual relationships are generally amortized using the straight-line method over their contractual life. During the first nine month period of 2005, FIS recorded an impairment of $9.3 million to write off the carrying value of customer relationships at one subsidiary in its Lender Services segment which were terminated during the period.

Long-Lived Assets

FIS reviews long-lived assets, primarily computer software, property and equipment and other intangibles, such as customer relationships and contracts, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment are present, FIS estimates the future net cash flows expected to be generated from the use of those assets and their eventual disposal. FIS would recognize an impairment loss if the aggregate future net cash flows were less than the carrying amount. As a result, the carrying values of these assets could be significantly affected by the accuracy of its estimates of future net cash flows, which are not capable of being made with certainty. In 2003, FIS determined that the carrying value of certain of its computer software costs may not be recoverable and recorded a pre-tax expense of $5.9 million relating to the write-off of these assets. The $5.9 million charge consisted of capitalized software costs related to applications that were replaced either by technology acquired in acquisitions or by newly developed applications. FIS acquired a small real estate-related services company in May 2003 and used the software acquired to replace existing software applications. Also, certain other software applications were replaced by newly developed applications and fully written off. The amount of capitalized software written off for these applications was $3.2 million. Both of these charges related to businesses within the Information Services segment. An additional purchased software application was fully written off upon the acquisition of a company with a more robust software application alternative in the amount of $2.7 million. This charge related to the Default Management Services segment. These impairments were recorded as depreciation and amortization which are included in cost of revenues in the 2003 combined statement of earnings.

Accounting for Income Taxes

Through March 9, 2005, FIS’s operating results have been included in FNF’s consolidated U.S. Federal and certain consolidated and/or combined State income tax returns. The provision for income taxes in the combined statements of earnings is made at rates consistent with what FIS would have provided for as a stand-alone taxable entity. Subsequent to the recapitalization transaction and sale of minority interest described above, FIS became a stand-alone taxpayer. As part of the process of preparing the combined financial statements, FIS was required to determine its income taxes in each of the jurisdictions in which it operates. This process involves estimating actual current tax expense together with assessing temporary differences resulting from differing recognition of items for income tax and accounting purposes. These differences result in deferred income tax assets and liabilities, which are included within the combined balance sheet. FIS must then assess the likelihood that deferred income tax assets will be recovered from future taxable income and, to the extent it believes that recovery is not likely, establish a valuation allowance. To the extent FIS established a valuation allowance or increases this allowance in a period, it must reflect this increase as an expense within income tax expense in the statement of earnings. Determination of the income tax expense requires estimates and can involve complex issues that may require an extended period to resolve. Further, changes in the geographic mix of revenues or in the estimated level of annual pre-tax income can cause the overall effective income tax rate to vary from period to period.

Derivatives and Hedging

FIS utilizes interest rate swaps to hedge its exposure on its variable rate debt obligations. FIS has designated these interest rate swaps as cash flow hedges in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. All relationships between the hedging instruments and hedged items are documented at the inception of the hedge transaction, as well as the risk-management objective and strategy for undertaking each hedge transaction. FIS carries the fair value of the interest rate swaps as an asset or a liability on the balance sheet at each reporting date, with a corresponding amount recorded in other comprehensive earnings within stockholders’ equity. Amounts are reclassified from other comprehensive earnings to the income statement in the periods that the hedged transaction affects earnings. A formal assessment is performed at the hedge’s inception and on a regular basis thereafter to determine whether the hedge has been highly effective in offsetting changes in the cash flows of the hedged transaction and whether they are expected to be highly effective in the future.

FIS’s existing cash flow hedges have been highly effective and there has been no impact on earnings due to hedge ineffectiveness. As of September 30, 2005, the estimated fair value of cash flow hedges results in an asset of $2.1 million, which is included in the accompanying condensed consolidated balance sheet in prepaid and other current assets with a corresponding amount recorded as a component of accumulated other comprehensive earnings, net of deferred taxes.

Comparisons of Years Ended December 31, 2004, 2003, and 2002

Combined Results of Operations

	Year ended December 31,
	2004	2003	2002
	(In thousands)
Processing and services revenues	$2,331,527	$1,830,924	$619,723
Cost of revenues	1,525,174	1,101,569	379,508
Gross profit	806,353	729,355	240,215
Selling, general and administrative costs	432,310	331,751	144,761
Research and development costs	74,214	38,345	—
Operating income	299,829	359,259	95,454
Other income (expense):
Interest income	1,232	577	377
Interest expense	(4,496)	(1,569)	(979)
Gain (loss) on sale or issuance of subsidiary stock	—	(3,625)	11,109
Other income (expense)	18,175	963	(358)
Total other income (expense)	14,911	(3,654)	10,149
Earnings before income taxes and minority interest	314,740	355,605	105,603
Income tax expense	118,343	137,975	39,390
Earnings before loss in earnings of unconsolidated entities and minority interest	196,397	217,630	66,213
Equity in loss of unconsolidated entities	(3,308)	(55)	—
Minority interest expense	(3,673)	(14,518)	(8,359)
Net earnings	$189,416	$203,057	$57,854

Revenues

Total revenues were $2,331.5 million, $1,830.9 million and $619.7 million in 2004, 2003 and 2002, respectively. The increase in revenue in 2004 as compared to 2003 is primarily attributable to an increase of $567.9 million, or 81.0%, in the Financial Institutions Software and Services segment which is the result of including a full year of results for the 2003 acquisitions of FI and Webtone, along with the 2004 acquisitions of Aurum, Sanchez, Kordoba, and Intercept. Revenues from the Default Management Services segment and the Information Services segment increased $42.0 million and $75.0 million, respectively, in 2004 as compared to 2003, primarily due to organic growth of these businesses. These increases were offset by a $180.9 million decrease in revenues in the Lender Services segment in 2004 as compared to 2003, due primarily to the reduced refinance activities during 2004 as compared to 2003, which resulted in lower revenues from FIS’s automated process for performing title agency services that was launched in 2003 and is referred to below. The increase of $1,211.2 million, or 195.4%, in 2003 as compared to 2002 was primarily due to acquisitions made in 2003. Revenues from the Financial Institution Software and Services segment increased $697.3 million, primarily relating to $678.2 million that was contributed by the April 1, 2003, acquisition of FI and other smaller acquisitions. Revenues from the Lender Services segment increased $282.5 million, with a majority of the increase resulting primarily from revenues attributable to the launch in 2003 of a new automated process for performing title agency services in connection with loan refinancings for borrowers meeting specific criteria, which contributed $188.7 million in revenue in 2003. Revenues from the Default Management Services segment increased $59.9 million primarily due to growth in this line of business due to increased market share in 2003 in part because of new customer relationships that were developed with customers of the Financial Institution

Software and Services segment. Revenues from the Information Services segment increased $173.9 million in 2003, primarily resulting from acquisitions made in 2003 and 2002, which contributed $121.3 million to the increase, and growth in the other businesses included in this segment which contributed $52.6 million to the increase.

Cost of Revenues

Cost of revenues includes all direct costs associated with or costs allocated by the operating units to the specific services performed. These include data processing costs, professional fees, certain payroll costs for operating personnel and amortization of other intangible assets such as customer relationships and contracts and computer software along with other operating expenses.

Cost of revenues were $1,525.2 million, $1,101.6 million and $379.5 million in 2004, 2003 and 2002, respectively. The increase of $423.6 million in 2004 was due to an increase of $412.9 million in the Financial Institution Software and Services segment primarily attributable to the full year of results for the 2003 acquisitions of FI and Webtone, along with the 2004 acquisitions of Aurum, Sanchez, Kordoba and Intercept. Increases during 2004 in the Default Management Services segment of $44.9 million and in the Information Services segment of $17.3 million were offset by a decrease of $53.9 million in the Lender Services segment due to decreased refinance activity as noted above. The increase of $722.1 million in 2003 was due to an increase of $472.8 million in the Financial Institution Software and Services segment primarily as a result of the FI acquisition on April 1, 2003, an increase of $104.8 million in the Lender Services segment as a result of the launch in 2003 of a new automated process for performing title agency services mentioned above, an increase of $44.8 million in the Default Management Services segment resulting primarily from the corresponding growth in revenues, and an increase of $102.0 million in Information Services resulting from increased revenues. Included in total cost of revenues for 2004, 2003 and 2002 were depreciation and amortization costs of $197.9 million, $120.4 million and $15.0 million, respectively.

Gross Profit

Gross profit was $806.4 million, $729.4 million and $240.2 million in 2004, 2003 and 2002, respectively. As a percentage of revenue, gross profit was 34.6%, 39.8% and 38.8% in 2004, 2003 and 2002, respectively. Reduced revenue from the Lender Services segment, which typically has higher margins than the other FIS business segments, contributed to this decrease in consolidated gross profits in 2004 as compared to 2003 and 2002. High revenue growth and higher gross profit margins in the Lender Services segment in 2003 were a factor in the increase in the combined gross profit percentage in that year over 2002.

Selling, General and Administrative Costs

Selling, general and administrative costs were $432.3 million, $331.8 million and $144.8 million in 2004, 2003 and 2002, respectively. In the Financial Institution Software and Services segment these costs increased $64.8 million in 2004 as compared to 2003, primarily due to the acquisitions noted above. The majority of the increase in 2003 of $187.0 million as compared to 2002 was related to the acquisition of FI in 2003. As a result, the Financial Institution Software and Services segment experienced an increase in selling, general and administrative costs of $77.8 million. Also, selling, general and administrative costs increased $32.1 million, $9.6 million and $50.1 million in the Lender Services, Default Management Services, and Information Services segments, respectively, in 2003 as compared to 2002. As a percentage of revenue, total selling, general and administrative costs were 18.5%, 18.1% and 23.4% in 2004, 2003 and 2002, respectively. The decrease in 2003 was primarily due to the FI acquisition, a business in which selling, general and administrative costs were 11.1% of revenues. Included in total selling, general and administrative costs for 2004, 2003 and 2002 were depreciation and amortization costs of $40.5 million, $23.6 million and $3.6 million, respectively.

Research and Development Costs

Research and development costs were $74.2 million and $38.3 million in 2004 and 2003, respectively, and relate exclusively to the Financial Institution Software and Services segment. Because FIS did not acquire the businesses that make up almost all of the Financial Institution Software and Services segment until 2003, there were no research and development costs in 2002. These costs relate primarily to the planning and management of product enhancement and integration efforts. FIS expects to continue research and development efforts and as these businesses grow its total expenses should increase.

Operating Income

Operating income totaled $299.8 million, $359.3 million and $95.5 million in 2004, 2003 and 2002, respectively. Operating income was 12.9%, 19.6% and 15.4% of total revenues in 2004, 2003 and 2002, respectively. The decrease in operating income as a percentage of total revenues in 2004 is consistent with the decrease in gross profit percentage resulting from the large decrease in activity in the Lender Services segment in 2004 as compared to 2003.

Other Income (Expense)

Other income (expense) consists of interest and investment income, interest expense and gains and losses on the issuance of subsidiary stock. Other income (expense) consisted of income of $14.9 million in 2004, expense of $3.7 million in 2003 and income of $10.1 million in 2002. The gain of $14.9 million in 2004 included a gain of $15.7 million relating to FIS’s investment in warrants of Covansys Corporation, a publicly-traded company. Subsequent to December 31, 2004, FIS amended the terms of the Covansys warrants to add a mandatory holding period subsequent to the exercise of the warrants and to eliminate a cashless exercise provision available to FIS. Following these amendments, the accounting for the warrants is governed by the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and thus future changes in fair value of the warrants will be recognized in equity through other comprehensive earnings (loss). Gain (loss) on sales or issuances of subsidiary stock represents the accounting for stock issuances by less than wholly owned entities. FIS’s accounting policy is to recognize the incremental increase or decrease in its ownership interest in the underlying equity of its subsidiaries as gains or losses in the combined statements of earnings in accordance with Staff Accounting Bulletin Topic 5.H. These stock issuances consisted of transactions in which shares were issued by Fidelity National Information Solutions, Inc., or FNIS, a publicly-traded company which was majority owned by FNF until September 30, 2003, related to acquisitions and stock option exercises. These transactions resulted in FIS recording a loss of $3.6 million and a gain of $11.1 million in 2003 and 2002, respectively. The loss in 2003 was primarily the result of option exercises which lowered FIS’s ownership percentage. The gain of $11.1 million in 2002 was primarily the result of an acquisition in which shares were issued at a value in excess of the average book value of shares FIS owned. Since FNF acquired the minority interest in FNIS it did not already own on September 30, 2003, there were no gains or losses in 2004 relating to this investment.

Income Tax Expense

FIS recorded $118.3 million, $138.0 million and $39.4 million in income tax expense for 2004, 2003 and 2002, respectively. This resulted in an effective income tax rate in the historical financial results of 37.6%, 38.8% and 37.3% for 2004, 2003 and 2002, respectively. The provision for income taxes is calculated as though FIS were a stand-alone taxpaying entity during the annual periods presented.

Minority Interest Expense

Minority interest expense relates to non-wholly owned entities, the results of operations of which are combined with the FIS results. Minority interest expense was $3.7 million, $14.5 million and $8.4 million in

2004, 2003 and 2002, respectively, and related primarily to the acquisition of Kordoba in 2004 and to FNIS in 2003 and 2002. In September 2003, FNF acquired the outstanding minority interest in FNIS it did not already own.

Segment Results of Operations

FIS measures the performance of its operating segments based on contribution to combined operating income. Operating income includes only those revenues and expenses directly attributable to the operating segments.

Financial Institution Software and Services

	Financial Institution Software and Services
	Year ended December 31,
	2004	2003	2002
	(In thousands)
Processing and services revenues	$1,269,068	$701,246	$3,922
Cost of revenues	886,641	473,760	935
Gross profit	382,427	227,486	2,987
Selling, general and administrative costs	142,855	78,083	327
Research and development costs	74,214	38,345	—
Operating income	$165,358	$111,058	$2,660

Revenues from the financial institution software and services segment were $1,269.1 million, $701.2 million, and $3.9 million in 2004, 2003 and 2002, respectively. The $567.9 million increase in revenues in 2004 compared with 2003 relates primarily to recording a full year of revenues from FI and Webtone, which were acquired in 2003, and the 2004 acquisitions of Aurum, Sanchez, Kordoba and InterCept, along with a few smaller acquisitions. Revenues in 2004 include $988.8 million from FI and Webtone while 2003 includes $674.5 million of revenue from FI and Webtone. The 2004 acquisitions of Aurum, Sanchez, Kordoba and InterCept and other smaller acquisitions contributed $219.1 million of the increase in 2004 compared with 2003. Revenues from the Financial Institution Software and Services segment in 2003 were $701.2 million and were attributable to revenues from the acquisitions of FI and Webtone during that year. The 2002 revenues related to a previously owned business that is included in this reporting segment.

Cost of revenues relating to the Financial Institution Software and Services segment were $886.6 million, $473.8 million, and $0.9 million in 2004, 2003 and 2002, respectively. The increase of $412.9 million in 2004 over the 2003 amount was attributable to the 2004 acquisitions along with the impact of including a full year of results from the 2003 acquisitions. The increase of $472.8 million in 2003 over the 2002 amount was primarily attributable to the 2003 acquisitions. Major categories in cost of revenues within this segment are salaries, data processing costs and amortization of intangible assets such as customer lists and acquired contracts. Salaries are more significant in this business segment as compared to FIS’s other business segments primarily due to the fact that these businesses provide outsourcing, facilities management and software implementations and support services, which require many skilled employees with a technology background. Gross profit was $382.4 million and $227.5 million in 2004 and 2003 or 30.1% and 32.4% of revenues, respectively.

Selling, general and administrative costs were $142.9 million, $78.1 million and $0.3 million in 2004, 2003 and 2002, respectively. The increase of $64.8 million in 2004 over the 2003 amount was attributable to the 2004 acquisitions along with the impact of including a full year of results from the 2003 acquisitions. As a percentage of revenues these costs were 11.3% and 11.1% in 2004 and 2003, respectively. The significant increase in selling, general and administrative costs in 2003 was due to the acquisition of FI on April 1, 2003.

Research and development costs were $74.2 million and $38.3 million in 2004 and 2003 respectively. These costs primarily relate to the planning and management of product enhancement and integration efforts.

Operating income from the Financial Institution Software and Services segment was $165.4 million and $111.1 million in 2004 and 2003, respectively and was approximately 13.0% and 15.8% of total segment revenues.

Lender Services

	Lender Services
	Year ended December 31,
	2004	2003	2002
	(In thousands)
Processing and services revenues	$187,836	$368,699	$86,191
Cost of revenues	91,510	145,455	40,680
Gross profit	96,326	223,244	45,511
Selling, general and administrative costs	20,458	42,448	10,348
Operating income	$75,868	$180,796	$35,163

Revenues from the Lender Services segment were $187.8 million, $368.7 million and $86.2 million in 2004, 2003 and 2002, respectively. The decrease in 2004 of $180.9 million was primarily the result of decreased revenues from FIS’s automated process for performing title agency services in connection with loan refinancings for borrowers who meet specified criteria in 2004 as compared to 2003. The increase in 2003 of $282.5 million compared to 2002 was primarily attributable to the successful launch of that automated process. FIS earned $188.7 million in revenues from this automated process in 2003, benefiting from the favorable interest rate environment that contributed to a large volume of refinance activity, while only earning $57.6 million from business using this process in 2004. The 2003 increase was also attributable to the acquisition of LSI in 2003.

Although the current MBA forecast for mortgage originations in 2006 is $2.5 trillion, the relatively higher interest rates this year have led to a decrease in refinancing activities that may continue as rates stay the same or rise higher. Higher interest rates may also adversely affect levels of home sales. FIS expects that current interest rate levels and any future increase in interest rates will most likely result in lower levels of mortgage originations in 2006 than in 2005 or 2004. These higher interest rates are likely to have more seasonal impacts on FIS’s revenues in 2005 and 2006, with the greatest volume of real estate activity occurring in the spring and summer months.

Cost of revenues for the Lender Services segment was $91.5 million, $145.5 and $40.7 million in 2004, 2003 and 2002, respectively. The 2004 decrease was also primarily the result of decreased revenues from the automated process product discussed above. The increase in 2003 was primarily correlated with the increase in revenues during that period. Gross profit as a percentage of revenues was 51.3%, 60.5% and 52.8% in 2004, 2003 and 2002, respectively. The respective decrease and increase of gross profit in 2004 and 2003 was due to volume of revenues from the automated process for which FIS is able to earn significantly higher margins.

Selling, general and administrative costs in the Lender Services segment were $20.5 million, $42.4 million and $10.3 million in 2004, 2003 and 2002, respectively and were 10.9%, 11.5% and 12.0% of revenues in each of those periods respectively.

Operating income for the Lender Services segment was $75.9 million, $180.8 million and $35.2 million in 2004, 2003 and 2002, respectively. Operating income was 40.4%, 49.0% and 40.8% of total segment revenues in 2004, 2003 and 2002, respectively. The decrease in 2004 as compared to 2003 and the increase in 2003 as compared to 2002 was due to the higher margins and higher volumes from the automated process for title agency services due to the high level of refinancings during 2003.

Default Management Services

	Default Management Services
	Year ended December 31,
	2004	2003	2002
	(In thousands)
Processing and services revenues	$232,132	$190,107	$130,250
Cost of revenues	182,571	137,634	92,816
Gross profit	49,561	52,473	37,434
Selling, general and administrative costs	33,631	28,585	18,963
Operating income	$15,930	$23,888	$18,471

Revenues from the Default Management Services segment were $232.1 million, $190.1 million and $130.3 million in 2004, 2003 and 2002, respectively. Increases in revenue from Default Management Services in 2004 and 2003 resulted from organic growth of these lines of business in part due to increased market share and new customer relationships developed with customers of the Financial Institution Software and Services segment. Revenues increased in 2003 as compared to 2002 notwithstanding that overall national levels of defaults declined slightly in 2003 as compared to 2002, according to the Mortgage Bankers Association.

Cost of revenues for the Default Management Services segment were $182.6 million, $137.6 million and $92.8 million in 2004, 2003 and 2002, respectively. Gross profit as a percentage of revenues was 21.4%, 27.6% and 28.7% in 2004, 2003 and 2002, respectively. The decrease in 2004 gross profit as a percentage of revenue was due to the fact that much of the revenue growth related to increased market share in certain lines of business within this segment, such as asset management services, field services and posting and publishing services, that have lower margins. FIS's higher margin services in this segment are technology-based and require a longer introduction period with new customers gained through recent market share growth.

Selling, general and administrative costs in the Default Management Services segment were $33.6 million, $28.6 million and $19.0 million in 2004, 2003 and 2002, respectively. The year over year increases relate to an increase in the level of support services these businesses needed as they grew in size.

Operating income for this segment was $15.9 million, $23.9 million and $18.5 million in 2004, 2003 and 2002, respectively. Operating income was 6.9%, 12.6% and 14.2% of total segment revenues in 2004, 2003 and 2002, respectively. The decrease in operating margin was also due to the fact that much of the revenue growth was from lines of business with lower margins.

Information Services

	Information Services
	Year ended December 31,
	2004	2003	2002
	(In thousands)
Processing and services revenues	$648,317	$573,272	$399,360
Cost of revenues	364,452	347,120	245,078
Gross profit	283,865	226,152	154,282
Selling, general and administrative costs	166,121	142,948	92,814
Operating income	$117,744	$83,204	$61,468

Revenues from the Information Services segment were $648.3 million, $573.3 million and $399.4 million in 2004, 2003 and 2002, respectively. Revenues from the Information Services segment generally trend closely with the level of real estate activity in the marketplace, which is influenced among other things by interest rates. Revenues from this segment have benefited from the increased levels of real estate activity over the past few years due partially to the favorable interest rate environment. The 2004 increase in revenue of $75.0 million or 13.1% resulted primarily from increased activity at some of FIS’s appraisal and valuation businesses in 2004. The 2003 increase in revenues of $173.9 million resulted primarily from acquisitions made in 2003 and 2002, which contributed $121.3 million to the increase, and growth in the other businesses included in this segment which contributed $52.6 million to the increase.

Cost of revenues for the Information Services segment was $364.5 million, $347.1 and $245.1 million in 2004, 2003 and 2002, respectively. The increases in 2004 and 2003 were primarily correlated with the increase in revenues resulting from acquisitions and the increased levels of real estate activity as mentioned above. Gross profit as a percentage of revenues was 43.8%, 39.4% and 38.6% in 2004, 2003 and 2002, respectively.

Selling, general and administrative costs in the Information Services segment were $166.1 million, $142.9 million and $92.8 million in 2004, 2003 and 2002, respectively. These increases are indicative of the overall support services that need to be provided to these businesses as they grew substantially from 2002 to 2004.

Operating income for the Information Services segment was $117.7 million, $83.2 million and $61.5 million in 2004, 2003 and 2002, respectively. Operating income was 18.2%, 14.5% and 15.4% of total segment revenues in 2004, 2003 and 2002, respectively.

Corporate and Other

Corporate and Other consists primarily of corporate overhead charges which for the historical combined financial statements includes FNF expenses allocated on a historical basis to FIS’s operations. Selling, general and administrative costs from the Corporate and Other segment consist of FNF costs that have been allocated to FIS from FNF. Selling, general and administrative costs were $75.1 million, $39.7 million and $22.3 million in 2004, 2003 and 2002, respectively. The increase in selling, general and administrative costs in 2004 and 2003 was primarily attributable to the growth of FIS’s businesses both organically and through acquisition and the amount of time and costs that management of FNF has incurred on behalf of these businesses allocated to FIS on the basis that is considered by FIS’s management to reflect most fairly or reasonably the utilization of the services provided to or the benefit obtained by these businesses. However, the financial information included herein does not necessarily reflect what these costs would have been had FIS operated as a stand-alone public entity during the periods covered, and may not be indicative of FIS’s future results of operations or financial position.

Comparisons of Nine Months ended September 30, 2005 and 2004

Combined Results of Operations

	Nine Months ended September 30,
	2005	2004
Processing and services revenues	$2,058,402	$1,656,531
Cost of Revenues	1,331,373	1,057,319
Gross Profit	727,029	599,212
Selling, general and administrative costs	312,921	309,120
Research and development costs	85,784	46,439
Operating income	328,324	243,653
Other Income (expense):
Interest income	4,826	772
Interest expense	(87,357)	(618)
Other income (expense)	(2,391)	8,387
Total other income (expense)	(84,922)	8,541
Earnings before income taxes and minority interest	243,402	252,194
Income tax expense	90,546	95,326
Equity in earnings (loss) of unconsolidated entities	4,379	139
Minority interest expense	6,171	2,001
Net earnings	$151,064	$155,006
Pro forma net earnings per share (basic and diluted)	$0.76	$0.78
Pro forma weighted average shares outstanding	200,000	200,000

Revenues

Total revenues were $2,058.4 million and $1,656.5 million in the nine months ended September 30, 2005 and 2004, respectively. The increase of $401.9 million or 24.3% was due primarily to the inclusion of revenues from the acquisitions of Kordoba and InterCept made during the second half of 2004 and a full nine months of revenues from the operations of Sanchez and Aurum acquired during the first nine months of 2004. The Financial Institution Software and Services segment contributed $348.6 million of the increase in revenues in the 2005 period. The Lender Services segment revenues decreased $23.7 million in the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. Revenues from Default Management Services decreased $6.2 million in the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. Revenues from the Information Services segment increased $97.8 million in the 2005 period as compared to 2004.

Cost of Revenues

Cost of revenues were $1,331.3 million and $1,057.3 million for the nine months ended September 30, 2005 and 2004, respectively. The increase of $274.0 million is primarily the result of the acquisitions in the Financial Institution Software and Services Segment during 2004 as cost of revenues in this segment increased $252.1 million as compared to the prior year period. An increase in cost of revenues in the Lender Services segment of $13.1 million results from the impairment of intangible assets relating to customer intangibles recorded by that segment. The increase includes an increase in the Information Services segment of $20.9 million partially offset by a decrease of $12.0 million in the Default Management Services segment which had a corresponding decrease in revenues. Included in total cost of revenues for the nine months ended September 30, 2005 and 2004 were depreciation and amortization costs of $185.4 million and $130.3 million, respectively.

Gross Profit

Gross profit as a percentage of revenues was 35.3% and 36.1% for the nine months ended September 30, 2005 and 2004, respectively. The decrease in profit margin is the result of lower revenues from the higher margin automated title agency services business within the Lender Services segment, combined with the impairment of the intangible assets referred to above.

Selling, General and Administrative Costs

Selling, general and administrative costs were $312.9 million and $309.1 million for the nine months ended September 30, 2005 and 2004, respectively. The increase of $3.8 million is primarily related to the acquisitions in the Financial Institution Software and Services Segment during 2004 as selling, general and administrative costs in this segment increased $5.5 million in the 2005 period as compared to the prior year period. Included in total selling, general and administrative costs for the nine months ended September 30, 2005 and 2004 were depreciation and amortization costs of $35.0 million and $29.7 million, respectively.

Research and Development Costs

Research and development costs in the Financial Institution Software and Services segment for the nine months ended September 30, 2005 and 2004 were $85.8 million and $46.4 million, respectively. The increase in the 2005 period is primarily attributable to planning and management of enhancement and integration efforts related to acquired product lines from the 2004 acquisitions.

Operating Income

Operating income totaled $328.3 million and $243.7 million for the nine months ended September 30, 2005 and 2004, respectively. Operating income was 16.0% and 14.7% of total revenue in the 2005 and 2004 periods, respectively.

Interest expense

Interest expense was $87.4 million and $0.6 million for the nine months ended September 30, 2005 and 2004, respectively. The increase in the 2005 period relates to interest expense on the borrowings incurred as part of the recapitalization transaction completed during the first quarter of 2005.

Income Tax Expense

FIS recorded income tax expense of $90.5 million and $95.3 million for the nine months ended September 30, 2005 and 2004, respectively. This resulted in an effective tax rate in the historical financial results of 37.2% and 37.8% for the 2005 and 2004 periods, respectively.

Minority Interest Expense

Minority interest expense was $6.2 million and $2.0 million for the nine months ended September 30, 2005 and 2004, respectively. Minority interest expense increased as a result of the 74.9% interest in Kordoba acquired in September 2004. On September 30, 2005, FIS acquired the remaining 25.1% interest in Kordoba and thus will not recording minority interest expense relating to this investment in the future.

Segment Results of Operations

Financial Institution Software and Services

	Financial Institution
	Software and Services
	Nine Months ended September 30,
	2005	2004
	(Unaudited)
	(In thousands)
Processing and services revenues	$1,212,520	$863,968
Cost of revenues	838,100	586,022
Gross profit	374,420	277,946
Selling, general and administrative costs	117,741	112,244
Research and development costs	85,784	46,439
Operating income	$170,895	$119,263

Revenues in the Financial Institution Software and Services segment are from two main lines of business, financial institution processing and mortgage loan processing. FIS’s financial institution processing revenues have grown significantly over the last two years due to the fact that most of its acquisitions since the initial acquisition of Alltel were in this area, while FIS’s mortgage loan processing business primarily relates to the business that came with the acquisition of Alltel, in which FIS has a significant market share. Revenues from the Financial Institution Software and Services segment were $1,212.5 million and $864.0 million for the nine months ended September 30, 2005 and 2004, respectively. The increase of $348.6 million in the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004, was primarily attributable to the acquisitions of Kordoba and Intercept during the second half of 2004 and the inclusion of a full period for the acquisitions of Sanchez and Aurum in the first half of 2004. The 2005 period includes $411.3 million of revenue from these acquisitions, while the nine months ended September 30, 2004, only included $124.9 million, the results of Sanchez and Aurum from their acquisition dates through September 30, 2004. Other smaller acquisitions made in 2004 contributed $17.1 million of the increase in the 2005 period. Finally, organic growth in revenues relating to business lines owned in both the entire 2005 and 2004 periods resulted primarily from gaining new customers and contributed an additional $45.1 million to the increase. Mortgage loan processing contributed $19.8 million of this organic growth while financial institution processing contributed $25.3 million.

Cost of revenues relating to the Financial Institution Software and Services segment was $838.1 million and $586.0 million for the nine months ended September 30, 2005 and 2004, respectively. The increase in the 2005 period is also primarily attributable to the inclusion of a full nine months of costs relating to the 2004 acquisitions as compared to the 2004 period which only includes six months of results from Sanchez and Aurum. Primary components of cost of revenue for this segment include personnel costs, data processing costs and amortization costs relating to customer intangibles, contracts and computer software acquired in the various acquisitions. Gross profit as a percentage of revenues was 30.9% and 32.1% for the nine month periods ending September 30, 2005 and 2004.

Selling, general and administrative costs in the Financial Institution Software and Services segment for the nine months ended September 30, 2005 and 2004 were $117.7 million and $112.2 million, respectively. The increase in the 2005 period is also primarily attributable to the inclusion of a full nine months of costs relating to the 2004 acquisitions as compared to the 2004 period which only includes six months of results from Sanchez and Aurum.

Research and development costs in the Financial Institution Software and Services segment for the nine months ended September 30, 2005 and 2004 were $85.8 million and $46.4 million, respectively. The increase in the 2005 period is primarily attributable to planning and management of enhancement and integration efforts related to acquired product lines from the 2004 acquisitions.

Operating income from the Financial Institution Software and Services segment was $170.9 million and $119.3 million in the nine months ended September 30, 2005 and 2004, respectively, and was approximately 14.1% of total revenues in the 2005 period and 13.8% in the 2004 period.

Lender Services

	Lender Services
	Nine Months ended
	September 30,
	2005	2004
	(Unaudited)
	(In thousands)
Processing and services revenues	$124,437	$148,136
Cost of revenues	83,004	69,893
Gross profit	41,433	78,243
Selling, general and administrative costs	14,955	10,677
Operating income	$26,478	$67,566

Revenues from the Lender Services segment were $124.4 million and $148.1 million in the nine months ended September 30, 2005 and 2004, respectively. The decrease in revenues in the 2005 period is primarily related to lower revenues from the automated process for providing title agency services, due to increased mortgage interest rates which in turn reduced refinancing transactions in 2005 as compared to 2004.

Cost of revenues for the Lender Services segment in the nine months ended September 30, 2005 and 2004 was $83.0 million and $69.9 million, respectively. The increase results partially from an impairment charge relating to customer relationships of $9.3 million relating to the loss of three customers during the first nine months of 2005. Gross profit as a percentage of revenues was 33.3% and 52.8% for the nine months ended September 30, 2005 and 2004. The decrease in gross profit as a percentage of revenue is due to the fact that when there are high volumes of refinance activity as in the 2004 period, revenue for this business increases at a significantly higher rate than the respective costs.

Selling, general and administrative costs relating to the Lender Services segment for the nine months ended September 30, 2005 and 2004 were $15.0 million and $10.7 million, respectively.

Operating income for the Lender Services segment was $26.5 million and $67.6 million for the nine months ended September 30, 2005 and 2004, respectively. Operating income was 21.3% and 45.6% of revenues for the 2005 and 2004 periods, respectively, similar to the change in gross profit.

Default Management Services

	Default Management
	Services
	Nine Months ended
	September 30,
	2005	2004
	(Unaudited)
	(In thousands)
Processing and services revenues	$169,202	$175,407
Cost of revenues	126,338	138,376
Gross profit	42,864	37,031
Selling, general and administrative costs	23,704	23,814
Operating income	$19,160	$13,217

Revenues from Default Management Services were slightly lower than the prior year at $169.2 million and $175.4 million for the nine months ended September 30, 2005 and 2004, respectively.

Cost of revenues for Default Management Services in the nine months ended September 30, 2005 and 2004 was $126.3 million and $138.4 million, respectively. Gross profit as a percentage of revenues was 25.3% and 21.1% for the nine months ended September 30, 2005 and 2004. While revenues have decreased due to less reliance on third party services, margins have improved. FIS believes that increases in interest rates are just now beginning to increase the overall level of defaults which may be reflected through higher revenues and profits in this segment in future periods.

Selling, general and administrative costs relating to the Default Management Services segment for the nine months ended September 30, 2005 and 2004 were $23.7 million and $23.8 million, respectively.

Operating income for Default Management Services was $19.2 million and $13.2 million for the nine months ended September 30, 2005 and 2004, respectively. Operating income was 11.3% and 7.5% of revenues for the 2005 and 2004 periods, respectively.

Information Services

	Information Services
	Nine Months ended
	September 30,
	2005	2004
	(Unaudited)
	(In thousands)
Processing and services revenues	$571,441	$473,565
Cost of revenues	283,931	263,028
Gross profit	287,510	210,537
Selling, general and administrative costs	125,068	119,623
Operating income	$162,442	$90,914

Revenues from the Information Services segment were $571.4 million and $473.6 million in the first nine months of 2005 and 2004, respectively. The increase of 20.7% in revenues in 2005 was primarily from increases in sales of valuation services and real estate tax services, resulting from increased market share in a strong real estate cycle. Although the current MBA forecast for mortgage originations in 2006 is $2.5 trillion, the relatively higher interest rates this year have led to a decrease in refinancing activities that may continue as rates stay the same or rise higher. Higher interest rates may also adversely affect levels of home sales. FIS expects that current interest rate levels and any future increase in interest rates will most likely result in lower levels of mortgage originations in 2006 than in 2005 or 2004.

Cost of revenues relating to the Information Services segment in the first nine months of 2005 and 2004 was $283.9 million and $263.0 million, respectively, an increase of $20.9 million or 7.9%. Gross profit as a percentage of revenues was 50.3% and 44.1% for the nine months ended September 30, 2005 and 2004, respectively. The increase in gross profits relates primarily to growth in FIS’s valuation and appraisal services which have grown in market share and benefitted from the continued strong real estate cycle. FIS also benefitted from synergies realized from acquisitions made during earlier periods which are now fully integrated.

Selling, general and administrative costs relating to the Information Services segment in the first nine months of 2005 and 2004 was $125.1 million and $119.6 million, respectively.

Operating income for the Information Services segment was $162.4 million and $90.9 million in the nine months ended September 30, 2005 and 2004, respectively. Operating income was 28.4% and 19.1% of revenues in the 2005 and 2004 periods, respectively.

Corporate and Other

Selling, general and administrative costs from the Corporate and Other segment consist of corporate overhead costs that have been allocated from FNF or incurred directly by FIS. Selling, general and administrative costs were $50.7 million and $47.3 million in the 2005 and 2004 periods, respectively.

Selected Quarterly Financial Data

	Three Months ended
	March 31,	June 30,	September 30,	December 31,
	(Unaudited)
	(In thousands)
2005
Processing and services revenues	$651,580	$708,713	$698,109
Earnings before income taxes and minority interest	75,066	79,550	88,786
Net earnings	44,596	48,576	57,892
2004
Processing and services revenues	$510,717	$582,782	$563,032	$674,996
Earnings before income taxes and minority interests	72,680	85,689	93,825	62,546
Net earnings	44,200	51,693	59,113	34,410

Liquidity and Capital Resources

Cash Requirements

FIS’s cash requirements include cost of revenues, selling, general and administrative costs, income taxes, debt service payments, capital expenditures, systems development and business acquisitions. Its principal sources of funds are cash generated by operations and borrowings.

FIS believes that the cash requirements of the combined company over the next year will be met by a combination of cash on hand, cash generated by operations, and borrowings. The closing of the merger will trigger cash requirements in addition to those of the ordinary operations of the combined company. These requirements will include the payment of the special dividend, in an aggregate amount of approximately $235 million, as well as transaction costs and severance and relocation costs. FIS expects to borrow approximately $100 million under its $400 million revolving credit facility described below to fund part of these costs, and to pay the remainder using available cash on hand. FIS currently estimates that as of the closing of the merger, after taking into account such payments, the combined company will have a cash balance of approximately $160 million to $200 million. Of this amount, a majority will consist of cash in international operations and other cash, such as cash used in Certegy's ATM operations, that is not available for uses such as debt repayments and acquisitions. Although the combined company's cash available for such uses at the time of closing will therefore likely be under $100 million, in the ordinary course the businesses of the combined company generate significant positive cash flow from operations. FIS expects cash flow from combined operations over the twelve months following the merger will be sufficient to fund operating cash requirements, repay debt under the Revolver and replenish the combined company's cash on hand, absent any unusual circumstances such as acquisitions or adverse changes in the business environment. The statements made in this paragraph are forward-looking and are subject to the risks and uncertainties referred to in "Warning about Forward-Looking Statements" and "Risk Factors."

Capital Expenditures

FIS’s principal capital expenditures are for computer software and additions to property and equipment. In 2004, FIS began the development work to implement changes to its core bank processing and mortgage processing software required to keep pace with the marketplace and the requirements of its customers. In addition to amounts already spent, FIS expects to spend approximately $60 million over the next few years on this development of its mortgage servicing platform. With respect to the core banking software, during 2005 FIS expects to spend approximately $56.0 million on development, enhancements and integration projects. FIS expects to capitalize a portion of those expenditures. FIS anticipates that currently planned development work will take two to three years to complete.

Financing

On March 9, 2005, FIS completed a recapitalization. FIS entered into $3.2 billion in senior credit facilities consisting of an $800.0 million Term Loan A facility, a $2.0 billion Term Loan B facility (collectively, The “Term Loan Facilities”) and a $400.0 million revolving credit facility (the “Revolver”) with a consortium of lenders led by Bank of America. FIS fully drew upon the entire $2.8 billion in Term Loan Facilities to consummate the recapitalization. FIS used proceeds from the loans to repay the outstanding principal and interest on a $2.7 billion note it previously issued as a dividend to FNF. The remainder will be used for general corporate purposes. Revolving credit borrowings and Term A Loans bear interest at a floating rate, which is, at FIS’s option, either the British Bankers Association LIBOR or base rate plus, in both cases, an applicable margin, which is subject to adjustment based on the senior secured leverage ratio of FIS. The Term B Loans bear interest at either the British Bankers Association LIBOR plus 1.75% per annum or, at FIS’s option, a base rate plus 0.75% per annum. FIS may choose one month, two month, three month, six month, and to the extent available, nine month or one year LIBOR, which then applies for a period of that duration. Interest is due at the end of each interest period, provided for LIBOR loans that exceed three months, the interest is due three months after the beginning of such interest period. The Term Loan A matures in March, 2011, the Term Loan B in March, 2013, and the Revolver in March, 2011. The Term Loan Facilities are subject to quarterly amortization of principal in equal installments of .25% of the original principal amount with the remaining balance payable at maturity. As a result of these scheduled repayments, the aggregate principal balance of the Term Loan Facilities is now $2.64 billion. In addition to the scheduled amortization, and with certain exceptions, the Term Loan Facilities are subject to mandatory prepayment from excess cash flow, issuance of additional equity and debt and sales of certain assets. Voluntary prepayments of both the Term Loan Facilities and revolving loans and commitment reductions of the revolving credit facility are permitted at any time without fee upon proper notice and subject to minimum dollar requirements and payment of any LIBOR breakage charges if applicable.

The new credit facilities contain affirmative, negative, and financial covenants customary for financings of this type, including, among other things, limits on the creation of liens, limits on the incurrence of indebtedness, restrictions on investments and dispositions, limitations on dividends and other restricted payments and capital expenditures, a minimum interest coverage ratio, and a maximum secured leverage ratio. These financial covenants in the credit agreement include restrictions on the amount of indebtedness that FIS is allowed to incur during the existence of the credit facilities. Except in specified circumstances, subordinated and permitted senior indebtedness are not to exceed an aggregate amount of $100 million. FIS is also required to keep its senior secured leverage ratio at stated ratios for each fiscal quarter beginning with 5.35:1 in the third quarter of 2005 and eventually being reduced to 2.75:1 by the fourth quarter of 2012. The credit facility also calls for FIS to have interest coverage ratios for each fiscal quarter that are not less than 2.75:1 in the third quarter of 2005 and eventually rising to 4.25:1 by the fourth quarter of 2012. FIS is also restricted in the amount of capital expenditures that it can make for any fiscal year. Capital expenditures cannot exceed $200 million for the fiscal year ending in 2005, with the amount allowed eventually rising to $250 million by the fiscal year ending in 2010. If FIS does not spend $200 million in capital expenditures in any given fiscal year, the amount of difference may be carried forward and used over the next two fiscal years. The credit agreement includes customary events of default for facilities of this type (with customary grace periods, as applicable) and provides that, upon the occurrence of an event of default, the interest rate on all outstanding obligations will be increased and payments of all outstanding loans may be accelerated and/or the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the credit agreement shall automatically become immediately due and payable, and the lenders’ commitments will automatically terminate. Upon completion of the merger, Certegy will become a co-borrower and certain of its material subsidiaries will become guarantors under these credit facilities. As a result, the combined company will become subject to the covenants under those facilities.

On March 9, 2005, FIS used proceeds from the Term Loans to repay all outstanding principal and interest on a $2.7 billion principal amount promissory note that it distributed to FNF as a dividend on March 8, 2005. On March 9, 2005, FIS also completed its minority interest sale, in which it issued common shares representing a 25% interest in FIS to an investor group for $500 million. FIS used the proceeds of that issuance and the remaining Term Loan proceeds to retire its former revolving credit facility, as described below, and pay expenses relating to the recapitalization and the minority interest sale. These expenses totaled $80.4 million, and included certain fees and expenses of the investor group totaling approximately $41 million. The remaining proceeds from the Term Loans and minority interest sale were retained to use for general corporate purposes.

On November 8, 2004, FIS entered into a credit agreement providing for a $500.0 million, 5-year revolving credit facility due November 8, 2009. The facility provided an option to increase the size of the credit facility an additional $100.0 million. This credit agreement bore interest at a variable rate based on leverage and was unsecured. The interest rate under this credit agreement during the time it was outstanding was LIBOR plus 0.50%. In addition, FIS was required to pay a 0.15% commitment fee on the entire facility. On November 8, 2004, FIS drew down approximately $410 million to fund the acquisition of InterCept. On March 9, 2005, FIS repaid this facility with a portion of the net proceeds from its sale of a minority interest in FIS to a group of investors and terminated the agreement.

Following the recapitalization, FIS is highly leveraged. As of September 30, 2005, it is paying interest on the Term Loan Facilities at a rate of one month LIBOR plus 1.5 to 1.75% (5.23-5.48%). At that rate, the annual interest on the remaining $1,861.0 million of debt not swapped into a fixed rate obligation as described below would be $96.3 million. A one percent increase in the LIBOR rate would increase its annual debt service on this portion of the Term Loan Facilities by $18.9 million. The credit rating assigned to the Term Loan Facilities and Revolver by Standard & Poor’s is currently BB.

On April 11, 2005, FIS entered into interest rate swap agreements which have effectively fixed the interest rate at approximately 6.1% through April 2008 on $350 million of the Term Loan B Facility which will effectively fix the payments on this portion of FIS’s debt at $21.4 million per year, and at approximately 5.9% through April 2007 on an additional $350.0 million of the Term Loan B Facility which will effectively fix the payments on this portion of FIS’s debt at $20.7 million per year. The estimated fair value of the cash flow hedges results in an asset of FIS of $2.1 million, as of September 30, 2005 which is included in the accompanying condensed consolidated balance sheet as of September 30, 2005 in prepaid and other current assets and as a component of accumulated other comprehensive earnings, net of deferred taxes.

Contractual Obligations

FIS’s long-term contractual obligations generally include its long-term debt and operating lease payments on certain of its property and equipment. As of September 30, 2005, its required payments relating to long-term contractual obligations are as follows:

	2005	2006	2007	2008	2009	Thereafter	Total
	(In thousands)
Long-term debt	$10,610	$28,000	$28,000	$28,000	$28,000	$2,449,422	$2,572,032
Operating lease payments	9,865	37,684	31,491	25,372	20,642	24,732	149,786
Total contractual obligations	$20,475	$65,684	$59,491	$53,372	$48,642	$2,474,154	$2,721,818

Off-Balance Sheet Arrangements.

FIS does not have any material off-balance sheet arrangements other than operating lease obligation as noted in the table above.

Recent Accounting Pronouncements

In December 2004, the FASB issued FASB Statement No. 123R (“SFAS No. 123R”), “Share-Based Payment,” which requires that compensation cost relating to share-based payments be recognized in the financial statements. During 2003, FIS adopted the fair value recognition provision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), for stock-based employee compensation, effective as of the beginning of 2003. FIS had elected to use the prospective method of transition, as permitted by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS No. 148”). Under this method, stock-based employee compensation cost is recognized from the beginning of 2003 as if the fair value method of accounting had been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002. SFAS No. 123R does not allow for the prospective method, but requires the recording of expense relating to the vesting of all unvested options beginning in the first quarter of 2006. Since FIS adopted SFAS No. 123 in 2003, the impact of recording additional expense in 2006 under SFAS No. 123R relating to options granted prior to January 1, 2003, is not expected to be significant.

Market Risks

Following the recapitalization, FIS is highly leveraged. As of September 30, 2005, it was paying interest on the Term Loan Facilities at a rate of one month LIBOR plus 1.5 to 1.75%, or (5.23-5.48%). At that rate, the annual interest on the remaining $1,861.0 million of debt not swapped into a fixed rate as noted below would be $96.3 million. A one percent increase in the LIBOR rate would increase its annual debt service on the Term Loan Facilities by $18.9 million. The credit rating assigned to the Term Loan Facilities and Revolver by Standard & Poor’s is currently BB.

On April 11, 2005, FIS entered into interest rate swap agreements which have effectively fixed the interest rate at approximately 6.1% through April 2008 on $350 million of the Term Loan B Facility and at approximately 5.9% through April 2007 on an additional $350.0 million of the Term Loan B Facility. The estimated fair value of the cash flow hedges results in an asset of FIS of $2.1 million as of September 30, 2005, which is included in the accompanying condensed consolidated balance sheet as of September 30, 2005 in prepaid and other current assets and as a component of accumulated other comprehensive earnings, net of deferred taxes.

As discussed elsewhere in this proxy statement, the revenues of several of FIS’s lines of business are subject to fluctuations based on movements in mortgage interest rates.

UNAUDITED PRO FORMA COMBINED
FINANCIAL DATA OF CERTEGY AND FIS

The following unaudited pro forma combined financial statements combine Certegy’s historical consolidated balance sheet and statements of continuing operations with those of FIS. The unaudited pro forma combined statements of continuing operations for the year ended December 31, 2004, and the nine months ended September 30, 2005, are presented as if the merger had been completed on January 1, 2004. The unaudited pro forma combined balance sheet as of September 30, 2005, is presented as if the merger had been completed September 30, 2005.

U.S. generally accepted accounting principles require that one of the two companies in the transaction be designated as the acquirer for accounting purposes. FIS has been designated as the accounting acquirer because immediately after the merger its stockholders are expected to hold more than 50% of the common stock of the combined company. As a result, the merger of Certegy and FIS will be accounted for as a reverse acquisition under the purchase method of accounting. Under this accounting treatment, FIS will be considered the acquiring entity and Certegy will be considered the acquired entity for financial reporting purposes. The financial statements of the combined company after the merger will reflect the financial results of FIS on a historical basis, and will include the results of operations of Certegy from the effective date of the merger.

Under the purchase method of accounting, the aggregate consideration paid is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the transaction date. The parties preliminarily estimate that the fair value of the net assets acquired will be lower than the purchase price, and as a result, goodwill will be recorded for the amount that the purchase price exceeds the fair value of the net assets acquired. The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma combined financial statements. Also supplementally included in the combined statements of continuing operations are adjusted pro forma results which give effect to FIS’s 2004 acquisitions of Aurum, Sanchez, Kordoba and InterCept and the additional interest expense incurred in FIS’s recapitalization in March 2005, as if each of such transactions had occurred on January 1, 2004.

In connection with the recapitalization and sale of minority interests by FIS in March 2005, FIS issued to certain employees approximately 14 million options to purchase common stock of FIS at $10.00 per share. The option grants included approximately 7.5 million options which vest on a quarterly basis over 4 or 5 year periods (Time Based Options) and approximately 6.5 million options which vest when certain performance criteria are met (Performance Based Options). At the date of completion of the merger with Certegy, the Time Based Options and Performance Based Options will be converted into options to purchase Certegy common stock with adjustments made to the number of shares available for purchase and the related exercise price to reflect the effects of the exchange ratio of 0.6396. The future effects of these options on the financial statements of the combined company are as follows:

•  At the time of grant, the aggregate fair value of the Time Based Options was determined to be $4.34 per option, or approximately $32.5 million in aggregate. Subsequent to the merger, the compensation expense associated with the Time Based Options will be charged to the statement of operations of the combined company at a rate of approximately $7.2 million per year. FIS began recording this expense on the grant date in its historical results. These amounts have not been reflected in the following unaudited pro forma statements of continuing operations for periods prior to the grant date.

•  The Performance Based Options vest in the event of a change in control or after an initial public offering (as each is defined in the plan under which the options were issued), provided that certain targets related to the public trading value of FIS common stock following such event are met. At the time of grant, the fair value of the Performance Based Options was determined to be $3.74 per option, or approximately $24.5 million in aggregate. Based on the terms of the Performance Based Option agreements, the merger with Certegy will satisfy the initial public offering requirement and, based on the current market value of Certegy common stock, it is expected that the targets related to the public trading value of Certegy common stock will be met within 45 days of the merger. As a result, the aggregate fair value of the Performance Based Options of $24.5 million is expected to be charged to the statement of operations of the combined company within the 45 day period subsequent to the merger (assuming that the merger is completed in mid-January, approximately $21.1 million will be charged to the statement of operations as of the date the merger is completed and the remaining $3.4 million will be charged to the statement of operations over the 45 day period subsequent to such date). These amounts have not been reflected in the following unaudited pro forma combined statements of continuing operations.

These unaudited pro forma combined financial statements should be read in conjunction with Certegy’s historical consolidated financial statements and accompanying notes incorporated by reference in this proxy statement and the historical financial statements and accompanying notes of FIS included elsewhere in this proxy statement. The unaudited pro forma combined financial statements are not necessarily indicative of the results of operations or financial condition of the combined company that would have been reported had the merger been completed as of the dates presented, and are not necessarily representative of the future consolidated results of operations or financial condition of the combined company.

[Tables appear on following pages]

Unaudited Pro Forma Combined Balance Sheet
as of September 30, 2005

(In Thousands)

	Certegy	FIS	Pro Forma Adjustments	Note	Combined Pro Forma
Cash and cash equivalents	$105,261	$181,428	$—		$286,689
Accounts receivable, net	105,576	379,125	—		484,701
Deferred income taxes	2,433	94,076	—		96,509
Prepaid and other current assets	174,902	119,992	—		294,894
Total current assets	388,172	774,621	—		1,162,793
Property and equipment, net	66,197	218,667	—		284,864
Goodwill, net	250,392	1,772,642	1,670,223	(1)(2)(3)(4)	3,693,257
Other intangible assets, net	21,437	537,614	636,063	(1)	1,195,114
Computer software, net	120,009	431,032	18,741	(1)	569,782
Deferred contract costs	15,295	152,992	(15,295)	(1)	152,992
Investment in common stock and warrants of Covansys	—	142,426	—		142,426
Other assets	72,592	32,977	—		105,569
Total assets	$934,094	$4,062,971	$2,309,732		$7,306,797
Accounts payable and other accrued expenses	$106,185	$291,014	$236,368	(2)	$723,978
			25,411	(3)
	—		65,000	(4)	—
Other current liabilities	125,545	255,658	—		381,203
Total current liabilities	231,730	546,672	326,779		1,105,181
Long-term debt	225,864	2,561,422	—		2,787,286
Deferred income taxes	34,901	154,698	243,587	(1)	433,186
Other long-term liabilities	19,652	129,351	—		149,003
Total liabilities	512,147	3,392,143	570,366		4,474,656
Minority interest	—	12,416	—		12,416
Total equity	421,947	658,412	1,739,366	(5)	2,819,725
Total liabilities & equity	$934,094	$4,062,971	$2,309,732		$7,306,797

See accompanying notes to Unaudited Pro Forma Combined Financial Statements

Unaudited Pro Forma Combined Statement of Continuing Operations
for the Nine Months Ended September 30, 2005

(In Thousands, Except Per Share Data)

	Historical Certegy	Pro Forma adjustments		Certegy Pro Forma	FIS	Pro Forma adjustments	Note	Combined Pro Forma	Recapitalization Adjustments	Note	Combined Pro Forma, as adjusted
Total revenue	$ 821,255	$ —		$ 821,255	$ 2,058,402	$ —		$ 2,879,657	$ —		$ 2,879,657
Total cost of revenue	588,755	—		588,755	1,331,373	48,085	(1)	1,967,423	—		1,967,423
						(790)	(2)
Gross profit (loss)	232,500	—		232,500	727,029	(47,295)		912,234	—		912,234
General and administrative	100,751	—		100,751	312,921	(3,208)	(2)	410,464	—		410,464
Research and development costs		—		—	85,784			85,784			85,784
Merger and Acquisition Costs	8,302	(6,589	)(3)	1,713		—		1,713	—		1,713
Income (loss) from operations	123,447	6,589		130,036	328,324	(44,087)		414,273	—		414,273
Interest income (expense) and other	(8,265)	—		(8,265)	(84,922)	—		(93,187)	(21,031)	(8)	(114,218)
Income from continuing operations before tax and minority interest	115,182	6,589		121,771	243,402	(44,087)		321,086	(21,031)		300,055
Provision for income tax	45,969	—		45,969	90,546	(16,400)	(4)	120,115	(7,824)	(9)	112,291
Income from continuing operations	69,213	6,589		75,802	152,856	(27,687)		200,971	(13,207)		187,764
Equity in earnings (loss) of unconsolidated entities, net	—	—		—	4,379	—		4,379	—		4,379
Minority interests in earnings, net of tax	—	—		—	(6,171)	—		(6,171)	—		(6,171)
Net income	$ 69,213	$ 6,589		$ 75,802	$ 151,064	$ (27,687)		$ 199,179	$ (13,207)		$ 185,972
Net income per share—basic	$ 1.12	$ 0.11		$ 1.22	$ 0.76			$ 1.05			$ 0.98
Pro forma Weighted average shares—basic	61,904	61,904		61,904	200,000			189,824			189,824
Net income per share—diluted	$ 1.10	$ 0.10		$ 1.20	$ 0.76			$ 1.04			$ 0.97
Pro forma Weighted average shares—diluted	63,189	63,189		63,189	200,000			191,109			191,109

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Statements

Unaudited Pro Forma Combined Statement of Continuing Operations
for the Year Ended December 31, 2004

(In Thousands, Except Per Share Data)

	Certegy	FIS	Pro Forma Adjustments	Note	Combined Pro Forma	2004 FIS Acquisitions(5)	Acquisition/ Recapitalization Adjustments	Note	Combined Pro Forma, as adjusted
Total revenue	$ 1,039,506	$ 2,331,527			$ 3,371,033	$ 318,426	—		$ 3,689,459
Total cost of revenue	741,331	1,525,174	85,111	(1)	2,349,804	208,250	23,453	(6)	2,581,507
			(1,812)	(2)
Gross profit (loss)	298,175	806,353	(83,299)		1,021,229	110,176	(23,453)		1,107,952
General and administrative	129,679	432,310	(7,493)	(2)	554,496	100,338	994	(7)	655,828
Research and development costs	—	74,214	—		74,214		—		74,214
Income (loss) from operations	168,496	299,829	(75,806)		392,519	9,838	(24,447)		377,910
Interest income (expense) and other	(11,707)	14,911	—		3,204	2,607	(91,082)	(8)	(85,271)
Income from continuing operations before tax and minority interest	156,789	314,740	(75,806)		395,723	12,445	(115,529)		292,639
Provision for income tax	59,111	118,343	(28,503)	(4)	148,951	3,730	(43,439)	(9)	109,242
Income from continuing operations	97,678	196,397	(47,303)		246,772	8,715	(72,090)		183,397
Equity in earnings (loss) of unconsolidated entities, net of tax	—	(3,308)	—		(3,308)	—	—		(3,308)
Minority interests in earnings, net of tax		(3,673)	—		(3,673)	(53)	—		(3,726)
Net income	$ 97,678	$ 189,416	$ (47,303)		$ 239,791	$ 8,662	$ (72,090)		$ 176,363
Net income per share-basic	$ 1.55	$ 0.95			$ 1.26				$ 0.92
Pro forma weighted average shares- basic(9)	62,818	200,000			190,738				190,738
Net income per share-diluted	$ 1.53	$ 0.95			$ 1.25				$ 0.92
Pro forma weighted average shares-diluted(9)	63,966	200,000			191,886				191,886

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Statements

Notes to Unaudited Pro Forma Combined Financial Statements

Notes to Unaudited Pro Forma Combined Balance Sheet as of September 30, 2005

This balance sheet presents the combined balance sheets of Certegy and FIS as though the merger had occurred on September 30, 2005, adjusted for activity related to the transaction as described below:

(1)   Reflects preliminary purchase accounting adjustments to adjust the fair value of certain acquired assets of Certegy and to record goodwill. The purchase price was based on the 63 million outstanding shares of Certegy common stock as of November 30, 2005 at a value of $33.38 per share (based on the average of the trading price of Certegy common stock 2 days before and after the announcement of the transaction of $37.13, less the assumed $3.75 dividend to be declared prior to closing). The purchase price also includes $57.3 million that represents the estimated fair value of approximately 4.8 million Certegy stock options that will be fully vested at the transaction date. The preliminary allocation of purchase price adjustments is as follows:

Purchase price	$2,161,313
Estimated transaction costs (note 3)	6,650
Total purchase price	2,167,963
Amount allocated to other intangible assets	(657,500)
Amount allocated to computer software	(138,750)
Amount allocated to deferred income tax liability	243,587
Amount allocated to the net fair value of other assets/liabilities acquired	(14,814)
Assumed liability for Certegy dividend payment (note 2)	236,368
Assumed liability for Certegy transaction costs (note 3)	18,761
Assumed liability for change of control and severance payments (note 4)	65,000
Goodwill recorded	1,920,615
Less Certegy’s carrying value of goodwill	(250,392)
Net adjustment to goodwill	$1,670,223

The pro forma adjustments used to reflect other intangible assets and computer software of Certegy at fair value include the following:

Amount allocated to fair value of customer relationships	$ 462,500
Amount allocated to fair value of trademarks	195,000
Less Certegy’s carrying value of other intangible assets	(21,437)
Net adjustment to other intangible assets	$ 636,063
Amount allocated to fair value of computer software	$ 138,750
Less Certegy’s carrying value of computer software	(120,009)
Net adjustment to computer software	$ 18,741

The proposed merger will be a non-taxable transaction. As a result, there will be no adjustment to the historical tax basis of the acquired assets and liabilities of Certegy. The amount of purchase price allocated to deferred income tax liability represents the estimated tax effects of the net pro forma adjustments at FIS’s current effective rate of approximately 37%.

Certegy’s deferred contract costs in the amount of $15.3 million are written off in purchase accounting as these costs are considered in the fair value of customer relationships.

(2)   Reflects recording the dividend payable of $236.4 million ($3.75 per share) to Certegy’s shareholders based on Certegy’s outstanding shares as of November 30, 2005. The assumption of this liability results in an increase to goodwill through purchase accounting as it will affect the closing book value of Certegy.

(3)   Reflects recording of liabilities relating to transaction costs. Upon completion of the merger, Certegy will become obligated to its financial advisors and other consultants for transaction fees of approximately $18.8 million. Upon completion of the merger, FIS will become obligated to its financial advisor for transaction fees of approximately $4.0 million. In addition, an estimated $2.7 million for legal and other professional fees is expected to be incurred by FIS. The total transaction costs incurred by FIS of $6.7 million have been included in the determination of purchase price. The recording of the FIS transaction costs results in an increase to goodwill through purchase accounting and an increase in FIS accrued expenses.

(4)   Reflects estimated costs for certain Certegy officers of $55.0 million related to change of control and employment agreements, and estimated severance costs to be accrued of approximately $10.0 million. The assumption of these liabilities results in an increase to goodwill through purchase accounting as it will affect the closing book value of Certegy.

(5)   Reflects adjustments to shareholder’s equity following the completion of the merger relating to the equity portion of the purchase price of $2,161.3 million, less the historical carrying value of Certegy’s equity of $421.9 million.

Notes to Unaudited Pro Forma Combined Statements of Continuing Operations for the Nine Months Ended September 30, 2005 and Year Ended December 31, 2004

These combined statements of continuing operations include the historical statements of continuing operations of Certegy and FIS as though the merger had occurred on January 1, 2004, adjusted for items related to the transaction as described below:

(1)   Reflects the increase in amortization expense as a result of allocating an assumed portion of the merger consideration to intangible assets of Certegy, namely customer relationship intangibles and acquired software, and amortizing such intangibles over their estimated useful lives commencing as of the assumed acquisition date, offset by the amortization expense for such intangibles actually recorded by Certegy during the respective periods. Customer relationships are being amortized over 10 years on an accelerated method. Acquired computer software is being amortized over its estimated useful life of up to 10 years on an accelerated method. The acquired trademarks are considered to have indefinite useful lives and, therefore, are not reflected in these adjustments. The increase in amortization expense is $111.7 million offset by historical amortization of $26.6 million, or $85.1 million for the year ended December 31, 2004, and $69.9 million offset by historical amortization of $21.8 million, or $48.1 million for the nine months ended September 30, 2005.

(2)   Under the merger agreement, all Certegy stock options and restricted stock and restricted stock units will vest upon the closing of the merger. Accordingly, this adjustment reflects the elimination of historical stock compensation expense relating to the vesting of Certegy options in 2004 and the nine months ended September 30, 2005, because such expense will be reflected at the time of closing of the merger. This adjustment amounts to a reduction in cost of revenues of $1.8 million and $0.8 million and in selling, general and administrative costs of $14.4 million and $8.4 million for the year ended December 31, 2004, and the nine months ended September 30, 2005, respectively. Also, at closing, Certegy will grant approximately (1) 1.2 million options, which based on current assumptions, would have a fair value under SFAS No. 123 of approximately $12 per option, vesting over four years, and (2) 800,000 options, which based on current assumptions would have a fair value under SFAS No. 123 of approximately $13 per option, vesting over three years. The pro forma adjustment to increase stock compensation expense for these option grants is $6.9 million in 2004 and $5.2 million for the nine months ended September 30, 2005, all of which is reflected in selling, general and administrative costs.

(3)   Reflects the removal of merger and acquisition costs in connection with the merger with FIS that were recognized as expense by Certegy in the nine months ended September 30, 2005. A tax benefit for these costs was not recorded because the ultimate tax treatment of these costs cannot be determined with adequate certainty at this time.

(4) Reflects the tax benefit relating to the pro forma adjustments at the FIS tax rate of approximately 37.6% for the year ended December 31, 2004, and approximately 37.2% for the nine months ended September 30, 2005.

(5) This column is the sum of the historical activity of Aurum, Sanchez, Kordoba and InterCept from January 1, 2004, through their respective acquisition dates in 2004. The details for these acquisitions are noted as follows:

	Aurum Historical (through March 10)	Sanchez Historical (through April 13)	Kordoba Historical (through September 29)	InterCept Historical (through November 7)	Combined
Processing and services revenues	$ 33,560	$ 25,269	$ 70,126	$ 189,471	$ 318,426
Cost of revenues	21,948	16,526	45,862	123,914	208,250
Gross profit	11,612	8,743	24,264	65,557	110,176
Selling, general and administrative expenses	13,984	15,376	10,769	60,209	100,338
Operating income (loss)	(2,372)	(6,633)	13,495	5,348	9,838
Interest income (expense), net	(743)	52	790	2,508	2,607
Earnings (loss) before income taxes and minority interest	(3,115)	(6,581)	14,285	7,856	12,445
Income tax expense (benefit)	52	(2,269)	2,854	3,093	3,730
Minority interest expense	—	—	—	(53)	(53)
Net earnings (loss)	$ (3,167)	$ (4,312)	$ 11,431	$ 4,710	$ 8,662

(6) Reflects the increase in amortization expense as a result of allocating the purchase price of each acquisition to intangible assets, namely customer relationship intangibles and computer software, and amortizing such intangibles over their estimated useful lives commencing as of the assumed acquisition date. The increase in amortization expense is $23.4 million for the year ended December 31, 2004 (Aurum—$1.6 million; Sanchez—$1.6 million; Kordoba—$5.9 million; and Intercept—$14.3 million).

(7) In accordance with SFAS No. 123, unearned compensation cost was measured upon consummation of the Sanchez acquisition for the unearned portion of the fair value of the unvested Sanchez options that were exchanged for unvested FNF options. The amortization of the unearned compensation cost over the remaining vesting periods results in compensation expense, which is charged to the combined statements of earnings, of $1.0 million for the year ended December 31, 2004.

(8) Reflects an increase in interest expense for the year ended December 31, 2004, and for the nine months ended September 30, 2005, of $91.1 million and $21.0 million, respectively, as if the recapitalization completed on March 9, 2005 was completed on January 1, 2004.

(9) Reflects the tax benefit relating to the pro forma adjustments at FIS’s tax rate of approximately 37.6% for the year ended December 31, 2004, and approximately 37.2% for the nine months ended September 30, 2005.

(10)       Pro forma weighted average shares was computed by taking Certegy weighted average shares outstanding and adding the 200 million shares of FIS outstanding converted to equivalent shares of Certegy at the exchange ratio of 0.6396 Certegy shares for each FIS share.

	September 30, 2005	December 31, 2004
	(in thousands)	(in thousands)
Certegy weighted average shares outstanding-basic	61,904	62,818
FIS Equivalent Shares	127,920	127,920
Total	189,824	190,738
Certegy weighted average shares outstanding-diluted	63,189	63,966
FIS Equivalent Shares	127,920	127,920
Total	191,109	191,886

AMENDMENT AND RESTATEMENT OF
CERTEGY’S ARTICLES OF INCORPORATION

The merger agreement contemplates that Certegy will amend and restate its Amended and Restated Articles of Incorporation to increase the number of authorized shares of Certegy’s capital stock from 400 million to 800 million shares, and change the name of Certegy to “Fidelity National Information Services, Inc.” Certegy’s board of directors has approved these amendments, subject to shareholder approval.

A copy of the proposed amended and restated articles of incorporation is attached to this proxy statement as Annex F. You are urged to read the proposed amended and restated articles of incorporation carefully, as it is the legal document that governs the proposed amendments to Certegy’s current articles of incorporation that are described below. Although Certegy is asking for shareholder approval of this proposal, if for any reason the merger is not completed, this proposal will not be implemented.

Description of Amendments

Increase in Authorized Number of Shares

Under Certegy’s current articles of incorporation, Certegy has authorized for issuance 300 million shares of common stock, par value $0.01 per share, and 100 million shares of preferred stock, par value $0.01 per share.

On September 14, 2005, Certegy’s board of directors approved the amendment and restatement of Certegy’s articles of incorporation, subject to shareholder approval at the special meeting, to increase the number of shares of common stock authorized for issuance by 300 million shares, and the total number of shares of preferred stock authorized for issuance by 100 million. If Certegy shareholders approve the amendment and restatement, Certegy will have authorized for issuance 600 million shares of common stock and 200 million shares of preferred stock.

Change of Name

Under the merger agreement, Certegy has agreed to change its name in the amended and restated articles of incorporation from “Certegy Inc.” to “Fidelity National Information Services, Inc.,” which will be the name of the combined company following the consummation of the merger.

Reasons for the Proposed Amendment and Restatement

While Certegy has a sufficient number of authorized shares under its current articles of incorporation to complete the issuance of shares in connection with the merger, the amendment and restatement of Certegy’s articles of incorporation described in this proposal is a condition to completion of the merger under the terms of the merger agreement. In the opinion of Certegy’s board of directors, the amendment and restatement is in the best interests of Certegy shareholders. If the amendment is not approved, Certegy will not be able to complete the merger and the other transactions contemplated by the merger agreement unless Certegy and FIS waive this condition to closing.

As of November 30, 2005, 63,031,488 shares of Certegy common stock were issued and outstanding, 6,475,113 shares of Certegy common stock were held in the treasury, and 6,301,559 shares of Certegy common stock were reserved for future issuance in connection with Certegy’s existing equity incentive plans. No shares of Certegy’s preferred stock are issued and outstanding.

As of November 30, 2005, 200 million shares of FIS common stock were issued and outstanding, and 16,216,216 shares of FIS common stock were reserved for future issuance in connection with FIS’s 2005 Stock Incentive Plan. Based upon an exchange ratio of 0.6396 shares of Certegy common stock for each share of FIS common stock under the merger agreement, approximately 127.9 million shares of Certegy common stock will be issued in connection with the merger upon the conversion of FIS common stock, and approximately 10.4 million shares of Certegy common stock will be reserved for future issuance under FIS’s 2005 Stock Incentive Plan (as such plan is adopted by Certegy).

Therefore, after giving effect to the merger and the issuance and reservation for issuance of shares of Certegy common stock in connection therewith, Certegy would have approximately 85.8 million authorized but unissued shares of common stock, and 100 million shares of authorized but unissued preferred stock. The proposed amendment and restatement of Certegy’s articles of incorporation will authorize the issuance of up to an additional 300 million shares of Certegy’s common stock and an additional 100 million shares of Certegy’s preferred stock.

This increase will give Certegy greater flexibility in the future by allowing it the latitude to declare stock dividends or stock splits, to use its common stock to acquire other assets, or to issue its common stock for other corporate purposes, including stock dividends, raising additional capital, issuance pursuant to equity incentive plans, and possible future acquisitions.

Other than the shares to be issued in connection with the merger, there are no current plans, understandings, or arrangements for issuing a material number of additional shares of Certegy common stock from the additional shares proposed to be authorized pursuant to the amendment and restatement.

No Additional Action Required For Issuance; No Preemptive Rights

The issuance of shares of Certegy common stock in the future may dilute the present equity ownership position of current holders of Certegy common stock and may be made without shareholder approval, unless otherwise required by applicable laws or stock exchange regulations. Under Certegy’s existing rights agreement, when each newly authorized share of Certegy common stock is issued, one stock purchase right will be issued therewith.

All shares of Certegy common stock, including those now authorized and those that would be authorized by the proposed amendment and restatement of Certegy’s articles of incorporation, are equal in rank and have the same voting, dividend, and liquidation rights. Holders of Certegy common stock do not have preemptive rights.

Recommendation

Certegy’s board of directors recommends a vote “FOR” approval of the amendment and restatement of Certegy’s articles of incorporation.

AMENDED AND RESTATED CERTEGY INC. STOCK INCENTIVE PLAN

Introduction to and Purpose of the Amended and Restated Certegy Inc. Stock Incentive Plan

Certegy’s board of directors originally adopted the Certegy Inc. Stock Incentive Plan (formerly known as the Certegy Inc. 2001 Stock Incentive Plan) effective as of June 15, 2001. This plan was approved by Certegy’s sole shareholder, Equifax Inc., prior to the spin-off of Certegy from Equifax. The plan was amended and restated by Certegy on February 28, 2002, which amendment and restatement was approved by Certegy’s shareholders on May 16, 2002, and the plan was again amended on June 18, 2004.

On September 14, 2005, in accordance with the merger agreement, the Compensation Committee approved the Amended and Restated Certegy Inc. Stock Incentive Plan, subject to shareholder approval, and recommended that the board of directors submit the plan to Certegy’s shareholders for approval at the special meeting.

The amended and restated plan differs from the current plan in the following principal respects:

•       the total number of shares of Certegy common stock authorized for issuance under the amended and restated plan is 14,598,182, which is 6 million more shares than are authorized for issuance under the current plan;

•       the amended and restated plan deletes the “evergreen” provision contained in the current plan, which would have automatically increased the number of shares available for issuance under the plan each year through 2008;

•       no individual participant will be awarded option rights for more than 1 million shares during any calendar year, an increase of 650,000 shares over the previous annual limit for any individual; and

•       the combined number of shares of restricted stock and restricted stock units, or RSUs, granted to any individual participant during any calendar year may not exceed 400,000 shares, an increase of 200,000 shares over the prior limit.

The current plan originally was conceived as an equity incentive plan for Certegy alone. After the merger, the combined company will be considerably larger, with an increased number of significant employees. The combined company will have approximately 19,000 employees, with approximately 17,000 based in the United States, as compared with Certegy’s current employee count of approximately 5,500, with 3,300 based in the United States. In addition to the stock options that will be granted to Messrs. Kennedy and Carbiener in connection with the merger, as discussed under the caption “The Merger—Interests of Certain Persons in the Merger That Are Different from Your Interests,” Certegy anticipates making stock option grants to other officers as consideration for such officers remaining employed with Certegy and canceling their existing change in control agreements. Certegy will assume FIS’s stock option plan pursuant to the terms of the merger agreement, but over 85% of the shares authorized for issuance under the FIS plan have been reserved for issuance pursuant to outstanding stock option grants.

As a result, in order to assure that the combined company has adequate means to provide equity incentive compensation for its employees on a going-forward basis, Certegy deems it in the best interests of its shareholders to increase the number of shares authorized under the current plan.

The current plan provides that any amendment that increases the aggregate number of shares issuable thereunder must be approved by the shareholders in order to be effective, and the merger agreement requires that the amended and restated plan be submitted to the shareholders for approval. The board of directors is also asking that Certegy’s shareholders approve the amended and restated plan in order to (1) ensure that the combined company be allowed to continue to deduct for federal income tax purposes all compensation pursuant to stock option awards and certain performance-based compensation earned under the plan by the executive officers named in the Summary Compensation Table appearing in the section entitled “Compensation of Directors and Executive Officers” in this proxy statement, (2) ensure that certain stock option awards under the plan will continue to qualify for the favorable income tax treatment applicable to incentive stock options, and (3) comply with the listing standards of the New York Stock Exchange, which require that equity compensation plans and material revisions thereto be approved by the shareholders.

Certegy’s board of directors believes that the plan, as amended and restated, will continue to play an integral role in the ability of the combined company to attract and retain employees and directors. In addition, the amended and restated plan should continue to benefit shareholders by aligning the interests of management and the board of the combined company with the interests of all of the combined company’s shareholders.

The following description of the material features of the plan is a summary and is qualified in its entirety by reference to the amended and restated plan, the full text of which appears as Annex G to this proxy statement. The amended and restated plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

Plan Administration

The Compensation Committee of Certegy’s board of directors administers the plan. The committee has the discretion to delegate to one or more of Certegy’s officers its authority and duties under this plan with respect to participants who are not subject to the reporting and other requirements of Section 16 of the Exchange Act. The committee has the right to terminate the plan at any time, or amend the plan, so long as the termination or amendment does not adversely affect any rights of any participant with respect to outstanding awards without that participant’s consent.

Eligibility

The committee or its delegate is authorized to make awards under the plan to any of Certegy’s officers or other key employees, or others performing services for Certegy or any officers, other key employees, or service providers of Certegy’s subsidiaries, and to award stock options, restricted stock or restricted stock units to Certegy’s non-employee directors. The committee has discretion in selecting eligible participants. There are currently approximately 320 participants in the plan, including Certegy’s six non-employee directors and 13 executive officers, with the balance being company employees. Certegy currently has approximately 5,500 employees, with 3,300 based in the United States. The combined company will have approximately 19,000 employees, with approximately 17,000 based in the United States.

Description of Awards

General

The committee or its delegate has the authority to award:

•       Stock options, including both incentive and non-qualified stock options;

•       Restricted stock; and

•       Restricted stock units, or RSUs, which are rights to receive shares of common stock on a future date, or a cash payment for each unit equal to the fair market value of a share on such future date.

The total number of shares that may be issued pursuant to awards under this plan is 14,598,182, of which 2,233,915 shares have been issued upon the exercise of options and 224,360 shares have already been delivered upon the lapse of the risk of forfeiture with respect to restricted stock and RSUs, in each case as of November 30, 2005. The number of shares available will be adjusted to account for shares relating to awards that expire or are transferred, surrendered, or relinquished upon payment of any option price by transfer of shares or upon satisfaction of any withholding amount. The total number of shares issued upon exercise of all incentive stock options under the plan will not exceed 10 million shares. The total number of shares that may be issued pursuant to awards of restricted stock and RSUs under the plan will not exceed

6 million shares. These totals, and the individual limits described below, may be adjusted by the committee in its discretion to reflect any change in the number of shares of common stock due to any stock dividend, stock split, combination, recapitalization, merger, spin-off, or similar corporate transaction. No individual participant will be awarded option rights for more than 1 million shares during any calendar year, and no more than 400,000 shares of restricted stock and RSUs, in the aggregate, may be awarded to any individual participant during any calendar year. No non-employee director may be awarded options, restricted stock and RSUs, in the aggregate, for more than 20,000 common shares in any one calendar year.

Options

The vesting schedule, duration of the option, and other specific terms of an option award, will be fixed by the committee and described in an agreement. If specified in the option agreement, options may become fully vested and exercisable if Certegy experiences a change in control as defined in the plan. The terms of an option award also may provide for additional options to be awarded at then current market value to an option holder upon exercise. Further, any option award may specify management objectives that must be achieved as a condition to exercise, as described below.

The exercise price of any stock option awarded under the plan generally will be not less than 100% of the market value of Certegy common stock on the date of award. The committee will not, without the further approval of the shareholders, except for certain capital adjustments, restructurings, or reorganizations, have the authority to re-price any outstanding option rights to reduce the exercise price. Participants will have the right to exercise an option by making payment in any one or more of the following ways, as specified at the time of award by:

•       cash or check;

•       transfer of shares of Certegy common stock that have been owned by the participant for at least six months, or with respect to options that do not qualify as incentive stock options, by transfer of restricted shares or other option rights; or

•       cashless exercise, where a bank or broker-dealer Certegy has approved sells some of the shares acquired and delivers the proceeds to Certegy.

Restricted Stock and RSUs

The committee may authorize awards of restricted stock and RSUs, which may or may not require additional payment. The committee may subject awards to certain conditions that will constitute a risk of forfeiture, which may include management objectives as described below or requirement of continued employment through a certain date. Any restricted stock or RSU award may require that all dividends, dividend equivalent rights or other distributions (to the extent holders of restricted stock or RSUs are entitled to such distributions) paid during the period of restriction be subject to these conditions.

Management Performance Objectives

A management objective means a measurable performance objective, either company-wide or related to a particular subsidiary, division, department, region, or function in which a participant is employed, and may relate to periods of one or more years. The objectives may be made relative to the performance of other corporations. Achievement of objectives will be based upon specified levels of, or growth in, one or more of the following criteria, as determined for a single year, cumulatively for a stated number of years, or as an average over a stated number of years, or otherwise as determined by the committee at the time the objective is established: earnings, earnings per share; economic value added; revenue; operating profit; net income; total return to shareholders; market share; sales; working capital; profit margins; cash flow/net assets ratio; debt/capital ratio; return on total capital; return on equity; return on assets; and common stock price.

If the committee determines that a change in the business, operations, corporate structure or capital structure of the company or other events render the management objectives unsuitable, the committee may in its discretion modify such objectives or the related achievement levels as it deems appropriate, except in the case where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Internal Revenue Code. In the case of an employee whose compensation is potentially subject to deductibility limits under Section 162(m), in determining financial results, items whose exclusion from consideration will increase the award shall only have their effects excluded if they constitute “extraordinary” or “unusual” events or items under generally accepted accounting principles and all such events and items shall be excluded. See “—Federal Income Tax Consequences to the Company and the Participants—Compliance with Section 162(m) of the Internal Revenue Code” below.

The committee will also adjust the performance calculations to exclude the unanticipated effect on financial results of changes in the tax laws. The committee may decrease the amount of an award otherwise payable if, in its view, the financial performance during the performance cycle justifies such adjustment, regardless of the extent to which the performance measure was achieved.

Termination of Awards

The terms of an award may provide that it will terminate, among other reasons, upon the holder’s termination of employment or other status with the company or its subsidiaries, upon a specified date, upon the holder’s death or disability, or upon the occurrence of a change in control. Also, the committee may, within the limitations of the plan, provide in the award agreement for the acceleration of vesting for any of the above reasons.

Awards to Foreign Nationals

The plan specifically authorizes the committee to provide for special terms for awards to persons who are foreign nationals or employed outside the U.S., as the committee considers necessary to accommodate differences in local law, tax policy, or custom. The committee has the authority to approve supplements or amendments, restatements, or alternative versions of the plan, as it considers necessary or appropriate for these purposes.

Federal Income Tax Consequences to the Company and the Participants

Options

Some of the options awarded under the plan may be incentive stock options, also referred to as ISOs, within the meaning of Section 422 of the Internal Revenue Code. Under present federal tax laws, there are no federal income tax consequences to either the participant or Certegy upon the award or exercise of an ISO. If the participant does not dispose of the stock acquired through the ISO within two years of the date of award or one year of the date of exercise, any gain realized from a subsequent disposition would constitute long-term capital gain to the participant. If the participant does dispose of the stock prior to the expiration of either of those holding periods, any gain equal to the excess of the fair market value of the stock on the date of exercise or, if less, the amount realized on the disposition of the stock if a sale or exchange over the option price, would constitute ordinary income to the participant. Any additional gain realized upon the disposition would be taxable either as a short-term capital gain or long-term capital gain, depending upon how long the participant held the stock. Certegy would receive a deduction in the amount of any ordinary income recognized by the participant.

Stock options that do not constitute ISOs, which are also known as non-qualified options, may also be awarded under the plan. Under present federal tax laws, there are no federal income tax consequences to either the participant or Certegy upon the grant of a non-qualified option. However, the participant will realize ordinary income upon the exercise of a non-qualified option in an amount equal to the excess of the fair market value of the stock acquired at the time of exercise over the option price, and Certegy will receive a corresponding deduction. Any gain realized upon a subsequent disposition of the stock will constitute either a short-term or long-term capital gain to the participant, depending on how long it is held.

Restricted Stock

Unless the participant makes a special tax election, restricted stock awards are not taxable to the participant as long as the shares remain nontransferable and subject to a substantial risk of forfeiture. When the transferability restrictions and forfeiture risks are removed, the participant generally will recognize as ordinary income the fair market value of the stock, less any amounts that were paid to acquire the stock. Certegy will receive a federal income tax deduction equal to the amount of ordinary income realized by the participant.

Restricted Stock Units

A participant will not recognize taxable income at the time of the grant of an RSU, and Certegy will not be entitled to a tax deduction at such time. When the participant receives shares pursuant to an RSU, the federal income tax consequences applicable to restricted stock awards, described above, will apply.

Participants are required to pay tax due upon exercise of a non-qualified stock option, a lapse of restrictions on restricted stock or RSUs, or some other recognition event. A participant may satisfy its tax obligations by selling or forfeiting a portion of the shares awarded that would be realized from the award.

Compliance with Section 162(m) of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code denies an income tax deduction by an employer for certain compensation in excess of $1 million per year paid by a publicly traded corporation to the chief executive officer or any of the four most highly compensated executive officers other than the chief executive officer. Compensation realized with respect to stock options awarded under the plan, including upon exercise of a non-qualified stock option or upon a disqualifying disposition of an incentive stock option, as described above, will be excluded from this deductibility limit if it satisfies certain requirements, including a requirement that the plan be approved by the company’s shareholders.

In addition, other types of awards under the plan may be excluded from this deduction limit if they are conditioned on the achievement of one or more of the specified performance criteria described above under “—Management Performance Objectives,” as required by Section 162(m). To satisfy the requirements that apply to “performance-based” compensation, Certegy shareholders must approve those management objectives, and approval of the amended and restated plan at the special meeting will constitute approval of those objectives.

Stock Incentive Plan Awards

As of November 30, 2005, options for 4,760,456 shares of common stock and 698,120 shares of restricted stock and RSUs were outstanding under the current Certegy Inc. Stock Incentive Plan. The market value of the shares underlying the outstanding awards, based on $40.21, the closing price of Certegy common stock on November 30, 2005, taking into account payment of the exercise price by option holders, was approximately $78.9 million.

The table below shows, for the indicated persons and groups, the number of shares underlying all options and other awards awarded under the plan from the initial adoption of the plan through November 30, 2005. It includes all awards ever granted under the plan, including options that have been exercised and forfeited and restricted stock and restricted stock units that have vested and been forfeited. It does not include any equity awards outstanding under Certegy’s Non-Employee Director Stock Option Plan or any awards converted from Equifax Inc. equity incentives in connection with Certegy’s June 2001 spin-off from Equifax.

Total Stock Incentive Plan Awards

Name and Position	Number of Shares
Lee A. Kennedy	844,063
Chairman and Chief Executive Officer
Larry J. Towe	439,376
President and Chief Operating Officer
Michael T. Vollkommer	267,589
Executive Vice President and Chief Financial Officer
Jeffrey S. Carbiener	163,665
Executive Vice President and Group Executive—Check Services
Walter M. Korchun	135,244
Executive Vice President, General Counsel and Secretary
All other executive officers as a group (8 persons)	864,958
Nonemployee directors as a group (7 persons)	62,576
Non-executive officer employees as a group	2,297,382
Total	5,074,853

The committee will make future awards at its discretion, and the number of options and other awards that may be awarded in the future to eligible participants cannot be determined, except that the employment agreements of Messrs. Lee A. Kennedy, Certegy’s Chairman and Chief Executive Officer, and Jeffrey S. Carbiener, Certegy’s Executive Vice President and Group Executive—Check Services, provide that they will be granted options for 750,000 shares and 350,000 shares, respectively, upon the closing of the merger. The market value of the shares underlying these option grants as of November 30, 2005 (which does not give effect to the exercise price for these options that will be established upon closing of the merger) was approximately $30.2 million and $14.1 million, respectively. See the section entitled “The Merger—Interests of Certain Persons in the Merger That Are Different from Your Interests” in this proxy statement.

Recommendation

Certegy’s Board of Directors recommends a vote “FOR” approval of the Amended and Restated Certegy Inc. Stock Incentive Plan.

CURRENT BOARD OF DIRECTORS AND MANAGEMENT OF CERTEGY

Pursuant to the merger agreement Certegy has agreed to make certain changes to its board of directors. Immediately following the merger, William P. Foley, II (the current Chairman and Chief Executive Officer of FNF) will be appointed as the Chairman of the board of directors of the combined company, and Lee A. Kennedy (Certegy’s current Chairman and Chief Executive Officer) will continue as the Chief Executive Officer of the combined company. In addition, Alan L. Stinson, the current Executive Vice President and Chief Financial Officer of FNF, will become Executive Vice President and Chief Financial Officer of the combined company upon completion of the merger. See “The Merger Agreement and Related Documents—Governance of the Combined Company Following the Merger” for more information.

Information relating to Certegy’s current board of directors and executive officers as of October 5, 2005, is set forth below. There are no family relationships among the current directors, director designees, or executive officers, nor are there any arrangements or understandings between any of the executive officers and any other persons pursuant to which they were selected as executive officers, other than as described above under the caption “The Merger Agreement and Related Documents—Governance of the Combined Company Following the Merger.”

Name	Age	Position	Director Term Expires
Lee A. Kennedy	55	Chairman of the Board and Chief Executive Officer	2006
Richard N. Child	48	Director	2006
David K. Hunt	59	Director	2007
Phillip B. Lassiter	62	Director	2007
Kathy Brittain White	56	Director	2007
Charles T. Doyle	71	Director	2008
Kenneth A. Guenther	69	Director	2008
Keith W. Hughes	59	Director	2008
Larry J. Towe	58	President and Chief Operating Officer	—
Michael T. Vollkommer	47	Executive Vice President and Chief Financial Officer	—
Walter M. Korchun	63	Executive Vice President, General Counsel and Secretary	—
Robert W. Bream	52	Executive Vice President and Group Executive—North America Card Services	—
Jeffrey S. Carbiener	43	Executive Vice President and Group Executive—Check Services	—
Gerald A. Hines	58	Executive Vice President—Global Business Development	—
Vincent G. Pavese	50	Executive Vice President and Group Executive—International Card Services	—
J. Gerard Ballard	48	Senior Vice President and Chief Technology Officer	—
Sherri P. Nadeau	43	Senior Vice President—Human Resources	—
Michael E. Sax	43	Senior Vice President—Financial Planning and Treasurer	—
Pamela A. Tefft	36	Senior Vice President and Controller	—
Mary K. Waggoner	47	Senior Vice President—Investor and Public Relations	—

Lee A. Kennedy has served as a director and Certegy’s Chief Executive Officer since March 2001, and has served as Certegy’s Chairman since his appointment to this position in February 2002. Mr. Kennedy served as President and Chief Operating Officer and a director of Equifax Inc. from June 1999 until Certegy’s spin-off from Equifax on June 29, 2001, and returned to the Board of Directors of Equifax in May 2004. From June 1997 to June 1999, Mr. Kennedy served as Executive Vice President and Group

Executive of Equifax. From July 1995 to July 1997 he served as President of Equifax Payment Services, a division of Equifax.

Richard N. Child has served as a director since June 2001. Mr. Child is the founder of Mattrix Group, LLC, a consultancy practice created to assist and support companies, principally in the financial services and payments industries, with business strategy and development advice. From November 1999 to May 2000, he served as Executive Vice President of ZonaFinanciera.com., a financial services portal. Mr. Child served as Executive Vice President for MasterCard International, a global bank card association, and as President of its Latin American division, from January 1996 to April 1999. Mr. Child also serves as a director of NetSpend Corporation, a private company based in Austin, Texas, that issues pre-paid debit cards.

David K. Hunt has served as a director since June 2001. Mr. Hunt has served as the non-executive Chairman of the Board of OnVantage, Inc. since October 2004. He previously served as the Chief Executive Officer of PlanSoft Corporation, an internet-based business-to-business solutions provider in the meeting and convention industry, a position he held from May 1999 to October 2004. From January 1997 to April 1999, he served as President, Chief Executive Officer, and a director of Global Payment Systems, a transaction processing service provider.

Phillip B. Lassiter has served as a director since September 2002. Mr. Lassiter has served as Chairman of the Board of Ambac Financial Group, Inc., a financial guarantee insurance holding company, since 1991, when Citicorp, one of the predecessors of Citigroup Inc., a diversified global financial services holding company, divested itself of its control of Ambac in Ambac’s initial public offering. He retired as Ambac’s Chief Executive Officer on January 26, 2004. Mr. Lassiter currently serves as a director of Diebold, Incorporated, a self-service systems and security systems company.

Kathy Brittain White has served as a director since June 2001. In 2003, Ms. White founded Rural Sourcing, Inc., an organization providing information technology services while developing employment opportunities in rural regions of the United States, and she currently serves as its President. In 2002, Ms. White established the Horizon Institute of Technology and serves as its President. The Institute is a non-profit organization that provides technology education and economic expansion in the Arkansas Delta. From 1999 until March 2003, Ms. White served as Executive Vice President—E-Business and Chief Information Officer of Cardinal Health, Inc., a health care products and services company. She served as Senior Vice President and Chief Information Officer of Allegiance Corporation, a provider of healthcare products and cost management services, from 1996 until that company’s merger with Cardinal Health in 1999. Prior to her executive positions, Ms. White was a professor at the University of North Carolina at Greensboro. Ms. White currently serves as a director of toy manufacturer Mattel, Inc. and information solutions provider Novell, Inc.

Charles T. Doyle has served as a director since June 2001. Mr. Doyle has served as Chairman of the Board of Texas First Bank, an independent community bank in Galveston County, Texas, since October 1972, and as Chairman and Chief Executive Officer of Texas Independent Bancshares, Inc., of Texas City, a provider of correspondent banking services to community banks, since July 1979. He has also served as Chairman of the Board of Rust, Ewing, Watt & Haney, Inc., an independent general insurance agency and subsidiary of Texas Independent Bancshares, since September 2000. Mr. Doyle currently serves as a director of bank card associations VISA USA, Inc., VISA International, Inc., and Inovant, a transaction processor for merchants and issuers of credit cards. Mr. Doyle resigned from Certegy’s board effective December 8, 2005.

Kenneth A. Guenther has served as a director since July 2004. He currently serves as a self employed financial service industry consultant and writer. Mr Guenther retired in 2004 as the President and CEO of the Independent Community Bankers of America, a national trade association representing community banks, after 24 years of ICBA service. Prior to his service with ICBA, he served as an Assistant to the Board of Governors of the Federal Reserve System under three Chairman. Mr. Guenther currently serves as a Director of Clark Consulting, Inc and as a Director and Vice Chairman of the Washington Campus, a non-profit educational trade association.

Keith W. Hughes has served as a director since August 2002. Mr. Hughes is currently a self-employed consultant to domestic and international financial services institutions. From November 2000 to April 2001, he served as Vice Chairman of Citigroup Inc.. Mr. Hughes was named to that position in 2000 when Citigroup acquired Associates First Capital Corporation, a leading finance company, where he had served as Chairman and Chief Executive Officer since February 1995. Mr. Hughes joined Associates in 1981 and held several other executive positions during his tenure there, including President from August 1991 to February 1995. Mr. Hughes serves as a director of Carreker Inc., a consulting and technology firm to financial institutions, Texas Industries Inc., a major producer of cement, concrete and structural steel, and Pilgrim’s Pride, the second largest poultry company in the United States. He also serves as an advisory director to Majesco Software, Inc., an applications management software company and subsidiary of Mastek Ltd.

Larry J. Towe has served as Certegy’s President and Chief Operating Officer since May 2004. Mr. Towe previously served as Certegy’s Executive Vice President and Chief Operating Officer since June 2001. From June 1999 to June 2001, Mr. Towe served as Executive Vice President and Group Executive—Payment Services of Equifax Inc. From May 1997 to June 1999, Mr. Towe served as Senior Vice President and General Manager of Equifax Card Solutions, International, a unit of Equifax. Prior to that, Mr. Towe served as President, FBS Software, a provider of software solutions for payment cards, collections, and merchant processing, which Equifax acquired in July 1994.

Michael T. Vollkommer has served as Certegy’s Executive Vice President and Chief Financial Officer since June 2001. Mr. Vollkommer previously served as Corporate Vice President and Controller of Equifax Inc. from November 1999 until June 2001. From December 1998 to August 1999, Mr. Vollkommer was Vice President—Finance of Superior TeleCom Inc., a manufacturer of copper wire and cable products. From 1994 until 1998, Mr. Vollkommer held executive officer positions with Alumax Inc., a producer of primary aluminum and fabricated aluminum products, including Vice President and Chief Financial Officer from December 1997 to August 1998, Vice President-Strategic Planning and Corporate Development from June 1997 to December 1997, and Vice President and Controller from January 1994 to June 1997.

Walter M. Korchun has served as Certegy’s Executive Vice President, General Counsel and Secretary since August 2002. Previously, Mr. Korchun served as Certegy’s Senior Vice President and Chief Operations Counsel from 2000 to 2002. From 1990 to 2000, Mr. Korchun served as Senior Vice President, General Counsel and Secretary of AT&T Universal Card Services, a provider of credit cards and related services.

Robert W. Bream has served as Certegy’s Executive Vice President and Group Executive—North America Card Services since November 2003. Mr. Bream previously served as Certegy’s Senior Vice President and General Manager—Card Services North America from September 2002 until November 2003. Prior to joining Certegy, Mr. Bream served as President, Chief Executive Officer and Treasurer for United Airlines Credit Union from 1991 to 2002.

Jeffrey S. Carbiener has served as Certegy’s Executive Vice President and Group Executive—Check Services since June 2001. Mr. Carbiener previously served as Senior Vice President, Equifax Check Solutions, a unit of Equifax Inc., from February 1998 until June 2001. Prior to that, he held various other positions with Equifax business units since 1991.

Gerald A. Hines has served as Certegy’s Executive Vice President—Global Business Development since November 2003. Mr. Hines previously served as Senior Vice President and Group Executive—Card Services from June 2001 until November 2003 and as Senior Vice President, Equifax Card Solutions-Americas, a unit of Equifax Inc., from September 1997 until June 2001. Prior to joining Equifax, Mr. Hines was Executive Vice President and Chief Operating Officer at AT&T Universal Card Services, a credit card issuer, from April 1993 to August 1997.

Vincent G. Pavese has served as Certegy’s Executive Vice President and Group Executive—International Card Services since November 2003. Mr. Pavese previously served as Certegy’s Senior Vice President and General Manager—International Card Services from September 2002 until November 2003 and as Certegy’s Senior Vice President and General Manager—Card Services North America from January 1999 until September 2002. Prior to that, he held various positions with Equifax (and formerly Telecredit) since 1986.

J. Gerard Ballard has served as Certegy’s Senior Vice President and Chief Technology Officer since June 2001. Mr. Ballard previously served as Chief Technology Officer of Equifax Payment Services, a division of Equifax Inc., from February 2001 until June 2001. From June 1997 to December 2000, Mr. Ballard served as Executive Vice President and Chief Information Officer for Vital Processing Services, LLC, a provider of technology-based commerce enabling services. From September 1995 to June 1997, Mr. Ballard was Vice President, Equifax Payment Services.

Sherri P. Nadeau has served as Certegy’s Senior Vice President and Chief Human Resources Officer since June 2005. Prior to joining Certegy, Ms. Nadeau served as the Senior Vice President, Human Resources for Savvis Communications, an information technology utility services provider. From 2001 to 2002, Ms. Nadeau was Vice President, Human Resources at Equant, Inc, an affiliate of France Telecom. Previously, she held senior human resource positions at Universal Studios in Japan and Los Angeles from 1998 to 2001 and at Holiday Inn Worldwide from 1994 to 1998. She also served as the Director of Tax for Holiday Inn Worldwide from 1990 to 1994 and as a Senior Tax Manager at KPMG Peat Marwick from 1983 to 1989.

Michael E. Sax has served as Certegy’s Senior Vice President—Financial Planning and Treasurer since February 2002 and previously as Corporate Vice President and Controller from June 2001 through February 2002. Mr. Sax previously served as Senior Vice President and Controller of Equifax Payment Services, a division of Equifax Inc., from July 1998 until June 2001. Prior to that, Mr. Sax held various financial positions with units of Equifax since 1992.

Pamela A. Tefft has served as Certegy’s Senior Vice President and Controller since February 2002 and previously as Vice President of Financial Reporting from June 2001 through February 2002. Ms. Tefft previously served as the Financial Audit Director of Equifax Inc. from May 1999 until June 2001. Prior to joining Equifax, Ms. Tefft was a Manager in the Assurance & Business Advisory Services group of PricewaterhouseCoopers LLP (formerly Coopers & Lybrand LLP) from September 1992 through May 1999.

Mary K. Waggoner has served as our Senior Vice President—Investor and Public Relations since February 2005. From November 2001 until February 2005, Ms. Waggoner served as Corporate Vice President of Investor Relations and as Vice President of Investor Relations from June 2001 until November 2001. Prior to joining the company, Ms. Waggoner served as Senior Vice President for Firstar/Mercantile in St. Louis, Missouri from 1997 until 2000. From 1995 until 1997, Ms. Waggoner was President of Mercantile Bank in Carlyle, Illinois.

BOARD MATTERS

Introduction

The board of directors is responsible for directing the management of the company. Certegy’s Bylaws provide that the board of directors shall consist of not less than five nor more than fifteen directors, with the exact number being set from time to time by the Board. Currently, the board’s size is set at eight, and the members are divided into three classes. The board has determined that all of its members, with the exception of Mr. Kennedy, Certegy’s Chairman and Chief Executive Officer, are independent directors under the listing standards of the New York Stock Exchange.

The composition of the Board and its committees will change in connection with the merger. Information about the post-closing composition of the Board and its committees, and biographical information concerning the future and current Board members, can be found in the sections entitled “The Merger Agreement and Related Documents—Governance of the Combined Company Following the Merger” and “Current Board of Directors and Management of Certegy” elsewhere in this proxy statement.

Committees of the Board of Directors

The current membership of the various committees of the board of directors is as follows:

Director	Audit	Compensation	Governance	Business Strategies Analysis
Child	X
Doyle	X
Guenther			X
Hughes			Chair	Chair
Hunt	Chair		X	X
Kennedy				X
Lassiter		X		X
White		Chair

The board of directors met six times in 2004. Each director attended at least 75% of the aggregate of the total number of meetings of the board of directors (held during the period for which he or she has been a director) and the total number of meetings of all committees of the board of directors on which the director served (during the periods that he or she served). The board of directors also believes that it should be sufficiently represented at Certegy’s annual meetings of shareholders. Four of the board’s members attended the 2004 annual meeting.

In addition to board and committee meetings, Certegy’s non-management directors meet in executive sessions without management present. These meetings are chaired by Certegy’s Presiding Director, a position that rotates annually among the non-employee chairs of the board’s committees. The Presiding Director is currently David K. Hunt.

Mr. Doyle resigned from the board effective December 8, 2005.

Audit Committee

The Audit Committee’s primary function, as set forth in its written charter, is to assist the board of directors in overseeing the integrity of Certegy’s financial reports and other financial information provided to the public, Certegy’s systems of controls, Certegy’s legal, regulatory, and ethical compliance, and the auditing process. The committee appoints and oversees the company’s independent accountants. The Audit Committee met ten times in 2004.

Compensation Committee

The Compensation Committee conducts its duties pursuant to its written charter, which sets forth its responsibility for approving and monitoring executive compensation plans, policies, and programs, and advising management on succession planning and other significant human resources matters. As part of its responsibilities, the committee reviews and sets salaries and establishes incentive compensation awards for Certegy’s executive officers. In addition, the committee is responsible for all significant employee benefit plan actions, including funding matters. The Compensation Committee met three times in 2004. The Compensation Committee Report on Executive Compensation appears in this proxy statement, but is not part of the proxy solicitation material.

Governance Committee

The Governance Committee’s written charter sets forth its responsibility for shaping Certegy’s corporate governance and assisting the board of directors with respect to board and committee organization, membership, and function, and oversight of evaluations of the board and management. The Governance Committee met three times in 2004.

Business Strategies Analysis Committee

In November 2004, the board of directors formed the Business Strategies Analysis Committee. The principal responsibilities of the Business Strategies Analysis Committee were to consider Certegy’s business strategies and strategic alternatives and report its findings to the board of directors. The Business Strategies Analysis Committee met once in 2004. The activities of this committee during the process leading to the execution of the merger agreement are described in the section entitled “The Merger—Background of the Merger.”

Director Nominations

The board’s general director nomination process and qualifications for directors are described below. Although these are the procedures and qualifications normally observed in connection with board elections at annual shareholder meetings, the composition of the board of directors will change in connection with the merger in a manner not subject to these procedures, as described elsewhere in this proxy statement in the section entitled “The Merger Agreement and Related Documents—Governance of the Combined Company Following the Merger.”

Nominations Process

The Governance Committee is responsible for recommending to the board of directors a slate of director nominees for the board of directors to consider recommending to the shareholders, and for recommending to the board of directors nominees for appointment to fill any board vacancy. To fulfill these responsibilities, the committee periodically assesses the collective requirements of the board of directors and makes recommendations to the board regarding its size, composition and structure. In determining whether to nominate an incumbent director for reelection, the Governance Committee evaluates each incumbent director’s continued service in light of the current assessment of the board’s collective requirements, taking into account factors such as evaluations of the incumbent’s performance.

When a need for a new director to fill a new board seat or vacancy arises, the committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, including engaging director search firms. The committee reviews the qualifications of each candidate. Final candidates are generally interviewed by one or more committee members. The committee makes a recommendation to the board of directors based on its review, the results of interviews with the candidate and all other available information. The board of directors makes the final decision on whether to invite the candidate to join the board of directors, which is extended through the Chair of the Governance Committee and the Chairman of the Board and Chief Executive Officer.

Director Qualifications

The Governance Committee reviews and develops criteria for the selection of qualified directors. At a minimum, directors should have high moral character and personal integrity, demonstrated accomplishment in his or her field, and the ability to devote sufficient time to carry out the duties of a director, and should be at least 21 years of age. In addition to these minimum qualifications in evaluating candidates, the Governance Committee may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular board seat, taking into account the then-current composition of the board of directors. These factors may include whether the candidate is independent and able to represent the interests of Certegy and its shareholders as a whole; a candidate’s professional and educational background, reputation, industry knowledge and business experience, and the relevance of those characteristics to Certegy and the board of directors; the candidate’s ability to fulfill the responsibilities of a director and member of one or more of Certegy’s standing board committees; whether the candidate will complement or contribute to the mix of talents, skills and other characteristics needed to maintain the board’s effectiveness; the candidate’s other board and committee commitments; whether the candidate is financially literate or a financial expert; board diversity; and public disclosure and antitrust matters.

Shareholder Nominations

Nominations of individuals for election to the board of directors at any meeting of shareholders at which directors are to be elected may be made by any Certegy shareholder entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Section 1.12 of Certegy’s Bylaws. Section 1.12 generally requires that shareholders submit nominations by written notice to the Corporate Secretary setting forth certain prescribed information about the nominee and the nominating shareholder. Section 1.12 also requires that the nomination notice be submitted a prescribed time in advance of the meeting. See “Shareholder Proposals for the 2006 Annual Meeting” elsewhere in this proxy statement.

The Governance Committee will consider recommending to the board of directors that it include in the board’s slate of director nominees for a shareholders’ meeting a nominee submitted to Certegy by a shareholder. In addition to complying with the procedures set forth in the Section 1.12 of the Bylaws, the nominating shareholder should expressly indicate in the nomination notice that such shareholder desires that the Governance Committee consider recommending inclusion of such shareholder’s nominee in the board’s slate of nominees for the meeting. The nominating shareholder and shareholder’s nominee must comply with all requests for information and consent to Certegy obtaining other information in order for the Governance Committee and board of directors to evaluate such candidate.

The shareholder’s nominee should satisfy the minimum qualifications for director described above in the judgment of the Governance Committee. In evaluating shareholder nominees for possible inclusion in the board’s slate of nominees, the committee may consider all relevant information, including the factors described above, and additionally may consider the size of the nominating shareholder’s holdings in Certegy and the length of time such shareholder has owned such holdings; whether the nominee is independent of the nominating shareholder and able to represent the interests of Certegy and its shareholders as a whole; the interests and/or intentions of the nominating shareholder; and the availability and qualifications of other candidates.

Communicating with the Board

Certegy security holders and other interested parties may communicate with the board of directors, the Presiding Director, the non-management or independent directors as a group, or individual directors by writing to them in care of the Corporate Secretary, 100 Second Avenue South, Suite 1100 S, St. Petersburg, Florida 33701. Correspondence will be forwarded as directed by the writer. Certegy may first review, sort, and summarize such communications, and screen out solicitations for goods or services and similar inappropriate communications unrelated to Certegy or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.

Corporate Governance Documents

The board of directors’ Corporate Governance Policy, as well as the charters of the Audit, Compensation, and Governance Committees, can be viewed at http://www.certegy.com/AC_corpgovernance.html.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF CERTEGY

The following table sets forth information regarding beneficial ownership of Certegy common stock by:

•       each shareholder who is known by Certegy to beneficially own 5% or more of the common stock;

•       each of Certegy’s directors;

•       each of Certegy’s executive officers named in the Summary Compensation Table; and

•       all of Certegy’s executive officers and directors as a group.

Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose.

Because all stock options and restricted stock units will fully vest in connection with the merger as described above under “The Merger—Interests of Certain Persons in the Merger That Are Different from Your Interests,” all beneficial ownership and related ownership percentages in the following table have been calculated assuming that the merger has occurred, and that all options and restricted stock units held by such individuals or entities are fully vested and exercisable.

Beneficial Ownership Table(1)

Name	Common Stock Beneficially Owned	Percent of Shares Beneficially Owned
T. Rowe Price Associates, Inc.(2)	8,717,751	13.8%
General Electric Pension Trust(3)	5,157,774	8.2
GE Asset Management Incorporated General Electric Company GE Frankona Ruckversicherungs AG
Kayne Anderson Rudnick Investment Management, LLC(4)	4,023,146	6.4
Viking Global Performance LLC(5)	3,188,500	5.1
Lee A. Kennedy(6)	1,152,304	1.8
Larry J. Towe(7)	633,327	1.0
Michael T. Vollkommer(8)	337,648	0.5
Jeffrey S. Carbiener(9)	227,810	0.4
Walter M. Korchun(10)	88,119	0.1
Richard N. Child(11)(12)	15,797	*
Charles T. Doyle(11)(12)(13)	16,343	*
Kenneth A. Guenther(14)	4,284	*
Keith W. Hughes(12)(15)	14,800	*
David K. Hunt(11)(12)(16)	17,297	*
Phillip B. Lassiter(12)(15)	13,797	*
Kathy Brittain White(11)(12)	15,797	*
All directors and executive officers as a group, including those named above (20 persons)(17)	3,491,111	5.3%

*                    Represents less than 1% of the outstanding shares of common stock.

(1)          Unless otherwise indicated, all information is provided as of the record date, December 2, 2005. Based on 63,032,293 shares of common stock outstanding as of December 2, 2005.

(2)          As reported in a joint Schedule 13G filed with the SEC on February 15, 2005 by T. Rowe Price Associates, Inc., a registered investment adviser, and T. Rowe Price Mid-Cap Growth Fund, Inc., these securities are owned by various individual and institutional investors, including T. Rowe Price Mid-Cap Growth Fund, Inc. (which owns 3.7 million shares of Certegy common stock, representing 5.9% of the shares outstanding), which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Their address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)   As reported in a joint Schedule 13G filed with the SEC on February 14, 2005, GE Asset Management Incorporated (GEAM), a registered investment adviser, has sole voting and dispositive power over 4,139,858 Certegy shares owned by entities and accounts for which GEAM serves as investment adviser, and shared voting and dispositive power over 1,017,916 shares owned by GEPT and GEFR (as defined below). GEAM acts as investment manager for GEPT and GEFR. General Electric Pension Trust (GEPT) has shared voting and dispositive power with GEAM over 1,003,916 Certegy shares. GE Frankona Ruckversicherungs AG (GEFR) has shared voting and dispositive power with GEAM over 14,000 Certegy shares. General Electric Company (GE), the direct or indirect parent of GEAM and GEFR, disclaims beneficial ownership of all shares reported. All of the filers disclaim that they are members of a “group.” The address of GEPT and GEAM is 3001 Summer Street, Stamford, Connecticut 06904. GEFR’s address is Maria-Theresia-Strasse 35, D-81675 Munchen, Germany. GE’s address is 3135 Easton Turnpike, Fairfield, Connecticut 06431.

(4)   As reported in a Schedule 13G filed with the SEC on February 7, 2005, Kayne Anderson Rudnick Investment Management, LLC, a registered investment adviser, has sole voting and dispositive power over 4,023,146 Certegy shares. Their address is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067.

(5)          As reported in a joint Schedule 13G filed with the SEC on October 17, 2005, the reported shares are directly owned by Viking Global Equities LP (VGE) and VGE III Portfolio Ltd (VG Portfolio). Viking Global Performance LLC (VGP), as the general partner of VGE, and Viking Global Investors LP (VGI), an affiliate of VGP that provides managerial services to VGE, each have the power to dispose of and vote the shares of Certegy common stock directly owned by VGE. VGP and VGI are parties to an investment management agreement with VG Portfolio pursuant to which VGP has investment authority with respect to securities held in accounts maintained by VG Portfolio and VGI performs managerial services in connection with such accounts. VGP and VGI have authority to dispose of and vote securities held in such accounts. O. Andreas Halvorsen, Brian T. Olson and David C. Ott are managing directors of VGI and members of VGP, and have shared power to dispose of and shared power to vote the shares of Certegy common stock beneficially owned by VGI and VGP. Each may be deemed to beneficially own the shares directly owned by VGE and VG Portfolio.

(6)          Includes 840,120 shares of common stock that may be acquired pursuant to options, 36,687 shares of common stock owned through Certegy’s 401(k) plan, and 258 shares of common stock owned by his children.

(7)          Includes 477,857 shares of common stock that may be acquired pursuant to options and 7,043 shares of common stock owned through Certegy’s 401(k) plan.

(8)          Includes 251,591 shares of common stock that may be acquired pursuant to options, 9,490 shares of common stock owned jointly with his wife, 3,107 shares of common stock owned through Certegy’s 401(k) plan, and 1,500 shares in an individual retirement account.

(9)          Includes 153,232 shares of common stock that may be acquired pursuant to options, 1,409 shares of common stock owned through Certegy’s 401(k) plan, and 137 shares owned in an individual retirement account.

(10)   Includes 40,955 shares of common stock that may be acquired pursuant to options and 486 shares of common stock owned through Certegy’s 401(k) plan.

(11)   Includes 12,000 shares of common stock that may be acquired pursuant to options.

(12)   Includes 3,797 restricted stock units.

(13) Mr. Doyle resigned from the board effective December 8, 2005.

(14) Includes 1,859 restricted stock units.

(15) Includes 10,000 shares of common stock that may be acquired pursuant to options.

(16) Includes 1,500 shares of common stock held by Mr. Hunt’s wife as to which he disclaims all beneficial ownership.

(17) Includes 2,544,493 shares of common stock that may be acquired by such directors and executive officers as a group pursuant to options, 29,869 restricted stock units and 61,317 shares owned by Certegy’s 401(k) plan.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Directors who are Certegy’s salaried employees receive no additional compensation for services as a director or as a member of a committee of Certegy’s board of directors. All non-employee directors receive an annual retainer of $30,000, plus $1,500 for each board or committee meeting he or she attends. The chairperson of each standing committee of Certegy’s board of directors receives an additional annual fee of $5,000, payable in quarterly installments. Certegy also reimburses each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings.

Certegy has adopted a deferred compensation plan for the benefit of its non-employee directors. Under this plan, a non-employee director may defer and be deemed to invest up to 100% of their director’s fees in either a stock fund representing Certegy’s common stock or in an interest bearing account. Interest on deferred amounts deemed to be invested in the interest bearing account are credited monthly to Certegy’s directors’ accounts at the prime rate on the first day of each month as reported in the Wall Street Journal. All deferred fees are held in Certegy’s general funds and are paid in cash. In general, deferred amounts are not paid until after the director terminates service from Certegy’s board of directors, at which time they will be paid either in a lump sum or in annual payments of not more than ten years, as determined by the director.

In June 2004, the Certegy Inc. Stock Incentive Plan was amended to allow for the issuance of restricted stock units in addition to stock options and restricted shares. Following the adoption of this amendment, in June 2004 each of Certegy’s non-employee directors received a grant of 1,925 restricted stock units. These restricted stock units, which vested in June 2005, represent the right to receive shares of common stock.

Due to recent changes in the treatment of stock options under U.S. federal tax laws, Certegy believes it is in its best interests and those of its shareholders to provide equity compensation to Certegy’s non-employee directors for their services in the form of restricted shares or restricted stock units, as opposed to stock options. Accordingly, no stock options were granted to non-employee directors for their services under the Stock Incentive Plan or the Non-Employee Director Stock Option Plan in 2004.

Executive Compensation

Summary Compensation Table

The following table sets forth in summary form the compensation paid during fiscal years 2004, 2003 and 2002 to Certegy’s Chief Executive Officer and the four other most highly compensated executive officers, referred to as the named executive officers.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
						Awards			Payouts
Name	Fiscal Year	Salary	Bonus	Other Annual Compensation		Restricted Stock Awards(1)		Securities Underlying Options	LTIP Payouts	All Other Compensation
Lee A. Kennedy	2004	$731,923	$760,000	$162,549	(2)	$1,408,015		175,366	—	$381,093	(3)
Chairman and Chief	2003	667,500	279,015	19,759		—		—	$1,200,000	8,901
Executive Officer	2002	617,308	—	16,677		2,796,800		190,000	—	424,484
Larry J. Towe	2004	454,731	340,707	67,016	(2)	688,465		57,166	—	91,572	(3)
President and Chief	2003	417,000	130,730	15,127		1,170,000	(4)	—	800,000	63,383
Operating Officer	2002	395,385	—	12,451		1,258,560		90,000	—	71,461
Michael T. Vollkommer	2004	350,792	227,787	15,332	(2)	462,275		38,383	—	9,410	(3)
Executive Vice	2003	321,900	87,460	9,957		650,000		—	440,000	5,682
President and Chief	2002	306,154	—	7,710		699,200		50,000	—	100,542
Financial Officer
Jeffrey S. Carbiener	2004	294,439	194,977	23,829	(2)	245,883		20,416	—	7,640	(3)
Executive Vice	2003	259,605	14,388	34,323		780,000		—	300,000	5,629
President and Group	2002	246,278	—	9,092		559,360		38,000	—	5,218
Executive—Check
Services
Walter M. Korchun	2004	294,439	177,811	63,394	(2)	167,209		13,883	—	89,514	(3)
Executive Vice	2003	259,606	59,683	18,393		410,087	(4)	—	105,986	9,313
President, General	2002	226,047	—	4,882		496,500		32,000	—	7,077
Counsel and Secretary

(1)    Dividend income is paid on restricted stock at the same rate as paid to all shareholders. Value of restricted stock shown in the table is as of the date of award. As of December 31, 2004, total restricted stock awards outstanding and the related fair market values were as follows: Mr. Kennedy—123,257 shares ($4,379,321); Mr. Towe—102,151 shares ($3,629,425); Mr. Vollkommer—59,202 shares ($2,103,447); Mr. Carbiener—53,554 shares ($1,902,774); and Mr. Korchun—30,137 shares ($1,070,768).

(2)    Other annual compensation includes tax equalization payments, financial counseling fees and club membership dues. Tax equalization payments for 2004 include payments to Messrs. Kennedy, Towe and Korchun in the amount of $131,085, $41,440 and $35,590, respectively, in connection with their relocation expenses.

(3)    Includes a 401(k) matching contribution in the maximum amount of $4,100 for each officer. With respect to Messrs. Kennedy, Towe and Korchun, includes $363,331, $72,250 and $62,050, respectively, in relocation expenses in connection with the transfer of Certegy’s corporate headquarters from the Atlanta area to St. Petersburg, Florida. Relocation expenses include, among other items, moving expenses, short-term financing by Certegy of home sales and purchases and the temporary maintenance by the company of an apartment in Atlanta for the Chairman and Chief Executive Officer. “All Other Compensation” also includes the portion of premiums paid by Certegy pursuant to the Executive Life and Supplemental Retirement Benefit Plan attributable to term life insurance for the named executive officers in the following amounts: Mr. Kennedy—$13,662; Mr. Towe—$15,222; Mr. Vollkommer—$5,310; Mr. Carbiener—$3,540; and Mr. Korchun—$23,364.

(4)    Includes the following restricted shares awarded for retention purposes: 45,000 shares to Mr. Towe on May 7, 2003, vesting on May 7, 2005; 10,000 shares to Mr. Korchun on May 7, 2003, vesting on May 7, 2005; and an additional 6,116 shares to Mr. Korchun on February 2, 2003, that vested on January 7, 2004.

Option Awards

A stock option allows an individual to purchase shares of common stock at a fixed price (the exercise price) during a specific period of time. In general, whether exercising stock options is profitable to an option holder depends on the relationship between the common stock market price and the option exercise price. At any given time, vested options can be “in the money” (the exercise price is less than the market price) or “out of the money” (the exercise price is greater than the market price), depending on the current market price of the stock.

The following table contains information with respect to stock options awarded to the named executive officers during the fiscal year ended December 31, 2004.

Option Awards in Last Fiscal Year

	Shares Underlying	Percent of Total Options Awarded to Employees in	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Options(1)	Fiscal Year	5%	10%
Lee A. Kennedy	175,366	22.9%	$2,323,796	$5,415,432
Larry J. Towe	57,166	7.5	757,513	1,765,328
Michael T. Vollkommer	38,383	5.0	508,618	1,185,296
Jeffrey S. Carbiener	20,416	2.7	270,535	630,461
Walter M. Korchun	13,883	1.8	183,965	428,717

(1)          All options in the table have an exercise price of $32.55 per share, vested 25% on the date of award with the remainder vesting in three equal annual installments (becoming fully vested on December 31, 2006) and expire on February 4, 2011.

Option Exercises and Year-End Option Values

The following table sets forth certain information with respect to stock option exercises by the named executive officers during fiscal 2004, and the number and value of stock options held by the named executive officers as of December 31, 2004. As previously noted, all currently unvested stock options will become vested and exercisable as a result of the merger.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004(2)
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Lee A. Kennedy	29,272	$661,946	570,079	135,182	$4,419,469	$288,367
Larry J. Towe	8,888	240,386	364,926	51,082	3,426,424	97,999
Michael T. Vollkommer	3,973	72,611	178,373	31,691	1,087,809	64,314
Jeffrey S. Carbiener	27,472	466,150	111,435	19,708	863,466	35,869
Walter M. Korchun	—	—	42,396	14,941	207,202	36,869

(1)          Represents aggregate excess of market value of the shares underlying the options exercised, as of the date of exercise, over the exercise price of the options.

(2)          Represents aggregate excess of market value of shares under options as of December 31, 2004, over the exercise price of the options.

Retirement Benefits

Pension Plan

The Certegy Inc. Pension Plan is a tax-qualified retirement plan available to all full-time U.S. employees. The pension plan provides benefits based on a participant’s length of service with Certegy and average earnings (comprised of a participant’s annual salary and bonus) up to a maximum of either 125% of salary or salary plus 75% of other earnings, whichever is greater. Pension plan benefits are computed by averaging the employee’s earnings for the highest paid thirty-six consecutive months of employment to arrive at final average earnings. However, federal laws place limitations on earnings amounts that may be included in calculating benefits under the pension plan. In 2005, only the first $210,000 in eligible earnings can be included in the calculation. Based on this 2005 limitation, the maximum benefit payable under the pension plan is $170,000 per year.

Supplemental Executive Retirement Plan

The Certegy Inc. Supplemental Executive Retirement Plan, or SERP, provides certain designated executives an annual benefit at normal retirement (age 60) equal to 50% of average earnings (comprised of a participant’s annual salary and bonus) multiplied by a fraction (not greater than 1) equal to the executive’s years of credited service divided by 30 years. SERP benefits are computed by averaging the executive’s earnings for the highest three calendar years in the ten calendar years preceding retirement to arrive at final average earnings. The benefit under the SERP is reduced by the benefit payable under the pension plan and by the benefit, if any, payable on the date of retirement under the Special Supplemental Executive Retirement Plan. Benefits under the SERP are payable as a life annuity, although the executive can elect an optional form of payment (including a lump sum). The following named executive officers participate in the SERP: Messrs. Kennedy, Towe and Vollkommer.

Executive Life and Supplemental Retirement Benefit Plan and Special Supplemental Executive Retirement Plan

Certegy maintains for its executive officers and certain other management employees the Executive Life and Supplemental Retirement Benefit Plan, which is intended to maintain competitiveness of the company’s benefits. This plan is a company owned life insurance program, under which the participants receive life insurance coverage. The plan was amended in 2003 to eliminate the opportunity for deferred cash accumulation benefits under the life insurance policies for executive officers. In lieu of this, the Certegy Inc. Special Supplemental Executive Retirement Plan, or Special Plan, was established in 2003 to provide executive officers with a benefit opportunity comparable to the deferred cash accumulation benefit opportunity that would have been available had the split-dollar life insurance program not been amended. If any Special Plan benefits are ultimately payable, they will reduce an executive officer’s SERP benefits. For the named executive officers, the following benefit assets have accrued as of December 31, 2004 under the Special Plan: Mr. Kennedy—$280,623; Mr. Towe—$155,120; Mr. Vollkommer—$75,372; Mr. Carbiener—$38,792 and Mr. Korchun—$0. The policy premiums paid by the company attributable to term life insurance are included in the “Summary Compensation Table” under the caption “All Other Compensation.”

The following tables show the annual retirement benefits that would be payable at age 65 or later under the pension plan and at age 60 or later under the SERP (for those individuals eligible for the SERP) and various rates of final average earnings and years of service. The SERP benefits reflected in the table would be reduced for pension plan benefits and by the benefit, if any, payable on the date of retirement under the Special Supplemental Executive Retirement Plan and are paid without regard to the limitations under Internal Revenue Code Sections 401(a) and 415. Neither pension plan nor SERP benefits are reduced for Social Security benefits.

Pension Plan Benefits

	Years of Service
Final Average Earnings	15	20	25	30	35
$ 205,000	$39,083	$52,110	$65,138	$78,165	$91,193
400,000	39,083	52,110	65,138	78,165	91,193
600,000	39,083	52,110	65,138	78,165	91,193
800,000	39,083	52,110	65,138	78,165	91,193
1,000,000	39,083	52,110	65,138	78,165	91,193

The credited years of service for each of the named executive officers as of December 31, 2004 for the pension plan were as follows: Mr. Kennedy—23 years; Mr. Towe—11 years; Mr. Vollkommer—5 years; Mr. Carbiener—13 years; and Mr. Korchun—5 years.

SERP Benefits

	Years of Service
Final Average Earnings	15	20	25	30	35
$205,000	$51,250	$68,333	$85,417	$102,500	$102,500
400,000	100,000	133,333	166,667	200,000	200,000
600,000	150,000	200,000	250,000	300,000	300,000
800,000	200,000	266,667	333,333	400,000	400,000
1,000,000	250,000	333,333	416,667	500,000	500,000
1,200,000	300,000	400,000	500,000	600,000	600,000
1,400,000	350,000	466,667	583,333	700,000	700,000
1,600,000	400,000	533,333	666,667	800,000	800,000

The credited years of service for each of the named executive officers as of December 31, 2004 for the SERP were as follows: Mr. Kennedy—32 years; Mr. Towe—14 years; and Mr. Vollkommer—5 years.

Change in Control Agreements

Certegy has entered into change in control agreements with all of its named executive officers. Upon the closing of the merger, Messrs. Kennedy’s and Carbiener’s change in control agreements will be replaced and terminated by their employment agreements. The merger agreement itself provides for accelerated vesting of employee equity awards, and the execution of the merger agreement and closing of the merger has other change in control-related effects. Please see “The Merger—Interests of Certain Persons in the Merger That Are Different from Your Interests” for a description of these matters.

Compensation Committee Interlocks and Insider Participation

None of the members of Certegy’s Compensation Committee has served as an officer or an employee of Certegy’s businesses during the previous fiscal year. No interlocking relationship exists between Certegy’s board of directors, Compensation Committee or executive officers and the board of directors, compensation committee or executive officers of another company, nor has such relationship existed in the past.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overall Philosophy and Administration

The goals of Certegy’s executive compensation program, as developed and administered by the Compensation Committee of the board of directors, include:

•       Offering market competitive total compensation opportunities to attract and retain talented executives;

•       Providing strong links between Certegy’s performance and total compensation earned—i.e., “paying for performance”;

•       Emphasizing Certegy’s long-term performance, thus enhancing shareholder value; and

•       Promoting and facilitating executive officer stock ownership.

The Committee intends that the company’s pay programs provide compensation commensurate with the level of financial performance achieved relative to industry performance and internal goals. A significant portion of compensation is directly linked to the returns generated for shareholders.

Certegy sets its financial performance and shareholder return objectives above the middle of the market when compared with comparably sized financial, technology and information services companies. The pay programs are designed to provide above median compensation levels when those goals are achieved.

The Committee, which is composed entirely of independent directors, establishes base salaries for the executive officers, including the named executive officers. The Committee also administers incentive compensation programs under both annual and long-term incentive plans. In fulfilling its responsibilities, the Committee regularly seeks input from independent compensation consultants chosen by the Committee, and periodically seeks input from appropriate Certegy executives.

Base Salaries

The Committee generally sets base salaries for its senior executives and other officers between the market median (50th percentile) and the market 60th percentile for comparably sized financial, technology and information services companies, based on a survey conducted by independent compensation consultants previously retained by the Committee. The group surveyed, consisting of eight companies, is a more targeted group than the groups of companies comprising the different stock indices in the stock performance graph appearing in this proxy statement.

In addition, the Committee may consider other factors when setting individual salary levels, which may result in salaries above or below the targeted range. These factors may include availability of talent, recruiting requirements of the particular situation, specific technical backgrounds, experience and demonstrated performance.

Base salary adjustments for executive officers generally are made annually and are dependent on such factors as the executive’s current responsibilities, experience and performance, competitive compensation practices at comparable companies, and the Committee’s assessment of the executive’s overall contribution to Certegy’s financial success. The salaries earned by the named executive officers in 2004, which appear in the “Summary Compensation Table” of this proxy statement, were increased from those earned in the prior year in accordance with the foregoing practices.

Incentive Compensation

Certegy’s incentive compensation programs currently comprise cash incentives under its annual incentive plans, and long-term equity incentives under its stock incentive plan. In determining appropriate annual and long-term incentive compensation levels for the executive officers, the Committee seeks to award incentives that, when combined with annual salary, put the total overall compensation for Certegy’s executives midway between the market 50th percentile and the market 75th percentile for comparably sized financial, technology and information services companies in Certegy’s survey, commensurate with the company’s above market performance objectives. Generally, officers with greater responsibilities have a greater percentage of their total compensation “at risk”—that is, contingent on the achievement of company or business unit objectives—than executives with lesser responsibilities.

Annual Incentive Compensation

Annual incentives provide opportunities for Certegy executives to earn compensation based on the achievement of a combination of important corporate and divisional financial goals, such as earnings per share, operating income growth and revenue growth. The performance factors selected for any particular officer vary depending on the officer’s specific responsibilities within the company.

The total annual incentive compensation plan payout is targeted to be approximately $2.6 million, assuming all incentive goals are met. This overall targeted amount is based upon a percentage of plan participants’ base salaries, and does not fluctuate year to year other than for factors such as increases in participant headcount or base salaries because of promotions, merit increases or inflation. Total annual incentive compensation plan cost is reviewed and approved by the Committee, and established annual earnings targets include the projected cost of the plan.

Under Certegy’s annual incentive plans, each executive has a bonus target expressed as a percentage of base salary. Bonus targets for the named executive officers range from 40% to 100% of base salary. Actual awards can range from 0% to 200% of target, depending on performance against the established objectives. For 2004, the objectives for the named executive officers consisted of Certegy’s attainment of specified levels of diluted earnings per share (comprising 50% of incentive opportunity) and revenues (comprising 20%), as well as the results of individual performance assessments of each of the officers (30%). The Committee generally believes that earnings per share and revenues are more relevant objectives than stock price performance for its annual incentive compensation plan. Stock price performance can be influenced by external factors outside the control of plan participants, many of which are of short-lived duration. The consistent achievement of established financial objectives, however, should drive stock price performance over the long term. By focusing on attainment of financial objectives, the Committee strives to reward participants for growth in share price over the long term. For 2004, all of the named executive officers received bonuses, which appear in the “Summary Compensation Table” of this proxy statement, as performance objectives were determined to have been met for the year.

Any adjustments to actual financial results for purposes of comparison to targets are generally few, but do occur when they are deemed appropriate by the Committee. Established targets have historically been increased to include the projected financial results from significant business acquisitions that occur subsequent to the establishment of targets, such as the acquisition of Game Financial Corporation in 2004, and decreased to exclude the budgeted results of disposed-of businesses, such as the sale of Certegy’s merchant acquiring business in 2005. Actual results of the disposed-of businesses, including any gain on disposal, are excluded from actual results for purposes of measuring achievement of financial targets. Certegy’s budgets and established earnings per share targets have historically taken into account the use of cash for debt reduction and stock repurchases.

Bonuses based on earnings and revenue targets have historically not been paid on performance that fails to exceed the prior year’s performance, because plan objectives include thresholds that exceed prior year amounts. The Committee has the discretion to pay bonuses based on performance that fails to meet internal goals, but it has not done so, except for minor adjustments to targets as described above.

Long-Term Incentive Compensation

The Committee administers the shareholder-approved Certegy Inc. Stock Incentive Plan, which allows for the award of both non-qualified and incentive stock options, and restricted stock. In June 2004, this plan was amended to allow for the issuance of restricted stock units in addition to actual restricted shares. Restricted stock units represent the right to receive actual shares of common stock, subject to any applicable vesting criteria or period, and are general unsecured obligations of Certegy. Consistent with prevailing practices in the marketplace, the Committee currently intends to make a long-term incentive award for each fiscal year.

The long-term incentive awards from the Stock Incentive Plan made during 2004 to Certegy executives included the following:

•       Restricted stock grants with performance-based vesting acceleration features to all of the named executive officers. If Certegy’s compound earnings per share growth meets or exceed 10% per year at the third anniversary of the grant date, the restricted stock will vest; otherwise, it does not vest until the fifth anniversary.

•       Stock option grants to all of the named executive officers, vesting in four installments beginning on the grant date.

The stock option and restricted stock grants made to Certegy’s key executives were designed to create a direct link between shareholder and executive interests by focusing executive attention on increasing shareholder value. In each case, the size of the awards made to individual officers was based on an evaluation of several factors, including the officer’s level of responsibility and the company’s overall compensation objectives. The Committee selected a target of 10% compounded earnings per share growth to accelerate vesting of the restricted stock grant because that objective, if achieved, would improve Certegy’s growth standing when compared to its eight-company survey group. The amount and nature of prior equity incentive awards are generally considered in determining new Stock Incentive Plan awards for executive officers.

Please see the “Summary Compensation Table” and “Option Awards in Last Fiscal Year” table of this proxy statement for the Stock Incentive Plan awards made to the named executive officers in 2004.

Certegy also maintains a shareholder-approved Key Management Long-Term Incentive Plan (LTIP), which provides for performance-based cash incentives for periods ranging from a portion of a year to multi-year periods. No incentive awards or payouts were made pursuant to the LTIP in 2004.

Chief Executive Officer Compensation

Compensation decisions for Mr. Kennedy, as Chief Executive Officer, are made under the same methodology as for other executives. Mr. Kennedy has a greater proportion of his compensation dependent on performance objectives than the other executives. Mr. Kennedy was paid a base salary of $731,923 in fiscal 2004. As with all other named executive officers, Mr. Kennedy was paid a bonus for 2004, as his performance objectives for the year—consisting of attainment of specified levels of diluted earnings per share (comprising 50% of his incentive opportunity) and revenues (comprising 20%), as well as the Committee’s assessment of Mr. Kennedy’s performance (30%)—were met. Mr. Kennedy’s performance-based incentive compensation targets were set between the market 60th percentile and the market 75th percentile for the surveyed peer group previously described.

As with all the named executive officers, Mr. Kennedy received restricted stock and stock option incentives in fiscal 2004, with the same vesting provisions described above under “Long-Term Incentive Compensation.” Management believes that the equity incentives awarded to Mr. Kennedy in 2004 were sufficient to maintain a strong financial link between Mr. Kennedy and Certegy’s other shareholders.

Other Benefits

Certegy’s executive officers participate in the Certegy Inc. Pension Plan, which is a non-contributory, qualified defined benefit pension plan, and the Executive Life and Supplemental Retirement Benefit Plan, both of which are described in “Executive Compensation—Retirement Benefits.” As described in that section the Executive Life and Supplemental Retirement Benefit Plan was amended in 2003 to eliminate deferred cash accumulation benefits for executive officers, and the Special Supplemental Executive Retirement Plan was adopted to provide a comparable replacement cash accumulation opportunity for executive officers. Certegy also maintains a separate defined benefit Supplemental Executive Retirement Plan that provides additional retirement benefits to Messrs. Kennedy, Towe and Vollkommer, also described in the “Retirement Benefits” section of this proxy statement. Benefits under this plan are reduced by benefits payable under the pension plan and the Special Supplemental Executive Retirement Plan. In addition, the named executives and certain other officers have entered into agreements with Certegy that provide for severance payments in certain circumstances following a change in control of the company, as described in the “Change of Control Agreements” section of this proxy statement. Executives also participate, on a voluntary basis, in customary benefit programs generally available to employees, including Certegy’s 401(k) plan.

Certegy maintains a nonqualified deferred compensation plan for senior executives that allows cash deferrals from base pay, annual incentive awards and long-term incentive awards into various ‘phantom’ investment options. Until the end of 2004, this plan also allowed for the deferral of stock option gains and vested restricted stock into a company phantom stock account. The deferrals are not actual investments, but rather unsecured general obligations of Certegy to issue cash upon payout in an amount that reflects deferred cash contributions and any gains on the notional investments, or in the case of deferrals of option gains and restricted stock, to issue shares of actual stock upon payout. The company does not match any deferred contributions made by executives.

Compensation Deductibility Policy

An income tax deduction under federal law will generally be available for annual compensation in excess of $1 million paid to the chief executive officer and the named executive officers of a public corporation only if that compensation is “performance-based” and complies with certain other tax law requirements. Although the Committee considers deductibility issues when approving executive compensation elements, Certegy and the Committee believe that other compensation objectives, such as attracting, retaining and providing incentives to qualified managers, are important and may supersede the goal of maintaining deductibility. Consequently, Certegy and the Committee may make compensation decisions without regard to deductibility when it is in the best interests of Certegy and its shareholders to do so.

By:	The Compensation Committee
Kathy Brittain White, Chairperson
Phillip B. Lassiter

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth aggregate information as of December 31, 2004 about all Certegy compensation plans, including individual compensation arrangements, under which Certegy’s equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders(1)	4,587,394	$28.32	1,156,677
Equity Compensation Plans Not Approved by Shareholders(2)(3)	39,178	31.83	164,000

(1)          Includes only Certegy’s Stock Incentive Plan.

(2)          Includes Certegy’s Non-Employee Director Stock Option Plan, which is not required to be approved by Certegy’s public shareholders. Each director who is not employed by Certegy or any of its affiliates is eligible to participate in this plan. Certegy has reserved 200,000 shares under this plan, of which 164,000 shares remain available for issuance. The plan is a “formula plan” under which grants are automatic. Due to recent changes in the treatment of stock options under U.S. federal tax laws, however, Certegy believes it is currently in the best interests of the company and its shareholders to provide equity compensation to the non-employee directors in the form of restricted shares or restricted stock units, as opposed to stock options—consequently, option grants to non-employee directors under this plan were suspended in 2004.

(3)          As of December 31, 2004, there were 5,178 shares of “phantom” stock existing under Certegy’s nonqualified deferred compensation plan described above under “Compensation Committee Report on Executive Compensation—Other Benefits.” This plan allows for the deferral of stock option gains and vested restricted stock into a company phantom stock account, payable in shares of actual stock.

STOCK PRICE PERFORMANCE

The graph and table below compare the cumulative total return among investments in Certegy Inc., the S&P MidCap 400 Index©, and the S&P SuperCap Data Processing and Outsourced Services Index© (previously the S&P Supercap Data Processing Services Index). The graph and table assume that $100 was invested in Certegy stock on June 20, 2001, and each index on May 31, 2001, and that any dividends were reinvested. The total cumulative dollar returns shown on the graph and table represent the value that the investments would have had at the end of each calendar year through December 31, 2004.

	06/20/01	12/31/01	12/31/02	12/31/03	12/31/04
CERTEGY INC.	$100.00	$143.18	$102.72	$137.66	$149.95
S&P MIDCAP 400	100.00	98.04	83.82	113.67	132.41
S&P SUPERCAP DATA PROCESSING AND OUTSOURCED SERVICES	100.00	109.14	71.85	85.70	92.13

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Certegy’s directors and executive officers, and persons who own more than 10% of Certegy’s common stock, to file with the Securities and Exchange Commission certain reports of beneficial ownership of the common stock. Based solely on company records and other information, Certegy believes that all applicable Section 16(a) reports were timely filed by its directors, officers, and more than 10% shareholders during the fiscal year ended December 31, 2004, except that Mr. Guenther made one inadvertent late Form 4 filing relating to an open market purchase of common stock.

OTHER MATTERS

As of the date of this proxy statement, Certegy’s board of directors does not know of any other matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if any other matter is properly presented at the special meeting, proxies will be voted in accordance with the judgment of the proxy holders.

SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

Any shareholder proposals submitted pursuant to Securities Exchange Act Rule 14a-8 and intended to be presented at the 2006 annual meeting must be received in writing at Certegy’s principal executive offices on or before December 12, 2005 to be eligible for inclusion in the proxy statement and form of proxy to be distributed by Certegy’s board of directors in connection with that meeting. Any shareholder proposals intended to be presented at the 2006 annual meeting other than pursuant to Rule 14a-8, and any shareholder nominations, must also be received in writing at Certegy’s principal executive offices no later than December 12, 2005 together with all supporting documentation required by Certegy’s bylaws. Proxies solicited by Certegy’s board of directors will confer discretionary voting authority with respect to those proposals, subject to SEC rules governing the exercise of this authority.

WHERE YOU CAN FIND MORE INFORMATION

Certegy files reports, proxy and information statements, and other information with the SEC. You may read and copy any materials that Certegy files with the SEC at the SEC’s Public Reference Room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site (http://www.sec.gov) that contains the reports, proxy and information statements, and other information that Certegy files electronically with the SEC.

Certegy “incorporates by reference” in this proxy statement specified documents that it files with the SEC, which means that Certegy can disclose important information to you by referring you to those documents. Certegy incorporates by reference the documents listed below, which have already filed with the SEC:

•       Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•       Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005; and

•       Current Reports on Form 8-K filed on September 15, 2005, September 16, 2005, October 12, 2005, October 25, 2005, and December 9, 2005

.

Certegy also incorporates all documents it subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the date of the special meeting. Any statement contained in the documents incorporated by reference in this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or in any subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Information that Certegy later files with the SEC will automatically modify and supersede the information previously incorporated by reference in this proxy statement and the information set forth in this proxy statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

You can obtain any of the filings incorporated by reference in this proxy statement through Certegy or from the SEC through the SEC’s internet site (http://www.sec.gov) or at the address listed above. Documents incorporated by reference are available from Certegy without charge, excluding any exhibits to those filings that are not specifically incorporated by reference in those filings. You can request a copy of any document incorporated by reference in this proxy statement by writing or telephoning us at the following address or telephone number:

Certegy Inc.
11720 Amber Park Drive
Suite 600
Alpharetta, Georgia 30004
(678) 867-8000
Attn: Investor Relations

We will send requested documents by first class mail or other equally prompt means within one business day of the receipt of the request. In order to receive timely delivery of the documents in advance of the special meeting of stockholders, any request for documents must be received no later than January 19, 2006.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT AND THE EXHIBITS TO IT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. CERTEGY HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT THAN WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED DECEMBER 22, 2005. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY OTHER DATE.

INDEX TO FINANCIAL STATEMENTS OF
FIDELITY NATIONAL INFORMATION SERVICES, INC.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Unaudited Condensed Consolidated and Combined Balance Sheets
September 30, 2005 and December 31, 2004
(In thousands, except share and per share data)

	September 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$181,428	$190,888
Trade receivables, net of allowance for doubtful accounts	379,125	399,797
Prepaid expenses and other current assets	119,992	85,989
Deferred income taxes	94,076	99,136
Total current assets	774,621	775,810
Property and equipment, net of accumulated depreciation and amortization	218,667	216,978
Goodwill	1,772,642	1,757,757
Intangibles assets, net of accumulated amortization	537,614	629,154
Computer software, net of accumulated amortization	431,032	372,610
Deferred contract costs	152,992	82,970
Investment in common stock and warrants of Covansys	142,426	138,691
Other non current assets	32,977	28,886
Total assets	$4,062,971	$4,002,856
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$291,014	$280,429
Payable to FNF	—	43,740
Income taxes payable	7,852	—
Deferred revenues	237,196	237,126
Current portion of long-term debt	10,610	13,891
Total current liabilities	546,672	575,186
Deferred revenues	105,227	86,626
Deferred income taxes	154,698	135,334
Long-term debt, excluding current portion	2,561,422	417,314
Other long-term liabilities	24,124	19,937
Total liabilities	3,392,143	1,234,397
Minority interest	12,416	13,615
Stockholders’ Equity:
Common Stock $0.0001 par value; 400 million shares authorized, 200 million shares issued and outstanding at September 30, 2005	20	—
Additional paid in capital	542,547	—
Retained earnings	110,641	—
Accumulated other comprehensive earnings (loss), net	5,204	16,333
Net investment by FNF	—	2,738,511
Total stockholders’ equity	658,412	2,754,844
Total liabilities and stockholders’ equity	$4,062,971	$4,002,856

See Notes to Unaudited Condensed Consolidated and Combined Financial Statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Unaudited Condensed Consolidated and Combined Statements of Earnings
Nine Months Ended September 30, 2005 and 2004
(In thousands, except per share amounts)

	Nine Months Ended September 30,
	2005	2004
	(in thousands)
Processing and services revenues, including $87.9 million and $85.9 million of related party revenues for the nine months ended September 30, 2005 and 2004, respectively	$2,058,402	$1,656,531
Cost of revenues, including depreciation and amortization costs of $185.4 million and $130.3 million for the nine months ended September 30, 2005 and 2004, respectively	1,331,373	1,057,319
Gross profit	727,029	599,212
Selling, general and administrative costs, including depreciation and amortization costs of $35.0 million and $29.7 million and expenses to related parties of $57.9 million and $52.1 million for the nine months ended September 30, 2005 and 2004, respectively	312,921	309,120
Research and development costs	85,784	46,439
Operating income	328,324	243,653
Other income (expense):
Interest income	4,826	772
Interest expense	(87,357)	(618)
Other income (expense)	(2,391)	8,387
Total other income (expense)	(84,922)	8,541
Earnings before income taxes, equity in earnings of unconsolidated entities and minority interest	243,402	252,194
Income tax expense	90,546	95,326
Equity in earnings of unconsolidated entities	4,379	139
Minority interest expense	6,171	2,001
Net earnings	$151,064	$155,006
Proforma net earnings per share—basic and diluted	$0.76	$0.78
Proforma weighted average shares outstanding—basic and diluted	200,000	200,000

See Notes to Unaudited Condensed Consolidated and Combined Financial Statements

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Unaudited Condensed Consolidated and Combined Statements of Cash Flows
Nine Months Ended September 30, 2005 and 2004
(In thousands)

	Nine Months Ended September 30,
	2005	2004
	(In thousands)
Cash flows from operating activities:
Net earnings	$151,064	$155,006
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	221,885	161,283
Stock-based compensation cost	16,016	11,984
Deferred income taxes	39,455	5,278
Minority Interest	6,171	2,001
Changes in assets and liabilities, net of effects from acquisitions:
Net (increase) decrease in trade receivables	21,045	(35,730)
Net increase in prepaid expenses and other current assets	(77,244)	(55,961)
Net increase (decrease) in accounts payable, accrued liabilities, deferred revenue, and other liabilities	26,156	(6,022)
Net cash provided by operating activities	404,548	237,839
Cash flows from investing activities:
Additions to property and equipment	(63,981)	(61,540)
Additions to capitalized software	(116,516)	(68,684)
Acquistions, net of cash acquired	(51,174)	—
Net cash used in investing activities	(231,671)	(130,224)
Cash flows from financing activities:
Borrowings	2,800,000	—
Debt service payments	(703,133)	(8,842)
Sale of stock, net of transaction costs	454,336	—
Capitalized debt issuance costs	(33,540)	—
Net distribution to FNF	(2,700,000)	(98,274)
Net cash used in financing activities	(182,337)	(107,116)
Net increase (decrease) in cash and cash equivalents	(9,460)	499
Cash and cash equivalents, at beginning of year	190,888	92,049
Cash and cash equivalents, at end of year	$181,428	$92,548
Noncash (distribution to) contribution by FNF	$(6,719)	$856,143

See Notes to Unaudited Condensed Consolidated and Combined Financial Statements

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Unaudited Condensed Consolidated and Combined Financial Statements

1.   Summary of Significant Accounting Policies

The following describes the significant accounting policies of Fidelity National Information Services, Inc. and subsidiaries and affiliates (collectively, the “Company” or “FIS”), which have been followed in preparing the accompanying Unaudited Condensed Consolidated and Combined Financial Statements. FIS comprises the majority owned technology solutions, processing services and information based services businesses of Fidelity National Financial, Inc. and subsidiaries (collectively referred to as FNF). On March 9th, the Company completed a recapitalization and a 25% equity interest in the Company was sold to a group of private investors (see note 2). After the recapitalization transactions, the Company had 200 million shares of common stock outstanding at a par value of $0.0001 per share.

(a) Description of Business

The Company is a leading provider of technology solutions, processing services, and information based services to the financial services and real estate industries. The Company consists of numerous legal entities and certain operating assets and liabilities which comprise the businesses included in the following segments: Financial Institution Software and Services, Lender Services, Default Management Services, and Information Services. The Company’s formation began in early 2004 and was substantially completed in March 2005, when all the entities, assets and liabilities that comprise the Company were organized under one legal entity. The formation was accomplished through the contribution of entities and operating assets and liabilities to a newly formed subsidiary of FNF. After the recapitalization transactions referred to above, the Company had 200 million shares of common stock outstanding at a par value of $0.0001 per share, of which FNF owns 150 million shares and private investors own 50 million shares. The Unaudited Condensed Consolidated and Combined Financial Statements included herein reflect the historical financial position, results of operations and cash flows of the businesses included in the formation described above.

The Financial Institution Software and Services segment focuses on two primary markets, financial institution processing and mortgage loan processing. The primary services provided are the provision of software applications that function as the underlying infrastructure of a financial institution’s transaction processing environment. These software applications include core bank processing software, which banks use to maintain the primary records of their customer accounts, and core mortgage processing software, which banks use to originate and service mortgage loans. This business segment also provides a number of complementary software applications and services that interact directly with the core processing applications, including software applications that facilitate interactions between the financial institutions and their customers.

The Lender Services segment offers customized outsourced business process and information solutions to lenders and loan servicers. This business provides loan facilitation services, which allow financial institutions to outsource their title and loan closing requirements in accordance with pre-selected criteria, regardless of the geographic location of the borrower or property.

The Default Management Services segment allows customers to outsource the business processes necessary to take a loan and the underlying real estate securing the loan through the default and foreclosure process. The Company utilizes its own resources and networks established with independent contractors to provide these outsourcing solutions.

In the Information Services segment, the Company operates various property data and real estate related services businesses. The Company’s property data and real estate-related services are utilized by mortgage lenders, investors and real estate professionals to complete residential real estate transactions throughout the U.S. The Company offers a comprehensive suite of services spanning the entire home purchase and ownership life cycle, from purchase through closing, refinancing, and resale.

(b) Principles of Consolidation and Combination and Basis of Presentation

Through March 7, 2005, the accompanying Unaudited Condensed Combined Financial Statements include those assets, liabilities, revenues and expenses directly attributable to FIS’s operations and allocations of certain FNF corporate assets, liabilities and expenses to FIS. These amounts have been allocated to FIS on the basis that is considered by management to reflect most fairly or reasonably the utilization of the services provided to or the benefit obtained by the Company. Management believes the methods used to allocate these amounts are reasonable. On March 7, 2005, the entities that currently make up the Company were consolidated under a holding company structure and the accompanying Unaudited Condensed Consolidated Financial Statements reflect activity subsequent to that date. All significant intercompany profits, transactions and balances have been eliminated in consolidation and combination. The financial information included herein does not necessarily reflect what the financial position and results of operations of the Company would have been had it operated as a stand-alone entity during the periods covered. The Company’s investments in non-majority-owned partnerships and affiliates are accounted for on the equity method.

All dollars presented in the accompanying Unaudited Condensed Consolidated and Combined Financial Statements are in thousands unless indicated otherwise.

(c) Transactions with Related Parties

The Company has historically conducted business with FNF and intends to continue these business arrangements in the future.

Included in the Financial Institution Software and Services segment for the nine months ended September 30, 2005 and 2004 is $41.4 million and $41.9 million, respectively, in processing and services revenues from FNF relating to the provision of information technology (IT) infrastructure support and data center management services.

The Lender Services and Default Management Services segment includes revenues generated from loan facilitation transactions with lenders. A significant part of those transactions involves title agency functions resulting in the issuance of title insurance policies by a title insurance underwriter owned by FNF. The Company also performs similar functions in connection with trustee sale guarantees, a form of title insurance, that subsidiaries of FNF issue as part of the foreclosure process on a defaulted loan. The Lender Services segment includes revenues from unaffiliated third parties of $61.3 million and $84.2 million for the nine months ended September 30, 2005 and 2004, respectively, representing commissions on title insurance policies written by the Company on behalf of title insurance subsidiaries of FNF. These commissions are equal to 88% of the total title premium from title policies that the Company places with subsidiaries of FNF.

The Company’s property information division within the Information Services segment manages FNF’s title plant assets in certain areas of the United States. The underlying title plant information is owned by FNF title underwriters; the Company manages and updates the information in return for the right to sell it to title insurers, including FNF underwriters and other customers. As part of that management agreement, the Company earns all revenue generated by those assets, both from third party customers and from FNF and subsidiaries, and is also responsible for the costs related to keeping the title plant assets current and functioning on a daily basis. In addition, since November 2004, the Company also pays FNF a royalty fee ranging from 2.5% to 3.75% of those revenues based on volume. The Company recorded royalty expense of $2.2 million for the nine months ended September 30, 2005. This business requires, among other things, that the Company gather updated property information, organize it, input it into one of several systems, maintain or obtain the use of necessary software and hardware to store, access and deliver the data, sell and deliver the data to customers and provide various forms of customer support. The Company’s costs include personnel costs, charges of third parties such as government offices for title information, technology costs and other operating expenses. FNF benefits from having its title plant assets continually updated and accessible. Included in the Information Services segment for the nine months ended September 30, 2005 and 2004 are revenues of $20.3 million and $22.4 million, respectively, related to the sale of property information to FNF. Also included in this segment are property data sales and license revenue received from FNF for certain real estate related services and software of $16.5 million and $11.5 million for the nine months ended September 30, 2005 and 2004, respectively.

The Company has earned other amounts from FNF or its subsidiaries related to various miscellaneous licensing, leasing, and cost sharing agreements which amounted to $9.7 million and $10.1 million for the nine month periods ended September 30, 2005 and 2004, respectively.

FNF provides certain corporate services to the Company relating to general management, accounting, tax, finance, legal, payroll, human resources, internal audit and mergers and acquisitions. The cost of these services has been allocated or passed through to the Company from FNF based upon reasonable allocation bases including revenues, head count, specific identification and others. Total costs allocated for the nine months ended September 30, 2005 and 2004 were $50.7 million and $47.3 million, respectively, and are reflected in selling, general and administrative expenses in the Consolidated and Combined Statements of Earnings. Also included in selling, general and administrative expenses are payments to a subsidiary of FNF for equipment leases in the amount of $5.0 million and $4.8 million for the nine month periods ended September 30, 2005 and 2004, respectively. The equipment covered by those leases was purchased by the Company in June 2005 for $19.4 million.

The Company believes the amounts earned from or charged by FNF to the Company under each of the foregoing service arrangements are fair and reasonable. Although the 88% commission rate earned by the Company’s Lender Services segment was set without negotiation, the Company believes it is consistent with the blended rate that would be available to a third party title agent given the amount and the geographic distribution of the business produced and the low risk of loss profile of the business placed. In connection with title plant management, the Company charges FNF title insurers for title information at approximately the same rates it and other similar vendors charge unaffiliated title insurers. The Company’s IT infrastructure support and data center management services to FNF, from which the Company earned $41.4 million and $41.9 million for the nine months ended September 30, 2005 and 2004, respectively, is priced within the range of prices the Company offers to third parties for similar services.

The Company owed FNF $43.7 million at December 31, 2004, relating primarily to amounts owed relating to the various relationships described above between the two companies and the Company’s share of income taxes payable by FNF through March 2005. Subsequent to that, the Company will file its own consolidated tax return. This amount represents the related party activity and income taxes payable activity for November 2004 as of December 31, 2004. All intercompany and income tax activity due prior to November 2004 were considered capital contributions and included in FNF’s net investment in the Company. Effective in 2005, the Company settles related party activity on a monthly basis.

(d) Stock Based Compensation Plans

Certain FIS employees are participants in FNF’s stock based compensation plans, which provide for the granting of incentive and nonqualified stock options, restricted stock and other stock based incentive awards for officers and key employees. During the nine months ended September 30, 2005, the Company also granted stock options through its stock based compensation plan (see note 6 ).

The Company accounts for stock-based compensation using the fair value recognition provisions of SFAS No. 123, Accounting for Stock Based Compensation (SFAS No. 123) effective as of the beginning of 2003. Under the fair value method of accounting, compensation cost is measured based on the fair value of the award at the grant date and recognized over the service period. The Company has elected to use the prospective method of transition, as permitted by Statement of Financial Accounting Standards No. 148, Accounting for Stock Based Compensation—Transition and Disclosure (SFAS No. 148). Under this method, stock based employee compensation cost is recognized from the beginning of 2003 as if the fair value method of accounting had been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002. The Company has recorded stock compensation expense of $16.0 million and $12.0 million for the nine months ended September 30, 2005 and 2004, respectively, which is included in selling, general, and administrative costs in the Consolidated and Combined Statements of Earnings, as a result of the adoption of SFAS No. 123.

The following table illustrates the effect on net earnings for the nine months ended September 30, 2005 and 2004 as if the Company had applied the fair value recognition provisions of SFAS No. 123 to all awards held by FIS employees who are plan participants (in thousands):

	Nine Months Ended September 30,
	2005	2004
Net earnings, as reported	$151,064	$155,006
Add stock-based compensation expense included in reported net earnings, net of related income tax effects	9,879	7,429
Deduct total stock-based employee compensation expense determined under fair value based methods for all awards, net of related income tax effects	(10,223)	(7,689)
Pro forma net earnings	$150,720	$154,746
Pro forma net earnings per share—basic and diluted	$0.75	$0.77

(e) Proforma Net Earnings Per Share

Proforma net earnings per share is calculated for all periods presented using the 200 million shares of FIS outstanding following its recapitalization on March 9, 2005.

2.   Recapitalization of FIS and Sale of Equity Interest

On March 9, 2005, the recapitalization of the Company was completed through $2.8 billion in borrowings under new senior credit facilities consisting of an $800 million Term Loan A facility, a $2.0 billion Term Loan B facility (collectively, the Term Loan Facilities) and a $400 million revolving credit facility (Revolver). The Company fully drew upon the entire $2.8 billion in Term Loan Facilities to complete the recapitalization while the Revolver remained undrawn at the closing. The current interest rate on both the Term Loan Facilities and the Revolver is LIBOR +1.75% (4.96% at June 30, 2005). Bank of America, JP Morgan Chase, Wachovia Bank, Deutsche Bank and Bear Stearns lead a consortium of lenders providing the new senior credit facilities.

The sale of the equity interest was accomplished through the Company selling a 25 percent equity interest to an investment group led by Thomas H. Lee Partners (THL) and Texas Pacific Group (TPG). The Company issued a total of 50 million shares of common stock of FIS to the investment group for a total purchase price of $500 million. A new Board of Directors has been created at the Company, with William P. Foley, II, current Chairman and Chief Executive Officer of FNF, serving as Chairman and

Chief Executive Officer. FNF has appointed four additional members to the Company’s Board of Directors, while each of THL and TPG have appointed two new directors. (see potential changes to Board composition in note 9).

The following steps were undertaken to consummate the recapitalization plan and equity interest sale. On March 8, 2005, the Company declared and paid a $2.7 billion dividend to FNF in the form of a note. On March 9, 2005, the Company borrowed $2.8 billion under its new senior credit facilities and then paid FNF $2.7 billion, plus interest in repayment of the note. The equity interest sale was then closed through the payment of $500 million from the investment group led by THL and TPG to the Company. The Company then repaid approximately $410 million outstanding under its November 8, 2004 credit facility. Finally, the Company paid all expenses related to the transactions. These expenses totaled $80.4 million, consisting of $33.2 million in financing fees and $47.2 million in fees relating to the equity interest sale, including placement fees payable to the investors.

3.   Acquisitions

The results of operations and financial position of the entities acquired during any period are included in the Unaudited Condensed Consolidated and Combined Financial Statements from and after the date of acquisition. Some of these acquisitions were made by entities that are a part of FIS and some were made by FNF and were contributed to FIS by FNF.

Significant Transactions:

Aurum Technology, Inc.

On March 11, 2004, FNF acquired Aurum Technology, Inc. (Aurum) for $306.4 million, comprised of $185.0 million in cash and FNF common stock valued at $121.4 million. Aurum is a provider of outsourced and in-house information technology solutions for the community bank and credit union markets.

The assets acquired and liabilities assumed in the Aurum acquisition were as follows (in thousands):

Tangible assets	$39,373
Computer software	24,928
Intangible assets	44,803
Goodwill	255,399
Liabilities assumed at fair value	(58,134)
Total purchase price	$306,369

Sanchez Computer Associates, Inc.

On April 14, 2004, FNF acquired Sanchez Computer Associates, Inc. (Sanchez) for $183.7 million, comprised of $88.1 million in cash and FNF common stock valued $88.1 million with the remaining purchase price of $7.5 million relating to the issuance of FNF stock options for vested Sanchez stock options. Sanchez develops and markets scalable and integrated software and services that provide banking, customer integration, outsourcing and wealth management solutions to financial institutions in several countries. Sanchez’ primary application offering is Sanchez Profile™, a real-time, multi- currency, strategic core banking deposit and loan processing system that can be utilized on both an outsourced and in-house basis.

The assets acquired and liabilities assumed in the Sanchez acquisition were as follows (in thousands):

Tangible assets	$28,662
Computer software	29,331
Intangible assets	19,638
Goodwill	127,630
Liabilities assumed at fair value	(21,591)
Total purchase price	$183,670

Kordoba

On September 30, 2004, FNF acquired a 74.9% interest in KORDOBA Gesellschaft fur Bankensoftware mbH & Co. KG, Munich, or Kordoba, a provider of core processing software and outsourcing solutions to the German banking market, from Siemens Business Services GmbH & Co. OHG (Siemens). The acquisition price was $123.6 million in cash. The Company recorded the Kordoba acquisition based on its proportional share of the fair value of the assets acquired and liabilities assumed on the purchase date.

In connection with the purchase of the 74.9% interest in Kordoba, the Company entered into a put/call option on the 25.1% interest in Kordoba retained by Siemens, which is exercisable during a ninety-day period beginning in October 2008. Under the put/call option, the Company has the unilateral right to purchase (call option) the 25.1% interest that Siemens has retained at a price based on the revenues and operating results of Kordoba in the four quarters preceding the exercise date. The put/call option also provides Siemens with the unilateral right to sell (put option) its 25.1% to the Company on similar terms. In recording the purchase, the Company has recorded a liability of $12.4 million for the estimated fair value of the put/call option. On September 30, 2005, the Company purchased the remaining 25.1% of Kordoba that it did not already own for $39.7 million.

The assets acquired and liabilities assumed in the Kordoba acquisition were as follows (in thousands):

Tangible assets	$122,938
Computer software	34,039
Intangible assets	35,372
Goodwill	105,664
Liabilities assumed at fair value	(134,767)
Total purchase price	$163,246

InterCept, Inc.

On November 8, 2004, the Company acquired all of the outstanding stock of InterCept, Inc. (InterCept) for $18.90 per share. The total purchase price was approximately $419.4 million which included $407.3 million of cash with the remaining purchase price relating to the issuance of FNF options for vested InterCept options. InterCept provides both outsourced and in-house, fully integrated core-banking solutions for community banks, including loan and deposit processing and general ledger and financial accounting operations. InterCept also operates significant item processing and check imaging operations, providing imaging for customer statements, clearing and settlement, reconciliation and automated exception processing in both outsourced and in-house relationships for customers.

The assets acquired and liabilities assumed in the InterCept acquisition were as follows (in thousands):

Tangible assets	$81,257
Computer software	12,700
Intangible assets	125,795
Goodwill	256,655
Liabilities assumed at fair value	(57,048)
Total purchase price	$419,359

Selected unaudited pro forma combined results of operations for the nine months ended September 30, 2004, assuming the above acquisitions had occurred as of January 1, 2004, and using actual general and administrative expenses prior to the acquisition, are set forth below:

Nine Months Ended September 30, 2004
Total revenue	$1,951,591
Net earnings	$144,728
Proforma net earnings per share-basic and diluted	$0.72

Other acquisitions

Additionally, the following transactions with acquisition prices less than $100 million each were entered into by FNF and subsequently contributed to the Company during the period from January 1, 2004 through September 30, 2005:

Name of Company Acquired	Date Acquired	Purchase Price
Hansen Quality Loan Services, LLC(i)	February 27, 2004	$34.0 million
Bankware	April 7, 2004	$47.7 million
Geotrac, Inc.	July 2, 2004	$40.0 million
ClearPar LLC	December 13, 2004	$25.0 million

(i)                  Represents purchase by FNF of the remaining 45% interest not already owned by the Company

Merger with Certegy Inc.

On September 14, 2005, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Certegy Inc., a payments processing company headquartered in St. Petersburg, Florida. Following the Merger, Certegy will change its name to Fidelity National Information Services, Inc.

At the effective time and as a result of the Merger, each share of FIS common stock issued and outstanding immediately prior to the closing will be converted into 0.6396 shares of Certegy’s common stock, par value $0.01 per share (“Certegy Stock”). As a result of the Merger, the Company’s stockholders will own approximately 67.6% of the combined entity (including 1 million shares of Certegy common stock currently owned by FNF) and, for financial statement purposes, the merger will be treated as an acquisition of Certegy by FIS under the purchase method of accounting. The initial Board of Directors of the combined entity will be made up of 4 nominees appointed by FNF, 4 nominees appointed by current Certegy shareholders and 2 nominees appointed by the investment group including THL and TPG. The Company’s current Chief Executive Officer (“CEO”), William P. Foley, II will be the Chairman of the combined entity’s Board of Directors, while Certegy’s current Chief Executive Officer, Lee A. Kennedy will be the CEO of the combined entity.

The approximately 132 million shares of Certegy Stock to be issued to the Company’s stockholders in the Merger will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and Certegy and the Company’s stockholders will enter into a registration rights agreement in connection with the closing of the Merger providing for certain registration rights in favor of the Company’s stockholders with respect to their shares of Certegy Stock.

The Merger Agreement provides that Certegy will declare and pay a special dividend of $3.75 per share to shareholders of record of Certegy common stock as of the close of business on the day prior to the consummation of the Merger. Certegy’s options, restricted shares and restricted stock units will fully vest, and will remain outstanding or be paid in accordance with the terms of the plans and agreements under which they were issued. All Certegy options, restricted shares and restricted stock units will be adjusted for the special dividend. Certegy will also assume the Company’s outstanding options and option plan and convert them into options for Certegy Stock, subject to adjustments described in the Merger Agreement.

In connection with the execution of the Merger Agreement, on September 14, 2005, Certegy and the Company’s stockholders entered into a Shareholders Agreement (the “Shareholders Agreement”) which places certain post-Merger restrictions on FNF and the Company’s other stockholders and makes certain arrangements concerning the post-Merger governance of Certegy. Also certain amendments will be made to some of the related party agreements between the Company and FNF.

4.   Notes Payable

Notes payable consist of the following:

	September 30, 2005	December 31, 2004
Term Loan A Facility, secured, interest payable at LIBOR plus 1.75% (4.96% at September 30, 2005), .25% quarterly principal amortization, due March 2011	$796,000	$—
Term Loan B Facility, secured, interest payable at LIBOR plus 1.75% (4.96% at September 30, 2005), .25% quarterly principal amortization, due March 2013	1,765,000	—
Syndicated credit agreement, secured, interest due quarterly at LIBOR plus 1.75%, unused portion of $400 million at September 30, 2005	—	—
Revolving credit facility, paid in full and terminated on March 9, 2005	—	410,000
Other promissory notes with various interest rates and maturities	11,032	21,205
	$2,572,032	$431,205
Less current portion	10,610	13,891
	$2,561,422	$417,314

On March 9, 2005, the Company entered into a Credit Agreement, dated as of March 9, 2005, with Bank of America, as Administrative Agent and other financial institutions (the “Credit Agreement”).

The Credit Agreement replaces a $500 million Revolving Credit Agreement, dated as of November 8, 2004, among the Company, as borrower, and Wachovia Bank, National Association, as Administrative Agent and Swing Line Lender, (the “Wachovia Credit Agreement”), which was repaid and terminated on March 9, 2005. On the date of its termination, approximately $410 million was outstanding under the Wachovia Credit Agreement and no early termination penalties were incurred.

The Credit Agreement provides for a $800 million six-year term facility (“Term A Loans”), a $2.0 billion eight-year term facility (“Term B Loans”) and a $400 million revolving credit facility maturing on the sixth anniversary of the closing date. The term facilities were fully drawn on the closing date while the revolving credit facility was undrawn on the closing date. The Company has provided an unconditional guarantee of the full and punctual payment of the obligations under the Credit Agreement and related loan documents.

Under the terms of the Credit Agreement, the Company has granted a first priority (subject to certain exceptions) security interest in substantially all of its personal property, including shares of stock and other ownership interests.

Amounts under the revolving credit facility may be borrowed, repaid and reborrowed from time to time until the maturity of the revolving credit facility. The term facilities are subject to quarterly amortization of principal in equal installments of 0.25% of the principal amount with the remaining balance payable at maturity. In addition to the scheduled amortization, and with certain exceptions, the term loans are subject to mandatory prepayment from excess cash flow, issuance of additional equity and debt and certain sales of assets. Voluntary prepayments of both the term loans and revolving loans and commitment reductions of the revolving credit facility under the Credit Agreement are permitted at any time without fee upon proper notice and subject to a minimum dollar requirement. Revolving credit borrowings and Term A Loans bear interest at a floating rate, which will be, at the Borrowers’ option, either the British Bankers Association LIBOR or a base rate plus, in both cases, an applicable margin, which is subject to adjustment based on the performance of the Borrowers. The Term B Loans bear interest at either the British Bankers Association LIBOR plus 1.75% per annum or, at the Borrowers’ option, a base rate plus 0.75% per annum.

On April 11, 2005, the Company entered into interest rate swap agreements which have effectively fixed the interest rate at approximately 6.1% through April 2008 on $350 million of theTerm Loan B Facility and at approximately 5.9% through April 2007 on an additional $350.0 million of the Term Loan B Facility. The Company has designated these interest rate swaps as cash flow hedges in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. The estimated fair value of the cash flow hedges results in an asset to the Company of $2.1 million, as of September 30, 2005 which is included in the accompanying Condensed Consolidated Balance Sheet in prepaid and other current assets and as a component of accumulated other comprehensive earnings, net of deferred taxes. The amount included in accumulated other comprehensive earnings will be reclassified into interest expense as a yield adjustment as future interest payments are made on the Term Loan B Facility. The Company’s existing cash flow hedges are highly effective and there is no current impact on earnings due to hedge ineffectiveness. It is the policy of the Company to execute such instruments with credit-worthy banks and not to enter into derivative financial instruments for speculative purposes.

Principal maturities of notes payable at September 30, 2005, are as follows (dollars in thousands):

2005	$10,610
2006	28,000
2007	28,000
2008	28,000
2009	28,000
Thereafter	2,449,422
$2,572,032

5.   Legal Proceedings

In the ordinary course of business, the Company is involved in various pending and threatened litigation matters related to its operations, some of which include claims for punitive or exemplary damages. The Company believes that no actions, other than those listed below, depart from customary litigation incidental to its business. The Company has accrued for all probable and estimable losses. The Company believes the resolution of all pending and threatened litigation will not have a material effect on its results of operations, financial position or liquidity.

The Company and FNF are defendants in a civil lawsuit brought by an organization that formerly acted as a sales agent for Alltel Information Services in China. The suit, which is pending in state court in Monterey County, CA, seeks to recover damages for an alleged breach of the agency contract. The Company intends to defend this case vigorously. The plaintiff in the case has made allegations that the Company violated the Foreign Corrupt Practices Act (FCPA) in connection with its dealings involving a bank customer in China. The Company, through FNF, is cooperating with the Securities and Exchange Commission and the U.S. Department of Justice in connection with their inquiry into these allegations. The Company and its counsel are in the process of investigating these allegations. Based on the results and extent of the investigations completed to date, the Company does not believe that there have been any violations of the FCPA by the Company, or that the ultimate disposition of these allegations or the lawsuit will have a material adverse impact on the Company’s financial position, results of operations or cash flows.

6.   Employee Benefit Plans

Stock Option Plans

Certain FIS employees are participants in FNF’s stock based compensation plans, which provide for the granting of incentive and nonqualified stock options, restricted stock and other stock based incentive awards for officers and key employees. Grants of incentive and nonqualified stock options under these plans have generally provided that options shall vest equally over three years and generally expire ten years after their original date of grant. All options granted under these plans have an exercise price equal to the market value of the underlying common stock on the date of grant. However, certain of these plans allow for the option exercise price for each share granted pursuant to a nonqualified stock option to be less than the fair market value of the common stock on the date of grant to reflect the application of the optionee’s deferred bonus, if applicable.

The Company follows the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (SFAS No. 123), for stock based employee compensation. Under the fair value method of accounting, compensation cost is measured based on the fair value of the award at the grant date and recognized over the service period. The Company has elected to use the prospective method of transition, as permitted by Statement of Financial Accounting Standards No. 148, Accounting for Stock Based Compensation—Transition and Disclosure (SFAS No. 148). Under this method, stock based employee compensation cost is recognized from the beginning of 2003 as if the fair value method of accounting had been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002. The Company has recorded stock based compensation expense of $16.0 million and $12.0 million for the nine months ended September 30, 2005 and 2004, respectively, which is included in selling, general, and administrative costs in the Consolidated and Combined Statements of Earnings, as a result of the adoption of SFAS No. 123.

In 2005, the Company adopted the Fidelity National Information Services, Inc. 2005 Stock Incentive Plan (the “Plan”). As of September 30, 2005, there were 14,048,500 options outstanding under this plan at a strike price of $10.00 per share. These stock options were granted at the estimated fair value of the Company’s stock on the grant date based on the price for the which the Company sold 50 million shares (a 25% interest) to the financial sponsors in the recapitalization transaction on March 9, 2005. The Plan provides for the grant of stock options and restricted stock, representing up to 16,216,216 shares. The options granted thus far under this plan have a term of 10 years and vest over either a 4 or 5 year period (the “time-based options”) on a quarterly basis or based on specific performance criteria (the

“performance-based options”). The time-based options will vest with respect to 1/16 or 1/20 of the total number of shares subject to such time-based options on the last day of each fiscal quarter. The performance based options vest for certain key employees in the event of a change in control or after an initial public offering solely if one of the following targets shall be met: (a) 50% of the total number of shares subject to such performance based options will vest if the public trading value of a share of common stock equals at least $17.50 and (b) 100% of the total number of shares subject to such performance based options will vest if the public trading value of a share of common stock equals at least $20.00, provided the optionee’s service has not terminated prior to the applicable vesting date. For the remaining employees vesting occurs in the event of a change in control or an initial public offering and if the public trading value of common stock equals at least $20.00 provided the optionee’s service with FIS has not terminated prior to the applicable vesting date.

Pro forma information regarding net earnings and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for all of its employee stock options under the fair value method of that statement. In addition to the Company’s options discussed above amounts include expense allocated to the Company relating to its employees’ participation in FNF’s stock-based compensation plans. The fair value relating to the time-based options granted by the Company in 2005 was estimated using a Black-Scholes option-pricing model, while the fair value relating to the performance-based options was estimated using a Monte-Carlo option pricing model due to the vesting characteristics of those options, as discussed above. The following assumptions were used for the 7,482,466 time-based options granted in 2005; the risk free interest rate was 4.2%, the volatility factor for the expected market price of the common stock was 44% , the expected dividend yield was zero and weighted average expected life was 5 years. The fair value of each time-based option was $4.34. Since the Company is not publicly traded, the Company relied on industry peer data to determine the volatility assumption and for the expected life assumption, the Company used an average of several methods, including its parent company’s historical exercise history, peer firm data, publicly available industry data and the Safe Harbor approach as stated in the SEC Staff Accounting Bulletin 107. The following assumptions were used for the valuation of the 6,548,034 performance based options granted in 2005: the risk free interest rate was 4.2%, the volatility factor for the expected market price of the common stock was 44%, the expected dividend yield was zero and the objective time to exercise was 4.7 years with an objective in the money assumption of 2.95 years. It was also expected that the initial public offering assumption would occur within a 9 month period from grant date. The fair value of the performance-based options was calculated to be $3.74.

7.   Concentration of Risk

The Company generates a significant amount of revenue from large customers. In the first nine months of 2005 and 2004, one customer accounted for approximately 4.3% and 6.8% of total revenues and 18.6% and 35.0% of the revenues in the Lender Services segment, respectively.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and trade receivables.

The Company places its cash equivalents with high credit quality financial institutions and, by policy, limits the amount of credit exposure with any one financial institution. Investments in commercial paper of industrial firms and financial institutions are rated investment grade by nationally recognized rating agencies.

Concentrations of credit risk with respect to trade receivables are limited because a large number of geographically diverse customers make up the Company’s customer base, thus spreading the trade receivables credit risk. The Company controls credit risk through monitoring procedures.

8.   Segment Information

Summarized financial information concerning the Company’s reportable segments is shown in the following tables.

As of and for the nine months ended September 30, 2005 (in thousands):

	Financial Institution Software and Services	Default Management Services	Lender Services	Information Services	Corporate and Other	Total
Processing and services revenues	$1,212,520	$169,202	$124,437	$571,441	$(19,198)	$2,058,402
Cost of revenues	838,100	126,338	83,004	283,931	—	1,331,373
Gross profit	374,420	42,864	41,433	287,510	(19,198)	727,029
Selling, general and administrative costs	117,741	23,704	14,955	125,068	31,453	312,921
Research and development costs	85,784	—				85,784
Operating income	170,895	19,160	26,478	162,442	(50,651)	328,324
Depreciation and amortization	$173,166	$2,383	$14,500	$31,798	$38	$221,885
Total assets	$3,030,724	$90,763	$163,489	$639,472	$138,523	$4,062,971
Goodwill	$1,318,456	$24,137	$61,529	$368,520	$—	$1,772,642

As of and for the nine months ended September 30, 2004 (in thousands):

	Financial Institution Software and Services	Default Management Services	Lender Services	Information Services	Corporate and Other	Total
Processing and services revenues	$863,968	$175,407	$148,136	$473,565	$(4,545)	$1,656,531
Cost of revenues	586,022	138,376	69,893	263,028	—	1,057,319
Gross profit	277,946	37,031	78,243	210,537	(4,545)	599,212
Selling, general and administrative costs	112,244	23,814	10,677	119,623	42,762	309,120
Research and development costs	46,439					46,439
Operating income	119,263	13,217	67,566	90,914	(47,307)	243,653
Depreciation and amortization	$122,171	$1,742	$5,133	$32,237	$—	$161,283
Total assets	$2,404,018	$103,334	$153,764	$713,758	$110,075	$3,484,949
Goodwill	$1,061,882	$20,818	$65,392	$358,170	$—	$1,506,262

Financial Institution Software and Services

The Financial Institution Software and Services segment focuses on two primary markets, financial institution processing and mortgage loan processing. In the nine months ended September 30, 2005 and 2004, revenue from financial institution processing was $960.4 million and $631.7 million, respectively and revenue from mortgage loan processing was $252.1 million and $232.3 million, respectively. The primary applications are software applications that function as the underlying infrastructure of a financial institution’s processing environment. These applications include core bank processing software, which banks use to maintain the primary records of their customer accounts, and core mortgage processing software, which banks use to process and service mortgage loans. This segment also provides a number of complementary applications and services that interact directly with the core processing applications, including applications that facilitate interactions between the segment’s financial institution customers and their clients. Included in this segment were $141.5 million and $79.6 million in sales to non-U.S. based customers for the nine months ended September 30, 2005 and 2004, respectively.

Lender Services

The Lender Services segment offers customized outsourced business process and information solutions to national lenders and loan servicers. This business provides loan facilitation services, which allow customers to outsource their title and closing requirements in accordance with pre-selected criteria, regardless of the geographic location of the borrower or property. Depending on customer requirements, the Company performs these services both in the traditional manner involving many manual steps, and through more automated processes, which significantly reduce the time required to complete the task. During the nine months ended September 30, 2005, FIS recorded an impairment of $9.3 million to write-off the carrying value of customer relationships at one subsidiary in its Lender Services segment, which were terminated during the period.

Default Management Services

The Default Management Services segment also provides services to national lenders and loan servicers. These services allow customers to outsource the business processes necessary to take a loan and the underlying real estate securing the loan through the default and foreclosure process.

Information Services

In the Information Services segment, the Company operates a property data business and a real estate-related services business. Revenues from property data products were $155.9 million and $148.7 million in nine months ended September 30, 2005 and 2004, respectively. Revenues from real estate related services were $415.5 million and $324.9 million in the nine months ended September 30, 2005 and 2004, respectively. The Company’s property data and real estate-related information services are utilized by mortgage lenders, investors and real estate professionals to complete residential real estate transactions throughout the U.S. The Company offers a comprehensive suite of applications and services spanning the entire home purchase and ownership life cycle, from purchase through closing, refinancing, and resale.

Corporate and Other

The Corporate and Other segment consists of the corporate overhead costs,including interest costs that are not allocated to any operating segments.

Independent Auditors’ Report

The Board of Directors
Fidelity National Information Services, Inc.:

We have audited the accompanying combined balance sheets of Fidelity National Information Services, Inc. and subsidiaries and affiliates as of December 31, 2004 and 2003, and the related combined statements of earnings, equity and comprehensive earnings, and cash flows for each of the years in the three-year period ended December 31, 2004. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Fidelity National Information Services, Inc. and subsidiaries and affiliates as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The combined financial statements for 2002 were prepared using Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” to record stock-based employee compensation. As discussed in note 11 to the combined financial statements, effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, to record stock-based employee compensation, applying the prospective method of adoption in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.”

/s/ KPMG LLP
Jacksonville, FL

May 9, 2005, except as to the sections “Merger with Certegy, Inc.”
and “Purchase of Kordoba Minority Interest” in note 13 and note 14, which are as of September 30, 2005

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Combined Balance Sheets
December 31, 2004 and 2003
(In thousands)

	2004	2003
Assets
Current assets:
Cash and cash equivalents	$190,888	$92,049
Trade receivables, net of allowance for doubtful accounts	399,797	299,448
Prepaid expenses and other current assets	85,989	70,638
Deferred income taxes	99,136	21,778
Total current assets	775,810	483,913
Property and equipment, net of accumulated depreciation and amortization	216,978	153,309
Goodwill	1,757,757	966,013
Intangible assets, net of accumulated amortization	629,154	450,323
Computer software, net of accumulated amortization	372,610	202,448
Deferred contract costs	82,970	34,659
Investment in common stock and warrants of Covansys	138,691	—
Other noncurrent assets	28,886	36,420
Total assets	$4,002,856	$2,327,085
Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$280,429	$197,459
Payable to FNF	43,740	—
Current portion of long-term debt	13,891	11,121
Deferred revenues	237,126	134,463
Total current liabilities	575,186	343,043
Deferred revenues	86,626	30,231
Deferred income taxes	135,334	22,565
Long-term debt, excluding current portion	417,314	2,668
Other long-term liabilities	19,937	25,651
Total liabilities	1,234,397	424,158
Minority interest	13,615	12,130
Accumulated other comprehensive earnings (loss), net	16,333	1,534
Net investment by FNF	2,738,511	1,889,263
Total equity	2,754,844	1,890,797
Total liabilities and equity	$4,002,856	$2,327,085

See accompanying notes to the combined financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Combined Statements of Earnings
Years ended December 31, 2004, 2003 and 2002
(In thousands, except per share amounts)

	2004	2003	2002
Processing and services revenues, including $116.8 million, $73.0 million and $32.7 million of revenues from related parties for the years ended December 31, 2004, 2003 and 2002, respectively	$2,331,527	$1,830,924	$619,723
Cost of revenues, including depreciation and amortization of $197.9 million, $120.4 million and $15.0 million for the years ended December 31, 2004, 2003 and 2002, respectively, and $2.8 million of expenses to related parties in 2004	1,525,174	1,101,569	379,508
Gross profit	806,353	729,355	240,215
Selling, general, and administrative expenses, including depreciation and amortization of $40.5 million, $23.6 million, and $3.6 million and expenses to related parties of $83.5 million, $52.2 million and $34.1 million for the years ended December 31, 2004, 2003 and 2002, respectively	432,310	331,751	144,761
Research and development costs	74,214	38,345	—
Operating income	299,829	359,259	95,454
Other income (expense):
Interest income	1,232	577	377
Interest expense	(4,496)	(1,569)	(979)
Gain (loss) on sale or issuance of subsidiary stock	—	(3,625)	11,109
Other income (expense)	18,175	963	(358)
Total other income (expense)	14,911	(3,654)	10,149
Earnings before income taxes, equity in earnings (loss) of unconsolidated entities and minority interest	314,740	355,605	105,603
Provision for income taxes	118,343	137,975	39,390
Earnings before loss in earnings of unconsolidated entities and minority interest	196,397	217,630	66,213
Equity in earnings (loss) of unconsolidated entities	(3,308)	(55)	—
Minority interest	(3,673)	(14,518)	(8,359)
Net earnings	$189,416	$203,057	$57,854
Unaudited proforma net earnings per share—basic and diluted	$0.95	1.02	0.29
Unaudited proforma weighted average shares outstanding—basic and diluted	200,000	200,000	200,000

See accompanying notes to the combined financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Combined Statements of Equity and Comprehensive Earnings
Years ended December 31, 2004, 2003 and 2002
(In thousands)

	Net investment by FNF	Accumulated other comprehensive earnings (loss)	Total Equity	Comprehensive Earnings
Balances, December 31, 2001	$175,079	$171	$175,250	$—
Other comprehensive loss	—	(2,146)	(2,146)	(2,146)
Contribution of capital, net	55,529	—	55,529	—
Net earnings	57,854	—	57,854	57,854
Balances, December 31, 2002	288,462	(1,975)	286,487	55,708
Other comprehensive earnings	—	3,509	3,509	3,509
Contribution of capital, net	1,397,744	—	1,397,744	—
Net earnings	203,057	—	203,057	203,057
Balances, December 31, 2003	1,889,263	1,534	1,890,797	206,566
Other comprehensive earnings	—	14,799	14,799	14,799
Contribution of capital, net	659,832	—	659,832	—
Net earnings	189,416	—	189,416	189,416
Balances, December 31, 2004	$2,738,511	$16,333	$2,754,844	$204,215

See accompanying notes to the combined financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Combined Statements of Cash Flows
Years ended December 31, 2004, 2003 and 2002
(In thousands)

	2004	2003	2002
Cash flows from operating activities:
Net earnings	$189,416	$203,057	$57,854
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	238,400	143,958	18,573
(Gain) loss on sale of assets	(2,375)	—	—
Unrealized gain on Covansys warrants	(15,800)	—	—
Stock-based compensation cost	15,436	3,804	—
Deferred income taxes	(11,003)	8,227	(918)
Equity in earnings (loss) of unconsolidated entities	3,308	55	—
Minority interest	3,673	14,518	8,359
Changes in assets and liabilities, net of effects from acquisitions:
Net increase in trade receivables	(27,795)	(50,168)	(15,226)
Net (increase) decrease in prepaid expenses and other assets	72,242	(36,073)	28,943
Net increase (decrease) in accounts payable, accrued liabilities, deferred revenue, and other liabilities	38,855	72,134	(26,968)
Net cash provided by operating activities	504,357	359,512	70,617
Cash flows from investing activities:
Additions to property and equipment	(72,947)	(57,049)	(3,122)
Additions to computer software	(104,555)	(48,212)	(19,363)
Acquisitions, net of cash acquired	(423,170)	(105,971)	(21,071)
Net cash used in investing activities	(600,672)	(211,232)	(43,556)
Cash flows from financing activities:
Borrowings	410,000	1,998	4,500
Debt service payments	(19,839)	(16,920)	(3,503)
Net (distribution to) contribution from FNF	(195,007)	(96,983)	6,878
Net cash provided by (used in) financing activities	195,154	(111,905)	7,875
Net increase in cash and cash equivalents	98,839	36,375	34,936
Cash and cash equivalents, beginning of year	92,049	55,674	20,738
Cash and cash equivalents, end of year	$190,888	$92,049	$55,674
Noncash contributions by FNF	$854,839	$1,494,727	$48,651

See accompanying notes to the combined financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements
December 31, 2004, 2003, and 2002

(1)   Summary of Significant Accounting Policies

The following describes the significant accounting policies of Fidelity National Information Services, Inc. and subsidiaries and affiliates (collectively referred to as the Company or FIS) which have been followed in preparing the accompanying Combined Financial Statements. FIS comprises the wholly and majority owned technology solutions, processing services and information based services businesses of Fidelity National Financial, Inc. and subsidiaries (collectively referred to as FNF). Subsequent to December 31, 2004, the Company underwent a recapitalization and a 25% equity interest in the Company was sold to a group of private investors (see note 13). After the recapitalization transactions, the Company had 200 million shares of common stock outstanding at a par value of $0.0001 per share.

(a)   Description of Business

The Company is a leading provider of technology solutions, processing services, and information-based services to the financial services industry. The Company consists of numerous legal entities and certain operating assets and liabilities which comprise the businesses included in the following segments: Financial Institution Software and Services, Lender Services, Default Management Services and Information Services. The Company’s formation began in early 2004 and was substantially completed in March 2005, when all the entities, assets and liabilities that are included in these combined financial statements were organized under one legal entity. The formation was accomplished through the contribution of entities and operating assets and liabilities to a newly formed subsidiary of FNF. After the recapitalization transactions referred to above, the Company had 200 million shares of common stock outstanding at a par value of $0.0001 per share, of which FNF owns 150 million shares and private investors own 50 million shares. The Combined Financial Statements included herein reflect the historical financial position, results of operations and cash flows of the businesses included in the formation described above.

The Financial Institution Software and Services segment focuses on two primary markets, financial institution processing and mortgage loan processing. The primary services provided are the provision of software applications that function as the underlying infrastructure of a financial institution’s transaction processing environment. These software applications include core bank processing software, which banks use to maintain the primary records of their customer accounts, and core mortgage processing software, which banks use to originate and service mortgage loans. This business segment also provides a number of complementary software applications and services that interact directly with the core processing applications, including software applications that facilitate interactions between the financial institutions and their customers.

The Lender Services segment offers customized outsourced business process and information solutions to lenders and loan servicers. This business provides loan facilitation services, which allow financial institutions to outsource their title and loan closing requirements in accordance with pre-selected criteria, regardless of the geographic location of the borrower or property.

The Default Management Services segment allows customers to outsource the business processes necessary to take a loan and the underlying real estate securing the loan through the default and foreclosure process. The Company utilizes its own resources and networks established with independent contractors to provide these outsourcing solutions.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

In the Information Services segment, the Company operates various property data and real estate-related services businesses. The Company’s property data and real estate-related services are utilized by mortgage lenders, investors and real estate professionals to complete residential real estate transactions throughout the U.S. The Company offers a comprehensive suite of services spanning the entire home purchase and ownership life cycle, from purchase through closing, refinancing, and resale.

(b)   Principles of Combination and Basis of Presentation

The accompanying Combined Financial Statements include those assets, liabilities, revenues, and expenses directly attributable to FIS’s operations and allocations of certain FNF corporate assets, liabilities and expenses to FIS. These amounts have been allocated to FIS on a basis that is considered by management to reflect most fairly the utilization of the services provided to or the benefit obtained by the Company. Management believes the methods used to allocate these amounts are reasonable.

All significant intercompany profits, transactions and balances have been eliminated in consolidation. The financial information included herein does not necessarily reflect what the financial position and results of operations of the Company would have been had it operated as a stand-alone entity during the periods covered. The Company’s investments in nonmajority-owned partnerships and affiliates are accounted for using the equity method of accounting.

All dollars presented in the accompanying Combined Financial Statements are in thousands unless indicated otherwise.

(c)   Transactions with Related Parties

The Company has historically conducted business with FNF and intends to continue these business arrangements in the future (see note 13).

Included in the Financial Institution Software and Services segment for the years ended December 31, 2004 and 2003 is $56.6 million and $12.4 million, respectively, in processing and services revenues from FNF relating to the provision of information technology (IT) infrastructure support and data center management services. FIS began providing these services to FNF in September 2003 and thus there were no revenues relating to these services in the first eight months of 2003 or during 2002. Prior to September 2003, a subsidiary of FNF provided these services to FIS. Amounts paid to FNF under these arrangements were $5.4 million and $5.8 million in 2003 and 2002, respectively, and are included in selling, general and administrative expenses in those periods.

The Lender Services segment includes revenues generated from loan facilitation transactions with lenders. A significant part of those transactions involves title agency functions resulting in the issuance of title insurance policies by a title insurance underwriter owned by FNF. The Company also performs similar functions in connection with trustee sale guarantees, a form of title insurance, that subsidiaries of FNF issue as part of the foreclosure process on a defaulted loan. The Lender Services segment includes revenues from unaffiliated third parties of $92.2 million, $224.7 million and $39.9 million for the years ended December 31, 2004, 2003 and 2002, respectively, representing commissions on title insurance policies written by the Company on behalf of title insurance subsidiaries of FNF.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

These commissions are equal to 88% of the total title premium from title policies that the Company places with subsidiaries of FNF.

The Company’s property information division within the Information Services segment manages FNF’s title plant assets in certain areas of the United States. The underlying title plant information is owned by FNF title underwriters; the Company manages and updates the information in return for the right to sell it to title insurers, including FNF underwriters and other customers. As part of that management agreement, the Company earns all revenue generated by those assets, both from third party customers and from FNF and subsidiaries, and is also responsible for the costs related to keeping the title plant assets current and functioning on a daily basis and also pays FNF a royalty fee ranging from 2.5% to 3.75% of those revenues based on volume. The Company recorded royalty expense of $2.8 million for the year ended December 31, 2004, but did not record any expense in 2003 or 2002. Had this agreement been in place for the years ended December 31, 2003 and 2002, the Company would have recorded approximately $2.9 million and $2.7 million in royalty expense during those periods, respectively. This business requires, among other things, that the Company gather updated property information, organize it, input it into one of several systems, maintain or obtain the use of necessary software and hardware to store, access and deliver the data, sell and deliver the data to customers and provide various forms of customer support. The Company’s costs include personnel costs, charges of third parties such as government offices for title information, technology costs and other operating expenses. FNF benefits from having its title plant assets continually updated and accessible. Included in the Information Services segment for the years ended December 31, 2004, 2003 and 2002 are revenues of $28.9 million, $28.2 million, and $24.3 million, respectively, related to the sale of property information to FNF. Also included in this segment are property data sales and license revenue received from FNF for certain real estate related services and software of $15.7 million, $14.0 million and $5.0 million for the years ended December 31, 2004, 2003 and 2002, respectively.

The Company has earned other amounts from FNF or its subsidiaries related to various miscellaneous licensing, leasing, and cost sharing agreements which amounted to $15.6 million, $18.4 million, and $3.4 million for the years ended December 31, 2004, 2003 and 2002, respectively.

FNF provides certain corporate services to the Company relating to general management, accounting, tax, finance, legal, payroll, human resources, internal audit and mergers and acquisitions. The cost of these services has been allocated or passed through to the Company from FNF based upon reasonable allocation bases including revenues, head count, specific identification and others. Total costs allocated for the years ended December 31, 2004, 2003 and 2002 were $75.1 million, $39.5 million and $21.6 million, respectively, and are reflected in selling, general and administrative expenses in the combined statements of earnings. Also included in selling, general and administrative expenses are payments to a subsidiary of FNF for equipment leases in the amount of $8.4 million, $7.3 million and $6.7 million for the years ended December 31, 2004, 2003 and 2002, respectively. The equipment covered by those leases was purchased by the Company subsequent to December 31, 2004, for $19.4 million.

The Company believes the amounts earned from or charged by FNF to the Company under each of the foregoing service arrangements are fair and reasonable. Although the 88% commission rate earned by the Company’s Lender Services segment was set without negotiation, the Company believes

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

it is consistent with the blended rate that would be available to a third party title agent given the amount and the geographic distribution of the business produced and the low risk of loss profile of the business placed. In connection with title plant management, the Company charges FNF title insurers for title information at approximately the same rates it and other similar vendors charge unaffiliated title insurers. The Company’s IT infrastructure support and data center management services to FNF, from which the Company earned $56.6 million and $12.4 million for the years ended December 31, 2004 and 2003, respectively, is priced within the range of prices the Company offers to third parties for similar services.

The Company owed FNF $43.7 million at December 31, 2004 relating to the various service agreements between the two companies and the Company’s share of income taxes payable by FNF. This amount represents only the net intercompany and income taxes payable activity for November and December of 2004 as all intercompany and income tax activity prior to November 2004 were considered capital contributions or dividends and included in the change in FNF’s net investment in the Company. Effective with the execution of the agreements described in note 13, amounts due to or from FNF will be settled monthly.

(d)   Cash and Cash Equivalents

For purposes of reporting cash flows, highly liquid instruments purchased with original maturities of three months or less are considered cash equivalents. The carrying amounts reported in the Combined Balance Sheet for these instruments approximate their fair value.

(e)   Fair Value of Financial Instruments

The fair values of financial instruments, which include trade receivables and long-term debt, approximate their carrying values. These estimates are subjective in nature and involve uncertainties and significant judgment in the interpretation of current market data. Therefore, the values presented are not necessarily indicative of amounts the Company could realize or settle currently. The Company does not necessarily intend to dispose of or liquidate such instruments prior to maturity. The Company also holds certain derivative instruments, specifically warrants and several put and call options relating to certain majority-owned subsidiaries (see note 1(f)).

(f)   Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (SFAS No. 133). As of December 31, 2004, the Company did not engage in any hedging activities and thus recorded all derivative financial instruments at fair value in the Combined Balance Sheet and all changes in fair value are recognized in other income in the Combined Statements of Earnings. At December 31, 2004, the Company’s derivative financial instruments are limited to an investment in warrants to purchase common stock of Covansys Corporation (Covansys), an equity investee of the Company (see note 3) and put and call options relating to the minority interest in certain majority-owned subsidiaries.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

Subsequent to December 31, 2004, the Company amended the terms of the Covansys warrants to add a mandatory holding period subsequent to the exercise of the warrants and to eliminate a cashless exercise provision available to the Company. Following these amendments, the accounting for the warrants is governed by the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and thus future changes in fair value of the warrants will be recognized in equity through other comprehensive earnings (loss). Also subsequent to December 31, 2004, the Company entered into several interest rate swap transactions on $700 million of its borrowings which are designed to offset the effects of interest rate changes on the Company’s variable rate debt.

(g)   Trade Receivables, net

A summary of trade receivables, net, at December 31, 2004 and 2003 is as follows (in thousands):

	2004	2003
Trade receivables—billed	$330,447	$257,270
Trade receivables—unbilled	89,616	61,600
Total trade receivables	420,063	318,870
Allowance for doubtful accounts	(20,266)	(19,422)
Total trade receivables, net	$399,797	$299,448

(h)   Goodwill

Goodwill represents the excess of cost over fair value of identifiable net assets acquired and liabilities assumed in business combinations. SFAS No. 142, Goodwill and Intangible Assets (SFAS No. 142) requires that intangible assets with estimable lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144). SFAS No 142 and SFAS No. 144 also provide that goodwill and other intangible assets with indefinite useful lives should not be amortized, but shall be tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. The Company measures for impairment on an annual basis during the fourth quarter using a September 30th measurement unless circumstances require a more frequent measurement.

As required by SFAS No. 142, the Company completed its annual goodwill impairment test in the fourth quarter of 2004 on its reporting units, using a September 30, 2004 measurement date, and has determined that each of its reporting units has a fair value in excess of its carrying value. Accordingly, no goodwill impairment has been recorded.

(i)   Long-lived Assets

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144) requires that long-lived assets and intangible assets with definite useful lives be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

charge is recognized by the amount by which the carrying amount of the assets exceeds the fair value of the asset.

(j)   Intangible Assets

The Company has intangible assets which consist primarily of customer relationships and are recorded in connection with acquisitions at their fair value based on the results of valuations by third parties. Customer relationships are amortized over their estimated useful lives using an accelerated method which takes into consideration expected customer attrition rates up to a ten-year period. Intangible assets with estimated useful lives are reviewed for impairment in accordance with SFAS No. 144 while intangible assets that are determined to have indefinite lives are reviewed for impairment at least annually in accordance with SFAS No. 142.

(k)   Computer Software

Computer software includes the fair value of software acquired in business combinations, purchased software and capitalized software development costs. Purchased software is recorded at cost and amortized using the straight-line method over a 3-year period and software acquired in business combinations is recorded at its fair value and amortized using straight-line and accelerated methods over their estimated useful lives, ranging from 5 to 10 years.

Capitalized software development costs are accounted for in accordance with either SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed (SFAS No. 86), or with SOP No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. After the technological feasibility of the software has been established (for SFAS No. 86 software), or at the beginning of application development (for SOP No. 98-1 software), software development costs, which include salaries and related payroll costs and costs of independent contractors incurred during development, are capitalized. Research and development costs incurred prior to the establishment of technological feasibility (for SFAS No. 86 software), or prior to application development (for SOP No. 98-1 software), are expensed as incurred. Software development costs are amortized on a product-by-product basis commencing on the date of general release of the products (for SFAS No. 86 software) and the date placed in service for purchased software (for SOP No. 98-1 software). Software development costs (for SFAS No. 86 software) are amortized using the greater of (1) the straight-line method over its estimated useful life, which ranges from three to seven years or (2) the ratio of current revenues to total anticipated revenue over its useful life.

Computer software as of December 31, 2004 and 2003 consists of (in thousands):

	2004	2003
Software from business acquisitions	$299,047	$146,595
Capitalized software development costs	133,864	51,691
Purchased software	55,767	47,521
Computer software	488,678	245,807
Accumulated amortization	(116,068)	(43,359)
Computer software, net of accumulated amortization	$372,610	$202,448

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

Amortization expense for computer software was $72.7 million, $56.6 million and $2.9 million for 2004, 2003 and 2002, respectively.

(l)   Property and Equipment

Property and equipment is recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed primarily using the straight-line method based on the estimated useful lives of the related assets: thirty years for buildings and three to seven years for furniture, fixtures and computer equipment. Leasehold improvements are amortized using the straight-line method over the lesser of the initial term of the applicable lease or the estimated useful lives of such assets.

(m)   Income Taxes

The Company’s operating results have been historically included in FNF’s Consolidated U.S. Federal and State income tax returns. The provision for income taxes in the Combined Statements of Earnings is made at rates consistent with what the Company would have paid as a stand-alone taxable entity. The Company recognizes deferred income tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities and expected benefits of utilizing net operating loss and credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The impact on deferred income taxes of changes in tax rates and laws, if any, are reflected in the combined financial statements in the period enacted.

(n)   Revenue Recognition

The following describes the Company’s primary types of revenues and its revenue recognition policies as they pertain to the types of transactions the Company enters into with its customers. The Company enters into arrangements with customers to provide services, software and software related services such as post-contract customer support and implementation and training either individually or as part of an integrated offering of multiple products and services. These products and services occasionally include offerings from more than one segment to the same customer. The revenues for services provided under these multiple element arrangements are recognized in accordance with the applicable revenue recognition accounting principles as further described below.

Financial Institution Software and Services.   In this segment, the Company recognizes revenues relating to bank processing services and mortgage processing services along with software licensing and software related services. Several of the Company’s contracts include a software license and one or more of the following services: data processing, development, implementation, conversion, training, programming, post-contract customer support and application management. In some cases, these services are offered in combination with one another and in other cases the Company offers them individually. Revenues from bank and mortgage processing services are typically volume-based depending on factors such as the number of accounts processed, transactions processed and computer resources utilized.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

The substantial majority of the revenues in this segment are from outsourced data processing and application management arrangements. Revenues from these arrangements are recognized as services are performed in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 104 (SAB No. 104), Revenue Recognition and related interpretations. SAB No. 104 sets forth guidance as to when revenue is realized or realizable and earned when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectability is reasonably assured. Revenues and costs related to implementation, conversion and programming services associated with the Company’s data processing and application management agreements during the implementation phase are deferred and subsequently recognized using the straight-line method over the term of the related services agreement. At each reporting period, the Company evaluates these deferred contract costs for impairment.

In the event that the Company’s arrangements with its customers include more than one product or service, the Company determines whether the individual revenue elements can be recognized separately in accordance with Financial Accounting Standards Board (FASB) Emerging Issues Task Force No. 00-21 (EITF 00-21), Revenue Arrangements with Multiple Deliverables. EITF 00-21 addresses the determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the arrangement consideration should be measured and allocated to the separate units of accounting.

If all of the products and services are software related products and services as determined under American Institute of Certified Public Accountants’ Statement of Position (SOP) 97-2 (SOP No. 97-2), entitled Software Revenue Recognition, and SOP 98-9, entitled Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions, the Company applies these pronouncements and related interpretations to determine the appropriate units of accounting and how the arrangement consideration should be measured and allocated to the separate units.

The Company recognizes software license and post-contract customer support fees as well as associated development, implementation, training, conversion and programming fees in accordance with SOP No. 97-2 and SOP No. 98-9. Initial license fees are recognized when a contract exists, the fee is fixed or determinable, software delivery has occurred and collection of the receivable is deemed probable, provided that vendor-specific objective evidence, or VSOE, has been established for each element or for any undelivered elements. The Company determines the fair value of each element or the undelivered elements in multi-element software arrangements based on VSOE. If the arrangement is subject to accounting under SOP No. 97-2, VSOE for each element is based on the price charged when the same element is sold separately, or in the case of post-contract customer support, when a stated renewal rate is provided to the customer. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If evidence of fair value does not exist for one or more undelivered elements of a contract, then all revenue is deferred until all elements are delivered or fair value is determined for all remaining undelivered elements. Revenue from post-contract customer support is recognized ratably

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

over the term of the agreement. The Company records deferred revenue for all billings invoiced prior to revenue recognition.

With respect to a small percentage of revenues, the Company uses contract accounting, as required by SOP No. 97-2, when the arrangement with the customer includes significant customization, modification, or production of software. For elements accounted for under contract accounting, revenue is recognized in accordance with SOP 81-1, Accounting for Performance of Construction Type and Certain Production-Type Contracts, using the percentage-of-completion method since reasonably dependable estimates of revenues and contract hours applicable to various elements of a contract can be made. Revenues in excess of billings on these agreements are recorded as unbilled receivables and are included in trade receivables. Billings in excess of revenue recognized on these agreements are recorded as deferred revenue until revenue recognition criteria are met. Changes in estimates for revenues, costs and profits are recognized in the period in which they are determinable. When the Company’s estimates indicate that the entire contract will be performed at a loss, a provision for the entire loss is recorded in that accounting period.

Lender Services.   In this segment, the Company recognizes revenues from loan facilitation services which primarily consist of centralized title agency and closing services for various types of lenders. Revenues relating to centralized title agency and closing services are recognized at the time of closing of the related real estate transaction. Ancillary service fees are recognized when the service is provided. Revenue derived from these services is recognized as the services are performed in accordance with SAB No. 104 as described above.

Default Management Services.   In this segment, the Company recognizes revenues on services provided to assist customers through the default and foreclosure process, including property preservation and maintenance services (such as lock changes, window replacement, debris removal and lawn service), posting and publication of foreclosure and auction notices, title searches, document preparation and recording services, and referrals for legal and property brokerage services. Revenue derived from these services is recognized as the services are performed in accordance with SAB No. 104 as described above.

Information Services.   In this segment, the Company records revenue from providing data or data-related services. These services principally include appraisal and valuation services, property records information, real estate tax services, borrower credit and flood zone information and multiple listing software and services. Revenue derived from these services is recognized as the services are performed in accordance with SAB No. 104 as described above.

The Company’s flood and tax units provide various services including life-of-loan-monitoring services. Revenue for life-of-loan services is deferred and recognized ratably over the estimated average life of the loan service period, which is determined based on the Company’s historical experience and industry data. The Company evaluates its historical experience on a periodic basis, and adjusts the estimated life of the loan service period prospectively. Revenue derived from software and service arrangements included in this segment is recognized in accordance with SOP No. 97-2 as discussed above. Revenues from other services in this segment are recognized as the services are performed in accordance with SAB No. 104 as described above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements
December 31, 2004, 2003, and 2002

(o)   Stock-Based Compensation Plans

Certain FIS employees are participants in FNF’s stock-based compensation plans, which provide for the granting of incentive and nonqualified stock options, restricted stock and other stock-based incentive awards for officers and key employees.

The Company accounts for stock-based compensation using the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123) effective as of the beginning of 2003. Under the fair value method of accounting, compensation cost is measured based on the fair value of the award at the grant date and recognized over the service period. The Company has elected to use the prospective method of transition, as permitted by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (SFAS No. 148). Under this method, stock-based employee compensation cost is recognized from the beginning of 2003 as if the fair value method of accounting had been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002. The Company has provided for stock compensation expense of $15.4 million and $3.8 million for the years ended December 31, 2004 and 2003, respectively, which is included in selling, general, and administrative expense in the Combined Statements of Earnings, as a result of the adoption of SFAS No. 123.

The following table illustrates the effect on net earnings for the years ended December 31, 2004, 2003 and 2002 as if the Company had applied the fair value recognition provisions of SFAS No. 123 to all awards held by FIS employees who are plan participants (in thousands):

	2004	2003	2002
Net earnings, as reported	$189,416	$203,057	$57,854
Add stock-based compensation expense included in reported net earnings, net of related income tax effects	9,569	2,358	—
Deduct total stock-based employee compensation expense determined under fair value based methods for all awards, net of related income tax effects	(10,206)	(4,926)	(4,704)
Pro forma net earnings	$188,779	$200,489	$53,150
Pro forma net earning per share-basic and diluted	$0.94	$1.00	$0.27

Pro forma information regarding net earnings is required by SFAS No. 123, and has been determined as if the Company had accounted for all of its employee stock options under the fair value method of that statement. The fair value for these FNF options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions. The risk free interest rates used in the calculation are the rates that correspond to the weighted average expected life of an option. The risk free interest rate used for options granted during the years ended December 31, 2004, 2003 and 2002 was 3.2%, 2.0% and 2.0%, respectively. A volatility factor for the expected market price of FNF common stock of 34%, 43% and 44% was used for options granted for the years ended December 31, 2004, 2003 and 2002, respectively. The expected dividend yield used for

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

2004, 2003, and 2002 was 2.5%, 1.4% and 1.3%, respectively. A weighted average expected life of 3.8 years, 3.5 years and 3.25 years was used for 2004, 2003 and 2002 respectively.

Other disclosures required by SFAS No. 123 have not been provided because the SFAS No. 123 pro forma expense disclosures were prepared based upon an allocation methodology that allocates to the Company expenses associated with portions of individual awards, rather than entire awards.

(p)   Foreign Currency Translation

The functional currency for the foreign operations of the Company is either the U.S. Dollar or the local currency. For foreign operations where the local currency is the functional currency, the translation of foreign currencies into U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The gains and losses resulting from the translation are included in accumulated other comprehensive earnings (loss) in the Combined Statements of Equity and are excluded from net earnings. Gains or losses resulting from other foreign currency transactions are included in other income (expense) and are insignificant in the years ended December 31, 2004, 2003 and 2002.

(q)   Management Estimates

The preparation of these Combined Financial Statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Combined Financial Statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(r)   Unaudited Proforma Net Earnings Per Share

Unaudited proforma net earnings per share is calculated for all periods presented using the 200 million shares of FIS outstanding following its recapitalization on March 9, 2005.

(2)   Acquisitions

The results of operations and financial position of the entities acquired during the years ended December 31, 2004, 2003 and 2002 are included in the Combined Financial Statements from and after the date of acquisition. These acquisitions were made by the Company, or FNF and then contributed to FIS by FNF. The acquisitions made by FNF and contributed to FIS are included in the related Combined Financial Statements as capital contributions. The purchase price of each acquisition was allocated to assets acquired and liabilities assumed based on third party valuations with any excess cost over fair value being allocated to goodwill.

Alltel Information Services, Inc.

On January 28, 2003, FNF entered into a stock purchase agreement with ALLTEL Corporation, Inc., a Delaware corporation (ALLTEL), to acquire from ALLTEL its financial services

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

division, ALLTEL Information Services, Inc. (AIS). On April 1, 2003, FNF closed the acquisition and subsequently renamed the division Fidelity Information Services (FI). FI is one of the largest providers of information-based technology solutions and processing services to the mortgage and financial services industries.

FNF acquired FI for approximately $1.1 billion (including the payment for certain working capital adjustments and estimated transaction costs), consisting of $794.6 million in cash and $275.0 million of FNF’s common stock.

The assets acquired and liabilities assumed in the FI acquisition were as follows (in thousands):

Tangible assets	$298,960
Computer software	95,000
Intangible assets	348,000
Goodwill	450,743
Liabilities assumed at fair value	(123,082)
Total purchase price	$1,069,621

The Company is amortizing the intangible assets using an accelerated method which takes into consideration expected customer attrition rates over a 10-year period. The acquired software is amortized over a ten-year period using an accelerated method that contemplates the period of expected economic benefit and future enhancements to the underlying software. Under the terms of the stock purchase agreement, the Company made a joint election with ALLTEL to treat the acquisition as a sale of assets in accordance with Section 338 (h) (10) of the Internal Revenue Code, which resulted in the revaluation of the assets acquired to fair value for income tax purposes. As such, the fair value assignable to the historical assets, as well as intangible assets and goodwill, is deductible for federal and state income tax purposes.

Fidelity National Information Solutions, Inc.

On September 30, 2003, FNF acquired the outstanding minority interest of Fidelity National Information Solutions, Inc. (FNIS), its publicly traded majority-owned real estate information services subsidiary that provides property data and real estate related services. In the acquisition, each share of FNIS common stock (other than FNIS common stock the Company already owned) was exchanged for 0.83 shares of FNF’s common stock for a total purchase price of $243.7 million.

The Company recorded its proportional share of the fair value of the assets acquired and liabilities assumed in the FNIS minority interest acquisition as follows (in thousands):

Computer software	$13,069
Intangible assets	75,827
Goodwill	154,831
Total purchase price	$243,727

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

Aurum Technology, Inc.

On March 11, 2004, FNF acquired Aurum Technology, Inc. (Aurum) for $306.4 million, comprised of $185.0 million in cash and FNF common stock valued at $121.4 million. Aurum is a provider of outsourced and in-house information technology solutions for the community bank and credit union markets.

The assets acquired and liabilities assumed in the Aurum acquisition were as follows (in thousands):

Tangible assets	$39,373
Computer software	24,928
Intangible assets	44,803
Goodwill	255,399
Liabilities assumed at fair value	(58,134)
Total purchase price	$306,369

Sanchez Computer Associates, Inc.

On April 14, 2004, FNF acquired Sanchez Computer Associates, Inc. (Sanchez) for $183.7 million, comprised of $88.1 million in cash and FNF common stock valued $88.1 million with the remaining purchase price of $7.5 million relating to the issuance of FNF stock options for vested Sanchez stock options. Sanchez develops and markets scalable and integrated software and services that provide banking, customer integration, outsourcing and wealth management solutions to financial institutions in several countries. Sanchez’ primary application offering is Sanchez Profile™, a real-time, multi- currency, strategic core banking deposit and loan processing system that can be utilized on both an outsourced and in-house basis.

The assets acquired and liabilities assumed in the Sanchez acquisition were as follows (in thousands):

Tangible assets	$28,662
Computer software	29,331
Intangible assets	19,638
Goodwill	127,630
Liabilities assumed at fair value	(21,591)
Total purchase price	$183,670

Kordoba

On September 30, 2004, FNF acquired a 74.9% interest in KORDOBA Gesellschaft fur Bankensoftware mbH & Co. KG, Munich, or Kordoba, a provider of core processing software and outsourcing solutions to the German banking market, from Siemens Business Services GmbH & Co. OHG (Siemens). The acquisition price was $123.6 million in cash. The Company recorded the

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

Kordoba acquisition based on its proportional share of the fair value of the assets acquired and liabilities assumed on the purchase date.

In connection with the purchase of the 74.9% interest in Kordoba, the Company entered into a put/call option on the 25.1% interest in Kordoba retained by Siemens, which is exercisable during a ninety-day period beginning in October 2008. Under the put/call option, the Company has the unilateral right to purchase (call option) the 25.1% interest that Siemens has retained at a price based on the revenues and operating results of Kordoba in the four quarters preceding the exercise date. The put/call option also provides Siemens with the unilateral right to sell (put option) its 25.1% to the Company on similar terms. In recording the purchase, the Company has recorded a liability of $12.4 million for the estimated fair value of the put/call option. (see note 13 for subsequent event relating to purchase of minority interest in Kordoba)

The assets acquired and liabilities assumed in the Kordoba acquisition were as follows (in thousands):

Tangible assets	$87,858
Computer software	25,834
Intangible assets	26,834
Goodwill	88,430
Liabilities assumed at fair value	(105,372)
Total purchase price	$123,584

InterCept, Inc.

On November 8, 2004, the Company acquired all of the outstanding stock of InterCept, Inc. (InterCept) for $18.90 per share. The total purchase price was approximately $419.4 million which included $407.3 million of cash with the remaining purchase price relating to the issuance of FNF options for vested InterCept options. InterCept provides both outsourced and in-house, fully integrated core-banking solutions for community banks, including loan and deposit processing and general ledger and financial accounting operations. InterCept also operates significant item processing and check imaging operations, providing imaging for customer statements, clearing and settlement, reconciliation and automated exception processing in both outsourced and in-house relationships for customers.

The assets acquired and liabilities assumed in the InterCept acquisition were as follows (in thousands):

Tangible assets	$70,833
Computer software	12,700
Intangible assets	125,795
Goodwill	267,079
Liabilities assumed at fair value	(57,048)
Total purchase price	$419,359

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

Selected unaudited pro forma combined results of operations for the years ended December 31, 2004 and 2003, assuming the above acquisitions had occurred as of January 1, 2003, and using actual general and administrative expenses prior to the acquisition, are set forth below:

	Year Ended December 31,
	2004(a)	2003(a)
Total revenue	$2,649,953	$2,524,823
Net earnings	$174,517	$192,866
Proforma earnings per share-basic and diluted	$0.87

(a)           Impact of full year 2004 for Kordoba is approximately $93.2 million and $15.5 million in total revenue and net earnings, respectively. Comparable information is not available for 2003 that is in conformity with U.S. generally accepted accounting principles and therefore, no amounts related to Kordoba have been included in the 2003 pro forma information.

Other acquisitions

Additionally, the following transactions with acquisition prices less than $100 million each were entered into by FNF and subsequently contributed to the Company during the period from January 1, 2002 through December 31, 2004:

Name of Company Acquired	Date Acquired	Purchase Price
Lender’s Service, Inc.	February 10, 2003	$75.0 million
Webtone Technologies, Inc.	September 2, 2003	$90.0 million
Hansen Quality Loan Services, LLC(i)	February 27, 2004	$34.0 million
Bankware	April 7, 2004	$47.7 million
Geotrac, Inc.	July 2, 2004	$40.0 million
ClearPar LLC	December 13, 2004	$25.0 million

(i)             Represents purchase by FNF of the remaining 45% interest not already owned by the Company

(3)   Investment in Covansys Corporation

On September 15, 2004, FNF acquired 11 million shares of common stock and warrants to purchase 4 million additional shares of Covansys Corporation (Covansys), a publicly traded U.S. based provider of application management and offshore outsourcing services with India based operations for $121.0 million in cash. FNF subsequently contributed the common stock and warrants to the Company which resulted in the Company owning approximately 29% of the common stock of Covansys. The Company will account for the investment in common stock using the equity method of accounting and, until March 24, 2005, accounted for the warrants under SFAS No. 133. Under SFAS No. 133, the warrants were considered derivative instruments and were recorded at a fair value of approximately $23.5 million on the date of acquisition. On March 25, 2005, the terms of the warrants were amended to add a mandatory holding period subsequent to exercise of the warrants and eliminate a cashless exercise option available to the Company. Following these amendments, the accounting for the warrants is now governed by the provisions

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and future changes in the fair value of the warrants will be recorded through equity in other comprehensive earnings (loss).

The Company also entered into a master service provider agreement with Covansys which requires the Company to purchase a minimum of $150 million in services over a five year period expiring June 30, 2009 or be subject to certain penalties if defined spending thresholds are not met. The Company is subject to penalties of $8.0 million in the event that certain annual thresholds are not met and a final penalty equal to 6.67% of the unmet commitment. Through December 31, 2004, the Company had spent approximately $5 million under the terms of this agreement.

An unaudited summary consolidated balance sheet for Covansys at December 31, 2004 is as follows (in thousands):

Current assets	$183,582
Property and equipment	29,762
Goodwill	19,148
Other assets	16,310
Total assets	$248,802
Current liabilities	$71,149
Other liabilities	3,462
Shareholders’ equity	174,191
Total liabilities and shareholders’ equity	$248,802

An unaudited summary income statement for Covansys for the three months ended December 31, 2004 is as follows (in thousands):

Revenue	$99,171
Net income	$9,224

(4)   Property and Equipment

Property and equipment as of December 31, 2004 and 2003 consists of the following (in thousands):

	2004	2003
Land	$9,493	$9,487
Buildings	91,438	68,383
Leasehold improvements	24,780	14,380
Computer equipment	188,371	107,588
Furniture, fixtures, and other equipment	26,057	21,926
	340,139	221,764
Accumulated depreciation and amortization	(123,161)	(68,455)
	$216,978	$153,309

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

Depreciation and amortization expense on property and equipment amounted to $61.1 million, $36.0 million and $7.1 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(5)   Goodwill

Changes in Goodwill, net of purchase accounting adjustments, during the years ended December 31, 2004 and 2003 are summarized as follows (in thousands):

Balance, December 31, 2002	$176,815
Goodwill acquired during 2003	789,198
Balance, December 31, 2003	966,013
Goodwill acquired during 2004	791,744
Balance, December 31, 2004	$1,757,757

(6)   Intangible Assets

Intangible assets, as of December 31, 2004 and 2003, consist of the following (in thousands):

	Cost	Accumulated amortization	Net
2004:
Customer relationships	$752,041	$167,898	$584,143
Trademarks	45,011	—	45,011
	$797,052	167,898	$629,154
2003:
Customer relationships	$508,458	63,331	$445,127
Trademarks	5,196	—	5,196
	$513,654	$63,331	$450,323

Amortization expense for intangible assets with definite lives was $104.6 million, $51.4 million and $8.6 million for the years ended December 31, 2004, 2003 and 2002, respectively. Intangible assets, other than those with indefinite lives are amortized over their estimated useful lives ranging from 5 to 10 years using accelerated methods. Estimated amortization expense for the next five years is $117.4 million for 2005, $104.1 million for 2006, $89.2 million for 2007, $75.3 million for 2008, and $56.3 million for 2009.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

(7)   Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities as of December 31, 2004 and 2003 consist of the following (in thousands):

	2004	2003
Salaries and incentives	$48,177	$48,878
Accrued benefits	13,317	14,323
Trade accounts payable	79,370	70,153
Other accrued liabilities	139,565	64,105
	$280,429	$197,459

(8)   Long-Term Debt

Long-term debt as of December 31, 2004 and 2003 consists of the following (in thousands):

	2004	2003
Syndicated credit agreement, unsecured, interest due quarterly at LIBOR plus 0.50% (2.92% at December 31, 2004), unused portion of $90 million at December 31, 2004	$410,000	$—
Other long-term debt with various interest rates, maturities, and collateral terms	21,205	13,789
	431,205	13,789
Less current portion	(13,891)	(11,121)
Long-term debt, excluding current portion	$417,314	$2,668

Principal maturities for the next five years ending December 31 are as follows (in thousands):

2005	$13,891
2006	4,585
2007	2,729
2008	—
2009	410,000
$431,205

On November 8, 2004, in connection with the acquisition of InterCept, the Company drew down $410.0 million on a new credit agreement to fund the acquisition of InterCept. The credit agreement, guaranteed by FNF, provides for a $500.0 million, 5-year revolving credit facility due November 8, 2009. The facility provides an option to increase the size of the credit facility an additional $100.0 million and bears interest at a variable rate based on leverage, and is unsecured. In addition, the Company pays a 0.15% commitment fee on the entire facility. On March 9, 2005, as part of the recapitalization and equity sale of 25% of the Company, the facility was paid off and the agreement was terminated (see note 13).

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

(9)   Income Taxes

Income tax expense (benefit) for the years ended December 31, 2004, 2003 and 2002 consists of the following (in thousands):

	2004	2003	2002
Current	$129,346	$129,748	$40,308
Deferred	(11,003)	8,227	(918)
	$118,343	$137,975	$39,390

A reconciliation of the federal statutory income tax rate to the Company’s effective income tax rate for the years ended December 31, 2004, 2003 and 2002 is as follows (in thousands):

	2004	2003	2002
Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes	5.9	5.2	4.9
Federal benefit of state taxes	(2.1)	(1.8)	(1.7)
Change in valuation allowance	(0.9)	0.8	0.0
Other	(0.3)	(0.4)	(0.9)
Effective income tax rate	37.6%	38.8%	37.3%

The significant components of deferred income tax assets and liabilities at December 31, 2004 and 2003 consists of the following (in thousands):

	2004	2003
Deferred income tax assets:
Deferred revenue	$55,439	$27,643
Net operating loss carryforwards	56,247	19,462
Allowance for doubtful accounts	5,387	7,106
Employee benefit accruals	19,102	4,550
Other	15,580	11,162
Total gross deferred income tax assets	151,755	69,923
Less valuation allowance	(3,047)	(2,845)
Total deferred income tax assets	148,708	67,078
Deferred income tax liabilities:
Deferred contract costs	27,597	10,223
Amortization of goodwill, intangible assets, and computer software	151,327	57,642
Other	5,982	—
Total deferred income tax liabilities	184,906	67,865
Net deferred income tax liability	$36,198	$787

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

Deferred income taxes have been classified in the Combined Balance Sheets as of December 31, 2004 and 2003 as follows (in thousands):

	2004	2003
Current assets	$99,136	$21,778
Noncurrent liabilities	135,334	22,565
Net deferred income tax liability	$36,198	$787

Management believes that based on its historical pattern of taxable income, the Company will produce sufficient income in the future to realize its deferred income tax assets. A valuation allowance is established for any portion of a deferred income tax asset that management believes it is more likely than not that the Company will not be able to realize the benefits of. Adjustments to the valuation allowance are made if there is a change in management’s assessment of the amount of deferred income tax asset that is realizable.

At December 31, 2004, the Company has a net operating loss carryforward of $146.1 million which was obtained from acquired entities. The net operating losses expire between 2019 and 2023.

(10)   Commitments and Contingencies

Litigation

In the ordinary course of business, the Company is involved in various pending and threatened litigation matters related to its operations, some of which include claims for punitive or exemplary damages. The Company believes that no actions, other than those disclosed below, depart from customary litigation incidental to its business and that the resolution of all pending and threatened litigation will not have a material adverse impact on the Company’s results of operations, financial position or cash flows.

The Company is a defendant in a civil lawsuit brought by an organization that formerly acted as a sales agent for Alltel Information Services in China. The suit, which is pending in state court in Monterey County, CA, seeks to recover damages for an alleged breach of the agency contract. The Company intends to defend this case vigorously. The plaintiff in the case has made allegations that the Company violated the Foreign Corrupt Practices Act (FCPA) in connection with its dealings involving a bank customer in China. The Company, through FNF, is cooperating with the Securities and Exchange Commission and the U.S. Department of Justice in connection with their inquiry into these allegations. The Company and its counsel are in the process of investigating these allegations. Based on the results and extent of the investigations completed to date, the Company does not believe that there have been any violations of the FCPA by the Company, or that the ultimate disposition of these allegations or the lawsuit will have a material adverse impact on the Company’s financial position, results of operations or cash flows.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

Indemnifications and Warranties

The Company often indemnifies its customers against damages and costs resulting from claims of patent, copyright, or trademark infringement associated with use of its software through software licensing agreements. Historically, the Company has not made any payments under such indemnifications, but continues to monitor the conditions that are subject to the indemnifications to identify whether it is probable that a loss has occurred, and would recognize any such losses when they are estimable. In addition, the Company warrants to customers that its software operates substantially in accordance with the software specifications. Historically, no costs have been incurred related to software warranties and none are expected in the future, and as such no accruals for warranty costs have been made.

Escrow Arrangements

In conducting its operations, the Company routinely holds customers’ assets in escrow, pending completion of real estate transactions. Certain of these amounts are maintained in segregated bank accounts and have not been included in the accompanying Combined Balance Sheets. The Company has a contingent liability relating to proper disposition of these balances, which amounted to $2.4 billion at December 31, 2004. As a result of holding these customers’ assets in escrow, the Company has ongoing programs for realizing economic benefits during the year through favorable borrowing and vendor arrangements with various banks. There were no investments or loans outstanding as of December 31, 2004 related to these arrangements.

Leases

The Company leases certain of its property and equipment under leases which expire at various dates. Several of these agreements include escalation clauses and provide for purchases and renewal options for periods ranging from one to five years.

Future minimum operating lease payments for leases with remaining terms greater than one year for each of the years in the five years ending December 31, 2009 and thereafter and in the aggregate are as follows (in thousands):

2005	$41,939
2006	38,037
2007	29,614
2008	21,513
2009	16,545
Thereafter	23,031
Total	$170,679

Rent expense incurred under all operating leases during the years ended December 31, 2004, 2003 and 2002, was $52.6 million, $32.7 million, and $15.9 million, respectively.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

(11)   Employee Benefit Plans

Stock Purchase Plan

FIS employees participate in the Fidelity National Financial, Inc. Employee Stock Purchase Plan (ESPP). Under the terms of the ESPP and subsequent amendments, eligible employees may voluntarily purchase, at current market prices, shares of FNF’s common stock through payroll deductions. Pursuant to the ESPP, employees may contribute an amount between 3% and 15% of their base salary and certain commissions. Shares purchased are allocated to employees, based upon their contributions. The Company contributes varying matching amounts as specified in the ESPP. The Company recorded $8.1 million, $4.3 million, and $0.9 million, respectively, for the years ended December 31, 2004, 2003 and 2002 relating to the participation of FIS employees in the ESPP.

401(k) Profit Savings Plan

The Company’s employees are covered by a qualified 401(k) plan sponsored by FNF. Eligible employees may contribute up to 40% of their pretax annual compensation, up to the amount allowed pursuant to the Internal Revenue Code. FNF generally matches 50% of each dollar of employee contribution up to 6% of the employee’s total eligible compensation. The Company recorded $3.1 million, $2.8 million, and $1.7 million, respectively, for the years ended December 31, 2004, 2003 and 2002 relating to the participation of FIS employees in the 401(k) plan.

Stock Option Plans

Certain FIS employees are participants in FNF’s stock-based compensation plans, which provide for the granting of incentive and nonqualified stock options, restricted stock and other stock-based incentive awards for officers and key employees. Grants of incentive and nonqualified stock options under these plans have generally provided that options shall vest equally over three years and generally expire ten years after their original date of grant. All options granted under these plans have an exercise price equal to the market value of the underlying common stock on the date of grant. However, certain of these plans allow for the option exercise price for each share granted pursuant to a nonqualified stock option to be less than the fair market value of the common stock on the date of grant to reflect the application of the optionee’s deferred bonus, if applicable.

In 2003, FNF issued to certain FIS employees rights to purchase shares of restricted common stock (Restricted Shares). A portion of the Restricted Shares vest over a five-year period and a portion of the Restricted Shares vest over a four-year period, of which one-fifth vested immediately on the date of grant. The Company recorded stock-based compensation expense of $2.4 million and $1.5 million in connection with the issuance of Restricted Shares to FIS employees for the years ended December 31, 2004 and 2003, respectively, which was based on an allocation of compensation expense to the Company for employees and directors who provided services to the Company.

The Company follows the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), for stock-based employee compensation. Under the fair value method of accounting, compensation cost is measured based on the fair value of the award at the grant date and recognized over the service period. The

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

Company has elected to use the prospective method of transition, as permitted by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (SFAS No. 148). Under this method, stock-based employee compensation cost is recognized from the beginning of 2003 as if the fair value method of accounting had been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002. The Company has provided for stock-based compensation expense of $15.4 million and $3.8 million for the years ended December 31, 2004 and 2003, respectively, which is included in selling, general, and administrative expenses in the Combined Statements of Earnings, as a result of the adoption of SFAS No. 123.

Kordoba Defined Benefit Plans

In connection with the Kordoba acquisition, the Company assumed Kordoba’s defined benefit plan obligations. These obligations relate to retirement benefits to be paid to Kordoba’s employees upon retirement. On December 31, 2004, the net benefit obligation, fair value of plan assets and the net amount recognized on the Combined Balance Sheet are as follows (in thousands):

Net benefit obligation	$17,249
Fair value of plan assets	—
Net amount recognized	$17,249

The benefit cost from September 30, 2004 (acquisition date) through December 31, 2004 is as follows:

Service cost	$243
Interest cost	199
Total benefit costs	$442

The assumptions used to determine benefit obligations at December 31, 2004 and the periodic benefit cost for the three-month period ended December 31, 2004 were as follows (in thousands):

2004
Discount rate	5.25%
Salary projection rate	2.25%

Projected payments relating to these liabilities for the next five years ending December 31, 2009 and the period from 2010 to 2014 are as follows (in thousands):

2005	$307
2006	496
2007	452
2008	582
2009	727
2010-2014	5,861

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

(12)   Concentration of Risk

The Company generates a significant amount of revenue from large customers, but only one customer accounted for more than 10% of revenues in any year. That customer accounted for approximately 17.6 % of total revenues for the year ended December 31, 2003. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, and trade receivables.

The Company places its cash equivalents with high credit quality financial institutions and, by policy, limits the amount of credit exposure with any one financial institution. Investments in commercial paper of industrial firms and financial institutions are rated investment grade by nationally recognized rating agencies.

Concentrations of credit risk with respect to trade receivables are limited because a large number of geographically diverse customers make up the Company’s customer base, thus spreading the trade receivables credit risk. The Company controls credit risk through monitoring procedures.

(13)   Subsequent Events

Related Party Agreements

In March 2005, the Company entered into various agreements with FNF under which the Company will continue to provide title agency services, title plant management, and IT services. Further, the Company also entered into service agreements with FNF under which FNF will continue to provide corporate services to the Company. A summary of these agreements is as follows:

•       Agreements to provide title agency services.   These agreements allow the Company to provide services to existing customers through loan facilitation transactions, primarily with large national lenders. This arrangement involves the Company providing title agency services which result in the issuance of title policies by the Company on behalf of title insurance underwriters owned by FNF and subsidiaries. Subject to certain early termination provisions for cause, each of these agreements may be terminated upon five years’ prior written notice, which notice may not be given until after the fifth anniversary of the effective date of the agreement (thus effectively resulting in a minimum ten year term and a rolling one-year term thereafter).

•       Agreements to provide title plant maintenance and management.   These agreements govern the fee structure by which the Company will be paid for maintaining, managing and updating title plants owned by FNF’s title underwriters in certain parts of the country. In the case of the maintenance agreement, the Company will be responsible for the costs of keeping the title plant assets current and functioning and in return will receive the revenue generated by those assets. The Company will pay FNF a royalty fee of 2.5% to 3.75% of the revenues received. Subject to certain early termination provisions for cause, each of these agreements may be terminated upon five years’ prior written notice, which notice may not be given until after the fifth anniversary of the effective date of the agreement (thus effectively resulting in a minimum ten year term and a rolling one-year term thereafter).

•       Agreement to provide IT services.   This arrangement governs the revenues to be earned by the Company for providing IT support services and software, primarily infrastructure support and data

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

center management, to FNF. Subject to certain early termination provisions (including the payment of minimum monthly service and termination fees), this agreement has an initial term of five years with an option to renew for one or two additional years.

•       Agreements by FNF to provide corporate services to the Company.   These agreements provide for FNF to continue to provide general management, accounting, treasury, tax, finance, legal, payroll, human resources, employee benefits, internal audit, mergers and acquisitions, and other corporate support to the Company. The pricing of these services will be at cost for services which are either directly attributable to the Company, or in certain circumstances, an allocation of the Company’s share of the total costs incurred by FNF in providing such services based on estimates that FNF and the Company believe to be reasonable. These agreements limit the amount of corporate services costs that can be billed to the Company at $50 million per year, with certain exceptions. These agreements will continue until the last of the specified services is terminated or the agreements are terminated by mutual agreement of the parties; provided, however, that, in any event, the agreements will terminate no later than six months after an initial public offering by, or sale of, the Company. This arrangement could affect future results, as the historical Combined Financial Statements included herein did not contain a ceiling for these costs.

Recapitalization of FIS and Sale of Equity Interest

On March 9, 2005, the recapitalization of FIS was completed through $2.8 billion in secured borrowings under new senior credit facilities consisting of an $800 million Term Loan A facility, a $2.0 billion Term Loan B facility (collectively, the Term Loan Facilities) and a $400 million revolving credit facility (Revolver). FIS fully drew upon the entire $2.8 billion in Term Loan Facilities to complete the recapitalization while the Revolver remained undrawn at the closing. The current interest rate on both the Term Loan Facilities and the Revolver is LIBOR +1.75% (4.51% at March 31, 2005). The Term Facilities are subject to quarterly amortization of principal in equal installments of 0.25% of the principal amount with the remaining balance due at maturity in 2011 and 2013, respectively. Bank of America, JP Morgan Chase, Wachovia Bank, Deutsche Bank and Bear Stearns lead a consortium of lenders providing the new senior credit facilities. The Company is subject to certain covenants under this agreement, including a restriction on dividend payments.

The sale of the equity interest was accomplished through FIS selling a 25 percent equity interest to an investment group led by Thomas H. Lee Partners (THL) and Texas Pacific Group (TPG). FIS issued a total of 50 million shares of common stock of FIS to the investment group for a total purchase price of $500 million. A new Board of Directors has been created at FIS, with William P. Foley, II, current Chairman and Chief Executive Officer of FNF, serving as Chairman and Chief Executive Officer of FIS. FNF has appointed four additional members to the FIS Board of Directors, while each of THL and TPG has appointed two new directors. (See “Merger with Certegy, Inc.”)

The following steps were undertaken to consummate the FIS recapitalization plan and equity interest sale in FIS. On March 8, 2005, FIS declared and paid a $2.7 billion dividend to FNF in the form of a note. On March 9, 2005, FIS borrowed $2.8 billion under its new senior credit facilities and then paid FNF $2.7 billion, plus interest in repayment of the note. The equity interest sale in FIS was then closed through the payment of $500 million from the investment group led by THL and TPG to FIS. FIS then repaid

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

approximately $410 million outstanding under its November 8, 2004 credit facility (see note 8). Finally, FIS paid all expenses related to the transactions. These expenses totaled $80.4 million, consisting of $33.2 million in financing fees and $47.2 million in fees relating to the equity interest sale, including placement fees payable to the investors.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

The following table shows the pro forma effects on the Condensed Combined Balance Sheet as of December 31, 2004 of the recapitalization, minority interest sale and related debt repayments (the Transactions) as if they had occurred on that date.

	Historical December 31, 2004	Pro Forma Adjustments		Pro Forma December 31, 2004
Cash and cash equivalents	$190,888	109,600	(i)	$300,488
Other current assets	584,922	—		584,922
Goodwill	1,757,757	—		1,757,757
Other assets	1,469,289	33,200	(ii)	1,502,489
Total assets	$4,002,856	$142,800		$4,145,656
Current liabilities	$575,186	$—		$575,186
Long-term debt	417,314	2,390,000	(iii)	2,807,314
Other liabilities	241,897	—		241,897
Total liabilities	1,234,397	2,390,000		3,624,397
Minority interest	13,615	—		13,615
Equity	2,754,844	(2,247,200	)(iv)	507,644
Total liabilities and equity	$4,002,856	$142,800		$4,145,656

The pro forma adjustments in the above table include the following:

(i)            An increase in cash and cash equivalents of $109.6 million consisting of the following (in thousands):

Borrowings	$2,800,000
Proceeds from equity sale	500,000
Transaction costs	(80,400)
Debt repayment	(410,000)
Dividend and return of capital to FNF	(2,700,000)
Net increase in cash and cash equivalents	$109,600

(ii)        An increase in other assets for the $33.2 million in capitalized financing costs.

(iii)    An increase in notes payable of $2,390.0 million relating to the $2,800.0 million from the Term Loan Facilities less the repayment of $410.0 million in credit facilities that were outstanding as of December 31, 2004.

(iv)      A decrease in equity of $2,247.2 million relating to the payment of the $2,700.0 million dividend and return of capital to FNF offset by the net proceeds of $452.8 million on the sale of the 25% interest in FIS.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

The following table shows the pro forma effects on the Condensed Consolidated Statement of Earnings of the Transactions as if they had occurred on January 1, 2004.

	Historical December 31, 2004	Pro forma Adjustments		Pro forma December 31, 2004
Revenue	$2,331,527	$—		$2,331,527
Cost of revenues	1,525,174	—		1,525,174
Gross profit	806,353	—		806,353
Selling, general and administrative expenses and research and development costs	506,524	—		506,524
Interest expense	4,496	82,369	(i)	86,865
Interest and other income	19,407	—		19,407
Earnings (loss) before income taxes, equity in earnings (loss) of unconsolidated
entities, and minority interest	314,740	(82,369)		232,371
Income tax expense (benefit)	118,343	(30,971	)(i)	87,372
Earnings before equity in earnings (loss) of unconsolidated entities and minority interest	196,397	(51,398)		144,999
Equity in earnings (loss) of unconsolidated entities and minority interest	(6,981)	—		(6,981)
Net Earnings	$189,416	$(51,398)		$138,018

The proforma adjustments in the above table include the following:

(i)            An increase in interest expense of $82.4 million, $51.4 million net of tax, which includes additional interest expense of $78.0 million due to the net increase in long-term debt of $2,390.0 million and amortization of capitalized financing costs of $4.4 million.

Merger with Certegy, Inc.

On September 14, 2005, the Company entered into an Agreement and Plan of Merger ( Merger Agreement) with Certegy Inc. (Certegy), a payments processing company headquartered in St. Petersburg, Florida. Following the Merger, Certegy will change its name to Fidelity National Information Services, Inc.

At the effective time and as a result of the Merger, each share of FIS common stock, issued and outstanding immediately prior to the closing will be converted into 0.6396 shares of Certegy’s common stock, par value $0.01 per share (Certegy Stock). As a result of the Merger, the Company’s stockholders will own approximately 67.6% of the combined entity and, for financial statement purposes, the merger will be treated as an acquisition of Certegy by FIS under the purchase method of accounting. The initial Board of Directors of the Company will be made up of 4 nominees appointed by FNF, 4 nominees appointed by current Certegy shareholders and 2 nominees appointed by the investment group including THL and TPG. The Company’s current Chief Executive Officer (CEO), William P. Foley, II will be the Chairman of the combined entity’s Board of Directors, while Certegy’s current Chief Executive Officer, Lee A. Kennedy will be the CEO of the combined entity.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

The approximately 132 million shares of Certegy Stock to be issued to the Company’s stockholders in the Merger will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and Certegy and the Company’s stockholders will enter into a registration rights agreement in connection with the closing of the Merger providing for certain registration rights in favor of the Company’s stockholders with respect to their shares of Certegy Stock.

The Merger Agreement provides that Certegy will declare and pay a special dividend of $3.75 per share to existing Certegy shareholders prior to the Merger. Certegy’s options, restricted shares and restricted stock units will fully vest, and will remain outstanding or be paid in accordance with the terms of the plans and agreements under which they were issued. All Certegy options, restricted shares and restricted stock units will be adjusted for the special dividend. Certegy will also assume the Company’s outstanding options and option plan and convert them into options for Certegy Stock, subject to adjustments described in the Merger Agreement.

In connection with the Merger, on September 14, 2005, Certegy and the Company’s stockholders entered into a Shareholders Agreement (the “Shareholders Agreement”) which places certain post-Merger restrictions on FNF and the Company’s other stockholders and makes certain arrangements concerning the post-Merger governance of Certegy. Also certain amendments will be made to some of the related party agreements between the Company and FNF, but should not have an effect that would materially change the resulting transactions within those agreements.

Purchase of Kordoba Minority Interest

On September 30, 2005, the Company announced that it had purchased the 25.1% minority equity stake in Kordoba from Siemens.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

(14)   Segment Information

Summarized financial information concerning the Company’s reportable segments is shown in the following tables.

As of and for the year ended December 31, 2004 (in thousands):

	Financial Institution Software and Services	Default Management Services	Lender Services	Information Services	Corporate and Other	Total
Processing and services revenues	$1,269,068	$232,132	$187,836	$648,317	$(5,826)	$2,331,527
Cost of revenues	886,641	182,571	91,510	364,452	—	1,525,174
Gross profit	382,427	49,561	96,326	283,865	(5,826)	806,353
Selling, general and administrative costs	142,855	33,631	20,458	166,121	69,245	432,310
Research development costs	74,214	—	—	—	—	74,214
Operating income	165,358	15,930	75,868	117,744	(75,071)	299,829
Total assets	$2,951,157	$99,986	$166,817	$695,308	$89,588	$4,002,856
Goodwill	$1,307,126	$20,818	$61,452	$368,361	$—	$1,757,757
Depreciation and amortization	$175,388	$2,256	$6,681	$54,075	$—	$238,400

As of and for the year ended December 31, 2003 (in thousands):

	Financial Institution Software and Services	Default Management Services	Lender Services	Information Services	Corporate and Other	Total
Processing and services revenues	$701,246	$190,107	$368,699	$573,272	$(2,400)	$1,830,924
Cost of revenues	473,760	137,634	145,455	347,120	(2,400)	1,101,569
Gross profit	227,486	52,473	223,244	226,152	—	729,355
Selling, general and administrative costs	78,083	28,585	42,448	142,948	39,687	331,751
Research and development costs	38,345	—	—	—	—	38,345
Operating income	111,058	23,888	180,796	83,204	(39,687)	359,259
Total assets	$1,434,035	$95,437	$225,891	$568,482	$3,240	$2,327,085
Goodwill	$562,660	$20,590	$64,989	$317,774	$—	$966,013
Depreciation and amortization	$100,880	$5,094	$8,360	$29,624	$—	$143,958

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

As of and for the year ended December 31, 2002 (in thousands):

	Financial Institution Software and Services	Default Management Services	Lender Services	Information Services	Corporate and Other	Total
Processing and services revenues	$3,922	$130,250	$86,191	$399,360	$—	$619,723
Cost of revenues	935	92,816	40,680	245,078	—	379,509
Gross profit	2,987	37,434	45,511	154,282	—	240,214
Selling, general and administrative costs	327	18,963	10,348	92,814	22,309	144,761
Operating income	2,660	18,471	35,163	61,468	(22,309)	95,453
Total assets	$71,869	$81,274	$58,337	$327,568	$—	$539,048
Goodwill	$41,623	$19,663	$8,452	$107,077	$—	$176,815
Depreciation and amortization	$621	$2,446	$224	$15,282	$—	$18,573

Financial Institution Software and Services

The Financial Institution Software and Services segment focuses on two primary markets, financial institution processing and mortgage loan processing. In 2004 and 2003, revenue from financial institution processing was $952.3 million and $467.0 million, respectively and revenue from mortgage loan processing was $316.8 million and $234.2 million, respectively. The primary applications are software applications that function as the underlying infrastructure of a financial institution’s processing environment. These applications include core bank processing software, which banks use to maintain the primary records of their customer accounts, and core mortgage processing software, which banks use to process and service mortgage loans. This segment also provides a number of complementary applications and services that interact directly with the core processing applications, including applications that facilitate interactions between the segment’s financial institution customers and their clients. Included in this segment were $132.8 million and $62.3 million in sales to non-U.S. based customers in 2004 and 2003, respectively. There were no sales to non-U.S. based customers in 2002.

Lender Services

The Lender Services segment offers customized outsourced business process and information solutions to national lenders and loan servicers. This business provides loan facilitation services, which allow customers to outsource their title and closing requirements in accordance with pre-selected criteria, regardless of the geographic location of the borrower or property. Depending on customer requirements, the Company performs these services both in the traditional manner involving many manual steps, and through more automated processes, which significantly reduce the time required to complete the task.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES AND AFFILIATES

Notes to the Combined Financial Statements (Continued)
December 31, 2004, 2003, and 2002

Default Management Services

The Default Management Services segment also provides services to national lenders and loan servicers. These services allow customers to outsource the business processes necessary to take a loan and the underlying real estate securing the loan through the default and foreclosure process.

Information Services

In the Information Services segment, the Company operates a property data business and a real estate-related services business. Revenues from property data products were $197.4 million, $187.7 million and $154.6 million in 2004, 2003 and 2002, respectively. Revenues from real estate related services were $450.9 million, $385.6 million and $244.8 million in 2004, 2003 and 2002, respectively. The Company’s property data and real estate-related information services are utilized by mortgage lenders, investors and real estate professionals to complete residential real estate transactions throughout the U.S. The Company offers a comprehensive suite of applications and services spanning the entire home purchase and ownership life cycle, from purchase through closing, refinancing, and resale.

Corporate and Other

The Corporate and Other segment consists of the corporate overhead costs, including interest costs that are not allocated to any operating segments.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

CERTEGY INC.

C CO MERGER SUB, LLC

and

FIDELITY NATIONAL INFORMATION SERVICES, INC.

Dated as of September 14, 2005

i

v

EXHIBITS:
Exhibit A	Form of Amended and Restated Articles of Incorporation of C Co
Exhibit B	Form of Commitment Agreement
Exhibit C	Form of Shareholders Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Lock-Up Agreement
Exhibit F	Forms of Employment Agreements and Change in Control Terminations
Exhibit G	Forms of Tax Representation Certificates
Exhibit H	Form of Amended and Restated Bylaws of C Co
Exhibit I	Form of Written Consent of Stockholders

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 14, 2005 (this “Agreement”), among Certegy Inc., a Georgia corporation (“C Co”) C Co Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of C Co (“Merger Co”), and Fidelity National Information Services, Inc., a Delaware corporation (“F Co”).

WHEREAS, the sole manager and member of Merger Co has deemed it in the best interests of Merger Co, and the Board of Directors of F Co has deemed it in the best interests of the corporation and its stockholders to consummate the merger of F Co with and into Merger Co (the “Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, the Board of Directors of C Co (the “C Co Board”) has resolved to recommend to C Co’s shareholders that they approve (i) this Agreement, the Merger and the issuance of the shares of common stock of C Co, par value $.01 per share (“C Co Common Stock”) to be issued to the stockholders of F Co in connection with the Merger (the “Share Issuance”) and (ii) an amendment and restatement of the Articles of Incorporation of C Co to be effected contemporaneously with the consummation of the Merger such that, after giving effect thereto, the Articles of Incorporation of C Co shall be substantially in the form attached hereto as Exhibit A (the “Articles Amendment”) and the name of C Co shall be “Fidelity National Information Services, Inc.”;

WHEREAS, C Co, as the sole manager of Merger Co, has approved this Agreement and declared its advisability, and as the sole member of Merger Co, has approved the Merger;

WHEREAS, the Board of Directors of F Co (the “F Co Board”) has approved this Agreement and declared its advisability;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, F Co and each of the stockholders of F Co will enter into an agreement in the form attached hereto as Exhibit B, pursuant to which F Co and its stockholders will, among other things, agree not to solicit or engage in discussions or negotiations with any person regarding an acquisition or business combination of F Co with any person other than C Co. (the “Commitment Agreement”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, C Co and certain stockholders of F Co will enter into an agreement in the form attached hereto as Exhibit C which will become effective as of the Closing (as amended, supplemented, restated or otherwise modified from time to time, the “Shareholders Agreement”) to establish certain arrangements with respect to the shares of C Co Common Stock to be issued in the Merger, as well as restrictions on certain activities in respect of the C Co Common Stock, corporate governance and other related corporate matters;

WHEREAS, it is contemplated that prior to the Closing, C Co will declare, subject to the terms and conditions of this Agreement, a one-time special cash dividend (the “Special Dividend”) on the C Co Common Stock in an amount not to exceed $3.75 per share of C Co Common Stock to record holders of C Co Common Stock and will pay or provide for payment of such Special Dividend immediately prior to the Effective Time; and

WHEREAS, it is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), that this Agreement shall constitute a plan of reorganization under Section 368(a) of the Code and C Co and F Co shall each be a party to such reorganization within the meaning of the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, C Co, Merger Co and F Co hereby agree, subject to the conditions herein contained, as follows:

ARTICLE I
THE MERGER

SECTION 1.01   The Merger.   Upon the terms and subject to the conditions set forth in Article VII and elsewhere in this Agreement, and in accordance with the DLLCA and the DGCL, at the Effective Time, F Co shall be merged with and into Merger Co. At the Effective Time, the separate corporate existence of F Co shall cease and Merger Co shall continue as the surviving entity of the Merger and a wholly owned subsidiary of C Co (the “Surviving Company”).

SECTION 1.02   Closing.   Unless this Agreement shall have been terminated in accordance with Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 11:00 a.m., Eastern Time, on a date to be specified by the parties, which shall be no later than the second business day following the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing, but subject to satisfaction or waiver of those conditions), at the executive offices of F Co, 601 Riverside Avenue, Jacksonville, FL 32204, unless another time, date and/or place is agreed to in writing by C Co and F Co (the date on which the Closing occurs, the “Closing Date”).

SECTION 1.03   Effective Time.   Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the parties shall (a) file a certificate of merger in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DLLCA and the DGCL (the “Certificate of Merger”), and (b) make all other filings or recordings required under the DLLCA and the DGCL to effect the Merger. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date and time as C Co and F Co shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.04   Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in Section 18-209 of the DLLCA and Section 259 of the DGCL and this Agreement.

SECTION 1.05   Certificate of Formation and LLC Agreement.

(a)          Certificate of Formation.   The Certificate of Formation of Merger Co, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company, except that the name of the Surviving Company shall be F Co, LLC, and as so amended, such certificate of formation shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with the provisions thereof and as provided by applicable law.

(b)          LLC Agreement.   The limited liability company agreement of Merger Co as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

SECTION 1.06   Managers and Officers of Surviving Company.   The initial manager of the Surviving Company shall be C Co, to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Company, and the initial officers of the Surviving Company shall be the officers of F Co immediately prior to the Effective Time, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01   Conversion of Securities.   At the Effective Time, by virtue of the Merger and without any action on the part of C Co, Merger Co, F Co or any holder of any securities of any of C Co, Merger Co or F Co, the following shall occur:

(a)          Conversion of F Co Common Stock.   Each share of common stock of F Co, $0.0001 par value per share (“F Co Common Stock”) (all issued and outstanding shares of such common stock of F Co being hereinafter collectively referred to as the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(b)) shall be converted automatically into the right to receive 0.6396 (as it may be adjusted pursuant to Section 2.02, the “Exchange Ratio”) shares of C Co Common Stock upon surrender in the manner provided in Section 2.03 of the certificate that formerly evidenced such share of F Co Common Stock.

(b)          Cancellation of Certain Shares of F Co Common Stock.   Each Share held in the treasury of F Co, and each Share directly owned by C Co, Merger Co or any direct or indirect wholly-owned subsidiary of C Co, Merger Co or F Co immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)          Membership Interests of Merger Co.   Each membership interest in Merger Co issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be the only outstanding membership interests of the Surviving Company.

(d)          Fractional Shares.   No fractional shares of C Co Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of F Co Common Stock who would otherwise be entitled to receive a fraction of a share of C Co Common Stock (after aggregating all fractional shares of C Co Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificates that formerly evidenced shares of F Co Common Stock, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of C Co Common Stock on the New York Stock Exchange (the “NYSE”) on the date that the Merger becomes effective.

SECTION 2.02   Adjustments to Exchange Ratio.   If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares or the outstanding shares of C Co Common Stock, except as expressly contemplated by this Agreement, the Exchange Ratio shall be adjusted equitably.

SECTION 2.03   Exchange of Certificates.

(a)          Exchange Procedures.   At the Closing, in exchange for certificates for C Co Common Stock and cash in lieu of fractional shares pursuant to Section 2.01(d), each holder of Shares shall deliver to C Co certificates representing the Shares (“Certificates”) owned by such holder, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer. Upon surrender to C Co of a Certificate for cancellation, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of C Co Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.01(a) and payment in lieu of fractional shares to which such holder is entitled pursuant to Section 2.01(d), and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.03(a) each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender shares of C Co Common Stock pursuant to Section 2.01(a) and cash in lieu of fractional shares pursuant to Section 2.01(d). No interest shall be paid or will accrue on any cash payable in lieu of fractional shares to holders of Certificates pursuant to the provisions of this Article II.

(b)          No Liability.   Neither C Co nor the Surviving Company shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

(c)          Withholding Rights.   Each of C Co and the Surviving Company shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax laws and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so properly withheld by C Co or the Surviving Company, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by C Co or the Surviving Company, as the case may be.

(d)          Lost, Stolen or Damaged Certificates.   If any Certificate shall have been lost, stolen, defaced or destroyed, C Co may, in its reasonable discretion and as a condition to the issuance of any certificate representing shares of C Co Common Stock, require the owner of such lost, stolen, defaced or destroyed Certificate to make an affidavit of that fact and to post a bond, in such reasonable amount as C Co may direct, as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate.

SECTION 2.04   Treatment of Stock Options and Other Equity-Based Awards.

(a)          Assumption of F Co Stock Options.   Subject to Section 2.04(b), at the Effective Time, all rights with respect to F Co Common Stock under each F Co Stock Option then outstanding shall be converted into and become rights with respect to C Co Common Stock, and C Co shall assume the F Co Stock Option Plan and each such F Co Stock Option in accordance with the terms (as in effect as of the date of this Agreement) of the F Co Stock Option Plan and the terms of the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each F Co Stock Option assumed by C Co may be exercised solely for shares of C Co Common Stock, (ii) the number of shares of C Co Common Stock subject to each such F Co Stock Option shall be equal to the number of shares of F Co Common Stock subject to such F Co Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, as it may be adjusted pursuant to Section 2.02, rounding down to the nearest whole share, (iii) the per share exercise price under each such F Co Stock Option shall be adjusted by dividing the per share exercise price under such F Co Stock Option by the Exchange Ratio, as it may be adjusted pursuant to Section 2.02), rounding up to the nearest whole cent and (iv) any restriction on the exercise of any such F Co Stock Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such F Co Stock Option shall otherwise remain unchanged; provided, however, that each F Co Stock Option assumed by C Co in accordance with this Section 2.04(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. In the case of any F Co Stock Option to which this Section 2.04(a) applies, the option exercise price, the number of shares of C Co Common Stock purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code for purposes of Section 421 of the Code to the extent such section applies to F Co Stock Options and for purposes of Section 409A of the Code such that the substitution or assumption of F Co Options will not be treated as the grant of a new option or change in the form of payment for purposes of Section 409A of the Code. As soon after the Effective Time as practicable, C Co shall file with the SEC a registration statement on Form S-8 relating to the shares of C Co Common Stock issuable with respect to the F Co Stock Options assumed by C Co in accordance with this Section 2.04(a).

(b)          F Co Action.   Prior to the Effective Time, F Co shall take all commercially reasonable action that may be necessary (under the plans pursuant to which F Co Stock Options are outstanding and otherwise) to effectuate the provisions of this Section 2.04 and to ensure that, from and after the Effective Time, holders of F Co Stock Options have no rights with respect thereto other than those specifically provided in this Section 2.04. F Co shall take all commercially reasonable action to administer, and shall have the power to make determinations with respect to, the F Co Stock Option Plan, including the terms of vesting of performance options, in accordance with the terms of such plan and the grants thereunder.

(c)          C Co Stock Options and Equity Based Awards.   C Co Stock Options, restricted shares of C Co Common Stock and C Co Restricted Stock Units shall fully vest at the Closing, and shall remain outstanding or be paid in accordance with the terms of the C Co Stock Option Plan and the related agreements, subject to adjustment for the Special Dividend as provided in Section 6.06.

SECTION 2.05   No Further Rights; Stock Transfer Books.   At the Effective Time, the stock transfer books of F Co shall be closed, and there shall be no further registration of transfers of Shares issued and outstanding immediately prior to the Effective Time thereafter on the records of F Co. From and after the Effective Time, the holders of certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by law. On or after the Effective Time, any Certificates presented to C Co for any reason shall be canceled against delivery of the consideration to which the holders thereof are entitled pursuant to Section 2.01(a) and Section 2.01(d), without interest.

SECTION 2.06   Tax Consequences.   For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

SECTION 2.07   Securities Act Exemption and Compliance; Registration Rights.

(a)          Private Placement.   The C Co Common Stock to be issued pursuant to this Agreement initially will not be registered under the Securities Act in reliance on the exemptions from the registration requirements of Section 5 of the Securities Act set forth in Section 4(2) thereof and Regulation D promulgated thereunder.

(b)          Legends.   In addition to any legend imposed by applicable state securities laws, the Shareholders Agreement or by any other contract which continues in effect after the Effective Time, the certificates representing the shares of C Co Common Stock issued pursuant to this Agreement shall bear a restrictive legend (and stop transfer orders shall be placed against the transfer thereof with C Co’s transfer agent), stating substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, OR, AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.”

(c)          Registration Rights.   The stockholders of F Co shall be entitled to the registration rights set forth in the Registration Rights Agreement to be executed and delivered by C Co and each of the stockholders of F Co at Closing in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), in each case on the terms and subject to the conditions set forth therein.

(d)          Lock-Up Agreement.   Contemporaneously with the execution and delivery of this Agreement, C Co and a certain stockholder F Co named therein has entered into an agreement in the form attached hereto as Exhibit E which will become effective as of the Closing (as amended, supplemented, restated or otherwise modified from time to time, the “Lock-Up Agreement”) to establish certain arrangements with respect to the shares of C Co Common Stock to be issued in the Merger, as well as restrictions on certain activities in respect of the C Co Common Stock.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
C CO

Except as set forth in the disclosure schedule delivered by C Co to F Co concurrently with the execution and delivery of this Agreement (the “C Co Disclosure Schedule”) and subject to any information contained, or incorporated by reference in, any of the SEC Reports filed on or after January 1, 2004, C Co hereby represents and warrants to F Co as follows:

SECTION 3.01   Organization and Qualification; C Co Subsidiaries.

(a)          Organization and Qualification.   C Co and each subsidiary of C Co (each, a “C Co Subsidiary”) is a corporation, limited partnership, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (except, in the case of good standing, for legal entities organized under the laws of any jurisdiction that does not recognize such concept). C Co and each C Co Subsidiary has the requisite corporate or entity power and authority to own, lease, or otherwise hold the assets and properties owned, leased, or otherwise held by it and necessary to carry on its business as presently conducted. C Co and each C Co Subsidiary is in good standing and is duly qualified to conduct business in each jurisdiction in which the nature of its business or the ownership of property make such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a C Co Material Adverse Effect.

(b)          List of C Co Subsidiaries.   A true and complete list of all the C Co Subsidiaries, together with the jurisdiction of organization of each C Co Subsidiary and the percentage of the outstanding capital stock (or other equity interest) of each C Co Subsidiary owned by C Co, each other C Co Subsidiary and any other person, is set forth in Section 3.01(b) of the C Co Disclosure Schedule. C Co does not, directly or indirectly, own any capital stock (or other equity interest) of any person other than the C Co Subsidiaries set forth on Section 3.01(b) of the C Co Disclosure Schedule. C Co is not a direct or indirect participant in any material joint venture or other equivalent arrangement.

(c)          Investments.   Section 3.01(b) of the C Co Disclosure Schedule also lists any and all persons of which C Co directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50% (collectively, the “C Co Investments”). C Co or a C Co Subsidiary, as the case may be, owns all C Co Investments free and clear of all Liens, and there are no outstanding contractual obligations of C Co or any C Co Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the C Co Investments or requiring C Co or any C Co Subsidiary to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, provide any guarantee with respect to, or assume, endorse or otherwise become responsible for the obligations of, any C Co Investment.

(d)          The term “C Co Material Adverse Effect” means any change, circumstance, effect, event or occurrence that (i) would be materially adverse to the assets, liabilities, business, financial condition or results of operations of C Co and the C Co Subsidiaries taken as a whole, other than any change, circumstance, effect, event or occurrence resulting from (A) changes in general economic conditions affecting the United States, (B) general changes or developments in the C Co Industries in which C Co and the C Co Subsidiaries operate, (C) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of C Co and the C Co Subsidiaries to the extent due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, unless, in the case of the foregoing clauses (A) and (B), such changes referred to therein have a materially disproportionate effect on C Co and the C Co Subsidiaries taken as a whole relative to other participants in the C Co Industries, or (ii) would have a material adverse effect on the ability of C Co to perform its respective obligations hereunder or under any Ancillary Agreement to which C Co is or will become a party, or to consummate the transactions contemplated hereby or thereunder on a timely basis. For purposes of this Section 3.01(d), “C Co Industries” shall mean credit card and debit card processing and back-office support services to banks, credit unions, retailers and other third-party businesses and check cashing and check risk management and related processing products and services to businesses.

SECTION 3.02   Articles of Incorporation and Bylaws.   C Co has made available to F Co a complete and correct copy of the Articles of Incorporation and the Bylaws (or comparable organizational documents), each as amended to date, of C Co and each C Co Subsidiary. Such Articles of Incorporation and Bylaws (or comparable organizational documents) are in full force and effect. Neither C Co nor any C Co Subsidiary is, nor has been, in violation of any of the provisions of its Articles of Incorporation or Bylaws (or comparable organizational documents). C Co has made available to F Co complete and correct copies of the minutes of all meetings of the C Co Board (and each committee thereof), other than the portion of any minutes regarding the deliberations of the C Co Board (or any committee thereof) in connection with entering into this Agreement or pursuing other strategic alternatives, and of the shareholders of C Co, in each case since the date of C Co’s organization.

SECTION 3.03   Capitalization.

(a)          C Co Capitalization.   The authorized capital stock of C Co consists of 300,000,000 shares of C Co Common Stock, and 100,000,000 shares of preferred stock, par value $.01 per share (“C Co Preferred Stock”). As of August 31 2005, (i) 62,005,579 shares of C Co Common Stock are issued and outstanding (excluding shares of C Co Common Stock held in the treasury of C Co), all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 7,266,022 shares of C Co Common Stock are held in the treasury of C Co, (iii) no shares of C Co Common Stock are held by the C Co Subsidiaries, and (iv) 6,636,322 shares of C Co Common Stock are reserved for future issuance in connection with the C Co Plans identified on Schedule 3.03(a)(i) of the C Co Disclosure Schedule (the “C Co Stock Option Plans”) (including shares reserved for issuance pursuant to outstanding options granted pursuant to C Co Stock Option Plans (“C Co Stock Options”) and outstanding restricted stock units awarded pursuant to C Co Stock Option Plans (“C Co Restricted Stock Units” ). Since August 31, 2005 through the date of this Agreement, other than in connection with (i) the issuance of shares of C Co Common Stock pursuant to the exercise of C Co Stock Options outstanding as of August 31, 2005, (ii) the issuance of shares of C Co Common Stock upon the vesting of C Co Restricted Stock Units outstanding as of August 31, 2005, or (iii) the forfeiture of C Co Common Stock issued pursuant to restricted stock awards made pursuant to C Co Stock Option Plans, there has been no change in the number of shares of outstanding capital stock of C Co or the number of outstanding C Co Stock Options or C Co Restricted Stock Units. Section 3.03(a)(ii) of the C Co Disclosure Schedule sets forth, as of August 31, 2005, the number of shares of C Co Common Stock issuable upon exercise of outstanding C Co Stock Options granted under each C Co Stock Option Plan and the number of shares of C Co Common Stock issuable upon vesting of outstanding C Co Restricted Stock Units. As of the date of this Agreement, no shares of C Co Preferred Stock are issued and outstanding. Section 3.03(a)(iii) of the C Co Disclosure Schedule sets forth each C Co Stock Option and each C Co Restricted Stock Units outstanding as of

August 31, 2005, the number of shares of C Co Common Stock issuable thereunder, and the expiration date and any applicable exercise price thereof.

(b)          Merger Co.   All the outstanding membership interests of Merger Co are owned, beneficially and of record, by C Co. Merger Co was formed solely for the purpose of the Merger, and except for obligations incurred in connection with its organization and the Merger, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any Contracts with any Person.

(c)          Other Rights.   Except as set forth in Section 3.03(a), and except for the rights (the “C Co Rights”) issued pursuant to the Rights Agreement, dated as of June 29, 2001 (the “C Co Rights Agreement”), between C Co and SunTrust Bank, a Georgia banking corporation, as rights agent, in respect of which no Distribution Date (as defined in the C Co Rights Agreement) has occurred, there are no (i) subscriptions, calls, contracts, options, warrants or other rights, agreements, arrangements, understandings, restrictions or commitments of any character to which C Co or any C Co Subsidiary is a party or by which C Co or any C Co Subsidiary is bound relating to the issued or unissued capital stock of C Co or any C Co Subsidiary or obligating C Co or any C Co Subsidiary to issue or sell any shares of capital stock of, other equity interests in or debt securities of, C Co or any C Co Subsidiary, (ii) debt or equity securities of C Co or any C Co Subsidiary convertible, exchangeable or exercisable for shares of capital stock or voting securities of C Co or any C Co Subsidiary (or any other securities, which, whether after notice, lapse of time, or payment of monies, are or would be convertible into or exchangeable or exercisable for capital stock or voting securities of C Co or any C Co Subsidiary), or (iii) equity equivalents, stock appreciation rights, phantom stock, ownership interests in C Co or any C Co Subsidiary or similar rights. All shares of C Co Common Stock subject to issuance as set forth in Section 3.03(a), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations of C Co or any C Co Subsidiary to repurchase, redeem or otherwise acquire any outstanding securities of C Co or any C Co Subsidiary, to vote or to dispose of any shares of C Co Common Stock or any capital stock of any C Co Subsidiary or to make any investment (in the form of a loan, capital contribution or otherwise) in, any C Co Subsidiary or any other person. None of C Co or any C Co Subsidiary is a party to any shareholders agreement, voting trust agreement or registration rights agreement relating to any equity securities of C Co or any C Co Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities of C Co or of any C Co Subsidiary (other than the No-Shop Agreement and the Shareholders Agreement). Except for quarterly dividends of $0.05 per share paid or payable to shareholders of record as of January 1, 2005, April 1, 2005, July 1, 2005 and October 1, 2005, no dividends on the C Co Common Stock have been declared or have accrued from December 31, 2004 through the date hereof. All of the outstanding shares of C Co Common Stock have been issued by C Co in compliance with applicable federal and state securities laws.

(d)          Validity of Certain Prior Issuances.   Each outstanding share of capital stock (or other equity interest) of each C Co Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share is owned by C Co or another C Co Subsidiary (except for, in the case of certain non-United States C Co Subsidiaries, nominal numbers of shares held by a director, officer or other agent of a C Co Subsidiary in trust for such C Co Subsidiary) free and clear of all options, rights of first refusal, agreements, limitations on C Co’s or any C Co Subsidiary’s voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever.

(e)          Validity of Share Issuance.   When issued in accordance with the terms of this Agreement, the shares of C Co Common Stock to be issued in connection with the Share Issuance will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens.

SECTION 3.04   Authority Relative to This Agreement.   Each of C Co and Merger Co has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will become a party, to perform its respective obligations hereunder and thereunder and to consummate the Merger, the Share Issuance, the Articles Amendment and the other transactions contemplated by this Agreement to be consummated by C Co and Merger Co (the “Other Transactions”). The execution, delivery and performance by C Co and Merger Co of this Agreement and each Ancillary Agreement to which C Co or Merger Co is or will become a party and the consummation by C Co and Merger Co of the Merger, the Share Issuance, the Articles Amendment and the Other Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of C Co or Merger Co are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the Merger, the Share Issuance, the Articles Amendment or such Other Transactions (other than the approval of the C Co Proposal by the shareholders of C Co in accordance with the Georgia Business Corporation Code (“GBCC”) (the “C Co Shareholder Approval”) and the filing and recordation of the Certificate of Merger as required by the provisions of the DGCL and the DLLCA). Except for the C Co Shareholder Approval, the affirmative vote or consent of the holders of any class or series of capital stock or other securities of C Co, or any of them, is not necessary to approve any agreement or instrument contemplated hereby or by any of the Other Transactions other than this Agreement or to consummate any of the Other Transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by C Co and, assuming the due authorization, execution and delivery by F Co, constitutes legal, valid and binding obligations of C Co, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity. Each other Ancillary Agreement to which C Co will be a party (the “C Co Closing Documents”), upon execution and delivery by C Co, will constitute a legal, valid and binding obligation of C Co, enforceable against it in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

SECTION 3.05   No Conflict; Required Filings and Consents.

(a)          No Conflict.   The execution and delivery of this Agreement by C Co and Merger Co do not, and the execution and delivery of the C Co Closing Documents by C Co, the performance of this Agreement by C Co and Merger Co, the performance of the C Co Closing Documents by C Co, and the consummation by C Co and Merger Co of the Merger, the Share Issuance, the Articles Amendment and the Other Transactions will not, (i) conflict with, violate or result in a breach of the Articles of Incorporation or Bylaws (or comparable organizational documents) of C Co, Merger Co or any other C Co Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) (other than clause (viii) thereof) have been obtained and that all filings and other actions described in Section 3.05(b) (other than clause (viii) thereof) have been made or taken, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, judgment, injunction, decree or other order (“law”) or Operating Rule applicable to C Co, Merger Co or any other C Co Subsidiary or by which any property or asset of C Co, Merger Co or any other C Co Subsidiary is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a loss of a benefit under, give rise to an obligation under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of C Co, Merger Co or any other C Co Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation (each, a “Contract”) to which C Co, Merger Co or any other C Co Subsidiary is a party or by which C Co, Merger Co or any other C Co Subsidiary or any property or asset of C Co, Merger Co or any other C Co Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a C Co Material Adverse Effect.

(b)          Consents and Approvals.   The execution and delivery of this Agreement by C Co and Merger Co do not, and the performance of this Agreement by C Co and Merger Co and the consummation by C Co and Merger Co of the Merger, the Share Issuance, the Articles Amendment and the Other Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, provincial, federal, state or local government, regulatory or administrative authority, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”) or any Association, except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the competition or merger control laws of any other applicable jurisdiction, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the approval of the Share Issuance and the Articles Amendment by C Co’s shareholders (as amended or supplemented from time to time, the “Proxy Statement”), (iv) any filings required by, and any approvals required under, the rules and regulations of the NYSE, (v) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which C Co or any C Co Subsidiary is qualified to do business, (vi) if required, the filing of a Form D with the SEC and any applicable state securities regulatory authorities, (vii) the consents, notices and approvals set forth in Section 3.05(b)(vii) of the C Co Disclosure Schedule, and (viii) any such consents, approvals, authorizations, permits, notifications, or filings, the failure of which to obtain or make, or would not, individually or in the aggregate, reasonably be expected to have a C Co Material Adverse Effect. C Co has obtained and provided to F Co a true and correct copy of a written commitment from SunTrust Bank and SunTrust Capital Markets, Inc. to provide a new $250 million unsecured term loan, which would replace C Co’s existing $200 million unsecured revolving credit facility and provide a funding source for payment of the Special Dividend (the “SunTrust Commitment”). The SunTrust Commitment has not been rescinded or amended in a manner materially adverse to the interests of C Co or F Co, and the SunTrust Commitment remains in full force and effect. C Co is not aware of any facts or circumstances that create a reasonable basis for C Co to believe that C Co will not be able to obtain financing under and in accordance with the SunTrust Commitment.

SECTION 3.06   Permits; Compliance; Regulatory Matters.

(a)          Permits.   Each of C Co and each C Co Subsidiary has all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority or Association necessary for each of C Co and each C Co Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the “C Co Permits”), except for any such C Co Permit the failure of which to have, or the suspension or cancellation of which would not, individually or in the aggregate, reasonably be expected to have a C Co Material Adverse Effect. Neither it nor any C Co Subsidiary has received any written notification from any Governmental Authority threatening to revoke any such person’s C Co Permit. To C Co’s knowledge, all such C Co Permits are renewable by their respective terms in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. The consummation of the Merger, in and of itself will not cause the revocation or cancellation of any C Co Permits other than any C Co Permit the revocation or cancellation of which would not, individually or in the aggregate, reasonably be expected to have a C Co Material Adverse Effect.

(b)          Regulatory Approvals.   As of the date of this Agreement, to C Co’s knowledge, there is no reason why (i) all regulatory approvals from any Governmental Authority required for the consummation of the Merger, the Share Issuance, the Articles Amendment and the Other Transactions should not be obtained on a timely basis or (ii) any condition to the consummation of the Merger, the Share Issuance, the Articles Amendment and the Other Transactions set forth in Section 7.01 and 7.03, should not be satisfied on a timely basis.

(c)          Compliance with Law.   Each of C Co and each C Co Subsidiary is in material compliance with any law or Operating Rule applicable to such entity or by which any property or asset of such entity is bound or affected, is not currently in material violation of any such law or Operating Rule, and there have been no notices or orders of noncompliance issued to C Co or any C Co Subsidiaries under or in respect of any such laws or Operating Rules. Neither C Co nor any C Co Subsidiary has received any written notice from a Governmental Authority or Association alleging that the Company or any Subsidiary has failed to comply (i) in any respect with any applicable law or Operating Rules relating to the security of consumer information or (ii) in any material respect with any applicable laws or Operating Rules relating to consumer protection and/or consumer financial services, in either case, other than such notices received in the ordinary course of its business.

(d)          Data Security.   To C Co’s knowledge, there are no facts of circumstances that would require C Co or any C Co Subsidiary to give notice to any customers, consumers or other similarly situated individuals, pursuant to California Civil Code Section 1798.82 or any similar law, of any actual or perceived data security breaches, except for such notices given in the ordinary course of its business or the failure of which to provide would not, individually or in the aggregate, reasonably be expected to have a C Co Material Adverse Effect.

(e)          Internal Controls.   C Co has established and maintains a system of internal accounting controls that is designed to ensure the accurate recording, processing, summarizing and reporting of financial information. C Co has not received any material complaint, allegation, assertion or claim in writing regarding the accounting practices, procedures, methodologies or methods of C Co or its internal accounting controls, including any such complaint, allegation assertion or claim that C Co has engaged in questionable accounting practices. C Co is not aware of any significant deficiencies or material weaknesses in the design or operation of its internal accounting controls which are reasonably likely to adversely affect C Co’s ability to record, process, summarize and report financial information. C Co is not aware of any material fraud or allegations of fraud that involves senior management or other employees who have a significant role in internal controls.

SECTION 3.07   SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)          SEC Filings.   C Co has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since January 1, 2002 (collectively, the “SEC Reports”). The SEC Reports (i) were prepared in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (including any financial statements or other documentation incorporated by reference therein). No C Co Subsidiary is required to file any form, report or other document with the SEC.

(b)          Financial Statements.   Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, assets and liabilities, results of operations and cash flows of C Co and its consolidated C Co Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments and, in the case of pro forma financial statements, to the qualifications stated therein). All of the C Co Subsidiaries are consolidated for accounting purposes.

(c)          No Undisclosed Liabilities.   Neither C Co nor any of the C Co Subsidiaries has any liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, except liabilities that (i) are accrued or reserved against in the most recent financial statements included in the SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the date of such financial statements or otherwise in accordance with Section 5.01, (iii) are incurred pursuant to the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business or (v) as would not reasonably be expected to have, individually or in the aggregate, a C Co Material Adverse Effect.

SECTION 3.08   Information Supplied.   None of the information included or incorporated by reference in the Proxy Statement or any other document filed by C Co with the SEC in connection with the Share Issuance or the Articles Amendment (the “Other Filings”) will, in the case of the Proxy Statement, at the date it is first mailed to C Co’s shareholders or at the time of the C Co Shareholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to C Co’s shareholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by C Co with respect to statements made or incorporated by reference therein based on information supplied by F Co, its stockholders or any affiliate of F Co or its stockholders in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. The Proxy Statement and the Other Filings that are filed by C Co will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

SECTION 3.09   Absence of Certain Changes or Events.   Since December 31, 2004, there has not been any C Co Material Adverse Effect. Since December 31, 2004 and prior to the date hereof, except as expressly contemplated by this Agreement, (a) C Co and the C Co Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice, except with respect to activities related to the disposition of C Co’s merchant acquiring portfolio, (b) neither C Co nor any C Co Subsidiary has terminated or suffered any material amendment of any Specified C Co Contract that has or would reasonably be expected to have a C Co Material Adverse Effect, (c) other than in the ordinary course of business consistent with past practice, neither C Co nor any C Co Subsidiary has increased the salaries or other compensation of, or made any advance or loan to, any of its current or former directors or executive officers or made any increase in, or any addition to, other benefits to which any of its current or former directors or executive officers may be entitled, and (d) neither C Co nor any C Co Subsidiary has: (i) suffered any damage, destruction or loss (regardless of whether covered by insurance), other than in the ordinary course of business, that has had or would reasonably be expected to have a C Co Material Adverse Effect; or (ii) taken any action that would be prohibited by clauses (a) through (q) of Section 5.01 if taken after the date hereof.

SECTION 3.10   Absence of Litigation.   There is no litigation, suit, claim, action, proceeding, hearing, petition or investigation (an “Action”) pending or, to the knowledge of C Co, threatened against C Co or any C Co Subsidiary, or any property or asset of C Co or any C Co Subsidiary, before any Governmental Authority or arbitrator (a) that questions the validity of this Agreement or any other Transaction Document, the performance by either C Co of the obligations to be performed by them hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or (b) except as would not reasonably be expected to have a C Co Material Adverse Effect. As of the date of this Agreement, no executive officer or director of C Co is a defendant in any Action in connection with his status as an executive officer or director of C Co or any C Co Subsidiary. Neither C Co nor any C Co Subsidiary nor any property or asset of C Co or any C Co Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of C Co, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 3.11   Employee Benefit Plans.

(a)          Benefit Plans.   Section 3.11(a) of the C Co Disclosure Schedule lists:   (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements; and (ii) all material employment, termination, severance or other contracts, agreements or commitments to which C Co or any C Co Subsidiary is a party, with respect to which C Co or any C Co Subsidiary has or may reasonably be expected to have any obligation or which are maintained, contributed to or sponsored by C Co or any C Co Subsidiary for the benefit of any current or former employee, consultant, officer or director of C Co or any C Co Subsidiary (collectively, the “C Co Plans”). C Co has made available to F Co a complete and correct copy (where applicable) of (u) each C Co Plan (or, where a C Co Plan has not been reduced to writing, a summary of all material terms of such C Co Plan), (v) each trust or funding arrangement prepared in connection with each such C Co Plan, (w) the most recently filed annual report on Internal Revenue Service (“IRS”) Form 5500, (x) the most recently received IRS determination letter for each such C Co Plan, (y) the most recently prepared actuarial report and financial statement in connection with each such C Co Plan, and (z) the most recent summary plan description, any summaries of material modification, any employee handbooks, and any material written communications (or a description of any material oral communications) by C Co or the C Co Subsidiaries to any current or former employees, consultants, or directors of C Co or any C Co Subsidiary concerning the extent of the benefits provided under a C Co Plan.

(b)          Pension Plans; Multiemployer Plans.   None of C Co or any C Co Subsidiary or any other person that, together with C Co or any C Co Subsidiary, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with C Co and any C Co Subsidiary, a “C Co ERISA Affiliate”), has now or at any time within the past three years (and in the case of any such other person, only during the period within the past three years that such other person was a C Co ERISA Affiliate) contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which a C Co ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”).

(c)          Change in Control Agreements.   Section 3.11(c) of the C Co Disclosure Schedule lists each C Co plan (each agreement thereon being referred to as a “C Co Change in Control Agreement”) that would reasonably be expected to result in the payment to any present or former employee, director or consultant of C Co or any C Co Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee, director or consultant of C Co or any C Co Subsidiary as a result of the consummation of the Merger, the Share Issuance, the Articles Amendment or any other transaction contemplated by this Agreement (whether alone or in connection with any other event). No payment or benefit which will or may be made by C Co or any C Co Subsidiaries with respect to any other “disqualified individual” will be characterized as a “parachute payment,” within the meaning of Code Section 280G(B)(2). In the event that the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) results or could result in any payment or benefit which will be characterized as a “parachute payment,” Section 3.11(c) of the C Co Disclosure Schedule lists all persons who C Co reasonably believes are, with respect to C Co or any C Co Subsidiaries, “disqualified individuals” as determined as of the date hereof.

(d)          Qualified Plans.   Each C Co Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the C Co Plan is so qualified, and, to the knowledge of C Co, no fact or circumstance exists that would reasonably be expected to result in the revocation of such letter.

(e)          Compliance.   Each C Co Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, except to the extent such noncompliance, individually or in the aggregate, would not, individually or in the aggregate, reasonably be expected to have a C Co Material Adverse Effect. All amendments and actions required to bring each of the C Co Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Effective Time. Except to the extent it would not reasonably be expected to result in a C Co Material Adverse Effect, neither C Co nor any C Co Subsidiary has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification obligation), any liability under Title 1 or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or any foreign law or regulation relating to employee benefit plans (including, without limitation, Section 406, 409, 502(i), 502(1), 4069 or 4212(c) of ERISA, or Section 4971, 4975 or 4976 of the Code), or under any agreement, instrument, statute, rule or legal requirement pursuant to or under which C Co or any C Co Subsidiaries or any C Co Plan or pension plan has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of any such legal requirement, and to the knowledge of C Co, no event, transaction or condition has occurred, exists or is expected to occur which could result in any such liability to C Co or any C Co Subsidiary after the Effective Time.

(f)           Actions.   With respect to any C Co Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of C Co, threatened, except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) to the knowledge of C Co, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of C Co, threatened, except for those that would not, individually or in the aggregate, reasonably be expected to have a C Co Material Adverse Effect.

(g)          Contributions.   All contributions and premiums required by law or by the terms of any C Co Plan have been timely made (without regard to any waivers granted in respect thereof) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code.

(h)          Reportable Events.   During the 12-month period ending on the date hereof, no “reportable event” (as defined in Section 4043 of ERISA and the regulations thereunder) for which the 30-day reporting requirement has not been waived or extended has occurred with respect to any of the C Co Plans subject to Title IV of ERISA, nor has any event requiring notice to be provided under Section 4041(c)(3)(C) or 4063(a) of ERISA.

(i)           Filing Violations.   There has been no violation of ERISA in respect of the filing of applicable returns, reports, documents, and notices regarding any of the C Co Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the C Co Plans that would reasonably be expected to result in a C Co Material Adverse Effect.

(j)           Certain Notices.   C Co, each C Co Subsidiary, and any C Co ERISA Affiliate that maintains a “benefits plan” (within the meaning of Section 5000(b)(1) of ERISA) have complied with the notice and continuation requirements of Section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder, except to the extent that failure to so comply would not reasonably be expected to result in a C Co Material Adverse Effect.

(k)          Unfunded Liabilities.   None of C Co, any C Co Subsidiary, any C Co ERISA Affiliate or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person other than C Co, any C Co Subsidiary, or any C Co ERISA Affiliate during the five-year period ending on the date of the Closing.

(l)           Prohibited Transactions.   To C Co’s knowledge, neither C Co nor any C Co Subsidiary nor any “party in interest” or “disqualified person” in respect of the C Co Plans has engaged in a “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to result in a C Co Material Adverse Effect.

(m)        Trustees.   None of C Co, any C Co Subsidiary, or any C Co ERISA Affiliate has terminated any C Co Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation (the “PBGC”) or to a trustee appointed under Section 4042 of ERISA and no person (including without limitation the PBGC) has instituted any proceeding to terminate any C Co Plan or pension plan or appoint a trustee to administer any such C Co Plan or pension plan, in each case, except to the extent it would not reasonably be expected to result in a C Co Material Adverse Effect.

(n)          Acceleration of Payments.   Neither the execution and delivery of this Agreement nor the consummation of the Merger, the Share Issuance, the Articles Amendment and the transactions contemplated hereby will (i) result in any payment becoming due to any employee of C Co or any C Co Subsidiary, (ii) increase any benefits otherwise payable under any C Co Plan or pension plan, or (iii) result in the acceleration of the time of payment, funding or vesting of any such benefits.

(o)          Stock Subject to C Co Plans.   No stock or other security issued by C Co or any C Co Subsidiary forms or has formed a material part of the assets of any C Co Plan.

(p)          Foreign Plans.   With respect to each C Co Plan that is not subject to United States law (a “Foreign C Co Plan”), except as would not, individually or in the aggregate, reasonably be expected to have a C Co Material Adverse Effect: (i) all employer and employee contributions to each Foreign C Co Plan required by law or by the terms of such Foreign C Co Plan have been made or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign C Co Plan, the liability of each insurer for any Foreign C Co Plan funded through insurance or the book reserve established for any Foreign C Co Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used and consistent with applicable law to determine employer contributions to such Foreign C Co Plan and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations; (iii) each Foreign C Co Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each Foreign C Co Plan is in compliance with all applicable law in all material respects.

(q)          Retiree Health and Welfare Benefits.   Except for the continuation coverage requirements of Section 4980B of the Code or Part 6 of Title I of ERISA (“COBRA”), C Co has no liability or potential liability for benefits to any employees following termination of employment or retirement under any of the C Co Plans that are employee welfare benefit plans. No written or oral representations have been made to any employee or former employee of C Co promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA).

(r)          Section 409A.   Each C Co Plan that is a “nonqualified deferred compensation plan” subject to Code Section 409A has been operated since January 1, 2005 based upon a good faith, reasonable interpretation of Code Section 409A and Internal Revenue Service Notice 2005-1. No C Co Plan that is a “nonqualified deferred compensation plan” that is not subject to Code Section 409A has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No stock option granted under any C Co Plan has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

SECTION 3.12   Labor and Employment Matters.

(a)          Collective Bargaining; Union Organization.   Neither C Co nor any C Co Subsidiary is a party to any collective bargaining agreement or other labor union agreements applicable to persons employed by C Co or any C Co Subsidiary, nor to the knowledge of C Co, are there any formal activities or proceedings of any labor union to organize any such employees.

(b)          Complaints and Grievances.   There are no material unfair labor practice complaints, grievances or charges pending, or to C Co’s knowledge, threatened against C Co or any C Co Subsidiary before the National Labor Relations Board (“NLRB”) or any other Governmental Authority or any current union representation questions involving employees of C Co or any C Co Subsidiary. There are no complaints, charges, or claims against C Co or any C Co Subsidiary pending or, to C Co’s knowledge, threatened to be brought or filed with the NLRB or any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by C Co or any C Co Subsidiary.

(c)          Strikes and Slowdowns.   There is no strike, controversy, slowdown, work stoppage, lockout, material arbitration, or material grievance or other material labor dispute or, to the knowledge of C Co, threatened in writing, by or with respect to any employees of C Co or any C Co Subsidiary.

(d)          Employee Relations.   The employment of each officer and U.S. employee of C Co and the C Co Subsidiaries is terminable at the will of C Co or such C Co Subsidiary, as the case may be. To C Co’s knowledge, no officer of C Co or any C Co Subsidiary is in violation of any material term of any employment, consultant, non-disclosure, non-competition, confidentiality, or other equivalent agreement.

SECTION 3.13   Real and Personal Property.

(a)          Owned Real Property.   Section 3.13(a) of the C Co Disclosure Schedule lists each parcel of real property owned by C Co or any C Co Subsidiary (the “C Co Owned Real Property”). C Co or a C Co

Subsidiary has good, valid and marketable title to all of the C Co Owned Real Property, in each case free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, “Liens”), other than (i) Liens for current Taxes not yet due and payable or for Taxes which are being contested in good for which adequate reserves have been established, (ii) any materialmen’s, mechanics, workmen’s, repairmen’s, contractor’s, warehousemen’s, carrier’s, supplier’s, vendor’s, or equivalent Liens if payment is not yet due on the underlying obligation, (iii) Liens, in the case of C Co or any C Co Subsidiary, that are reflected in the financial statements contained in the SEC Reports, (iv) statutory or common, law Liens to secure landlords, lessors, or renters under leases or rental agreements confined to the premises rented, and (v) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension, or other social security programs mandated under applicable law (collectively, “Permitted Liens”).

(b)          Leased Real Property.   Section 3.13(b) of the C Co Disclosure Schedule lists by address each parcel of real property leased or subleased by C Co or any C Co Subsidiary (the “C Co Leased Properties”). C Co or a C Co Subsidiary has a valid leasehold interest in all of the C Co Leased Properties, in each case free and clear of all Liens, except for Permitted Liens. Each of the leases and subleases relating to the C Co Leased Properties is in full force and effect, there is no material default by C Co or any C Co Subsidiary or, to C Co’s knowledge, by the lessor under any such lease or sublease.

(c)          Improvements; Dispositions.   The structures, plants, improvements, systems, and fixtures located on each parcel of C Co Owned Real Property and, to C Co’s knowledge, each parcel of the C Co Leased Properties, comply in all material respects with all laws, and are in good operating condition and repair, ordinary wear and tear excepted. Each such parcel of C Co Owned Real Property and, to C Co’s knowledge, each parcel of the C Co Leased Properties, conforms in all material respects with all covenants or restrictions of record and conforms with all applicable building codes and zoning requirements and there is not, to C Co’s knowledge, any proposed change in any such governmental or regulatory requirements or in any such zoning requirements. None of the C Co Owned Real Property or C Co Leased Properties reflected in the financial statements in the SEC Reports has been disposed of and no such real property has been acquired by C Co or any C Co Subsidiary since the date of the most recent financial statements contained in the SEC Reports.

(d)          Personal Property.   C Co and each of the C Co Subsidiaries has good and marketable title to its personal property, free and clear of all Liens, other than (i) the Permitted Liens, and (ii) those Liens that have arisen in the ordinary course of business consistent with past practice and that do not materially impair the ownership or use of such personal property. Such personal property is in such operating condition and repair as is suitable for the uses for which it is used in the business of C Co and the C Co Subsidiaries, are not subject to any condition which materially interferes with the use thereof by C Co or the C Co Subsidiaries, as the case may be, and constitute all personal property necessary to permit C Co and the C Co Subsidiaries to carry on their business after the Effective Time substantially as conducted by C Co and the C Co Subsidiaries prior thereto.

SECTION 3.14   Intellectual Property.

(a)          For purposes of this Agreement, “C Co Intellectual Property” shall mean all patents, inventions, copyrights, work subject to copyrights, software, trademarks, service marks, brand names, logos, domain names, trade dress, trade secrets, know-how, confidential or proprietary information (and all applications, registrations, continuations, divisionals, renewals and reissues relating thereto) and all other intellectual property rights of any kind or nature arising under U.S. or foreign law and which are owned by, used or held for use in the business of C Co and the C Co Subsidiaries.

(b)          List of Intellectual Property.   Section 3.14 of the C Co Disclosure Schedule contains a true and complete list of all material U.S. and foreign registrations and applications for registration of C Co Intellectual Property.

(c)          Ownership.   C Co or the C Co Subsidiaries are the sole and exclusive owners of all right, title and interest in and to all of the registered C Co Intellectual Property, and all pending applications filed by C Co or any C Co Subsidiary therefor, and each of the other copyrights in any works of authorship prepared by or for C Co or any C Co Subsidiary that resulted from or arose out of any work performed by or on behalf of C Co or by any employee, officer, consultant or contractor of any of them. To C Co’s knowledge and except as would not reasonably be expected to have a C Co Material Adverse Effect, C Co and the C Co Subsidiaries are the sole and exclusive owners of, or have valid and continuing rights to use, sell or license, as the case may be, all other C Co Intellectual Property used, sold or licensed by C Co or the C Co Subsidiaries in their businesses as presently conducted, free and clear of all Liens, except for Permitted Liens.

(d)          No Misappropriation.   To C Co’s knowledge, and except as would not reasonably be expected to have a C Co Material Adverse Effect, the C Co Intellectual Property does not constitute an unauthorized use or misappropriation of any patent, copyright, trademark, trade secret or other equivalent right, of any person, and does not infringe, constitute an unauthorized use of, or violate any other right of any person. The C Co Intellectual Property includes all of the material intellectual property rights necessary to enable C Co and the C Co Subsidiaries to conduct their businesses in the manner in which such businesses are currently being conducted.

(e)          No Infringement.   Neither C Co nor any of the C Co Subsidiaries: (i) is a party to any Action that involves a claim of infringement or misappropriation of any patent, copyright or trade secret right by C Co or any C Co Subsidiary against any third party; (ii) has provided written notice to any third party alleging infringement or misappropriation of any C Co Intellectual Property; (iii) is a party to any suit, action or proceeding which involves a claim of infringement or misappropriation of any C Co Intellectual Property by a third party against C Co or any C Co Subsidiary; or (iv) except as would not reasonably be expected to have a C Co Material Adverse Effect, has received any written notice from any third party alleging infringement or misappropriation of such third party’s patents, copyrights or trade secrets. To C Co’s knowledge and except as would not reasonably be expected to have a C Co Material Adverse Effect, the manufacturing, marketing, licensing, use or sale of the products or the performance of the services offered by C Co and the C Co Subsidiaries in the ordinary course of their respective businesses as presently conducted do not currently infringe, and have not infringed upon any patent, copyright or trade secret right of any third party.

(f)           Protection of Trade Secrets.   Except as would not reasonably be expected to have a C Co Material Adverse Effect, no trade secret or any other non-public, proprietary information material to the business of C Co and the C Co Subsidiaries as presently conducted has been authorized to be disclosed or, to C Co’s knowledge, has been actually disclosed by C Co or any C Co Subsidiary to any employee or any third party other than pursuant to a non-disclosure agreement or employment policy restricting the disclosure and use of such trade secret or non-public proprietary information. Except as would not reasonably be expected to have a C Co Material Adverse Effect, C Co and the C Co Subsidiaries have taken adequate security measures to protect the secrecy and confidentiality of all trade secrets and any other material confidential information of C Co and the C Co Subsidiaries which measures are reasonable in the industry in which C Co and the C Co Subsidiaries operate.

(g)          No Claim of Ownership.   C Co and the C Co Subsidiaries have not received written notice from any current or prior officers, employees, or contractors of C Co or any C Co Subsidiary claiming any ownership interest in any C Co Intellectual Property as a result of having been involved in the development of such property while employed by or performing services for C Co or any C Co Subsidiary.

(h)          Software.   Except as would not reasonably be expected to have a C Co Material Adverse Effect, C Co’s unmodified version of its material software that is marketed and licensed by C Co and the C Co Subsidiaries to its customers (the “C Co Software”) conforms in all material respects with the documentation prepared, marketed and licensed by C Co in respect of such C Co Software. Except as would not reasonably be expected to have a C Co Material Adverse Effect: (i) there are no defects, malfunctions or nonconformities in the unmodified version of the C Co Software that cause the unmodified version of the C Co Software, as properly installed, not to perform the material functions for which they are intended, on the whole, as provided in C Co’s documentation; and (ii) there are no errors in any documentation, specifications, manuals, and user guides associated with or used or produced in the development, maintenance or marketing of the C Co Intellectual Property.

SECTION 3.15   Taxes.

(a)          Payment and Filings.   All income, franchise and other material Tax Returns required to be filed by or with respect to C Co, any C Co Subsidiary or any Affiliated Group of which C Co or any C Co Subsidiary is or was a member have been timely filed or caused to be filed (taking into account any extension of time to file granted or obtained) and any such filed Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes due and payable by or with respect to C Co, any C Co Subsidiary, or any Affiliated Group of which C Co or any C Co Subsidiary is or was a member have been fully and timely paid, except to the extent that C Co or the appropriate C Co Subsidiary has set aside adequate reserves in accordance with GAAP on the most recent balance sheet contained in the SEC Reports. Without taking into account any transactions contemplated by this Agreement and based upon activities to date, adequate reserves in accordance with GAAP have been established by C Co and the C Co Subsidiaries on the most recent balance sheet contained in the SEC Reports for all Taxes not yet due and payable in respect of taxable periods ending on or before the date hereof.

(b)          Compliance.   C Co and the C Co Subsidiaries have complied in all material respects with all applicable laws relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages, other compensation, and other amounts and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over under all applicable laws.

(c)          Returns.   C Co has delivered or made available to F Co true and complete copies of: (i) all federal, state, local, and foreign income and franchise Tax Returns of C Co and each of the C Co Subsidiaries relating to the taxable periods since C Co’s organization; and (ii) any audit report issued within the last three years relating to Taxes due from or in respect of C Co or any of the C Co Subsidiaries.

(d)          No Other Claims.   As of the date hereof, to C Co’s knowledge, with respect to C Co and the C Co Subsidiaries, no claim has been made by a taxing authority in a jurisdiction where C Co or any of the C Co Subsidiaries does not file a type of Tax Return such that it is or may be subject to that type of Tax in that jurisdiction.

(e)          Audits and Examinations.   As of the date hereof, (i) there are no pending or, to the knowledge of C Co, threatened audits, examinations, investigations or other proceedings in respect of any Taxes of C Co or any C Co Subsidiary with respect to which C Co or such C Co Subsidiary has been notified in writing; and (ii) neither C Co nor any C Co Subsidiary has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(f)           No Adjustments.   Neither C Co nor any of the C Co Subsidiaries nor any other person on any of their behalf has: (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of law by reason of a change in accounting method initiated by C Co or any C Co Subsidiary or has any knowledge that the IRS or any other taxing authority has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of C Co or any of the C Co Subsidiaries; or (ii) executed or entered into a closing agreement pursuant to section 7121 of the Code or any predecessor provision thereof or any similar provision of law in respect of C Co or any of the C Co Subsidiaries.

(g)          Tax Sharing.   Neither C Co nor any C Co Subsidiary is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among C Co and the C Co Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes).

(h)          Deficiencies; Liens.   No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against C Co or any C Co Subsidiary (or, to the knowledge of C Co, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith in appropriate proceedings and are Taxes for which C Co or the appropriate C Co Subsidiary has set aside adequate reserves in accordance with GAAP on the most recent balance sheet contained in the SEC Reports. There are no Liens for Taxes, other than Permitted Liens, on the assets of C Co or any C Co Subsidiary.

(i)           Share Distributions.   All distributions of shares by, or consisting of shares of, C Co or any of the C Co Subsidiaries purporting to qualify for tax-free treatment under Section 355 of the Code so qualified. With respect to each distribution of shares purporting to qualify for tax-free treatment under Section 355 of the Code, neither C Co nor any of the C Co Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement in a distribution that constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger or any other transaction (whether occurring before or after the Effective Time) or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(j)           Real Property Holding Corporation.   C Co has not constituted a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the last five years.

(k)          Listed Transactions.   Neither C Co nor any C Co Subsidiary is required to make any disclosure to the IRS with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

(l)           Reorganization.   As of the date of this Agreement, neither C Co nor any C Co Subsidiary has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. C Co has reviewed the representation certificate contained in Exhibit G-1 and C Co does not know of any fact or circumstance which could reasonably be expected to prevent C Co from delivering such representation certificate.

(m)        Definitions.   For purposes of this Agreement:

(i)           “Tax” or “Taxes” shall mean (i) any and all federal, state, local and foreign income, gross receipts, payroll, employment, excise, stamp, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other taxes (together with interest, penalties and additions to tax imposed with respect thereto) imposed by any Governmental Authority, and (ii) any liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee liability, operation of law, Section 1.1502-6(a) of the Treasury Regulations promulgated under the Code (or any predecessor or successor thereof or any analogous or similar provision under any state, local or foreign law) or otherwise.

(ii)          “Tax Returns” of a person means returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed or required to be filed with any Governmental Authority (including any schedule or attachment thereto) with respect to such person, including any amendment thereof.

SECTION 3.16   Environmental Matters.

(a)          Compliance with Environmental Laws.   Except as would not, individually or in the aggregate, reasonably be expected to have a C Co Material Adverse Effect: (i) none of C Co or any of the C Co Subsidiaries is in violation of any Environmental Law or, except for any violation that has been fully resolved, has violated in the past any Environmental Law; (ii) to the knowledge of C Co, there is and has been no release of Hazardous Substances that requires response action under applicable Environmental Law at, on or under any of the properties currently owned, leased or operated by C Co or any of the C Co Subsidiaries or, during the period of C Co’s or the C Co Subsidiaries’ ownership, lease or operation thereof, formerly owned, leased or operated by C Co or any of the C Co Subsidiaries, that would reasonably be expected to result in a liability to C Co or any of the C Co Subsidiaries; (iii) (A) C Co and the C Co Subsidiaries have obtained and are in compliance with all required Environmental Permits, (B) C Co and the C Co Subsidiaries, except for any noncompliance that has been fully resolved, have been in the past in compliance with such Environmental Permits, and (C) no Action is pending, or to C Co’s knowledge, threatened, to revoke, modify or terminate any such Environmental Permit; (iv) there are no Actions pending or, to the knowledge of C Co, threatened against C Co or any of the C Co Subsidiaries alleging violations of or liability under any Environmental Law or otherwise concerning the release or management of Hazardous Substances; (v) to C Co’s knowledge, no facts, circumstances, or conditions currently exist that could adversely affect the continued compliance by C Co and the C Co Subsidiaries with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits; (vi) neither C Co nor any of the C Co Subsidiaries is the subject of any outstanding written order or Contract with any Governmental Authority or other person in respect of any (A) Environmental Laws, (B) remedial action relating to Environmental Laws, or (C) the release or threatened release of a Hazardous Material; (vii) there is no investigation of the business, operations, C Co Owned Real Property or C Co Leased Properties or any of the C Co Subsidiaries or, to C Co’s knowledge, previously owned, operated, or leased property of C Co or the C Co Subsidiaries pending or, to C Co’s knowledge, threatened that could lead to the imposition of any costs, liabilities or Liens under any Environmental Law; or (viii) to C Co’s knowledge, there is not located at any of the C Co Owned Real Property or C Co Leased Properties any (A) underground storage tanks, (B) asbestos-containing material, or (C) equipment containing polychlorinated biphenyls.

(b)          No Environmental Requirements.   The Merger, the Share Issuance, the Articles Amendment and other transactions contemplated by this Agreement do not trigger any requirements under any federal, state, local or foreign laws relating to the environment or natural resources which condition the transfer of assets, real estate or stock on the approval of or the need to notify a Governmental Authority having jurisdiction over the environment or natural resources.

(c)          Definitions.   For purposes of this Agreement:

(i)           “Environmental Laws” means any laws (including common law) of the United States federal, state, local, non-United States, or any other Governmental Authority, relating to: (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage, emission, discharge or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or of human health and safety as such is affected by Hazardous Substances or materials containing Hazardous Substances.

(ii)          “Environmental Permits” means any permit, license, registration, approval, notification or any other authorization pursuant to Environmental Law.

(iii)        “Hazardous Substances” means: (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants or contaminants, in or regulated under the following United States federal statutes and any analogous foreign or state statutes, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; and (D) polychlorinated biphenyls, asbestos, molds that would reasonably be expected to have an adverse effect on human health and urea formaldehyde foam insulation.

SECTION 3.17   Specified C Co Contracts.

(a)          Status of Specified C Co Contracts.   Each Specified C Co Contract is a legal, valid and binding obligation of C Co or a C Co Subsidiary, as applicable, in full force and effect and enforceable against C Co or a C Co Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity. To the knowledge of C Co, C Co has not received written notice, and has no reason to believe, that any Specified C Co Contract is not a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms. Except as would not reasonably be expected to have a C Co Material Adverse Effect, neither C Co nor any of the C Co Subsidiaries is and, to C Co’s knowledge, no counterparty is, in breach or violation of, or default under, any Specified C Co Contract. None of C Co or any of the C Co Subsidiaries have received any written claim of default under any Specified C Co Contract. To C Co’s knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Specified C Co Contract (in each case, with or without notice or lapse of time or both).

(b)          For purposes of this Agreement, the term “Specified C Co Contract” means any of the following Contracts (together with all exhibits and schedules thereto) to which C Co or any C Co Subsidiary is a party or by which C Co or any C Co Subsidiary or any of their respective properties or assets are bound or affected as of the date hereof:

(i)           any limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of C Co and the C Co Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture that is a C Co Subsidiary;

(ii)          any Contract (other than among consolidated C Co Subsidiaries) relating to (A) indebtedness for borrowed money and having an outstanding principal amount in excess of

$5,000,000 or (B) conditional sale arrangements, obligations secured by a Lien, or interest rate or currency hedging activities, in each case in connection with which the aggregate actual or contingent obligations of C Co and the C Co Subsidiaries under such Contract are greater than $5,000,000;

(iii)        any Contract filed or required to be filed as an exhibit to C Co’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed or required to be disclosed by C Co in a Current Report on Form 8-K, other than C Co Plans disclosed in Section 3.11(a);

(iv)         any Contract that purports to limit the right of C Co or the C Co Subsidiaries (A) to engage or compete in any line of business or (B) to compete with any person or operate in any location, in the case of each of (A) and (B), in any respect material to the business of C Co and the C Co Subsidiaries, taken as a whole;

(v)          any Contract that (A) contains most favored customer pricing provisions (other than Contracts entered into in the ordinary course of business consistent with past practice) or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any person, in each case under this clause (B) in a manner which is material to the business of C Co and the C Co Subsidiaries, taken as a whole;

(vi)         any Contract entered into after January 1, 2005 or not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such Contract in excess of $15,000,000;

(vii)        any Contract which by its terms calls for aggregate payments by C Co and the C Co Subsidiaries under such Contract of more than $5,000,000 over the remaining term of such Contract;

(viii)      any Contract of the type specified in Section 5.01(n) or between or among C Co or a C Co Subsidiary, on the one hand, and any of their respective affiliates (other than C Co or any C Co Subsidiary), on the other hand, that involves amounts of more than $60,000;

(ix)         any acquisition, disposition or similar Contract pursuant to which C Co or any of the C Co Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $5,000,000;

(x)          any Contract with any labor union or association representing any employee of C Co or any of the C Co Subsidiaries;

(xi)         any Contract granting any registration or similar right in respect of securities of C Co or any of the C Co Subsidiaries; and

(xii)        any Contract required to be identified in Section 3.11(a) or 3.13(b) of the C Co Disclosure Schedule.

A true and complete list of the Specified C Co Contracts as of the date hereof is set forth in Section 3.17(b) of the C Co Disclosure Schedule, except for Specified C Co Contracts filed prior to the date hereof as exhibits to SEC Reports.

SECTION 3.18   Insurance.   Section 3.18 of the C Co Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by C Co and each C Co Subsidiary. With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither C Co nor any C Co Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to C Co’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) to the knowledge of C Co, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) to the knowledge of C Co, no notice of cancellation or termination has been received other than in connection with ordinary renewals. The coverage under the insurance policies set forth on Section 3.18 of the C Co Disclosure Schedule is (subject to reasonable deductibles) sufficient to provide adequate insurance coverage for all of the assets and properties of C Co and the C Co Subsidiaries for all material risks in compliance with all applicable law and C Co Permits. There are no pending claims against any such insurance policy as to which the insurers have denied liability.

SECTION 3.19   Material Customers.

(a)          Relations with Material Customers.   The ten largest (by revenue) customers of C Co and the C Co Subsidiaries, and annual revenues related to such customers for each of: (i) the fiscal year ended December 31, 2004 and (ii) the period from January 1, 2005 through the date hereof, are listed by division of C Co on Section 3.19(a) of the C Co Disclosure Schedule (the “C Co Material Customers”). No Material C Co Customer has given C Co or any of the C Co Subsidiaries any written notice terminating, suspending, or reducing in any material respect, or specifying an intention to terminate, suspend, or reduce in any material respect in the future, or otherwise reflecting an adverse charge in, the business relationship between such customer and C Co or the C Co Subsidiaries, and, to C Co’s knowledge, there has not been any materially adverse change in the business relationship of C Co or the C Co Subsidiaries with any such customer.

(b)          Former Customers.   Section 3.19(b) of the C Co Disclosure Schedule sets forth the names and annual revenues for each of (i) the fiscal year ended December 31, 2004 and (ii) the period from January 1, 2005 through the date hereof, of the C Co Material Customers which have cancelled or terminated their relationships with C Co during the twelve months prior to the date of this Agreement.

SECTION 3.20   Affiliate Transactions.   Except for arrangements between C Co the C Co Subsidiaries which do not involve payments by any party of more than $50,000 annually in the aggregate and which do not restrict the ability of C Co and the C Co Subsidiaries to engage in any line of business in any geographic area, no shareholder, officer, or director of C Co or any of the C Co Subsidiaries, or to C Co’s knowledge, any member of his or her immediate family, or any person controlled by any of the foregoing persons (collectively, “C Co Related Persons”) (i) owes any amount to C Co or any of the C Co Subsidiaries nor do C Co or any of the C Co Subsidiaries owe any amount (other than employment compensation or benefits), or has it committed to make any loan or extend or guarantee credit to or for the benefit of, any C Co Related Person, (ii) has made any claim or cause of action or any action, suit, or proceeding whatsoever against C Co or any of the C Co Subsidiaries, (iii) to C Co’s knowledge, (other than through stock ownership in a public company) has any direct or indirect ownership interest in, or is an officer, director, employee, consultant, or agent of, any person that has a business relationship with C Co (or any of the C Co Subsidiaries) or that competes with C Co or any of the C Co Subsidiaries, or (iv) owns, directly or indirectly, in whole or in part, any real property, leasehold interests, or other property or any Permits, the use of which is necessary for the conduct of the business of C Co or the C Co Subsidiaries as currently conducted and as proposed to be conducted. To C Co’s knowledge, no C Co Related Person has any direct or indirect (other than through stock ownership in a public company) interest in any Contract to which C Co or the C Co Subsidiaries is a party or by which it is bound.

SECTION 3.21   Adoption by Board.   The C Co Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement, the Merger, the Share Issuance and the Articles Amendment are fair to and in the best interests of C Co and its shareholders, (ii) adopted this

Agreement, and (iii) recommended that the shareholders of C Co approve this Agreement, the Merger, the Share Issuance and the Articles Amendment (collectively, the “C Co Board Recommendation”) and directed that this Agreement, the Share Issuance and the Articles Amendment be submitted for approval of C Co’s shareholders at the C Co Shareholders’ Meeting (collectively, the “C Co Proposal”).

SECTION 3.22   C Co Rights Agreement.   Prior to the date of this Agreement, C Co has amended the C Co Rights Agreement so that (a) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) cause the Rights (as defined in the C Co Rights Agreement) to become exercisable, (ii) cause F Co or any of its Affiliates or Associates (each as defined in the C Co Rights Agreement) to become an Acquiring Person (as defined in the C Co Rights Agreement) or (iii) give rise to a Distribution Date or Share Acquisition Date (each as defined in the C Co Rights Agreement), and (b) the Rights will expire in their entirety immediately prior to the Effective Time without any payment being made in respect thereof. C Co has made available to F Co a complete and correct copy of such amendment.

SECTION 3.23   Opinions of Financial Advisors.   C Co has received the opinions of each of Citigroup Global Markets, Inc. and Deutsche Bank Securities Inc. to the effect that, as of the date of the opinion and subject to the matters referred to therein, the Exchange Ratio and payment of the Special Dividend under this Agreement are fair to the shareholders of C Co from a financial point of view.

SECTION 3.24   Brokers.   No broker, finder or investment banker other than Citigroup Global Markets, Inc. and Deutsche Bank Securities Inc. is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of C Co.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
F CO

Except as set forth in the disclosure schedule delivered by F Co to C Co concurrently with the execution and delivery of this Agreement (the “F Co Disclosure Schedule”), F Co hereby represents and warrants to C Co as follows:

SECTION 4.01   Organization and Qualification; F Co Subsidiaries.

(a)          Organization and Qualification.   F Co and each subsidiary of F Co (each, a “F Co Subsidiary”) is a corporation, limited partnership, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (except, in the case of good standing, for legal entities organized under the laws of any jurisdiction that does not recognize such concept). F Co and each F Co Subsidiary has the requisite corporate or entity power and authority to own, lease, or otherwise hold the assets and properties owned, leased, or otherwise held by it and necessary to carry on its business as presently conducted. F Co and each F Co Subsidiary is in good standing and is duly qualified to conduct business in each jurisdiction in which the nature of its business or the ownership of property make such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a F Co Material Adverse Effect.

(b)          List of F Co Subsidiaries.   A true and complete list of all F Co Subsidiaries, together with the jurisdiction of organization of each F Co Subsidiary and the percentage of the outstanding capital stock (or other equity interest) of each F Co Subsidiary owned by F Co, each other F Co Subsidiary and any other person, is set forth in Section 4.01(b) of the F Co Disclosure Schedule. F Co does not, directly or indirectly, own any capital stock (or other equity interest) of any person other than F Co Subsidiaries set forth on Section 4.01(b) of the F Co Disclosure Schedule. F Co is not a direct or indirect participant in any material joint venture or other equivalent arrangement.

(c)          Investments.   Section 4.01(c) of the F Co Disclosure Schedule lists any and all persons of which F Co directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50% (collectively, the “F Co Investments”). F Co or a F Co Subsidiary, as the case may be, owns all F Co Investments free and clear of all Liens, and there are no outstanding contractual obligations of F Co or any F Co Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in F Co Investments or requiring F Co or any F Co Subsidiary to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, provide any guarantee with respect to, or assume, endorse or otherwise become responsible for the obligations of, any F Co Investment.

(d)          The term “F Co Material Adverse Effect” means any change, circumstance, effect, event or occurrence that (i) would be materially adverse to the assets, liabilities, business, financial condition or results of operations of F Co and F Co Subsidiaries taken as a whole, other than any change, circumstance, effect, event or occurrence resulting from (A) changes in general economic conditions affecting the United States, (B) general changes or developments in the F Co Industries, (C) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of F Co and F Co Subsidiaries to the extent due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, unless, in the case of the foregoing clauses (A) and (B), such changes referred to therein have a materially disproportionate effect on F Co and F Co Subsidiaries taken as a whole relative to other participants in the F Co Industries, or (ii) would have a material adverse effect on the ability of F Co to perform its obligations hereunder or under any Ancillary Agreements to which it is or will become a party, or to consummate the transactions contemplated hereby or thereunder on a timely basis. For purposes of this Section 4.01(d), “F Co Industries” shall mean retail bank core processing systems, customer channel-solutions (online-retail and commercial, ATM, branch, teller and call center), consumer lending and servicing systems, including mortgage loan origination and servicing systems and data center outsourcing services to credit unions, community banks, thrifts, data centers, banks and other financial institutions, title insurance and closing services and providing real estate tax, credit, flood, default and appraisal services and multiple listing software and services to financial institutions and loan servicers.

SECTION 4.02   Certificate of Incorporation and Bylaws.   F Co has made available to C Co a complete and correct copy of the Certificate of Incorporation and the Bylaws (or comparable organizational documents), each as amended to date, of F Co and each F Co Subsidiary. Such Certificate of Incorporation and Bylaws (or comparable organizational documents) are in full force and effect. Neither F Co nor any F Co Subsidiary is, nor has been, in violation of any of the provisions of its Certificate of Incorporation or Bylaws (or comparable organizational documents). F Co has made available to C Co complete and correct copies of the minutes of all meetings of F Co Board (and each committee thereof), other than the portion of any minutes regarding the deliberations of F Co Board (or any committee thereof) in connection with entering into this Agreement.

SECTION 4.03   Capitalization.

(a)          F Co Capitalization.   The authorized capital stock of F Co consists of 400,000,000 shares of F Co Common Stock. As of August 31 2005, (i) 200,000,000 shares of F Co Common Stock are issued and outstanding (excluding shares of F Co Common Stock held in the treasury of F Co), all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights; (ii) no shares of F Co Common Stock are held in the treasury of F Co, (iii) no shares of F Co Common Stock are held by F Co Subsidiaries, and (iv) 16,216,216 shares of F Co Common Stock are reserved for future issuance in connection with the F Co 2005 Stock Incentive Plan (the “F Co Stock Option Plan”) (including shares reserved for issuance pursuant to outstanding options granted pursuant to the F Co Stock Option Plan (“F Co Stock Options”)). Since August 31, 2005 through the date of this Agreement, other than in connection with the issuance of shares of F Co Common Stock pursuant to the exercise of F Co Stock Options outstanding as of August 31, 2005, there has been no change in the number of shares of outstanding capital stock of F Co or the number of outstanding F Co Stock Options. Section 4.03(a)(i) of the F Co Disclosure Schedule sets forth, as of August 31, 2005, the number of shares of F Co Common Stock issuable upon exercise of outstanding F Co Stock Options granted under F Co Stock Option Plan. As of such date, there were no outstanding restricted stock unit awards or other equity awards under the F Co Stock Option Plan, except outstanding F Co Stock Options. F Co has provided to C Co a complete and correct list setting forth each F Co Stock Option outstanding as of August 31, 2005, the number of shares of F Co Common Stock issuable thereunder, the expiration date and the exercise price thereof. As of the date hereof, the outstanding shares of F Co Common Stock are held of record by the persons, with the addresses of record and in the amounts, as set forth on Section 4.03(a)(iii) of the F Co Disclosure Schedule.

(b)          Other Rights.   Except as set forth in Section 4.03(a), there are no (i) subscriptions, calls, contracts, options, warrants or other rights, agreements, arrangements, understandings, restrictions or commitments of any character to which F Co or any F Co Subsidiary is a party or by which F Co or any F Co Subsidiary is bound relating to the issued or unissued capital stock of F Co or any F Co Subsidiary or obligating F Co or any F Co Subsidiary to issue or sell any shares of capital stock of, other equity interests in or debt securities of, F Co or any F Co Subsidiary, (ii) debt or equity securities of F Co or any F Co Subsidiary convertible, exchangeable or exercisable for shares of capital stock or voting securities of F Co or any F Co Subsidiary (or any other securities, which, whether after notice, lapse of time, or payment of monies, are or would be convertible into or exchangeable or exercisable for capital stock or voting securities of F Co or any F Co Subsidiary), or (iii) equity equivalents, stock appreciation rights, phantom stock, ownership interests in F Co or any F Co Subsidiary or similar rights. There are no outstanding contractual obligations of F Co or any F Co Subsidiary to repurchase, redeem or otherwise acquire any outstanding securities of F Co or any F Co Subsidiary, to vote or to dispose of any shares of F Co Common Stock or any capital stock of any F Co Subsidiary or to make any investment (in the form of a loan, capital contribution or otherwise) in, any F Co Subsidiary or any other person. None of F Co or any F Co Subsidiary is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of F Co or any F Co Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities of F Co or of any F Co Subsidiary (other than the No-Shop Agreement and the Shareholders Agreement). No dividends on F Co Common Stock have been declared or have accrued from December 31, 2004 through the date hereof. All of the outstanding shares of F Co Common Stock have been issued by F Co in compliance with applicable federal and state securities laws.

(c)          Validity of Certain Prior Issuances.   Each outstanding share of capital stock (or other equity interest) of each F Co Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share is owned by F Co or another F Co Subsidiary, free and clear of all options, rights of first refusal, agreements, limitations on F Co’s or any F Co Subsidiary’s voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever.

SECTION 4.04   Authority Relative to This Agreement.   F Co has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will become a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the Other Transactions. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is or will become a party by F Co, and the consummation by F Co of the Merger and the Other Transactions have been duly and validly authorized by all necessary corporate action on the part of F Co and no other corporate proceedings on the part of F Co are or will be necessary to authorize this

Agreement or to consummate the Merger and the Other Transactions (other than the adoption of this Agreement by the stockholders of F Co and the filing and recordation of the Certificate of Merger, in each case as required by the provisions of the DGCL and the DLLCA). Except for the adoption of this Agreement by the stockholders of F Co in accordance with the provisions of the DGCL, the affirmative vote or consent of the holders of any class or series of capital stock or other securities of F Co, or any of them, is not necessary to approve any agreement or instrument contemplated hereby or by any of the Other Transactions other than this Agreement or to consummate any of the Other Transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by F Co and assuming the due authorization, execution and delivery by C Co, constitutes a legal, valid and binding obligation of F Co, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity. Each other Ancillary Agreement to which F Co will be a party (the “F Co Closing Documents”), upon execution and delivery by F Co,, will constitute a legal, valid and binding obligation of F Co, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

SECTION 4.05   No Conflict; Required Filings and Consents.

(a)          No Conflict.   The execution and delivery of this Agreement by F Co do not, and the execution and delivery of the F Co Closing Documents by F Co, the performance of this Agreement by F Co, the performance of the F Co Closing Documents by F Co, and the consummation by F Co of the Merger, the Share Issuance and the Other Transactions will not, (i) conflict with, violate or result in a breach of the Certificate of Incorporation or Bylaws (or comparable organizational documents) of F Co or any F Co Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 4.05(b) (other than clause (vii) thereof) have been obtained and that all filings and other actions described in Section 4.05(b) (other than clause (vii) thereof) have been made or taken, conflict with or violate any law applicable to F Co or any F Co Subsidiary or by which any property or asset of F Co or any F Co Subsidiary is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a loss of a benefit under, give rise to an obligation under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of F Co or any F Co Subsidiary pursuant to, any Contract to which F Co or any F Co Subsidiary is a party or by which F Co or any F Co Subsidiary or any property or asset of F Co or any F Co Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a F Co Material Adverse Effect.

(b)          Consents and Approvals.   The execution and delivery of this Agreement by F Co do not, and the performance of this Agreement by F Co and the consummation by F Co of the Merger and the Other Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act and the competition or merger control laws of any other applicable jurisdiction, (iii) the filing with the SEC of the Proxy Statement, (iv) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which F Co or any F Co Subsidiary is qualified to do business, (v) if required, the filing of a Form D with the SEC and any applicable state securities regulatory authorities, (vi) the consents, notices and approvals set forth on Section 4.05(b) of the F Co Disclosure Schedule, and (vii) any such consents, approvals, authorizations, permits, notifications or filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a

F Co Material Adverse Effect. F Co received and provided to C Co a true and correct copy of a letter agreement with certain banks regarding financing dated as of the date hereof (the “Bank Letter Agreement”). As of the date of this Agreement, the Bank Letter Agreement has not been rescinded or amended in any manner and remains in full force and effect. F Co is not aware of any facts or circumstances that create a reasonable basis for F Co to believe that it cannot consummate a Bank Letter Financing.

SECTION 4.06   Permits; Compliance; Regulatory Matters.

(a)          Permits.   Each of F Co and each F Co Subsidiary has all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the “F Co Permits”), except for any such F Co Permit the failure of which to have, or the suspension or cancellation of which would not, individually or in the aggregate, reasonably be expected to have a F Co Material Adverse Effect. Neither F Co nor any F Co Subsidiary has received any written notification from any Governmental Authority threatening to revoke any such person’s F Co Permit. To F Co’s knowledge, all such F Co Permits are renewable by their respective terms in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. The consummation of the Merger, in and of itself will not cause the revocation or cancellation of any F Co Permits other than any F Co Permit the revocation or cancellation of which would not, individually or in the aggregate, reasonably be expected to have a F Co Material Adverse Effect.

(b)          Regulatory Approvals.   As of the date of this Agreement, to F Co’s knowledge, there is no reason why (i) all regulatory approvals from any Governmental Authority required for the consummation of the Merger, the Share Issuance, the Articles Amendment and the Other Transactions should not be obtained on a timely basis or (ii) any condition to the consummation of the Merger, the Share Issuance, the Articles Amendment and the Other Transactions set forth in Sections 7.01 and 7.02 should not be satisfied on a timely basis.

(c)          Compliance with Law.   Each of F Co and each F Co Subsidiary is in material compliance with any law or Operating Rule applicable to such entity or by which any property or asset of such entity is bound or affected, is not currently in material violation of any such law or Operating Rule, and there have been no notices or orders of noncompliance issued to F Co or any F Co Subsidiaries under or in respect of any such laws or Operating Rules. Neither F Co nor any F Co Subsidiary has received any written notice from a Governmental Authority alleging that the Company or any Subsidiary has failed to comply (i) in any respect with any applicable laws or Operating Rules relating to the security of consumer information or (ii) in any material respect with any applicable laws or Operating Rules relating to consumer protection and/or consumer financial services in either case, other than such notices received in the ordinary course of its business.

(d)          Data Security.   To F Co’s knowledge, there are no facts of circumstances that would require F Co or any F Co Subsidiary to give notice to any customers, consumers or other similarly situated individuals, pursuant to California Civil Code Section 1798.82 or any similar law, of any actual or perceived data security breaches, except for such notices given in the ordinary course of its business or the failure of which to provide would not, individually or in the aggregate, reasonably be expected to have a F Co Material Adverse Effect.

(e)          Internal Controls.   F Co has established and maintains a system of internal accounting controls that is designed to ensure the accurate recording, processing, summarizing, and reporting of financial information. F Co has not received any material complaint, allegation, assertion or claim in writing regarding the accounting practices, procedures, methodologies or methods of F Co or its internal accounting controls, including any such complaint, allegation assertion or claim that F Co has engaged in questionable accounting practices. F Co is not aware of any significant deficiencies or material weaknesses in the design or operation of its internal accounting controls which are reasonably likely to adversely affect F Co’s ability to record, process, summarize and report financial information. F Co is not aware of any material fraud or allegations of fraud that involves senior management or other employees who have a significant role in internal controls.

SECTION 4.07   SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)          No SEC Filings.   Neither F Co nor any F Co Subsidiary is required to file any form, report or other document with the SEC.

(b)          Financial Statements.   F Co has provided to C Co: (i) the audited combined balance sheets of F Co and F Co Subsidiaries as of December 31, 2004 and 2003 and the related audited combined statements of earnings, equity and comprehensive earnings and cash flows for each of the years ended December 31, 2004, 2003 and 2002 (the “Annual Combined Financial Statements”), together with the notes thereto, and (ii) the unaudited combined balance sheet of F Co and F Co Subsidiaries as at June 30, 2005 (the “Interim Balance Sheet”), and the related combined statements of earnings and cash flows, for the three months then ended (the “Unaudited Financial Statements”). The Unaudited Financial Statements, together with the Annual Combined Financial Statements are referred to as the “F Co Financial Statements”. The F Co Financial Statements have been prepared in accordance with GAAP, and fairly present, in all material respects, the combined financial condition, assets and liabilities, results of operations and cash flows of F Co and F Co Subsidiaries as of the dates, and for the periods, indicated therein, subject in the case of the Unaudited Financial Statements to lack of footnotes and a statement of changes in equity and comprehensive earnings and normal year end adjustments that will not be material. Since December 31, 2004, there has not been any change of F Co’s accounting principles, methods, or policies except as required by GAAP or as would not reasonably be expected to have a F Co Material Adverse Effect. All of F Co Subsidiaries are consolidated for accounting purposes.

(c)          No Undisclosed Liabilities.   Neither F Co nor any of F Co Subsidiaries has any liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, except liabilities that (i) are accrued or reserved against in the F Co Financial Statements or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since December 31, 2004 or otherwise in accordance with Section 5.02, (iii) are incurred pursuant to the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business or (v) as would not reasonably be expected to have, individually or in the aggregate, a F Co Material Adverse Effect.

SECTION 4.08   Information Supplied.   None of the information supplied by F Co for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to C Co’s shareholders or at the time of the C Co Shareholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to C Co’s shareholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by F Co with respect to statements made or incorporated by reference therein based on information supplied by C Co in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by F Co will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

SECTION 4.09   Absence of Certain Changes or Events.   Since December 31, 2004, there has not been any F Co Material Adverse Effect. Since December 31, 2004 and prior to the date hereof, except as set forth in the F Co Financial Statements or as expressly contemplated by this Agreement, (a) F Co and

F Co Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice, (b) neither F Co nor any F Co Subsidiary has terminated or suffered any material amendment of any Specified F Co Contract that has or would reasonably be expected to have an F Co Material Adverse Effect, (c) other than in the ordinary course of business consistent with past practice, neither F Co nor any F Co Subsidiary has increased the salaries or other compensation of, or made any advance or loan to, any of its current or former directors or executive officers or made any increase in, or any addition to, other benefits to which any of its current or former directors or executive officers may be entitled, and (d) neither F Co nor any F Co Subsidiary has: (i) suffered any damage, destruction or loss (regardless of whether covered by insurance), other than in the ordinary course of business, that has had or would reasonably be expected to have a F Co Material Adverse Effect; or (ii) taken any action that would be prohibited by clauses (a) through (r) of Section 5.02 if taken after the date hereof.

SECTION 4.10   Absence of Litigation.   There is no Action pending or, to the knowledge of F Co, threatened against F Co or any F Co Subsidiary, or any property or asset of F Co or any F Co Subsidiary, before any Governmental Authority or arbitrator (a) that questions the validity of this Agreement or any other Transaction Document, the performance by F Co of the obligations to be performed by it hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or (b) except as would not reasonably be expected to have a F Co Material Adverse Effect. As of the date of this Agreement, no executive officer or director of F Co is a defendant in any Action in connection with his status as an executive officer or director of F Co or any F Co Subsidiary. Neither F Co nor any F Co Subsidiary nor any property or asset of F Co or any F Co Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of F Co, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.11   Employee Benefit Plans.

(a)          Benefit Plans.   Section 4.11(a) of the F Co Disclosure Schedule lists:   (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements; and (ii) all material employment, termination, severance or other contracts, agreements or commitments to which F Co or any F Co Subsidiary is a party, with respect to which F Co or any F Co Subsidiary has or may reasonably be expected to have any obligation or which are maintained, contributed to or sponsored by F Co or any F Co Subsidiary for the benefit of any current or former employee, consultant, officer or director of F Co or any F Co Subsidiary (collectively, the “F Co Plans”). Section 4.11(a) of the F Co Disclosure Schedule separately lists each F Co Plan sponsored by F Co (collectively, the “F Co Separate Plans”). F Co has made available to C Co a complete and correct copy (where applicable) of (u) each F Co Plan (or, where a F Co Plan has not been reduced to writing, a summary of all material terms of such F Co Plan), (v) each trust or funding arrangement prepared in connection with each such F Co Plan, (w) the most recently filed annual report on IRS Form 5500, (x) the most recently received IRS determination letter for each such F Co Plan, (y) the most recently prepared actuarial report and financial statement in connection with each such F Co Plan, and (z) the most recent summary plan description, any summaries of material modification, any employee handbooks, and any material written communications (or a description of any material oral communications) by F Co or F Co Subsidiaries to any current or former employees, consultants, or directors of F Co or any F Co Subsidiary concerning the extent of the benefits provided under a F Co Plan.

(b)          Pension Plans; Multiemployer Plans.   Except as set forth on Section 4.11(b) of the F Co Disclosure Schedule, none of F Co or any F Co Subsidiary or any other person that, together with F Co or any F Co Subsidiary, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with F Co and any F Co Subsidiary, a “F Co ERISA Affiliate”), has now or at any time within the past three years (and in the case of any such other person, only during the period within the past three years that such other person was a F Co ERISA Affiliate) contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a Multiemployer Plan; or (iii) a Multiple Employer Plan for which a F Co ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

(c)          Change in Control Agreements.   Section 4.11(c) of the F Co Disclosure Schedule lists each F Co plan (each agreement thereon being referred to as a “F Co Change in Control Agreement”) that would reasonably be expected to result in the payment to any present or former employee, director or consultant of F Co or any F Co Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee, director or consultant of F Co or any F Co Subsidiary as a result of the consummation of the Merger, the Share Issuance, the Articles Amendment or any other transaction contemplated by this Agreement (whether alone or in connection with any other event). No payment or benefit which will or may be made by F Co or any F Co Subsidiaries with respect to any other “disqualified individual” will be characterized as a “parachute payment,” within the meaning of Code Section 280G(B)(2). In the event that the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) results or could result in any payment or benefit which will be characterized as a “parachute payment,” Section 4.11(c) of the F Co Disclosure Schedule shall list all persons who F Co reasonably believes are, with respect to F Co or any of the F Co Subsidiaries, “disqualified individuals” as determined as of the date hereof.

(d)          Qualified Plans.   Each F Co Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that F Co Plan is so qualified, and, to the knowledge of F Co, no fact or circumstance exists that would reasonably be expected to result in the revocation of such letter.

(e)          Compliance.   Each F Co Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, except to the extent such noncompliance, individually or in the aggregate, would not, individually or in the aggregate, reasonably be expected to have a F Co Material Adverse Effect. All amendments and actions required to bring each of F Co Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Effective Time. Except to the extent it would not reasonably be expected to result in a F Co Material Adverse Effect, neither F Co nor any F Co Subsidiary has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification obligation), any liability under Title 1 or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or any foreign law or regulation relating to employee benefit plans (including, without limitation, Section 406, 409, 502(i), 502(1), 4069 or 4212(c) of ERISA, or Section 4971, 4975 or 4976 of the Code), or under any agreement, instrument, statute, rule or legal requirement pursuant to or under which F Co or any F Co Subsidiaries or any F Co Plan or pension plan has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of any such legal requirement, and to the knowledge of F Co, no event, transaction or condition has occurred, exists or is expected to occur which could result in any such liability to F Co or any F Co Subsidiary after the Effective Time.

(f)           Actions.   With respect to any F Co Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of F Co, threatened, except for those that would not, individually or in the aggregate, reasonably be expected to have a F Co Material Adverse Effect, (ii) to the knowledge of F Co, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of F Co, threatened, except for those that would not, individually or in the aggregate, reasonably be expected to have a F Co Material Adverse Effect.

(g)          Contributions.   All contributions and premiums required by law or by the terms of any F Co Plan have been timely made (without regard to any waivers granted in respect thereof) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code.

(h)          Reportable Events.   During the 12-month period ending on the date hereof, no “reportable event” (as defined in Section 4043 of ERISA and the regulations thereunder) for which the 30-day reporting requirement has not been waived or extended has occurred with respect to any of F Co Plans subject to Title IV of ERISA, nor has any event requiring notice to be provided under Section 4041(c)(3)(C) or 4063(a) of ERISA.

(i)           Filing Violations.   There has been no violation of ERISA in respect of the filing of applicable returns, reports, documents, and notices regarding any of F Co Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of F Co Plans that would reasonably be expected to result in a F Co Material Adverse Effect.

(j)           Certain Notices.   F Co, each F Co Subsidiary, and any F Co ERISA Affiliate that maintains a “benefits plan” (within the meaning of Section 5000(b)(1) of ERISA) have complied with the notice and continuation requirements of Section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder, except to the extent that failure to so comply would not reasonably be expected to result in a F Co Material Adverse Effect.

(k)          Unfunded Liabilities.   None of F Co, any F Co Subsidiary, any F Co ERISA Affiliate or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person other than F Co, any F Co Subsidiary, or any F Co ERISA Affiliate during the five-year period ending on the date of the Closing.

(l)           Prohibited Transactions.   To F Co’s knowledge, neither F Co nor any F Co Subsidiary nor any “party in interest” or “disqualified person” in respect of F Co Plans has engaged in a “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to result in a F Co Material Adverse Effect.

(m)        Trustees.   None of F Co, any F Co Subsidiary, or any F Co ERISA Affiliate has terminated any F Co Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA and no person (including without limitation the PBGC) has instituted any proceeding to terminate any F Co Plan or pension plan or appoint a trustee to administer any such F Co Plan or pension plan, in each case, except to the extent it would not reasonably be expected to result in a F Co Material Adverse Effect.

(n)          Acceleration of Payments.   Neither the execution and delivery of this Agreement nor the consummation of the Merger, the Share Issuance, the Articles Amendment and the transactions contemplated hereby will (i) result in any payment becoming due to any employee of F Co or any F Co

Subsidiary, (ii) increase any benefits otherwise payable under any F Co Plan or pension plan, or (iii) result in the acceleration of the time of payment, funding or vesting of any such benefits.

(o)          Stock Subject to F Co Plans.   No stock or other security issued by F Co or any F Co Subsidiary forms or has formed a material part of the assets of any F Co Plan.

(p)          Foreign Plans.   With respect to each F Co Plan that is not subject to United States law (a “Foreign F Co Plan”), except as would not, individually or in the aggregate, reasonably be expected to have a F Co Material Adverse Effect: (i) all employer and employee contributions to each Foreign F Co Plan required by law or by the terms of such Foreign F Co Plan have been made or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign F Co Plan, the liability of each insurer for any Foreign F Co Plan funded through insurance or the book reserve established for any Foreign F Co Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used and consistent with applicable law to determine employer contributions to such Foreign F Co Plan and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations; (iii) each Foreign F Co Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each Foreign F Co Plan is in compliance with all applicable law in all material respects.

(q)          Retiree Health and Welfare Benefits.   Except for the continuation coverage requirements of COBRA, F Co has no liability or potential liability for benefits to any employees following termination of employment or retirement under any of the F Co Plans that are employee welfare benefit plans. No written or oral representations have been made to any employee or former employee of F Co promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA).

(r)          Section 409A.   Each F Co Plan that is a “nonqualified deferred compensation plan” subject to Code Section 409A has been operated since January 1, 2005 based upon a good faith, reasonable interpretation of Code Section 409A and Internal Revenue Service Notice 2005-1. No F Co Plan that is a “nonqualified deferred compensation plan” that is not subject to Section 409A has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No stock option granted under any F Co Plan has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

SECTION 4.12   Labor and Employment Matters.

(a)          Collective Bargaining; Union Organization.   Neither F Co nor any F Co Subsidiary is a party to any collective bargaining agreement or other labor union agreements applicable to persons employed by F Co or any F Co Subsidiary, nor to the knowledge of F Co, are there any formal activities or proceedings of any labor union to organize any such employees.

(b)          Complaints and Grievances.   There are no material unfair labor practice complaints, grievances or charges pending, or to F Co’s knowledge, threatened against F Co or any F Co Subsidiary before the NLRB or any other Governmental Authority or any current union representation questions involving employees of F Co or any F Co Subsidiary. There are no complaints, charges, or claims against F Co or any F Co Subsidiary pending or, to F Co ‘s knowledge, threatened to be brought or filed with the NLRB or any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by F Co or any F Co Subsidiary.

(c)          Strikes and Slowdowns.   There is no strike, controversy, slowdown, work stoppage, lockout, material arbitration, or material grievance or other material labor dispute or, to the knowledge of F Co, threatened in writing, by or with respect to any employees of F Co or any F Co Subsidiary.

(d)          Employee Relations.   To F Co’s knowledge, as of the date hereof, no officer or key employee, or any group of key employees, intends to terminate his, her, or their employment with F Co or any F Co Subsidiary. The employment of each officer and U.S. employee of F Co and F Co Subsidiaries is terminable at the will of F Co or such F Co Subsidiary, as the case may be. To F Co’s knowledge, no officer of F Co or any F Co Subsidiary is in violation of any material term of any employment, consultant, non-disclosure, non-competition, confidentiality, or other equivalent agreement.

SECTION 4.13   Real and Personal Property.

(a)          Owned Real Property.   Section 4.13(a) of the F Co Disclosure Schedule lists each parcel of real property owned by F Co or any F Co Subsidiary (the “F Co Owned Real Property”). F Co or a F Co Subsidiary has good, valid and marketable title to all of F Co Owned Real Property, in each case free and clear of all Liens, other than Permitted Liens.

(b)          Leased Real Property.   Section 4.13(b) of the F Co Disclosure Schedule lists by address each parcel of real property leased or subleased by F Co or any F Co Subsidiary (the “F Co Leased Properties”). F Co or an F Co Subsidiary has a valid leasehold interest in all of F Co Leased Properties, in each case free and clear of all Liens, except for Permitted Liens. Each of the leases and subleases relating to F Co Leased Properties is in full force and effect, there is no material default by F Co or any F Co Subsidiary or, to C Co’s knowledge, by the lessor under any such lease or sublease.

(c)          Improvements; Dispositions.   The structures, plants, improvements, systems, and fixtures located on each parcel of F Co Owned Real Property and, to F Co’s knowledge, each parcel of F Co Leased Properties, comply in all material respects with all laws, and are in good operating condition and repair, ordinary wear and tear excepted. Each such parcel of F Co Owned Real Property and, to F Co’s knowledge, each parcel of F Co Leased Properties, conforms in all material respects with all covenants or restrictions of record and conforms with all applicable building codes and zoning requirements and there is not, to F Co’s knowledge, any proposed change .in any such governmental or regulatory requirements or in any such zoning requirements. None of F Co Owned Real Property or F Co Leased Properties reflected in the F Co Financial Statements has been disposed of and no such real property has been acquired by F Co or any F Co Subsidiary since the date of the Unaudited Financial Statements.

(d)          Personal Property.   F Co and each of F Co Subsidiaries has good and marketable title to its personal property, free and clear of all Liens, other than (i) the Permitted Liens, and (ii) those Liens that have arisen in the ordinary course of business consistent with past practice and that do not materially impair the ownership or use of such personal property. Such personal property is in such operating condition and repair as is suitable for the uses for which it is used in the business of F Co and F Co Subsidiaries, are not subject to any condition which materially interferes with the use thereof by F Co or F Co Subsidiaries, as the case may be, and constitute all personal property necessary to permit the Surviving F Co to carry on the business of F Co and F Co Subsidiaries after the Effective Time substantially as conducted by F Co and F Co Subsidiaries prior thereto.

SECTION 4.14   Intellectual Property.

(a)          For purposes of this Agreement, “F Co Intellectual Property” shall mean all patents, inventions, copyrights, work subject to copyrights, software, trademarks, service marks, brand names, logos, domain names, trade dress, trade secrets, know-how, confidential or proprietary information (and all applications, registrations, continuations, divisionals, renewals and reissues relating thereto) and all other intellectual property rights of any kind or nature arising under U.S. or foreign law and which are owned by, used or held for use in the business of F Co and the F Co Subsidiaries.

(b)          List of Intellectual Property.   Section 4.14 of the F Co Disclosure Schedule contains a true and complete list of all material U.S. and foreign registrations and applications for registration of F Co Intellectual Property.

(c)          Ownership.   F Co or F Co Subsidiaries are the sole and exclusive owners of all right, title and interest in and to all of the registered F Co Intellectual Property, and all pending applications filed by F Co or any F Co Subsidiary therefor, and each of the other copyrights in any works of authorship prepared by or for F Co or any F Co Subsidiary that resulted from or arose out of any work performed by or on behalf of F Co or by any employee, officer, consultant or contractor of any of them. To F Co’s knowledge and except as would not reasonably be expected to have a F Co Material Adverse Effect, F Co and F Co Subsidiaries are the sole and exclusive owners of, or have valid and continuing rights to use, sell or license, as the case may be, all other F Co Intellectual Property used, sold or licensed by F Co or F Co Subsidiaries in their businesses as presently conducted, free and clear of all Liens, except for Permitted Liens.

(d)          No Misappropriation.   To F Co ‘s knowledge, and except as would not reasonably be expected to have a F Co Material Adverse Effect, F Co Intellectual Property does not constitute an unauthorized use or misappropriation of any patent, copyright, trademark, trade secret or other equivalent right, of any person, and does not infringe, constitute an unauthorized use of, or violate any other right of any person. F Co Intellectual Property and third party licensed intellectual property includes all of the material intellectual property rights necessary to enable F Co and F Co Subsidiaries to conduct their businesses in the manner in which such businesses are currently being conducted.

(e)          No Infringement.   Neither F Co nor any of F Co Subsidiaries: (i) is a party to any Action that involves a claim of infringement or misappropriation of any patent, copyright or trade secret right by F Co or any F Co Subsidiary against any third party; (ii) has provided written notice to any third party alleging infringement or misappropriation of any F Co Intellectual Property; (iii) is a party to any suit, action or proceeding which involves a claim of infringement or misappropriation of any F Co Intellectual Property by a third party against F Co or any F Co Subsidiary; or (iv) except as would not reasonably be expected to have a F Co Material Adverse Effect, has received any written notice from any third party alleging infringement or misappropriation of such third party’s patents, copyrights or trade secrets. To F Co’s knowledge and except as would not reasonably be expected to have a F Co Material Adverse Effect, the manufacturing, marketing, licensing, use or sale of the products or the performance of the services offered by F Co and F Co Subsidiaries in the ordinary course of their respective businesses as presently conducted do not currently infringe, and have not infringed upon any patent, copyright or trade secret right of any third party.

(f)           Protection of Trade Secrets.   Except as would not reasonably be expected to have an F Co Material Adverse Effect, no trade secret or any other non-public, proprietary information material to the business of F Co and the F Co Subsidiaries as presently conducted has been authorized to be disclosed or, to F Co’s knowledge, has been actually disclosed by F Co or any F Co Subsidiary to any employee or any third party other than pursuant to a non-disclosure agreement or employment policy restricting the disclosure and use of such trade secret or non-public proprietary information. Except as would not reasonably be expected to have a F Co Material Adverse Effect, F Co and F Co Subsidiaries have taken adequate security measures to protect the secrecy and confidentiality of all trade secrets and any other material confidential information of F Co and F Co Subsidiaries which measures are reasonable in the industry in which F Co and F Co Subsidiaries operate.

(g)          No Claim of Ownership.   F Co and F Co Subsidiaries have not received written notice from any current or prior officers, employees, or contractors of F Co or any F Co Subsidiary claiming any ownership interest in any F Co Intellectual Property as a result of having been involved in the development of such property while employed by or performing services for F Co or any F Co Subsidiary.

(h)          Software.   Except as would not reasonably be expected to have a F Co Material Adverse Effect, F Co’s unmodified version of its material software that is marketed and licensed by F Co and F Co Subsidiaries to its customers (the “F Co Software”) conforms in all material respects with the documentation prepared, marketed and licensed by F Co in respect of such F Co Software. Except as would not reasonably be expected to have a F Co Material Adverse Effect: (i) there are no defects, malfunctions or nonconformities in the unmodified version of F Co Software that cause the unmodified version of F Co Software, as properly installed, not to perform the material functions for which they are intended, on the whole, as provided in F Co’s documentation; and (ii) there are no errors in any documentation, specifications, manuals, and user guides associated with or used or produced in the development, maintenance or marketing of F Co Intellectual Property.

SECTION 4.15   Taxes.

(a)           Payment and Filings.   All income, franchise and other material Tax Returns required to be filed by or with respect to F Co, any F Co Subsidiary or any Affiliated Group of which F Co or any F Co Subsidiary is or was a member have been timely filed or caused to be filed (taking into account any extension of time to file granted or obtained) and any such filed Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes due and payable by or with respect to F Co, any F Co Subsidiary, or any Affiliated Group of which F Co or any F Co Subsidiary is or was a member have been fully and timely paid, except to the extent that F Co or the appropriate F Co Subsidiary has set aside adequate reserves in accordance with GAAP on the Interim Balance Sheet. Without taking into account any transactions contemplated by this Agreement and based upon activities to date, adequate reserves in accordance with GAAP have been established by F Co and the F Co Subsidiaries on the Interim Balance Sheet for all Taxes not yet due and payable in respect of tax periods ending on or before the date hereof.

(b)           Compliance.   F Co and F Co Subsidiaries have complied in all material respects with all applicable laws relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages, other compensation, and other amounts and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over under all applicable laws.

(c)           Returns.   F Co has delivered or made available to C Co true and complete copies of the portion of: (i) all federal, state, local, and foreign income and franchise Tax Returns that relate solely to F Co and each of the F Co Subsidiaries relating to the taxable periods since January 1, 2002; and (ii) any audit report issued within the last three years that relate solely to F Co or any of the F Co Subsidiaries.

(d)           No Other Claims.   As of the date hereof, to F Co’s knowledge, with respect to F Co and F Co Subsidiaries, no claim has been made by a taxing authority in a jurisdiction where F Co or any of F Co Subsidiaries does not file a type of Tax Return such that it is or may be subject to that type of Tax in that jurisdiction.

(e)           Audits and Examinations.   As of the date hereof, (i) there are no pending or, to the knowledge of F Co, threatened audits, examinations, investigations or other proceedings in respect of any Taxes of F Co or any F Co Subsidiary with respect to which F Co or such F Co Subsidiary has been notified in writing; and (ii) neither F Co nor any F Co Subsidiary has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(f)            No Adjustments.   Neither F Co nor any of F Co Subsidiaries nor any other person on any of their behalf has: (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of law by reason of a change in accounting method initiated by F Co or any F Co Subsidiary or has any knowledge that the IRS or any other taxing authority has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of F Co or any of F Co Subsidiaries; or (ii) executed or entered into a closing agreement pursuant to section 7121 of the Code or any predecessor provision thereof or any similar provision of law in respect of F Co or any of F Co Subsidiaries.

(g)           Tax Sharing.   Neither F Co nor any F Co Subsidiary is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than (i) agreements among F Co and F Co Subsidiaries, (ii) the Tax Matters Agreement by and between F Co and Fidelity National Financial, Inc. dated as of March 4, 2005, and (iii) customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes).

(h)           Deficiencies; Liens.   No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against F Co or any F Co Subsidiary (or, to the knowledge of F Co, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith in appropriate proceedings and are Taxes for which F Co or the appropriate F Co Subsidiary has set aside adequate reserves in accordance with GAAP on the most recent quarterly balance sheet. There are no Liens for Taxes, other than Permitted Liens, on the assets of F Co or any F Co Subsidiary.

(i)            Share Distributions.   All distributions of shares by, or consisting of shares of, F Co or any of F Co Subsidiaries purporting to qualify for tax-free treatment under Section 355 of the Code so qualified. With respect to each distribution of shares purporting to qualify for tax-free treatment under Section 355 of the Code, neither F Co nor any of F Co Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement in a distribution that constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger or any other transaction (whether occurring before or after the Effective Time) or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(j)            Real Property Holding Corporation.   F Co has not constituted a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the last five years.

(k)           Listed Transactions.   Neither F Co nor any F Co Subsidiary is required to make any disclosure to the IRS with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

(l)            Reorganization.   As of the date of this Agreement, neither F Co nor any F Co Subsidiary has taken or agreed to take any action or knows of any fact or circumstances that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. F Co has reviewed the representation certificate contained in Exhibit G-2 and F Co does not know of any fact or circumstance which could reasonably be expected to prevent F Co from delivering such representation certificate.

SECTION 4.16   Environmental Matters.

(a)          Compliance with Environmental Laws.   Except as would not, individually or in the aggregate, reasonably be expected to have a F Co Material Adverse Effect: (i) none of F Co or any of F Co Subsidiaries is in violation of any Environmental Law or, except for any violation that has been fully resolved, has violated in the past any Environmental Law; (ii) to the knowledge of F Co, there is and has been no release of Hazardous Substances that requires response action under applicable Environmental Law at, on or under any of the properties currently owned, leased or operated by F Co or any of F Co Subsidiaries or, during the period of F Co’s or F Co Subsidiaries’ ownership, lease or operation thereof, formerly owned, leased or operated by F Co or any of F Co Subsidiaries, that would reasonably be expected to result in a liability to F Co or any of F Co Subsidiaries; (iii) (A) F Co and F Co Subsidiaries have obtained and are in compliance with all required Environmental Permits, (B) F Co and F Co Subsidiaries, except for any noncompliance that has been fully resolved, have been in the past in compliance with such Environmental Permits, and (C) no Action is pending, or to F Co’s knowledge, threatened, to revoke, modify or terminate any such Environmental Permit; (iv) there are no Actions pending or, to the knowledge of F Co, threatened against F Co or any of F Co Subsidiaries alleging violations of or liability under any Environmental Law or otherwise concerning the release or management of Hazardous Substances; (v) to F Co’s knowledge, no facts, circumstances, or conditions currently exist that could adversely affect the continued compliance by F Co and F Co Subsidiaries with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits; (vi) neither F Co nor any of F Co Subsidiaries is the subject of any outstanding written order or Contract with any Governmental Authority or other person in respect of any (A) Environmental Laws, (B) remedial action relating to Environmental Laws, or (C) the release or threatened release of a Hazardous Material; (vii) there is no investigation of the business, operations, F Co Owned Real Property or F Co Leased Properties of F Co or any of F Co Subsidiaries or, to F Co’s knowledge, previously owned, operated, or leased property of F Co or F Co Subsidiaries pending or, to F Co’s knowledge, threatened that could lead to the imposition of any costs, liabilities or Liens under any Environmental Law; or (viii) to F Co’s knowledge, there is not located at any of F Co Owned Real Property or F Co Leased Properties any (A) underground storage tanks, (B) asbestos-containing material, or (C) equipment containing polychlorinated biphenyls.

(b)          No Environmental Requirements.   The Merger, Share Issuance and other transactions contemplated by this Agreement do not trigger any requirements under any federal, state, local or foreign laws relating to the environment or natural resources which condition the transfer of assets, real estate or stock on the approval of or the need to notify a Governmental Authority having jurisdiction over the environment or natural resources.

SECTION 4.17   Specified F Co Contracts.

(a)          Status of Specified F Co Contracts.   Each Specified F Co Contract is a legal, valid and binding obligation of F Co or a F Co Subsidiary, as applicable, in full force and effect and enforceable against F Co or a F Co Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity. To the knowledge of F Co, F Co has not received written notice, and has no reason to believe, that any Specified F Co Contract is not a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms. Except as would not reasonably be expected to have a F Co Material Adverse Effect, neither F Co nor any of F Co Subsidiaries is and, to F Co’s knowledge, no counterparty is, in breach or violation of, or default under, any Specified F Co Contract. None of F Co or any of F Co Subsidiaries have received any written claim of default under any Specified F Co Contract. To F Co’s knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Specified F Co Contract (in each case, with or without notice or lapse of time or both).

(b)          For purposes of this Agreement, the term “Specified F Co Contract” means each of the Intercompany Agreements and any of the following Contracts (together with all exhibits and schedules thereto) to which F Co or any F Co Subsidiary is a party or by which F Co or any F Co Subsidiary or any of their respective properties or assets are bound or affected as of the date hereof:

(i)           any limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of F Co and F Co Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture that is a F Co Subsidiary;

(ii)          any Contract (other than among consolidated F Co Subsidiaries) relating to (A) indebtedness for borrowed money and having an outstanding principal amount in excess of $15,000,000 or (B) conditional sale arrangements, obligations secured by a Lien, or interest rate or currency hedging activities, in each case in connection with which the aggregate actual or contingent obligations of F Co and F Co Subsidiaries under such Contract are greater than $15,000,000;

(iii)        any Contract that purports to limit the right of F Co or F Co Subsidiaries (A) to engage or compete in any line of business or (B) to compete with any person or operate in any location, in the case of each of (A) and (B), in any respect material to the business of F Co and F Co Subsidiaries, taken as a whole;

(iv)         any Contract that (A) contains most favored customer pricing provisions (other than Contracts entered into in the ordinary course of business consistent with past practice) or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any person, in each case under this clause (B) in a manner which is material to the business of F Co and F Co Subsidiaries, taken as a whole;

(v)          any Contract entered into after January 1, 2005 or not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such Contract in excess of $50,000,000;

(vi)         any Contract which by its terms calls for aggregate payments by F Co and F Co Subsidiaries under such Contract of more than $15,000,000 over the remaining term of such Contract;

(vii)        any Contract of the type specified in Section 5.02(n) or between or among F Co or a F Co Subsidiary, on the one hand, and any of their respective affiliates (other than F Co or any F Co Subsidiary), on the other hand, that involves amounts of more than $60,000;

(viii)      any acquisition, disposition or similar Contract pursuant to which F Co or any of F Co Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $15,000,000;

(ix)         any Contract with any labor union or association representing any employee of F Co or any of F Co Subsidiaries;

(x)          any Contract granting any registration or similar right in respect of securities of F Co or any of F Co Subsidiaries; and

(xi)         any Contract required to be identified in Section 4.11(a) or 4.13(b) of F Co Disclosure Schedule.

A true and complete list of the Specified F Co Contracts as of the date hereof is set forth in Section 4.17(b) of the F Co Disclosure Schedule, except for Specified F Co Contracts filed prior to the date here of as exhibits to the Registration Statement on Form S-1 dated May 26, 2004, as amended through the date hereof, as filed by F Co with the SEC.

SECTION 4.18   Insurance.   Section 4.18 of the F Co Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by F Co and each F Co Subsidiary. With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither F Co nor any F Co Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to F Co’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) to the knowledge of F Co, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) to the knowledge of F Co, no notice of cancellation or termination has been received other than in connection with ordinary renewals. The coverage under the insurance policies set forth on Section 4.18 of the F Co Disclosure Schedule is (subject to reasonable deductibles) sufficient to provide adequate insurance coverage for all of the assets and properties of F Co and F Co Subsidiaries for all material risks in compliance with all applicable law and F Co Permits. There are no pending claims against any such insurance policy as to which the insurers have denied liability.

SECTION 4.19   Material Customers.

(a)          Relations with Material Customers.   The top ten (10) customers of F Co and F Co Subsidiaries, and annual revenues related to such customers for each of: (i) the fiscal year ended December 31, 2004 and (ii) the period from January 1, 2005 through the date hereof, are listed on Section 4.19(a) of the F Co Disclosure Schedule (the “F Co Material Customers”). No F Co Material Customer has given F Co or any of F Co Subsidiaries any written notice terminating, suspending, or reducing in any material respect, or specifying an intention to terminate, suspend, or reduce in any material respect in the future, or otherwise reflecting an adverse charge in, the business relationship between such customer and F Co or F Co Subsidiaries, and, to F Co’s knowledge, there has not been any materially adverse change in the business relationship of F Co or F Co Subsidiaries with any such customer.

(b)          Former Customers.   Section 4.19(b) of the F Co Disclosure Schedule sets forth the names and annual revenues for each of (i) the fiscal year ended December 31, 2004 and (ii) the period from January 1, 2005 through the date hereof, of F Co Material Customers which have cancelled or terminated their relationships with F Co during the twelve months prior to the date of this Agreement.

SECTION 4.20   Affiliate Transactions.   Except as contemplated by those Contracts listed on Schedule 4.20 (the “Intercompany Agreements”), and except for arrangements between F Co and F Co Subsidiaries which do not involve payments by any party of more than $150,000 annually in the aggregate and which do not restrict the ability of F Co and F Co Subsidiaries to engage in any line of business in any geographic area, no stockholder, officer, or director of F Co or any of F Co Subsidiaries, or to F Co’s knowledge, any member of his or her immediate family, or any person controlled by any of the foregoing persons (collectively, “F Co Related Persons”) (i) owes any amount to F Co or any of F Co Subsidiaries nor do F Co or any of F Co Subsidiaries owe any amount (other than employment compensation or benefits), or has it committed to make any loan or extend or guarantee credit to or for the benefit of, any F Co Related Person, (ii) has made any claim or cause of action or any action, suit, or proceeding whatsoever against F Co or any of F Co Subsidiaries, (iii) to F Co’s knowledge, (other than through stock ownership in a public company) has any direct or indirect ownership interest in, or is an officer, director, employee, consultant, or agent of, any person that has a business relationship with F Co (or any of F Co Subsidiaries) or that competes with F Co or any of F Co Subsidiaries, or (iv) owns, directly or indirectly, in whole or in part, any real property, leasehold interests, or other property or any F Co Permits, the use of which is necessary for the conduct of the business of F Co or F Co Subsidiaries as currently conducted and as proposed to be conducted. To F Co’s knowledge, no F Co Related Person has any direct or indirect (other than through stock ownership in a public company) interest in any Contract to which F Co or F Co Subsidiaries is a party or by which it is bound. Those Intercompany Agreements identified as items 5-22 on Schedule 4.20 contain terms and conditions under which the material costs and fees to or from F Co and the F Co Subsidiaries for the services and rights thereunder are at the fair market value thereof that would be obtainable from an unaffiliated third party.

SECTION 4.21   Adoption by Board.   F Co Board, by resolutions duly adopted at a meeting duly called and held, has duly and unanimously (i) determined that this Agreement and the Merger are fair to and in the best interests of F Co and its stockholders, (ii) approved and declared the advisability of this Agreement, and (iii) recommended that the stockholders of F Co adopt the Merger and directed that the Merger be submitted for adoption by the stockholders of F Co, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

SECTION 4.22   Opinions of Financial Advisors.   F Co has received the opinions of Bear, Stearns & Co, Inc. and Stephens Inc. to the effect that, as of the date of such opinions and subject to the matters referred to therein, the Exchange Ratio under this Agreement is fair to the stockholders of F Co from a financial point of view.

SECTION 4.23   Brokers.   No broker, finder or investment banker other than Bear, Stearns & Co, Inc. and Stephens Inc. is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of F Co or any of stockholder of F Co.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01   Conduct of Business by C Co Pending the Merger.   C Co agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement, as required by law, as set forth in Section 5.01 of the C Co Disclosure Schedule or as approved by F Co in writing (which approval shall not be unreasonably withheld or delayed), Merger Co shall conduct no business, and the business of C Co and the C Co Subsidiaries (other than Merger Co) shall be conducted in the ordinary course of business and C Co and such C Co Subsidiaries shall use their reasonable best efforts to preserve substantially intact their respective business organizations, and to preserve their present relationships with customers, suppliers and other persons with which they have significant business relations. Without limiting the generality of the foregoing, except as contemplated by any other provision of this Agreement, as required by law, or as set forth in Section 5.01 of the C Co Disclosure Schedule, neither C Co nor any C Co Subsidiary (other than Merger Co, which shall conduct no business between the date hereof and the Effective Time) shall, between the date of this Agreement and the Effective Time, without the prior written consent of F Co (which consent shall not be unreasonably withheld or delayed):

(a)          amend or otherwise change its Articles of Incorporation or Bylaws (or comparable organizational documents);

(b)          issue, sell, pledge, dispose of, grant, or encumber: (i) any shares of any class of capital stock of C Co or any such C Co Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, C Co Rights, or any other ownership interest (including any phantom interest), of C Co or any such C Co Subsidiary, except for the issuance of shares of

C Co Common Stock and associated C Co Rights issuable pursuant to C Co Stock Options or C Co Restricted Stock Units outstanding on the date hereof under C Co Stock Option Plans; or (ii) any assets of C Co or any such C Co Subsidiary worth $2,500,000 in any individual transaction or $10,000,000 in the aggregate, except in the ordinary course of business and in a manner consistent with past practice;

(c)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for (i) regular cash dividends on C Co Common Stock or dividends by any direct or indirect wholly-owned C Co Subsidiary to C Co or any other C Co Subsidiary, each in a manner consistent with past practice as described in Section 3.03(c) hereof, and (ii) declaration and payment of the Special Dividend or provisions made at Closing for the payment thereof;

(d)          reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of C Co or any C Co Subsidiary, other than in connection with the exercise of C Co Stock Options or the forfeiture of restricted stock awards, or pursuant to other contractual rights existing on the date hereof;

(e)          (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof having a value (including the amount of any assumed indebtedness) in excess of $15,000,000, individually, or $50,000,000, in the aggregate; (ii) repurchase, repay, cancel or incur any indebtedness for borrowed money, other than (A) capital leases in the ordinary course of business consistent with past practice, (B) under the existing credit facilities of C Co and such C Co Subsidiaries in the ordinary course of business or (C) scheduled payments in connection with currently outstanding indebtedness for borrowed money; (iii) grant any Lien in any of its material assets to secure any indebtedness for borrowed money; (iv) issue any debt securities or assume, endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (v) except to the extent the amount is reflected in the 2005 capital expenditure budget, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $2,500,000 or capital expenditures which are, in the aggregate, in excess of $10,000,000 for C Co and the C Co Subsidiaries taken as a whole; (vi) enter into any new line of business outside of its existing business segments; or (vii) make investments in persons other than wholly-owned C Co Subsidiaries, other than ordinary course investments in accordance with C Co’s existing investment policy;

(f)           adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of C Co or, except in the ordinary course of business, any such C Co Subsidiary;

(g)          except in the ordinary course of business and in a manner consistent with past practice: (i) increase the compensation payable or to become payable or the benefits provided to any current or former director or executive officer or, any other current or former employee; (ii) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director or executive officer or any other current or former employee; or (iii) establish, adopt, enter into, terminate or materially amend any collective bargaining agreement or C Co Plan (other than individual contracts, agreements or commitments with employees who are not directors or executive officers) or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be such a C Co Plan if it were in existence as of the date of this Agreement, except as required by law or under any existing C Co Plan or Contract;

(h)          (i) except as required by law or the Treasury Regulations promulgated under the Code, make any change in any method of Tax accounting for a material amount of Taxes or (ii) make, change or rescind any material Tax election, settle or compromise any material Tax liability, file any amended Tax Return involving a material amount of additional Taxes (except as required by law), enter into any closing agreement relating to a material amount of Taxes, or waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(i)           make any material change to its methods of accounting in effect at December 31, 2004, except (i) as required by changes in GAAP (or any interpretation thereof) or Regulation S-X under the Exchange Act (“Regulation S-X”), (ii) as may be required by a change in applicable law or (iii) as disclosed in the C Co SEC Reports filed prior to the date hereof or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board (“FASB”) or any similar organization);

(j)           write up, write down or write off the book value of any assets of C Co and such C Co Subsidiaries, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP, FASB or Regulation S-X;

(k)          pay, discharge, waive, settle or satisfy any claim (which shall include, but not be limited to, any pending or threatened material Action in excess of $2,500,000, other than in the ordinary course of business and consistent with past practice;

(l)           enter into any agreement that restricts the ability of C Co or any of the C Co Subsidiaries to engage or compete in any line of business in any respect material to the business of C Co and the C Co Subsidiaries, taken as a whole, other than in the ordinary course of business;

(m)        other than in the ordinary course of business, in a manner consistent with past practice and on terms not materially adverse to C Co and the C Co Subsidiaries taken as a whole, (i) enter into, amend, modify, cancel or consent to the termination of any Specified C Co Contract (other than any Specified C Co Contract described in Section 3.17(b)(viii)) or any Contract that would be a Specified C Co Contract (other than any Specified C Co Contract described in Section 3.17(b)(viii)) if in effect on the date of this Agreement; or (ii) amend, waive, modify, cancel or consent to the termination of C Co’s or any C Co Subsidiary’s rights thereunder;

(n)          enter into, amend, modify or waive any rights under any Contract or transaction (or series of related Contracts or transactions) with an executive officer or director (or, other than on arm’s-length terms in the ordinary course of business, any person in which such executive officer or director, or, to the knowledge of C Co, any immediate family member of such executive officer or director, has over a 10% interest) involving amounts in excess of $60,000;

(o)          fail to maintain in full force and effect or fail to use commercially reasonable efforts to replace or renew material insurance policies existing as of the date hereof and covering C Co and the C Co Subsidiaries and their respective properties, assets and businesses, taken as a whole;

(p)          take any action that, to the knowledge of C Co, would reasonably be likely to prevent or materially delay satisfaction of the conditions contained in Section 7.01 or 7.03 or the consummation of the Merger; or

(q)          agree to take any of the actions described in Sections 5.01(a) through 5.01(p) above.

SECTION 5.02   Conduct of Business by F Co Pending the Merger.   Between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement, as required by law, as set forth in Section 5.02 of the F Co Disclosure Schedule or as approved by C Co in writing (which approval shall not be unreasonably withheld or delayed), F Co and the F Co Subsidiaries shall conduct the business of F Co and the F Co Subsidiaries in the ordinary course of business, use their reasonable best efforts to preserve substantially intact their respective business organizations, and preserve their present relationships with customers, suppliers and other persons with which they have significant business relations. Without limiting the generality of the foregoing, except as contemplated by any other provision of this Agreement, as required by law, or as set forth in Section 5.02 of the F Co Disclosure Schedule, F Co and the F Co Subsidiaries shall not, between the date of this Agreement and the Effective Time, without the prior written consent of C Co (which consent shall not be unreasonably withheld or delayed):

(a)          amend or otherwise change its Certificate of Incorporation or Bylaws (or comparable organizational documents) in a manner adverse to C Co;

(b)          issue, sell, pledge, dispose of, grant, or encumber: (i) any shares of any class of capital stock of F Co or any F Co Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including any phantom interest), of F Co or any F Co Subsidiary, except for the issuance of shares of F Co Common Stock issuable pursuant to F Co Stock Options outstanding on the date hereof under the F Co Stock Option Plan; or (ii) any assets of F Co or any F Co Subsidiary worth $7,500,000 in any individual transaction or $25,000,000 in the aggregate, except in the ordinary course of business and in a manner consistent with past practice;

(c)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly-owned F Co Subsidiary to F Co or any other F Co Subsidiary;

(d)          reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of F Co or any F Co Subsidiary other than in connection with the exercise of F Co Stock Options or the forfeiture of restricted stock or other equity awards to employees, or pursuant to other contractual rights existing on the date hereof;

(e)          (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof having a value (including the amount of any assumed indebtedness) in excess of $50,000,000, individually, (ii) repurchase, repay, cancel or incur any indebtedness for borrowed money, other than (A) capital leases in the ordinary course of business consistent with past practice, (B) in connection with permitted acquisitions, (C) under the existing credit facilities of F Co and F Co Subsidiaries in the ordinary course of business, (D) scheduled payments in connection with currently outstanding indebtedness for borrowed money; or (E) increases necessary to fund the Special Dividend as contemplated by Section 6.06 or to fund the working capital or corporate needs of the C Co and its subsidiaries following Closing, on terms reasonably satisfactory to C Co, (iii) grant any Lien in any of its material assets to secure any indebtedness for borrowed money, except in connection with such indebtedness permitted under the preceding clause (ii); (iv) issue any debt securities or assume, endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (v) except to the extend the amount is reflected in F Co’s 2005 capital expenditure budget, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $7,500,000 or capital expenditures which are, in the aggregate, in excess of $25,000,000 for F Co and F Co Subsidiaries taken as a whole; (vi) enter into any new line of business outside of its existing business segments; or (vii) make investments in persons other than wholly-owned F Co Subsidiaries, other than ordinary course investments in accordance with F Co’s existing investment policy;

(f)           adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of F Co (other than the Merger) or, except in the ordinary course of business, any F Co Subsidiary;

(g)          except in the ordinary course of business and in a manner consistent with past practice: (i) increase the compensation payable or to become payable or the benefits provided to any current or former director or executive officer; (ii) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director or executive officer or any other current or former employee or any other current or former employee; or (iii) establish, adopt, enter into, terminate or materially amend any collective bargaining agreement or F Co Plan (other than individual contracts, agreements or commitments with employees who are not directors or executive officers) or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be such a F Co Plan if it were in existence as of the date of this Agreement, except as required by law or under any existing F Co Plan or Contract;

(h)          (i) except as required by law or the Treasury Regulations promulgated under the Code, make any change in any method of Tax accounting for a material amount of Taxes or (ii) make, change or rescind any material Tax election, settle or compromise any material Tax liability, file any amended Tax Return involving a material amount of additional Taxes (except as required by law), enter into any closing agreement relating to a material amount of Taxes, or waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(i)           make any material change to its methods of accounting in effect at December 31, 2004, except as required by changes in GAAP (or any interpretation thereof) or a change in applicable law or as required by a Governmental Authority or quasi-Governmental Authority (including FASB or any similar organization);

(j)           write up, write down or write off the book value of any assets of F Co and F Co Subsidiaries, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP or FASB;

(k)          pay, discharge, waive, settle or satisfy any material claim (which shall include, but not be limited to, any pending or threatened material Action) in excess of $10,000,000, other than in the ordinary course of business and consistent with past practice;

(l)           enter into any agreement that restricts the ability of F Co or any of F Co Subsidiaries to engage or compete in any line of business in any respect material to the business of F Co and F Co Subsidiaries, taken as a whole, other than in the ordinary course of business;

(m)        other than in the ordinary course of business, in a manner consistent with past practice and on terms not materially adverse to F Co and F Co Subsidiaries taken as a whole, (i) enter into, amend, modify, cancel or consent to the termination of any Specified F Co Contract (other than as contemplated by the Consent Commitments or with respect to any Specified F Co Contract described in Section 4.17(b)(vii)) or any Contract that would be a Specified F Co Contract (other than any Specified F Co Contract described in Section 4.17(b)(vii)) if in effect on the date of this Agreement; or (ii) amend, waive, modify, cancel or consent to the termination of F Co’s or any F Co Subsidiary’s rights thereunder;

(n)          enter into, amend, modify or waive any rights under any Contract or transaction (or series of related Contracts or transactions) with an executive officer or director (or, other than on arm’s-length terms in the ordinary course of business, any person in which such executive officer or director, or, to the knowledge of F Co, any immediate family member of such executive officer or director, has over a 10% interest) involving amounts in excess of $60,000;

(o)          amend or modify, or waive, or fail in any material respect to enforce, any rights under any of the Intercompany Agreements;

(p)          fail to maintain in full force and effect or fail to use commercially reasonable efforts to replace or renew material insurance policies existing as of the date hereof and covering F Co and F Co Subsidiaries and their respective properties, assets and businesses, taken as a whole;

(q)          take any action that, to the knowledge of F Co, would reasonably be likely to prevent or materially delay satisfaction of the conditions contained in Section 7.01 or 7.02 or the consummation of the Merger; or

(r)          agree to take any of the actions described in Sections 5.02(a) through 5.02(q) above.

SECTION 5.03   No Control of Other Party’s Business.   Nothing contained in this Agreement shall give C Co, directly or indirectly, the right to control or direct F Co’s or F Co Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give F Co, directly or indirectly, the right to control or direct C Co’s or the C Co Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of F Co and C Co shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI
ADDITIONAL AGREEMENTS

SECTION 6.01   Proxy Statement; Other Filings.   As promptly as practicable following the date of this Agreement (it being acknowledged that each of C Co and F Co will use their reasonable best efforts to accomplish within 20 business days thereafter, unless the parties otherwise mutually agree): (a) C Co shall prepare and file with the SEC the preliminary Proxy Statement, and (b) each of C Co, Merger Co and F Co shall, or shall cause their respective affiliates to, prepare and file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. C Co, Merger Co and F Co shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements or other filings prepared in connection with transactions of the type contemplated by this Agreement. Each of C Co, Merger Co and F Co shall use their respective reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and C Co shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to C Co’s shareholders as promptly as reasonably practicable after the date of this Agreement. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement or the Other Filings. If at any time prior to the C Co Shareholders’ Meeting, any information relating to C Co, Merger Co and F Co or any of their respective affiliates, officers or directors, should be discovered by C Co, Merger Co or F Co which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable law, disseminated to the shareholders of C Co. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response.

SECTION 6.02   C Co Shareholders’ Meeting.   C Co shall duly call, give notice of, convene and hold a meeting of its shareholders (the “C Co Shareholders’ Meeting”), as promptly as practicable after the date of this Agreement, for the purpose of voting upon the C Co Proposal. Unless this Agreement shall have been terminated in accordance with Section 8.01, C Co shall hold the C Co Shareholders’ Meeting regardless of whether the C Co Board has effected a Change in Board Recommendation. Subject to Section 6.05(c), the C Co Board shall recommend to the shareholders of C Co that they approve the Share Issuance and the Articles Amendment, and shall include such recommendation in the Proxy Statement. In connection with the votes taken at the C Co Shareholders’ Meeting on the C Co Proposal, C Co shall provide, pursuant to Section 14-2-1302(a)(5) of the GBCC, that shareholders of C Co shall be entitled to dissent from each such action and obtain payment for their shares in accordance with Sections 14-2-1321 and 14-2-1323 of the GBCC. Nothing contained in this Section 6.02 shall be deemed to prevent C Co or the C Co Board from taking any action it is permitted to take under, and in compliance with, Section 6.05.

SECTION 6.03   Access to Information; Confidentiality.

(a)          Access to Information.   Except as otherwise prohibited by applicable law, the terms of any Contract entered into prior to the date hereof, or any other duty of confidentiality owed to another person, or would be reasonably expected to violate any attorney-client privilege (it being understood that the parties shall each use reasonable best efforts to cause such information to be provided in a manner that does not result in such violation), from the date of this Agreement until the Effective Time, F Co, on the one hand, and C Co on the other hand, shall (and shall cause their respective subsidiaries to): (i) provide to each other and to their respective officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives (collectively, “Representatives”) reasonable access, during normal business hours and upon reasonable prior notice, to their respective officers, employees, agents, properties, offices and other facilities, and those of their respective subsidiaries, and to the books and records thereof; and (ii) furnish promptly to each other such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of themselves as they or their respective Representatives may reasonably request. Notwithstanding the foregoing, C Co and F Co each may impose reasonable restrictions and limitations on access to such officers, employees, agents, properties, offices, facilities, books and records and information, and each shall, and shall cause their respective Representatives to, use their best reasonable efforts to conduct any such investigation or consultation in such a manner as not to interfere unreasonably with their respective business or operations (or those of their subsidiaries) or otherwise result in any unreasonable interference with the prompt and timely discharge by their respective employees of their normal duties. No party hereto shall be required to provide access to or to disclose information where such access or disclosure would jeopardize that party’s attorney-client privilege, or could reasonably be deemed to contravene any law, any Contract entered into prior to the date of this Agreement, or any other duty of confidentiality owed to another person (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that does not cause such violation or jeopardization).

(b)          Confidentiality.   All materials, documents and information obtained by C Co or its Representatives, on the one hand, or F Co and its Representatives, on the other hand, pursuant to this Section 6.03 shall be kept confidential and otherwise dealt with in accordance with the confidentiality agreement, dated March 28, 2005 (the “Company Confidentiality Agreement”), between C Co and F Co, and, to the extent applicable, the confidentiality agreements between C Co and TPG Partners IV, L.P. dated March 31, 2005, and between C Co and Thomas H. Lee Partners, L.P. dated April 4, 2005 (such confidentiality agreements, together with the Company Confidentiality Agreement, the “Confidentiality Agreements”). The Confidentiality Agreements shall remain in full force and effect, notwithstanding the execution and delivery or termination of this Agreement.

(c)          No Limitation.   No investigation pursuant to this Section 6.03 or otherwise shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties.

SECTION 6.04   F Co Financial Statements.   Between the date of this Agreement and the Closing Date, F Co shall deliver to C Co, as soon as reasonably practicable in accordance with normal practice after the end of each fiscal quarter, unaudited combined balance sheets of F Co and the F Co Subsidiaries as of the end of such quarter (commencing with the delivery of such statements for the fiscal quarter ended September 30, 2005) and combined statements of income for such quarter (the “Quarterly Financials”). The Quarterly Financials shall be prepared in accordance with GAAP, consistent with past practices.

SECTION 6.05   No Solicitation of Transactions by C Co.

(a)          Non-Solicitation by C Co.   C Co agrees that neither it nor any C Co Subsidiary shall, nor shall it authorize or permit the Representatives of C Co or the C Co Subsidiaries to, (i) solicit, initiate, propose or knowingly encourage the submission of any C Co Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person (other than C Co or its Representatives) any non-public information in connection with, any C Co Acquisition Proposal, or (iii) take any action to render the C Co Rights Agreement inapplicable to an Acquisition Proposal or the transactions contemplated thereby or exempt or exclude any person from the applicability of the C Co Rights Agreement in connection with an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent C Co or the C Co Board from, prior to the adoption of this Agreement by C Co’s stockholders in accordance with this Agreement, furnishing information to, or engaging in negotiations or discussions with, any person (and such person’s Representatives) in connection with an unsolicited bona fide written C Co Acquisition Proposal by such person received after the date hereof, if and only to the extent that prior to taking such action the C Co Board (or any committee thereof) (A) determines in good faith (after consultation with its financial advisors) that such C Co Acquisition Proposal may constitute, or could reasonably be expected to lead to, a Superior Proposal, (B) (1) has received prior to the date hereof an executed confidentiality agreement from such person in connection with such person’s consideration of making a C Co Acquisition Proposal, or (2) receives from such person an executed confidentiality agreement, the confidentiality terms of which are no less favorable in the aggregate to C Co than those contained in the Confidentiality Agreements, and (C) the C Co Board shall have determined in good faith (after consultation with its outside legal counsel) that such action is necessary in order for the C Co Board to comply with its fiduciary duties under applicable law.

(b)          Notification and Related Matters.   C Co shall notify F Co as promptly as practicable of the receipt by C Co or any of the C Co Subsidiaries, or any of its or their respective Representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any C Co Acquisition Proposal, specifying the material terms and conditions thereof. Promptly upon determination by the C Co Board that an Acquisition Proposal constitutes a Superior Proposal, C Co shall deliver to F Co a written notice advising it that the C Co Board has made such determination, specifying the material terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal (such notice, a “Superior Proposal Notice”). C Co agrees that neither it nor any of the C Co Subsidiaries shall modify, amend, terminate, waive or release any confidentiality or standstill agreement to which C Co or any C Co Subsidiary is a party and which relates to a business combination involving C Co or any C Co Subsidiary or the assets of C Co or any C Co Subsidiary, except where the C Co Board (or any committee thereof) determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties under applicable law.

(c)          Change in Recommendation.   Except as set forth in this Section 6.05(c), the C Co Board (or any committee thereof) shall not: (i) withdraw, or modify or change in a manner adverse to F Co, the C Co Board Recommendation; (ii) approve or recommend any C Co Acquisition Proposal; or (iii) approve or recommend, or allow C Co or any C Co Subsidiary to enter into, any letter of intent, acquisition agreement or other similar agreement with respect to, or that is reasonably expected to result in, any C Co Acquisition Proposal (other than a confidentiality agreement referred to in this Section 6.05). Notwithstanding the foregoing, (x) in response to the receipt of an unsolicited bona fide written C Co Acquisition Proposal, if the C Co Board (or any committee thereof) (A) determines in good faith (after consultation with its financial advisors) that such C Co Acquisition Proposal is a Superior Proposal and (B) determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the shareholders of C Co under applicable law, then the C Co Board may approve and recommend such Superior Proposal and, in connection with such Superior Proposal, withdraw, or modify or change in a manner adverse to F Co, the C Co Board Recommendation or (y) other than in connection with a C Co Acquisition Proposal, if the C Co Board determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the shareholders of C Co under applicable law, then the C Co Board may withdraw, or modify or change in a manner adverse to F Co, the C Co Board Recommendation (either event described in the foregoing clauses (x) and (y), a “Change in Board Recommendation”).

(d)          Certain Disclosures.   Nothing contained in this Agreement shall prohibit C Co from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to C Co’s shareholders if the C Co Board (or any committee thereof) determines in good faith (after consultation with its outside legal counsel) that it is required to do so under applicable law; provided, however, that in no event shall this Section 6.05(d) affect the obligations of C Co specified in Section 6.05(c).

(e)          For purposes of this Agreement, “C Co Acquisition Proposal” means any proposal or offer (including any proposal from or to C Co’s shareholders) from any person other than F Co or any of its stockholders or any group including any of the foregoing persons relating to: (i) any direct or indirect acquisition or purchase, in a single transaction or series of transactions by such person or group acting in concert, of (A) more than 25% of the fair market value (as determined in good faith by the C Co Board) of the assets (including capital stock of the C Co Subsidiaries) of C Co and its consolidated subsidiaries, taken as a whole, or (B) over 25% of any class of equity securities of C Co; or (ii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction involving C Co as a result of which any person or group acting in concert would acquire the assets, securities or businesses described in any of clauses (A) or (B) above; provided, however, that the foregoing shall not be deemed to include the disposition of any assets, securities or businesses of C Co that are listed on Section 5.01 of the C Co Disclosure Schedule.

SECTION 6.06   Financing and Other Actions for Special Dividend.   Promptly following the date of this Agreement, C Co and F Co shall each use its commercially reasonable efforts to arrange for adequate and appropriate financing facilities (which may include existing facilities or the facility contemplated by the SunTrust Commitment) and other debt funding sources to provide the cash, when taken together with C Co’s available excess cash, necessary to pay, as set forth below, the Special Dividend, such financing facilities to be on terms reasonably acceptable to F Co. Prior to the Closing Date and subject to satisfaction or waiver of the conditions to both parties’ obligations to consummate the Merger in Article VII, the Board of Directors of C Co shall declare the Special Dividend payable to shareholders of C Co of record immediately prior to the Effective Time (the “Special Dividend Recipients”) if sufficient funds are available therefor and to the extent such declaration and payment is permitted by applicable law. C Co shall take such actions as it deems necessary to adjust all outstanding C Co Options and C Co Restricted Stock Units as of the record date for the Special Dividend in order to ensure that all such options and units maintain their intrinsic value and provide the same economic benefit to the holders thereof, as determined prior to the payment of the Special Dividend, to account for the payment of the Special Dividend. C Co will use its commercially reasonable efforts to cause the closing price of the C Co Common Stock as reported by the NYSE as of the trading day close most recently occurring prior to the Effective Time is reported as ex-dividend with respect to the Special Dividend.

SECTION 6.07   Employee Benefits Matters.

(a)          Obligations with Respect to C Co Employees.   For a six (6) month period beginning immediately following the Effective Time (the “Continuation Period”), C Co shall, or shall cause its subsidiaries to, (i) provide each person who is employed by C Co or any C Co Subsidiary as of the Effective Time (each, a “Continuing Employee”) with benefits under any “welfare employee benefit plans” as defined in Section 3(2) of ERISA and the C Co 401(k) plan (but excluding any compensation, incentive compensation opportunities, stock option, restricted stock and other equity incentives and any other employee benefit plan that is not a welfare plan) that are not materially less favorable in the aggregate than those provided to the Continuing Employees immediately prior to the Effective Time, and (ii) provide medical and life insurance benefits to retirees (including C Co Employees who become eligible for such retiree coverage during such period) that are substantially similar to the coverage maintained by C Co immediately prior to the Effective Time. Nothing herein shall be deemed to be a guarantee of employment for any C Co Employee, or to restrict the right of C Co or any of its subsidiaries to terminate any C Co Employee. Further, nothing herein shall restrict the right of C Co or any or its subsidiaries to amend any benefit plans in accordance with the terms and conditions of such benefit plans.

(b)          Eligibility.   With respect to any employee benefit plan, program or arrangement (other than with respect to eligibility to participate in or benefit accrual under any defined benefit pension plan) established or maintained by F Co Parent, C Co or any of their respective subsidiaries under which any Continuing Employees may be eligible to participate on or after the Effective Time, C Co shall, or shall cause its subsidiaries to, recognize service of the Continuing Employees with C Co or any of its subsidiaries (or their respective predecessors) or F Co or any of its subsidiaries (or their respective predecessors) to the same extent that the service of any such Continuing Employee was recognized by C Co or any of its subsidiaries (or their respective predecessors) under comparable C Co Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c)          Welfare Plans.   With respect to the welfare benefit plans, programs and arrangements maintained or sponsored by, or contributed to by C Co or any of its subsidiaries (“Surviving Welfare Benefit Plans”) in which any Continuing Employees may be eligible to participate on or after the Effective Time, C Co shall, and shall cause its subsidiaries to, and F Co Parent shall be required to, and shall be required to cause its subsidiaries to (i) waive, or use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Continuing Employee under any Surviving Welfare Benefit Plan to the same extent waived under a comparable C Co Plan or F Co Plan, and (ii) provide credit to each Continuing Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee under the C Co Plans or F Co Plans during the relevant plan year, up to and including the Effective Time.

(d)          C Co Change in Control Agreements.   From and after the Effective Time, C Co shall, and shall cause its subsidiaries to, honor or cause to be honored in accordance with their terms, each C Co Change in Control Agreement listed on Schedule 3.11(c) including, without limitation, each Change in Control letter agreement (subject to any termination provided below) and each trust or other funding requirements with respect to such C Co Change in Control Agreements. Simultaneously with the execution of this Agreement, each of the two (2) C Co Employees set forth on Annex A to Exhibit F-1 attached hereto has executed an Employment Agreement with C Co, to be effective as of the Effective Time, in the form attached hereto as Exhibit F-1, which shall replace and supersede such C Co Employees’ Change in Control letter agreements. Following the execution of this Agreement, C Co shall use its commercially reasonable efforts to obtain the execution and delivery by each of the C Co Employees set forth on Annex A to Exhibit F-2 attached hereto of a termination of such individual’s Change in Control letter agreement, to be effective as of the Effective Time, in substantially the form attached hereto as Exhibit F-2.

(e)          International Employees.   The provisions of this Section 6.07 shall apply with respect to Foreign C Co Plans and Foreign F Co Plans and foreign Continuing Employees except to the extent not permissible or advisable under the terms of such plans or the applicable foreign laws.

(f)           C Co Stock Incentive Plan Amendment.   Prior to the Effective Time, C Co shall (i) amend and restate the C Co Stock Incentive Plan to increase the total number of shares available under such plan by an additional 6,000,000 shares, to increase the limits on the number of options, restricted shares and other awards that may be granted to any individual in any calendar year, and to make any other changes (which changes shall be subject to the consent of F Co, which consent shall not be reasonably withheld) necessary or advisable to reflect the Special Dividend, the Merger and the transactions contemplated by this Agreement, and (ii) submit such amended and restated plan to C Co’s shareholders for approval at the C Co Shareholders’ Meeting.

SECTION 6.08   Ancillary Agreements.   At or prior to the Closing, each of C Co and F Co shall execute and deliver each Ancillary Agreement to which it has been designated to become a party thereto pursuant to this Agreement.

SECTION 6.09   Tax-Free Reorganization Treatment.   C Co and F Co intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of C Co and F Co shall, and shall cause its respective subsidiaries to, use its reasonable best efforts to cause the Merger so to qualify and to obtain the opinions of counsel referred to in Section 7.02(d) and Section 7.03(d). Neither C Co nor F Co shall take any action, or fail to take any action, that could reasonably be expected to jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or that could reasonably be expected to jeopardize the ability of C Co or F Co to deliver the representation certificates referred to in Section 7.02(d) and Section 7.03(d).

SECTION 6.10   Intentionally Omitted.

SECTION 6.11   State Takeover Statutes.   C Co and F Co and their respective Boards of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions provided for in this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions provided for in this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions provided for in this Agreement.

SECTION 6.12   Notification of Certain Matters.   F Co shall give prompt notice to C Co, and C Co shall give prompt notice to F Co, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any condition to the obligations of any party hereunder not to be satisfied, and (b) any failure of F Co or C Co to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery or non-delivery of any notice pursuant to this Section 6.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, F Co shall give prompt written notice to C Co, and C Co shall give prompt written notice to F Co, of any notice or other communication (i) from any person and the response thereto of F Co or the Subsidiaries or C Co, as the case may be, or its or their Representatives alleging that the consent of such person is or may be required in connection with this Agreement or the Merger, and (ii) from any Governmental Authority and the response thereto of F Co, F Co Subsidiaries, C Co or the C Co Subsidiaries, as the case may be, or its or their Representatives in connection with this Agreement or the Merger.

SECTION 6.13   Further Action; Reasonable Best Efforts.

(a)          Further Action.   Upon the terms and subject to the conditions of this Agreement, each of the parties agrees to use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate the Merger and effect the Share Issuance and the Articles Amendment, (ii) obtain from Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by C Co or F Co or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement, and (iii) promptly make all necessary filings, and thereafter make any other required submission, with respect to this Agreement, the Merger, the Share Issuance and the Articles Amendment required under the HSR Act or any other applicable antitrust, competition or fair trade laws with respect to the Merger. Subject to appropriate confidentiality protections, the parties shall have an opportunity to review and comment on drafts of all applications, notices, petitions, filings and other documents made or prepared in connection with the items described in clauses (i) through (iii) above, which comments shall be considered by the other party in good faith, shall cooperate with each other in connection with the prompt making of all such filings, will furnish to the other party such necessary information and assistance as such other party may reasonably request with respect to the foregoing and will provide the other party with copies of all filings made by such party with any applicable Government Authority, and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Merger.

(b)          HSR Act Compliance.   C Co, Merger Co and F Co shall file as soon as practicable after the date of this Agreement all required or advisable notifications under, or relating to, the HSR Act and any antitrust, competition or fair trade law of any applicable United States or non-United States governmental antitrust authority and shall respond as promptly as practicable to all inquiries or requests for additional information received from a Governmental Authority in relation to such filings or notices for additional information or documentation. C Co, Merger Co and F Co will cooperate fully (including, without limitation, by providing all information the other party reasonably requests) with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Notwithstanding anything to the contrary in this Section 6.13(b), (A) neither F Co nor C Co shall be required to agree to (i) the divestiture (including through a licensing arrangement) by it or its respective subsidiaries of any of their respective businesses, product lines or assets (other than an immaterial amount of assets), or (ii) the imposition of any limitation (other than an immaterial limitation) on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock (other than an immaterial amount of such assets, properties or stock), and (B) no action taken by C Co or F Co pursuant to this Section 6.13(b) shall affect the Exchange Ratio.

(c)          Consents.   C Co, Merger Co and F Co shall, and shall cause their respective subsidiaries to, use their respective reasonable best efforts to obtain any third party consents (i) necessary to consummate the Merger, Share Issuance and the Other Transactions or (ii) required to prevent a Material Adverse Effect from occurring prior to the Effective Time.

SECTION 6.14   Public Announcements.   The parties agree to issue a press release relating to this Agreement which shall be a joint press release, the text of which has been agreed to by each of C Co and F Co. Thereafter, each of C Co and F Co shall agree upon, before issuing, the text of any press release or any other public statements with respect to this Agreement or the Merger, except to the extent public disclosure is required by applicable law or the requirements of the NYSE, in which case the issuing party shall use its reasonable best efforts to consult with the other party, and allow a reasonable time for such party to comment upon the press release, before issuing any such release or making any such public statement.

SECTION 6.15   Termination of Certain F Co Contracts.   F Co shall cause those Contracts listed on Schedule 6.15(a) pursuant to which F Co has granted certain rights to its stockholders (including that certain Stockholders Agreement dated as of March 9, 2005, that certain Registration Rights Agreement dated as of March 9, 2004 and those certain Management Agreements dated as of March 9, 2004), and all intercompany Contracts between or among F Co and any of its stockholders (other than those Contracts set forth on Schedule 6.15(b)) or any of their respective affiliates that is not an Intercompany Agreement, to be terminated on or prior to the Effective Time.

SECTION 6.16   Amendment of F Co Intercompany Agreements.   F Co shall, and C Co shall cooperate with F Co to, cause (a) all of the Intercompany Agreements to be amended as necessary to reflect the amendments specified in Section A of Schedule 6.16, and (b) each specific Intercompany Agreement identified in Section B of Schedule 6.16 to be amended to reflect the specified changes set forth with respect to that Intercompany Agreement in such Section B. Each amendment pursuant to the preceding sentence (the “Specified Amendments”) shall be in form reasonably satisfactory to each of F Co and C Co. F Co and C Co shall also cooperate in good faith with each other and with F Co Parent to identify, as promptly as practicable and prior to the Closing, relationships between F Co and F Co Parent currently governed by those Intercompany Agreements identified in items 1 and 2 of Schedule 4.20 that the parties believe should be considered for modification by mutual agreement of F Co, C Co and F Co Parent for the purposes of effecting the integration of F Co with C Co on terms and conditions acceptable to each of F Co, C Co and F Co Parent, and deemed by each of them to be in its best interests following the Effective Time. To the extent such parties identify such changes and mutually agree to the terms and conditions thereof, they will enter into amendments to such Intercompany Agreements to reflect the same, effective as of the Effective Time and in form and substance to satisfactory to each party (the “Integration Amendments” and, together with the Specified Amendments, the “Intercompany Agreement Amendments”).

SECTION 6.17   Existing F Co Indebtedness.

(a)          F Co shall use its best efforts to complete one of the alternative transactions contemplated by the Bank Letter Agreement in accordance with the terms thereof (a “Bank Letter Financing”). If a Bank Letter Financing cannot be obtained, F Co shall use its best efforts to obtain alternative financing (“Alternate Financing”) in an amount at least sufficient to repay, refinance or refund the amount of all loans, letters of credit and other obligations under the Credit Agreement among F Co, the lenders and other parties thereto dated as of March 9, 2005 (as amended to the date hereof, the “F Co Credit Agreement”) and C Co’s existing $200 million credit facility (or, if applicable, the $250 million unsecured term loan under the SunTrust Commitment) and to effect a termination of the F Co Credit Agreement and the payment of any and all related fees and expenses, at or prior to Closing (it being understood that such best efforts would not require F Co to obtain financing that is on terms substantially less favorable than a Bank Letter Financing, but will include best efforts to obtain financing on terms at least as favorable as a Bank Letter Financing). F Co shall keep C Co informed on a reasonably current basis in reasonable detail of the status of its respective best efforts to obtain a Bank Letter Financing or Alternate Financing in accordance with this Section 6.17(a) and shall not permit any material adverse amendment or modification to be made to, or any waiver of any provision or remedy under, the Bank Letter Agreement without obtaining the prior written consent of C Co.

(b)          Without limiting the provisions of Section 6.17(a), promptly following the date of this Agreement, each of F Co and C Co shall use its commercially reasonable efforts to arrange for adequate and appropriate financing facilities (which may include existing facilities) and other debt funding sources to provide for sufficient working capital and funds for other corporate purposes to C Co following Closing, on terms reasonably acceptable to F Co and C Co.

SECTION 6.18   Officer and Director Insurance; Indemnification.

(a)          C Co shall purchase a six-year “tail” prepaid non-cancelable run-off insurance policy prior to the Effective Time on terms and conditions no less advantageous to the officers and directors of C Co than the existing directors’ and officers’ liability insurance maintained by C Co, to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing (including for acts or omissions occurring on or prior to the Effective Time in connection with this Agreement and the consummation of the transactions contemplated hereby) for all persons who were directors or officers of C Co or any C Co Subsidiary on or prior to the Closing (the “C Co Indemnified Parties”). After the Closing, C Co shall, or shall cause the Surviving Company to, maintain such policies in full force and effect, for their full terms, and continue to honor their respective obligations thereunder.

(b)          From and after the Effective Time, C Co shall indemnify and hold harmless the C Co Indemnified Parties and all persons who were directors or officers of F Co or any F Co Subsidiary on or prior to the Closing (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, the “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable law (and C Co shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination as to whether an Indemnified Person is entitled to indemnification or advancement of expenses hereunder shall be made by independent counsel selected by C Co and such Person.

(c)          Any Indemnified Party wishing to claim indemnification under paragraph (b) of this Section 6.18, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify C Co thereof, but the failure to so notify shall not relieve C Co of any liability it may have to such Indemnified Party except to the extent such failure materially and actually prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time), (i) C Co shall have the right to assume the defense thereof and C Co shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties for any legal expense of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if C Co does not elect to assume such defense or counsel for the Indemnified Parties reasonably concludes that there may be a conflict of interest between C Co and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and C Co shall be obligated to pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that C Co shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided, that the fewest number of counsel necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will use their reasonable efforts to cooperate in the defense of any such matter; and (iii) C Co shall not be liable for any settlement effected without their prior written consent (such consent not to be unreasonably withheld or delayed); and provided, further, that C Co shall not have any obligation under this Agreement to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

(d)          The obligations of C Co under this Section 6.18 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Party to whom this Section 6.18 applies without the consent of the affected Indemnified Party. If C Co or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of C Co, as the case may be, shall assume all of the obligations set forth in this Section 6.18.

(e)          The provisions of this Section 6.18 are intended to be for the benefit of, and shall be enforceable as a contract by, each of the Indemnified Parties and their heirs and legal representatives.

(f)           The rights of the Indemnified Parties and their heirs and legal representatives under this Section 6.18 shall be in addition to any rights such Indemnified Parties may have under the articles of incorporation or bylaws of C Co or any of the C Co Subsidiaries, or under any other applicable laws.

SECTION 6.19   Governance of C Co.   Subject to the receipt of the C Co Shareholder Approval, C Co shall take all action necessary to (i) cause the Articles Amendment to be duly executed, acknowledged and filed with the Secretary of State of the State of Georgia effective as of the Closing, (ii) cause the persons designated in accordance with Section 5.4(a) of the Shareholders Agreement to constitute the full Board of Directors of C Co as of the Closing and to be assigned to the applicable class of directors in the manner provided in the Shareholders Agreement, (iii) cause William P. Foley, II to be appointed as Chairman of the Board of Directors of C Co, provided that such individual is designated as a director in accordance with clause (ii), (iv) cause Lee A. Kennedy to be named as a director and the chief executive officer of C Co as of the Effective Time, provided that such individual has not previously terminated his employment with C Co and (v) cause the bylaws of C Co as of the Closing to be amended and restated in the form of the Bylaws attached as Exhibit H hereto.

SECTION 6.20   NYSE Symbol.   C Co and F Co shall use their respective commercially reasonable efforts to cause the shares of C Co Common Stock to trade on the NYSE under the symbol “FIS” immediately after the Effective Time.

SECTION 6.21   Shelf Registration.   Prior to the Effective Time, each of C Co and F Co shall cooperate in the preparation of a registration statement on Form S-3 (the “S-3”) and use their respective reasonable best efforts to cause such S-3 to be filed as soon as reasonably practicable after the Effective Time for purposes of effecting a registration of the Registrable Shares of the Sponsors (as such terms are defined in the Registration Rights Agreement) under such S-3 pursuant to Rule 415 under the Securities Act, on the terms and otherwise subject to the conditions of the Registration Rights Agreement; provided, however, that, notwithstanding the foregoing, the terms and conditions of the Shareholders Agreement and Lock-Up Agreement shall govern the Transfer (as defined in the Shareholders Agreement) of any such Registrable Shares. To the extent available, each of C Co, Merger Co and F Co shall, prior to the Effective Time, use its reasonable best efforts to furnish all information concerning itself and its affiliates that is required to be included in such S-3.

ARTICLE VII
CONDITIONS TO THE MERGER

SECTION 7.01   Conditions to the Obligations of Each Party.   The obligations of C Co and F Co to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following conditions:

(a)          C Co Shareholder Approval.   The C Co Shareholder Approval shall have been obtained.

(b)          Antitrust Approvals and Waiting Periods.   Any waiting period (and any extension thereof) applicable to the consummation of the Merger under applicable United States and non-United States antitrust or competition laws, including the HSR Act, shall have expired or been terminated, and any approvals required thereunder shall have been obtained in accordance with the provisions of Section 6.13(b) hereof.

(c)          No Order.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

(d)          Governmental Consents.   All material consents, approvals and authorizations legally required to be obtained to consummate the Merger hereto shall have been obtained from all Governmental Authorities and any conditions to the receipt of the any of the foregoing, individually or in the aggregate, are not reasonably expected to have an F Co Material Adverse Effect or a C Co Material Adverse Effect.

(e)          Special Dividend.   C Co shall have available to it sufficient funds, and shall be permitted under applicable law, to pay the Special Dividend, and the Board of Directors of C Co shall have duly declared the Special Dividend, any advance notice requirements applicable to the Special Dividend under the rules of the NYSE shall have been satisfied, and on or before the Closing Date, cash or other immediately available funds in amount equal to the Special Dividend shall have been deposited with a bank or trust company designated by C Co to act as agent for the Special Dividend Recipients in connection with payment of the Special Dividend, for the benefit of the Special Dividend Recipients, such cash not be used for any other purpose.

(f)           Dissenting Shares.   The number of shares of C Co Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by C Co shareholders who have properly exercised dissenters’ rights with respect to such shares of C Co Common Stock in accordance with Sections 14-2-1321 and 14-2-1323 of the GBCC shall not exceed 5% of the then-outstanding shares of C Co Common Stock.

SECTION 7.02   Conditions to the Obligations of C Co   The obligations of C Co to consummate the Merger, the Share Issuance and the Articles Amendment are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

(a)          Representations and Warranties.   The representations and warranties of F Co contained in this Agreement (other than those contained in Sections 4.03 and 4.04) shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “F Co Material Adverse Effect”, except for the limitation set forth in the first sentence of Section 4.09) as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “F Co Material Adverse Effect”, except for the limitation set forth in the first sentence of Section 4.09) would not, individually or in the aggregate, reasonably be expected to have a F Co

Material Adverse Effect. The representations and warranties of F Co in Sections 4.03 and 4.04 shall be true and correct in all material respects at the Effective Time.

(b)          Agreements and Covenants.   F Co shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)          Officer’s Certificates.   F Co shall have delivered to C Co a certificate, dated the date of the Closing, signed by an officer thereof and certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d)          Tax Opinion.   C Co shall have received from Kilpatrick Stockton LLP, counsel to C Co, on the Closing Date, an opinion, dated as of such date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (the issuance of such opinion shall be conditioned upon the receipt by such tax counsel of tax representation certificates from each of F Co, each stockholder of F Co, Merger Co and C Co, in each case, substantially in the form attached as Exhibits G-1, G-2 and G-3 hereto).

(e)          Ancillary Agreements.   F Co and its stockholders shall have executed and delivered each Ancillary Agreement to which they are or have been designated to become a party pursuant to this Agreement.

(f)           FIRPTA Compliance.   F Co shall, on or prior to the Closing Date, provide C Co with a properly executed Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) Notification Letter, in form and substance reasonably satisfactory to C Co, which states that shares of capital stock of F Co do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying C Co’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, F Co shall have provided to C Co, as agent for F Co, a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for C Co to deliver such notice form to the IRS on behalf of F Co upon the consummation of the Merger.

(g)          Termination of Certain Other F Co Contracts.   C Co shall have been furnished evidence reasonably satisfactory to it that all Contracts listed on Schedule 6.15 shall have terminated prior to the Closing Date at no cost to F Co, and that F Co shall not have any further liability or obligation under any such Contract thereafter.

(h)          F Co Stockholders.

(i)           The representations and warranties of each stockholder of F Co contained in the Commitment Agreement shall be true and correct as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(ii)          Each stockholder of F Co shall have performed or complied in all material respects with all agreements and covenants required by the Commitment Agreement to be performed or complied with by it on or prior to the Effective Time.

(i)           Amended Intercompany Agreements.   F Co and F Co Parent, or their applicable Subsidiaries) shall have executed and delivered each Specified Amendment to an Intercompany Agreement to which they are a party, and each Integration Amendment to which they have agreed.

(j)           Financing.   F Co shall have obtained a Bank Letter Financing or Alternate Financing on terms not substantially less favorable than those of a Bank Letter Financing.

SECTION 7.03   Conditions to the Obligations of F Co.   The obligations of F Co to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

(a)          Representations and Warranties.   The representations and warranties of C Co contained in this Agreement (other than those contained in Sections 3.03 and 3.04) shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “C Co Material Adverse Effect”, except for the limitation set forth in the first sentence of Section 3.09) as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “C Co Material Adverse Effect”, except for the limitation set forth in the first sentence of Section 3.09) would not, individually or in the aggregate, reasonably be expected to have a C Co Material Adverse Effect. The representations and warranties of C Co in Sections 3.03 and 3.04 shall be true and correct in all material respects at the Effective Time.

(b)          Agreements and Covenants.   C Co and Merger Co shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

(c)          Officer’s Certificates.   Each of C Co and Merger Co shall have delivered to F Co a certificate, dated the date of the Closing, signed by an officer thereof, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

(d)          Tax Opinion.   F Co shall have received from Weil, Gotshal & Manges LLP, counsel to F Co, on the Closing Date, an opinion, dated as of such date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (the issuance of such opinion shall be conditioned upon the receipt by such tax counsel of tax representation certificates from each of C Co, each stockholder of F Co, Merger Co and F Co, in each case, substantially in the form attached as Exhibits G-1, G-2 and G-3 hereto).

(e)          Ancillary Agreements.   C Co shall have executed and delivered each Ancillary Agreement to which it has been designated to become a party pursuant to this Agreement.

(f)           FIRPTA Compliance.   C Co shall, on or prior to the Closing Date, provide each stockholder of F Co with a properly executed FIRPTA Notification Letter, in form and substance reasonably satisfactory to each such shareholder, which states that, after giving effect to the Merger, shares of capital stock of C Co do not constitute “United States real property interests” under Section 897(c) of the Code. In addition, at or prior to the Effective Time, C Co shall have delivered to the IRS a form of notice in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

(g)          Amended Intercompany Agreements.   C Co shall have executed and delivered each Intercompany Agreement Amendment to which it has agreed to become a party pursuant to this Agreement.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01   Termination.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any requisite approval of the Share Issuance or the Articles Amendment by the shareholders of C Co, and whether before or after the shareholders of C Co have approved the Share Issuance and the Articles Amendment at the C Co Shareholders’ Meeting, as follows (the date of any such termination, the “Termination Date”):

(a)          by mutual written consent of C Co and F Co;

(b)          by either C Co or F Co if the Effective Time shall not have occurred on or before March 31, 2006; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c)          by either C Co or F Co if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to the party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the imposition of such injunction, order, decree, ruling or other action or the failure of such injunction, order, decree, ruling or other action to be resisted, resolved or lifted, as applicable;

(d)          by C Co if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of F Co herein would fail to be true and correct as of the Effective Time, as though made on and as of the Effective Time, such that Section 7.02(a) would not be satisfied, or (ii) there has been a breach on the part of F Co of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied, and, in either such case, such failure or breach has not been, or cannot reasonably be expected to be, cured within 30 days after notice to F Co;

(e)          by F Co if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of C Co would fail to be true and correct as of the Effective time, as though made on and as of the Effective Time, such that Section 7.03(a) would not be satisfied, or (ii) there has been a breach on the part of C Co of any of their covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either such case, such failure or breach has not been, or cannot reasonably be expected to be, cured within 30 days after notice to C Co;

(f)           by C Co if each stockholder of F Co shall not have executed and delivered to the Secretary of F Co and to C Co a written consent pursuant to Section 228 of the DGCL, in the form attached hereto as Exhibit I, pursuant to which such stockholder shall have consented to the adoption by F Co of this Agreement, in each case no later than six hours after the execution of this Agreement by the parties hereto;

(g)          by either C Co or F Co if (i) the C Co Shareholder Approval shall not have been obtained at the C Co Shareholders’ Meeting (as such may be postponed or adjourned), (ii) if C Co shall have breached its obligations with respect to preparing and filing the Proxy Statement as set forth in Section 6.01, or (iii) if C Co shall have breached its obligations to duly call, convene and hold the C Co Shareholders’ Meeting as set forth in Section 6.02 hereof;

(h)          by F Co if the C Co Board shall have: (i) effected a Change of Board Recommendation (it being understood and agreed that any “stop-look-and-listen” communication by the C Co Board to the shareholders of C Co pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication to the shareholders of C Co in connection with the commencement of a tender offer or exchange offer, shall not be deemed to constitute a Change of Board Recommendation), or (ii) recommended or approved any C Co Acquisition Proposal; or

(i)           by C Co if, prior to the Effective Time, the C Co Board (or any committee thereof) determines in good faith (after consultation with its outside legal counsel and financial advisors), in the exercise of its fiduciary duties, that a C Co Acquisition Proposal not solicited or initiated in violation of Section 6.05 is a Superior Proposal, but only (i) after providing to F Co a Notice of Superior Proposal with respect to such Superior Proposal, and (ii) if F Co does not, within five business days of its receipt of the Notice of Superior Proposal, make an offer that the C Co Board (or any committee thereof) determines, in its good faith judgment (after consultation with its financial advisors) to be at least as favorable to C Co and its shareholders as such Superior Proposal; provided that during such five business day period, C Co shall negotiate in good faith with F Co (to the extent F Co wishes to negotiate) to enable F Co to make such an offer; and provided, further, that, in the event of any amendment to the financial or other material terms of such Superior Proposal, the C Co Board shall deliver to F Co an additional written Notice of Superior Proposal, and the five business day period referenced above shall be extended for an additional five business days after F Co’s receipt of such additional Notice of Superior Proposal; provided, however, that any such purported termination pursuant to this Section 8.01(i) shall be void and of no force or effect unless C Co concurrently with such termination pays the C Co Termination Fee as directed by F Co in writing in accordance with Section 8.03. C Co shall keep F Co reasonably informed of the status of any proposals and offers for which C Co has delivered a Notice of Superior Proposal of to F Co under the terms hereof.

For purposes of this Agreement, “Superior Proposal” means any bona fide written C Co Acquisition Proposal (with all of the percentages included in the definition of “C Co Acquisition Proposal” increased to 50%) that is on terms that the C Co Board determines in its good faith judgment (after consultation with its financial advisor and its outside legal counsel and after taking into account all the terms and conditions of the C Co Acquisition Proposal and this Agreement) are more favorable to C Co and its shareholders (in their capacities as shareholders), from a financial point of view, than this Agreement (taking into account any alterations to this Agreement agreed to in writing by F Co in response thereto).

SECTION 8.02   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, and there shall be no further liability or obligation under this Agreement on the part of any party hereto or their respective officers, directors and subsidiaries, except with respect to the Confidentiality Agreements and the provisions of Section 6.03(b), this Section 8.02, Section 8.03 and Article X, which shall survive any such termination; provided, however, that no such termination shall release or relieve any party hereto from any liabilities or damages arising out of or resulting from such party’s material breach of any representation, warranty or covenant in this Agreement.

SECTION 8.03   Fees and Expenses.

(a)          Expenses.   Except as otherwise set forth in this Section 8.03, all Expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that each of C Co and F Co shall bear and pay one half of (i) the costs and expenses (other than attorneys and accountants’ fees and expenses, which shall be paid by the party incurring such expense) incurred in connection with the printing, filing (with the SEC) and mailing of the Proxy Statement (including any SEC filing fees), whether or not the Merger is consummated, and (ii) filing fees for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and premerger notification and reports formed under similar applicable antitrust law of any non-United States governmental antitrust authority in each case pursuant to Section 6.13(b). “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket documented expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of shareholder approval of the Share Issuance and all other matters related to the closing of the Merger.

(b)          C Co Termination Fee Events.   C Co agrees that if this Agreement shall be terminated:

(i)           by C Co or F Co pursuant to Section 8.01(g)(i), and (A) at or prior to the Termination Date, a C Co Acquisition Proposal (but substituting 50% for the 25% threshold set forth in the definition thereof, a “Covered Proposal”) shall have been publicly announced that appears to have been bona fide and such Covered Proposal shall not have been withdrawn at the time of the C Co Shareholders Meeting and (B) no later than 12 months after the Termination Date, any transaction that would otherwise be a Superior Proposal is consummated, then C Co shall pay the C Co Termination Fee, less the amount of any Expense Reimbursement, pursuant to Section 8.03(c); provided, that if this Agreement is terminated by C Co or F Co pursuant to Section 8.01(g)(i), and a public announcement regarding a Covered Proposal is made as contemplated in Section 8.03(b)(i)(A) above, then, regardless of whether a Covered Proposal is consummated, C Co shall reimburse F Co for all Expenses incurred by F Co up to the date of such termination in an amount not to exceed $10,000,000 (the “Expense Reimbursement”) as directed by F Co in writing within two business days after the date of such termination;

(ii)          by C Co or F Co pursuant to Section 8.01(g)(ii) or Section 8.01(g)(iii), then C Co shall pay the C Co Termination Fee pursuant to Section 8.03(c);

(iii)        by F Co pursuant to Section 8.01(h), then (so long as F Co was not in breach of any of its representations, warranties or covenants in this Agreement such that the applicable condition to C Co’s obligation to consummate the Merger would not have been satisfied as of the Termination Date) C Co shall pay the C Co Termination Fee pursuant to Section 8.03(c); or

(iv)         by C Co pursuant to Section 8.01(i), then C Co shall pay the C Co Termination Fee pursuant to Section 8.03(c).

(c)          Manner of Payment of C Co Termination Fee.   The C Co Termination Fee shall be paid by C Co as directed by F Co in writing in immediately available funds (i) concurrently with and as a condition to the effectiveness of a termination of this Agreement by C Co pursuant to Section 8.01(i) and (ii) within two business days after the date of the event giving rise to the obligation to make such payment in all other circumstances.

(d)          Amount of C Co Termination Fee.   For purposes of this Agreement, “C Co Termination Fee” means an amount equal to $65,000,000.

(e)          Agreements Regarding Termination Fees.   Each of C Co, Merger Co and F Co acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement. If C Co shall fail to pay the C Co Termination Fee or the Expense Reimbursement when due, C Co shall reimburse F Co for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03.

SECTION 8.04   Amendment.   This Agreement may be amended at any time prior to the Effective Time to the extent permitted by law. Any amendment may be effected only by an instrument in writing signed by the C Co, Merger Co and F Co.

SECTION 8.05   Waiver.   At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure or delay of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX
GENERAL PROVISIONS

SECTION 9.01   Non-Survival of Representations, Warranties and Agreements.   The representations and warranties of each of C Co and F Co in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time and neither C Co nor F Co, nor any of their respective officers, directors or shareholders shall have any liability with respect thereto. This Section 9.01 shall not limit (i) any covenants in this Agreement, which will survive and remain in effect indefinitely, or (ii) any agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be deemed given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices under Section 6.04, Section 6.05, Section 6.12 or Article VIII shall be delivered by courier and facsimile transmission to the respective parties at the addresses provided in accordance with this Section 9.02. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to C Co:
Certegy Inc.
100 Second Avenue South
Suite 1100S
St. Petersburg, FL 33701
Attention: Walter M. Korchun
Facsimile No.: (727) 227-8558
with copies to:
Kilpatrick Stockton LLP
1100 Peachtree Street, Suite 2800
Atlanta, GA 30309
Attention:	W. Stanley Blackburn, Esq.
Bruce D. Wanamaker, Esq.
Facsimile No.: (404) 541-3132
and

Covington & Burling
1201 Pennsylvania Avenue, NW
Washington, DC 20004-7566
Attention Bruce S. Wilson
Facsimile No.: (202) 778-5400
and
Covington & Burling
1330 Avenue of the Americas
New York, NY 10019
Attention Stephen A. Infante
Facsimile No.: (212) 841-1010
if to F Co:
Fidelity National Information Services, Inc
601 Riverside Avenue
Jacksonville, FL 32204
Attention: Christopher Rose
Facsimile No.: (904) 357-1026
with copies to:
Weil, Gotshal & Manges LLP
100 Federal Street
Boston, MA 02110
Attention:	James Westra, Esq.
Marilyn French, Esq.
Facsimile No.: (617) 772-8333

SECTION 9.03   Certain Definitions.

(a)          Definitions.   For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Affiliated Group” has the meaning ascribed to it in Section 1504(a) of the Code or any other provision or law pursuant to which Taxes or Tax Returns are or may be paid or filed on a consolidated, combined or unitary basis.

“Ancillary Agreements” means the Commitment Agreement, Shareholders Agreement, Lock-Up Agreement, Registration Rights Agreement, and each Intercompany Agreement.

“Association” means Visa U.S.A., Inc. or MasterCard International, Incorporated, any other similar card and/or ATM network operator, and/or their respective successors and assigns.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York or the State of Florida.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contractor credit arrangement or otherwise.

“F Co Parent” means Fidelity National Financial, Inc., a Delaware corporation.

“knowledge of F Co” or “F Co’s knowledge” means the actual knowledge of any executive officer of F Co or any of the persons set forth in Section 9.03(a) of the F Co Disclosure Statement.

“knowledge of C Co” or “C Co’s knowledge” means the actual knowledge of any executive officer of C Co.

“Operating Rule” means any requirement imposed by the Associations, directly or indirectly, related to transactions cleared through the Associations.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“subsidiary” or “subsidiaries” of any person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries, and, without limiting the foregoing, includes any entity in respect of which such person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

(b)          Other Defined Terms.   The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Section
Action	3.10
Agreement	Preamble
Alternate Financing	6.17(a)
Annual Combined Financial Statements	4.07(b)
Articles Amendment	Preamble
Bank Letter Agreement	4.05(b)
Bank Letter Financing	6.17(a)
C Co	Preamble
C Co Acquisition Proposal	6.05(e)
C Co Board	Preamble
C Co Board Recommendation	3.21
C Co Change in Control Agreement	3.11(c)
C Co Closing Documents	3.04
C Co Common Stock	Preamble
C Co Disclosure Schedule	Article III
C Co ERISA Affiliate	3.11(b)
C Co Indemnified Parties	6.18(a)
C Co Industries	3.01(d)
C Co Intellectual Property	3.14(a)
C Co Investments	3.01(c)
C Co Leased Properties	3.13(b)
C Co Material Adverse Effect	3.01(d)
C Co Material Customers	3.19(a)
C Co Owned Real Property	3.13(a)

C Co Permits	3.06(a)
C Co Plans	3.11(a)
C Co Preferred Stock	3.03(a)
C Co Proposal	3.21
C Co Related Persons	3.20
C Co Restricted Stock Units	3.03(a)
C Co Rights	3.03(c)
C Co Rights Agreement	3.03(c)
C Co Shareholder Approval	3.04
C Co Shareholders’ Meeting	6.02
C Co Software	3.14(h)
C Co Stock Option Plans	3.03(a)
C Co Stock Options	3.03(a)
C Co Subsidiary	3.01(a)
C Co Termination Fee	8.03(d)
Certificate of Merger	1.03
Certificates	2.03(a)
Change in Board Recommendation	6.05(c)
Closing	1.02
Closing Date	1.02
COBRA	3.11(q)
Code	Preamble
Commitment Agreement	Preamble
Company Confidentiality Agreement	6.03(b)
Confidentiality Agreements	6.03(b)
Consent Commitments	4.05(b)
Continuation Period	6.07(a)
Continuing Employee	6.07(a)
Contract	3.05(a)
Costs	6.18(b)
Covered Proposal	8.03(b)(i)
DGCL	Preamble
Disclosure Schedules	9.05(b)
DLLCA	Preamble
Effective Time	1.03
Environmental Laws	3.16(c)(i)
Environmental Permits	3.16(c)(ii)
ERISA	3.11(a)
Exchange Act	3.05(b)
Exchange Ratio	2.01(a)
Expense Reimbursement	8.03(b)(i)
Expenses	8.03(a)
F Co	Preamble
F Co Board	Preamble
F Co Change in Control Agreement	4.11(c)
F Co Closing Documents	4.04
F Co Common Stock	2.01(a)
F Co Credit Agreement	6.17(a)
F Co Disclosure Schedule	Article IV

F Co ERISA Affiliate	4.11(b)
F Co Financial Statements	4.07(b)
F Co Industries	4.01(d)
F Co Intellectual Property	4.14(a)
F Co Investments	4.01(c)
F Co Leased Properties	4.13(b)
F Co Material Adverse Effect	4.01(d)
F Co Material Customers	4.19(a)
F Co Owned Real Property	4.13(a)
F Co Permits	4.06(a)
F Co Plans	4.11(a)
F Co Related Persons	4.20
F Co Separate Plans	4.11(a)
F Co Software	4.14(h)
F Co Stock Option Plan	4.03(a)
F Co Stock Options	4.03(a)
F Co Subsidiary	4.01(a)
FASB	5.01(i)
FIRPTA	7.02(f)
Foreign C Co Plan	3.11(p)
Foreign F Co Plan	4.11(p)
GAAP	3.07(b)
GBCC	3.04
Governmental Authority	3.05(b)
Hazardous Substances	3.16(c)(iii)
HSR Act	3.05(b)
Indemnified Parties	6.18(b)
Integration Amendments	6.16
Intercompany Agreement Amendments	6.16
Intercompany Agreements	4.20
Interim Balance Sheet	4.07(b)
IRS	3.11(a)
law	3.05(a)
Liens	3.13(a)
Lock-Up Agreement	2.07(d)
Merger	Preamble
Merger Co	Preamble
Multiemployer Plan	3.11(b)
Multiple Employer Plan	3.11(b)
NLRB	3.12(b)
NYSE	2.01(d)
Other Filings	3.08
Other Transactions	3.04
PBGC	3.11(m)
Permitted Liens	3.13(a)
Proxy Statement	3.05(b)
Quarterly Financials	6.04
Registration Rights Agreement	2.07(d)
Regulation S-X	5.01(i)

Representatives	6.03(a)
Sarbanes-Oxley Act	3.07(a)
SEC	3.05(b)
SEC Reports	3.07(a)
Securities Act	3.07(a)
Share Issuance	Preamble
Shareholders Agreement	Preamble
Shares	2.01(a)
Special Dividend	Preamble
Special Dividend Recipients	6.06
Specified Amendments	6.16
Specified C Co Contract	3.17(b)
Specified F Co Contract	4.17(b)
SunTrust Commitment	3.5(b)
Superior Proposal	8.01
Superior Proposal Notice	6.05(b)
Surviving Company	1.01
Surviving Welfare Benefit Plans	6.07(c)
Tax or Taxes	3.15(m)(i)
Tax Returns	3.15(m)(ii)
Termination Date	8.01
Unaudited Financial Statements	4.07(b)

(c)          Certain References and Interpretation of Terms.   When a reference is made in this Agreement to an Article or Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to “the Agreement” shall include the C Co Disclosure Schedule and F Co Disclosure Schedule. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

SECTION 9.04   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05   Disclaimer of Other Representations and Warranties; Disclosure Schedules.

(a)          C Co, Merger Co and F Co each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, the No-Shop Agreement and the

Shareholders Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Merger, (b) no person has been authorized by any party to make any representation or warranty relating itself or its businesses or otherwise in connection with the Merger and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in this Agreement.

(b)          The representations and warranties contained in Article III are qualified by reference to the C Co Disclosure Schedule, and the representations and warranties in Article IV are qualified by reference to the F Co Disclosure Schedule (together with the C Co Disclosure Schedule, the “Disclosure Schedules”). The parties agree that neither Disclosure Schedule is intended to constitute, nor shall it be construed as constituting, representations and warranties of the parties providing the Disclosure Schedule hereunder, except to the extent expressly provided in this Agreement. Each party acknowledges that (i) the Disclosure Schedule provided to it may include items or information that the providing parties are not required to disclose under this Agreement, (ii) disclosure of such items or information shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations under this Agreement of the parties providing the Disclosure Schedule, and (iii) inclusion of information in a Disclosure Schedule shall not be construed as an admission that such information is material to C Co and the C Co Subsidiaries or F Co and the F Co Subsidiaries, as the case may be. Similarly, in such matters where a representation or warranty is given or other information is provided, the disclosure of any matter in a Disclosure Schedule shall not imply that any other undisclosed matter having a greater value or other significance is material. Each party further acknowledges that (A) headings have been inserted on Sections of each Disclosure Schedule for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement or any Disclosure Schedule, (B) cross references that may be contained in Sections of a Disclosure Schedule to other Sections of that Disclosure Schedule are not all-inclusive of all disclosures contained in such referenced Sections of the Disclosure Schedule and (C) information contained in various Sections of a Disclosure Schedule may be applicable to other Sections of a Disclosure Schedule; accordingly, every disclosure in one Section of a Disclosure Schedule shall be deemed to be disclosed under each and every part, category, heading or subheading of such Section and all other Sections of the Disclosure Schedule and shall be deemed to qualify the representations and warranties in this Agreement of the parties providing the Disclosure Schedule, to the extent such may apply if (x) a cross-reference to such other Section of the Disclosure Schedule is made or (y) the relevance of such disclosure to such other Section of the Disclosure Schedule is reasonably apparent.

SECTION 9.06   Entire Agreement; Assignment.   This Agreement, the No-Shop Agreement, the Shareholders Agreement and the other documents, instruments and agreements among the parties as contemplated by or referred to herein or therein and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

SECTION 9.07   Specific Performance.   The parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed by C Co, Merger Co or F Co in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 8.01, the terminating party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 9.08   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.18 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 9.09   Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State (other then those provisions set forth herein that are required to be governed by the DGCL or the DLLCA). All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court located in Jacksonville, Florida. The parties hereby (a) submit to the exclusive jurisdiction of any state or federal court located in Jacksonville, Florida for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.

SECTION 9.10   Waiver of Jury Trial.   Each of the parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger. Each of the parties (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement and the Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.

SECTION 9.11   Headings.   The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.12   Counterparts.   This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.13   Obligations of C Co and of F Co.   Whenever this Agreement requires a C Co Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of C Co to cause such subsidiary to take such action. Whenever this Agreement requires an F Co Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of F Co to cause such subsidiary to take such action and, after the Effective Time, on the part of C Co to cause such subsidiary to take such action.

IN WITNESS WHEREOF, C Co, Merger Co and F Co have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CERTEGY INC.
By:	/s/ LEE A. KENNEDY
Name: Lee A. Kennedy
Title: Chairman and Chief Executive Officer
C CO MERGER SUB, LLC
By:	CERTEGY INC., its Manager
By:	/s/ LEE A. KENNEDY
Name: Lee A. Kennedy
Title: Chairman and Chief Executive Officer
FIDELITY NATIONAL INFORMATION SERVICES, INC.
By:	/s/ WILLIAM P. FOLEY, II
Name: William P. Foley, II
Title: Chief Executive Officer

ANNEX B

SHAREHOLDERS AGREEMENT

SHAREHOLDERS AGREEMENT dated September 14, 2005 among (i) Certegy Inc., a Georgia corporation to be renamed Fidelity National Information Services, Inc. (the “Company”), (ii) Fidelity National Financial, Inc., a Delaware corporation (“F Co Parent”), (iii) THL FNIS Holdings, LLC, Thomas H. Lee Cayman Fund V, L.P., Thomas H. Lee Investors Limited Partnership, Putnam Investment Holdings, LLC, Putnam Investments Employees’ Securities Company I LLC, and Putnam Investments Employees’ Securities Company II, LLC (collectively, “THL”), (iv) TPG FNIS Holdings, LLC, TPG Parallel III, L.P., TPG Investors III, L.P., FOF Partners III, L.P., FOF Partners III-B, L.P., and TPG Dutch Parallel III, C.V. (collectively, “TPG”), and (v) Evercore METC Capital Partners II, LLC (“Evercore”, and together with F Co Parent, THL, TPG and Evercore, the “Shareholders”).

WHEREAS, the Company, C Co Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Merger Co”), and Fidelity National Information Services, Inc., a Delaware corporation (“F Co”), have entered into an Agreement and Plan of Merger dated as of September 14, 2005 (as the same may be amended or supplemented, the “Merger Agreement”), pursuant to and subject to the terms and conditions of which, among other things, F Co will merge with and into Merger Co, with Merger Co surviving as a wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, upon consummation of the Merger, the Shareholders will Beneficially Own (as hereafter defined), in the aggregate, approximately 67% of the Fully Diluted Voting Securities (as hereafter defined); and

WHEREAS, the parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the shares of Common Stock to be Beneficially Owned by the Shareholders and their respective Affiliates following the Effective Time (as defined in the Merger Agreement), as well as restrictions on certain activities in respect of the Common Stock, corporate governance and other related corporate matters;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Shareholders hereby agree, subject to the conditions herein contained, as follows:

ARTICLE 1
INTERPRETATION

1.1          Certain Defined Terms.   As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, provided that, solely for purposes of this Agreement and notwithstanding anything to the contrary set forth herein, (i) neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of any Shareholder solely by virtue of such Shareholder’s ownership of Common Stock, the election of Directors nominated by such Shareholder to the Board, the election of any other Directors nominated by the Nominating Committee of the Board or any other action taken by such Shareholder or its Affiliates which is permitted under this Agreement which may be deemed to constitute control of the Company, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles) and (ii) no limited partner of THL, TPG, or Evercore, or any affiliated investment fund of such Shareholder, not actively involved in the management thereof, or any Person the Capital Stock of which is owned by any such Shareholder or an affiliated investment fund but who is not controlled by such Shareholder or affiliated investment fund, shall be deemed to be an “Affiliate” of such Shareholder. For the purposes of this definition, “control” (including, with correlative meaning, all conjugations thereof) means with respect to any Person, the ability of another Person to control or direct the actions or policies of such first Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Shareholders Agreement as it may be amended, supplemented, restated or modified from time to time.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates or any Group of which such Person or any such Affiliate is or becomes a member; provided, however, that shares of Common Stock subject to options granted under Company benefit plans or shares of Common Stock (including derivative interests therein) otherwise issued under Company benefit plans to any Person who, at the time of the grant or issuance, was an officer or director of the Company or any of its Subsidiaries shall not solely for that reason be deemed to be Beneficially Owned by F Co Parent or any of its Affiliates. The term “Beneficially Own” shall have a correlative meaning.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the State of Florida.

“Bylaws” means the bylaws of the Company, as amended or supplemented from time to time.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited), membership interests, or equivalent ownership interests in or issued by such Person.

“Charter” means the Amended and Restated Articles of Incorporation of the Company, the form of which is set forth in Exhibit A to the Merger Agreement, as amended or supplemented from time to time.

“Class 1 Director” means a Director holding office for a term expiring at the 2006 annual meeting of the Company’s Shareholders.

“Class 2 Director” means a Director holding office for a term expiring at the 2007 annual meeting of the Company’s Shareholders.

“Class 3 Director” means a Director holding office for a term expiring at the 2008 annual meeting of the Company’s Shareholders.

“Common Stock” means the Company’s common stock, par value $0.01 per share, and any other class of common stock of the Company that may be created from time to time, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Director” means any member of the Board (other than any advisory, honorary or other non-voting member of the Board).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC from time to time thereunder (or under any successor statute).

“Fully Diluted” means the number of Voting Securities, after giving effect to the issuance of Voting Securities issuable under all outstanding options, warrants or other rights or securities convertible or exchangeable into Voting Securities.

“Going Private Transaction” means any transaction that would constitute a “Rule 13e-3 transaction” under paragraph (a)(3) of Rule 13e-3 promulgated under the Exchange Act as in effect on the date of this Agreement, without giving effect to the exception set forth in paragraph (g)(2) thereof.

“Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

“Independent Director” shall mean any Director who is or would be an “independent director” with respect to the Company and with respect to F Co Parent pursuant to Section 303A.02 of the New York Stock Exchange Listed Company Manual and Section 10A of the Exchange Act (or any successor provisions).

“Intercompany Agreements” shall mean those agreements listed on Schedule 1 hereto, as amended in accordance with the terms of the Merger Agreement prior to the Effective Time and thereafter, from time to time in accordance with the terms hereof.

“Ownership Percentage” means, at any time, with respect to any Person, the quotient, expressed as a percentage, of (i) the Total Voting Power of all Voting Securities then Beneficially Owned by such Person and its Affiliates divided by (ii) the Total Voting Power of all Voting Securities then outstanding.

“Person” means a natural person, limited or general partnership, corporation, limited liability company, joint-stock company, trust, unincorporated association, joint venture, or other entity, government or any agency or political subdivision thereof or any Group comprised of two or more of the foregoing, and pronouns have a similarly extended meaning.

“Public Offering” means an offering and sale to the public of any Common Stock pursuant to an effective Registration Statement.

“Registration Rights Agreement” means that certain Registration Rights Agreement in the form attached as Exhibit E to the Merger and to be entered into by the Company and each of the Shareholders as of the Effective Time.

“Registration Statement” means any registration statement of the Company filed with the SEC pursuant to the Securities Act, under which any of the Registrable Shares (as such term is defined in the Registration Right Agreement) are included therein pursuant to the provisions of the Registration Rights Agreement.

“Requisite Independent Directors” shall mean, at any time of determination, a majority of the Independent Directors.

“Sale of the Company” means the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other Person or Group on an arm’s-length basis other than a Shareholder or any Affiliate of a Shareholder, pursuant to which such party or parties (a) acquire (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise) more than 50% of the Voting Securities, or (b) acquire assets constituting all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis; provided, however, that in no event shall a Sale of the Company be deemed to include any transaction effected for the sole purpose of (i) changing, directly or indirectly, the form of organization or the organizational structure of the Company or any of its Subsidiaries without affecting the Beneficial Ownership or control of the Company, or (ii) contributing stock to entities controlled by the Company.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC from time to time thereunder (or under any successor statute).

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which are held by such Person or any Subsidiary of such Person that do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Total Voting Power” means the total number of votes entitled to be cast by the holders of the outstanding Common Stock and any other securities entitled, in the ordinary course, to vote on matters put before the holders of the Common Stock generally.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Voting Securities or any interest in any Voting Securities; provided, however, that a merger, consolidation or similar business combination transaction in which F Co Parent is a constituent corporation (or otherwise a party including, for the avoidance of doubt, a transaction pursuant to which a Person acquires all or a portion of F Co Parent’s outstanding Capital Stock, whether by tender or exchange offer, by share exchange, or otherwise) shall not be deemed to be the Transfer of any Voting Securities Beneficially Owned by F Co Parent or any of its Subsidiaries, provided that the primary purpose of any such transaction is not to avoid the provisions of this Agreement and that the successor or surviving person to such a merger, consolidation or similar business combination transaction, if not F Co Parent, expressly assumes all obligations of F Co Parent under this Agreement. For purposes of this Agreement, the term Transfer shall include the sale of an Affiliate of F Co Parent or F Co Parent’s interest in an Affiliate that Beneficially Owns Voting Securities unless such Transfer is in connection with a merger, plan of consolidation or similar business combination transaction referred to in the first proviso of the previous sentence.

“Unaffiliated Shareholder Approval” means (i) in the case of a tender or exchange offer, that a majority of the outstanding shares of Common Stock not Beneficially Owned by any Shareholder or its Affiliates shall have been tendered and not duly withdrawn at the expiration time of such tender or exchange offer, as it may have been theretofore extended, and (ii) in the case of a merger or consolidation, that the holders of a majority of the outstanding shares of Common Stock not Beneficially Owned by any Shareholder or its Affiliates shall have been duly voted in favor of the applicable transaction at a meeting of shareholders duly called and held.

“Voting Securities” means at any time shares of any class of Capital Stock or other securities of the Company which are then entitled to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events, and any securities convertible into or exercisable or exchangeable for such shares of Capital Stock.

1.2          Other Defined Terms.   The following terms shall have the meanings defined for such terms in the sections set forth below:

Defined Term	Section
Acquisition	5.1(b)(ii)
Competitive Business	5.1(a)
Divestible Competitive Activity	5.1(b)(iii)
GBCC	1.4
Minor Competitive Activity	5.1(b)(iii)
Permitted Competitive Business Activity	5.1(b)(i)
Other Shareholder	4.2(b)(iii)
Separation Date	5.1(a)
Term	5.1(a)

1.3          Interpretation.

(a)          Any reference in this Agreement to gender shall include all genders.

(b)          The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

(c)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d)          Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

(e)          The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)           Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

1.4          Methodology for Calculations.   For purposes of calculating the number of outstanding shares of Common Stock or Voting Securities and the number of shares of Common Stock or Voting Securities Beneficially Owned by the Shareholders and their respective Affiliates as of any date, any shares of Common Stock or Voting Securities held in the Company’s treasury or belonging to any Subsidiaries of the Company which are not entitled to be voted or counted for purposes of determining the presence of a quorum pursuant to Section 14-2-721 of the Georgia Business Corporation Code or any successor statute (the “GBCC”) shall be disregarded.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1          Representations and Warranties of the Company.   The Company hereby represents and warrants to the Shareholders:

(a)          it is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, it has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action;

(b)          this Agreement has been duly and validly executed and delivered by it and constitutes a legal and binding obligation of the Company, enforceable against it in accordance with its terms; and

(c)          the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which the Company is subject, (ii) violate any order, judgment or decree applicable to the Company, or (iii) conflict with, or result in a breach or default under, any term or condition of the Company’s organizational documents or any agreement or instrument to which the Company is a party or by which it is bound.

2.2          Representations and Warranties of the Shareholders.   Each Shareholder (as to itself only) represents and warrants to the Company:

(a)          such Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of its state of incorporation, or it is a limited partnership or a limited liability company duly formed, validly existing, and in good standing under the laws of the State of its state of formation, as the case may be, such Shareholder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, partnership or limited liability company action of such Shareholder.

(b)          this Agreement has been duly and validly executed and delivered by such Shareholder, and this Agreement constitutes a legal and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms; and

(c)          the execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which such Shareholder is subject, (ii) violate any order, judgment or decree applicable to such Shareholder, or (iii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which such Shareholder is a party or by which such Shareholder is bound.

ARTICLE 3
COVENANTS REGARDING OWNERSHIP

3.1          Standstill.

(a)          Each Shareholder covenants and agrees with the Company that, except as provided in paragraph (b) below or Section 3.2 hereof, it shall not, and shall not permit any of its

Affiliates to, directly or indirectly, alone or in concert with others, acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (whether by way of merger, consolidation or otherwise), by joining a general or limited partnership, syndicate or other Group or otherwise, the Beneficial Ownership of any additional Voting Securities, or take any other action as a shareholder or otherwise, if such acquisition or action (including the repurchase or issuance of Capital Stock by the Company) would result in the Shareholders, in the aggregate, Beneficially Owning Voting Securities representing more than 75% of the Fully Diluted Voting Securities (the “Ownership Cap”).

(b)          (i)             If at any time the Shareholders and their respective Affiliates Beneficially Own in the aggregate Voting Securities representing more than the Ownership Cap, then the Shareholders whose purchase of Voting Securities causes the Ownership Cap to be exceeded shall, as soon as is reasonably practicable, but in no event longer than 90 days after the Ownership Percentage of the Shareholders and their respective Affiliates first exceeds the Ownership Cap (but in no manner that would require any Shareholder or any such Affiliate thereof to incur liability under Section 16(b) of the Exchange Act) Transfer (in any manner permitted by Section 4.2(a) and in compliance with Section 4.1(b), regardless of whether such Transfer occurs prior to or after the first anniversary of the Closing) a number of Voting Securities sufficient to reduce the amount of Voting Securities Beneficially Owned in the aggregate by the Shareholders and their Affiliates to an amount representing not greater than the Ownership Cap.

(ii)          Notwithstanding any other provision of this Agreement, in no event may any Shareholder or any of its Affiliates, directly or indirectly including through any agreement or arrangement, exercise any voting rights, during the term of this Agreement, in respect of any Voting Securities Beneficially Owned by the Shareholders and their respective Affiliates representing in excess of the Ownership Cap.

(c)          Any additional Voting Securities acquired and Beneficially Owned by the Shareholders or any of their respective Affiliates following the Closing shall be subject to the restrictions contained in this Agreement as fully as if such Voting Securities were acquired by such Shareholder at the Closing pursuant to the Merger Agreement.

(d)          For purposes of this Agreement, all determinations of the amount of outstanding Voting Securities shall be based on information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by the Company with the SEC, unless the Company shall have updated such information by delivery of written notice to the Shareholders.

3.2          Going Private Transactions.

(a)          F Co Parent shall, and shall cause its Affiliates to, refrain from proposing, initiating or participating in any Going Private Transaction unless such Going Private Transaction (i) involves the acquisition of or offer to acquire 100% of the Common Stock not owned by the Shareholders and their respective Affiliates (and, in the case of a Going Private Transaction to be effected by means of a tender or exchange offer, includes a commitment by the Shareholders or any such Affiliate to promptly consummate a short-form merger to acquire any remaining shares of Common Stock at the same price in the event it obtains pursuant to such tender or exchange offer such level of ownership of such classes of Capital Stock that would be required to effect a merger pursuant to Section 14-2-1104 of the GBCC or any successor provision) and (ii) is conducted in compliance with this Section 3.2.

(b)          Prior to the first anniversary of the Closing, F Co Parent shall, and shall cause its Affiliates to, refrain from proposing or initiating any Going Private Transaction unless invited to do so by the Requisite Independent Directors. Any Going Private Transaction effected during this period shall also be subject to the requirements of Section 3.2(c).

(c)          From and after the first anniversary of the Closing, F Co Parent or any of its Affiliates may propose, initiate or effect a Going Private Transaction, provided that such Going Private Transaction is subject to and conditioned upon the receipt of Unaffiliated Shareholder Approval.

ARTICLE 4
TRANSFER RESTRICTIONS

4.1          General Transfer Restrictions.

(a)          The right of each Shareholder and its Affiliates to Transfer any Voting Securities is subject to the restrictions set forth in this Article 4, and no Transfer of Voting Securities by a Shareholder or any of its Affiliates may be effected except in compliance with this Article 4. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the share transfer books of the Company.

(b)          Each of the Shareholders, severally and not jointly, acknowledge and agree:

(i)           such Shareholder will not offer, sell, or otherwise dispose of any shares of Common Stock except in compliance with the Securities Act;

(ii)          such Shareholder will not sell, transfer or otherwise dispose of any shares of Common Stock unless (A) such sale, transfer or other disposition is within the limitations of and in compliance with Rule 144 promulgated by the SEC under the Securities Act and the Shareholder furnishes the Company with reasonable proof of compliance with such Rule, (B) in the opinion of counsel, reasonably satisfactory to the Company and its counsel, some other exemption from registration under the Securities Act is available with respect to any such proposed sale, transfer, or other disposition of Common Stock or (C) the offer and sale of Common Stock is registered under the Securities Act.

4.2          Restrictions on Transfer.

(a)          During an initial period of (i) one year following the Closing with respect to F Co Parent and (ii) 180 days following the Closing with respect to all Shareholders other than F Co Parent (each, an “Other Shareholder”), such Shareholder shall not Transfer or agree to Transfer, or permit any of its Affiliates to Transfer or agree to Transfer, directly or indirectly, any Voting Securities; provided, however, that the foregoing restrictions shall not be applicable to Transfers:

(A)         by a Shareholder or any of its Affiliates to the Company pursuant to Section 3.1(b);

(B)         to an Affiliate of a Shareholder which agrees in writing with the Company to be bound by this Agreement as if it were an initial signatory hereto;

(C)         by any Other Shareholder from and after the 90th day following the Closing through the 180th day following the Closing, of up to 50% of the Voting Securities owned by such Other Shareholder immediately after the Effective Time;

(D)         with the Company’s prior written consent (approved by the Requisite Independent Directors) or at the request of the Requisite Independent Directors, provided, however, that any Transfer by F Co Parent or any of its Affiliates pursuant to this clause (iv) shall also be subject to and conditioned on the receipt of Unaffiliated Shareholder Approval; or

(E)         by any Shareholder pursuant to a Sale of the Company; provided, however, that in no event shall a Sale of the Company for such purposes be deemed to include a Transfer by F Co Parent or its Affiliates of all or any portion of the Voting Securities held by F Co Parent and its Affiliates unless undertaken pursuant to a transaction or series of related transactions that also involve the Transfer of at least 66.667% of the Voting Securities not Beneficially Owned by F Co Parent and its Affiliates.

(b)          Each Shareholder (other than Evercore) agrees to notify F Co Parent of its intentions to Transfer a substantial block of Voting Securities in compliance with this Agreement, and if requested by F Co Parent, such Shareholder will negotiate terms upon which such Shareholder would Transfer such substantial block (or a portion thereof) to F Co Parent, but in no event shall any Shareholder be obligated to Transfer any such Voting Securities to F Co Parent or negotiate with F Co Parent with respect to such transfer for a period longer than 3 days. Any Shareholder’s obligation to negotiate with F Co Parent under this Section 4.2(b) shall be conditioned upon F Co Parent’s agreement to hold as confidential and not to publicly disclose, prior to the closing of a Transfer of the subject Voting Securities, any such notification or negotiations. No Shareholder shall be obligated to notify F Co Parent of its intentions to transfer Voting Securities if such Shareholder reasonably believes, after consultation with legal counsel, that F Co Parent may have an obligation under applicable law to disclose, prior to the closing of the Transfer of the subject Voting Securities, the existence or contents of any notification hereunder. Any Transfer by a Shareholder to its partners as a distribution in kind shall not be subject to the requirements of this Section 4.2(b).

4.3          Legend on Securities.

(a)          Each certificate representing shares of Common Stock Beneficially Owned by a Shareholder or its Affiliates and subject to the terms of this Agreement shall bear the following legends on the face thereof:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN A CERTAIN SHAREHOLDERS AGREEMENT DATED AS OF SEPTEMBER 14, 2005, AMONG CERTEGY INC. (THE “COMPANY”) AND CERTAIN OF ITS SHAREHOLDERS, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “AGREEMENT”), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, IF REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY SHALL HAVE BEEN DELIVERED TO THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT).”

(b)          Upon any acquisition by a Shareholder or any of its Affiliates of additional shares of Common Stock, such Shareholder shall, or shall cause such Affiliate to, submit the certificates representing such shares of Common Stock to the Company so that the legend required by this Section 4.3 may be placed thereon (if not so endorsed upon issuance).

(c)          The Company may make a notation on its records or give instructions to any transfer agents or registrars for the Common Stock in order to implement the restrictions on Transfer set forth in this Agreement.

(d)          In connection with any Transfer of shares of Common Stock, the transferor shall provide the Company with such customary certificates, opinions and other documents as the Company may reasonably request to assure that such Transfer complies fully with this Agreement and with applicable securities and other laws.

ARTICLE 5
GOVERNANCE

5.1          Non-Competition.

(a)          For a period (the “Term”) commencing on the date hereof and continuing until the first anniversary of the date (the “Separation Date”) F Co Parent and its Affiliates cease to Beneficially Own at least 30% of the outstanding Voting Securities of the Company, F Co Parent agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control, other than their ownership, operation and control of the Company and its subsidiaries, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in a Competitive Business. For purposes of this Section 5.1, “Competitive Business” shall mean:

(i)           providing (A) retail bank core processing systems, (B) customer channel-solutions (online-retail and commercial, ATM, branch, teller and call center), (C) consumer and commercial lending and servicing systems, including mortgage loan origination and servicing systems, and (D) data center outsourcing services to credit unions, community banks, thrifts, data centers, banks and other financial institutions;

(ii)          providing real estate tax, credit, flood, default and appraisal services and multiple listing software and services to financial institutions and loan servicers; or

(iii)        credit card and debit card processing and back-office support services to banks, credit unions, retailers and other third-party businesses and check cashing and check risk management and related processing products and services to businesses.

(b)          Notwithstanding the foregoing, nothing contained in this Agreement shall prevent F Co Parent from:

(i)           engaging in any of the activities set forth on Schedule 2 hereto (“Permitted Competitive Business Activity”);

(ii)          acquiring control of a business engaged in a Competitive Business (an “Acquisition”) and continuing to conduct such Competitive Business if, and only if, F Co Parent first presents the opportunity to make the Acquisition to the Board and the Requisite Independent Directors disclaim the Company’s interest in such opportunity after F Co Parent’s disclosure of all material facts concerning the opportunity then known to F Co Parent; provided that, F Co Parent consummates the Acquisition on the same terms presented to the Board. Notwithstanding the foregoing, nothing contained in this clause (b)(ii) shall permit F Co Parent to conduct any activities that constitute a

Competitive Business through such acquired entity if such type of activities were not conducted by the acquired entity at the time of the Acquisition;

(iii)        acquiring control of a business (A) which earns less than 10% of its annual revenues from engaging in a Competitive Business (“Minor Competitive Activity”); provided, however that such Minor Competitive Activity shall comprise less than 10% of the annual revenues of the acquired business during the entire Term, or (B) which earns more than 10%, but less than 50% of its annual revenues from engaging in a Competitive Business (“Divestible Competitive Activity”); provided, however that such Divestible Competitive Activity shall be offered to the Company within thirty (30) days after closing the acquisition of such Divestible Competitive Activity at a price equal to that paid by the F Co Parent or its Affiliate or, if such price was not separately determined, at fair market value as determined by mutual consent of the parties or a mutually agreed upon appraisal process; or

(iv)         being a passive owner of less than five percent (5%) of the outstanding stock of a corporation which is publicly traded and is engaged in a Competitive Business.

5.2          Intercompany Agreements and Related Matters.

(a)          No material provision of any of the Intercompany Agreements or any other contract or arrangement which involves payments by any party of more than $250,000 annually in the aggregate, between the Company and any of its Subsidiaries on the one hand and F Co Parent or its Affiliates on the other, shall be amended, waived or otherwise modified in a manner adverse to the Company unless approved in advance by the Requisite Independent Directors. No obligation or liability of F Co Parent or any of its Affiliates to the Company or any of its Subsidiaries in excess of $250,000 shall be waived, released, compromised, or failed to be enforced by the Company and its Subsidiaries unless such waiver, release, compromise or failure is approved in advance by the Requisite Independent Directors

(b)          Neither the Company nor any of its Subsidiaries shall be permitted to enter into or be a party to any transaction, contract or arrangement which involves payments by any party of more than $250,000 annually in the aggregate, with F Co Parent or any Subsidiary thereof, or any director, officer or employee of, or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person, except for transactions contemplated by this Agreement, the Intercompany Agreements, and the Merger Agreement, unless approved in advance by the Requisite Independent Directors.

5.3          Approval Rights.   Until F Co Parent and its Affiliates no longer Beneficially Own Voting Securities representing at least 30% of the Total Voting Power, the Company shall not take any of the following actions without the consent of F Co Parent: (i) hiring and firing the Chief Executive Officer or Chief Financial Officer of the Company; and (ii) approving the annual operating and capital expenditure budget of the Company.

5.4          Composition of the Board.

(a)          Effective as of the Effective Time, the authorized number of Directors comprising the Board shall initially be 10, divided into three classes as provided in the Charter, consisting of:

(i)           three (3) individuals selected by the Board prior to the filing date of the definitive Proxy Statement (as such term is defined in the Merger Agreement) to occupy one seat in each of the three classes (the “C Co Directors”);

(ii)          the individual then serving as the Chief Executive Officer of the Company, for so long as such individual holds such position (who shall be a Class 2 Director);

(iii)        four (4) individuals designated by F Co Parent prior to the expected filing date of the definitive Proxy Statement, one of whom shall be William P. Foley, II (the “F Co Parent Directors”), with Mr. Foley and one (1) other F Co Parent Director to be Class 1 Directors, one (1) F Co Parent Director to be a Class 2 Director, and one (1) F Co Parent Director to be a Class 3 Director;

(iv)         one (1) individual designated by Thomas H. Lee Parallel Fund V, L.P. (the “THL Director”), (who shall be a Class 1 Director), who shall initially be Thomas M. Hagerty and who shall be such director so long as he is a principal of THL (or equivalent or higher ranking employee of THL), provided that any director replacing the initial THL Director shall always be an individual who is a principal of THL (or equivalent or higher ranking employee of THL); and

(v)          one (1) individual designated by TPG Partners IV, L.P. (the “TPG Director”), (who shall be a Class 3 Director), who shall initially be Marshall Haines and who shall be such director so long as he is a principal of TPG (or equivalent or higher ranking employee of TPG), provided that any director replacing the initial TPG Directors shall always be an individual who is a principal of TPG (or equivalent or higher ranking employee of TPG).

(b)          The Company and F Co Parent shall each provide written notice to the other, not less than 5 Business Days prior to the expected filing date of the definitive Proxy Statement of the individuals who shall be designated as the initial three C Co Directors and the four F Co Parent Directors pursuant to Section 5.4(a), provided, however, that if either the Company or F Co Parent has not selected their respective nominees by such date, then notwithstanding the foregoing, the Company or F Co Parent, as the case may be, shall instead provide such notice at least 5 Business Days prior to the expected date of the Closing (or if such period of notice is not practicable under the circumstances because an individual who has been so designated is no longer available for such service, such prior notice as is practicable), and provided, further that designation of the initial C Co Directors shall be subject to the prior written consent of F Co Parent, which consent shall not be unreasonably withheld.

(c)          Except as provided in Section 5.4(d), the size and composition of the Board may thereafter be changed as permitted by and in accordance with applicable law and the Charter and the Bylaws; provided, however, that none of F Co Parent or its Affiliates shall vote its shares or otherwise act to remove any person serving as a C Co Director prior to expiration of such Director’s term other than for cause.

(d)          Following the Effective Time, the Board shall include (i) the individual then serving as the Chief Executive Officer of the Company, for so long as such individual holds such position, (ii) the F Co Parent Directors, for so long as F Co Parent remains a party to this Agreement; (iii) the THL Director, for so long as THL owns at least one-third (33%) of the Voting Securities held by it immediately after the Effective Time (subject to adjustment for stock splits, combinations and similar events); (iv) the TPG Director, for so long as TPG owns at least one-third (33%) of the Voting Securities held by it immediately after the Effective Time (subject to adjustment for stock splits, combinations and similar events); and (v) such number of Independent Directors as is necessary to have in office at all times not less than three (3) Independent Directors.

(e)          Subject to subsection (d) above and until such time as such Committees must be comprised entirely of Independent Directors in accordance with the listing standards of the New York Stock Exchange, the Compensation Committee of the Board shall include one of either the THL Director and the TPG Director. The THL Director and TPG Director shall rotate their position on the Compensation Committee each year.

(f)           No party shall designate a Director (i) who has been removed for cause from the Board, (ii) has ever been convicted of a felony, or (iii) is or, within 10 years prior to the date of designation, has been subject to any permanent injunction for violation of any federal or state securities law.

5.5          Voting Agreements.

(a)          Each Shareholder (other than Evercore) hereby agrees that it will vote, or cause to be voted, all Voting Securities over which such Person has the power to vote or direct the voting (and which are entitled to vote on such matter), and will take all other necessary or desirable actions within such Person’s control in favor of the election of each candidate designated or nominated for election pursuant to Section 5.4. If at any time any such Director ceases to serve on the Board (whether due to resignation, removal or otherwise), the Company shall nominate and the Shareholders shall vote in favor of a successor to fill the vacancy created thereby on the terms and subject to the conditions of Section 5.4. Each Shareholder (other than Evercore) agrees to vote, or cause to be voted, all Voting Securities over which such Person has the power to vote or direct the voting, and shall take all such other actions as shall be necessary or desirable to cause the designated successor to be elected to fill such vacancy.

(b)          Nothing in this Agreement shall be construed to impair any rights that the shareholders of the Company may have to remove any Director for cause under applicable law, the Charter or Bylaws. No such removal of an individual designated pursuant to Section 5.4 for cause shall affect any of the Shareholders’ rights to designate a different individual pursuant to Section 5.4 to fill the position from which such individual was removed.

5.6          NYSE Listing.   Except following the completion of a Going Private Transaction conducted in accordance with Section 3.2 or with the prior consent of the Requisite Independent Directors, F Co Parent will not take or cause the Company to take any action to delist, or that would reasonably be expected to result in the delisting of, the Common Stock from a national securities exchange; provided that nothing in this Section 5.5 shall require F Co Parent or any of its Affiliates to take any affirmative action to prevent the Common Stock from being delisted by any such national securities exchange in the event that the Common Stock ceases to meet the applicable listing standards of such national securities exchange.

ARTICLE 6
MISCELLANEOUS

6.1          Notices.   Any notice, direction or other communication to be given under this Agreement shall be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication addressed:

If to the Company (prior to the Effective Time):
Certegy Inc.
100 Second Avenue South
Suite 1100S
St. Petersburg, FL 33701
Attention: Walter M. Korchun
Facsimile: (727) 227-8558

with copies to:
Kilpatrick Stockton LLP
1100 Peachtree Street, Suite 2800
Atlanta, GA 30309
Attention:	W. Stanley Blackburn, Esq.
Bruce D. Wanamaker, Esq.
Facsimile:	(404) 541-3132
and
Covington & Burling
1201 Pennsylvania Avenue, NW
Washington, DC 20004-7566
Attention Bruce S. Wilson
Facsimile: (202) 778-5400
and
Covington & Burling
1330 Avenue of the Americas
New York, NY 10019
Attention Stephen A. Infante
Facsimile: (646) 441-9039
If to the Company (after the Effective Time):
Fidelity National Information Services, Inc
601 Riverside Avenue
Jacksonville, FL 32204
Attention: Christopher Rose
Facsimile No.: (904) 357 1026
with copies to:
Weil, Gotshal & Manges LLP
100 Federal Street
Boston, MA 02110
Attention:	James Westra, Esq.
Marilyn French, Esq.
Facsimile:	(617) 772-8333
Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attention: Christopher Rose
Facsimile: (904) 357 1026
If to F Co Parent:
Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attention: Christopher Rose
Facsimile: (904) 357-1026

If to THL:
Thomas H. Lee Partners, L.P.
100 Federal Street
Boston, MA 02110
Attention: Thomas Hagerty and Seth Lawry
Telephone: (617) 227-1050
Facsimile: (617) 227-3514
If to TPG:
Texas Pacific Group
301 Commerce Street
Suite 3300
Fort Worth, TX 76102
Attention: David Spuria, Esq.
Telephone: (817) 871-4000
Facsimile: (817) 871-4088
If to Evercore:
Evercore Partners
55 East 52nd Street, 43rd Floor
New York, NY 10055
Attn: Neeraj Mital
Telephone: (212) 857-3197
Facsimile: (212) 857-3152
If for the Company or any of the Shareholders, with copies to:
Weil, Gotshal & Manges LLP
100 Federal Street
Boston, MA 02110
Attention:	James Westra, Esq.
Marilyn French, Esq.
Facsimile:	(617) 772-8333
If for TPG, with copies to
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: David Leinwand, Esq.
Facsimile: (212) 225-3999
If for Evercore, with copies to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Alan Schwartz
Facsimile: (212) 455-2502

Any such communication shall be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a business day and such delivery was made prior to

4:00 p.m. (New York time) and otherwise on the next business day, or (ii) if transmitted by facsimile or similar means of recorded communication on the business day following the date of transmission. Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address.

6.2          Amendments; Termination.   This Agreement may be amended, supplemented or otherwise modified only by written agreement of each of the following that are then parties to this Agreement: the Company (acting with the approval of the Requisite Independent Directors), F Co Parent, THL and TPG. Each party hereto shall cease to be a party to this Agreement at such time as such party owns less than 10% of the number of shares of Common Stock of the Company that such party owns as of the date of the Closing and set forth on Schedule 3 hereto (as adjusted for any stock splits, stock dividends or equivalent transactions). Except as otherwise provided in this Agreement, this Agreement and the rights and obligations of the parties hereunder shall terminate upon the first date on which F Co Parent and its Affiliates Beneficially Own either (i) Voting Securities representing less than 10% of the Total Voting Power, or (ii) 90% or more of each class of Capital Stock of which ownership would be required in order to effect a merger pursuant to Section 14-2-1104 of the GBCC or any successor provision (acquired in compliance with the terms of this Agreement). This Agreement will terminate in respect of all Shareholders upon the consummation of a Going Private Transaction or Sale of the Company. Nothing in this Section 6.2 shall be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to the termination hereof or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

6.3           Waiver.   No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar) nor shall such waiver be binding unless executed in writing by the party to be bound by the waiver. No failure on the part of any party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right of the exercise of any other right. All actions and decisions of the Company relating to the enforcement of this Agreement shall be exercised by or under the authority of the Requisite Independent Directors.

6.4           Successors and Assigns.   Neither this Agreement nor any of the rights or obligations under this Agreement is assignable or transferable by any party without the prior written consent of the other parties. This Agreement is binding upon and inures to the benefit of the parties and their respective successors and permitted assigns. For this purpose, a successor includes any person that acquires control of all or substantially all the assets of one of the parties.

6.5           Severability.   In case any provision in this Agreement shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions shall not in any way be affected or impaired thereby.

6.6           Governing Law.   This Agreement is governed by and interpreted and enforced in accordance with the laws of the State of New York without regards to principles of conflicts of law State (other then those provisions set forth herein that are required to be governed by the GBCC). Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York with respect to any matters arising hereunder or relating hereto.

6.7           Counterparts.   This Agreement may be executed in any number of counterparts and all such counterparts taken together are deemed to constitute one and the same instrument.

6.8           Entire Agreement.   Except as otherwise expressly set forth herein, this Agreement and the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of the Shareholders under any other agreement with the Company, the terms of this Agreement shall govern.

6.9           Estoppel.   No failure or delay in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

6.10        Conflicting Agreements.   Each party represents and warrants that it has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

6.11        Effectiveness.   Except for the provisions of Sections 5.4(a)(i), 5.4(a)(iii) and 5.4(b) (relating to the designation of the individuals to serve as the initial C Co Directors and F Co Parent Directors), which are in full force and effect as of the date hereof, this Agreement shall become effective upon the Closing and prior thereto shall be of no force or effect. If the Merger Agreement shall be terminated in accordance with its terms prior to the Closing, this Agreement (including the provisions of Section 5.4) shall automatically be of no force or effect.

*  *  *  *  *

IN WITNESS WHEREOF,   the parties hereto have executed this Shareholders Agreement on the day and year first above written.

COMPANY:
CERTEGY INC.
By:	/s/ LEE A. KENNEDY
Name: Lee A. Kennedy
Title: Chairman and Chief Executive Officer
SHAREHOLDERS:
FIDELITY NATIONAL FINANCIAL, INC.
By:	/s/ WILLIAM P. FOLEY, II
Name: William P. Foley, II
Title: Chairman and Chief Executive Officer
THL FNIS HOLDINGS, LLC
By:	THL Equity Advisors V, LLC, its manager
By:	Thomas H. Lee Partners, L.P., its sole member
By:	Thomas H. Lee Advisors LLC, its general partner
By:	/s/ THOMAS H. LEE
Name: Thomas H. Lee
Title: Managing Director
THOMAS H. LEE CAYMAN FUND V, L.P.
By:	THL Equity Advisors V, LLC, its general partner
By:	Thomas H. Lee Partners, L.P., its sole member
By:	Thomas H. Lee Advisors LLC, its general partner
By:	/s/ THOMAS H. LEE
Name: Thomas H. Lee
Title: Managing Director
THOMAS H. LEE INVESTORS LIMITED PARTNERSHIP
By:	THL Investment Management Corp., its general partner
By:	/s/ THOMAS H. LEE
Name: Thomas H. Lee
Title: Chief Executive Officer

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY I LLC
By:	Putnam Investment Holdings, LLC, its managing member
By:	Putnam Investments, LLC, its managing member
By:	/s/ ROBERT BURNS
Name: Robert Burns
Title: Managing Director
PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY II LLC
By:	Putnam Investment Holdings, LLC, its managing member
By:	Putnam Investments, LLC, its managing member
By:	/s/ ROBERT BURNS
Name: Robert Burns
Title: Managing Director
PUTNAM INVESTMENT HOLDINGS, LLC
By:	Putnam Investments, LLC, its managing member
By:	/s/ ROBERT BURNS
Name: Robert Burns
Title: Managing Director
TPG FNIS HOLDINGS, LLC
By:	TPG GenPar III, L.P.
By:	TPG Advisors III, Inc.
By:	/s/ DAVID A. SPURIA
Name: David A. Spuria
Title: Vice President
TPG PARALLEL III, L.P.
By:	TPG GenPar III, L.P.
By:	TPG Advisors III, Inc.
By:	/s/ DAVID A. SPURIA
Name: David A. Spuria
Title: Vice President

TPG INVESTORS III, L.P.
By:	TPG GenPar III, L.P.
By:	TPG Advisors III, Inc.
By:	/s/ DAVID A. SPURIA
Name: David A. Spuria
Title: Vice President
FOF PARTNERS III, L.P.
By:	TPG GenPar III, L.P.
By:	TPG Advisors III, Inc.
By:	/s/ DAVID A. SPURIA
Name: David A. Spuria
Title: Vice President
FOF PARTNERS III-B, L.P.
By:	TPG GenPar III, L.P.
By:	TPG Advisors III, Inc.
By:	/s/ DAVID A. SPURIA
Name: David A. Spuria
Title: Vice President
TPG DUTCH PARALLEL III, C.V.
By:	TPG GenPar Dutch, L.L.C.
By:	TPG Genpar III, L.P.
By:	TPG Advisors III, Inc.
By:	/s/ DAVID A. SPURIA
Name: David A. Spuria
Title: Vice President
EVERCORE METC CAPITAL PARTNERS II L.P.
By:	Evercore Partners II L.L.C., its General Partner
By:	/s/ KATHLEEN G. REILAND
Name: Kathleen G. Reiland
Title: Senior Managing Director

ANNEX C

COMMITMENT AGREEMENT

COMMITMENT AGREEMENT dated as of September 14, 2005 (this “Agreement”) among Certegy Inc., a Georgia corporation (“C Co”) and the persons listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, C Co, C Co Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of C Co (“Merger Co”), and Fidelity National Information Services, Inc., a Delaware corporation (“F Co”) propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

WHEREAS each Stockholder owns the number of shares of F Co Common Stock set forth opposite its name on Schedule A hereto (such shares of F Co Common Stock, together with any other shares of capital stock of F Co acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares” of such Stockholder); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, C Co has requested that each Stockholder enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.   Representations and Warranties of Each Stockholder.   Each Stockholder hereby, severally and not jointly, represents and warrants to C Co as of the date hereof in respect of himself, herself or itself as follows:

(a)   Organization; Authority; Execution and Delivery; No Conflicts; Enforceability.   The Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. The Stockholder has all requisite power and authority to execute and deliver this Agreement and the written consent in the form attached as Exhibit J to the Merger Agreement (the “Stockholder Consent”) and to perform its obligations hereunder and comply with the terms hereof. The execution and delivery by the Stockholder of this Agreement and its Stockholder Consent and the performance of its obligations hereunder and compliance with the terms hereof have been duly authorized by all necessary action on the part of the Stockholder. The Stockholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms. The execution and delivery by the Stockholder of this Agreement do not, and the execution and delivery by the Stockholder of its Stockholder Consent and the performance of its obligations hereunder and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien (other than Liens created pursuant to this Agreement) upon any of the assets of the Stockholder under, any provision of (i) any organizational documents of the Stockholder, (ii) any Contract to which the Stockholder is a party or by which assets of the Stockholder are bound or (iii) subject to the filings and other matters referred to in the next sentence, any provision of any stature, law, ordinance, regulation, rule, code, executive order, judgment, injunction, decree or other order (“Law”) applicable to the Stockholder or the assets of the Stockholder, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not materially impaired or delayed, and are not reasonably likely to materially impair or delay, the Stockholder’s ability to perform its obligations hereunder or comply with the terms hereof. No Consent of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to the Stockholder in connection with the execution, delivery and performance of this Agreement or the execution and delivery of its Stockholder Consent or the performance of its obligations hereunder or the compliance with the terms hereof other than (x) compliance with and filings under the HSR Act, (y) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this

Agreement and (z) such other Consents, registrations, declarations or filings that are contemplated by the Merger Agreement or the failure of which to obtain or make are not, individually or in the aggregate, reasonably likely to materially impair or delay the Stockholder’s ability to perform its obligations hereunder or comply with the terms hereof.

(b)   The Subject Shares.   The Stockholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares set forth opposite its name on Schedule A attached hereto, free and clear of any Liens (other than Liens created pursuant to the terms of this Agreement or arising under federal or state securities Laws). The Stockholder does not own, of record or beneficially, any shares of capital stock of F Co other than the Subject Shares set forth opposite its name on Schedule A attached hereto. The Stockholder has the sole right to vote such Subject Shares, none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer (as defined below) of such Subject Shares, except as contemplated by this Agreement, and except as set forth in the Stockholders Agreement, dated as of March 9, 2005, among F Co. and the Stockholders (the “F Co Stockholders Agreement”), and the Stockholder hereby (i) waives any rights it may have under the F Co Stockholders Agreement that would in any way limit the ability of the other Stockholders to perform their respective obligations under this Agreement, and (ii) agrees that it will take such action as is necessary to cause the F Co Stockholders Agreement to be terminated immediately prior to consummation of the Merger.

(c)   Investor Representations.   The Stockholder acknowledges that the C Co Common Stock to be issued pursuant to the Merger Agreement initially will not be registered under the Securities Act in reliance on the exemptions from the registration requirements of Section 5 of the Securities Act set forth in Section 4(2) thereof and Regulation D promulgated thereunder. In connection therewith:  (i) the Stockholder hereby represents and warrants to C Co that (A) it is an “accredited investor” as such term is defined under the Securities Act, or, alternatively, has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in C Co and the C Co Common Stock, and (B) the shares of C Co Common Stock to be issued to such Stockholder pursuant to the Merger Agreement are being purchased for investment for the account of such Stockholder and without the intent of participating directly or indirectly in a distribution of such shares in violation of the Securities Act or other applicable securities laws; (ii) in addition to any legend imposed by applicable state securities laws, the certificates representing the shares of C Co Common Stock to be issued pursuant to the Merger Agreement will bear the restrictive legends set forth in the Merger Agreement and the Shareholders Agreement, and stop transfer orders shall be placed against the transfer thereof with C Co’s transfer agent; and (iii) the shares of C Co Common Stock to be issued pursuant to the Merger will be subject to transfer restrictions imposed by federal and state securities laws, and as set forth in the Shareholders Agreement or the Lock-Up Agreement, as applicable.

SECTION 2.   Additional Representations and Warranties of F Co Parent.   In addition to the representations and warranties made under Section 2 hereof, Fidelity National Financial, Inc., a Delaware corporation (“F Co Parent”), hereby represents and warrants to C Co as of the date hereof as follows:

(a)   Information Supplied.   None of the information supplied by the F Co Parent for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to C Co’s shareholders or at the time of the C Co Shareholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to C Co’s shareholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by F Co Parent with respect to statements made or incorporated by reference therein based on information supplied by C Co in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by F Co Parent will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(b)   Brokers.   No broker, finder or investment banker other than Bear, Stearns & Co, Inc. and Stephens Inc. is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of F Co Parent.

SECTION 3.   Representations and Warranties of C Co.   C Co hereby represents and warrants to each Stockholder and F Co as follows: C Co is duly organized, validly existing and in good standing under the laws of the State of Georgia. C Co has all requisite corporate power and authority to execute and deliver this Agreement. The execution and delivery by C Co of this Agreement has been duly authorized by all necessary action on the part of C Co. C Co has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of C Co, enforceable against C Co in accordance with its terms. The execution and delivery by C Co of this Agreement do not and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or result in the creation of any Lien upon any of the properties or assets of C Co under, any provision of (i) any organizational documents of C Co, (ii) any Contract to which C Co is a party or by which any assets of C Co are bound or (iii) subject to the filings and other matters referred to in the next sentence, any provision of any Law applicable to C Co or the assets of C Co, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not, and are not reasonably likely to, materially impair or delay C Co’s ability to consummate the transactions contemplated by the Merger Agreement. No Consent of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to C Co in connection with the execution, delivery and performance of this Agreement or the performance of its obligations hereunder or the compliance with the terms hereof other than (x) compliance with and filings under the HSR Act, (y) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and (z) such other Consents, registrations, declarations or filings that are contemplated by or disclosed pursuant to the Merger Agreement or the failure of which to obtain or make are not, individually or in the aggregate, reasonably likely to materially impair or delay C Co’s ability to perform its obligations hereunder or comply with the terms hereof.

SECTION 4.   Covenants of Each Stockholder.   Each Stockholder, severally and not jointly, covenants and agrees as follows:

(a)   Immediately following the execution and delivery of the Merger Agreement, the Stockholder shall execute and deliver the Stockholder Consent to the Company. The Stockholder will not thereafter revoke or modify, or encourage other Stockholders to revoke or modify, the Stockholder Consent, and the Stockholder will not thereafter execute another written consent or vote (or cause to be voted) the Subject Shares of the Stockholder for any proposal that will approve any action in conflict with the Stockholder Consent or that would otherwise be reasonably likely to impede, frustrate, prevent or nullify any provision of the Merger Agreement, the Merger or the consummation of any of the transactions contemplated hereby or thereby.

(b)   The Stockholder shall not Transfer, or consent to or permit any Transfer of, any Subject Shares or any interest therein, or enter into any Contract, option or other arrangement with respect to the Transfer (including any profit sharing or other derivative arrangement) of any Subject Shares or any interest therein, to any person other than pursuant to the Merger Agreement, other than pursuant to this Agreement or another Ancillary Agreement, and shall not commit or agree to take any of the foregoing actions. Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Subject

Shares; provided, however, that a merger, consolidation or similar business combination transaction in which F Co Parent is a constituent corporation (or otherwise a party including, for the avoidance of doubt, a transaction pursuant to which a Person acquires all or a portion of F Co Parent’s outstanding capital stock, whether by tender or exchange offer, by share exchange, or otherwise) shall not be deemed to be the Transfer of any Subject Shares beneficially owned by F Co Parent or any of its Subsidiaries, provided that the primary purpose of any such transaction is not to avoid the provisions of this Agreement and that the successor or surviving person to such a merger, consolidation or similar business combination transaction, if not F Co Parent, expressly assumes all obligations of F Co Parent under this Agreement. For purposes of this Agreement, the term Transfer shall include the sale of an Affiliate of F Co Parent or F Co Parent’s interest in an Affiliate that beneficially owns Subject Shares unless such Transfer is in connection with a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction referred to in the first proviso of the previous sentence.

(c)   At or prior to the Closing, the Stockholder shall execute and deliver each Ancillary Agreement to which it has been designated to become a party thereto pursuant to the Merger Agreement.

(d)   Each Stockholder hereby agrees that effective immediately prior to the Effective Time, each of (i) the Stockholders Agreement, dated as of March 9, 2005, by and among the F Co and the Stockholders, and (ii) the Registration Rights Agreement, dated as of March 9, 2005, by and among F Co and the Stockholders shall be automatically terminated without any further action on the part of any party hereto, and thereafter such Stockholders Agreement and Registration Rights Agreement shall be of no further force or effect. TPG GenPar IV, L.P. agrees that effective immediately prior to the Effective Time, that the Management Agreement, dated as of March 9, 2005, by and between F Co and TPG GenPar IV, L.P. shall be automatically terminated without any further action on the part of any party hereto, and thereafter such Management Agreement shall be of no further force or effect. THL Managers V, LLC agrees that effective immediately prior to the Effective Time, that the Management Agreement, dated as of March 9, 2005, by and between F Co and THL Managers V, LLC shall be automatically terminated without any further action on the part of any party hereto, and thereafter such Management Agreement shall be of no further force or effect. Evercore Advisors L.L.C. agrees that effective immediately prior to the Effective Time, that the Management Agreement, dated as of March 9, 2005, by and between F Co and Evercore Advisors L.L.C. shall be automatically terminated without any further action on the part of any party hereto, and thereafter such Management Agreement shall be of no further force or effect.

(e)   Each Stockholder (other than F Co Parent) hereby agrees that, effective as of the Effective Time and thereafter, such Stockholder shall have no rights to approve or veto any changes or amendments to the Intercompany Agreements.

SECTION 5.   Additional Covenants of F Co Parent.   F Co Parent covenants and agrees as follows:

(a)   As promptly as practicable following the date of this Agreement F Co Parent shall, or shall cause its affiliates to, prepare and file with the SEC all Other Filings that are required to be filed by it in connection with the transactions contemplated by the Merger Agreement. F Co Parent shall timely furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements or other filings prepared in connection with transactions of the type contemplated by the Merger Agreement. F Co Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Other Filings. F Co Parent shall promptly notify C Co upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Other Filings, and shall provide C Co with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Other Filings. If at any time prior to the C Co Shareholders’ Meeting, any information relating to F Co Parent or any of its affiliates, officers or directors, should be discovered by F Co Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, it shall promptly notify C Co so that an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable law, disseminated to the shareholders of C Co. Notwithstanding anything to the contrary stated above, prior to filing the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, F Co Parent shall provide C Co an opportunity to review and comment on such document or response.

(b)   F Co Parent shall take such action as is necessary by it to amend the Intercompany Agreements in the manner contemplated by Section 6.16 of the Merger Agreement on or prior to the Effective Time.

(c)   F Co Parent shall not issue any press release or make any other public statement with respect to the Merger Agreement, this Agreement, any other Ancillary Agreement, the Merger or any other transaction contemplated hereby or thereby without the prior consent of C Co, except as may be required by applicable law, requirements of the NYSE or court process after using its reasonable best efforts to consult with C Co and providing it with a reasonable opportunity for review and comment on such press release or other public statement to the extent practicable.

(d)   F Co Parent shall give prompt notice to C Co of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause a breach of any of the representations and warranties set forth in Sections 2 or 3 hereof, (ii) any failure of F Co Parent to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder. In addition, F Co Parent shall give prompt written notice to C Co of any notice or other communication (x) from any person and the response thereto of F Co Parent or its Representatives alleging that the consent of such person is or may be required in connection with the Merger Agreement or the Merger, and (y) from any Governmental Authority and the response thereto of F Co Parent or its Representatives in connection with the Merger Agreement or the Merger.

(e)   Except as contemplated by any provision of the Merger Agreement, as required by law, or as set forth in Section 5.02 of the F Co Disclosure Schedule, F Co Parent will not, between the date of this Agreement and the Effective Time, without the prior written consent of C Co (which consent shall not be unreasonably withheld or delayed) take any action that, to the knowledge of F Co Parent, would reasonably be likely to prevent or materially delay satisfaction of the conditions contained in Section 7.01 or 7.02 of the Merger Agreement or the consummation of the Merger.

(f)    F Co Parent agrees to use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise required of it in order to consummate the Merger, (ii) obtain from Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by it in connection with the authorization, execution and delivery of this Agreement, or in connection with the Merger and the transactions contemplated by the Merger Agreement, (iii) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as C Co may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement. In addition, F Co Parent agrees that it will cooperate fully (including, without limitation, by providing all information reasonably requested of it) with the other parties in promptly seeking to obtain all authorizations, consents, orders and approvals required to be obtained by C Co and F Co in order to effect the Merger, including without limitation those required under the HSR Act or any other applicable antitrust, competition or fair trade laws with respect to the Merger.

SECTION 6.   Indemnification.

(a)   Each Stockholder and F Co shall execute and deliver an amendment to that certain Amended & Restated Stock Purchase Agreement, dated as of March 8, 2005, among F Co and the Stockholders in the form of Exhibit A attached hereto, on or prior to the Effective Time.

(b)   F Co Parent shall, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by law, C Co, F Co, their respective officers, directors, agents, and employees (each, an “Indemnified Party”), to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, actions or proceedings (whether commenced or threatened), reasonable costs (including, without limitation, reasonable costs of preparation and reasonable attorneys’ fees) and reasonable expenses (including reasonable expenses of investigation) (collectively, “Losses”), as incurred, arising or resulting from, whether such Losses arise or accrue prior to, on or following the Effective Time, any untrue or alleged untrue statement of a material fact contained in any Proxy Statement, whether preliminary or definitive, or in any amendment or supplements thereto, or any Other Filing, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue or alleged untrue statement is contained in, or such omission or alleged omission is required to be contained in, any information that F Co Parent furnished in writing to C Co expressly for use in any such Proxy Statement or which C Co incorporated by reference from F Co Parent’s SEC Reports. Each indemnity and reimbursement of costs and expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party.

(c)   C Co shall, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by law, F Co Parent and its respective officers, directors, agents, and employees (each, an “F Co Parent Indemnified Party”), to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, actions or proceedings (whether commenced or threatened), reasonable costs (including, without limitation, reasonable costs of preparation and reasonable attorneys’ fees) and reasonable expenses (including reasonable expenses of investigation) (collectively, “F Co Parent Losses”), as incurred, arising or resulting from, whether such F Co Parent Losses arise or accrue prior to, on or following the Effective Time, any untrue or alleged untrue statement of a material fact contained in any Proxy Statement, whether preliminary or definitive, or in any amendment or supplements thereto, or any Other Filing, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue or alleged untrue statement is contained in, or such omission or alleged omission is required to be contained in, any information that C Co furnished for use in any such Proxy Statement. Each indemnity and reimbursement of costs and expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such F Co Parent Indemnified Party.

SECTION 7.   Termination.   This Agreement shall terminate upon the earliest of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms, other than with respect to the liability of any party for breach hereof prior to such termination.

SECTION 8.   Additional Matters.

(a)   Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as C Co may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement.

(b)   Each Stockholder signs solely in its capacity as the record holder and beneficial owner of such Stockholder’s Subject Shares and nothing herein shall limit or affect any actions taken by a partner or an officer, employee or agent of a Stockholder, in his or her capacity as an officer or director of F Co in exercising his or her rights under the Merger Agreement to the extent that such actions are expressly and specifically permitted under the Merger Agreement.

SECTION 9.   General Provisions.

(a)   Amendments.   This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b)   Notice.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to C Co in accordance with Section 9.02 of the Merger Agreement and to the Stockholders at their respective addresses set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(c)   Interpretation.   When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereby”, “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented unless otherwise specified. References to a person are also to its permitted successors and assigns.

(d)   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(e)   Counterparts.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against any Stockholder when one or more counterparts have been executed by such Stockholder and delivered to C Co. In respect of each Stockholder, this Agreement shall become effective against C Co when one or more counterparts have been signed by C Co and delivered to each Stockholder. Each party need not sign the same counterpart.

(f)   Entire Agreement; No Third-Party Beneficiaries.   This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g)   Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, except to the extent the Laws of Delaware are mandatorily applicable to the Merger.

(h)   Assignment.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise, by C Co without the prior written consent of each Stockholder or by any Stockholder without the prior written consent of C Co, and any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(i)   Enforcement.   All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court located in Jacksonville, Florida. The parties hereby (i) submit to the exclusive jurisdiction of any state or federal court located in Jacksonville, Florida for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.

(j)   Specific Performance.   Each party hereto acknowledges that it will be impossible to measure in money the damages to the other parties if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other parties will not have an adequate remedy at law or in damages. Accordingly, each party hereto agrees that injunctive relief or any other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law or in damages. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining such equitable relief.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, C Co has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.

CERTEGY INC.
By:	/s/ LEE A. KENNEDY
Name: Lee A. Kennedy
Title: Chairman and Chief Executive Officer

FIDELITY NATIONAL FINANCIAL, INC.
By:	/s/ WILLIAM P. FOLEY, II
Name: William P. Foley, II
Title: Chairman and Chief Executive Officer

SIGNATURE PAGE COMMITMENT LETTER

THL FNIS HOLDINGS, LLC
By:	THL Equity Advisors V, LLC, its manager
By:	Thomas H. Lee Partners, L.P., its sole member
By:	Thomas H. Lee Advisors LLC, its general partner
By:	/s/ THOMAS H. LEE
Name: Thomas H. Lee
Title: Managing Director
THOMAS H. LEE (CAYMAN) FUND V, L.P.
By:	THL Equity Advisors V, LLC, its general partner
By:	Thomas H. Lee Partners, L.P., its sole member
By:	Thomas H. Lee Advisors LLC, its general partner
By:	/s/ THOMAS H. LEE
Name: Thomas H. Lee
Title: Managing Director
THOMAS H. LEE INVESTORS LIMITED PARTNERSHIP
By:	THL Investment Management Corp., its general partner
By:	/s/ THOMAS H. LEE
Name: Thomas H. Lee
Title: Managing Director
PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY I LLC
By:	Putnam Investment Holdings, LLC, its managing member
By:	Putnam Investments, LLC, its managing member
By:	/s/ ROBERT BURNS
Name: Robert Burns
Title: Managing Director

SIGNATURE PAGE COMMITMENT AGREEMENT

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY II LLC
By:	Putnam Investment Holdings, LLC, its managing member
By:	Putnam Investments, LLC, its managing member
By:	/s/ ROBERT BURNS
Name: Robert Burns
Title: Managing Director
PUTNAM INVESTMENT HOLDINGS, LLC
By:	Putnam Investments, LLC, its managing member
By:	/s/ ROBERT BURNS
Name: Robert Burns
Title: Managing Director

SIGNATURE PAGE COMMITMENT AGREEMENT

TPG FNIS HOLDINGS, LLC
By:	TPG GenPar III, L.P., its manager
By:	TPG Advisors III, Inc., its general partner
By:	/s/ DAVID A. SPURIA
Name: David A. Spuria
Title: Vice President
TPG PARALLEL III, L.P.
By:	TPG GenPar III, L.P., its general partner
By:	TPG Advisors III, Inc., its general partner
By:	/s/ DAVID A. SPURIA
Name: David A. Spuria
Title: Vice President
TPG INVESTORS III, L.P.
By:	TPG GenPar III, L.P., its general partner
By:	TPG Advisors III, Inc., its general partner
By:	/s/ DAVID A. SPURIA
Name: David A. Spuria
Title: Vice President
FOF PARTNERS III, L.P.
By:	TPG GenPar III, L.P., its general partner
By:	TPG Advisors III, Inc., its general partner
By:	/s/ DAVID A. SPURIA
Name: David A. Spuria
Title: Vice President
FOF PARTNERS III-B, L.P.
By:	TPG GenPar III, L.P., its general partner
By:	TPG Advisors III, Inc., its general partner
By:	/s/ DAVID A. SPURIA
Name: David A. Spuria
Title: Vice President

SIGNATURE PAGE COMMITMENT AGREEMENT

TPG DUTCH PARALLEL III, C.V.
By:	TPG GenPar Dutch, L.L.C., its general partner
By:	TPG Genpar III, L.P., its general partner
By:	TPG Advisors III, Inc., its general partner
By:	/s/ DAVID A. SPURIA
Name: David A. Spuria
Title: Vice President

EVERCORE METC CAPITAL PARTNERS II L.P.
By:	Evercore Partners II L.L.C., its General Partner
By:	/s/ KATHLEEN G. REILAND
Name: Kathleen G. Reiland
Title: Senior Managing Director

BANC OF AMERICA CAPITAL INVESTORS, L.P.
By:	Banc of America Capital Management, L.P., its General Partner
By:	BACM I GP, LLC, its General Partner
By:	/s/ J. TRAVIS HAIN
Name: J. Travis Hain
Title: Managing Partner

SIGNATURE PAGE COMMITMENT AGREEMENT

Solely for the purposes set forth in Section 4(d):

TPG GENPAR IV, L.P.
By:	TPG Advisors IV, Inc., its general partner
By:	/s/ DAVID A. SPURIA
Name: David A. Spuria
Title: Vice President

EVERCORE ADVISORS L.L.C.
By:	/s/ KATHLEEN G. REILAND
Name: Kathleen G. Reiland
Title: Managing Member

THL MANAGERS V, LLC
By:	Thomas H. Lee Partners, L.P., its Managing Member
By:	Thomas H. Lee Advisors LLC, its general partner
By:	/s/ THOMAS H. LEE
Name: Thomas H. Lee
Title: Managing Director

SIGNATURE PAGE COMMITMENT AGREEMENT

ANNEX D

September 14, 2005

The Board of Directors
Certegy Inc.
100 Second Avenue South
Suite 1100S
St. Petersburg, FL  33701

Members of the Board:

You have asked us to advise you with respect to the fairness to the holders of Certegy Inc., a Georgia corporation (“Certegy”), common stock, par value $0.01 per share (“Certegy Common Stock”), from a financial point of view, of the Exchange Ratio and Special Dividend (each as defined below), taken together, to be paid pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among Certegy, a Delaware limited liability company subsidiary of Certegy (“Merger Sub”), and Fidelity National Information Services, Inc. (“FIS”), a majority owned subsidiary of Fidelity National Financial, Inc. (“FNF”), a publicly traded Delaware corporation. As more fully described in the Merger Agreement, among other things, (i) Certegy will declare and pay (or provide for the payment of) a special cash dividend of $3.75 per share (the “Special Dividend”) on the shares of Certegy Common Stock outstanding immediately prior to the Merger (as defined below), (ii) FIS will merge with and into Merger Sub with Merger Sub surviving the Merger and remaining a wholly owned subsidiary of Certegy (the “Merger”), and (iii) each outstanding share of FIS common stock, par value $0.0001 per share (“FIS Common Stock”), will be converted into the right to receive 0.6396 shares of Certegy Common Stock (the “Exchange Ratio”), as a result of which the holders of Certegy Common Stock immediately prior to the Merger will hold approximately 32.5% of the outstanding Certegy Common Stock immediately after the Merger, considered on a fully diluted basis using the treasury stock method.

In arriving at our opinion, we reviewed a draft of the Merger Agreement dated September 13, 2005, and held discussions with certain senior officers and other representatives and advisors of Certegy and certain senior officers and other representatives and advisors of FIS and its affiliates, including FNF, concerning the respective businesses, operations and prospects of Certegy and FIS. We examined certain publicly available business and financial information relating to Certegy and FIS as well as certain financial forecasts and other information and data relating to Certegy and FIS that were provided to or discussed with us by the respective managements of Certegy, FIS and FNF, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Certegy, FIS and FNF to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement, and such other terms as we deemed necessary and appropriate, in relation to, among other things:  current and historical market prices and trading volumes of Certegy Common Stock; the historical and projected earnings and other operating data of Certegy and FIS; and the capitalization and financial condition of Certegy and FIS. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Certegy and FIS. We also reviewed certain potential pro forma financial effects of the Merger on Certegy and FIS. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the respective managements of Certegy, FIS and FNF that they are not aware of any relevant

D-1

information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Certegy and FIS provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of Certegy, FIS and FNF that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Certegy, FIS and FNF as to the future financial performance of Certegy and FIS, the potential strategic implications and operational benefits anticipated to result from the Merger and the other matters covered thereby, and have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected.

We have assumed, with your consent, that (i) the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, and (ii) that, in the course of obtaining the necessary governmental or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Certegy or FIS or the contemplated benefits of the Merger. Representatives of Certegy have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We are not expressing any opinion as to what the value of the Certegy Common Stock actually will be following the completion of the Merger or the prices at which the Certegy Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Certegy or FIS nor have we made any physical inspection of the properties or assets of Certegy or FIS. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Certegy or the effect of any other transaction in which Certegy might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. (“Citigroup”) has acted as financial advisor to Certegy in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided services to FIS or its affiliates unrelated to the proposed Merger, for which services we and such affiliates have received customary compensation, including without limitation in 2004, having acted as financial advisor to FNF in its acquisition of a minority interest in Covansys Corporation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Certegy or affiliates of FIS for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Certegy, FIS and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Certegy in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio and the Special Dividend are, taken together, fair to the holders of Certegy Common Stock from a financial point of view.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

D-2

ANNEX E

September 14, 2005

Board of Directors
Certegy Inc.
100 Second Avenue South
Suite 1100S
St. Petersburg, FL 33701

Ladies and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) understands that  Certegy Inc. (“Certegy”) is considering a proposed merger of Certegy and Fidelity National Information Services, Inc. (“FIS”) pursuant to the Agreement and Plan of Merger, dated as of September 14, 2005 (the “Merger Agreement”), among FIS, Certegy and C Co Merger Sub, LLC, a wholly owned subsidiary of Certegy (“Merger Sub”), which provides, among other things, for the merger of FIS with and into Merger Sub (the “Transaction”), as a result of which FIS will become a wholly owned subsidiary of Certegy. As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of the Common Stock, par value $0.0001 per share, of FIS (“FIS Common Stock”) not owned directly or indirectly by FIS or Certegy will be converted into the right to receive 0.6396 shares (the “Exchange Ratio”) of Common Stock, par value $0.01 per share, of Certegy (“Certegy Common Stock”). It is contemplated that Certegy will declare and pay or provide for payment to record holders of Certegy Common Stock immediately prior to the Effective Time a special cash dividend on the Certegy Common Stock in an amount of $3.75 per share of Certegy Common Stock (the “Dividend”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

You have requested Deutsche Bank’s opinion, as investment bankers, as to the fairness, from a financial point of view, of the Exchange Ratio and the Dividend, taken together, to the holders of Certegy Common Stock.

In arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning FIS and Certegy and certain internal analyses and other information furnished to it by FIS, Certegy and Citigroup Global Markets Inc. (“Citigroup”), which is also serving as financial advisor to Certegy. Deutsche Bank has also held discussions with members of the senior managements of Fidelity National Financial, Inc. (“FNF”), FIS and Certegy and certain investment banking and other professionals of Citigroup and Bear, Stearns & Co. Inc., which is serving as financial advisor to FIS, regarding the businesses and prospects of Certegy and FIS and the joint prospects of a combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Certegy Common Stock, (ii) compared certain financial and/or stock market information for FIS and Certegy with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement, the Commitment Agreement, the Shareholders Agreement, the Registration Rights Agreement and certain other Ancillary Agreements and related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning FIS or Certegy, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has

E-1

not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of FIS or Certegy. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected by Certegy and FIS to be achieved as a result of the Transaction (collectively, the “Synergies”), made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of FIS or Certegy, as the case may be, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections, including the Synergies, or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Certegy, Merger Sub and FIS contained in the Merger Agreement are true and correct, Certegy, Merger Sub and FIS will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and the Ancillary Agreements and all conditions to the obligations of each of Certegy, Merger Sub and FIS to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Certegy or FIS is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Certegy or FIS or materially reduce the contemplated benefits of the Transaction to Certegy or the combined company. In addition, you have informed Deutsche Bank, and accordingly for purposes of rendering its opinion Deutsche Bank has assumed, that the Transaction (other than the receipt of the Dividend) will be tax-free to Certegy and its shareholders.

This opinion is addressed to, and for the use and benefit of, the Board of Directors of Certegy (solely in each director’s capacity as a director) and is not a recommendation to the shareholders of Certegy to approve the Merger Agreement, the Share Issuance or the Articles Amendment. This opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio and the Dividend, taken together, to the holders of Certegy Common Stock, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by Certegy to engage in the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to Certegy in connection with the Transaction, none of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Certegy, FIS and FNF or their affiliates for which it has received compensation. Members of the DB Group have extended funded and unfunded credit commitments in an aggregate amount of approximately $56 million under FIS’s approximately $3.0 billion corporate credit facilities. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Certegy and FNF for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that the Exchange Ratio and the Dividend, taken together, are fair, from a financial point of view, to the holders of Certegy Common Stock.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

E-2

ANNEX F

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FIDELITY NATIONAL INFORMATION SERVICES, INC.

ARTICLE I

The name of the Corporation is Fidelity National Information Services, Inc.

ARTICLE II

The Corporation shall have authority to issue Eight Hundred Million (800,000,000) shares, of which Six Hundred Million (600,000,000) shall be designated “Common Stock” and have a par value of $.01 per share and Two Hundred Million (200,000,000) shares shall be designated “Preferred Stock” and have a par value of $.01 per share. Shares that are reacquired by the Corporation shall be classified as treasury shares unless the terms of such shares provide to the contrary or unless retired and canceled in the discretion of the Board of Directors. Any reacquired shares that are retired and canceled shall constitute authorized but unissued shares unless the terms of such shares provide to the contrary. Any treasury shares may be resold or otherwise reissued in the discretion of the Board of Directors, subject to the provisions of these Amended and Restated Articles of Incorporation. The voting powers, preferences, designations, rights, qualifications, limitations and restrictions of or on each class and series of the shares of the Corporation shall be as follows:

COMMON STOCK

Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article II, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges provided for herein, including, but not limited to, the following rights and privileges:

(a)    Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

(b)   The holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote; and

(c)    Upon the voluntary or involuntary dissolution of the Corporation, the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with the number of shares of Common Stock held by them.

PREFERRED STOCK

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The number of shares of each series of Preferred Stock, and the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of or on such shares shall be as fixed and determined by the Board of Directors prior to the issuance of any such shares, in the manner provided by law. The authority of the Board of Directors with respect to each series of the Preferred Stock shall include, without limiting the generality of the foregoing, the establishment of any or all of the voting powers, preferences, designations, rights, qualifications, limitations and restrictions described in Section 14-2-601(d) of the Georgia Business Corporation Code and any others determined by the Board of Directors, any of which may be different from or the same as those of any other class or series of the Corporation’s shares.

F-1

The Board of Directors is expressly authorized at any time to adopt resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and at any time and from time to time to file articles of amendment which are effective without shareholder action to increase or decrease the number of shares included in any series of Preferred Stock (but not to decrease the number of shares in any series below the number of shares then issued), to eliminate the series where no shares are issued, or to set or change in any one or more respects the voting powers, preferences, designations, rights, qualifications, limitations or restrictions relating to the shares of the series, except as otherwise provided by law or in the articles of amendment establishing any such series.

ARTICLE III

Except as otherwise provided in these Amended and Restated Articles of Incorporation or pursuant to the terms of any authorized series of Preferred Stock or by action of the Board of Directors pursuant to the Georgia Business Corporation Code, the vote required for shareholder action on all matters shall be the minimum vote required by the Georgia Business Corporation Code.

ARTICLE IV

(a)   The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors comprised as follows:

1.      The number of directors shall be not less than five, nor more than fifteen, and shall be fixed within such range by the Board of Directors.

2.      The directors shall be divided into three classes, designated as Class I, Class II, and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Each initial director in Class I shall hold office for a term that expires at the first annual meeting of shareholders after his election; each initial director in Class II shall hold office for a term that expires at the second annual meeting of shareholders after his election; and each initial director in Class III shall hold office for a term that expires at the third annual meeting of shareholders after his election. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting of shareholders shall be elected for a three-year term. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Any additional director of any class elected by the shareholders to the Board of Directors to fill a vacancy resulting from an increase in such a class shall hold office for a term that shall coincide with the remaining term of that class. Any additional director of any class elected by the Board of Directors to fill a vacancy resulting from an increase in such a class shall hold office for a term that shall expire at the next annual meeting of shareholders, and, if such newly-created directorship is to be continued, a nominee therefor shall be submitted to the shareholders for their vote. In no case shall a decrease in the number of directors for a class shorten the term of an incumbent director. A director shall hold office until the annual meeting of shareholders for the year in which such director’s term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

3.      Any vacancy on the Board of Directors that results from an increase in the number of directors or from prior death, resignation, retirement, disqualification or removal from office of a director shall be filled by a majority of the Board of Directors then in office, though less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy resulting from prior death, resignation, retirement, disqualification or removal from office of a director, shall have the same remaining term as that of his or her predecessor.

F-2

(b)   Except as may be prohibited by law or by these Amended and Restated Articles of Incorporation, the Board of Directors shall have the right to make, alter, amend, change, add to, or repeal the bylaws of the Corporation, and have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures that from time to time shall govern the Board of Directors and its members, including without limitation, the vote required for any action by the Board of Directors, and that from time to time shall affect the directors’ powers to manage the business and affairs of the Corporation. No bylaw shall be adopted by shareholders that shall impair or impede the implementation of the foregoing.

(c)   Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that a lesser percentage for separate class vote for certain actions may be permitted by law, by these Amended and Restated Articles of Incorporation or by the bylaws of the Corporation), the affirmative vote of the holders of not less than two-thirds (2/3) of the votes entitled to be cast by the holders of all of the outstanding shares of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article IV or to adopt any provision of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation inconsistent with this Article IV. The holder of each share of the Corporation entitled to vote thereon shall be entitled to cast the same number of votes as the holder of such shares is entitled to cast generally in the election of each director. This Article IV (c) shall not apply, and such two-thirds (2/3) vote shall not be required, with respect to any amendment or repeal of any provision of this Article IV or the adoption of any such inconsistent provision, if such amendment, repeal or adoption is recommended by a majority of the Board of Directors.

(d)   The invalidity or unenforceability of this Article IV, or any portion hereof, or of any action taken pursuant to this Article IV shall not affect the validity or enforceability of any other provision of these Amended and Restated Articles of Incorporation, any action taken pursuant to such other provision, or any action taken pursuant to this Article IV.

ARTICLE V

(a)   No director shall have any liability to the Corporation or to its shareholders for monetary damages for any action taken, or any failure to take action, as a director, except for:  (1) any appropriation of any business opportunity of the Corporation in violation of the director’s duties; (2) acts or omissions which involve intentional misconduct or a knowing violation of law; (3) the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or (4) any transaction from which the director received an improper personal benefit.

(b)   Any repeal or modification of the provisions of this Article V by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification. If the Georgia Business Corporation Code is amended, after this Article V becomes effective, to authorize corporate action further eliminating or limiting the liability of directors, then, without further corporate action, the liability of a director of the Corporation, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended.

ARTICLE VI

The Corporation shall indemnify its officers and directors to the fullest extent permitted under the Georgia Business Corporation Code. Such indemnification shall not be deemed exclusive of any additional indemnification that the Board of Directors may deem advisable or of any rights to which those indemnified may otherwise be entitled. The Board of Directors of the Corporation may determine from

F-3

time-to-time whether and to what extent to maintain insurance providing indemnification for officers and directors and such insurance need not be limited to the Corporation’s power of indemnification under the Georgia Business Corporation Code. Any repeal or modification of the provisions of this Article VI by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right to indemnification of a director or officer of the Corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

ARTICLE VII

In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation are located, and all other factors such directors consider pertinent; provided, however, that this Article VII shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.

ARTICLE VIII

References herein to the Georgia Business Corporation Code shall be deemed to include any amendments to such Code hereinafter enacted. In the event that any of the provisions of these Amended and Restated Articles of Incorporation (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

F-4

ANNEX G

CERTEGY INC.
STOCK INCENTIVE PLAN
(as amended and restated as of September 14, 2005)

1.     Purpose and Effective Date.   The purpose of this Certegy Inc. Stock Incentive Plan, which has been amended and restated as of September 14, 2005, is to attract and retain directors, officers and other key employees for Certegy Inc., a Georgia corporation (the “Company”) and its Subsidiaries, and to provide those persons with incentives and rewards for superior performance. The Plan became effective as of June 15, 2001, the date it was approved by the Company’s Board of Directors. It was subsequently amended from time to time and, as of September 14, 2005, the Compensation Committee of the Board approved this amendment and restatement of the Plan, as provided herein, contingent on approval of the Company’s shareholders.

2.     Definitions.   As used in this Plan:

“Board” means the Board of Directors of the Company.

“Change in Control” shall have the meaning provided in Section 9 of this Plan.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board, or any successor committee to which the responsibilities of that Committee are assigned.

“Common Share” means shares of common stock, par value $ .01 per share, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 8 of this Plan.

“Company” means Certegy Inc., a Georgia corporation.

“Covered Employee” means a Participant who is, or is determined by the Board or the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

“Date of Grant” means the date specified by the Board or the Committee on which a grant of Option Rights or a grant or sale of Restricted Shares shall become effective (which date shall not be earlier than the date on which the Board or the Committee or its designee takes action with respect thereto).

“Director” means a member of the Board of Directors of the Company.

“Employee Benefits Agreement” means the Employee Benefits Agreement between Equifax Inc. and the Company dated as of June 30, 2001, which provides for the treatment of the employee plans in connection with the spin-off of the Company from Equifax, Inc.

“Equifax Stock Incentive Plans” means the stock incentive plans sponsored by Equifax Inc., including the Equifax Inc. 2000 Stock Incentive Plan, the Equifax Inc. Omnibus Stock Incentive Plan, the 1995 Employee Stock Incentive Plan or the 1993 Employee Stock Incentive Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time, including any successor statutes of similar intent.

“Immediate Family” has the meaning ascribed thereto in Rule 16a-1(e) under the Exchange Act (or any successor rule to the same effect).

“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Option Rights, Restricted Shares and dividend credits pursuant to this Plan, which are subject to the achievement of Management Objectives. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The Management Objectives may be made relative to the performance of other corporations. The Management Objectives applicable to any award to a Covered Employee shall be based on specified levels of, or growth in, one or more of the following criteria, as determined for a single year, or cumulatively for a stated number of years, or as an average over a stated number of years, or otherwise as determined by the Committee at the time the Management Objective is established:

1.     earnings;

2.     earnings per share;

3.     economic value added;

4.     revenue;

5.     operating profit;

6.     net income;

7.     total return to shareholders;

8.     market share;

9.     sales

10.   working capital

11.   profit margins;

12.   cash flow/net assets ratio;

13.   debt/capital ratio;

14.   return on total capital;

15.   return on equity;

16.   return on assets; and

17.   common stock price.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In the case of a Covered Employee, in determining financial results, items whose exclusion from consideration will increase the award shall only have their effects excluded if they constitute “extraordinary” or “unusual” events or items under generally accepted accounting principles and all such events and items shall be excluded. The Committee shall also adjust the performance calculations to exclude the unanticipated effect on financial results of changes in the Code, or other tax laws, and the regulations thereunder. The Committee may decrease the amount of an award otherwise payable if, in the Committee’s view, the financial performance during the performance cycle justifies such adjustment, regardless of the extent to which the Performance Measure was achieved.

“Market Value per Share” means, (i) the closing sale price per Common Share as reported on the principal exchange on which Common shares are then trading, if any, or, if applicable, the NASDAQ National Market System, on the date for which the value is being determined, or if there are no sales on such day, on the next preceding trading day during which a sale occurred, or (ii) if clause (i) does not apply, the fair market value of the Common Shares as determined by the Board or the Committee.

“Non-Employee Director” means a Director who is not an employee of the Company or any Subsidiary.

“Optionee” means the optionee named in an agreement evidencing an outstanding Option Right.

“Option Price” means the purchase price payable on exercise of an Option Right.

“Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 or Section 6 of this Plan.

“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time an officer, or other key employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 60 days of the Date of Grant, and shall also include each Non-Employee Director who receives an award of Option Rights, Restricted Stock Units or Restricted Shares, or any other person, whether or not an employee, Non-Employee Director or officer, who renders significant services as a consultant or otherwise, in the discretion of the Committee.

“Plan” means this amended and restated Certegy Inc. Stock Incentive Plan, which was formerly known as the Certegy Inc. 2001 Stock Incentive Plan, as it may be further amended from time to time.

“Reload Option Rights” means additional Option Rights granted automatically to an Optionee upon the exercise of Option Rights pursuant to Section 4(f) of this Plan.

“Replacement Awards” means Option Rights or Restricted Shares that are issued in substitution of awards of option rights or restricted shares that were granted under the Equifax Stock Incentive Plans to former employees of Equifax Inc. or subsidiaries of Equifax Inc. who are employees of the Company or its Subsidiaries as of the date of the spin-off of the Company to the shareholders of Equifax Inc. or who become employees of the Company after such date pursuant to the Employee Benefits Agreement. As provided in Section 4(n), the Replacement Awards shall have the same material terms and conditions under the Plan as such awards had under the respective Equifax Stock Incentive Plans.

“Restricted Shares” means Common Shares granted or sold pursuant to Section 5 or Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in Section 5 has expired.

“Restricted Stock Units” or “RSUs” means a right granted under Section 5 of the Plan to receive a number of Shares or a cash payment for each such Share equal to the Fair Market Value of a Share on a specified date.

“Rule 16b-3” means Rule 16b-3 under the Exchange Act (or any successor rule to the same effect) as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Spread” means the excess of the Market Value per Share on the date when Option Rights are surrendered in payment of the Option Price of Option Rights, over the Option Price or Base Price provided for in the related Option Right.

“Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company, except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which, at the time of the grant, the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

“Voting Power” means at any time, the total votes relating to the then-outstanding securities entitled to vote generally in the election of Directors.

3.     Shares Available Under the Plan.

(a)    Subject to the adjustments provided for in Section 3(b) and Section 8 of this Plan, the number of Common Shares that may be issued or transferred (i) upon the exercise of Option Rights, (ii) as Restricted Shares or Restricted Stock Units and released from substantial risks of forfeiture thereof, (iii) as awards to Non-Employee Directors or (iv) in payment of dividend equivalents paid with respect to awards made under the Plan shall not exceed in the aggregate               Common Shares; provided, however, no more than an aggregate of 6,000,000 Common Shares may be issued pursuant to awards of Restricted Shares or Restricted Stock Units.. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(b)   The number of Common Shares available in Section 3(a) above shall be adjusted to account for shares relating to awards that expire, are forfeited or are transferred, surrendered or relinquished upon the payment of any Option Price by the transfer to the Company of Common Shares or upon satisfaction of any withholding amount. Upon payment in cash of the benefit provided by any award granted under this Plan, any shares that were covered by that award shall again be available for issue or transfer hereunder. In addition to these adjustments, commencing on January 1, 2002, and on each January 1 thereafter ending on January 1, 2005, an additional number of Common Shares shall be added to the total available under Section 3(a), equal to one half percent (1/2%) of the number of Common Shares issued and outstanding on that January 1st date.

(c)    Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 8 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company under this Plan upon the exercise of Incentive Stock Options shall not exceed 10,000,000 Common Shares. Subject to adjustments as provided in Section 8, no Participant shall be granted Option Rights for more than 1,000,000 Common Shares during any one calendar year; the number of shares issued as Restricted Shares or Restricted Stock Units to any Participant shall not exceed 400,000 Common Shares in any one calendar year; and no Non-Employee Director shall be granted Option Rights, Restricted Shares and Restricted Stock Units, in the aggregate, for more than 20,000 Common Shares in any one calendar year.

4.     Option Rights.   The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase Common Shares. Such grants may be original awards or Replacement Awards. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements contained in the following provisions:

(a)    Each grant shall specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this plan.

(b)   Each grant shall specify an Option Price per share, which may not be less than the Market Value per Share on the Date of Grant, provided that this restriction shall not apply to Replacement Awards.

(c)    Each grant shall specify whether the Option Price shall be payable (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee for at least 6 months (or other consideration authorized pursuant to Section 4(d)) having a value at the time of exercise equal to the total Option Price, or (iii) by a combination of such methods of payment.

(d)   The Committee may determine, at or after the Date of Grant, that payment of the Option Price of any Option Right (other than an Incentive Stock Option) may also be made in whole or in part in the form of Restricted Shares or other Common Shares that are forfeitable or subject to restrictions on transfer, or other Option Rights (based on the Spread on the date of exercise). Unless otherwise determined by the Committee at or after the Date of Grant, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this Section 4(d), the Common Shares received upon the exercise of the Option Rights shall be subject to such risks of forfeiture or restrictions on transfer as may correspond to any that apply to the consideration surrendered, but only to the extent, determined with respect to the consideration surrendered, of (i) the number of shares, or (ii) the Spread of any unexercisable portion of Option Rights.

(e)    Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(f)    Any grant may, at or after the Date of Grant, provide for the automatic grant of Reload Option Rights to an Optionee upon the exercise of Option Rights (including Reload Option Rights) using Common Shares or other consideration specified in Section 4(d). Reload Option Rights shall cover up to the number of Common Shares or Option Rights surrendered to the Company upon any such exercise in payment of the Option Price or to meet any withholding obligations. Reload Options may not have an Option Price that is less than the applicable Market Value per Share at the time of exercise and shall be on such other terms as may be specified by the Committee, which may be the same as or different from those of the original Option Rights.

(g)    Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(h)   Each grant shall specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable and may provide for continued vesting of the Option Rights after a termination of employment by reason of the Optionee’s retirement, death, disability or other events as specified by the Committee. Each grant may also provide for the earlier exercise of such Option Rights in the event of a Change in Control, retirement, death or disability of the Optionee or other similar transaction or event.

(i)    Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(j)     Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing.

(k)   The Committee may, at or after the Date of Grant of any Option Rights (other than Incentive Stock Options), provide for the payment of dividend equivalents to the Optionee on either a current or deferred or contingent basis or may provide that such equivalents shall be credited against the Option Price.

(l)    No Option Right shall be exercisable more than 10 years from the Date of Grant.

(m)  Each grant of Option Rights shall be evidenced by an agreement or other written notice from the Company by an officer and delivered to the Optionee and containing such terms and provisions, consistent with this Plan, as the Committee may approve.

           (i)  Each Replacement Award shall reflect the adjustments provided for in the Employee Benefits Agreements and shall have the same material terms and conditions as the award it replaces under the Equifax Stock Incentive Plans, as determined by the Committee. Notwithstanding any other provision in this Plan to the contrary, no Replacement Award in substitution of an award that qualified as an Incentive Stock Option immediately before the grant of the Replacement Award shall contain any term that is more favorable than the terms of the substituted award.

5.     Restricted Shares and Restricted Stock Units.   The Committee may also authorize the grant or sale of Restricted Shares and/or Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(a)    Each such grant or sale of Restricted Shares shall constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b)   Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than Market Value per Share at the Date of Grant.

(c)    Each such grant or sale may provide that the Restricted Shares covered by such grant or sale shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant and may provide for the earlier lapse of such substantial risk of forfeiture in the event of a Change in Control or other transaction or event; provided, however, that the Restricted Shares covered by any Replacement Award shall be subject to a “substantial risk of forfeiture” for the period provided in the award it replaced, as determined by the Committee.

(d)   Each such grant or sale shall provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Board at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

(e)    Any grant of Restricted Shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

(f)    Any grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award.

(g)    Each grant or sale of Restricted Shares shall be evidenced by an agreement executed on behalf of the Company by any officer and delivered to and accepted by the Participant and shall contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, all certificates representing Restricted Shares shall be held in custody by the Company until all restrictions thereon shall have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares.

(h)   Restricted Stock Units (or RSUs). Awards of Restricted Stock Units may be made to Participants in accordance with the following terms and conditions:

           (i)  The Committee, in its discretion, shall determine and set forth in a written agreement the number of RSUs to grant to a Participant, the vesting period, and other terms and conditions of the award, including whether the award will be paid in cash, Common Shares or a combination of the two and the time when the award will be payable (i.e., at vesting, termination of employment or another date).

          (ii)  Unless the agreement granting RSUs provides otherwise, RSUs shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

        (iii)  A Participant to whom RSUs are awarded has no rights as a shareholder with respect to the Common Shares represented by the RSUs unless and until the Common Shares are actually delivered to the Participant; provided, however, RSUs may have dividend equivalent rights if provided for by the Committee.

         (iv)  The agreement granting RSUs shall set forth the terms and conditions that shall apply upon the termination of the Participant’s employment with the Company (including a forfeiture of RSUs which have not vested upon Participant’s ceasing to be employed) as the Committee may, in its discretion, determine at the time the award is granted.

          (v)  Any grant of RSUs may specify Management Objectives that, if achieved, may result in vesting or earlier vesting of all or a portion of the RSUs.”

6.     Awards to Non-Employee Directors.   The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Non-Employee Directors of Option Rights and may also authorize the grant or sale of Restricted Shares or Restricted Stock Units to Non-Employee Directors.

(a)    Each grant of Option Rights awarded pursuant to this Section 6 shall be upon terms and conditions consistent with Section 4 of this Plan and shall be evidenced by an agreement in such form as shall be approved by the Committee. Each grant shall specify an Option Price per share, which shall not be less than the Market Value per Share on the Date of Grant. Each such Option Right granted under the Plan shall expire not more than 10 years from the Date of Grant and shall be subject to earlier termination as hereinafter provided. Unless otherwise determined by the Committee, such Option Rights shall be subject to the following additional terms and conditions:

           (i)  Each grant shall specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this plan.

          (ii)  In the event of the death or disability of the holder of any such Option Rights, each of the then outstanding vested Option Rights of such holder may be exercised at any time within a stated period after such death or disability, as provided by the Committee in the grant, but in no event after the expiration date of the term of such Option Rights.

        (iii)  If a Non-Employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any Option Rights held under the Plan by such individual at the time of such commencement of employment shall not be affected thereby.

         (iv)  Option Rights may be exercised by a Non-Employee Director only upon payment to the Company in full of the Option Price of the Common Shares to be delivered. Such payment shall be made in cash or in Common Shares then owned by the optionee for at least six months, or in a combination of cash and such Common Shares.

          (v)  Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(b)   Each grant or sale of Restricted Shares or Restricted Stock Units pursuant to this Section 6 shall be upon terms and conditions consistent with Section 5 of this Plan.

7.     Transferability.

(a)    Except as otherwise determined by the Committee, no Option Right granted under the Plan shall be transferable by a Participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Committee, Option Rights shall be exercisable during the Optionee’s lifetime only by him or her or by his or her guardian or legal representative.

(b)   The Committee may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 5 of this Plan, shall be subject to further restrictions on transfer.

(c)    Notwithstanding the provisions of Section 7(a), the Committee may provide that any grant of Option Rights (other than Incentive Stock Options) and Restricted Shares shall be transferable by a Participant, without payment of consideration therefor by the transferee, to any one or more members of the Participant’s Immediate Family (or to one or more trusts established solely for the benefit of one or more members of the Participant’s Immediate Family or to one or more partnerships in which the only partners are members of the Participant’s Immediate Family); provided, however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Company and the Committee and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Company or the Committee and (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Participant.

8.     Adjustments.   The Committee may make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights granted hereunder, and in the Option Price and Base Price, and in the kind of shares covered thereby, as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, extraordinary cash dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Committee may also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 8; provided, however, that any such adjustment to the number specified in Section 3(c)(i) shall be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail so to qualify, and the Committee may take into consideration, as to any award subject to a proposed adjustment, the potential adverse effect thereof under applicable tax or other laws, and may adjust such awards inconsistently as a consequence of those effects.

9.     Change in Control.   For purposes of this Plan, except as may be otherwise prescribed by the Committee in an agreement evidencing a grant or award made under the Plan, a “Change in Control” shall mean if at any time any of the following events shall have occurred:

(a)    Voting Stock Accumulations.   The accumulation by any Person of Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Company’s Voting Stock; provided that for purposes of this Section 9(a), a Change in Control will not be deemed to have occurred if the accumulation of twenty percent (20%) or more of the voting power of the Company’s Voting Stock results from any acquisition of Voting Stock (i) directly from the Company that is approved by the Incumbent Board, (ii) by the Company, (iii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (d) by any Person pursuant to a Business Combination that complies with all of the provisions of clauses (i), (ii) and(iii) of Section 9(b); or

(b)   Business Combinations.   Consummation of a Business Combination, unless, immediately following that Business Combination, (i) all or substantially all of the Persons who were the beneficial owners of Voting Stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, more than sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the entity resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the Voting Stock of the Company, (ii) no Person (other than the Company, that entity resulting from that Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Eighty Percent (80%) Subsidiary or that entity resulting from that Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of the then outstanding shares of common stock of the entity resulting from that Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of that entity, and (iii) at least a majority of the members of the Board of Directors of the entity resulting from that Business Combination were members of the Incumbent Board at the time of the action of the Board of Directors providing for that Business Combination; or

(c)    Sale of Assets.   A sale or other disposition of all or substantially all of the assets of the Company; or

(d)   Liquidations or Dissolutions.   Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with all of the provisions of clauses (i), (ii) and (iii) of Section 9(b).

For purposes of this Section 9, the following definitions will apply:

           (i)  “Beneficial Ownership” means beneficial ownership as that term is used in Rule 13d-3 promulgated under the Exchange Act.

          (ii)  “Business Combination” means a reorganization, merger or consolidation of the Company.

        (iii)  “Eighty Percent (80%) Subsidiary” means an entity in which the Company directly or indirectly beneficially owns eighty percent (80%) or more of the outstanding Voting Stock.

         (iv)  “Exchange Act” means the Securities Exchange Act of 1934, including amendments, or successor statutes of similar intent.

          (v)  “Incumbent Board” means a Board of Directors at least a majority of whom consist of individuals who either are (a) members of the Company’s Board of Directors as of June 30, 2001, or (b) members who become members of the Company’s Board of Directors subsequent to June 30, 2001, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

         (vi)  “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14 (d)(2) of the Exchange Act).

        (vii)  “Voting Stock” means the then outstanding securities of an entity entitled to vote generally in the election of members of that entity’s Board.

10.   Fractional Shares.   The Company shall not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

11.   Withholding Taxes.   To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company and the Committee for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If no alternative arrangement is established, the Participant will be deemed to elect to satisfy the required withholding obligations by having the Company withhold from the Common Shares that would otherwise be delivered, a number of Common Shares with a Fair Market Value equal to the amount of the required withholding.

12.   Foreign Employees.   In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom, which special terms may be contained in an Appendix attached hereto. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

13.   Administration of the Plan.

(a)    This Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the action of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee.

(b)   The Committee, in its discretion, may delegate to one or more officers of the Company, all or part of the Committee’s authority and duties with respect to Participants who are not subject to the reporting and other provisions of Section 16 of the Exchange Act or any successor rule to the same effect. In the event of such delegation, and as to matters encompassed by the delegation, references in the Plan to the Committee shall be interpreted as a reference to the Committee’s delegate or delegates. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

(c)    The interpretation and construction by the Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Restricted Stock Units or Restricted Shares, and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document shall be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith.

14.   Amendments, Etc.

(a)    The Committee may at any time and from time to time amend the Plan in whole or in part; provided, however, that any amendment which must be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment hereof for shareholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits under other plans without shareholder approval. No amendment shall, without a Participant’s consent, adversely affect any rights of any Participant with respect to any award outstanding at the time such amendment is made. No amendment to this Plan shall become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of Common Shares that may be issued under the Plan, (ii) the amendment changes the class of individuals eligible to become Participants, or (iii) the amendment extends the duration of the Plan.

(b)   The Committee shall not, without the further approval of the shareholders of the Company, authorize the amendment of any outstanding Option Right to reduce the Option Price. Furthermore, no Option Right shall be canceled and replaced with awards having a lower Option Price without further approval of the shareholders of the Company. This Section 14(b) is intended to prohibit the repricing of “underwater” Option Rights and shall not be construed to prohibit the adjustments provided for in Section 8 of this Plan.

(c)    The Committee also may permit Participants to elect to defer the issuance of Common Shares or the settlement of awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(d)   The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(e)    In case of termination of employment by reason of death, disability or normal or early retirement, or in the case of hardship or other special circumstances, of a Participant who holds an Option Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 7(b) of this Plan, the Committee may, in its sole discretion, accelerate the time at which such Option Right may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(f)    This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate such Participant’s employment or other service at any time.

(g)    To the extent that any provision of this Plan (other than the Committee’s right pursuant to Section 8 to make adjustments to, or provide alternative consideration for, awards upon a corporate transaction) would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option Right. Such provision, however, shall remain in effect for other Option Rights and there shall be no further effect on any provision of this Plan.

15.   Termination.   No grant shall be made under this Plan more than 10 years after the date on which this Plan is first approved by the Board of Directors of the Company, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of this Plan. The Committee may terminate the Plan at any time provided that such termination shall not adversely affect the rights of any Participant or beneficiary under any award granted prior to the date of such termination.

ANNEX H

ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE

14-2-1301. Definitions.

As used in this article, the term:

(1)   “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)   “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3)   “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4)   “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14- 2-1327.

(5)   “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6)   “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7)   “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8)   “Shareholder” means the record shareholder or the beneficial shareholder. (Code 1981, § 14-2-1301, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p 1231, § 16.)

14-2-1302. Right to dissent.

(a)   A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1)   Consummation of a plan of merger to which the corporation is a party:

(A)  If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i)    The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii)   Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B)   If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3)   Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4)   An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5)   Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)   A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c)   Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1)   In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2)   The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Code 1981, § 14-2-1302, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 58; Ga. L. 1999, p. 405, § 11; Ga. L. 2003, p. 897, § 11.)

14-2-1303. Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. (Code 1981, § 14-2-1303, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1320. Notice of dissenters’ rights.

(a)   If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b)   If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken. (Code 1981, § 14-2-1320, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p. 1231, § 17.)

14-2-1321. Notice of intent to demand payment.

(a)   If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1)   Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)   Must not vote his shares in favor of the proposed action.

(b)   A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1321, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1322. Dissenters’ notice.

(a)   If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b)   The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1)   State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article. (Code 1981, § 14-2-1322, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1323. Duty to demand payment.

(a)   A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b)   A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c)   A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1323, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1324. Share restrictions.

(a)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b)   The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. (Code 1981, § 14-2-1324, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1325. Offer of payment.

(a)   Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)   The offer of payment must be accompanied by:

(1)   The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)   A statement of the corporation’s estimate of the fair value of the shares;

(3)   An explanation of how the interest was calculated;

(4)   A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5)   A copy of this article.

(c)   If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later. (Code 1981, § 14-2-1325, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 59; Ga. L. 1993, p. 1231, § 18.)

14-2-1326. Failure to take action.

(a)   If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)   If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure. (Code 1981, § 14-2-1326, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1990, p. 257, § 20.)

14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

(a)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1)   The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2)   The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b)   A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c)   If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1)   The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2)   The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due. (Code 1981, § 14-2-1327, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 60; Ga. L. 1990, p. 257, § 21; Ga. L. 1993, p. 1231, § 19.)

14-2-1330. Court action.

(a)   If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)   The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)   The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e)   Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment. (Code 1981, § 14-2-1330, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 61; Ga. L. 1993, p. 1231, § 20; Ga. L. 2000, p. 1589, § 3.)

14-2-1331. Court costs and counsel fees.

(a)   The court in an appraisal proceeding commenced under Code Section 14- 2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b)   The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1)   Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c)   If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Code 1981, § 14-2-1331, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1332. Limitation of actions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322. (Code 1981, § 14-2-1332, enacted by Ga. L. 1988, p. 1070, § 1.)

Report of Independent Registered Public Accounting Firm on Financial Statements

The Board of Directors and Shareholders
Certegy Inc.

We have audited the accompanying consolidated balance sheets of Certegy Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Certegy Inc. at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for a variable interest entity upon adoption of certain provisions of Financial Accounting Standards Board Financial Interpretation No. 46, “Consolidation of Variable Interest Entities” on December 31, 2003.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Certegy Inc.’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 11, 2005 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP
Atlanta, Georgia
March 11, 2005

Except for Note 2 with respect to the caption “Share-Based Compensation,”

as to which the date is

October 10, 2005

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please mark, sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230, so your shares may be represented at the Meeting.

Ü  Please fold and detach card at perforation before mailing.  Ü

CERTEGY INC.	PROXY

The Board of Directors recommends a vote FOR each of the proposals set forth below, and unless instructions to the contrary are indicated in the space provided below, this proxy will be voted FOR each of the proposals set forth below.

1.               Approval of the Agreement and Plan of Merger, dated September 14, 2005, among Certegy Inc., Fidelity National Information Services, Inc. (“FIS”), and C Co Merger Sub, LLC (“Merger Sub”), including the merger of FIS with and into Merger Sub, and the issuance of shares of Certegy common stock to the stockholders of FIS in connection with the merger.

❑	FOR	❑	AGAINST	❑	ABSTAIN

2.               Approval of the amendment and restatement of Certegy’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of capital stock from 400,000,000 shares to 800,000,000 shares, with 600,000,000 shares being designated as common stock and 200,000,000 shares being designated as preferred stock, and to change the name of Certegy to “Fidelity National Information Services, Inc.”

❑	FOR	❑	AGAINST	❑	ABSTAIN

3.               Approval of the Amended and Restated Certegy Inc. Stock Incentive Plan.

❑	FOR	❑	AGAINST	❑	ABSTAIN

Each of the proxies named herein is authorized to act and vote in his discretion on any and all other matters as may properly come before the Special Meeting.  At this time, the persons making this solicitation know of no other matters to be presented at the Special Meeting.

❑ Please check this box if you plan to attend the Special Meeting.  If you attend the meeting, you will be accompanied by _____________________________.

IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE

V O T E BY T E L E P H O N E
c/o Stock Transfer Department Post Office Box 105649 Atlanta, GA 30348	Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone, and follow the instructions to record your vote.

V O T E BY I N T E R N E T
Have your proxy card available when you access the website http://www.cesvote.com and follow the instructions to record your vote.

V O T E BY M A I L
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.
The appointment of proxies by telephone or Internet is valid in accordance with Section 14-2-722 of the Georgia Business Corporation Code.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy
Touch-Tone phone:	Cast your vote:	in the Postage-Paid
1-888-693-8683	http://www.cesvote.com	envelope provided

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do not send your proxy by mail.

è

Ü  Please fold and detach card at perforation before mailing.  Ü

Certegy Inc.

Proxy for the Special Meeting of Shareholders—January 26, 2006
Solicited on behalf of the Board of Directors.

By signing below, the undersigned revokes all prior proxies and appoints Lee A. Kennedy, Jeffrey S. Carbiener, and Michael E. Sax, or any of them, with full power of substitution to each, as proxies and authorizes them to vote, as specified below, all shares of common stock that the undersigned is entitled to vote at the Special Meeting of Shareholders of Certegy Inc., to be held at the Renaissance Vinoy Resort, 501 5th Avenue, N.E., St. Petersburg, Florida 33701 on Thursday, January 26, 2006 at 11:30 a.m., local time.

Dated:

Signature

Signature if held jointly

Please sign exactly as name appears on this Proxy. Joint owners each should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give the full title.  If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.

Please Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.